As filed with the Securities and Exchange Commission on October 23, 2023

Registration No. 333-274049

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

AMENDMENT NO. 2
FORM S-4
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933
___________________

REVELSTONE CAPITAL ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

___________________

Delaware	6770	87-1511157
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14350 Myford Road
Irvine, CA 92606
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

___________________

Morgan Callagy
Chief Executive Officer
14350 Myford Road
Irvine, CA 92606
Telephone: (317) 855-9926
(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________

Copies to:

Mitchell Nussbaum, Esq. G. Alex Weniger-Araujo, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York, 10154 Tel: (212) 407-4000	Daniel M. Mahoney Joshua Schneiderman Snell & Wilmer L.L.P. One East Washington Street, Suite 2700 Phoenix, Arizona 85004 Tel: (602) 382-6000

___________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Agreement and Plan of Merger to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☒
Accelerated filer	☐	Emerging growth company	☒
Non-accelerated filer	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS

SUBJECT TO COMPLETION, DATED OCTOBER 23, 2023

REVELSTONE CAPITAL ACQUISITION CORP.

Dear Revelstone Capital Acquisition Corp. Stockholders:

Revelstone Capital Acquisition Corp., a Delaware corporation (“Revelstone”), Revelstone Capital Merger Sub, Inc., a wholly-owned subsidiary of Revelstone incorporated in the State of Delaware (“Merger Sub”), Set Jet, Inc., a Nevada corporation (“Set Jet”), and Thomas P. Smith, as the Securityholder Representative, have entered into an Amended and Restated Merger Agreement (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Set Jet, with Set Jet surviving the merger and becoming a wholly-owned direct subsidiary of Revelstone (the “Merger” and collectively with the other transactions described in the Merger Agreement, the “Business Combination”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

At the closing of the Business Combination, all of the then issued and outstanding shares of the common stock, par value $0.0001 per share of Set Jet (the “Set Jet Common Stock”) will be cancelled and automatically convert into shares of the Class A common stock, par value $0.0001, of Revelstone (the “Revelstone Class A Common Stock”). The total consideration to be paid at Closing (the “Merger Consideration”) or via earnout (the “Earnout Consideration”) by Revelstone to Set Jet security holders will be an amount up to $145 million, subject to adjustment, based on the sum of (a) Merger Consideration paid at closing in an amount equal to $80 million (subject to adjustment based on the Debt for Borrowed Money of Set Jet net of Set Jet’s Cash and Cash Equivalents at Closing) and (b) Earnout Consideration of up to $65 million consisting of (i) up to $45 million to shareholders of Set Jet pursuant to the Earnout Escrow Agreement as described below and (ii) up to $20 million to certain executive officers and directors of the Combined Company under the Retention Bonus Agreement described herein. The Merger Consideration will be payable in (a) 5,703,000 shares of Revelstone Class A Common Stock at the reference price of $10.00 per share (the “Reference Price”), subject to adjustment based on whether the Debt for Borrowed Money of Set Jet net of Set Jet’s Cash and Cash Equivalents at Closing is greater than or less than $14,970,000 and (b) 800,000 shares of Revelstone Common Stock at the Reference Price in exchange for the conversion of the Pre-PIPE Convertible Note, which shares will not be registered, and any shares of Revelstone Common Stock issued as a result of a reduction in the amount of Closing Debt shall not be registered. See the section titled “Proposal No. 1 — The Business Combination” on page 90 of the attached proxy statement/prospectus for further information on the consideration being paid to the stockholders of Set Jet.

Following the Business Combination, without giving effect to any Earnout Shares (as more fully described herein), and assuming (i) no further redemptions of Public Shares by the public stockholders (“No Redemptions”), (ii) intermediate redemptions of 1,759,910 shares or 50% of the Public Shares by the public stockholders (“Intermediate Redemptions”), and (iii) maximum redemptions of Public Shares by the public stockholders (“Maximum Redemptions”): (i) assuming No Redemption, Revelstone Class A stockholders will own approximately 21.5% of the outstanding shares of the Combined Company Common Stock; former holders of Revelstone Class B Common Stock will own 24.6%, which include 17.7% held by our Officers and Directors, and 6.9% held by certain anchor investors; and former Set Jet shareholders will own 30.1%; (ii) assuming Intermediate Redemptions, Revelstone’s Class A stockholders will own approximately 12.0% of the outstanding shares of the Combined Company Common Stock, former holders of Revelstone Class B Common Stock will own 27.6%, which include 19.9% held by our Officers and Directors, and 7.7% held by certain anchor investors, and the former Set Jet shareholders will own 33.7%; and (iii) assuming Maximum Redemptions, former Revelstone Class A Common Stock stockholders as of immediately prior to the Business Combination will own 0% of the Combined Company, former Revelstone Class B stockholders will own 31.4%, which include 22.6% held by our Officers and Directors, and 8.8% held by certain anchor investors, and the former Set Jet shareholders will own 38.3% of the outstanding shares of the Combined Company. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership and its relative value retained by the Revelstone stockholders will be different.

On July 27, 2023, Revelstone issued an aggregate of 4,124,995 shares of Revelstone Class A Common Stock to the holders of shares of Revelstone Class B Common Stock upon the conversion of an equal number of shares of Revelstone Class B Common Stock (the “Conversion”). The 4,124,995 shares of Revelstone Class A Common Stock issued in connection with the Conversion are subject to the same restrictions as applied to the shares of Revelstone Class B Common Stock before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of the initial Business Combination as described in the prospectus for our initial public offering. Following the Conversion, there were 7,644,814 shares of Revelstone Class A Common Stock issued and outstanding and 5 shares of Revelstone Class B Common Stock issued and outstanding.

Revelstone’s units, Class A Common Stock and warrants are currently listed on the Nasdaq Global Market, under the symbol “RCACU,” “RCAC” and “RCACW.” Revelstone will apply to list the shares of Class A Common Stock and the warrants of the Combined Company on the Nasdaq Global Market under the symbols “[*]” and “[*]”, respectively, upon the closing of the Business Combination. At the Closing of the Business Combination, each Revelstone Unit will be separated into its components, which consists of one share of Revelstone Class A Common Stock and one-half of one Revelstone Warrant, and such units will no longer exist. No fractional Revelstone Warrants will be issued. A holder must own at least two units to receive one Warrant. Each remaining outstanding share of Revelstone Class B Common Stock will be converted into one share of Class A Common Stock. Upon Closing, Revelstone intends to change its name from “Revelstone Capital Acquisition Corp.” to “Set Jet, Inc.”

Revelstone is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the Revelstone special meeting of stockholders, which will be held on [    ], 2023, at __ a.m., Eastern time, via live webcast at the following address: [    ], unless postponed or adjourned to a later date, Revelstone will ask its stockholders to adopt the Merger Agreement thereby approving the Business Combination and approve the other proposals described in this proxy statement/prospectus.

After careful consideration, Revelstone’s board of directors (the “Revelstone Board”) has unanimously approved the Merger Agreement and the other proposals described in this proxy statement/prospectus, and the Revelstone Board has determined that it is advisable to consummate the Business Combination. The Revelstone Board recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus. The Revelstone Initial Stockholders and certain investors have agreed to vote all of the 4,124,995 shares of Revelstone Class A Common Stock owned by them in favor of the Business Combination and the other proposals to be presented at the Special Meeting.

More information about Revelstone, Set Jet and the Business Combination is contained in this proxy statement/prospectus. Revelstone urges you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 37 OF THIS PROXY STATEMENT/PROSPECTUS.

On behalf of the Revelstone Board, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
Morgan Callagy
Co-Chief Executive Officer

The accompanying proxy statement/prospectus is dated [    ], 2023 and is first being mailed to the stockholders of Revelstone on or about that date.

Your vote is very important. Whether or not you plan to attend the special meeting of Revelstone’s stockholders online, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting of Revelstone’s stockholders and vote online, you must obtain a proxy from your broker or bank.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE BUSINESS COMBINATION DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

REVELSTONE CAPITAL ACQUISITION CORP.

14350 Myford Road
Irvine, CA 92606

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [    ], 2023

To the Stockholders of Revelstone:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of Revelstone Capital Acquisition Corp., a Delaware corporation (“Revelstone,” “we,” “our” or “us”), will be held on [    ], 2023, at [__:__] [_].m., Eastern time, via live webcast at the following address: [    ]. You are cordially invited to attend the special meeting for the following purposes:

•        Proposal No. 1 — “The Business Combination Proposal” — to consider and vote upon a proposal to approve and adopt the Amended and Restated Merger Agreement dated as of August 16, 2023 (as may be amended from time to time, the “Merger Agreement”), by and among Revelstone, Set Jet, Inc., a Nevada corporation (“Set Jet”), Revelstone Capital Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Revelstone (“Merger Sub”), and Thomas P. Smith, as the securityholder representative, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, pursuant to which Revelstone will issue shares of its Class A common stock, par value $0.0001 per share (“Revelstone Class A Common Stock”) to holders of the common stock, par value $0.0001 per share of Set Jet (“Set Jet Common Stock”) and Merger Sub will merge with and into Set Jet, with Set Jet surviving the merger and becoming a wholly-owned direct subsidiary of Revelstone (the “Merger” and collectively with the other transactions described in the Merger Agreement, the “Business Combination”).

•        Proposal No. 2 — “The Charter Proposal” — to consider and vote upon a proposal to approve a third amended and restated certificate of incorporation of Revelstone, a copy of which is attached to this proxy statement/prospectus as Annex B (the “Amended Charter”).

•        Proposal No. 3 — “The Advisory Charter Proposals” — to consider and vote upon, on a non-binding advisory basis, five separate governance proposals relating to material differences between Revelstone’s Existing Certificate of Incorporation and the Amended Charter to be in effect upon the completion of the Business Combination in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”). These proposals are referred to as the “Advisory Charter Proposals” or “Advisory Proposals 3A-3E.”

•        Elimination of Dual-Class Common Stock Structure — to eliminate the dual-classes of Revelstone Common Stock authorized so that the only class of common stock will be the Class A Common Stock;

•        Name Change — to change Revelstone’s name to “Set Jet, Inc.”;

•        Actions by Stockholders — to require that stockholders only act at annual and special meetings of the corporation and not by written consent;

•        Corporate Opportunity — to eliminate the corporate opportunity doctrine; and

•        Additional Charter Amendments — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the closing of the Business Combination (the “Closing”).

•        Proposal No. 4 — “The Bylaws Amendment Proposal” — To consider and vote upon a proposal to approve the Amended and Restated Bylaws of Revelstone, a copy of which is attached to this proxy statement/prospectus as Annex C (the “Amended Bylaws”) to, among other things, set the procedures to nominate directors and allow Revelstone shares of stock to be uncertificated at the discretion of the board of directors of the Combined Company (the “Combined Company Board”), to be effective upon Closing.

•        Proposal No. 5 — “The Nasdaq Proposal” — to consider and vote upon a proposal to issue (i) shares of Revelstone Common Stock to Set Jet stockholders pursuant to the terms of the Merger Agreement and (ii) shares of Revelstone Common Stock underlying the convertible notes issued to certain institutional investors (the “PIPE Investors”) in connection with the Private Placement (as defined below), plus any additional shares pursuant to subscription agreements or other agreements we may enter into prior to Closing.

•        Proposal No. 6 — “The Incentive Plan Proposal” — to consider and vote upon a proposal to approve the Set Jet 2023 Omnibus Equity Incentive Plan (the “Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex D, including the authorization of the initial share reserve, the aggregate number of shares issuable pursuant to incentive stock options (“ISOs”) within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, and the class(es) of employees eligible for ISOs under the Incentive Plan.

•        Proposal No. 7 — “The Director Election Proposal” — to elect five directors to the Combined Company Board.

•        Proposal No. 8 — “The Adjournment Proposal” — to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Revelstone may not consummate the Business Combination unless the Business Combination Proposal, the Charter Proposal, the Bylaws Amendment Proposal, the Nasdaq Proposal and the Director Election Proposal (or Proposals 1, 2, 4, 5 and 7 and, collectively, the “Condition Precedent Proposals”) are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting. The Advisory Charter Proposals and the Incentive Plan Proposal will be presented to the Revelstone stockholders for a vote only if the Condition Precedent Proposals are approved. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal (as defined below) set forth in the accompanying proxy statement/prospectus.

The approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, and the Incentive Plan Proposal, requires the affirmative vote of holders of at least 65% of the then outstanding shares of Revelstone Common Stock. The approval of the Bylaws Proposal requires the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of Revelstone entitled to vote, voting together as a single class. The Advisory Charter Proposals and the Adjournment Proposal require the affirmative vote of holders of a majority of shares of Revelstone Common Stock. The Director Election Proposal requires the affirmative vote of the majority of holders of Class B shares of common stock.

The Revelstone Board has determined to convene and conduct the special meeting in a virtual meeting format at the following address: [    ]. There will be no physical meeting location. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

Pursuant to Revelstone’s Existing Certificate of Incorporation, Revelstone is providing the holders of shares of Revelstone Common Stock originally sold as part of the units issued in our initial public offering (the “IPO” and such holders, the “Public Stockholders”) with the opportunity to redeem, upon the Closing, shares of Revelstone Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Revelstone to pay its income taxes or any other taxes payable) from the IPO and a concurrent private placement of warrants to the initial stockholders of Revelstone (“Revelstone Initial Stockholders”) (together with the Revelstone Initial Stockholders, the “Founders”).

For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of September 26, 2023 of approximately $37.5 million, the estimated per share redemption price would have been approximately $10.66. Public stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. Holders of Revelstone’s outstanding warrants sold in the IPO, which are exercisable for shares of Revelstone Common Stock under certain circumstances, do not have redemption rights in connection with the Business Combination. The holders of shares of Class B Common Stock, $0.0001 par value, issued as founder shares (“Founder Shares”) do not have redemption rights in connection with the consummation of the Business Combination, and such Founder’s Shares will be excluded from the pro rata calculation used to determine the per share redemption price. In addition, holders of the warrants issued in the private placement and included in the units sold in the IPO do not have redemption rights with respect to the private placement warrants or the public warrants.

As of _______, 2023, the record date for the special meeting of stockholders (the “Record Date”), the Founders, including Revelstone’s officers, directors and certain Anchor Investors, own approximately 54% of the outstanding shares of Revelstone Common Stock. The Revelstone Initial Stockholders, including certain Anchor Investors and Revelstone’s officers and directors, have agreed to vote any shares of Revelstone Common Stock owned by them in favor of the Business Combination.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Advantage Proxy, Inc (“Advantage Proxy”).

By Order of the Board of Directors,
Morgan Callagy
Chief Executive Officer
[ ], 2023

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by Revelstone (File No. 333-274049) (the “Registration Statement”), constitutes a prospectus of Revelstone under Section 5 of the Securities Act, with respect to the shares of Revelstone Common Stock to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement/prospectus under Section 14(a) of the Exchange Act with respect to the special meeting of Revelstone’s stockholders at which Revelstone’s stockholders will be asked to consider and vote upon a proposal to approve the Business Combination Transactions by the approval and adoption of the Merger Agreement, among other matters.

FREQUENTLY USED TERMS

In this document:

“Adjournment Proposal” means a proposal to adjourn the special meeting of the stockholders of Revelstone to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.

“Advisory Charter Proposals” or “Advisory Proposals 3A-3E” means five separate non-binding, advisory governance proposals relating to material differences between Revelstone’s Existing Certificate of Incorporation and the Amended Charter to be in effect upon the completion of the Business Combination in accordance with the requirements of the SEC.

“Amended Bylaws” means the Amended and Restated Bylaws of Revelstone, a copy of which is attached to this proxy statement/prospectus as Annex C, giving effect to the Bylaws Amendment Proposal.

“Amended Charter” means the third amended and restated certificate of incorporation of Revelstone, giving effect to the Charter Proposal.

“Anchor Founder Shares” means the 1,125,000 shares of Revelstone Class B Common Stock issued to certain Anchor Investors in connection with the IPO which converted into Class A shares of common stock on July 27, 2023.

“Broker non-vote” means the failure of an Revelstone stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the Merger and the transactions contemplated by the Merger Agreement.

“Business Combination Proposal” means the proposal to approve the adoption of the Merger Agreement and the Business Combination.

“Bylaws Amendment Proposal” means the proposal to consider and vote upon the amended and restated bylaws of Revelstone in connection with the Business Combination.

“Charter Proposal” means the proposal to consider and vote upon the Existing Certificate of Incorporation in connection with the Business Combination.

“Class B Common Stock” means the shares of Class B common stock, $0.0001 par value of the Company issued to the initial stockholders and Anchor Investors.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Revelstone, immediately upon consummation of the Business Combination.

“Combined Company Common Stock” means the Revelstone Class A Common Stock, immediately upon consummation of the Business Combination.

“Combined Company Stockholders” means the holders of Revelstone Class A Common Stock, immediately upon consummation of the Business Combination.

“Condition Precedent Proposals” means the Business Combination Proposal, the Charter Proposal, the Bylaws Amendment Proposal, the Nasdaq Proposal and the Director Election Proposal.

“Current Bylaws” means the Bylaws of Revelstone in effect as of the date hereof.

“DGCL” means the Delaware General Corporation Law.

“Director Election Proposal” means the proposal to consider and vote on the recommendation of Thomas P. Smith, Steve Reynolds, David Norris, Daniel Neukomm and Richard Anthony to serve on the Board of the Combined Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Certificate of Incorporation” or “Charter” means the second amended and restated Certificate of Incorporation of Revelstone as in effect prior to the adoption of the Charter Proposals.

“Extension Payment” means the $90,000 to be paid to the Trust Account on a monthly basis to extend the time for Revelstone to complete a business combination for each month Extension until December 21, 2023.

“Earnout Shares” means the shares of Common Stock issuable to the existing Set Jet stockholders pursuant to the Merger Agreement.

“Founders” means the Revelstone Initial Stockholders which include the Sponsor and certain Anchor Investors.

“GAAP” means accounting principles generally accepted in the United States of America.

“Incentive Plan” means the Set Jet, Inc. 2023 Omnibus Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex D, including the authorization of the initial share reserve, the aggregate number of shares issuable pursuant to incentive stock options (“ISOs”) within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, and the class(es) of employees eligible for ISOs under the Incentive Plan.

“Incentive Plan Proposal” means the proposal to approve the Incentive Plan in connection with the Business Combination.

“Initial Stockholder Shares” or “Founder Shares” means the 4,125,000 shares of Revelstone Class B Common Stock initially purchased by the Revelstone Initial Stockholders in a private placement in connection with the IPO and outstanding as of the date of this proxy statement/prospectus, 4,124,995 of such shares converted to Class A Common Stock on July 27, 2023.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means Revelstone’s initial public offering of units, which closed on December 21, 2021, and including the purchase of the additional Units and Private Placement Warrants on January 11, 2022 upon the exercise of the over-allotment option by the underwriter.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger” means the merger of Merger Sub with and into Set Jet, with Set Jet surviving the Merger as a wholly-owned subsidiary of Revelstone.

“Merger Agreement” means the Amended and Restated Merger Agreement dated as of August 16, 2023, and as may be amended from time to time, by and among Revelstone, Set Jet, Merger Sub and Thomas P. Smith as the Securityholder Representative.

“Merger Sub” means Revelstone Capital Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Revelstone.

“Merger Sub Common Stock” means Merger Sub’s common stock, par value $0.0001 per share.

“Nasdaq” means the Nasdaq Global Market.

“Nasdaq Proposal” means the proposal to consider and vote to issue Revelstone Common Stock to Set Jet’s stockholders as a result of the Merger pursuant to the Merger Agreement.

“Private Warrants” means the 6,250,000 private placement warrants (the “Private Warrants”), at a purchase price of $1.00 per Private Warrant, of which 5,500,000 Private Warrants were sold to Revelstone Capital, LLC (the “Sponsor”) and 750,000 Private Warrants were sold to Roth Capital Partners, LLC, one of the representatives of the underwriters (“Roth”) at the time of the IPO. Each warrant will entitle the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.

“Public Shares” means shares of Revelstone Class A Common Stock issued as a component of the Revelstone Units sold in the IPO.

“Public Stockholders” means the holders of shares of Revelstone Class A Common Stock sold in its IPO.

“Public Warrants” means the warrants included as a component of the Revelstone units sold in the IPO, each of which is exercisable for one share of Revelstone Common Stock, in accordance with its terms.

“Revelstone” means Revelstone Capital Acquisition Corp., a Delaware corporation.

“Revelstone Board” means the Board of Directors of Revelstone

“Revelstone Class A Common Stock” means Revelstone’s Class A common stock, par value $0.0001 per share.

“Revelstone Class B Common Stock” means Revelstone’s Class B common stock, par value $0.0001 per share.

“Revelstone Common Stock” means the Revelstone Class A Common Stock and the Revelstone Class B Common Stock.

“Revelstone Initial Stockholders” means the initial stockholders of Revelstone, including the Revelstone Sponsor and Revelstone’s officers and directors.

“Revelstone Unit” means the units sold in the IPO each consisting of one share of Revelstone Class A Common Stock and one Revelstone Warrant.

“Revelstone Warrant Agreement” means the Warrant Agreement, dated as of December 16, 2021, by and between Revelstone and Continental Stock Transfer & Trust Company, governing the Revelstone Warrants.

“Revelstone Warrants” means warrants to purchase shares of Revelstone Common Stock as contemplated under the Revelstone Warrant Agreement, with each warrant exercisable for one share of Revelstone Common Stock at an exercise price of $11.50 per share, subject to certain adjustments.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Set Jet” means Set Jet, Inc. a Nevada corporation.

“Set Jet Board” means the Board of Directors of Set Jet.

“Set Jet Common Stock” means Set Jet’s common stock, par value $0.0001 per share.

“Set Jet Requisite Approval” means the affirmative vote of (i) the holders of at least a majority of the shares of Set Jet Common Stock (on an as-converted basis) outstanding, voting together as a single class.

“Sponsor” means Revelstone Capital LLC.

“Stockholder Proposals” means, individually or collectively as context requires, the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Bylaws Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and/or the Adjournment Proposal.

“Surviving Corporation” means the entity surviving the Merger as a wholly-owned subsidiary of Revelstone.

“Trust Account” means the trust account that holds a portion of the proceeds from Revelstone’s IPO and the concurrent sale of the Private Warrants.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Revelstone’s stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q.     Why am I receiving this proxy statement/prospectus?

A.     Revelstone has entered into the Merger Agreement with Set Jet and Merger Sub pursuant to which Merger Sub will be merged with and into Set Jet, with Set Jet surviving the Merger as a wholly-owned subsidiary of Revelstone. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and Revelstone encourages its stockholders to read it in its entirety. Revelstone’s stockholders are being asked to consider and vote upon the Business Combination Proposal to approve and adopt the Merger Agreement, among other Stockholder Proposals. See the section titled “Proposal No. 1 — The Business Combination Proposal.”

Upon the closing of the Business Combination, each share of Set Jet Common Stock outstanding “Set Jet Shares”) (specifically excluding (i) the SJ Fund Note which will be included as Set Jet Debt for Borrowed Money, and (ii) Set Jet Warrants, options, and RSUs which will be converted into Combined Company warrants, options, and RSUs on substantially the same terms and conditions) will convert into the right to receive such number of shares of Revelstone Common Stock equal to the applicable portion of the Closing Merger Consideration Shares. The Pre-PIPE Convertible Note, issued on July 17, 2023 contemporaneously with the signing of the Merger Agreement will be converted into 800,000 shares of Revelstone Common Stock. The number of “Closing Merger Consideration Shares” is 5,703,000, subject to adjustment, and any shares of Revelstone Common Stock issued as a result of a reduction in the amount of Closing Debt shall not be registered. Each outstanding share of Revelstone Class B Common Stock will be converted into a share of Revelstone Class A Common Stock. Each share of Revelstone Class A Common Stock outstanding as of immediately prior to the Effective Time, giving effect to any redemptions, will not be affected.

The Revelstone Class A Common Stock, Revelstone Warrants and Revelstone Units are currently listed on Nasdaq under the symbol “RCAC”, “RCACW” and “RCACU” respectively. Revelstone has applied to list the shares of Class A common stock and the Revelstone Warrants of the Combined Company on the Nasdaq Global Market under the symbols “[*]” and “[*]”, respectively, upon Closing. All outstanding Revelstone Units will be separated into their component securities immediately prior to the Closing. Accordingly, Revelstone will no longer have any units following consummation of the Business Combination, and therefore Revelstone will instruct Nasdaq to remove the listing of the Revelstone Units immediately following the consummation of the Business Combination. Upon Closing, Revelstone intends to change its name from “Revelstone, Inc.” to “Set Jet, Inc.”

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the Stockholder Proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Revelstone with respect to the Revelstone Class A Common Stock issuable in connection with the Business Combination.

Q.     What matters will stockholders consider at the special meeting?

A.     At the Revelstone special meeting of stockholders, Revelstone will ask its stockholders to vote in favor of the following Stockholder Proposals:

1.      The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Merger Agreement and the resulting Business Combination.

2.      The Charter Proposal — To consider and vote upon the Amended Charter to be in effect upon consummation of the Business Combination.

3.      The Advisory Charter Proposals — To consider and vote upon, on a non-binding advisory basis, five separate governance proposals relating to material differences between Revelstone’s Existing Certificate of Incorporation and the Amended Charter to be in effect upon the completion of the Business Combination in accordance with the requirements of the SEC. These proposals are referred to as the “Advisory Charter Proposals” or “Advisory Proposals 3A-3E”. The proposed amendments detailed below are collectively referred to as the “Advisory Charter Proposals”:

•        Elimination of Dual-Class Common Stock Structure — to consider and vote upon a proposal to eliminate the dual-classes of Revelstone Common Stock authorized so that the only class of common stock will be the Class A Common Stock;

•        Name Change — to consider and vote upon a proposal to change the name of Revelstone to “Set Jet, Inc.”;

•        Actions by Stockholders — to consider and vote upon a proposal to require that stockholders only act at annual and special meetings of the corporation and not by written consent;

•        Corporate Opportunity — to consider and vote upon a proposal to eliminate the corporate opportunity doctrine; and

•        Additional Charter Amendments — to consider and vote upon a proposal to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

4.      The Bylaws Amendment Proposal — to consider and vote upon a proposal to approve the Amended Bylaws to, among other things, set the procedures to nominate directors and allow Revelstone shares of stock to be uncertificated at the discretion of the board, to be effective upon Closing.

5.      The Nasdaq Proposal — to consider and vote upon a proposal to issue (i) shares of Revelstone Common Stock to Set Jet stockholders pursuant to the terms of the Merger Agreement and (ii) shares of Revelstone Common Stock underlying the convertible notes issued to certain institutional investors (the “PIPE Investors”) in connection with the Private Placement (as defined below), plus any additional shares pursuant to subscription agreements or other agreements we may enter into prior to Closing.

6.      The Incentive Plan Proposal — to consider and vote upon a proposal to approve the Incentive Plan.

7.      The Director Election Proposal — to consider and vote upon a proposal to elect five directors to the Combined Company Board.

8.      The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Revelstone may not consummate the Business Combination unless the Condition Precedent Proposals are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting. The Advisory Charter Proposals and the Incentive Plan Proposal will be presented to the Revelstone stockholders for a vote only if the Condition Precedent Proposals are approved. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal (as defined below) set forth in the accompanying proxy statement/prospectus.

The approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal, requires the affirmative vote of holders of at least 65% of the then outstanding shares of Revelstone Common Stock. The approval of the Bylaws Proposal requires the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of Revelstone entitled to vote, voting together as a single class. The Advisory Charter Proposals and the Adjournment Proposal require the affirmative vote of holders of a majority of shares of Revelstone Common Stock. The Director Election Proposal requires the affirmative vote of the majority of holders of Class B Common Stock.

Revelstone will hold a special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

The vote of stockholders is important. Stockholders are encouraged to vote by submitting their proxy as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.     I am a Revelstone warrant holder. Why am I receiving this proxy statement/prospectus?

A.     Upon consummation of the Business Combination, each Revelstone Warrant shall, by its terms, entitle the holder to purchase one share of Combined Company Class A Common Stock in lieu of a share of Revelstone Common Stock at a purchase price of $11.50 per share, subject to certain adjustments. This proxy statement/prospectus includes important information about Set Jet and the business of Set Jet following consummation of the Business Combination. Revelstone urges you to read the information contained in this proxy statement/prospectus carefully.

Q.     Are any of the Stockholder Proposals conditioned on one another?

A.     Revelstone may not consummate the Business Combination unless the Condition Precedent Proposals are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting. The Advisory Charter Proposals and the Incentive Plan Proposal will be presented to the Revelstone stockholders for a vote only if the Condition Precedent Proposals are approved. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal (as defined below) set forth in the accompanying proxy statement/prospectus.

It is important for you to note that in the event that the Business Combination Proposal is not approved, then Revelstone will not consummate the Business Combination. If Revelstone does not consummate the Business Combination and fails to complete an initial business combination by December 21, 2023, so long as the Extension Payments are made to the Trust Account on a monthly basis, or obtain the approval of Revelstone’s stockholders to extend the deadline for Revelstone to consummate an initial business combination, then Revelstone will be required to dissolve and liquidate.

Q.     What will happen upon the consummation of the Business Combination?

A.     On the Closing Date, Set Jet will merge into Merger Sub, whereupon Merger Sub will cease to exist and Set Jet will continue as the surviving entity and become a direct wholly-owned subsidiary of Revelstone. The Business Combination will have the effects specified under Delaware law. At the Closing, all of the then-outstanding shares of Set Jet Common Stock will be cancelled and automatically converted into 5,703,000 shares of Revelstone Common Stock, subject to adjustment based on whether the Debt for Borrowed Money of Set Jet net of Set Jet’s Cash and Cash Equivalents at Closing is greater than or less than $14,970,000, and any shares of Revelstone Common Stock issued as a result of a reduction in the amount of Closing Debt shall not be registered. The SJ Fund Note shall be included as Set Jet Debt for Borrowed Money and all outstanding warrants, options, and RSUs to purchase or acquire shares of Set Jet Common Stock shall have been converted into a warrant, option, or RSU (as applicable) to purchase or acquire shares of Revelstone Common Stock, on substantially the same terms and conditions.

Q.     Why is Revelstone proposing the Business Combination Proposal?

A.     Revelstone was organized for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Revelstone is not limited to a particular industry or geographic region.

Revelstone received approximately $167 million in net proceeds from its IPO, partial exercise of the over-allotment option and sale of the Private Warrants, of which $167 million was initially placed into the Trust Account immediately following the IPO and the partial exercise of the over-allotment option ($10.00 per share). On June 14, 2023, a special meeting held by Revelstone to extend the time to complete a business combination, 12,980,181 public shares were tendered for redemption. As a result, approximately $134 million (approximately $10.35 per share) was removed from Revelstone’s Trust Account to pay such holders. Following redemptions, Revelstone had 3,519,819 shares of Class A Common Stock outstanding, and approximately $36.4 million in the Trust Account. In accordance with the Existing Certificate of Incorporation, holders of Public Shares may redeem such shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account upon the consummation of the Business Combination. See the question titled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?” for more information.

On July 27, 2023, Revelstone issued an aggregate of 4,124,995 shares of Revelstone Class A Common Stock to the holders of shares of Revelstone Class B Common Stock upon the conversion of an equal number of shares of Revelstone Class B Common Stock. There are currently 7,644,819 shares of Revelstone Common Stock issued and outstanding, consisting of 7,644,814 shares of Revelstone Class A Common Stock, and five shares of Class B Common Stock held by the Revelstone Initial Stockholders.

In addition, there are currently 14,500,000 Revelstone Warrants issued and outstanding, consisting of 8,250,000 whole Public Warrants and 6,250,000 Private Warrants. Each Revelstone Warrant entitles the holder thereof to purchase one share of Revelstone Common Stock at a price of $11.50 per share, subject to certain adjustments. The Revelstone Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., five years after the completion of a business combination or earlier upon redemption or liquidation.

Under the Existing Certificate of Incorporation, all holders of Public Shares have the opportunity to have their Public Shares redeemed upon the consummation of the Business Combination.

Q.     Did the Revelstone Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     The Revelstone Board obtained a fairness opinion in connection with its determination to proceed with the Business Combination even though the Existing Certificate of Incorporation only requires one if the target business is affiliated with the Sponsor, or the directors or officers of Revelstone. This transaction was negotiated between unrelated parties with no pre-existing relationship and no conflicts of interest were present. The fairness opinion dated July 1, 2023, provided by Marshall & Stevens is attached hereto as Annex E.

In analyzing the Business Combination, the Revelstone Board and management conducted due diligence on Set Jet and researched the industry in which Set Jet operates and concluded that the Business Combination was in the best interest of Revelstone’s stockholders. In reaching this conclusion, the Revelstone Board considered a number of factors and a broad range of information, including industry knowledge, market comparable financial data for similar Set Jet companies, financial projections, existing revenue contracts and as well as an evaluation of the pipeline of potential revenue contracts. For a complete discussion of the factors utilized by the Revelstone Board in approving the Business Combination, see the section titled, “Proposal No. 1 — The Business Combination — Revelstone Board’s Reasons for the Approval of the Business Combination.”

Q.     Do I have redemption rights?

A.     If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the remaining proceeds of the IPO and a concurrent private placement of warrants to the Founders (after redemptions that took place in June of 2023 in connection with the approval of charter amendments to extend the period of time in which a business combination may be completed), as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Revelstone to pay its income taxes or franchise taxes payable. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the Founders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during or after the IPO in connection with the completion of Revelstone’s business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $37.5 million on September 26, 2023 the estimated per share redemption price would have been approximately $10.66. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest shall be net of taxes payable by Revelstone), in connection with the liquidation of the Trust Account.

Q.     Will how I vote affect my ability to exercise redemption rights?

A.     No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal and other Stockholder Proposals or do not vote your shares at all. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q.     How do I exercise my redemption rights?

A.     In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on [*], 2023 (two business days before the special meeting of stockholders), (i) submit a written request to Revelstone’s transfer agent that Revelstone redeem your Public Shares for cash, and (ii) deliver your stock to Revelstone’s transfer agent physically or electronically through The Depository Trust Company (“DTC”) by the deadline. For the address of Continental Stock Transfer & Trust Company, Revelstone’s transfer agent, see the question “Who can help answer my questions?” below. Revelstone requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your shares generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Revelstone’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Revelstone’s transfer agent will need to act to facilitate the request. It is Revelstone’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Revelstone does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. Under Revelstone’s bylaws, Revelstone is required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than anticipated for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Revelstone’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Revelstone’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Revelstone’s transfer agent return the shares (physically or electronically). You may make such request by contacting Revelstone’s transfer agent at the phone number or address listed under the question, “Who can help answer my questions?”.

Q.     Do I have appraisal rights if I object to the proposed Business Combination?

A.     No. There are no appraisal rights available to holders of shares of Revelstone Common Stock in connection with the Business Combination.

Q.     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Revelstone’s stockholders who properly exercise their redemption rights and (ii) expenses incurred by Set Jet and Revelstone in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. The remaining funds available for release from the Trust Account will be used for general corporate purposes of the Combined Company following the Business Combination.

Q.     What happens if a substantial number of public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.     Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders.

As a result of redemptions, the trading market for the Combined Company Common Stock may be less liquid than the market for Revelstone Common Stock was prior to the Business Combination and the Combined Company may not be able to meet the listing standards of a national securities exchange. Additionally, with fewer funds available from the trust account, the capital infusion from the Trust Account into the Combined Company will be reduced and it may not be able to achieve its business plan and may require additional financing sooner than currently anticipated.

Q.     What happens if the Business Combination is not consummated?

A.     There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Merger Agreement — Termination” for information regarding the parties’ specific termination rights.

Members of the Revelstone Board and Revelstone’s executive officers and advisors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

•        If the Business Combination is not approved, in accordance with our Charter, the 4,125,000 founder shares held by the Revelstone Initial Stockholders, including our officers and directors, which were acquired prior to our initial public offering (the “IPO”) for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 5,500,000 Private Warrants, which were purchased by the Sponsor simultaneously with the IPO and in connection with the exercise of the overallotment option, for an aggregate purchase price of $5,500,000. Irrespective of existing lock-up agreements that impose restrictions on the transfer of the founder shares and the Private Warrants, such founder shares together with the Private Warrants had an aggregate market value of approximately $[*] based on the last sale price of $[*] and $[*], respectively, on Nasdaq on [*], 2023.

•        On August 24, 2023, Revelstone issued a promissory note (the “First Working Capital Note”) to the Sponsor. Pursuant to the First Working Capital Note, the Sponsor agreed to loan us an aggregate principal amount of $100,000. On October 19, 2023, Revelstone issued a promissory note (the “Second Working Capital Note”) to the Sponsor. Pursuant to the Second Working Capital Note, the Sponsor agreed to loan us an aggregate principal amount of $100,000. The First Working Capital Note and any additional Working Capital Notes are hereinafter referred to as the “Working Capital Notes”). The Working Capital Notes were issued to fund working capital of the Company. The Working Capital Notes are non-interest bearing and all outstanding amounts under the Working Capital Notes will be due on the date on which we consummate our initial business combination (the “Maturity Date”).

•        All rights specified in the Company’s Charter as amended on June 14, 2023, relating to the right of officers and directors to be indemnified by the Company, and of the Company’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the Business Combination is not approved and the Company liquidates, the Company will not be able to perform its obligations to its officers and directors under those provisions.

•        The exercise of Revelstone’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

•        Our Sponsor, officers, directors, initial stockholders or their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations. However, if the Company fails to consummate the Business Combination, they will not have any claim against the trust account for reimbursement. Accordingly, the Company will most likely not be able to reimburse these expenses if the Business Combination is not completed, including any balances outstanding on any Working Capital Notes, as described herein, issued to Revelstone by the Sponsor. As of October 20, 2023, $200,000 is outstanding from the Working Capital Notes, and there are no out-of-pocket expenses owed to Revelstone’s officers, directors or Sponsor.

•        If a business combination is not consummated, and there are insufficient funds to repay the Working Capital Notes, all unpaid amounts would be forgiven. All or a portion of the amounts outstanding under the Working Capital Notes may be converted on the Maturity Date into Warrants at a price of $1.00 per Warrant at the option of the Sponsor. The Warrants would be identical to the Company’s outstanding Private Warrants that were issued to the Sponsor in the Private Placement. The Working Capital Notes contain customary events of default, including, among others, those relating to the Company’s failure to make a payment of principal when due and to perform any other obligations that are not timely cured after written notice of such default from the Sponsor.

In light of the foregoing, the Sponsor and its affiliates will receive material benefits from Closing and may be incentivized to complete the Business Combination with Set Jet rather than liquidate even if (i) Set Jet is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and its affiliates may have interests in the Closing that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and its affiliates who hold founder shares or Private Warrants may receive a positive return on their investment(s), even if the public stockholders experience a negative return on their investment after consummation of the Business Combination.

If Revelstone does not complete the Business Combination with Set Jet for whatever reason, Revelstone would search for another target business with which to complete a business combination. If Revelstone does not complete a business combination with Set Jet or another target business by December 21, 2023, so long as the Extension Payments have been made on a monthly basis, or we obtain the approval of Revelstone’s stockholders to extend the deadline for Revelstone to consummate an initial business combination, Revelstone must redeem 100% of the remaining outstanding Public Shares, at a per share price, payable in cash, equal to the amount then held in the Trust Account divided by the number of then outstanding Public Shares. The Founders have no redemption rights in the event a business combination is not consummated in the required time period, and, accordingly, their Founder Shares will be worthless. Additionally, in the event of such a liquidation, as described above, there will be no distribution with respect to outstanding Revelstone Warrants and, accordingly, the Revelstone Warrants will expire and be worthless.

Q.     How are the Extension Payments being made?

A.     The Extension Payments are being made by Set Jet in accordance with the Merger Agreement, in the amount of $90,000 per month commencing July 21, 2023 through December 21, 2023. To date, Extension Payments have been made by Set Jet to extend the time to complete the Business Combination until October 21, 2023.

Q.     Is the Business Combination taxable to Set Jet’s stockholders?

A.     The material U.S. federal income tax considerations that may be relevant to Set Jet stockholders in respect of the Business Combination are discussed in more detail in the section titled “Material U.S. Federal Income Tax Consequences — Certain Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Set Jet Common Stock who receive Combined Company Common Stock in exchange for their Set Jet Common Stock”. The discussion of the U.S. federal income tax consequences contained in this proxy statement/consent solicitation statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal income tax considerations that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. non-income tax (e.g., gift and estate tax), U.S. state or local tax or non-U.S. tax laws.

Q.     What is Set Jet?

A.     Set Jet is a membership-driven technology company facilitating luxurious private jet charters for its members For more information, see the section titled “Information About Set Jet.”

Q.     What equity stake will current Revelstone stockholders and Set Jet stockholders have in the Combined Company after the Closing?

A.     The following table sets forth the ownership percentages of the Combined Company upon completion of the Business Combination assuming No Redemptions, Intermediate Redemptions and Maximum Redemptions. The ownership percentages reflected in the table are based upon the number of shares of Revelstone Common Stock and Set Jet Common Stock outstanding as of June 30, 2023 and are subject to the following transactions and assumptions:

•        the cancellation of each issued and outstanding share of Set Jet Common Stock and the conversion into the right to receive a number of shares of Combined Company Common Stock equal to an estimated exchange ratio of 0.21 shares of Combined Company Common Stock for each share of Set Jet Common Stock;

•        the conversion of the pre-PIPE Convertible Note financing of $4 million funded to Set Jet plus any interest converting into 800,000 shares of Combined Company Common Stock and 400,000 Combined Company warrants;

•        the sale of 2,800,000 shares of Combined Company Common Stock pursuant to a committed PIPE Subscription. A total of $7.5 million is payable at Closing and $6.5 million within three months of the Closing. A total of 1,400,000 Combined Company warrants are issuable in connection with the PIPE Subscription;

•        cancellation of 100,000 outstanding Revelstone Sponsor shares of Revelstone Class A Common Stock;

•        issuance of 295,500 shares of Combined Company Common Stock in payment of certain Closing costs; and

•        no issuance of additional securities by Revelstone or Set Jet prior to Closing.

The exchange ratio described above is estimated by Set Jet based on information at June 30, 2023 and may change based on events to the Closing Date. Events that affect the exchange ratio include Set Jet aggregate debt balances, Set Jet issuances/retirements of debt, Set Jet issuance/retirement of Set Jet Common Stock or common stock equivalents including options, RSUs and warrants and the cash balances of Set Jet at Closing.

For purposes of the table:

No Redemptions Scenario:    This scenario assumes that no further Public Shares are redeemed upon consummation of the Business Combination.

Intermediate Redemptions Scenario:    This scenario assumes that 1,759,910 Public Shares, 50% of the Public Shares, are redeemed upon consummation of the Business Combination.

Maximum Redemptions Scenario:    This scenario assumes that all 3,519,819 Public Shares are redeemed upon consummation of the Business Combination.

If any of these assumptions are not correct, these share numbers and ownership percentages will be different.

	Assuming No Further Redemptions		Assuming 50% of Maximum Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Revelstone public stockholders	3,519,819	21.5%	1,759,909	12.0%	—	0.0%
Revelstone anchor stockholders	1,125,000	6.9%	1,125,000	7.7%	1,125,000	8.8%
Revelstone officers and directors	2,900,000	17.7%	2,900,000	19.9%	2,900,000	22.6%
Pre-PIPE and PIPE investor	3,600,000	22.0%	3,600,000	24.7%	3,600,000	28.0%
Closing costs paid in common stock	295,500	1.8%	295,500	2.0%	295,500	2.3%
Current holders of Set Jet stock	4,921,700	30.1%	4,921,700	33.7%	4,921,700	38.3%

Total Combined Company Common Stock outstanding	16,362,019	100.0%	14,602,109	100.0%	12,842,200	100.0%

The numbers of shares and percentage interests set forth above are estimated assuming merger closing computed on share and other information as of June 30, 2023 and may change based on events to the Closing Date. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account potential future exercises of Revelstone Warrants or other options and warrants, or any Combined Company Common Stock to be issued upon the conversion of the SJ Fund Note because such Note will not be a “Converting Note” under the Merger Agreement if the holder thereof does not elect to convert the balance under such note into shares of Set Jet Common Stock prior to the Closing Date.

Q.     Who will be the officers and directors of the Combined Company if the Business Combination is consummated?

A.     The Merger Agreement provides that, upon the consummation of the Business Combination, the Combined Company Board will be comprised of up to six members; however, at present, only five such positions are expected to be filled. Immediately following the consummation of the Business Combination, we expect that the following will be the directors of the Combined Company: Thomas P. Smith, Steve Reynolds, David Norris, Daniel Neukomm and Richard Anthony. See the section titled “Management After the Business Combination.”

Q.     What conditions must be satisfied to complete the Business Combination?

A.     There are a number of closing conditions in the Merger Agreement, including that Revelstone Stockholders have approved and adopted the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section titled “The Merger Agreement — Conditions to Closing.”

Q.     What happens if I sell my shares of Revelstone Common Stock before the special meeting of stockholders?

A.     The Record Date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Revelstone Common Stock after the Record Date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders.

However, you will not become a Combined Company Stockholder following the Closing because only Revelstone’s stockholders on the date of the Closing will become Combined Company Stockholders.

Q.     What vote is required to approve the Stockholder Proposals presented at the special meeting of stockholders?

A.     The approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal, requires the affirmative vote of holders of at least 65% of the then outstanding shares of Revelstone Common Stock. The approval of the Bylaws Proposal requires the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of Revelstone entitled to vote, voting together as a single class. The Advisory Charter Proposals and the Adjournment Proposal require the affirmative vote of holders of a majority of shares of Revelstone Common Stock present in person or by proxy and entitled to vote at the special meeting. The Director Election Proposal requires the affirmative vote of the majority of holders of Class B Common Stock.

Abstentions will be considered present for the purposes of establishing a quorum (if so present in accordance with the terms of our Charter). Abstentions will have the same effect as a vote against the Business Combination Proposal, the Charter Proposal, the Bylaws Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Advisory Charter Proposals and the Adjournment Proposal.

As of the Record Date, the Revelstone Initial Stockholders beneficially own an aggregate of 4,125,000 shares of Revelstone Common Stock, or approximately 54% of the outstanding shares of Revelstone Common Stock. Pursuant to the Parent Support Agreement, the Revelstone Initial Stockholders have agreed to vote all of their Initial Stockholder Shares and any Public Shares acquired by them in favor of the Business Combination and each of the other Proposals.

Q.     How many votes do I have at the special meeting of stockholders?

A.     Revelstone’s stockholders are entitled to one vote at the special meeting for each share of Revelstone Common Stock held of record as of the Record Date. As of the close of business on the Record Date, there were 7,644,819 shares outstanding of Revelstone Common Stock including 7,644,814 shares of Revelstone Class A Common Stock and 5 shares of Revelstone Class B Common Stock.

Q.     What interests do Revelstone’s current officers and directors have in the Business Combination?

A.     The Revelstone Board and executive officers may have interests in the Business Combination that are different from, in addition to, or in conflict with, yours. These interests include:

•        the beneficial ownership of the Revelstone Board and officers, and the Revelstone Initial Stockholders of an aggregate of 4,125,000 shares of Revelstone Common Stock and 5,500,000 Revelstone Warrants, which shares and warrants would become worthless if Revelstone does not complete a business combination within the applicable time period, as our directors and officers have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[*] million based on the closing prices of Revelstone Common Stock and warrants of $[*] and $[*], respectively on Nasdaq on [*], the Record Date for the special meeting of stockholders. Based on such market values, the Revelstone Board and officers will have an unrealized gain of approximately $[*] million on their Revelstone securities;

•        the Revelstone Board will not receive reimbursement for any out-of-pocket expenses incurred by them on Revelstone’s behalf incident to identifying, investigating and consummating the Business Combination, to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless the Business Combination is consummated; and

•        the continued indemnification of the current directors and officers of Revelstone following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

These interests may influence the Revelstone Board in making their recommendation that you vote in favor of the approval of the Stockholder Proposals. You should also read the section titled “The Business Combination — Interests of Revelstone’s Directors and Officers in the Business Combination.”

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A.     In the event that a U.S. Holder elects to redeem its Revelstone Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of Revelstone Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such U.S. Holder exercises his, her, or its redemption rights. If the redemption qualifies as a sale or exchange of the Revelstone Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Revelstone Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock redeemed exceeds one year. The deductibility of capital losses is subject to limitations. See the section titled “Material U.S. Federal Income Tax Consequences — Certain U.S. Federal Income Tax Considerations of Exercising Redemption” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its Revelstone Common Stock for cash.

Q.     If I hold Revelstone Warrants, can I exercise redemption rights with respect to my warrants?

A.     No. Holders of Revelstone Warrants have no redemption rights with respect to the Revelstone Warrants.

Q.     When is the Business Combination expected to be completed?

A.     It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section titled “The Merger Agreement — Conditions to Closing.”

Q:     What are the possible sources and extent of dilution that holders of public shares who elect not to redeem their public shares will experience in connection with the Business Combination?

A:     After the completion of the Business Combination, public stockholders will own a significantly smaller percentage of the combined company than they currently own of Revelstone. Consequently, public stockholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in Revelstone.

The following table sets forth the ownership percentages of the Combined Company upon completion of the Business Combination assuming no further redemptions, 50% redemptions and 100% redemptions, including all sources of potential dilution. The ownership percentages reflected in the table are based upon the number of shares of Revelstone Class A Common Stock and Set Jet Common Stock outstanding as of June 30, 2023 and are subject to the following additional assumptions:

•        exercise of all Revelstone Warrants and all pre-PIPE and PIPE warrants;

•        issuance of 4,500,000 Set Jet Stockholder Earnout Shares and 2,000,000 management Retention Bonus Earnout RSUs;

•        exercise or issuance of all Set Jet options, RSUs and warrants on an as converted basis at Closing;

•        no issuance of additional securities underlying any stock options, RSUs, warrants or convertible debt of Set Jet; and

•        no issuance of post-Closing price reset shares related to Closing costs paid in Combined Company Stock.

For purposes of the table:

No Further Redemption Scenario:    This scenario assumes that no further Public Shares are redeemed upon consummation of the Business Combination.

50% of Maximum Redemption Scenario:    This scenario assumes that 1,759,910, or 50%, of the Public Shares are redeemed upon consummation of the Business Combination.

Maximum Redemption Scenario:    This scenario assumes that all 3,519,819 Public Shares are redeemed upon consummation of the Business Combination.

	Assuming No Further Redemptions		Assuming 50% of Maximum Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Revelstone public stockholders	3,519,819	8.8%	1,759,909	4.6%	—	0.0%
Revelstone anchor stockholders	1,125,000	2.8%	1,125,000	3.0%	1,125,000	3.1%
Revelstone sponsor stockholders	2,900,000	7.3%	2,900,000	7.6%	2,900,000	8.0%
Revelstone public warrants(1)(2)	8,250,000	20.7%	8,250,000	21.6%	8,250,000	22.7%
Revelstone private warrants	6,250,000	15.7%	6,250,000	16.4%	6,250,000	17.2%
Pre-PIPE and PIPE investor(3)	3,600,000	9.0%	3,600,000	9.4%	3,600,000	9.9%
Pre-PIPE and PIPE investor warrants(4)	1,800,000	4.5%	1,800,000	4.7%	1,800,000	5.0%
Closing costs paid in common stock	295,500	0.7%	295,500	0.8%	295,500	0.8%
Current holders of Set Jet stock	4,921,700	12.4%	4,921,700	12.9%	4,921,700	13.5%
Current holders of Set Jet options/RSUs and warrants	705,100	1.8%	705,100	1.9%	705,100	1.9%
Set Jet stockholder earnout shares	4,500,000	11.3%	4,500,000	11.8%	4,500,000	12.4%
Management retention bonus earnout RSUs	2,000,000	5.0%	2,000,000	5.2%	2,000,000	5.5%
Total Combined Company Common Stock outstanding	39,867,119	100.0%	38,107,209	100.0%	36,347,300	100.0%

____________

(1)      Assumes the Combined Company’s stock price above $11.50 and warrants are exercised for $11.50 cash. The approximate $166.8 million cash proceeds of warrant exercise are not included in the pro forma financials since it is contingent upon market price considerations beyond the Company’s control after the Business Combination.

(2)      Valued at $541,200 based on the price at the close on September 25, 2023 of $0.0656 per Warrant.

(3)      Assumes the Pre-PIPE Convertible Note is converted into 800,000 Merger Consideration Shares.

(4)      Assumes all warrants are issued to the Investor.

Q.     What happens to the Deferred Underwriting Fee if there are No Further Redemptions?

A.     The deferred underwriting fee is based on the Underwriting Agreement in connection with the IPO and is a fixed fee of $1,732,500, or 3.0% of the gross proceeds of the IPO. This fee remains constant, however, as a percentage of remaining proceeds after redemptions, the percentage will change depending on the amount of redemptions. For example, if there are no additional redemptions (No Additional Redemption Scenario), the deferred underwriting fee as a percentage of remaining proceeds would be 4.6%; at a 50% redemption of the remaining public shares (Intermediate Redemption Scenario), it would be 9.2%; and at a maximum redemption (Maximum Redemption Scenario), the fee would be not applicable as illustrated in the table below:

Underwriting Fees	No Additional Redemption Scenario	Intermediate Redemption Scenario(1)	Maximum Redemption Scenario(2)
Unredeemed Public Shares	3,519,819	1,759,909	—
Trust Proceeds to Set Jet	$37,500,000	$18,750,000	$—
Deferred Underwriting Fee	$1,732,500	$1,732,500	$1,732,500
Effective Deferred Underwriting Fee	4.6%	9.2%	N/A

____________

(1)      Under the intermediate redemption scenario, we assume redemptions of fifty percent (50%) of the remaining unredeemed public shares amounting to 1,759,909 shares of Common Stock for aggregate redemption payments of $18.75 million using a per-share redemption price of $10.66.

(2)      Under the maximum redemption scenario, we assume redemptions of all remaining public shares of Common Stock for aggregate redemption payments of $37.5 million using a per-share redemption price of $10.66.

Q.     What do I need to do now?

A.     You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.     How do I vote?

A.     If you were a holder of record of Revelstone Common Stock on __________, 2023, the record date for the special meeting of stockholders, you may vote on the Stockholder Proposals online at the virtual special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the special meeting of stockholders and vote online, obtain a proxy from your broker, bank or nominee.

Q.     What will happen if I abstain from voting or I attend the special meeting and fail to vote?

A.     At the special meeting of stockholders, Revelstone will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote by a Revelstone stockholder who attends the special meeting will have the same effect as a vote against the Business Combination Proposal, the Charter Proposal, the Bylaws Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Advisory Charter Proposals and the Adjournment Proposal.

Q.     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.     Signed and dated proxies received by Revelstone without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each of the Stockholder Proposals.

Q.     Do I need to attend the special meeting of stockholders to vote my shares?

A.     No. You are invited to virtually attend the special meeting to vote on the Stockholder Proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Revelstone encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.     If I am not going to attend the special meeting of stockholders, should I return my proxy card instead?

A.     Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Stockholder Proposal for which your broker does not have discretionary authority to vote. If your shares are held in “street name” in a stock brokerage account or by a broker, bank, or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank, or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Revelstone or by voting virtually in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee.

If a Stockholder Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Stockholder Proposal without receiving voting instructions from you. If a Stockholder Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Stockholder Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner. It is expected that all proposals to be voted on at the special meeting are “non-routine” matters. Broker non-votes occur with respect to a proposal when a broker, bank or nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders but is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Because none of the proposals to be voted on at the special meeting is expected to be a “routine” matter for which brokers will have discretionary authority to vote without instructions from the beneficial owner of the shares, Revelstone does not expect any broker non-votes at the special meeting.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. You may change your vote by sending a later-dated, signed proxy card to Revelstone’s secretary at the address listed below prior to the vote at the special meeting of stockholders, or attend the virtual special meeting and vote online. You also may revoke your proxy by sending a notice of revocation to Revelstone’s secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.     What happens if I fail to take any action with respect to the special meeting?

A.     If you fail to take any action with respect to the special meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder of the Combined Company and/or your warrants will entitle you to purchase common stock of the Combined Company unless you exercise your redemption rights. If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of Revelstone.

Q.     What should I do if I receive more than one set of voting materials?

A.     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.     What is the quorum requirement for the special meeting of stockholders?

A.     A quorum of Revelstone’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Revelstone Common Stock outstanding and entitled to vote at the meeting is virtually represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

As of the Record Date for the special meeting, ________ shares of Revelstone Common Stock will be required to achieve a quorum.

If there is no quorum, a majority of the shares represented by stockholders virtually present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.     What happens to the Revelstone Warrants I hold if I vote my shares of Revelstone Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.     Properly exercising your redemption rights as an Revelstone stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your Revelstone Warrants, and if Revelstone does not otherwise consummate an initial business combination by December 21, 2023, with the payment of $90,000 per month for each one-month extension, or obtain the approval of Revelstone’s Stockholders to extend the deadline for Revelstone to consummate an initial business combination, Revelstone will be required to dissolve and liquidate, and your Revelstone Warrants will expire worthless.

Q.     Who will solicit and pay the cost of soliciting proxies?

A.     Revelstone will pay the cost of soliciting proxies for the special meeting of stockholders. Revelstone has engaged Advantage Proxy to assist in the solicitation of proxies for the special meeting. Revelstone will pay Advantage Proxy a fee of $[15,000], will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. Revelstone also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Revelstone Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Revelstone Common Stock and in obtaining voting instructions from such beneficial owners. Revelstone’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Who can help answer my questions?

A.     If you have questions about the Stockholder Proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card you should contact our proxy solicitor at:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: ksmith@advantageproxy.com

To obtain timely delivery, Revelstone’s stockholders and warrant holders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about Revelstone from documents filed with the SEC by following the instructions in the section titled, “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Revelstone’s transfer agent prior to 5:00 p.m., New York time, on ____________, 2023 (two business days prior to the special meeting of stockholders). If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination Proposal and the other Stockholder Proposals to be considered at the special meeting of stockholders, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled, “Where You Can Find More Information.”

Parties to the Business Combination

Revelstone

Revelstone is a Delaware corporation and was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, referred to throughout this proxy statement/prospectus as its initial business combination. Although Revelstone may pursue its initial business combination in any industry or geographic location, it currently intends to focus on opportunities with land and resource holdings companies, with the potential to create, support, and/or innovate for the new economy.

On December 21, 2021, Revelstone closed its initial public offering (“IPO”) of 15,000,000 units (the “Units”) at $10.00 per Unit, each Unit comprised of one share of Class A Common Stock, $0.0001 par value (the “Public Shares”), and one half-of-one redeemable warrant, each whole warrant to purchase one share of Class A Common Stock at a purchase price of $11.50 per share (the “Public Warrants”), generating gross proceeds of $150,000,000. On January 11, 2022, the over-allotment option was partially exercised and the underwriters purchased 1,500,000 additional Units (the “Additional Units”) at $10.00 per Additional Unit, generating additional gross proceeds of $15,000,000.

On December 21, 2021, simultaneously with the consummation of the IPO, Revelstone completed the private sale (the “Private Placement”) of 5,800,000 private placement warrants (the “Private Warrants”), at a purchase price of $1.00 per Private Warrant, of which 5,050,000 Private Warrants were sold to Revelstone Capital, LLC (the “Sponsor”) and 750,000 Private Warrants were sold to Roth Capital Partners, LLC, one of the representatives of the underwriters (“Roth”), generating gross proceeds to Revelstone of $5,800,000. The Private Warrants are identical to the Public Warrants sold in the IPO, except as otherwise disclosed in the IPO prospectus. On January 11, 2022, the Sponsor purchased an additional 450,000 Private Warrants when the underwriter partially exercised their over-allotment option, generating additional proceeds of $450,000.

A total of $166,650,000 from the net proceeds of the sale of the Units in the IPO, including the partial exercise of the over-allotment option, and a portion of the proceeds from the sale of the Private Warrants simultaneous with the IPO and the partial exercise of the over-allotment option, was placed in a trust account (the “Trust Account”).

Revelstone Class A Common Stock, Revelstone Warrants and Revelstone Units (each Revelstone Unit comprising one share of Revelstone Class A Common Stock and one-half of one Revelstone Warrant) are currently listed and trading on Nasdaq under the ticker symbols “RCACU,” “RCAC” and “RCACW respectively, and separate trading for these was possible beginning on February 7, 2022. We have applied to list the Combined Company Common Stock and Combined Company Warrants on Nasdaq under the symbols “[*]” and “[*],” respectively, upon Closing. The Revelstone Units not already separated will automatically separate into their component securities (one share of Revelstone Class A Common Stock and one Revelstone Warrant to be exercisable into one share of Class A Common Stock) upon Closing and, as a result, will no longer exist. No fractional Revelstone Warrants will be issued and the number of Revelstone Warrants to be issued to any holder of Revelstone Units upon separation will be rounded down to the next whole warrant.

At a special meeting of Revelstone stockholders held on June 14, 2023 (the “Extension Meeting”), Revelstone stockholders approved (i) a proposal to amend its amended and restated certificate of incorporation, and (ii) a proposal to amend the Management Trust Agreement with the Transfer Agent, to extend the date by which it has to consummate a business combination until December 21, 2023, on a month-to-month basis by depositing $90,000 per month into the Trust Account. On, June 14, 2023, July 21, 2023, August 20, 2023 and September 21, 2023, $90,000 was deposited into the Trust Account for each one-month extension, to extend the time to complete a business combination to October 21, 2023.

In connection with the stockholders’ vote at the Special Meeting of Stockholders held by Revelstone on June 14, 2023, 12,980,181 shares were tendered for redemption. As a result, approximately $134 million was removed from the Trust Account to pay such holders. Following redemptions, Revelstone had 3,519,819 Public Shares of Class A Common Stock outstanding, and approximately $36.4 million in Trust Account. On July 27, 2023, Revelstone issued an aggregate of 4,124,995 shares of Class A common stock to the holders of shares of Revelstone Class B Common Stock upon the conversion of an equal number of shares of Revelstone Class B Common Stock. Following the Conversion, there were 7,644,814 shares of Revelstone Class A Common Stock issued and outstanding and five shares of Revelstone Class B Common Stock issued and outstanding.

Revelstone has until December 21, 2023 to complete a Business Combination so long as it deposits $90,000 per month for each one month extension, or obtain the approval of Revelstone’s stockholders to extend the deadline for Revelstone to consummate the initial Business Combination. If any Extension Payment is not made, and we are unable to complete a Business Combination by this time, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Revelstone Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The mailing address of Revelstone’s principal executive office is 14350 Myford Road, Irvine, CA 92606, and its telephone number is (949) 751-7518.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Revelstone, formed on April 17, 2023 to consummate the Business Combination. Following the Business Combination, Merger Sub will have merged with and into Set Jet with Set Jet surviving the Merger. As a result, Set Jet will become a wholly-owned subsidiary of Revelstone.

The mailing address of Merger Sub’s principal executive office is 14350 Myford Road, Irvine, CA 92606, and its telephone number is 949-751-7518.

Set Jet

Set Jet is a Nevada corporation that was initially formed as a limited liability company in 2014 and converted into a corporation in 2022. Set Jet is a membership-driven technology company facilitating luxurious private jet charters for its members. Set Jet’s proprietary technology platform enables security pre-screened and approved members to self-aggregate and share a private jet charter between frequently traveled destinations in the western United States. Set Jet’s innovative membership business model offers bookings of an affordable fixed price private jet experience at a fraction of the cost of a typical private jet charter. Set Jet’s revenues include a combination of recurring monthly membership fees and member charter flight revenue.

Set Jet neither owns nor operates any aircraft. Professional charter operator partners provide aircraft, pilots for such aircraft and related aircraft services for member charters. Set Jet acts as a liaison between its members and the charter operator to help seamlessly assure a positive member experience. Set Jet also staffs cabin hostesses for each flight and its ground operations personnel assist member travelers with their charter journey.

The mailing address of Set Jet’s principal executive office is 15011 N 75th Street, Scottsdale, Arizona 85260, and its telephone number is 480-264-6500.

The Business Combination

Merger Agreement

On July 17, 2023, Revelstone Capital Acquisition Corp., a Delaware corporation (“Revelstone” or “Parent”), entered into a Merger Agreement, which agreement was amended and restated on August 16, 2023 (the “Merger Agreement”), by and among Revelstone, Revelstone Capital Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Revelstone (“Merger Sub”), Set Jet, Inc., a Nevada corporation (“Set Jet”) and Thomas P. Smith, as the Securityholder Representative. Pursuant to the terms of the Merger Agreement, a business combination between Revelstone and Set Jet will be effected through the merger of Merger Sub with and into Set Jet, with Set Jet surviving the merger as a wholly owned subsidiary of Revelstone (the “Merger” and collectively with the transactions contemplated in the Merger Agreement, the “Business Combination”). As part of the Business Combination, Revelstone will change its name to “Set Jet, Inc.” and continue trading on The Nasdaq Stock Market LLC. The Revelstone Board has (i) approved and declared advisable the Merger Agreement, the Additional Agreements and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of Revelstone. Capitalized terms used but not defined in this proxy statement/prospectus shall have the respective meanings ascribed to such terms in the Merger Agreement.

The Business Combination is expected to be consummated after obtaining the required approval by the stockholders of Revelstone and Set Jet and the satisfaction of certain other customary closing conditions.

Merger Consideration; Earnout Consideration

The total consideration to be paid at Closing (the “Merger Consideration”) or via earnout (the “Earnout Consideration”) by Revelstone to Set Jet security holders will be an amount up to $145 million, subject to adjustment, based on the sum of (a) Merger Consideration paid at closing in an amount equal to $80 million (subject to adjustment based on the Debt for Borrowed Money of Set Jet net of Set Jet’s Cash and Cash Equivalents at Closing, which we refer to as “Closing Debt”) and (b) Earnout Consideration of up to $65 million consisting of (i) up to $45 million to shareholders of Set Jet pursuant to the Earnout Escrow Agreement as described below and (ii) up to $20 million to certain executive officers and directors of the Combined Company who were the executive officers and directors of Set Jet and who will continue as officers and directors of the Combined Company under the Retention Bonus Agreement described below. The Merger Consideration will be payable in (a) 5,703,000 shares of Class A common stock, par value $0.0001 per share, of Revelstone (“Revelstone Common Stock”) at the reference price of $10.00 per share (the “Reference Price”), subject to adjustment (the “Closing Adjustment”) based on whether the Closing Debt is greater than or less than $14,970,000 (the “Closing Merger Consideration Shares”) and (b) 800,000 shares of Revelstone Common Stock at the Reference Price in exchange for the conversion of the Pre-PIPE Convertible Note, which shares will not be registered. The Closing Adjustment will only be used to issue more or less shares of Revelstone Common Stock, as the case may be, calculated using the Reference Price, if the Closing Debt is less or more than $14,970,000, respectively, up to a maximum of 1,497,000 additional shares of Revelstone Common Stock. For avoidance of doubt, for every $10.00 more in Closing Debt, there will be one less share of Revelstone Common Stock issued, and for every $10.00 less in Closing Debt, there will be one more share of Revelstone Common Stock issued. Shares of Revelstone Common Stock issued as a result of any reduction in the amount of Closing Debt shall not be registered.

Treatment of Set Jet Securities

Cancellation of Securities

Each share of Set Jet capital stock, if any, that is owned by Revelstone, Merger Sub, Set Jet, or any of their respective subsidiaries (as treasury stock or otherwise) immediately prior to the effective time of the Merger (the “Effective Time”) will automatically be cancelled and retired without any conversion or consideration.

•        Set Jet Capital Stock.    Immediately prior to the Effective Time, each issued and outstanding share of Set Jet’s common stock, par value $0.0001 per share (“Set Jet Common Stock”) (other than any such shares of Set Jet capital stock cancelled as described above and any dissenting shares) will be converted into the right to receive a number of shares of Revelstone Common Stock at the Closing Exchange Ratio.

•        “Closing Exchange Ratio” means the quotient obtained by dividing (a) the Closing Merger Consideration Shares by (b) the Fully Diluted Company Shares.

•        “Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of Set Jet Common Stock that are issued and outstanding immediately prior to the Effective Time plus (b) subject to certain exceptions described in the Merger Agreement, all shares of Set Jet Common Stock issuable upon conversion, exercise or exchange of any other securities of Set Jet convertible into or exchangeable or exercisable for shares of Set Jet Common Stock.

Merger Sub Securities

Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one newly issued share of common stock of the surviving corporation of the Merger.

Treatment of Convertible Notes

At present, Set Jet has issued and outstanding two convertible notes, the SJ Fund Note and the Pre-PIPE Convertible Note.

The Pre-PIPE Convertible Note, in the amount of $4,000,000 issued on July 17, 2023 contemporaneously with the signing of the Merger Agreement and in advance of the PIPE Financing will be converted into 800,000 shares of Revelstone Common Stock (the “Pre-PIPE Conversion Shares”). These shares are contemplated in the Merger Consideration Shares. In addition, the Investor shall receive a ten-year warrant to purchase 400,000 shares of Revelstone Common Stock with an exercise price of $12.50 per share (the “Pre-Pipe Conversion Warrant”).

The SJ Fund Note is a 7% convertible promissory note issued by Set Jet to SJ Fund, LLC, an Arizona limited liability company (“SJ Fund”), on September 21, 2022. Pursuant to the SJ Fund Note, SJ Fund loaned the principal sum of $1,500,000.00 to Set Jet in exchange for the right to convert the outstanding balance of the SJ Fund Note into shares of Set Jet Common Stock at any time prior to the SJ Fund Note’s maturity date of April 24, 2024. If SJ Fund does not elect to convert the balance under the SJ Fund Note into shares of Set Jet Common Stock prior to the Closing Date, the outstanding balance under the SJ Fund Note will be included in the calculation of Set Jet’s Debt for Borrowed Money. The SJ Fund Note is not deemed to be a “Converting Note” under the Merger Agreement. Under the Merger Agreement, each Converting Note that is then held and remains outstanding immediately prior to the Effective Time shall be cancelled and converted into shares of Set Jet Common Stock, and such applicable shares of Set Jet Common Stock shall be issued to the applicable Converting Noteholder. The SJ Fund Note will only be considered a Converting Note if the holder thereof elects to convert the SJ Fund Note prior to the Closing. If the holder of the SJ Fund Note does not elect to convert the note prior to the Closing, then the SJ Fund Note shall be counted as part of Set Jet’s Debt for Borrowed Money but could still be converted into Combined Company Common Stock after the Effective Time. As of June 30, 2023, the outstanding balance of SJ Fund Note was $1,624,274 (representing principal and accrued interest) and was convertible into 324,855 shares of Set Jet Common Stock, as calculated in accordance with the terms of the SJ Fund Note (i.e., the outstanding balance is convertible at $5.00 per share of Set Jet Common Stock). If the holder of the SJ Fund Note does not elect to convert the SJ Fund Note prior to Closing and instead converts the note into shares of the Combined Company Common Stock after the Effective Time, based on the information as of June 30, 2023, including an estimated exchange ratio of 0.21 shares of Combined Company Common Stock for each share of Set Jet Common Stock, the holder would receive 68,220 shares of the Combined Company Common Stock. In the event that the SJ Fund Note is converted into Set Jet Shares before the Closing, for every $10.00 more in Closing Debt, there will be one less share of Revelstone Common Stock issued, and for every $10.00 less in Closing Debt, there will be one more share of Revelstone Common Stock issued, which may result in dilution for stockholders who don’t redeem their shares.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things: (a) corporate existence and power; (b) authorization to enter into the Merger Agreement and related transactions; (c) governmental authorization; (d) non-contravention; (e) capitalization; (f) corporate records; (g) subsidiaries and minority investments as set forth in the Merger Agreement; (h) consents; (i) financial statements; (j) books and records; (k) internal accounting controls; (l) absence of certain changes; (m) properties; title to assets; (n) litigation; (o) contracts; (p) licenses and permits; (q) compliance with laws; (r) intellectual property; (s) accounts payable; affiliate loans; (t) employee matters and benefits; (u) real property; (v) tax matters; (w) environmental laws; (x) finders’ fees; (y) powers of attorney, suretyships and bank accounts; (z) directors and officers; (aa) anti-money laundering laws; (ab) insurance; (ac) related party transactions; and (ad) certain representations related to securities law and activity and not being an investment company. Revelstone has additional representations and warranties, including (a) issuance of shares; (b) capitalization; (c) trust fund; (d) listing; (e) board approval; (f) SEC documents and financial statements; (g) certain business practices; and (h) expenses, indebtedness and other liabilities, (i) no one is in violation of any employment agreements; (j) the Restrictive Covenant Agreements shall have been executed; and (k) Revelstone has delivered to Set Jet true, correct and complete copies of each of the Subscription Agreements and the PIPE Registration Rights Agreements (each as defined in the Merger Agreement) entered into by Revelstone with the PIPE Investors.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Business Combination and efforts to satisfy conditions to consummation of the Business Combination. The Merger Agreement also contains additional covenants of the parties, including, among others, conduct of business, access to information, notice of certain events, keep current and timely file public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Units and the Parent Warrants on Nasdaq, cooperation in the preparation of the Form S-4 and Proxy Statement (as each such term is defined in the Merger Agreement) required to be filed in connection with the Business Combination and to obtain all requisite approvals of each party’s respective stockholders. The Merger Agreement also contains additional covenants pertaining to Set Jet including reporting; compliance with laws; no insider trading; commercially reasonable efforts to obtain consents; Set Jet Stockholder approval; providing additional financial information; amending the Existing Certificate of Incorporation; there shall be no amendments to the Subscription Agreements; and certain initial stockholders of Revelstone shall have forfeited an aggregate of 100,000 shares of Revelstone Common Stock. Revelstone has also agreed to include in this proxy statement/prospectus the recommendation of the Revelstone Board that the Revelstone Stockholders approve all of the Stockholder Proposals to be presented at the special meeting.

Non-Solicitation Restrictions

Set Jet has agreed that from the date of the Merger Agreement until the Closing Date or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, it will not initiate, encourage or engage in any negotiations with any party relating to an Alternative Transaction, take any action intended to facilitate an Alternative Transaction or approve, recommend or enter into any agreement relating to an Alternative Transaction.

Conditions to Closing

The consummation of the Business Combination is conditioned upon, among other things, (i) the absence of any applicable (A) law or order, or (B) Action commenced or asserted in writing by any Authority, prohibiting or, in the case of clause (B), materially restricting the consummation of the Business Combination; (ii) receipt of any consent, approval or authorization required by any Authority; (iii) initial listing application with Nasdaq in connection with the transactions contemplated shall have been conditionally approved; (iv) approval by Set Jet stockholders of the Business Combination; (v) approval by Revelstone’s stockholders of the Business Combination; (vi) prior to closing, and subject to stockholder approval, adoption of a management incentive equity plan; and (vii) the Form S-4 becoming effective in accordance with the provisions of the Securities Act of 1933, as amended.

Solely with respect to Revelstone and Merger Sub, the consummation of the Business Combination is conditioned upon, among other things: (i) Set Jet having duly performed or complied with all of its obligations under the Merger Agreement in all material respects; (ii) the representations and warranties of Set Jet, being true and correct in all material respects; (iii) no event having occurred that would result in a Material Adverse Effect on Set Jet or any of its subsidiaries; (iv) Set Jet providing a certificate from its chief executive officer as to the accuracy of the aforementioned conditions; (v) Set Jet having provided a certificate from its Secretary attaching true, correct and complete copies of its Articles of Incorporation, Bylaws, Board of Directors (each as defined in the Merger Agreement) authorizing resolutions and a certificate of good standing; (vi) each of Set Jet’s and Revelstone’s Securityholders and each other person (other than Revelstone and the Sponsor) duly and irrevocably executing and delivering to Revelstone a copy of each Additional Agreement to which they are a party; (vii) not more than 5% of the issued and outstanding shares of Set Jet shall constitute Dissenting Shares; (viii) Set Jet having delivered to Revelstone a duly executed certificate conforming to the requirements of Treasury Regulations Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2); (ix) Set Jet having obtained and delivered to Revelstone each Company Consent; (x) Set Jet having obtained and delivered to

Revelstone the financial statements required to be included in the Revelstone SEC Documents; (xi) the cumulative Debt for Borrowed Money of Set Jet shall be less than or equal to $14,970,000; (xii) Set Jet having obtained and delivered to Revelstone the written approval of the Business Combination by the holders of a majority of the issued and outstanding Set Jet Common Stock not held by directors or officers of Set Jet; (xiii) Set Jet having obtained and delivered to Revelstone (A) duly and irrevocably executed Lock-Up Agreements, Company Support Agreements, and Voting Agreements (each as defined in the Merger Agreement) from executive officers, directors, affiliates, founders and their family members, and holders of 5% or more of the voting equity securities of the Company and (B) Lock-Up Agreements from the holders of at least 50% of all issued and outstanding Set Jet Common Stock; and (xiv) Set Jet shall have complied in all material respects with its obligations under the Pre-PIPE Convertible Note.

Solely with respect to Set Jet, the consummation of the Business Combination is conditioned upon, among other things: (i) Revelstone and Merger Sub having duly performed or complied with all of their respective obligations under the Merger Agreement in all material respects; (ii) the fundamental representations and warranties of Revelstone and Merger Sub as set forth in the Merger Agreement that are qualified as to materiality being true in all respects and the representations and warranties as set forth in the Merger Agreement that are not so qualified, being true and correct in all material respects; (iii) no event having occurred that would result in a Material Adverse Effect on Revelstone or Merger Sub; (iv) Revelstone providing a certificate from its chief executive officer as to the accuracy of the aforementioned conditions; (v) Revelstone, Revelstone Ventures I, LLC, and any other security holder of Revelstone, shall have executed and delivered to Set Jet each Additional Agreement to which they each are a party; (vi) Revelstone and Merger Sub having each delivered certain certificates to Set Jet; (vii) Revelstone having filed its Amended Parent Charter and such Amended Parent Charter being declared effective by the Delaware Secretary of State; (viii) Revelstone having provided a certificate from its Secretary attaching true, correct and complete copies of their respective Articles of Incorporation, Bylaws, Board of Directors (each as defined in the Merger Agreement) authorizing resolutions and a certificate of good standing; (ix) Merger Sub having provided a certificate from its Secretary attaching true, correct and complete copies of its Articles of Incorporation, Bylaws, Board of Directors authorizing resolutions and a certificate of good standing; (x) the size and composition of the post-Closing Combined Company Board of Directors shall have been constituted in accordance with Section 2.8 of the Merger Agreement; and (xi) Revelstone shall have complied in all material respects with the provisions of the PIPE Subscription Agreement with respect to the issuance of warrants and granting of registration rights and that the subscriber under the PIPE Subscription Agreement shall have complied in all material respects with its subscription obligation pursuant to the terms thereof.

Termination

The Merger Agreement may be terminated as follows:

(i)     by either Revelstone or Set Jet, without liability to the other party, if (A) the Business Combination is not consummated on or before December 21, 2023 (the “Outside Closing Date”), and (B) the material breach or violation of any representation, warranty, covenant or obligation under the Merger Agreement by the party seeking to terminate the Merger Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date. Such right may be exercised by Revelstone or Set Jet, as the case may be, giving written notice to the other at any time after the Outside Closing Date;

(ii)    by either Revelstone or Set Jet if any Authority has issued any final decree, order, judgment, award, injunction, rule or consent or enacted any law, having the effect of permanently enjoining or prohibiting the consummation of the Business Combination;

(iii)   by either Revelstone or Set Jet if, at the Revelstone Stockholder Meeting (including any postponements or adjournments thereof), the Parent Proposals (as described in the Merger Agreement) shall fail to be approved by the affirmative vote of Revelstone stockholders required under Revelstone’s organizational documents and applicable law;

(iv)   by mutual written consent of Revelstone and Set Jet duly authorized by each of their respective boards of directors;

(v)    by Revelstone, if (a) within thirty days after the date of the Merger Agreement, Set Jet has not received the Stockholder Approval, or (b) Set Jet shall have taken or omitted to take any action the taking or omission of which is the cause of the occurrence of a Material Adverse Effect with respect to Set Jet; or

(vi)   by either Revelstone or Set Jet, if the other party has breached any of its covenants or representations and warranties such that it would be impossible or would reasonably be expected to be impossible to satisfy certain of its closing conditions as specified in the Merger Agreement, and such breach is incapable of being cured or is not cured by the earlier of (A) the Outside Closing Date and (B) five days following receipt by the breaching party of a written notice of the breach or suffered a Material Adverse Effect which is incurable and continuing; provided that the terminating party is not then in breach of the Merger Agreement so as to prevent the satisfaction of its closing conditions.

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no further force and effect without liability of any party, except for liability arising out of any party’s willful breach of the Merger Agreement or intentional fraud.

Certain Related Agreements

Parent Stockholder Support Agreement

In connection with the execution of the Merger Agreement, Revelstone and certain stockholders of Revelstone entered into that certain Parent Stockholder Support Agreement dated July 17, 2023 (the “Parent Support Agreement”) pursuant to which certain stockholders of Revelstone agreed to vote all shares of Revelstone Common Stock beneficially owned by them, including any additional shares of Revelstone they acquire ownership of or the power to vote in favor of the Business Combination, and related transactions, and against any action reasonably expected to impede, delay or materially and adversely affect the Business Combination.

The foregoing description of the Parent Support Agreement is qualified in its entirety by reference to the full text of the Parent Support Agreement, a copy of which is attached as Exhibit B to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A.

Company Stockholder Support Agreement

In connection with the execution of the Merger Agreement, Revelstone and certain stockholders of Set Jet entered into that certain Company Stockholder Support Agreement dated July 17, 2023 (the “Company Support Agreement”) pursuant to which certain Set Jet stockholders agreed to vote all shares of Set Jet Common Stock beneficially owned by them, including any additional shares of Set Jet they acquire ownership of or the power to vote in favor of the Business Combination, and against any action reasonably expected to impede, delay or materially and adversely affect the Business Combination. An additional number of certain stockholders of Set Jet will enter into a Company Support Agreement prior to Closing.

The foregoing description of the Company Support Agreement is qualified in its entirety by reference to the full text of the Company Support Agreement, a copy of which is attached as Exhibit A to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A.

Agreements to be Executed Prior to or at Closing

Earnout Escrow Agreement

In connection with the execution of the Merger Agreement, Revelstone, Set Jet, the Sponsor, and Continental Stock Transfer & Trust Company will enter into an earnout escrow agreement (the “Earnout Escrow Agreement”), pursuant to which certain Earnout Recipients shall be entitled to earn, on a pro rata basis, up to an additional 4,500,000 shares of Revelstone Class A Common Stock at the Reference Price. The release of the Earnout Shares shall occur as follows:

•        3,500,000 Earnout Shares if the VWAP of Parent’s Common Stock trades above $12.50 for 20 out of 30 consecutive days within the period beginning on the date that is one hundred eighty (180) days after the Closing Date and ending on the date that is the fifth (5th) anniversary of the Closing Date (the “Earnout Period”); and

•        1,000,000 Earnout Shares if the VWAP of Parent’s Common Stock trades above $15.00 for 20 out of 30 consecutive days within the Earnout Period.

•        Upon a Change in Control within the Earnout Period.

Retention Bonus Agreement

In addition, prior to the Closing, Revelstone will enter into a Retention Bonus Agreement with certain executive officers and directors of Set Jet who will continue as officers and directors of the Combined Company (the “Retention Bonus Agreement”) pursuant to which such individuals will be granted restricted stock units that include up to 2,000,000 shares of Parent Common Stock, at the Reference Price under the Equity Incentive Plan, and will vest if, during the Earnout Period (a) the VWAP of Parent’s Common Stock trades above $15.00 for 20 out of 30 consecutive days during the Earnout Period or (b) a Change in Control occurs.

The foregoing description of each of the Earnout Escrow Agreement and the Retention Bonus Agreement is qualified in its entirety by reference to the full text of the form of Earnout Escrow Agreement and the Retention Bonus Agreement, copies of which are included as Exhibit J and Exhibit D, respectively, to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A.

Lock-Up Agreement

In connection with the execution of the Merger Agreement, Revelstone, and certain Set Jet stockholders have entered into contemporaneously with the signing of the Merger Agreement, and additional Set Jet stockholders will enter into, a lock-up agreement (the “Lock-Up Agreement”), pursuant to which each such Set Jet stockholder will agree, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Revelstone Common Stock held by them as part of the Merger Consideration, (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of Common Stock if any, acquired during the Lock-Up Period (as defined below), the “Lock-Up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise, or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the date that is 6 months after the Closing Date (the period from the date of the Lock-Up Agreement until such date, the “Lock-Up Period”).

The foregoing description of the Lock-Up Agreement is qualified in its entirety by reference to the full text of the form of Lock-Up Agreement, a copy of which is included as Exhibit F to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A.

Voting Agreement

In connection with the execution of the Merger Agreement, Revelstone, the Sponsor and certain holders of Revelstone Common Stock (as identified in the Voting Agreement) have entered into, contemporaneously with the signing of the Merger Agreement, and additional Set Jet stockholders will enter into, a voting agreement (the “Voting Agreement”), pursuant to which such holders of Revelstone Common Stock agree to vote in favor of certain matters relating to the nomination and election of the Post-Closing Board of Directors (as described in the Voting Agreement).

The foregoing description of the Voting Agreement is qualified in its entirety by reference to the full text of the form of Voting Agreement, a copy of which is included as Exhibit C to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A.

PIPE Financing — Subscription Agreements

On July 17, 2023, contemporaneously with the signing of the Merger Agreement, Set Jet and Revelstone entered into agreements with the Coleman Asset Management Group Ltd., an investment firm headquartered in London, England (the “Subscriber”), to finance Set Jet and the Combined Company up to an aggregate amount of $18,000,000. The Subscriber committed to invest $4,000,000 ($3,000,000 of which has been funded as of September 26, 2023) into Set Jet upon execution of the Pre-Pipe Subscription Agreement and the Pre-PIPE Convertible Note. Simultaneously with the Closing of the Merger, $14,000,000 will be issued to the Combined Company, in two tranches pursuant to the PIPE subscription agreement between the Subscriber and Revelstone, for the purchase of Class A shares of Common Stock (the “PIPE Subscription Agreement”), as described below. The equity financing as herein described is referred to as the “PIPE Financing.” The PIPE Financing contemplates the Pre-PIPE Convertible Note converts into 800,000 shares of Class A Common Stock of the Combined Company at the Closing of the Business Combination, which shares will not be registered.

The Pre-PIPE Convertible Note shall convert into the right to receive 800,000 shares of Class A Common Stock of the Combined Company, at the Closing of the Business Combination. In addition, the Subscriber will be issued 400,000 warrants which will be added to the number of warrants issued in connection with the PIPE Financing on the same terms and conditions as the Warrant Agreement, defined below.

Pursuant to the Subscription Agreement, among other things, the Subscriber will purchase shares of Class A Common Stock of the Combined Company (the “PIPE Shares”), for aggregate gross proceeds of $14,000,000 at a purchase price of $5.00 per share, in a private placement (“PIPE Financing Amount”). The $14,000,000 shall be paid to the Combined Company in two tranches: $7,500,000 at the “Initial Closing Date” (which is the date of the Closing of the Business Combination), and $6,500,000 on the Additional Closing Date, as defined below. The price per share for the PIPE Shares is 50% less than the price per share paid by stockholders in the IPO, which will result in dilution to all non-redeeming stockholders at the time of the Business Combination.

In addition, Revelstone shall issue warrants (the “Warrants”) to the Subscriber in two tranches pursuant to a warrant agreement (the “Warrant Agreement”): (i) 750,000 Warrants upon the Initial Closing Date each exercisable, for a period of ten years from the Initial Closing Date, for one share of Common Stock at a price of $12.50 per share and (ii) 650,000 Warrants upon the Additional Closing Date (as defined below) each exercisable for a period of 10 years from the date of the Additional Closing Date, for one share of Common Stock at a price of $12.50 per share.

The “Additional Closing Date” shall mean the date that is within three business days of, the earlier of (i) the date on which the Registration Statement registering all of the registrable securities is declared effective by the Commission and (ii) the three month anniversary of the Initial Closing Date. The warrants issued to the Subscriber in connection with the Pre-PIPE Convertible Note shall be included in the Warrant Agreement with the warrants issued in connection with the PIPE Subscription Agreement.

The purpose of the PIPE Financing is to raise additional capital for use in connection with the Business Combination. The PIPE Shares will not be entitled to any redemption rights and will not be registered with the SEC. The closing of the sale of PIPE Shares will be contingent upon the substantially concurrent consummation of the Business Combination.

Pursuant to the PIPE Subscription Agreement, the Combined Company has agreed to file (at the Combined Company’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”) within thirty days of the Closing of the Business Combination. The Combined Company will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practical, but no later than the earlier of (a) ninety calendar days after the Closing Date (or one hundred twenty calendar days after the filing thereof if the SEC notifies the Combined Company that it will “review” the Registration Statement) and (b) five business days after the Combined Company is notified by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. The PIPE Subscription Agreement may be terminated if the Initial Closing Date has not occurred on or before December 31, 2023.

The table below illustrates the price of securities issued at time of the IPO and which will be issued for the PIPE at the time of the Business Combination:

	Price at IPO	Price to PIPE Investors
Price of Public Shares	$10.00	$5.00
Price of Private Warrants	$1.00	—
Exercise Price of Warrants	$11.50	$12.50

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Revelstone Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•        If the Business Combination is not approved, in accordance with our Charter, the 4,125,000 founder shares held by the Revelstone Initial Stockholders, including our officers and directors, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 5,500,000 Private Warrants, which were purchased by the Sponsor simultaneously with the IPO and in connection with the exercise of the overallotment option, for an aggregate purchase price of $5,500,000. Irrespective of existing lock-up agreements that impose restrictions on the transfer of the founder shares and the Private Warrants, such founder shares together with the Private Warrants had an aggregate market value of approximately $[*] based on the last sale price of $[*] and $[*], respectively, on Nasdaq on [*], 2023.

•        On August 24, 2023, Revelstone issued a promissory note (the “First Working Capital Note”) to the Sponsor. Pursuant to the First Working Capital Note, the Sponsor agreed to loan us an aggregate principal amount of $100,000. On October 19, 2023, Revelstone issued a promissory note (the “Second Working Capital Note”) to the Sponsor. Pursuant to the Second Working Capital Note, the Sponsor agreed to loan us an aggregate principal amount of $100,000. The First Working Capital Note and any additional Working Capital Notes are hereinafter referred to as the “Working Capital Notes”). The Working Capital Notes were issued to fund working capital of the Company. The Working Capital Notes are non-interest bearing and all outstanding amounts under the Working Capital Notes will be due on the date on which we consummate our initial business combination (the “Maturity Date”).

•        All rights specified in the Company’s Charter as amended on June 14, 2023, relating to the right of officers and directors to be indemnified by the Company, and of the Company’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the Business Combination is not approved and the Company liquidates, the Company will not be able to perform its obligations to its officers and directors under those provisions.

•        The exercise of Revelstone’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

•        Our Sponsor, officers, directors, initial stockholders or their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations. However, if the Company fails to consummate the Business Combination, they will not have any claim against the trust account for reimbursement. Accordingly, the Company will most likely not be able to reimburse these expenses if the Business Combination is not completed, including any balances outstanding on any Working Capital Notes, as described herein, issued to Revelstone by the Sponsor. As of October 20, 2023, $200,000 is outstanding from the Working Capital Notes, and there are no out-of-pocket expenses owed to Revelstone’s officers, directors or Sponsor.

•        If a business combination is not consummated, and there are insufficient funds to repay the Working Capital Notes, all unpaid amounts would be forgiven. All or a portion of the amounts outstanding under the Working Capital Notes may be converted on the Maturity Date into Warrants at a price of $1.00 per Warrant at the option of the Sponsor. The Warrants would be identical to the Company’s outstanding Private Warrants that were issued to the Sponsor in the Private Placement. The Working Capital Notes contain customary events of default, including, among others, those relating to the Company’s failure to make a payment of principal when due and to perform any other obligations that are not timely cured after written notice of such default from the Sponsor.

•        In light of the foregoing, the Sponsor and its affiliates will receive material benefits from Closing and may be incentivized to complete the Business Combination with Set Jet rather than liquidate even if (i) Set Jet is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and its affiliates may have interests in the Closing that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and its affiliates who hold founder shares or Private Warrants may receive a positive return on their investment(s), even if the public stockholders experience a negative return on their investment after consummation of the Business Combination.

These interests may influence the Revelstone Board in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other Stockholder Proposals.

Reasons for the Approval of the Business Combination

After careful consideration, the Revelstone Board recommends that Revelstone’s stockholders vote “FOR” each Stockholder Proposal being submitted to a vote of Revelstone’s stockholders at the Revelstone special meeting of stockholders.

For a description of Revelstone’s reasons for the approval of the Business Combination and the recommendation of the Revelstone Board, see the section titled “The Business Combination — Revelstone Board’s Reasons for the Approval of the Business Combination.”

Redemption Rights

Under the Existing Certificate of Incorporation, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to Revelstone to pay its income taxes or any other taxes payable, by (b) the total number of Public Shares. For illustrative purposes, based on funds in the Trust Account of approximately $37.5 million on September 26, 2023, the estimated per share redemption price would have been approximately $10.66.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Revelstone Common Stock for cash and will no longer own shares of Revelstone Common Stock and will not participate in the future growth of the Combined Company, if any. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Revelstone’s transfer agent in accordance with the procedures described herein. See the section titled “The Special Meeting of Revelstone’s Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Ownership of the Combined Company After the Closing

It is anticipated that, upon the completion of the Business Combination, if none of the Public Shares are redeemed, the ownership of the Combined Company will be as follows:

•        the stockholders of Set Jet will own an estimated 4,921,700 shares of Combined Company Common Stock, representing approximately 30.1% of total shares outstanding;

•        the Public Stockholders will own 3,519,819 shares of Combined Company Common Stock, representing approximately 21.5% of total shares outstanding;

•        the holders of Initial Stockholder Shares will own 4,025,000 shares of Combined Company Common Stock, representing approximately 24.6% of the total shares outstanding;

•        the holders of the Pre-PIPE Convertible Note and PIPE Shares will own up to 3,600,000 shares of Combined Company Common Stock, representing approximately 22.0% of the total shares outstanding, including the conversion of the Pre-PIPE Convertible Note into 800,000 shares of Class A Common Stock of the Combined Company at the Closing of the Merger; and

•        certain agents will own 295,500 shares of Combined Company Common Stock in payment of certain Closing costs, representing approximately 1.8% of the total shares outstanding.

The shares to be received by Set Jet stockholders is equal to an estimated exchange ratio of 0.21 shares of Combined Company Common Stock for each share of Set Jet Common Stock. This exchange ratio is estimated based on information at June 30, 2023 and may change based on events to the Closing Date. Events that affect the exchange ratio include Set Jet aggregate debt balances, Set Jet issuances/retirements of debt, Set Jet issuance/retirement of Set Jet Common Stock or common stock equivalents including options, RSUs and warrants and the cash balances of Set Jet at Closing.

The following table summarizes the pro forma ownership of Combined Company Common Stock following the Business Combination under the no further redemption, 50% of maximum redemption and maximum redemption scenarios.

	Assuming No Further Redemptions		Assuming 50% of Maximum Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Revelstone public stockholders	3,519,819	21.5%	1,759,909	12.0%	—	0.0%
Revelstone anchor stockholders	1,125,000	6.9%	1,125,000	7.7%	1,125,000	8.8%
Revelstone sponsor stockholders	2,900,000	17.7%	2,900,000	19.9%	2,900,000	22.6%
Pre-PIPE and PIPE investor(1)	3,600,000	22.0%	3,600,000	24.7%	3,600,000	28.0%
Closing costs paid in common stock	295,500	1.8%	295,500	2.0%	295,500	2.3%
Current holders of Set Jet stock	4,921,700	30.1%	4,921,700	33.7%	4,921,700	38.3%
Total Combined Company Common Stock outstanding	16,362,019	100.0%	14,602,109	100.0%	12,842,200	100.0%

____________

(1)      Assumes the Pre-PIPE Convertible Note is converted into 800,000 Merger Consideration Shares at Closing.

The numbers of shares and percentage interests set forth above are estimated assuming the Closing and computed on share and other information as of June 30, 2023 and may change based on events to the Closing Date. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account potential future exercises of Revelstone Warrants or other options and warrants.

Please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Summary of Risk Factors

In evaluating the Stockholder Proposals, Revelstone Stockholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to Set Jet’s business and industry, and risks of the Combined Company, are summarized below:

•        Set Jet has incurred significant losses since its inception, expects to incur losses in the future, and may not be able to achieve or maintain profitability.

•        Set Jet may not be able to accurately predict its future capital needs, and it may not be able to obtain additional financing or access the capital markets to fund its ongoing operations on acceptable terms and conditions.

•        The success of Set Jet’s business is highly dependent on the availability of aircraft under charter agreements and certificated third-party charter operators to operate flights for its members.

•        Operation of aircraft involves a degree of inherent risk, and Set Jet could suffer losses and adverse publicity stemming from any incident or accident involving commercial or charter flights.

•        Set Jet is highly dependent on its senior management team and other highly skilled personnel, as well as its ability in attracting or retaining highly qualified personnel.

•        There is substantial doubt about Set Jet’s ability to continue as a going concern, and Set Jet may need additional financing to execute its business plan, to fund its operations and to continue as a going concern.

•        Set Jet’s results of operations may fluctuate significantly following the Business Combination, which makes its future results of operations difficult to predict and could cause its results of operations to fall below expectations or any guidance it may provide.

•        Set Jet’s business is subject to various extensive and evolving laws and regulations, which may result in increases to its costs, disruptions to its operations, limits on its operating flexibility, reductions in the demand for air travel and competitive disadvantages.

Recent Developments

On June 14, 2023, Revelstone received a notification letter (the “Notice”) from the Listing Qualifications Department of Nasdaq indicating that that it was not in compliance with Nasdaq Listing Rule 5452(b)(C) with respect to its warrants for failing to maintain a minimum of $1,000,000 in aggregate market value of its outstanding warrants which is required by the Nasdaq Global Market. On July 31, 2023, Revelstone responded to Nasdaq and if the plan is accepted, Nasdaq may grant an exception of up to 180 calendar days from the date of the letter, or until December 11, 2023, to regain compliance with respect to the Warrants.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SET JET

The following tables show selected historical financial information for Set Jet’s business and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Set Jet” and the unaudited interim and audited financial statements of Set Jet, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Set Jet’s financial statements and the related notes. Set Jet’s historical results are not necessarily indicative of the results that may be expected in the future, and Set Jet’s results for the six months ended June 30, 2023 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2023 or any other period.

This proxy statement/prospectus contains the historical financial statements of Set Jet. The balance sheet data as of June 30, 2023, and statement of operations data for the six months ended June 30, 2023 are derived from Set Jet’s unaudited financial statements included elsewhere in this proxy statement/prospectus.

The balance sheet data as of December 31, 2022 and 2021, and statement of operations data for the years ended December 31, 2022 and 2021 are derived from Set Jet’s audited financial statements included elsewhere in this proxy statement/prospectus.

The Set Jet unaudited interim financial statements were prepared on the same basis as its audited annual financial statements and include all adjustments, consisting only of normal recurring adjustments that are considered necessary for a fair presentation of the financial information set forth in those statements.

The financial information contained in this section relates to Set Jet, prior to and without giving pro forma effect to the impact of the Business Combination. The results reflected in this section may not be indicative of the results of the Combined Company going forward. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Statement of Operations Data	For the Six Months Ended June 30, 2023	For the Year Ended December 31,
		2022	2021
	(unaudited)	(audited)
Revenue	$6,986,726	$12,896,612	$9,479,727

Costs and expenses:
Cost of revenue	8,685,862	15,634,452	16,290,393
Operations and support	525,110	759,690	757,391
Pre-operating costs	783,804	7,546,338	1,279,155
Gain on pre-operating charter agreement termination	—	(674,964)	—
General and administrative	1,418,837	2,740,750	2,779,890
Sales and marketing	1,083,711	1,197,647	1,130,555
Total operating expenses	12,497,324	27,203,913	22,237,384

Loss from operations	(5,510,598)	(14,307,301)	(12,757,657)

Other income (expense):
Other income	72,933	15,250	—
Non-cash settlement of note financing dispute	—	(6,500,000)	—
Interest expense	(833,444)	(564,688)	(22,324)
Non-cash interest expense	(869,325)	(73,792)	—
Other expense	(15,397)	(8,496)	(7,149)
Total other income (expense)	(1,645,233)	(7,131,726)	(29,473)

Provision for income taxes	—	—	—
Net loss	$(7,155,831)	$(21,439,027)	$(12,787,130)

Balance Sheet Data	As of June 30, 2023	As of December 31,
		2022	2021
	(unaudited)	(audited)
Cash	$103,414	$207,906	$31,997
Total current assets	$1,349,243	$611,340	$1,287,033
Total assets	$18,350,596	$18,462,710	$17,129,881
Current liabilities	$26,236,371	$18,226,874	$6,895,168
Total liabilities	$35,917,518	$31,083,003	$18,507,432
Paid in capital and subscriptions	$37,539,453	$35,330,251	$24,134,271
Accumulated deficit	$(55,106,375)	$(47,950,544)	$(25,511,822)
Total stockholders’ deficit	$(17,566,922)	$(12,620,293)	$(1,377,551)

SELECTED HISTORICAL FINANCIAL INFORMATION OF REVELSTONE

The following table shows selected historical financial information of Revelstone for the periods and as of the dates indicated. The selected historical financial information of Revelstone as of December 31, 2022 and 2021, and for year ended December 21, 2022 and the period from April 5, 2021 (Inception) through December 31, 2021 was derived from the audited historical financial statements of Revelstone Capital Acquisition Corp. included elsewhere in this proxy statement/prospectus. The selected historical data as of and for the six months ended June 30, 2023 are derived from our unaudited financial statements appearing elsewhere in this proxy statement/prospectus. The unaudited financial statements were prepared on the same basis as its audited annual financial statements and include all adjustments, consisting only of normal recurring adjustments that are considered necessary for a fair presentation of the financial information set forth in those statements. The following tables should be read in conjunction with “Revelstone Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Revelstone’s historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus.

Statement of Operations Data	For the Six Months Ended June 30, 2023	Year Ended December 31, 2022	For the Period From April 5, 2021 (inception) through December 31, 2021
	(unaudited)	(audited)
Operating Expenses
Formation and Operating Costs	$1,680,597	$940,505	$97,407
Total Operating Expenses	1,680,597	940,505	97,407
Net Operating Loss	1,680,597	940,505	97,407
Gain from investments held in Trust Account	3,658,699	2,440,752	229
Change in fair value of overallotment units	—	15,119	(58,062)
Fair value of forfeited overallotment option	—	79,071	—
Total Other Income (Expense)	3,658,699	2,534,942	(57,833)
Income (loss) before provision for income tax	1,978,102	1,594,437	(155,240)
Provision for income taxes	732,009	456,681	—
Net income (loss)	$1,246,093	$1,137,756	$(155,240)

Basic and diluted weighted average shares of Class A common stock outstanding, shares subject to possible redemption	15,926,290	16,454,795	576,923

Basic and diluted net income (loss) per share of Class A common stock subject to possible redemption	$0.06	$0.06	$(0.03)

Basic and diluted weighted average shares outstanding, nonredeemable shares of Class B common stock	4,125,000	4,125,000	4,125,000

Basic and diluted net income (loss) per nonredeemable share of Class B common stock	$0.06	$0.06	$(0.03)
Balance Sheet Data	As of June 30, 2023	As of December 31,
		2022	2021
	(unaudited)	(audited)
Cash	$460,508	$776,607	$1,844,672
Investments held in Trust Account	$36,801,181	$168,759,775	$151,500,227
Total assets	$37,272,999	$169,625,495	$153,656,017
Current liabilities	$2,768,741	$729,287	$1,205,706
Total liabilities	$4,501,241	$6,504,287	$6,455,706
Class A common stock subject to possible redemption	$36,916,399	$168,367,986	$151,500,000
Total stockholders’ deficit	$(4,144,641)	$(5,246,778)	$(4,299,689)
Total liabilities and stockholders’ equity	$37,272,999	$169,625,495	$153,656,017

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of Revelstone and/or Set Jet and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/information statement/prospectus including, without limitation, in the sections titled “Set Jet Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Information about Set Jet,” “Revelstone Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information about Revelstone.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Revelstone and Set Jet as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” and those discussed and identified in public filings made with the SEC by Revelstone and the Combined Company.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to Revelstone, Set Jet or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Revelstone and Set Jet undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/information statement/prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

The Combined Company will face a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with the business of Revelstone because these risks may also affect the Combined Company. You should also read and consider the other information in this proxy statement/prospectus.

Risks Related to Set Jet

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us,” or, “our,” refer to the business of Set Jet prior to the consummation of the Business Combination, which will be the business of Revelstone and its subsidiaries following the consummation of the Business Combination.

Risks Related to Set Jet’s Business and Growth Strategy

We have incurred significant losses since our inception, we expect to incur losses in the future, and we may not be able to achieve or maintain profitability.

We have incurred significant losses since our inception. While we currently generate revenue from memberships and member charter flight transportation, it is difficult for us to predict our future operating results. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability. We expect our operating expenses to increase over the next several years as we endeavor to increase the number of flight legs to existing city pairs, hire more employees and expand operations to include new city pairs and hubs. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we continue to have negative cash flow or losses resulting from our investment in increasing our member base and member utilization or expanding our operations into regions throughout the United States, our business, financial condition, and results of operations could be materially adversely affected.

We may not be able to accurately predict our future capital needs, and we may not be able to obtain additional financing or access the capital markets to fund our ongoing operations on acceptable terms and conditions.

We will need to raise additional capital in the future to fund our operations and to execute our anticipated growth strategy. For example, the cost of aircraft charter agreements, fuel, maintenance and crew costs are significant portions of our operating costs and are subject to variability and change. Prior to the consummation of the Business Combination, we financed our operations and capital expenditures primarily through private financing of debt and equity. Any additional financing required by Set Jet before closing or following the Business Combination may not be available on terms acceptable to us, or at all. There are a number of factors that may limit our ability to raise financing or access capital markets in the future, including current and future debt and contractual obligations, our liquidity and credit status, our operating cash flows, market conditions in the aviation industry, U.S. and global economic conditions, the financial impact of global events such as the COVID-19 pandemic, the general state of the capital markets and the financial position of the providers of aircraft and other aviation industry financing. Adverse developments that affect financial institutions, or concerns about such developments, have in the past and may in the future lead to market-wide liquidity problems and disruptions in the financial services industry. For example, in March 2023, the closure of Silicon Valley Bank and Signature Bank destabilized many financial institutions and created uncertainty across the industry which currently persists. Future defaults or other similar destabilizing events could impact the credit markets and adversely impact our ability to access our capital and to obtain debt financing on favorable terms. We cannot assure you that we will be able to source external financing for our capital needs, and if we are unable to source financing on acceptable terms, or unable to source financing at all, our business could be materially adversely affected. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay, or cancel our planned activities or substantially change our corporate structure. We may not be able to obtain any funding, and we may not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

If, in the future, we raise additional funds by issuing equity securities, convertible debt or other similar securities, investors may experience significant dilution of their ownership interest, and these newly issued securities may have rights senior to those of the holders of Set Jet Common Stock. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility, including restricting our ability to pursue our business strategy, and could also require us to incur interest expense. Higher interest rates could increase debt service requirements on any debt we subsequently incur, and could reduce funds available for operations, future business opportunities or other purposes. If we need to repay debt during periods of rising interest rates, we could be required to refinance our then-existing debt on unfavorable terms or liquidate one or more of our assets to repay such debt at times which may not permit realization of the maximum return on such assets and could result in a loss. The occurrence of either or both of such events could materially and adversely affect our profitability, cash flow and results of operations. If additional financing is not available when required or is not available on acceptable terms, we may have to scale back our operations, and we may not be able to expand our business, take advantage of business opportunities or respond to competitive pressures, which could negatively impact our revenue and the competitiveness of our services.

The success of our business is highly dependent on availability of aircraft under charter agreements and certificated third-party charter operators to operate flights for our members.

Our future growth is heavily dependent upon the continued availability of aircraft under charter agreements with third-party operators and the addition of new aircraft available under charter agreements. Since we do not own or directly lease aircraft for charter by our members, we are highly dependent on both availability of aircraft under charter agreement and willingness of certificated third-party charter operators to operate flights for our members. The unavailability of aircraft under charter agreement or certificated third-party operators could adversely affect our business, financial condition and results of operations.

The markets for our offerings are still in relatively early stages of growth, and if we are not able to successfully offer new routes and services, enhance our existing offerings and enter into new markets, our business, financial condition and results of operations could be adversely affected.

Set Jet’s member-based travel service has grown rapidly since we launched service in December 2019, but it is still relatively new, and it is uncertain to what extent market acceptance will continue to grow, if at all. Further, we currently operate in a limited number of metropolitan areas in the western United States and Mexico. The success of these markets to date and the opportunity for future growth in these markets may not be representative of the potential market for our services in other metropolitan areas. Our growth will depend in part on our ability to successfully enter into new markets, create and introduce new routes, and expand our existing routes by adding more members and more frequent member charter flights. If these new or expanded metropolitan areas and routes are unsuccessful or fail to attract a sufficient number of members and member fliers to be profitable, or we are unable to bring new or expanded routes to market efficiently, our business, financial condition and results of operations could be adversely affected. Furthermore, new member or flier demands regarding our services could negatively affect the attractiveness of our platform and the economics of our business and require us to make substantial changes to and additional investments in our business model.

Developing and launching new metropolitan areas, operating hubs, routes or enhancements to our existing routes involves significant risks and uncertainties, including risks related to the reception of such routes by existing and potential members, increases in operational complexity, unanticipated delays or challenges in implementing such routes or enhancements, increased strain on our operational and internal resources (including an impairment of our ability to accurately forecast flier demand and the number of members using our platform) and negative publicity in the event such new or enhanced routes are perceived to be unsuccessful. We have scaled our business rapidly, and significant new initiatives have in the past resulted in such operational challenges affecting our business. In addition, developing and launching new routes and enhancements to our existing routes may involve significant upfront investment, such as additional marketing and terminal buildout, and such investments may not generate return on investment. Any of the foregoing risks and challenges could negatively impact our ability to attract and retain qualified third-party aircraft operators and member fliers and our ability to increase utilization of our routes, and could adversely affect our business, financial condition and results of operations.

The success of our business will be highly dependent on our ability to effectively market, add new members and increase charter flights available to existing and new members as a substitute for other air transportation.

We generate substantially all of our revenue from the sale of memberships and member utilization of charter flights through our proprietary platform. Our success depends in part on our ability to cost-effectively attract new members, retain existing members and increase utilization of our charter flight platform by existing and new members. Historically, we have made, and expect that we will need to continue to make, significant investments and implement strategic initiatives in order to attract new members, such as member acquisition campaigns and the launching of new city pairs and additional routes. For example, for the six months ended June 30, 2023, marketing campaigns represented approximately 10% of our revenues. These investments and initiatives may not be effective in generating member or revenue growth or profits. In addition, marketing campaigns can be expensive and may not result in the acquisition of additional members in a cost-effective manner, if at all. As our brand becomes more widely known, future marketing campaigns or brand content may not attract new members at the same rate as past campaigns or brand content. If we are unable to attract new members and increase member utilization, our business, financial condition and results of operations will be adversely affected.

Our members have a wide variety of options for transportation, including business aviation, commercial airlines, private aircraft operators, personal vehicles, rental cars, taxis, public transit and ride sharing offerings. To expand our member and member flier base, we must appeal to new members and member fliers who have historically used other forms of transportation. If members do not perceive our services to be attractive, reliable, safe and cost-effective, or if we fail to offer new and relevant services and features on our platform, we may not be able to attract or retain members or increase their utilization of charter flights through our platform. If we fail to continue to grow our member base, retain existing member fliers or increase the overall utilization of charter flights through our platform, our business, financial condition and results of operations could be adversely affected.

Our member-based charter business model may require flight legs with limited flying members resulting in flights with revenue insufficient to cover costs.

Our member model allows a member to book a charter flight and generally we provide that flight even if no other members self-aggregate on such flight. We may also incur flights with no members (dead-head flights) to reposition aircraft for a future member flight or for maintenance, logistic or other purposes. To the extent flights take place on a consistent basis when the average number of seats is insufficient to cover operating costs, such flights will cause losses and have a material adverse effect on our business, financial condition and results of operations.

Operation of aircraft involves a degree of inherent risk. We could suffer losses and adverse publicity stemming from any incident or accident involving commercial or charter flights and in particular from any accident involving our third-party aircraft operators.

The operation of aircraft is subject to various risks, and demand for air transportation, including member-based charter flight services, has and may in the future be impacted by accidents or other safety issues regardless of whether such accidents or issues involve Set Jet flights, our third-party aircraft operators or aircraft flown by our third-party aircraft operators. Air transportation hazards, such as adverse weather conditions, fire and mechanical failures, may result in death or injury to personnel and passengers which could impact member confidence in a particular aircraft type or the air transportation services industry as a whole and could lead to a reduction in member volume, particularly if such accidents or disasters were due to a safety fault. Safety statistics for air travel are reported by multiple parties, including the Department of Transportation (“DOT”) and National Transportation Safety Board (“NTSB”), and are often separated into categories of transportation. Fliers may have a hard time determining how safe member-based charter flight services are and their confidence in member-based charter flight services may be impacted by, among other things, the classification of accidents in ways that reflect poorly on transportation methods member-based charter flight services utilize.

While we do not own, operate or maintain aircraft, we believe that safety and reliability are two important attributes fliers consider when selecting air transportation services. Our failure, or that of our operators, to maintain standards of safety and reliability that are satisfactory to our fliers may adversely impact our ability to retain current members and attract new members. We are at risk of adverse publicity stemming from any public incident involving our company, our people or our brand. Such an incident could involve the actual or alleged behavior of any of our employees, members or third-party aircraft operators. Further, if our personnel, one of our third-party operators’

aircraft, one of our third-party operators’ Set Jet-branded aircraft, or a type of aircraft in our third-party operators’ fleet that is used by us is involved in a public incident, accident, catastrophe or regulatory enforcement action, we could be exposed to significant reputational harm and potential legal liability. The insurance we or our operators carry may be inapplicable or inadequate to cover any such incident, accident, catastrophe or action. In the event that our or our operator’s insurance is inapplicable or inadequate, we may be forced to bear substantial losses from an incident, accident, catastrophe or action. In addition, any such incident, accident, catastrophe or action involving our employees, members, one of the Set Jet-branded aircraft used by us belonging to or managed in our third-party operators’ fleet (or personnel and aircraft of our third-party operators), or the same type of aircraft could create an adverse public perception, which could harm our reputation, result in air travelers being reluctant to use our services, and adversely impact our business, results of operations and financial condition. If one or more of our third-party aircraft operators were to suffer an accident or lose the ability to fly certain aircraft due to safety concerns or investigations, we may be required to cancel or delay certain flights until replacement aircraft and personnel are obtained.

Our operations may also be negatively impacted by accidents or other safety-related events or investigations that occur in or near the airports we utilize for our member-based charter flight services. For example, if an accident were to occur at an airport we rely on for certain flights, we may be unable to fly into or out of that airport until the accident has been cleared, any damages to the facilities have been repaired and any insurance, regulatory or other investigations have been completed.

We expect to face intense competition in the luxury charter flight industry.

The luxury charter flight industry is highly competitive with many competitors offering various forms of by-the-seat charter flights. Our competitors may be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings or offer lower prices. Our competitors also may establish cooperative or strategic relationships among themselves or with third parties which may further enhance their resources and offerings. We believe our ability to compete successfully as a member-based charter flight booking platform will depend on a number of factors, which may change in the future due to increased competition, including the price of our offerings, luxury perceptions, consumer confidence in the safety of our offerings, consumer satisfaction for the experiences we offer, and the routes, frequency of flights and availability of seats offered through our platform. If we are unable to compete successfully, our business, financial condition and results of operations could be adversely affected.

If we experience harm to our reputation and brand, our business, financial condition, and results of operations could be adversely affected.

Continuing to increase the strength of our reputation and brand for reliable, luxurious and cost-effective member-based private jet travel is critical to our ability to attract and retain qualified members, member fliers and third-party aircraft operators. In addition, our growth strategy includes adding new routes, new city pairs and hubs, partnerships with other companies as well as cross-marketing with other established brands, all of which benefit from our reputation and brand recognition. The successful development of our reputation and brand will depend on a number of factors, many of which are outside our control. Negative perception of our platform, services or company may harm our reputation and brand, including as a result of:

•        complaints or negative publicity or reviews about us, our third-party aircraft operator, our services, other brands or events we associate with or our flight operations policies (e.g., cancellation or baggage fee or pet policies), even if factually incorrect or based on isolated incidents;

•        changes to our flight operations, safety and security, privacy or other policies that users or others perceive as overly restrictive, unclear or inconsistent with our values;

•        a failure to enforce our flight operations policies in a manner that users perceive as effective, fair and transparent;

•        illegal, negligent, reckless or otherwise inappropriate behavior by member fliers, our third-party aircraft operators or other third parties involved in the operation of our business or by our management team or employees;

•        a failure to provide routes and make available charter flight times sought by member fliers;

•        actual or perceived disruptions or defects in our platform, such as data security incidents, platform outages, payment processing disruptions or other incidents that impact the availability, reliability or security of our offerings;

•        litigation over, or investigations by regulators into, our operations or those of our third-party aircraft operators;

•        a failure to operate our business in a way that is consistent with our values;

•        inadequate or unsatisfactory member flier support service experiences;

•        perception of our treatment of members, employees, contractors or third-party aircraft operators and our response to their sentiment related to political or social causes or actions of management; or

•        any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of us or our industry as a whole.

In addition, changes we may make to enhance and improve our offerings and balance the needs and interests of our third-party aircraft operators and member fliers may be viewed positively from one group’s perspective (such as member fliers) but negatively from another’s perspective (such as third-party aircraft operators), or may not be viewed positively by either third-party aircraft operators or member fliers. If we fail to balance the interests of third-party aircraft operators and member fliers or make changes that they view negatively, member fliers may stop using our platform or take fewer flights, any of which could adversely affect our reputation, brand, business, financial condition and results of operations.

Any failure to offer high-quality member support may harm our relationships with member fliers and could adversely affect our reputation, brand, business, financial condition and results of operations.

Through our marketing, advertising, and communications with members, we set the tone for our brand as aspirational but also within reach. We strive to create high levels of member satisfaction through the luxury experience we provide in our terminal lounges and the support provided by our member services team, flight support representatives and cabin hostesses. The ease and reliability of our offerings, including our ability to provide high-quality member support, helps us attract and retain members. Members depend on our “Member Services” team to resolve any issues relating to our services, such as flight cancellations or scheduling changes. Our ability to provide effective and timely support is largely dependent on our ability to attract and retain skilled Member Service employees and cabin hostesses who can support fliers and are sufficiently knowledgeable about our services. As we continue to grow our business and improve our platform, we will face challenges related to providing quality support at scale. Any failure to provide efficient member support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, brand, business, financial condition and results of operations.

We are especially vulnerable to delays, cancellations, or flight rescheduling, as we rely on maintaining a high aircraft usage rate, and our need to aggregate members on charter flights to lower direct costs of third-party operations.

Our success depends in part on maintaining a high aircraft usage rate (i.e., the number of revenue-generating hours flown on average in a time period), which can be achieved in part by reducing turnaround times at airports or adding daily flight segments. Aircraft usage rate is reduced by delays caused by a variety of factors, many of which are beyond our control, including adverse weather conditions, security requirements, air traffic congestion and unscheduled maintenance. Reduced aircraft usage rates may limit our ability to achieve and maintain profitability as well as lead to customer dissatisfaction.

Our success also depends on our ability to generate more revenue per flight by maintaining high member flight utilization rates (i.e., the number of seats purchased on each flight). Member utilization rates may be reduced by a variety of factors, including the introduction of new routes or schedules. In some cases, we may choose to offer flights with low member flight utilization rates to increase or maintain member satisfaction, brand recognition, for marketing or other business purposes.

We have not yet attained aircraft utilization rates sufficient to offset our operating costs, including those paid to third-party operators. We expect, but may be unable, to increase utilization rates as our business grows and expands. The risk of delays, cancellations and flight rescheduling, which could negatively impact our utilization rates, may increase as we expand our business to include new markets and destinations, more frequent flights on current routes and expand facilities.

Our prospects and operations may be adversely affected by changes in consumer preferences, discretionary spending and other economic conditions that affect demand for our services.

Set Jet’s business is concentrated on member-based luxury private flight services, which are vulnerable to changes in consumer preferences, discretionary spending and other market changes impacting luxury goods and discretionary purchases. The global economy has in the past, and may in the future, experience recessionary periods and periods of economic instability, such as the global COVID-19 pandemic, changes in inflation and interest rates, and disruptions in manufacturing, delivery and overall supply chain. During such periods, Set Jet’s future customers may choose to not make discretionary purchases or to reduce overall spending on discretionary purchases. Such changes could result in reduced consumer demand for charter flight transportation, including our member-based luxury private flight services, or could shift demand from our services to other methods of air or ground transportation for which we do not offer a competing service. If we are unable to generate demand or there is a future shift in consumer spending away from private charter flight services, there could be a material adverse effect on our business, financial condition and results of operations.

System failures, defects, errors or vulnerabilities in our website, applications, backend systems or other technology systems or those of third-party technology providers could harm our reputation and brand and adversely impact our business, financial condition and results of operations.

Our systems, or those of third parties upon which we rely, may experience service interruptions, outages, or degradation because of hardware and software defects or malfunctions, human error or malfeasance by third parties or our employees, contractors, or service providers, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, cyberattacks or other events. Our insurance may not be sufficient, and we may not have sufficient remedies available to us from our third-party service providers, to cover any of our losses that may result from such interruptions, outages, or degradations.

The software underlying our platform is highly complex and may contain undetected errors or vulnerabilities. We rely heavily on a software engineering practice known as “continuous deployment,” which refers to the frequent release of our software code. This practice increases the risk that errors and vulnerabilities are present in the software code underlying our platform. The third-party software that we incorporate into our platform may also be subject to errors or vulnerabilities. Any errors or vulnerabilities discovered in our platform, whether in our proprietary code or that of third-party software on which our software relies, could result in negative publicity, a loss of users or loss of revenue, access or other performance issues, security incidents, or other liabilities. Such vulnerabilities could also prevent members from booking flights, which would adversely affect our flight utilization rates, or disrupting communications with our third-party operators (e.g., flight schedules and pilot scheduling), which could affect our performance. We may need to expend significant financial and development resources to analyze, correct, eliminate or work around errors or defects or to address and eliminate vulnerabilities. Any failure to timely and effectively resolve any such errors, defects or vulnerabilities could adversely affect our business, financial condition and results of operations as well as negatively impact our reputation or brand.

We may experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our technology platform. These events could result in losses of revenue due to increased difficulty of booking services through our technology platform, impacts to performance, and resultant errors in operating our business. A prolonged interruption in the availability or reduction in the availability or other functionality of our platform could adversely affect our business and reputation and could result in the loss of member fliers. Moreover, to the extent that any system failure or similar event results in harm or losses to the members using our platform, such as the inability to book charter flights because of a system failure, we may make voluntary payments to compensate for such harm or the affected users could seek monetary recourse or contractual remedies from us for their losses and such claims, even if unsuccessful, would likely be time consuming and costly for us to address.

We rely on our information technology systems to manage numerous aspects of our business. A cyber-based attack of these systems could disrupt our ability to deliver services to our customers and could lead to increased overhead costs, decreased revenues and harm to our reputation.

We rely on information technology networks and systems to operate and manage our business. Our information technology networks and systems process, transmit and store personal and financial information, proprietary information of our business, and also allow us to coordinate our business across our operation bases, and allow us to communicate with our employees and externally with members, suppliers, partners and other third parties.

While we believe we take reasonable steps to secure these information technology networks and systems, and the data processed, transmitted, and stored thereon, such networks, systems, and data may be susceptible to cyberattacks, viruses, malware, or other unauthorized access or damage (including by environmental, malicious, or negligent acts), which could result in unauthorized access to, or the release and public exposure of, our proprietary information or our users’ personal information. In addition, cyberattacks, viruses, malware, or other damage or unauthorized access to our information technology networks and systems, could result in damage, disruptions or shutdowns to our platform. Any of the foregoing could cause substantial harm to our business, require us to make notifications to our customers, governmental authorities, or the media, and could result in litigation, investigations or inquiries by government authorities, or subject us to penalties, fines, and other losses relating to the investigation and remediation of such an attack or other unauthorized access or damage to our information technology systems and networks.

We rely on mobile operating systems and application marketplaces to make our software available to users of our platform. If we do not effectively operate with or receive favorable placements within such mobile application marketplaces and maintain favorable user reviews, our usage or brand recognition could decline and our business, financial results and results of operations could be adversely affected.

We depend in part on mobile operating systems, such as Android and iOS, and their respective application marketplaces to make our web-based software platform available to fliers. Such mobile operating systems or application marketplaces could limit or prohibit software that is available to fliers, make changes that degrade the functionality of such software, increase the difficulty of using such software, or impose terms of use unsatisfactory to our users. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.

As new mobile devices and mobile platforms are released, there is no guarantee that certain mobile devices will continue to support our platform or effectively roll out updates to such software. Additionally, in order to deliver high-quality performance, we need to ensure that our offerings are designed to work effectively with a range of mobile technologies, systems, networks and standards. We may not be successful in developing or maintaining relationships with key participants in the mobile technology industry to make, or continue to make, such technologies, systems, networks, or standards available to our users. If fliers on our platform encounter any difficulty accessing or using our software on their mobile devices or if we are unable to adapt to changes in popular mobile operating systems, our business, financial condition and results of operations could be adversely affected.

If we fail to adequately protect our proprietary intellectual property rights, our competitive position could be impaired and we may lose market share, generate reduced revenue and incur costly litigation to protect our rights.

Our success depends, in part, on our ability to protect our proprietary intellectual property rights, including certain technologies we utilize in arranging member charter flight transportation. To date, we have relied primarily on trade secrets and trademarks to protect our proprietary technology. Our software is also subject to certain protection under copyright law, though we have chosen not to register any of our copyrights. We routinely enter into non-disclosure agreements with our employees, consultants, third party aircraft operators and other relevant persons and take other measures to protect our intellectual property rights, such as limiting access to our trade secrets and other confidential information. We intend to continue to rely on these and other means, including patent protection, in the future. However, the steps we take to protect our intellectual property may be inadequate, and unauthorized parties may attempt to copy aspects of our intellectual property or obtain and use information that we regard as proprietary and, if successful, may potentially cause us to lose market share, harm our ability to compete, and result in reduced revenue. Moreover, our non-disclosure agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products, and there can be no assurance that our competitors or third parties will comply with the terms of these agreements, or that we will be able to successfully enforce such agreements or obtain sufficient remedies if they are breached. There can be no assurance that the intellectual property rights we own or license will provide competitive advantages or will not be challenged or circumvented by our competitors.

Further, obtaining and maintaining patent, copyright, and trademark protection can be costly, and we may choose not to, or may fail to, pursue or maintain such forms of protection for our technology in the United States or foreign jurisdictions, which could harm our ability to maintain our competitive advantage in such jurisdictions. We may also fail to identify patentable aspects of our technology in a timely manner to obtain patent protection, that we will be unable to devote the resources to file and prosecute all patent applications for such technology, or that we will inadvertently lose protection for failing to comply with all procedural, documentary, payment, and similar obligations during the patent prosecution process. The laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate to prevent other parties from infringing our proprietary technology. To the extent we expand our international activities, our exposure to unauthorized use of our technologies and proprietary information may increase. We may also fail to detect unauthorized use of our intellectual property or be required to expend significant resources to monitor and protect our intellectual property rights, including engaging in litigation, which may be costly and time-consuming, may divert the attention of management and resources, and may ultimately not be successful. If we fail to meaningfully establish, maintain, protect and enforce our intellectual property rights, our business, financial condition and results of operations could be adversely affected.

We use open-source software in connection with our platform, which may pose risks to our intellectual property.

We use open-source software in connection with our platform, and plan to continue using open-source software in the future. Some licenses governing the use of open-source software contain requirements that we make available source code for modifications or derivative works we create based upon the open-source software. If we combine or link our proprietary source code with open-source software in certain ways, we may be required, under the terms of the applicable open-source licenses, to make our proprietary source code available to third parties. Although we monitor our use of open-source software, we cannot assure you that all open-source software is reviewed prior to use in our platform, that our developers have not incorporated open-source software into our platform that we are unaware of, or that they will not do so in the future. Additionally, the terms of open-source licenses have not been extensively interpreted by United States or international courts, and so there is a risk that open-source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on us or our proprietary software. If an author or other third party that distributes such open-source software were to allege that we had not complied with the conditions of an open-source license, we could incur significant legal costs defending ourselves against such allegations or remediating any alleged non-compliance with open-source licenses. Any such remediation efforts could require significant additional resources, and we may not be able to successfully complete any such remediation. Further, in addition to risks related to license requirements, use of certain open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties, and the open-source software may contain security vulnerabilities.

If we are unable to obtain and maintain adequate facilities and infrastructure, we may be unable to offer our existing charter flights and to expand or change our route network in the future, which may have a material adverse impact on our operations.

In order to operate our existing and proposed charter flight schedule and, where desirable, add service along new or existing routes, we must be able to maintain or obtain space for passenger service. As airports around the world become more congested, it may not be possible for us to ensure that our plans for new service can be implemented in a commercially viable manner, given operating constraints at airports throughout our network, including those imposed by inadequate facilities at desirable locations. Any limitation on our ability to acquire or maintain space for aircraft and passenger operations could have a material adverse effect on our business, results of operations and financial condition.

Set Jet leases and licenses exclusive passenger terminal infrastructure from airport operators in key market hubs and destinations. These leases, licenses and permits vary in term, ranging from on-demand to multi-year use and occupancy agreements that are coterminous with the airport operators underlying lease with the municipality that owns the premises. While our experience with these multi-year use and occupancy agreements have led to long-term uninterrupted usage thus far, certain municipalities retain the authority to terminate an operator’s lease upon short notice. If a municipality exercised its termination rights, under certain conditions our agreements with the airport operator would concurrently terminate. Termination of one or more of our leases could negatively impact our ability to provide services in our existing market hubs and have a material adverse effect on our business, results of operations and financial condition.

Our insurance may become too difficult or expensive for us to obtain. Increases in insurance costs or reductions in insurance coverage may materially and adversely impact our results of operations and financial position.

Though we do not own or operate aircraft, we maintain general liability aviation premise insurance and non-owned aircraft liability coverage, and we believe our level of coverage is customary in the industry and adequate to protect against claims. However, there can be no assurance that our level of coverage will be sufficient to cover potential claims or that present levels of coverage will be available in the future at a reasonable cost. Further, we expect our insurance costs to increase as we add routes, increase flight and passenger volumes, and expand into new markets.

We may incur substantial maintenance costs as part of our charter aircraft agreement obligations.

Aircraft owners or our third-party charter operator are responsible to maintain, service and repair aircraft utilized by Set Jet members to ensure the safety of member fliers and to keep the FAA airworthiness certificate of each aircraft in good standing at all times. Set Jet, as agent for its members, is generally responsible pursuant to our charter aircraft agreements for reimbursement of such costs related to charter usage of the aircraft. Aircraft maintenance and repairs consists of routine and non-routine maintenance divided into three general categories consisting of line-maintenance, scheduled maintenance and component service. These costs are recorded in the period in which they are incurred and can be substantial. Unexpected maintenance and repair costs may have a material adverse effect on our financial condition and results of operations.

Our charter aircraft agreements may contain provisions that require us to return aircraft airframes and engines to the third-party operator or aircraft owner in a specified condition or pay an amount based on the actual return condition of the equipment. These return costs are recorded in the period in which they are incurred. On our financial statements, we estimate the cost of maintenance lease return obligations and accrue such costs over the remaining lease term when the expense is probable and can be reasonably estimated. Any unexpected increase in maintenance return costs may have a material adverse effect on our financial condition and results of operations.

We are exposed to operational disruptions due to maintenance.

The aircraft fleet offered to our members requires regular maintenance work, which may cause operational disruption. The inability by our third-party operators to perform timely maintenance and repairs could result in aircraft being underutilized which could have an adverse effect on our business, financial condition and results of operations. On occasion, airframe manufacturers and/or regulatory authorities require or recommend modifications to be made across a particular fleet which may mean having to ground a particular type of aircraft. This may cause operational disruption to and impose significant costs on us. Furthermore, our operations in certain locations including Mexico, where delivery of components and parts could take a significant period of time, could result in delays in our ability to maintain and repair our aircraft. Any such delays may pose a risk to our business, financial condition and results of operations. Moreover, as our aircraft fleet increases, our maintenance costs could potentially increase.

The profitability of our current operations is dependent on the availability and pricing of aircraft fuel. Periods of significant disruption in the supply of aircraft fuel or elevated pricing could have a significant negative impact on our results of operations and liquidity.

Although Set Jet’s third-party aircraft operators are currently able to obtain adequate supplies of aircraft fuel, we cannot predict the future availability. Natural disasters (including hurricanes or similar events in the southeast United States and on the Gulf Coast where a significant portion of domestic refining capacity is located), political disruptions or wars involving oil-producing countries, economic sanctions imposed against oil-producing countries or specific industry participants, changes in fuel-related governmental policy, the strength of the U.S. dollar against foreign currencies, changes in the cost to transport or store petroleum products, changes in access to petroleum product pipelines and terminals, speculation in the energy futures markets, changes in aircraft fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages or distribution challenges in the future leading to volatile aircraft fuel pricing. Any of these factors or events could cause a disruption in or increased demands on oil production, refinery operations, pipeline capacity or terminal access and possibly result in diminished availability of aircraft fuel supply for our third-party aircraft operators. The impact of such events may limit our third-party aircraft operators’ ability to perform our member flights, which could result in loss of revenue and adversely affect our ability to provide our services.

Additionally, high fuel prices or significant disruptions in the supply of aircraft fuel could have an adverse effect on our financial condition and results of operations. The timely and adequate supply of fuel to meet operational demand depends on the continued availability of reliable fuel supply sources as well as related service and delivery infrastructure. Although we have some ability to cover short-term fuel supply disruptions, we depend significantly on the continued performance of our third-party service providers to maintain supply integrity. Consequently, we can neither predict nor guarantee the continued timely availability of aircraft fuel throughout our operations.

We are highly dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including finance, marketing, sales, and technology and support personnel. We believe that the breadth and depth of our senior management team’s experience across multiple industries will be instrumental to our success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have an adverse effect on our business, financial condition and results of operations. Additionally, our financial condition and results of operations may be adversely affected if we are unable to attract and retain skilled employees to support our operations and growth.

Financial Risks Related to Set Jet’s Business

There is substantial doubt about Set Jet’s ability to continue as a going concern. Set Jet may need additional financing to execute its business plan, to fund its operations and to continue as a going concern.

The Company has incurred losses from operations, negative cash flows from operating activities and has a working capital deficit. In addition, Set Jet is currently in default of certain excise taxes. These tax obligations are classified as current liabilities on Set Jet’s balance sheet as of June 30, 2023. Set Jet’s total outstanding estimated federal excise tax liability and penalties and interest of $0.5 million is included as accrued liabilities on the balance sheet as of June 30, 2023. This accrual may not be sufficient to cover any penalties and interest that may be imposed by the IRS.

As of December 31, 2022, Set Jet was in default of payments to a vendor in an aggregate amount, including interest, of $4.5 million under certain charter agreements for three aircraft chartered for Set Jet members through Set Jet’s charter operator. In February 2023, Set Jet secured additional financing from a third-party lender and a forbearance from such vendor, but there is no assurance future defaults will not occur without sufficient operating cash. In conjunction with certain payments and a new note for $5.3 million, the vendor agreed to a forbearance agreement providing for a monthly expense deposit of $500,000 for charter agreement costs applied each month to ongoing payments related to the three aircraft chartered under the charter agreements. The vendor agreed to forbear certain default rights and remedies under various agreements, including the charter agreements, through January 31, 2024 as long as there are no new defaults by Set Jet. The vendor also agreed not to sell or otherwise dispose of two aircraft used for Set Jet member travel during the forbearance period. The additional financing secured in conjunction with the forbearance included proceeds from a $2.5 million secured promissory note due March 1, 2024 and availability of a $4.0 million secured revolving line of credit due February 1, 2024.

The accompanying financial statements have been prepared assuming Set Jet will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The airline industry and Set Jet’s operations are cyclical and highly competitive. Set Jet’s success is largely dependent on the ability to raise debt and equity capital, increase its membership base, increase member flight utilization, and continue to expand flights in existing regions and into new regions profitably. The Company’s prospects and ongoing business activities are subject to the risks and uncertainties frequently encountered by companies in new and rapidly evolving markets. Risks and uncertainties that could materially and adversely affect Set Jet’s business, results of operations or financial condition include, but are not limited to the ability to raise additional capital (or financing) to fund operating losses, refinance its current outstanding debt, sustain ongoing operations, the ability to attract and maintain members, obtain and maintain relevant regulatory approvals, and the ability to measure and manage risks inherent to the business model.

Our results of operations may fluctuate significantly following the Business Combination, which makes our future results of operations difficult to predict and could cause our results of operations to fall below expectations or any guidance we may provide.

Our quarterly and annual results of operations may fluctuate significantly, which makes it difficult for us to predict our future results of operations. As a result, comparing our results of operations on a period-to-period basis may not be meaningful. Investors should not rely on Set Jet’s past results as an indication of Set Jet’s future performance.

This variability and unpredictability could also result in Set Jet failing to meet the expectations of industry or financial analysts or investors for any period. If Set Jet’s revenue or results of operations fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of Set Jet Common Stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue or earnings guidance we may provide.

Set Jet’s projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, Set Jet’s actual revenues, expenses and profitability may differ materially from its expectations.

The projected financial and operating information appearing elsewhere in this proxy statement/prospectus reflects estimates of future performance made in early 2023. Set Jet operates in a rapidly changing and competitive industry and its projections are subject to the risks and assumptions made by management with respect to its industry and business. The projections may be incomplete and reflect assumptions as to certain business strategies or plans that are subject to change. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. This may result in decreased revenue levels and/or increased expenses, and Set Jet may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause its results of operations in a given quarter or year to be higher or lower than expected. As a result, the projections may not be realized, and actual results may be significantly higher or lower than projected. For example, the capital raise transaction expected to be completed in connection with the Business Combination may differ in structure, timing, cost and size in comparison to the capital raise transaction assumed for the purposes of the projections included in this proxy statement/prospectus. As a result, the financial forecasts for the years ending December 31, 2023 and 2024 may no longer reflect Set Jet’s management’s beliefs regarding Set Jet’s anticipated future results for those periods. The inclusion of such projections in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the projections.

Set Jet’s obligations in connection with its contractual obligations could impair Set Jet’s liquidity and materially adversely affect its business, results of operations and financial condition.

Set Jet has significant long-term obligations primarily relating to charter agreements for the aircraft fleet utilized by members. As of June 30, 2023, Set Jet had six aircraft under long-term charter agreements. As of June 30, 2023, future minimum payments due under charter agreements and facility and hangar long-term operating leases were approximately $15.7 million. Set Jet’s future ability to pay its contractual obligations and its liquidity will depend on Set Jet’s operating performance, cash flow and Set Jet’s ability to secure adequate financing, which will in turn depend on, among other things, the success of Set Jet’s business strategy, U.S. and global economic conditions, the availability and cost of financing, as well as general economic and political conditions and other factors that are, to some extent, beyond Set Jet’s control. If Set Jet’s liquidity is materially diminished, there may be a material adverse effect on Set Jet’s cash flow available to fund working capital requirements, capital expenditures and business development efforts.

Set Jet has previously defaulted on its debt obligations and there can be no assurance that Set Jet will be able to fulfill its obligations under any current or future indebtedness it may incur.

Any existing or future indebtedness could have important consequences, including but not limited to:

•        increasing our vulnerability to general adverse economic and industry conditions;

•        requiring us to dedicate a substantial portion of our cash flow from operations to servicing our debt, thereby reducing the availability of cash to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•        limiting our flexibility in planning for, or reacting to, challenges and opportunities, and changes in our businesses and the markets in which we operate; and

•        leading to the possibility of default on existing or future debt obligations.

Set Jet’s ability to service its debt will depend on Set Jet’s future operating performance and financial results, which may be subject to factors beyond our control, including general economic, financial and business conditions. If we do not have sufficient cash flow to service our debt, we may need to refinance all or part of our existing debt, borrow more money or sell securities or assets, some or all of which may not be available to us at acceptable terms or at all. In addition, we may need to incur additional debt in the future in the ordinary course of business. Set Jet’s current debt and any future additional debt Set Jet may incur may impose significant operating and financial restrictions on us. A breach of any of these restrictions could result in a default. If a default occurs, the relevant lenders could elect to accelerate payments due. If our operating performance declines, or if we are unable to comply with any restrictions, we may need to obtain amendments to our credit agreements or waivers from the lenders to avoid default. These factors could have a material adverse effect on our business.

Further, if there were an event of default under Set Jet’s debt instruments or a change of control, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately and may be cross-defaulted to other debt. Set Jet’s assets or cash flow may not be sufficient to fully repay borrowings under its outstanding debt instruments if accelerated upon an event of default, and there is no guarantee that Set Jet would be able to repay, refinance or restructure the payments on those debt securities.

Set Jet’s ability to use net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes may be significantly limited due to various circumstances, including certain possible future transactions involving the sale or issuance of Set Jet Common Stock, or if taxable income does not reach sufficient levels.

Set Jet’s ability to use Net Operating Loss (“NOL”) carryforwards and certain other tax attributes will depend on the amount of taxable income it generates in future periods and, as a result, certain of Set Jet’s carryforwards and other tax attributes may expire before Set Jet can generate sufficient taxable income to use them in full. In addition, our ability to use NOL carryforwards and certain other tax attributes to offset future taxable income may be limited if we have experienced or in the future experience an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended. Potential future transactions involving the sale or issuance of Set Jet Common Stock may increase the possibility that we will experience a future “ownership change” under Section 382. Such transactions may include the exercise of warrants, the issuance of Set Jet Common Stock for cash, the conversion of any existing or future convertible debt, the repurchase of any debt with Set Jet Common Stock, the acquisition or disposition of any stock by a stockholder owning 5% or more of the outstanding shares of Set Jet Common Stock, or a combination of the foregoing or other ownership changes.

Risks Related to Set Jet’s Dependence on Third-Party Providers

We rely on our third-party operators to provide and operate aircraft to provide charter flights for our members. If such third-party operators do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

Our asset-light business model means that we do not own or operate any aircraft. Instead, we rely on third-party contractors to lease and operate aircraft owned by others. Set Jet primarily relies on one established FAA Part 135 operator, Maine Aviation Aircraft Charter, LLC, a Maine limited liability company (“Maine Aviation”), providing flight services through its Part 135 certificates but has used over a dozen charter operators to serve its members. This one established provider is currently the Part 135 operator for Set Jet branded aircraft.

Pilots, maintenance, insurance and fuel are all costs borne by our operator and generally reimbursed by us, although sometimes for convenience paid directly by us. Should we experience complications with any of these third-party contractors or their leased aircraft, we may need to delay or cancel member flights. We face the risk that any of our contractors may not fulfill their contracts and deliver their services on a timely basis, or at all. We have experienced, and may in the future experience, operational complications with our contractors. The ability of our contractors to effectively satisfy our requirements could also be impacted by any such contractor’s financial difficulty or damage to their operations caused by fire, terrorist attack, natural disaster, pandemic, such as the current COVID-19 outbreak, or other events. The failure of any contractors to perform to our expectations could result in delayed or cancelled flights and harm our business. Our reliance on contractors and our inability to fully control any operational difficulties with our third-party contractors could have a material adverse effect on our business, financial condition and results of operations.

The supply of pilots provided by our third-party operators is limited and may negatively affect our operations and financial condition. Increases in our labor costs, which constitute a substantial portion of our total operating costs, may have a material adverse effect on our business, financial condition and results of operations.

Pilots employed by our third-party operators are subject to stringent pilot qualification and crew member flight training standards (“FAA Qualification Standards”), which among other things require minimum flight time for pilots and mandate strict rules to minimize pilot fatigue. The existence of such requirements effectively limits the supply of qualified pilot candidates and increases pilot salaries and related labor costs. Such requirements also impact pilot scheduling, work hours and the number of pilots required to be employed for our member charter operations, all of which could have a material adverse effect on our business, results of operation and financial condition.

We liaison with our primary third-party operator to plan for the hiring and training of a pipeline of pilots for our member charter operations. Our efforts and those of our third-party operator may not be sufficient to offset a significant and/or prolonged shortage of pilots, and we will be increasingly reliant on our third-party operator as we look to expand our operations. This pipeline may be unable to provide us with pilots in the expected numbers or at the appropriate times. If there is an insufficient supply of pilots to fly our routes, we may be forced to cancel charter flights. In addition, our operations and financial condition may be negatively impacted if we are unable to have available trained pilots in a timely manner. Due to an industry-wide shortage of qualified pilots, driven in part by the flight hours requirements under the FAA Qualification Standards and attrition resulting from the hiring needs of other industry participants, pilot training timelines have significantly increased and stressed the availability of flight simulators, instructors and related training equipment. As a result, the training of our pilots may not be accomplished in a cost-efficient manner or in a manner timely enough to support our operational needs.

If our third-party aircraft operators are unable to match our growth in demand or we are unable to add additional third-party aircraft operators to meet demand, our costs may increase and our business, financial condition and results of operations could be adversely affected.

We are dependent primarily on one and expect to be dependent in the future on a finite number of certificated third-party aircraft operators to provide charter services to our members. In the event potential competitors establish cooperative or strategic relationships with third-party operators in the markets we serve, offer to pay third-party aircraft operators more attractive rates or guarantee a higher volume of flights than we offer for our members, we may not have access to the necessary number of aircraft or operators to achieve our planned growth. Though we have successfully worked with our operators to obtain aircraft from third-party owners to support our growth in the past, there is no guarantee we will be able to continue doing so without incurring additional costs. If our third-party aircraft operators are unable or unwilling to add aircraft, or otherwise do not have capacity or desire to support our growth, or we are unable to add new or replacement operators as needed, our business and results of operations could be adversely affected. As the demand for private aircraft travel grows, we expect competition for third-party aircraft operators to increase. Further, we expect that as competition in the chartered aircraft market grows, the use of exclusive contractual arrangements with third-party aircraft operators, sometimes requiring volume guarantees, may increase.

If we encounter problems with any of our third-party aircraft operators or third-party service providers, such as workforce disruptions, our operations could be adversely affected by a resulting decline in revenue or negative public perception about our services.

All of our flight operations are conducted by third-party aircraft operators on behalf of our members. Due to this reliance on third parties to provide these essential services, our operations are subject to the risk of disruptions, which may in the future result from many of the same risk factors disclosed in this “Risk Factors” section, such as the impact of adverse economic conditions and the inability of third parties to hire or retain skilled personnel, including pilots and mechanics. Our primary third-party operator provides significant capacity that we would be unable to replace in a short period of time should that operator fail to perform its obligations to us. Disruptions to capital markets, shortages of skilled personnel and adverse economic conditions in general, such as conditions resulting from the COVID-19 pandemic, have subjected certain of these third-party regional operators to significant financial and operational pressures, which have in the past and could result in the temporary or permanent cessation of their operations. We may also experience disruption to our operations if we terminate agreements with any of our current or future aircraft operators and transition the services to other providers.

Although our third-party aircraft operators are not currently experiencing workforce disruptions, we cannot predict the future actions of their workforce. Union strikes among airport workers or certain pilots of third-party aircraft operators may result in disruptions of our charter flight services and thus could have a material adverse effect on our business, financial condition and results of operations. Any significant disruption to our operations as a result of problems with any of our third-party aircraft operators would have a material adverse effect on our business, results of operations and financial condition.

In addition, we have entered into agreements with contractors to provide various facilities and some services required for our operations. Because we rely on others to provide such services, our ability to control the efficiency and timeliness of such services is limited. Similar agreements may be entered into in any new markets we decide to serve. We are also at risk should one of these service providers cease operations, and there is no guarantee that we could replace these providers on a timely basis with comparably priced providers, or at all. Any material problems with the efficiency and timeliness of contract services, resulting from financial hardships or otherwise, could have a material adverse effect on our business, results of operations and financial condition.

Our third-party aircraft operators’ insurance may become too difficult or expensive for them to obtain. If our third-party aircraft operators are unable to maintain sufficient insurance coverage, it may materially and adversely impact our results of operations and financial position.

Hazards are inherent in the aviation industry and may result in loss of life and property, potentially exposing us to substantial liability claims arising from the charter operation of aircraft for our members. Incidents related to aircraft operation are covered by our third-party operators’ insurance. A limited number of hull and liability insurance underwriters provide coverage for our third-party aircraft operators. Insurance underwriters are required by various federal and state regulations to maintain minimum levels of reserves for known and expected claims. However, there can be no assurance that underwriters have established adequate reserves to fund existing and future claims. The number of air medical or tourism accidents, as well as the number of insured losses within the commercial airline industry, and the impact of general economic conditions on underwriters may result in increases in premiums above the rate of inflation. If our third-party aircraft operators’ insurance costs increase, such operators are likely to pass the increased costs to us as agent for our members, which could cause us to increase the prices paid by our members. Such cost increases could adversely affect demand for our services and harm our business. Additionally, under aircraft operating agreements, our third-party aircraft operators have agreed to indemnify us against liability arising from the operation of aircraft and to maintain insurance covering such liability. However, there can be no assurance there will be no challenge to the indemnification rights or that the aircraft operator will have sufficient assets or insurance coverage to fulfill its indemnity obligations.

Illegal, improper, or otherwise inappropriate operation of branded aircraft by our third-party aircraft operators, regardless of whether they are operating aircraft on our behalf, could harm our reputation, business, brand, financial condition and results of operations.

If our third-party aircraft operators or owners were to operate Set Jet-branded aircraft, regardless of whether such aircraft is flying on our members behalf, in an illegal, improper or otherwise inappropriate manner, such as violating local noise-abatement regulations or ignoring suggested noise-abatement flight paths and procedures, we could be exposed to significant reputational harm. While we have implemented various measures intended to anticipate, identify and address the risk of these types of activities, these measures may not adequately address or prevent all illegal, improper or otherwise inappropriate activity by our third-party aircraft operators or owners while flying Set Jet-branded aircraft. Further, any negative publicity related to the foregoing, whether or not such incident occurred while flying on our members behalf, could adversely affect our reputation and brand or public perception of the member-based charter industry as a whole, which could negatively affect demand for platforms like ours, and potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could harm our business, financial condition and results of operations.

We rely on third-party web service providers to deliver our offerings to users on our platform, and any disruption of or interference with our use of third-party web services could adversely affect our business, financial condition and results of operations.

Our platform’s continuing and uninterrupted performance is critical to our success. We currently host our platform and support our operations using a third-party provider of cloud infrastructure services. While we have engaged reputable vendors to provide these services, we do not have control over the operations of the facilities used by our third-party provider and their facilities may be vulnerable to damage or interruption from natural disasters, cybersecurity attacks, human error, terrorist attacks, power outages and similar events or acts of misconduct. In addition, any changes in our third-party cloud infrastructure provider’s service levels may adversely affect our ability to meet the requirements of users. While we believe we have implemented reasonable backup and disaster recovery plans, we have experienced, and expect that in the future we will experience, interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. Sustained or repeated system failures would reduce the attractiveness of our offerings. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand our service offerings. Any negative publicity or user dissatisfaction arising from these disruptions could harm our reputation and brand and may adversely affect the usage of our offerings, and could harm our business, financial condition and results of operation.

Legal and Regulatory Risks Related to Set Jet’s Business

The FAA could challenge our method of operations as a member-based charter booking business.

Set Jet’s operations for its members are conducted as a “Common Carriage, Nonscheduled, On-Demand Operator with a 10+ seat Supplement” under Part 135 of FAA regulations and outside the FAA and DOT rules and regulations under Part 121 applicable to commercial airlines and outside rules and regulations for scheduled Part 135 Commuter Operators.

Although the FAA and DOT reviewed our method of operations in 2013 and the FAA and DOT provided a legal opinion confirming our model is compliant with our stated operating methods and outside the rules and regulations applicable to commercial airlines, the FAA and DOT may in the future deem that our operations are no longer in compliance or change regulations or interpretations of regulations such that we are no longer deemed compliant. Should the FAA and DOT determine that our operations require compliance with the rules and regulations consistent with commercial airlines or as an “air charter broker” and/or a “charter operator” it is unlikely we would be in a position to comply with increased regulatory obligations and could be forced to cease operations either temporarily or permanently. We could also be subject to fines and/or civil penalties and in severe cases the suspension or revocation of licenses, certificates, authorizations or permits. This would have a material adverse effect on our business, financial condition and results of operations.

In August 2023, the FAA published its intention to initiate a rulemaking to address the exception from its domestic, flag, and supplemental operations regulations for public charter operators. This rulemaking would address public charter operations offered to the public that, in light of what the FAA identified as “high-volume operations” under Part 121, are essentially indistinguishable from flights offered to the public by air carriers. Were the FAA to amend its regulatory framework, some operators conducting public charter operations would need to transition from operating under Part 135 to Part 121. While Set Jet does not operate as a public charter, there is no assurance it will not be affected by any new regulations that may arise from the FAA’s planned rulemaking. In addition, any proposed new regulations could have an impact on the established FAA Part 135 operators who provide flight services for Set Jet, which could result in such operators experiencing increased compliance costs, which such operators may flow through to Set Jet or otherwise cause such operators to exit the public charter business entirely.

Our business is subject to a wide variety of extensive and evolving laws and regulations, which may result in increases in our costs, disruptions to our operations, limits on our operating flexibility, reductions in the demand for air travel, and competitive disadvantages.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future legal or regulatory changes. We monitor these developments and devote a significant amount of management’s time and external resources towards compliance. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate or limit our ability to expand into certain jurisdictions, which could have a material adverse effect on our business, financial condition and operating results.

Further, our business has been adversely impacted when government agencies have ceased to operate as expected, including due to partial shutdowns or similar events. These events have resulted in, among other things, reduced demand for air travel, an actual or perceived reduction in air traffic control and related travel delays, as well as disruption in the ability of the FAA to grant required regulatory approvals, such as those that are involved when a new aircraft is first placed into service.

Our operations and those of our third-party operators are highly regulated by several U.S. government regulatory agencies, including the DOT and the FAA. These requirements restrict the ways our business is conducted, as well as the operations of our third-party aircraft operators. Failure to comply with such requirements in the future may result in fines and other enforcement actions by the regulators. In the future, any new regulatory requirements, particularly requirements that limit our third-party aircraft operators’ ability to operate, could have a material adverse effect on us and the industry. Further, DOT and FAA rules require certain disclosures to consumers and filing of routes, which could create a burden on our marketing and operations teams.

Our results of operations and the manner in which we conduct business each may be affected by changes in law and future actions taken by governmental agencies, including:

•        changes in law that affect the services that can be offered by us in particular markets and at particular airports, or the types of fares offered or fees that can be charged to members;

•        restrictions on competitive practices (for example, court orders, or agency regulations or orders, that would curtail our ability to respond to a competitor);

•        the adoption of new passenger security standards or regulations that impact customer service standards;

•        restrictions on airport operations, such as restrictions on the use of airports; and

•        the adoption of more restrictive locally-imposed noise restrictions.

Each additional regulation or other form of regulatory oversight increases costs and adds greater complexity to operations and, in some cases, may reduce the demand for air travel. There can be no assurance that the increased costs or greater complexity associated with our compliance with new rules, anticipated rules or other forms of regulatory oversight will not have a material adverse effect on us.

Any significant reduction in air traffic capacity at and in the airspace serving key airports in the United States could have a material adverse effect on our business, results of operations and financial condition. Weaknesses in the National Airspace System and the Air Traffic Control (“ATC”) system, such as outdated procedures and technologies, have resulted in short-term capacity constraints during peak travel periods or adverse weather conditions in certain markets, resulting in delays and disruptions of air traffic. Outdated technologies may also cause the ATC system to be less resilient in the event of a failure.

If we expand hub and services outside of the United States, we will face additional regulations to meet local operating requirements.

We may be blocked from or limited in providing or offering our services in certain jurisdictions and may be required to modify our business model in those jurisdictions as a result.

We face regulatory obstacles which could prevent us from operating our member-based charter flight operations. We may incur significant costs in defending our right to operate in accordance with our business model in certain jurisdictions. To the extent that efforts to block or limit our operations are successful, or we or third-party aircraft operators are required to comply with regulatory and other requirements applicable to charter flight services, our revenue and growth would be adversely affected.

We currently operate passenger terminals out of several airports in Arizona and Nevada and use ramp and facilities of a variety of independent fixed-based operators located at airports in California, Colorado, Utah and Mexico. These facilities are strategically located in close proximity to heavily populated areas. If these airports were to restrict or limit access for charter flights, our passenger volume and utilization rates may be significantly adversely impacted and certain existing or planned future routes may cease to be profitable for us to operate. Airports have a limited number of hangar and charter flight operation sites, which may limit our ability to expand operations to other locations. The availability of hangar space is advantageous to allow our third-party aircraft operators to effectively support our business.

Failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current laws and regulations or the enactment of new laws or regulations in these areas, could adversely affect our business and our financial condition.

We are subject to a wide variety of laws in the United States and other jurisdictions related to privacy, data protection and consumer protection that are often complex and subject to varying interpretations. As a result, these privacy, data protection and consumer protection laws may change or develop over time through judicial decisions or as new guidance, or interpretations are provided by regulatory and governing bodies and such changes or developments may be contrary to our existing practices. This may cause us to expend resources on updating, changing, or eliminating some of our privacy and data protection practices.

We receive, collect, store, process, transmit, share, and use personal information, and other customer data, including health information, and we rely in part on third parties that are not directly under our control to manage certain of these operations and to receive, collect, store, process, transmit, share, and use such personal information, including payment information. A variety of federal, state, local, municipal, and foreign laws and regulations, as well as industry standards (such as the payment card industry standards) govern the collection, storage, processing, sharing, use, retention and security of this information, including the California Online Privacy Protection Act, the Personal Information Protection and Electronic Documents Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Telephone Protection and Electronic Protection Act of 1991 (“TCPA”), Section 5 of the Federal Trade Commission Act, and the California Consumer Privacy Act (“CCPA”). Laws and regulations relating to privacy and data protection are continually evolving and subject to potentially differing interpretations. These requirements may not be harmonized, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations. The failure to comply with such data protection and privacy regulations can result in fines, penalties, and the enforcement of any non-compliance, which could significantly impact our business operations.

In January 2020, CCPA took effect, which provides new data privacy rights for consumers in California and new operational requirements for companies doing business in California. Compliance with the new obligations imposed by the CCPA depends in part on how particular regulators interpret and apply them, and because the CCPA is relatively new, there is still some uncertainty about how the CCPA will be interpreted and enforced. If we fail to comply with the CCPA or if regulators assert that we have failed to comply with the CCPA, we may be subject to certain fines or other penalties (up to $2,500 per violation, or up to $7,500 per violation if the violation is intentional) and litigation, any of which may negatively impact our reputation, require us to expend significant resources, and harm our business. Furthermore, California voters approved the California Privacy Rights Act (“CPRA”) on November 3, 2020, which will amend and expand the CCPA, including by providing consumers with additional rights with respect to their personal information. The CPRA came into effect on January 1, 2023, applying to information collected by businesses on or after January 1, 2022. We believe that the personal information we collect from California residents that use our app, the air transportation services we have offered in California in the past and direct marketing to California residents for those services, as well as our plans to offer future services in California, have made and in the future will make Set Jet subject to compliance with CCPA and CPRA.

Moreover, as we expand our international presence, we will also be subject to additional privacy rules of such foreign jurisdictions, many of which, such as the European Union’s General Data Protection Regulation (the “GDPR”) and national laws supplementing the GDPR or national laws of similar scope and nature, such as in the United Kingdom, may require significant resources to comply with. The GDPR, for example, requires companies to meet stringent requirements regarding the handling of personal data and highly sensitive personal data of individuals located in the European Economic Area and includes significant monetary penalties for noncompliance. We do not currently offer or advertise our services in the European Union, and all of our services are charged in U.S. dollars. Activities we may engage in in the future, could require us to comply with the GDPR.

We could be in the future subject to data breaches. A significant data breach or any failure, or perceived failure, by us to comply with any federal, state or foreign privacy laws, regulations or other principles or orders to which we may be subject could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings or actions against us by governmental entities, litigation, including class action litigation, from our fliers, fines, penalties, or other liabilities, or require us to change our operations or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement, government authorities, payment companies, consumer reporting agencies or the media about the incident and may be required to expend additional resources in connection with investigating and remediating such an incident, and otherwise complying with applicable privacy and data security laws.

Environmental regulation and liabilities, including new or developing laws and regulations, may increase our costs of operations and adversely affect us.

In recent years, governments have increasingly focused on climate change, carbon emissions and energy use. Laws and regulations that curb the use of conventional energy or require the use of renewable fuels or renewable sources of energy- such as wind or solar power, could result in a reduction in demand for hydrocarbon-based fuels such as oil and natural gas. In addition, governments could pass laws, regulations or taxes that increase the cost of such fuels, thereby decreasing demand for our services and also increasing the costs of our operations by our third-party aircraft operators. More stringent environmental laws, regulations or enforcement policies could have a material adverse effect on our business, financial condition and results of operations.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of the Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In particular, Section 404 of the Sarbanes-Oxley Act (“Section 404”) will require us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm potentially to attest to, the effectiveness of our internal control over financial reporting. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition and could cause a decline in the trading price of the Combined Company common stock.

If we fail to develop and maintain effective internal control over financial reporting and disclosure controls and procedures, we may be unable to provide financial information and required SEC reports that a U.S. publicly traded company is required to provide in a timely and reliable fashion. Any such delays or deficiencies could penalize us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and hurt our reputation and could thereby impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for listing of the Combined Company common stock on the Nasdaq.

Risks Related to the Combined Company

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection titled “Risks Related to the Combined Company” refer to the Combined Company.

Concentration of ownership among the Combined Company’s executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Upon completion of the Business Combination, the initial stockholders of Set Jet will beneficially own, directly or indirectly:

•        approximately 30.1% of the Combined Company’s outstanding common stock and the executive officers, directors of Set Jet and their affiliates as a group will beneficially own approximately 8.2% of the Combined Company’s outstanding common stock, assuming no redemption of the Public Shares;

•        approximately 33.7% of the Combined Company’s outstanding common stock and the executive officers, directors of Set Jet and their affiliates as a group will beneficially own approximately 9.2% of the Combined Company’s outstanding common stock, assuming 50% redemption of the Public Shares; or

•        approximately 38.3% of the Combined Company’s outstanding common stock and the executive officers, directors of Set Jet and their affiliates as a group will beneficially own approximately 10.4% of the Combined Company’s outstanding common stock, assuming that all Public Shares are redeemed.

As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, appointment and removal of officers, any amendment of the amended and restated certificate of incorporation and approval of mergers and other business combination transactions requiring stockholder approval, including proposed transactions that would result in the Combined Company stockholders receiving a premium price for their shares and other significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Members of the Board and Revelstone’s executive officers and advisors may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest.

Members of the Board and Revelstone’s executive officers and advisors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

•        If the Business Combination is not approved, in accordance with our Charter, the 4,125,000 founder shares held by the Revelstone Initial Stockholders, including our officers and directors, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 5,500,000 Private Warrants, which were purchased by the Sponsor simultaneously with the IPO and in connection with the exercise of the overallotment option, for an aggregate purchase price of $5,500,000. Irrespective of existing lock-up agreements that impose restrictions on the transfer of the founder shares and the Private Warrants, such founder shares together with the Private Warrants had an aggregate market value of approximately $[*] based on the last sale price of $[*] and $[*], respectively, on Nasdaq on [*], 2023

•        On August 24, 2023, Revelstone issued a promissory note (the “First Working Capital Note”) to the Sponsor. Pursuant to the First Working Capital Note, the Sponsor agreed to loan us an aggregate principal amount of $100,000. On October 19, 2023, Revelstone issued a promissory note (the “Second Working Capital Note”) to the Sponsor. Pursuant to the Second Working Capital Note, the Sponsor agreed to loan us an aggregate principal amount of $100,000. The First Working Capital Note and any additional Working Capital Notes are hereinafter referred to as the “Working Capital Notes”). The Working Capital Notes were issued to fund working capital of the Company. The Working Capital Notes are non-interest bearing and all outstanding amounts under the Working Capital Notes will be due on the date on which we consummate our initial business combination (the “Maturity Date”).

•        If we are unable to complete a business combination and distribute the proceeds held in trust to our public stockholders, our Sponsor has agreed (subject to certain exceptions) that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us.

•        All rights specified in the Company’s Charter as amended on June 14, 2023, relating to the right of officers and directors to be indemnified by the Company, and of the Company’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the Business Combination is not approved and the Company liquidates, the Company will not be able to perform its obligations to its officers and directors under those provisions.

•        The exercise of Revelstone’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

•        Our Sponsor, officers, directors, initial stockholders or their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations. However, if the Company fails to consummate the Business Combination, they will not have any claim against the trust account for reimbursement. Accordingly, the Company will most likely not be able to reimburse these expenses if the Business Combination is not completed, including any balances outstanding on any Working Capital Notes, as described herein, issued to Revelstone by the Sponsor. As of October 20, 2023, $200,000 is outstanding from the Working Capital Notes, and there are no out-of-pocket expenses owed to Revelstone’s officers, directors or Sponsor.

•        If a business combination is not consummated, and there are insufficient funds to repay the Working Capital Notes, all unpaid amounts would be forgiven. All or a portion of the amounts outstanding under the Working Capital Notes may be converted on the Maturity Date into Warrants at a price of $1.00 per Warrant at the option of the Sponsor. The Warrants would be identical to the Company’s outstanding Private Warrants that were issued to the Sponsor in the Private Placement. The Working Capital Notes contain customary events of default, including, among others, those relating to the Company’s failure to make a payment of principal when due and to perform any other obligations that are not timely cured after written notice of such default from the Sponsor.

In light of the foregoing, the Sponsor and its affiliates will receive material benefits from the Closing and may be incentivized to complete the Business Combination with Set Jet rather than liquidate even if (i) Set Jet is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and its affiliates may have interests in the Closing that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and its affiliates who hold founder shares or Private Warrants may receive a positive return on their investment(s), even if the public stockholders experience a negative return on their investment after consummation of the Business Combination.

These interests may influence Revelstone’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Revelstone’s Warrants are currently not in compliance with the Nasdaq continued listing requirements. If Revelstone is unable to regain compliance with Nasdaq’s listing requirements, its Warrants could be delisted, which could affect its securities’ market price and liquidity.

Our Units, Common Stock and Warrants are separately listed on Nasdaq. In order to continue listing our securities on Nasdaq prior to our initial business combination, we must maintain certain financial, distribution and share price levels. On June 14, 2023, Revelstone received a Notice from the Listing Qualifications Department of Nasdaq indicating that that it was not in compliance with Nasdaq Listing Rule 5452(b)(C) with respect to its Warrants for failing to maintain a minimum of $1,000,000 in aggregate market value of its outstanding warrants which is required by the Nasdaq Global Market. The Notice has no immediate effect on the listing of the Warrants on The Nasdaq Global Market.

On July 31, 2023, Revelstone responded to Nasdaq and if the plan is accepted, Nasdaq may grant an exception of up to 180 calendar days from the date of the letter, or until December 11, 2023, to regain compliance with respect to the Warrants. In the event Revelstone does not regain compliance prior to the expiration of the compliance period, it will receive written notification that its Warrants, are subject to delisting. At that time, Revelstone may appeal the delisting determination to a Hearings Panel.

Revelstone cannot assure you that it will be able to regain compliance and its failure to meet this, or any other requirement would result in its Warrants being delisted from Nasdaq. Revelstone and holders of its securities could be materially adversely impacted if its warrants are delisted from Nasdaq. In particular:

•        the price of its securities may decrease as a result of the loss of market efficiencies associated with Nasdaq;

•        holders may be unable to sell or purchase Warrants when they wish to do so;

•        Revelstone may become subject to stockholder litigation;

•        Revelstone may lose the interest of institutional investors in its securities;

•        Revelstone may lose media and analyst coverage; and

•        Revelstone would likely lose any active trading market for its Warrants, as it may only be traded on one of the over-the-counter markets, if at all.

In addition, the Sponsor holds 5,500,000 Private Warrants and Roth holds 750,000 Private Warrants. The Private Warrants and the Public Warrants are identical except that the Private Warrants do not trade on the Nasdaq Stock Market. If the Warrants are delisted, they will trade on the over-the-counter markets. There can be no assurance that there will be a market for the Warrants if they are delisted and trade on the over-the-counter markets.

There can be no assurance that the Combined Company Common Stock will be approved for listing on Nasdaq or that the Combined Company will be able to comply with the continued listing standards of Nasdaq.

In connection with the Closing, Revelstone’s existing registration rights agreement will be amended and restated to: (i) provide that Revelstone will file a registration statement within 30 days following the Closing to register for resale (A) the Founder Shares and shares of Revelstone Common Stock issuable upon exercise of the Private Warrants held by the Founders and (B) the shares of the Combined Company Common Stock to be issued to Set Jet’s stockholders in the Business Combination; (ii) provide Set Jet’s stockholders with three demand registration rights; (iii) provide Set Jet’s stockholders and the Founders customary underwritten takedown rights (subject to customary priorities, minimums, frequency, and quantity limits, cutbacks, deferrals and other terms); and (iv) afford each of Set Jet’s stockholders and the Founders, on a pari passu basis, “piggy back” registration rights with respect to any underwritten offerings by the other stockholders and by the Combined Company. The sale or possibility of sale of these additional securities trading in the public market may negatively impact the market price of the Combined Company’s securities.

•        limited availability of market quotations for the Combined Company’s securities;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Revelstone’s securities or, following the Closing, the Combined Company’s securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Revelstone’s securities prior to the Closing may decline. The market values of the Combined Company’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which Revelstone’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of the Combined Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Set Jet’s securities. Accordingly, the valuation ascribed to Set Jet may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for the Combined Company’s securities develops and continues, the trading price of the Combined Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Combined Company’s control. Any of the factors listed below could have a negative impact on your investment in the Combined Company’s securities and the Combined Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Combined Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Combined Company’s securities may include:

•        actual or anticipated fluctuations in the Combined Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        changes in the market’s expectations about the Combined Company’s operating results;

•        success of competitors;

•        failure to attract analyst coverage for the Combined Company’s stock or one or more analysts ceases coverage of the Combined Company or fails to publish reports on the Combined Company regularly;

•        the Combined Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Combined Company or the transportation industry in general;

•        operating and share price performance of other companies that investors deem comparable to the Combined Company;

•        the Combined Company’s ability to market new and enhanced products and technologies on a timely basis;

•        changes in laws and regulations affecting the Combined Company’s business;

•        the Combined Company’s ability to meet compliance requirements;

•        commencement of, or involvement in, litigation involving the Combined Company;

•        changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of the Combined Company Common Stock available for public sale;

•        any major change in the Combined Company’s Board or management;

•        sales of a substantial number of shares of Combined Company Common Stock by the Combined Company’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Combined Company’s securities irrespective of the Combined Company’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Combined Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Combined Company could depress the Combined Company’s share price regardless of the Combined Company’s business, prospects, financial conditions or results of operations. A decline in the market price of the Combined Company’s securities also could adversely affect the Combined Company’s ability to issue additional securities and the Combined Company’s ability to obtain additional financing in the future.

Following the consummation of the Business Combination, the Combined Company will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Combined Company will face increased legal, accounting, administrative and other costs and expenses as a public company that Set Jet does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Combined Company to carry out activities Set Jet has not done previously. For example, the Combined Company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Combined Company could incur additional costs to rectify those issues, and the existence of those issues could adversely affect the Combined Company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the Combined Company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the Combined Company’s Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Combined Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The Combined Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could negatively impact its business.

Set Jet is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, the Combined Company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Set Jet as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the Combined Company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

The Combined Company will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make the Combined Company’s securities less attractive to investors and may make it more difficult to compare the Combined Company’s performance to the performance of other public companies.

The Combined Company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the Combined Company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The Combined Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Revelstone Common Stock that is held by non-affiliates equals or exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Revelstone Common Stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Combined Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, the Combined Company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find the Combined Company Common Stock less attractive because the Combined Company will rely on these exemptions, which may result in a less active trading market for the Combined Company Common Stock and its price may be more volatile.

Set Jet’s management has limited experience in operating a public company.

Set Jet’s executive officers have limited experience in the management of a publicly traded company. Set Jet’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. Set Jet may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Combined Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding the Combined Company’s securities adversely, the price and trading volume of the Combined Company’s securities could decline.

The trading market for the Combined Company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Combined Company, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the Combined Company. If no securities or industry analysts commence coverage of the Combined Company, the Combined Company’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Company change their recommendation regarding the Combined Company’s shares of common stock adversely, or provide more favorable relative recommendations about its competitors, the price of the Combined Company’s shares of common stock would likely decline. If any analyst who may cover the Combined Company were to cease coverage of the Combined Company or fail to regularly publish reports on it, the Combined Company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

If the Combined Company’s security holders exercise their registration rights, it may negatively impact the market price of the Combined Company’s shares of common stock and the existence of these rights may make it more difficult to effect a business combination.

In connection with the Closing, Revelstone’s existing registration rights agreement will be amended and restated to: (i) provide that Revelstone will file a registration statement within 30 days following the Closing to register for resale (A) the Founder Shares and shares of Revelstone Common Stock issuable upon exercise of the Private Warrants held by the Founders and (B) the shares of the Combined Company Common Stock to be issued to Set Jet’s stockholders in the Business Combination; (ii) provide Set Jet’s stockholders with three demand registration rights; (iii) provide Set Jet’s stockholders and the Founders customary underwritten takedown rights (subject to customary priorities, minimums, frequency, and quantity limits, cutbacks, deferrals and other terms); and (iv) afford each of Set Jet’s stockholders and the Founders, on a pari passu basis, “piggy back” registration rights with respect to any underwritten offerings by the other stockholders and by the Combined Company. The sale or possibility of sale of these additional securities trading in the public market may negatively impact the market price of the Combined Company’s securities.

Because we have no current plans to pay cash dividends on the Combined Company Common Stock for the foreseeable future, you may not receive any return on investment unless you sell the Combined Company Common Stock for a price greater than that which you paid for it.

The Combined Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Combined Company’s Board and will depend on, among other things, the Combined Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Combined Company’s Board may deem relevant. In addition, the Combined

Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in the Combined Company Common Stock unless you sell your shares of common stock for a price greater than that which you paid for it.

The Combined Company may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the Combined Company Common Stock.

Upon consummation of the Business Combination, the Combined Company will have warrants outstanding to purchase an aggregate of 9,163,394 shares of Combined Company Common Stock. The Combined Company may also issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•        existing stockholders’ proportionate ownership interest in the Combined Company will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding common stock may be diminished; and

•        the market price of the Combined Company Common Stock may decline.

Anti-takeover provisions in the Amended Charter and under Delaware law could make an acquisition of the Combined Company, which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove the Combined Company’s then current management.

The Amended Charter contains provisions that may delay or prevent an acquisition of the Combined Company or a change in its management. These provisions may make it more difficult for stockholders to replace or remove members of the Combined Company Board. Because the Combined Company Board is responsible for appointing the members of the management team, these provisions could in turn frustrate or prevent any attempt by its stockholders to replace or remove its current management. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of Combined Company Common Stock. Among other things, these provisions include:

•        the limitation of the liability of, and the indemnification of, its directors and officers;

•        a prohibition on actions by its stockholders except at an annual or special meeting of stockholders;

•        a prohibition on actions by its stockholders by written consent; and

•        the ability of the Combined Company Board to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the Combined Company Board.

Moreover, because the Combined Company is incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns 15% or more of its outstanding voting stock from merging or combining with the Combined Company for a period of three years after the date of the transaction in which the person acquired 15% or more of the Combined Company’s outstanding voting stock, unless the merger or combination is approved in a prescribed manner. This could discourage, delay or prevent a third party from acquiring or merging with the Combined Company, whether or not it is desired by, or beneficial to, its stockholders. This could also have the effect of discouraging others from making tender offers for the Combined Company Common Stock, including transactions that may be in its stockholders’ best interests. Finally, these provisions establish advance notice requirements for nominations for election to the Combined Company Board or for proposing matters that can be acted upon at stockholder meetings. These provisions would apply even if the offer may be considered beneficial by some stockholders. For more information, see the section titled “Description of Revelstone’s Securities — Certain Anti-Takeover Provisions of Delaware Law.”

Risks Related to Revelstone

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection titled “Risks Related to Revelstone” refer to Revelstone.

Our Founders have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.

Pursuant to the Parent Support Agreement, our sponsor, officers and directors have agreed to vote any Founder Shares held by them in favor of the Business Combination. As these shares represent 54% of the outstanding shares of Revelstone Common Stock, we can proceed with the Business Combination with the vote of only 844,133 of Public Shares votes in favor of it.

Revelstone has obtained an opinion from an unaffiliated third party as to the fairness of the Business Combination to its stockholders.

The Current Charter only requires a fairness opinion if the target business is affiliated with the Sponsor, or the directors or officers of Revelstone. This transaction was negotiated between unrelated parties with no pre-existing relationship and no conflicts of interest were present. However, Revelstone has obtained an opinion from Marshall & Stevens Transaction Advisory Services LLC, an unaffiliated third party, which supports the price Revelstone is paying in the Business Combination as fair to our public stockholders from a financial point of view. Marshall & Stevens delivered a written opinion and final supporting analysis presentation to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid in the Business Combination pursuant to the Merger Agreement is fair to Revelstone from a financial point of view. There is no assurance that this report will have any impact on the price of Revelstone securities, and investors could experience a loss as a result of decreasing stock prices. The full text of the written opinion, dated July 5, 2023, of Marshall & Stevens, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E to this proxy statement/prospectus and is incorporated by reference herein in its entirety.

See “Revelstone Proposal 1 — The Business Combination Proposal — “Fairness Opinion of Marshall & Stevens” on page 107 of this proxy statement/prospectus for more information.

The ability of our Public Stockholders to exercise redemption rights with respect to a large number of our shares may not allow us to complete the Business Combination and that you would have to wait for liquidation in order to redeem your stock.

We will not know how many stockholders may exercise their redemption rights until the deadline for redemptions, and therefore we have structured the transaction based on our expectations as to the number of shares that will be submitted for redemption. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the trust account until we liquidate the trust account. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time our stock may trade at a discount to the pro rata amount per share in the trust account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your stock in the open market.

We cannot be certain as to the number of Public Shares that will be redeemed and the potential impact to Public Stockholders who do not elect to redeem their Public Shares.

There is no guarantee that a Public Stockholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put the Public Stockholder in a better future economic position. We can give no assurance as to the price at which a Public Stockholder may be able to sell its Combined Company Common Stock in the future following the Closing. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of Public Shares may cause an increase or decrease in the share price of Revelstone, and may result in a lower value realized now than a Public Stockholder might realize in the future had the Public Stockholder not redeemed its Public Shares. Similarly, if a Public Stockholder does not redeem its Public Shares, the Public Stockholder will bear the risk of ownership of the Combined Company Common Stock after the consummation of the Business Combination, and there can be no assurance that a Public Stockholder can sell its shares in the future for a greater amount than the redemption price for Public Shares. A Public Stockholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to Closing, the Combined Company may be required to take write-downs or write-offs, restructure its operations, or take impairment or other charges, any of which could have a significant negative effect on the Combined Company’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Going through a merger rather than an underwritten offering as Set Jet is seeking to do through the Business Combination, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Although Revelstone has conducted due diligence on Set Jet, Revelstone cannot assure you that this due diligence has identified all material issues that may be present in Set Jet, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Set Jet’s business or Revelstone’s business and outside of Set Jet’s and Revelstone’s control will not later arise. Due diligence reviews in a typical IPO may include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the business plan and any underlying financial assumptions. Because the Combined Company will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of Common Stock of the Combined Company, and, accordingly, the Combined Company’s stockholders (including the public stockholders) will not have the benefit of an independent review and due diligence investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure operations, or incur impairments or other charges that could result in reporting losses. Even if Revelstone’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Revelstone’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the Combined Company’s liquidity, the fact that the Combined Company reports charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. Accordingly, any of Revelstone’s stockholders who choose to remain stockholders of the Combined Company could suffer a reduction in the value of their shares and these stockholders are unlikely to have a remedy for the reduction in value.

We may not be able to complete our initial business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate, in which case our public stockholders may only receive $10.10 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.

Our Existing Certificate of Incorporation provides that we must complete our initial business combination by December 21, 2023, by depositing $90,000 on a monthly basis, unless our stockholders approve an additional Extension Proposal. Revelstone is not obligated to seek stockholder approval of an Extension Proposal and can abandon the Business Combination if the Business Combination is not consummated by December 21, 2023.

If we have not completed the Business Combination within such time period and no approval of an Extension Proposal has been obtained, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Revelstone Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

For illustrative purposes only, based on funds in the Trust Account of approximately $37.5 million at September 26, 2023, the estimated per share redemption price would have been approximately $10.66.

If a stockholder fails to receive notice of our offer to redeem our Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

This proxy statement/prospectus describes the various procedures that must be complied with in order for a Public Stockholder to validly redeem its Public Shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

Subsequent to the completion of the Business Combination, the Combined Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on the Combined Company’s financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Even though we have conducted extensive due diligence on Set Jet, we cannot assure you that this diligence will surface all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Set Jet’s and outside of our control will not later arise. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in the Combined Company reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by Set Jet. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, the Revelstone Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

The grant of registration rights to our initial stockholders may adversely affect the market price of the Combined Company Common Stock.

Pursuant to an agreement to be entered into concurrently with the closing of the Business Combination, certain holders of the shares of Combined Company Common Stock issuable upon exercise of the placement warrants, the shares of Class A common stock issuable upon conversion of the Founder Shares may demand that we register the resale of such shares of Combined Company Common Stock, warrants or the Combined Company Common Stock issuable upon exercise of such warrants. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the Combined Company Common stock.

We may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in connection with redemptions of our Revelstone Common Stock after December 31, 2022.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, imposes a 1% excise tax on any publicly traded domestic corporation that repurchases its stock after December 31, 2022 (the “Excise Tax”). The Excise Tax is imposed on the fair market value of the repurchased stock, with certain exceptions. Because we are a Delaware corporation and because our securities trade on Nasdaq, we are a “covered corporation” within the meaning of the Inflation Reduction Act. While not free from doubt, absent any further guidance from the U.S. Department of the Treasury (the “Treasury”), who has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax, the Excise Tax may apply to any redemptions of our Revelstone Common Stock after December 31, 2022. In June 2023, approximately $134 million was redeemed in connection with a special meeting and any additional redemptions in connection with the Business Combination may be subject the Excise Tax, unless an exemption is available. Generally, issuances of securities in connection with an initial business combination transaction (including any PIPE transaction at the time of an initial business combination), as well as any other issuances of securities not in connection with an initial business combination, would be expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the number of securities redeemed may exceed the number of securities issued. In addition, the Excise Tax would be payable by us, and not by the redeeming holder. Further, based on recently issued interim guidance from the IRS and Treasury, subject to certain exceptions, the Excise Tax should not apply in the event of our liquidation.

We do not have a specified maximum redemption threshold in the Current Charter. The absence of such a redemption threshold may make it impossible for us to consummate the Business Combination, in connection with which a substantial majority of our public stockholders may redeem their Public Shares.

The Current Charter does not provide a specified maximum redemption threshold, and we removed the requirement for Revelstone to maintain net tangible assets of at least $5,000,001 upon consummation of the Business Combination (which could subject us to the SEC’s “penny stock” rules). However, Revelstone believes that it may rely on an exclusion, which relates to it being listed on the Nasdaq Global Market (Rule 3a51-1(a)(2)) (the “Exchange Rule”). The Exchange Rule excludes from the definition of “penny stock” a security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria set forth in the Exchange Rule. Revelstone’s securities are currently listed on the Nasdaq Global Market. The Company believes that upon consummation of the Business Combination, it will meet the initial listing standards that satisfy the criteria identified in the Exchange Rule to avoid being treated as a penny stock issuer. With the Amendment to the Current Charter to remove a redemption threshold, our public stockholders may redeem some or all of the remaining public shares for cash, leaving little or no money left in the Trust Account, which may make it more difficult for us to consummate the Business Combination.

We may be deemed a “foreign person” under the regulations relating to CFIUS and our failure to obtain any required approvals within the requisite time period may require us to liquidate.

Our Co-Chief Executive Officers, Daniel Neukomm and Morgan Callagy, are both United States citizens, and control our Sponsor. One of our current directors, Margaret McDonald, who is Irish and lives in the United Kingdom, is a non-U.S. person. Ms. McDonald will not be a director of the surviving company at the consummation of the Business Combination. In addition, the officers and directors of Set Jet that will remain as officers or directors of the surviving company, are all US persons. Therefore, we do not believe that any of our current officers, directors or members of our Sponsor, or any officer or director of Set Jet that will remain as an officer or director of the surviving company, constitutes a “foreign person” under CFIUS rules and regulations. However, if CFIUS considers us to be a “foreign person” and believes that the business of an initial business combination target may affect national security, we could be subject to foreign ownership restrictions and/or CFIUS review. If a potential business combination falls within the scope of applicable foreign ownership restrictions, we may be unable to consummate an initial business combination. In addition, if a potential initial business combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with an initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination.

Although we do not believe we nor the sponsor are a “foreign person”, CFIUS may take a different view and decide to block or delay a potential initial business combination, impose conditions to mitigate national security concerns with respect to a potential initial business combination, order us to divest all or a portion of a U.S. business of the potential combined company if we had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any potential foreign ownership by the sponsor. As a result, the pool of potential targets with which we could complete an initial business combination may be limited due to such regulatory restrictions. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete an initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our Public Stockholders may only receive $10.10 per share, and our warrants will expire worthless. This will also cause you to lose any potential investment opportunity in a potential initial business combination and the chance of realizing future gains on your investment through any price appreciation in the combined company.

Revelstone has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner.

Revelstone’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Revelstone’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

Revelstone identified a material weakness in its internal control over financial reporting relating to timely recognition of accounts payable, accrued liabilities as well as related expenses. Revelstone’s management concluded that a deficiency in internal control over financial reporting existed relating to timely recognition of accounts payable, accrued liabilities as well as related expenses.

Revelstone’s management has implemented steps to improve our internal control over financial reporting. To respond to the material weakness related to timely recognition of accounts payable, accrued liabilities as well as related expenses, we have devoted, and plan to continue to devote, additional effort and resources to the remediation and improvement of our internal control over financial reporting. Our plans at this time include performing, as part of financial close, additional analysis and procedures, as deemed necessary to ensure complete recognition of all vendor invoices and expenses incurred but not yet invoiced. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results of operations on a timely and accurate basis. If Revelstone’s financial statements are not accurate, investors may not have a complete understanding of Revelstone’s operations. Likewise, if Revelstone’s financial statements are not filed on a timely basis, it could be subject to sanctions or investigations by the stock exchange on which its securities are listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on Revelstone’s business. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of its stock.

Revelstone’s can give no assurance that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if Revelstone is successful in strengthening its controls and procedures, in the future those controls, and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of our stockholders do not agree.

Our Existing Certificate of Incorporation does not provide a specified maximum redemption threshold. As a result, we may be able to complete the Business Combination even though a substantial majority of our public stockholders may not agree with the transaction and have redeemed their shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial statements of Revelstone present the combination of the historical financial information of Revelstone and Set Jet adjusted to give effect for the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical balance sheet of Revelstone and the historical balance sheet of Set Jet as of June 30, 2023, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, combines the historical statements of operations of Revelstone and Set Jet for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical statements of operations of Revelstone and Set Jet for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical unaudited financial statements of Revelstone as of and for the six months ended June 30, 2023, and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of Revelstone as of and for the year ended December 31, 2022, and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the historical unaudited financial statements of Set Jet as of and for the six months ended June 30, 2023, and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of Set Jet as of and for the year ended December 31, 2022, and the related notes thereto, included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “Revelstone Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Set Jet Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to Revelstone and Set Jet included elsewhere or incorporated by reference in this proxy statement/prospectus, including the Merger Agreement.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated.

Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The Combined Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Description of Transaction

Pursuant to the Merger Agreement, Merger Sub will merge with and into Set Jet, with Set Jet surviving the Merger. Set Jet will become a wholly owned subsidiary of Revelstone and Revelstone will immediately be renamed “Set Jet, Inc.”. The merger consideration to be paid to the Set Jet equity holders at the Closing of the Merger pursuant to the Merger Agreement will be an amount up to $145 million, subject to adjustment, based on the sum of (a) Merger Consideration paid at closing in an amount equal to $80 million (subject to certain adjustment based on the Debt for Borrowed Money Set Jet net of Set Jet’s Cash and Cash Equivalents at Closing) and (b) Earnout Consideration of up to $65 million consisting of (i) up to $45 million to shareholders of Set Jet pursuant to the Earnout Escrow Agreement as described below and (ii) up to $20 million to certain executive officers and directors of the Combined Company under the Retention Bonus Agreement described below. Upon the consummation of the Business Combination, each share of Set Jet Common Stock will be converted into Combined Company Common Stock based on an exchange rate determined at the time of the Closing of the Merger.

As a part of a Revelstone Charter amendment on June 14, 2023 a total of 12,980,181 shares of Revelstone Class A Common Stock were redeemed at $10.35 per share. Shares of Revelstone Class A Common Stock remaining after the redemption, were 3,519,819. Immediately prior to July 27, 2023, Revelstone issued an aggregate of 4,124,995 shares of Revelstone Class A Common Stock to the holders of Revelstone Class B Common Stock upon the conversion of an equal number of shares of Revelstone Class B Common Stock.

Pursuant to the existing Revelstone Charter, holders of Public Shares are being offered the opportunity to redeem, upon the Closing, shares of Revelstone Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account (as of two business days prior to the Closing). The unaudited pro forma condensed combined information contained herein assumes that Revelstone stockholders approve the Business Combination. Revelstone holders of Public Shares may elect to redeem their Revelstone Common Stock for cash even if they approve the Business Combination. Revelstone cannot predict how many of its stockholders will exercise their right to have their shares redeemed for cash.

For illustrative purposes, the unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of additional redemptions of Revelstone common stock:

•        Assuming No Further Redemptions (“No Redemptions”) — this scenario assumes that none of the 3,519,819 remaining Public Shares subject to redemption are redeemed.

•        Assuming 50% of Maximum Redemptions (“Intermediate Redemptions”) — This scenario assumes the redemption of 1,759,910 Public Shares, or 50% of the remaining Public Shares, at $10.46 per share, for aggregate payment of approximately $18.4 million from the Trust Account. These amounts are computed based on balances at June 30, 2023 and actual redemptions will be computed as per the Revelstone Charter including investment income less certain costs and expenses.

•        Assuming Maximum Redemptions (“Maximum Redemptions”) — This scenario assumes the redemption of 3,519,819 Public Shares at $10.46 per share, for aggregate payment of approximately $36.8 million from the Trust Account. These amounts are computed based on balances at June 30, 2023 and actual redemptions will be computed as per the Revelstone Charter including investment income less certain costs and expenses.

The public stockholder redemptions of Public Shares are expected to be within the parameters described by the above three scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

The Merger will occur based on the following transactions as contemplated by the Business Combination and related agreements:

•        the cancellation of each issued and outstanding share of Set Jet’s Common Stock and the conversion into the right to receive a number of shares of Combined Company Common Stock equal to an estimated exchange ratio of 0.21 shares of Combined Company Common Stock for each share of Set Jet Common Stock;

•        the conversion of outstanding Set Jet warrants (excluding a cancellable special warrant on 4,000,000 Set Jet shares of common stock cancelled by its terms upon the Merger closing) into Combined Company warrants exercisable for shares of Combined Company Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using an estimated exchange ratio of 0.21 for Combined Company warrants;

•        the conversion of the pre-PIPE Convertible Note financing of $4 million funded to Set Jet plus any interest converting into 800,000 shares of Combined Company Common Stock and 400,000 Combined Company warrants;

•        the conversion of all outstanding vested and unvested Set Jet options into options exercisable for shares of Combined Company Common Stock with the same terms except for the number of shares exercisable and the exercise price (“Combined Company Options”), each of which will be adjusted using the estimated exchange ratio of 0.21 for Combined Company Options;

•        the conversion of all outstanding vested and unvested Set Jet restricted stock units (“RSUs”) into Combined Company RSUs with the same terms except for the number of RSU shares, each of which will be adjusted using the estimated exchange ratio of 0.21 for Combined Company RSUs;

•        The sale of 2,800,000 shares of Combined Company Common Stock pursuant to a committed PIPE Subscription. A total of $7.5 million is payable at Closing and $6.5 million within three months. A total of 1,400,000 Combined Company warrants are issuable in connection with the PIPE investment.

•        cancellation of 100,000 outstanding Revelstone Sponsor shares of Revelstone Class A Common Stock; and

•        issuance of 295,500 shares of Combined Company Common Stock in payment of certain Closing costs.

The exchange ratio described above is estimated by Set Jet based on information at June 30, 2023 and may change based on events to the Closing Date. Events that affect the exchange ratio include Set Jet aggregate debt balances, Set Jet issuances/retirements of debt, Set Jet issuance/retirement of Set Jet Common Stock or common stock equivalents including options, RSUs and warrants and the cash balances of Set Jet at Closing.

Pro Forma Stock Ownership

The following summarizes the pro forma combined common stock ownership as of immediately following the consummation of the Business Combination under each scenario assuming the Closing computed on share and other information as of June 30, 2023:

	Pro Forma Combined
	Assuming No Further Redemptions		Assuming 50% of Maximum Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Revelstone public stockholders	3,519,819	21.5%	1,759,909	12.0%	—	0.0%
Revelstone anchor founder shares	1,125,000	6.9%	1,125,000	7.7%	1,125,000	8.8%
Revelstone sponsor Class A common stock	2,900,000	17.7%	2,900,000	19.9%	2,900,000	22.6%
Pre-PIPE and PIPE investor(2)	3,600,000	22.0%	3,600,000	24.7%	3,600,000	28.0%
Closing costs paid in Class A common stock	295,500	1.8%	295,500	2.0%	295,500	2.3%
Current holders of Set Jet common stock(3)(4)	4,921,700	30.1%	4,921,700	33.7%	4,921,700	38.3%
Total Combined Company Common Stock outstanding post merger(1)(2)(3)(4)	16,362,019	100.0%	14,602,109	100.0%	12,842,200	100.0%

____________

(1)      Excludes 14,500,000 public and private warrants of Revelstone outstanding exercisable at $11.50 per share, subject to certain adjustments. Also excludes shares issuable for convertible debt (excluding the pre-PIPE Convertible Note), RSUs, options and warrants of Set Jet that become exchangeable into shares of Combined Company Common Stock at Closing.

(2)      Includes (a) 800,000 shares of Combined Company Common Stock issuable to the pre-PIPE investor upon conversion of the pre-PIPE Convertible Note, and (b) 1,500,000 PIPE investor shares at Closing and subscription of 1,300,000 shares within three months of the Closing, each in connection with the PIPE Subscription. Excludes 1,800,000 Combined Company warrants issued to the pre-PIPE and PIPE investor.

(3)      Excludes 4,500,000 Earnout Shares granted to holders of Set Jet Common Stock and 2,000,000 Retention Bonus Earnout RSUs granted to Set Jet management.

(4)      Represents estimated shares of Combined Company Common Stock issuable at Closing based on debt and cash at June 30, 2023. Actual shares issuable to current holders of Set Jet Common Stock may vary based on aggregate debt less cash at Closing. Excludes an estimated 705,100 shares of Combined Company Common Stock reserved for outstanding Set Jet stock options, RSUs and warrants. This allocation could change based on changes in such convertible securities prior to Closing and based on the exchange ratio.

Additional Information and Other Related Events in Connection with the Merger

Pre-PIPE Financing

In connection with the signing of the Business Combination agreement, one institutional investor (the “Subscriber”) committed to advance $4 million to Set Jet pursuant to a binding subscription agreement (the “Pre-PIPE Subscription Agreement”)and related convertible note (the “Pre-PIPE Convertible Note”). The Pre-Pipe Convertible Note funds monthly over four months. The Pre-PIPE Convertible Note converts at Closing into 800,000 shares of Combined Company Common Stock. A total of 400,000 ten-year warrants exercisable at $12.50 per share shall be issued in connection with this cash investment.

PIPE Financing

In connection with the Business Combination, Revelstone, and subsequently Combined Company, expects to close a committed equity PIPE financing for $14 million. Revelstone currently has a binding subscription agreement with the Subscriber pursuant to the Pre-PIPE Subscription Agreement with the following major terms (the “PIPE Financing”):

•        Sale and purchase of 1,500,000 shares of Combined Company Common Stock for cash at Closing at $5.00 per share or $7,500,000. A total of 750,000 ten-year warrants exercisable at $12.50 per share shall be issued in connection with this cash investment.

•        Sale and purchase of 1,300,000 shares of Combined Company Common Stock for cash within three months of Closing at $5.00 per share or $6,500,000. A total of 650,000 ten-year warrants exercisable at $12.50 per share shall be issued in connection with this cash investment.

A placement fee of $280,000 is payable in shares of Combined Company Common Stock in connection with the PIPE Financing and is included in the Closing costs paid in shares of Combined Company Common Stock in the pro forma ownership table above.

Set Jet Stockholder Earnout Shares

In connection with the Business Combination, up to an aggregate of 4,500,000 shares of Combined Company Common Stock (the “Earnout Shares”) are issuable to existing holders of Set Jet Common Stock. The issuance and release of the Earnout Shares shall occur as follows:

•        3,500,000 Earnout Shares if the VWAP of Parent’s Common Stock trades above $12.50 for 20 out of 30 consecutive days within the Earnout Period; and

•        1,000,000 Earnout Shares if the VWAP of Parent’s Common Stock trades above $15.00 for 20 out of 30 consecutive days within the Earnout Period; or

•        4,500,000 Earnout Shares if a Change in Control occurs within the Earnout Period.

The issuance of such Earnout Shares would dilute the value of all shares of Combined Company Common Stock outstanding at that time. Assuming the current capitalization structure, the 4,500,000 Earnout Shares that would be released upon meeting both of the Earnout Shares thresholds or upon a Change in Control would represent approximately 21.6% of total shares outstanding for the No Redemptions scenario, 23.6% of total shares outstanding for the Intermediate Redemptions scenario and approximately 25.9% of total shares outstanding for the Maximum Redemptions scenario.

Revelstone has preliminarily concluded that the Earnout Shares issuable to eligible holders are a form of one-time dividend and accounted for as a liability instrument under ASC 815-40. The unaudited pro forma condensed combined financial information gives effect to the impact from such Earnout Shares on the unaudited pro forma combined balance sheet at June 30, 2023.

Retention Bonus Earnout RSUs

Certain executive officers and directors of Set Jet who will continue as officers and directors of Combined Company will be granted restricted stock units for 2,000,000 shares of Combined Company Common Stock (“Retention Bonus Earnout RSUs”), that will vest if, during the Earnout Period (a) the VWAP of Combined Company Common Stock trades above $15.00 for 20 out of 30 consecutive days or (b) a Change in Control occurs.

The issuance of such Retention Bonus Earnout RSUs would dilute the value of all shares of Combined Company Common Stock outstanding at that time. Assuming the current capitalization structure, the 2,000,000 Retention Bonus Earnout RSUs that would be released upon meeting Retention Bonus Earnout RSUs thresholds, would represent approximately 10.9% of total Combined Company Common Stock outstanding for the No Redemptions scenario, 12.0% of total Combined Company Common Stock Outstanding for the 50% Intermediate Redemptions scenario and approximately 13.5% of total Combined Company Common Stock outstanding for the Maximum Redemptions scenario.

The Combined Company has preliminarily concluded that the Retention Bonus Earnout RSUs are compensatory and accounted for as equity instruments ASC 718 - Compensation — Stock Compensation. The unaudited pro forma condensed combined financial information gives effect to the impacts from such Retention Bonus Earnout RSUs on the unaudited pro forma combined financial information for the six months ended June 30, 2023 and the year ended December 31, 2022.

Accounting for the Transaction

The Business Combination is expected to be accounted for as a reverse recapitalization, in accordance with GAAP. Under the guidance in ASC 805, Revelstone is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Set Jet issuing stock for the net assets of Revelstone, accompanied by a recapitalization whereby no goodwill or intangible assets are recorded. For financial reporting purposes, Set Jet will be presented as the predecessor to Revelstone. Set Jet has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

•        Set Jet equity holders will have the largest voting interest in the Combined Company;

•        The Combined Company Board will have six members, and Set Jet will have the ability to nominate the majority of the members of the Combined Company Board;

•        Set Jet management will hold executive management roles (including Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer, among others) for the Combined Company and be responsible for the day-to-day operations;

•        The Combined Company will assume the Set Jet name as Set Jet, Inc.; and

•        The intended strategy of the Combined Company will continue Set Jet’s current strategy of being a leader in member based buy the seat charter.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of June 30, 2023

			Assuming No Further Redemptions			Assuming 50% of Maximum Redemptions			Assuming Maximum Redemptions
	Historical Set Jet	Historical Revelstone	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments		Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$103,414	$460,508	$36,801,181	B	$43,855,756	$(18,400,590)	C	$25,455,166	$(18,400,591)	C	$7,054,575
			11,500,000	D
			(930,000)	E
			(4,079,347)	F
Common stock subscription receivable			6,500,000	D	6,500,000	—		6,500,000	—		6,500,000
Accounts receivable	516,255	—	—		516,255	—		516,255	—		516,255
Prepaid expenses and other assets	729,574	11,310	(11,310)	A	729,574	—		729,574	—		729,574
Total current assets	1,349,243	471,818	49,780,524		51,601,585	(18,400,590)		33,200,995	(18,400,591)		14,800,404
Investments held in Trust Account	—	36,801,181	(36,801,181)	B	—	—		—	—		—
Property and equipment, net	2,384,384	—			2,384,384	—		2,384,384	—		2,384,384
Right-of-use assets	13,304,325	—			13,304,325	—		13,304,325	—		13,304,325
Deposits	694,862	—			694,862	—		694,862	—		694,862
Deferred offering costs	617,782	—	(617,782)	F	—	—		—	—		—
Total assets	$18,350,596	$37,272,999	$12,361,561		$67,985,156	$(18,400,590)		$49,584,566	$(18,400,591)		$31,183,975

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$4,157,724	$305,683	$802,500	E	$6,660,907	$—		$6,660,907	$—		$6,660,907
			$1,630,000	F
			$(235,000)	F
Franchise tax liability	—	17,978	—		17,978	—		17,978	—		17,978
Accrued expenses	2,878,732	1,102,129	(345,000)	F	2,533,732	—		2,533,732	—		2,533,732
			(1,102,129)	F
Deferred revenue	855,059	—	—		855,059	—		855,059	—		855,059
Related party advances	439,314	—	—		439,314	—		439,314	—		439,314
Secured notes payable	4,218,332	—	—		4,218,332	—		4,218,332	—		4,218,332
Notes payable, current portion	6,477,797	—	—		6,477,797	—		6,477,797	—		6,477,797
Convertible note payable	1,532,025	—	—		1,532,025	—		1,532,025	—		1,532,025
Loan payable, related party	500,000	—	—		500,000	—		500,000	—		500,000
Right-of-use liabilities, current portion	5,177,388	—	—		5,177,388	—		5,177,388	—		5,177,388
Excise tax payable	—	1,342,951	(953,650)	A	389,301	184,006	C	573,307	184,006	C	757,313
Total current liabilities	26,236,371	2,768,741	(203,279)		28,801,833	184,006		28,985,839	184,006		29,169,845
Notes payable	46,142	—			46,142	—		46,142	—		46,142
Right-of-use liabilities	9,635,005	—			9,635,005	—		9,635,005	—		9,635,005
Earnout share liability	—	—	18,580,000	H	18,580,000	—		18,580,000	—		18,580,000
Deferred underwriting commission payable	—	1,732,500	(1,732,500)	E	—	—		—	—		—
Total liabilities	35,917,518	4,501,241	16,644,221		57,062,980	184,006		57,246,986	184,006		57,430,992

Unaudited Pro Forma Condensed Combined Balance Sheet — (Continued)
as of June 30, 2023

			Assuming No Further Redemptions			Assuming 50% of Maximum Redemptions			Assuming Maximum Redemptions
	Historical Set Jet	Historical Revelstone	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments		Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Temporary equity:
Common stock subject to redemption	—	36,916,399	(36,916,399)	A	—	—		—	—		—
Stockholders’ equity (deficit):
Set Jet common stock	2,344	—	(2,344)	G	—	—		—	—		—
RCAC common stock	—	412	(412)	G	—	—		—	—		—
Combined Company common stock	—	—	352	A	1,637	(176)	C	1,461	(176)	C	1,285
			360	D
			30	F
			895	G
Additional paid-in capital	37,312,109	—	37,858,387	A	89,183,223	(18,400,414)	C	70,782,809	(18,400,415)	C	52,382,394
			17,999,640	D
			1,861	G
			2,954,970	F
			(7,600,000)	F
			(4,145,053)	J
			3,380,000	I
			1,421,309	K
Common stock subscribed but not issued	225,000		—		225,000	—		225,000	—		225,000
Accumulated deficit	(55,106,375)	(4,145,053)	(3,380,000)	I	(78,487,684)	(184,006)	C	(78,671,690)	(184,006)	C	(78,855,696)
			(18,580,000)	H
			4,145,053	J
			(1,421,309)	K
Total stockholders’ deficit	(17,566,922)	(4,144,641)	32,633,739		10,922,176	(18,584,596)		(7,662,420)	(18,584,597)		(26,247,017)
Total liabilities and stockholders’ deficit	$18,350,596	$37,272,999	$12,361,561		$67,985,156	$(18,400,590)		$49,584,566	$(18,400,591)		$31,183,975

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2023

			Pro Forma
	Historical Set Jet	Historical Revelstone	Transaction Accounting Adjustments		Pro Forma Combined for All Three Redemption Scenarios
Revenue	$6,986,726	$—	$—		$6,986,726

Costs and expenses:
Formation and operating costs		1,680,597	—		1,680,597
Cost of revenue	8,685,862	—	116,280	CC	8,802,142
Operations and support	525,110	—	92,773	CC	617,883
Pre-operating costs	783,804	—	—		783,804
General and administrative	1,418,837	—	607,864	CC	2,026,701
Sales and marketing	1,083,711	—	330,508	CC	1,414,219
Total operating expenses	12,497,324	1,680,597	1,147,425		15,325,346

Loss from operations	(5,510,598)	(1,680,597)	(1,147,425)		(8,338,620)

Other expense:
Interest income and gain from investments in trust account	—	3,658,699	(3,658,699)	AA	—
Other income	72,933	—	—		72,933
Interest expense	(833,444)				(833,444)
Non-cash interest expense	(869,325)				(869,325)
Other expense	(15,397)	—	—		(15,397)
Total other income (expense)	(1,645,233)	3,658,699	(3,658,699)		(1,645,233)

Provision for income taxes	—	732,009	(732,009)	BB	—
Net income (loss)	$(7,155,831)	$1,246,093	$(4,074,115)		$(9,983,853)
	Historical Set Jet	Historical Revelstone	Assuming No Further Redemptions	Assuming 50% of Maximum Redemptions	Assuming Maximum Redemptions
Weighted average shares of Class A Common Stock outstanding, basic and diluted		15,926,290
Net income (loss) per share of Class A Common Stock, basic and diluted		$0.06
Weighted average shares of Class B Common Stock outstanding, basic and diluted		4,125,000
Net income (loss) per share of Class B Common Stock, basic and diluted		$0.06
Weighted average shares of Set Jet common stock outstanding, basic and diluted	23,390,065
Net income (loss) per share of Set Jet Common Stock, basic and diluted	$(0.31)
Weighted average shares of Combined Company Common Stock, basic and diluted			16,362,019	14,602,109	12,842,200
Net income (loss) per share of Combined Company Common Stock, basic and diluted			$(0.61)	$(0.68)	$(0.78)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2022

			Pro Forma
	Historical Set Jet	Historical Revelstone	Transaction Accounting Adjustments		Pro Forma Combined for All Three Redemption Scenarios
Revenue	$12,896,612	$—	$—		$12,896,612

Costs and expenses:
Formation and operating costs		940,505	—		940,505
Cost of revenue	15,634,452	—	31,991	HH	15,666,443
Operations and support	759,690	—	27,273	HH	786,963
Pre-operating costs	7,546,338	—	—		7,546,338
Gain on pre-operating charter agreement termination	(674,964)	—	—		(674,964)
General and administrative	2,740,750	—	4,300,000	DD	10,547,289
			3,380,000	EE
			126,539	HH
Sales and marketing	1,197,647	—	88,081	HH	1,285,728
Total operating expenses	27,203,913	940,505	7,953,884		36,098,302

Loss from operations	(14,307,301)	(940,505)	(7,953,884)		(23,201,690)

Other expense:
Interest income from investments in trust account	—	2,440,752	(2,440,752)	FF	—
Change in fair value of overallotment units		94,190	(94,190)	FF
Other income	15,250	—	—		15,250
Non-cash settlement of note financing dispute	(6,500,000)				(6,500,000)
Interest expense	(564,688)				(564,688)
Non-cash interest expense	(73,792)				(73,792)
Other expense	(8,496)	—	—		(8,496)
Total other income (expense)	(7,131,726)	2,534,942	(2,534,942)		(7,131,726)

Provision for income taxes	—	456,681	(456,681)	GG	—
Net loss	$(21,439,027)	$1,137,756	$(10,032,145)		$(30,333,416)
	Historical Set Jet	Historical Revelstone	Assuming No Further Redemptions	Assuming 50% of Maximum Redemptions	Assuming Maximum Redemptions
Weighted average shares of Class A Common Stock outstanding, basic and diluted		16,454,795
Net income (loss) per share of Class A Common Stock, basic and diluted		$0.06
Weighted average shares of Class B Common Stock outstanding, basic and diluted		4,125,000
Net income (loss) per share of Class B Common Stock, basic and diluted		$0.06
Weighted average shares of Set Jet common stock outstanding, basic and diluted	25,492,288
Net income (loss) per share of Set Jet Common Stock, basic and diluted	$(0.84)
Weighted average shares of Combined Company common stock outstanding, basic and diluted			16,362,019	14,602,109	12,842,200
Net income (loss) per share of Combined Company Common Stock, basic and diluted			$(1.85)	$(2.08)	$(2.36)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Merger

On August 16, 2023, Revelstone and Revelstone Merger Sub, Inc., a Delaware corporation (“Merger Sub”), entered into a definitive Amended and Restated Merger Agreement (the “Merger Agreement”), with Set Jet (together with Revelstone and Merger Sub, the “Parties”). Pursuant to the Merger Agreement, upon the closing (the “Closing”) of the Business Combination, the Parties will affect the merger of Merger Sub with and into Set Jet, with Set Jet continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of Set Jet shall be exchanged for shares of Combined Company Common Stock upon the terms set forth in the Merger Agreement. Set Jet’s shareholders collectively shall be entitled to receive from Revelstone, in the aggregate, a number of Revelstone securities with an aggregate value equal to $145 million, subject to certain adjustments.

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of Revelstone and Set Jet include transaction accounting adjustments to illustrate the estimated effect of the Business Combination and certain other adjustments to provide relevant information necessary for an understanding of the Combined Company upon consummation of the transactions described herein.

The Business Combination between Revelstone and Set Jet under each of the No Redemptions, Intermediate Redemptions and Maximum Redemptions scenarios is expected to be accounted for as a reverse recapitalization with Set Jet as the accounting acquirer.

The unaudited pro forma condensed combined financial information has been prepared using each of the No Redemptions, Intermediate Redemptions and Maximum Redemptions scenarios with respect to the potential redemption of Public Shares into cash. The public stockholder redemptions are expected to be within the parameters described by the three scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the transaction accounting adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given the Combined Company’s incurred losses during the historical period presented.

Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of each of Revelstone’s and Set Jet’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company. Based on initial analysis, management has not identified material differences affecting the unaudited pro forma condensed financial information.

Note 3 — Transaction Accounting Adjustments to the Revelstone and Set Jet Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:

(A)    Reflects reclassification to permanent equity of balance of $36.9 million related to 3,519,819 shares remaining in trust. Also reflects estimated net tax settlement related to trust fund activity as of June 30, 2023 and an estimated reduction in the excise tax payable due to share issuances at Closing.

(B)    Reflects the reclassification of approximately $36.8 million of cash and cash equivalents held in the Trust Account that becomes available to fund expenses in connection with the Business Combination or future cash needs of the Combined Company assuming no further redemptions.

(C)    Reflects the redemption of 1,759,910 Public Shares at $10.46 per share assuming the Intermediate Redemptions scenario. Reflects the redemption of all outstanding 3,519,819 Public Shares for aggregate redemption payments of $36.8 million assuming the Maximum Redemptions scenario. The redemptions are allocated to Set Jet Class A Common Stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10.46 per share in trust account cash as reflected in the June 30, 2023 balance sheet. Also reflects an estimated obligation for a 1% excise tax that may be payable on the redemptions.

(D)    Represents estimated $18 million gross proceeds pursuant to the Pre-Pipe Convertible Note and PIPE Subscription Agreement assuming $11.5 million cash proceeds received on or prior to Closing with the balance of $6.5 million reflected as common stock subscription receivable due within three months from Closing. A preliminary estimated value of $4.8 million for the 1,800,000 warrants issued in connection with the Combined Company Common Stock issued pursuant to the Pre-Pipe Convertible Note and PIPE Subscription Agreement is not reflected as it is a reduction of the Combined Company Common Stock subscribed offset by an increase in paid-in-capital for the value of the warrants. The value was estimated using a Black-Scholes valuation model assuming a $5.00 stock price; 57% volatility; and a 4.0% risk free rate.

(E)    Reflects the $1.7 million of deferred underwriters’ fees being payable, of which $930 thousand is payable at Closing and $802.5 thousand is payable upon collection of the PIPE Financing common stock subscription receivable. The $802.5 thousand is reflected as an account payable.

(F)    Represents estimated transaction costs of $7.6 million including $618,000 already incurred by Set Jet and $1.1 million incurred by Revelstone. A preliminary estimate of $3.3 million of the transaction costs are netted against the Pre-Pipe and PIPE financing proceeds of the Merger and the balance of $4.3 million as nonrecurring expenses. Since the accumulated deficit of Revelstone is reclassified to additional paid in capital at Closing, the Business Combination transaction expenses are record directly to paid in capital. By agreement with vendors some amounts are payable upon subsequent receipt of the PIPE Financing. The details are presented below:

Total transaction costs expected	$7,600,000
Less cost deferred at Set Jet at June 30, 2023	(617,782)
Incurred costs by Set Jet in accounts payable at June 30, 2023 and owed at closing	235,000
Incurred costs by Set Jet in accrued liabilities at June 30, 2023 and owed at closing	345,000
Incurred costs by Revelstone in accrued liabilities at June 30, 2023 and owed at closing	1,102,129
Transaction costs payable in 295,500 shares of common stock valued at $10.00 per share	(2,955,000)
Transaction costs deferred until PIPE common stock subscription funding	(1,630,000)
Payable in cash at closing	$4,079,347

(G)    Represents the issuance of an estimated 4,921,700 shares of the Combined Company Common Stock to Set Jet equity holders as consideration for the reverse recapitalization. Represents the reclassification of 4,025,000 Revelstone Class A Common Stock held by the Initial Shareholders to Combined Company Common Stock, net of cancellation of 100,000 shares of Revelstone Class A Common Stock. The actual shares issuable to Set Jet equity holders could vary.

(H)    Represents a preliminary value of $18.6 million recorded as a one-time dividend related to the value of 4,500,000 Set Jet shareholder Earnout Shares to be issued on certain Earnout Triggers. The Combined Company has preliminarily determined that the shareholder Earnout Shares are not indexed to the Combined Company Common Stock and are therefore accounted for as a liability which will be remeasured to fair value at subsequent reporting dates with the change in value recognized as a gain or loss in the statement of operations. The value was computed using a Monte Carlo simulation model. The significant assumptions used in the model include (1) Combined Company Common Stock price of $5.00; (2) risk-free rate of 4.03%; (3) expected volatility of 64.33%; and (4) expected yearly probability of a change in control of 4.61%. Estimates are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Closing. The fair value of the Earnout Share liability is sensitive to future stock price changes, which could have a material impact on the Combined Company’s statement of operations. Any future increase or decrease in the per share price of the Combined Company Common Stock by $2.50 (50%) would result in increasing or decreasing such liability by approximately $12.9 million or $11.2 million, respectively, with a corresponding increase or decrease, respectively, in the Combined Company’s expenses. Accordingly, an increase in stock price would increase the net loss or reduce any net income and a decrease in stock price would reduce the net loss or increase any net income in the period of change and such changes could be material to net income or loss.

(I)     Represents a preliminary $3.4 million value for the Retention Bonus Earnout RSUs recorded as a one-time stock-based compensation charge and as equity in accordance with ASC 718 Compensation — Stock Compensation. The value was computed using a Monte Carlo simulation model. The significant assumptions used in the model include (1) Common Stock price of $5.00; (2) risk-free rate of 4.03%; and (3) expected volatility of 64.33%. Estimates are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Closing.

(J)     Represents the pro forma adjustment to reclassify the retained earnings of Revelstone to additional paid in capital.

(K)    Represents Set Jet option and RSU expense vesting from a liquidity event trigger at Closing.

Note 4 — Transaction Accounting Adjustments to the Revelstone and Set Jet Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2023

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 are as follows:

(AA)   Reflects the elimination of investment income on the Trust Account.

(BB)    Reflects the elimination of income taxes on the investment income on the Trust Account.

(CC)    Represents six month ended June 30, 2023 Set Jet employee option and RSU expense vesting resulting from assumed liquidity event trigger at Closing assuming a January 1, 2022 Closing Date.

The pro forma transaction accounting adjustments are the same for all three redemption scenarios.

Note 5 — Transaction Accounting Adjustments to the Revelstone and Set Jet Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the period ended December 31, 2022 are as follows:

(DD)   Represents the pro forma adjustment to record nonrecurring expense related to $4.3 million of total $7.6 million of Business Combination transaction costs not related to equity financings.

(EE)    Represents one-time stock-based compensation charges recorded related to Retention Bonus Earnout RSUs stock-based compensation charge calculated based on an Earnout Share per share value determined using a Monte Carlo fair value methodology.

(FF)     Reflects the elimination of investment income and change in fair value of overallotment units on the Trust Account.

(GG)   Reflects the elimination of income taxes on the investment income on the Trust Account.

(HH)   Represents year ended December 31, 2022 Set Jet employee option and RSU expense vesting resulting from a public event trigger at Closing assuming a January 1, 2022 Closing Date.

The pro forma transaction accounting adjustments are the same for all three redemption scenarios.

Note 6 — Loss Per Share

Net loss per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Combined Company Common Stock issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

Warrants and other common stock equivalents have been excluded from the calculation as they are anti-dilutive. These securities include:

•        The 8,250,000 whole Public Warrants sold during the Revelstone IPO that will be converted into warrants to purchase up to a total of 8,250,000 shares of Combined Company Common Stock at an exercise price of $11.50 per share, subject to certain adjustments.

•        The 6,250,000 Private Warrants sold by Revelstone that will be converted into warrants to purchase up to a total of 6,250,000 shares of Combined Company Common Stock at an exercise price of $11.50 per share, subject to certain adjustments.

•        The 6,500,000 Earnout Shares issuable to Set Jet stockholders and management upon achievement of future Earnout Triggers, including a Change in Control.

•        The 1,800,000 warrants issuable to the pre-PIPE and PIPE subscriber.

•        Up to a maximum of 295,500 additional shares issuable to the holders of 295,500 shares of Combined Company Common Stock issued in payment of certain Closing costs. The holders have the right to a one-time (earlier of six months from Closing or an effective registration statement) issuance of additional shares of Combined Company Common Stock if the five-day volume weighted average price is less than $10.00, subject to a $5.00 floor price.

•        A total of approximately 283,500 shares of Combined Company Common Stock estimated to be issuable by Set Jet for outstanding warrants assuming an estimated exchange ratio of 0.21.

•        A total of approximately 68,220 shares of Combined Company Common Stock related to convertible debt of Set Jet assuming an estimated exchange ratio of 0.21.

•        A total of approximately 421,600 shares of Combined Company Common Stock related to stock options and RSUs of Set Jet at June 30, 2023 assuming an estimated exchange ratio of 0.21 and the merger qualifying as a public event vesting condition.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL INFORMATION

The following tables set forth:

•        historical per share information of Revelstone for the six-months ended June 30, 2023 and the year ended December 31, 2022;

•        historical per share information of Set Jet for the six-months ended June 30, 2023 and the year ended December 31, 2022; and

•        unaudited pro forma per share information of the Combined Company for the period ended June 30, 2023 and the year ended December 31, 2022, after giving effect to the Business Combination, assuming three redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that none of the holders of the 3,519,819 remaining shares of Public Stock held by Revelstone stockholders exercise redemption rights with respect to their Public Shares for a pro rata portion of the funds in Revelstone’s Trust Account.

•        Assuming Intermediate Redemptions:    This presentation assumes that holders of 1,759,910, or 50%, of the Public Shares held by Revelstone stockholders exercise redemption rights with respect to their Public Shares for a pro rata portion of the funds in Revelstone’s Trust Account.

•        Assuming Maximum Redemptions:    This presentation assumes that 3,519,819 or 100% of the Public Shares are redeemed for their pro rata share (assumed redemption price of $10.46 per share based on the funds held in the Trust Account as of June 30, 2023) for aggregate redemption proceeds of $36.8 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but which would still result in pre-PIPE and PIPE financing proceeds of $18.0 million ($6.5 million in the second tranche within 3 months of Closing) before giving effect to the payment of the estimated cash transaction costs of $5.7 million ($1.6 million deferred until receipt of the second tranche of PIPE proceeds) and Revelstone’s deferred underwriting commissions of $1.7 million from its IPO ($0.8 million deferred until receipt of the second tranche of PIPE Subscription proceeds).

The pro forma book value shares outstanding, and net loss per share information reflects the Business Combination, assuming the shares of Combined Company Common Stock were outstanding since January 1, 2022. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination and the other transactions contemplated by the Merger Agreement as if they had occurred on January 1, 2022.

The historical information should be read in conjunction with the sections of this proxy statement/prospectus entitled “Set Jet’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Revelstone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the historical financial statements and related notes thereto of each of Revelstone and Set Jet included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of Set Jet would have been had the Business Combination been completed or to project Set Jet’s results of operations that may be achieved after the Business Combination. The unaudited pro forma combined net loss per share information below does not purport to represent what the actual results of operations of Set Jet would have been had the Business Combination been completed or to project Set Jet’s results of operations that may be achieved after the

Business Combination. The unaudited pro forma stockholders’ equity per share information below does not purport to represent what the value of Revelstone equity and Set Jet equity would have been had the Business Combination been completed nor the stockholders’ equity per share for any future date or period.

	Historical Set Jet	Historical Revelstone	No Further Redemptions	50% of Maximum Redemptions	Maximum Redemptions
As of and for the six months ended June 30, 2023
Book value per share(2)(3)	$(0.75)	$(1.00)	$0.67	$(0.52)	$(2.04)
Weighted average shares outstanding of Set Jet – basic and diluted	23,390,065
Weighted average shares outstanding of Revelstone anchor and sponsor shares – basic and diluted		4,125,000
Weighted average shares outstanding of Revelstone public shares – basic and diluted		15,926,290
Weighted average shares outstanding of Combined Company – basic and diluted			16,362,019	14,602,109	12,842,200
Net income per share of Revelstone anchor and sponsor shares – basic and diluted		$0.06
Net income per share of Revelstone public shares – basic and diluted		$0.06
Net loss per share of Set Jet – basic and diluted	$(0.31)
Net loss per share of Combined Company – basic and diluted			$(0.61)	$(0.68)	$(0.78)
As of and for the year ended December 31, 2022
Book value per share(2)(3)(4)	$(0.50)	$(1.27)	N/A	N/A	N/A
Weighted average shares outstanding of Set Jet – basic and diluted	25,492,288
Weighted average shares outstanding of Revelstone anchor and sponsor shares – basic and diluted		4,125,000
Weighted average shares outstanding of Revelstone public shares – basic and diluted		16,454,795
Weighted average shares outstanding of Combined Company – basic and diluted			16,362,019	14,602,109	12,842,200
Net income per share of Revelstone anchor and sponsor shares – basic and diluted		$0.06
Net income per share of Revelstone public shares – basic and diluted		$0.06
Net loss per share of Set Jet – basic and diluted	$(0.84)
Net loss per share of Combined Company – basic and diluted			$(1.85)	$(2.08)	$(2.36)

____________

(1)      Historical values for Set Jet are adjusted to reflect net proceeds of the merger as if it took place on January 1, 2022.

(2)      Historical book value per share is equal to the total stockholders’ equity divided by weighted average common stock shares outstanding.

(3)      Pro Forma book value per share is equal to pro forma total stockholders’ equity divided by pro forma common stock shares outstanding.

(4)      Pro forma balance sheet information as of December 31, 2022 is not required and as such is not included in the table.

THE SPECIAL MEETING OF REVELSTONE’S STOCKHOLDERS

The Revelstone Special Meeting

Revelstone is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the Revelstone Board for use at the special meeting stockholders to be held on [    ], 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Revelstone’s stockholders on or about [    ], 2023. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

The special meeting of stockholders of Revelstone will be held at [__:__] a.m., Eastern time, on [    ], 2023, via live webcast at https://www.cstproxy.com/[_____________________], or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the Stockholder Proposals.

Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.

Purpose of the Special Meeting

At the Revelstone special meeting of stockholders, Revelstone will ask Revelstone’s stockholders to vote in favor of the following proposals:

•        Proposal No. 1 — “The Business Combination Proposal” — to consider and vote upon a proposal to approve and adopt the Amended and Restated Merger Agreement dated as of August 16, 2023 (as may be amended from time to time, the “Merger Agreement”), by and among Revelstone, Set Jet, Inc., a Nevada corporation (“Set Jet”), and Revelstone Capital Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Revelstone (“Merger Sub”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, pursuant to which Revelstone will issue shares of its Class A common stock, par value $0.0001 per share of (“Revelstone Class A Common Stock”) to holders of the common stock, par value $0.0001 per share of Set Jet (“Set Jet Common Stock”) and Merger Sub will merge with and into Set Jet, with Set Jet surviving the merger and becoming a wholly-owned direct subsidiary of Revelstone (the “Merger” and collectively with the other transactions described in the Merger Agreement, the “Business Combination”).

•        Proposal No. 2 — “The Charter Proposal” — to consider and vote upon a proposal to approve a third amended and restated certificate of incorporation of Revelstone, a copy of which is attached to this proxy statement/prospectus as Annex B (the “Amended Charter”).

•        Proposal No. 3 — “The Advisory Charter Proposals” — to consider and vote upon, on a non-binding advisory basis, five separate governance proposals relating to material differences between Revelstone’s Existing Certificate of Incorporation and the Amended Charter to be in effect upon the completion of the Business Combination in accordance with the requirements of the SEC. These proposals are referred to as the “Advisory Charter Proposals” or “Advisory Proposals 3A-3E.”

•        Elimination of Dual-Class Common Stock Structure — to eliminate the dual-classes of Revelstone Common Stock authorized so that the only class of common stock will be the Class A Common Stock;

•        Name Change — to change Revelstone’s name to “Set Jet, Inc.”;

•        Actions by Stockholders — to require that stockholders only act at annual and special meetings of the corporation and not by written consent;

•        Corporate Opportunity — to eliminate the corporate opportunity doctrine; and

•        Additional Charter Amendments — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the closing of the Business Combination (the “Closing”).

•        Proposal No. 4 — “The Bylaws Amendment Proposal” — To consider and vote upon a proposal to approve the Amended and Restated Bylaws of Revelstone, a copy of which is attached to this proxy statement/prospectus as Annex C (the “Amended Bylaws”) to, among other things, set the procedures to nominate directors and allow Revelstone shares of stock to be uncertificated at the discretion of the Combined Company Board, to be effective upon Closing.

•        Proposal No. 5 — “The Nasdaq Proposal” — to consider and vote upon a proposal to issue (i) shares of Revelstone Common Stock to Set Jet stockholders pursuant to the terms of the Merger Agreement and (ii) shares of Revelstone Common Stock underlying the convertible notes issued to certain institutional investors (the “PIPE Investors”) in connection with the Private Placement (as defined below), plus any additional shares pursuant to subscription agreements or other agreements we may enter into prior to Closing.

•        Proposal No. 6 — “The Incentive Plan Proposal” — to consider and vote upon a proposal to approve the Set Jet 2023 Omnibus Equity Incentive Plan (the “Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex D, including the authorization of the initial share reserve, the aggregate number of shares issuable pursuant to incentive stock options (“ISOs”) within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, and the class(es) of employees eligible for ISOs under the Incentive Plan.

•        Proposal No. 7 — “The Director Election Proposal” — to elect five directors to the Combined Company Board.

•        Proposal No. 8 — “The Adjournment Proposal” — to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Recommendation of the Revelstone Board

The Revelstone Board believes that each of the Stockholder Proposals to be presented at the special meeting of stockholders is in the best interests of Revelstone and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of the Revelstone Board in favor of approval of the Business Combination Proposal and the other Stockholder Proposals, you should keep in mind that Revelstone’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with your interests as a stockholder. These interests include, among other things:

•        the beneficial ownership of Revelstone’s directors and officers, of an aggregate of 4,125,000 shares of Revelstone Common Stock and 5,500,000 Revelstone Warrants, which shares and warrants would become worthless if Revelstone does not complete a business combination within the applicable time period, as the Revelstone’s directors and officers have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[*] million and $[*] million, respectively, based on the closing prices of Revelstone Class A Common Stock and warrants of $[**] per share and $[*] per warrant on Nasdaq on [*] 2023, the Record Date for the special meeting of stockholders;

•        The Revelstone Board will not receive reimbursement for any out-of-pocket expenses incurred by them on Revelstone’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•        the continued indemnification of the current directors and officers of Revelstone following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination Transactions.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Revelstone Common Stock at the close of business on [*], 2023, which is the Record Date for the special meeting of stockholders. You are entitled to one vote for each share of Revelstone Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 7,644,819 shares of Revelstone Common Stock outstanding, of which 7,644,814 are shares of Revelstone Class A Common Stock, and 5 shares of Class B Common Stock. 4,125,000 of the shares of Common Stock are Founder Shares.

The Revelstone Initial Stockholders have agreed to vote all of their Initial Stockholder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal and the other Stockholder Proposals. Revelstone’s issued and outstanding Revelstone Warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares

Each share of Revelstone Common Stock that you own in your name entitles you to one vote on each of the Stockholder Proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of Revelstone Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of Revelstone Common Stock at the special meeting of stockholders:

•        You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Revelstone Common Stock will be voted as recommended by the Revelstone Board. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Proposals 3A-3E, “FOR” the Bylaws Amendment Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal.

•        You can virtually attend the special meeting and vote online. However, if your shares of Revelstone Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Revelstone Common Stock.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Revelstone Common Stock, you may contact our proxy solicitor at:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: ksmith@advantageproxy.com

Quorum and Vote Required for the Stockholder Proposals

A quorum of Revelstone’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Revelstone Common Stock outstanding and entitled to vote at the meeting is virtually represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of at least 65% of the then outstanding shares of Revelstone Common Stock. The approval of the Bylaws Amendment Proposal requires the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class. The Advisory Charter Proposals and Adjournment Proposal require the affirmative vote of holders of a majority of shares of Revelstone Common Stock present in person or by proxy and entitled to vote at the special meeting. The Director Election Proposal requires the affirmative vote of the majority of holders of Class B Common Stock. Accordingly, an abstention from voting or failure to vote by proxy or to vote online at the virtual special meeting of stockholders by a Revelstone Stockholder who attends the special meeting will have the same effect as a vote against the Business Combination Proposal, the Charter Proposal, the Bylaws Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Advisory Charter Proposals and the Adjournment Proposal (assuming a quorum is present).

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of Revelstone’s stockholders. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against the Business Combination Proposal, the Charter Proposal, the Bylaws Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Advisory Charter Proposals and the Adjournment Proposal (assuming a quorum is present).

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Revelstone believes the Stockholder Proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Revelstone’s secretary, at 14350 Myford Road, Irvine, CA 92606, prior to the date of the special meeting or by voting online at the virtual special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to Revelstone’s secretary at the above address.

Redemption Rights

Pursuant to the Existing Certificate of Incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO and a concurrent private placement of warrants to the Founders, including any amounts representing interest earned on the Trust Account, less any interest for any income and other taxes payable, calculated as of two business days prior to the consummation of the Business Combination, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive such pro rata share of the aggregate amount on deposit in the Trust Account. For illustrative purposes, based on funds in the Trust Account of approximately $36.8 million on June 30, 2023, the estimated per Public Share redemption price would have been approximately $10.46.

Redemption rights are not available to holders of Revelstone Warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on ___________, 2023 (two business days before the special meeting), both:

•        Submit a request in writing that Revelstone redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Revelstone’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

•        Deliver your Public Shares either physically or electronically through DTC to Revelstone’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Revelstone’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Revelstone does not have any control over this process and it may take longer than one week.

•        Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

•        If you hold Revelstone Units, you will need to separate the Units before you are able to exercise redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Revelstone’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Revelstone’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Revelstone’s transfer agent return the shares (physically or electronically). You may make such request by contacting Revelstone’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of their Revelstone Common Stock as they may receive higher proceeds from the sale of their Revelstone Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Revelstone cannot assure you that you will be able to sell your shares of Revelstone Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Revelstone Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Revelstone Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Revelstone Common Stock or Revelstone Warrants in connection with the Business Combination.

Solicitation of Proxies

Revelstone will pay the cost of soliciting proxies for the special meeting. Revelstone has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies for the special meeting. Revelstone has agreed to pay Advantage Proxy a fee of $[*]. Revelstone will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify

Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. Revelstone also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Revelstone Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Revelstone Common Stock and in obtaining voting instructions from those owners. Revelstone’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

If you have any questions about how to vote or direct a vote in respect of your Revelstone Class A Common Stock, you may contact our proxy solicitor at:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: ksmith@advantageproxy.com

Stock Ownership

As of the Record Date, the Revelstone Initial Stockholders beneficially own an aggregate of approximately 54% of the outstanding shares of Revelstone Common Stock. The Revelstone Initial Stockholders have agreed to vote all of their Initial Stockholder Shares and any Public Shares acquired by them in favor of the Business Combination and each of the Stockholder Proposals.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Background of the Business Combination

The terms of the Business Combination are the result of arm’s length negotiations between representatives of Revelstone and Set Jet. The following is a brief description of the background of these negotiations, the Merger Agreement and the Business Combination.

Revelstone is a blank check company incorporated in Delaware on April 5, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On December 21, 2021, Revelstone closed its IPO of 15,000,000 Units at a price of $10.00 per Unit, each Unit consisting of one share of Revelstone Class A Common Stock and one-half of one Public Warrant, each whole Public Warrant to purchase one share of Revelstone Class A Common Stock at a purchase price of $11.50 per share. Simultaneous with the closing of the IPO on December 21, 2021, Revelstone consummated the sale of 5,800,000 private placement warrants (the “Private Warrants”), at a purchase price of $1.00 per Private Warrant, of which 5,050,000 Private Warrants were sold to Revelstone Capital, LLC (the “Sponsor”) and 750,000 Private Warrants were sold to Roth Capital Partners, LLC, one of the representatives of the underwriters (“Roth”), generating gross proceeds to Revelstone of $5,800,000. The net proceeds from the IPO and the Private Placement were deposited in the Trust Account.

The underwriter’s over-allotment option was partially exercised on January 11, 2022, and Revelstone closed the issuance of an additional 1,500,000 Units at a price of $10.00 per Unit on January 13, 2022. On January 13, 2022, simultaneously with the sale of the Additional Units, Revelstone consummated the sale of an additional 450,000 Private Warrants to the Sponsor at $1.00 per additional Private Warrant (the “Additional Private Warrants”), generating additional gross proceeds of $450,000. Total of $15,150,000 of the net proceeds from the sale of the Additional Units and the Additional Private Warrants was deposited in a trust account established for the benefit of Revelstone’s public stockholders, with Continental Stock Transfer & Trust Company acting as trustee, bringing the aggregate proceeds put in the Trust Account to $166,650,000. Due to the partial exercise of the underwriter’s over-allotment option, the Sponsor agreed to forfeit 187,500 shares of Revelstone Class B Common Stock.

At a special meeting of Revelstone stockholders held on June 14, 2023 (the “Extension Meeting”), Revelstone stockholders approved (i) a proposal to amend its amended and restated certificate of incorporation, and (ii) a proposal to amend the Management Trust Agreement with the Transfer Agent, to extend the date by which it has to consummate a business combination until December 21, 2023, on a month-to-month basis by depositing $90,000 per month into the Trust Account.

In connection with the stockholders’ vote at the Special Meeting of Stockholders held by Revelstone on June 14, 2023, 12,980,181 shares were tendered for redemption. As a result, approximately $134 million was removed from Revelstone’s Trust Account to pay such holders. Following redemptions, Revelstone had 3,519,819 Public Shares of Revelstone Class A Common Stock outstanding, and approximately $36.4 million in Revelstone’s Trust Account. On June 14, 2023, and July 21, 2023, $90,000 was deposited into the Trust Account for each one-month extension, to extend the time to complete a business combination to August 21, 2023. On July 27, 2023, Revelstone issued an aggregate of 4,124,995 shares of Revelstone Class A Common Stock to the holders of shares of Revelstone Class B Common Stock upon the conversion of an equal number of shares of Revelstone Class B Common Stock.

Prior to the consummation of the IPO, neither Revelstone, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Revelstone.

Upon the consummation of the IPO, Revelstone’s management team commenced an active search for prospective businesses to acquire in its initial business combination. Through the networks of relationships of its management team, the Sponsor and their affiliates (including Set Jet, Inc.), representatives of Revelstone contacted, and representatives of Revelstone were contacted by, a number of individuals, financial advisors and other entities who offered to present ideas for business combination opportunities, including several investment banks and advisors.

During this search process, (i) Revelstone’s management team, Daniel Neukomm and Morgan Callagy, together with (ii) the Revelstone Board, including Jeff Rosenthal, Jason White, Margaret McDonald, and (iii) their outside advisors including Jonathan Goodwin, Assia Grazioli Venier, Nate Bosshard (together the “Revelstone Team”), evaluated approximately 430 business combination opportunities across a broad range of sectors including sports, fitness, content, beauty, nutrition, health, mindfulness, sleep, travel and other consumer goods and services. These targets represented opportunities in North America. The process involved the Revelstone Team doing extensive desk top research to select companies, and by accessing various company databases in order to seek further information on these businesses, compiled a list of companies which would be discussed on weekly calls to identify who within their network of relationships might have direct relationships to the companies on the list. This often involved the help of Maz Yafeh, Bryan Fleming and Bardia Aghdaey from Bank of America (“BofA”) and Paul Zafferoni, Jacob Frank, Andrew Costa and Ford Hanour from Roth Capital who sometimes were able to put us in contact with these candidates. The Revelstone Team had no relationships with any of the companies evaluated.

Once a potential target was identified, either Morgan Callagy and or Daniel Neukomm would have a direct discussion with a potential target company. The Revelstone Team would continue to update its target list on a weekly basis and would discuss each of the companies and their pros and cons. The team would also discuss the accuracy of the information found through its desk top research.

Of the companies it had evaluated, Revelstone executed non-disclosure agreements with nine potential target businesses and entered into substantive discussions with several potential target businesses and/or substantial stockholders thereof. The potential valuations discussed for these potential targets ranged from $100 million to $1 billion.

The decisions not to pursue the alternative acquisition targets were generally the result of one or more of: (i) a difference in valuation expectations between Revelstone, on the one hand, and the target, on the other hand; (ii) Revelstone’s assessment of the target company’s ability to execute, scale its business, and achieve its targeted financial projections; (iii) the long-term viability of the target business or its industry or the target’s ability to compete long-term; (iv) the amount of capital that would need to be raised in connection with the closing of a business combination to support the target’s business over the near-term and the likelihood of raising such capital at a valuation mutually agreeable to Revelstone and the target; (v) material negative items surfacing during due diligence efforts; or (vi) Revelstone’s assessment of limited interest from institutional investors in the target or relevant industry. Revelstone had either terminated discussions with each of these potential targets prior to meeting with Set Jet or prior to its decision to focus exclusively on the business combination with Set Jet.

In January 2022, Revelstone Management organized a bi-weekly teleconference with the Revelstone Board and its Advisors to enlist their help in the search for an appropriate target for RCAC. These calls aside from a discussion around potential targets would also serve to discuss progress on the various targets that Revelstone Management were in discussion with, due diligence updates and all other updates regarding RCAC matters of business.

In February 2022, Revelstone began discussions with a target company in the sports / fitness industry, which we refer to as Company A. The parties were introduced by Revelstone’s financial advisor. Revelstone conducted in-depth management meetings and site visits along with financial and industry due diligence on Company A. Following a detailed due diligence process Revelstone decided that a business combination with Company A would not work because the company was not public ready and doing so would likely extend beyond the SPAC’s transaction time horizon and ultimately decided not to proceed with this target company.

In June of 2022, BofA advised Revelstone that they were withdrawing as advisor and that they waive any future entitlement to $4,042,500 as deferred underwriters’ fee, which was 70% of the deferred underwriting fee. Roth will continue as our advisor in connection with the Business Combination and shall still receive their deferred underwriting fee of $1,732,500. The waiver letter from BofA was executed on July 24, 2023, whereby BofA waived its entitlement to the payment of any fee to be paid under the terms of the Underwriting Agreement. BofA did not have any role with respect to the Business Combination between the Company and Set Jet. The waiver letter expressly stated for the avoidance of doubt, that BofA ceased or refused to act in every office, capacity, and relationship with respect to the Business Combination, even though BofA did not have any role with respect to the Business Combination, and disclaims any responsibility for any portion of the registration statement filed, and that their waiver is not the result of any dispute or disagreement with BofA, the Company or any matter relating to the Company’s or BofA’s respective operations, policies, procedures or practices.

Management of the Company reached out to BofA who refused to discuss the reasons for its withdrawal and forfeiture of fees. Since BofA did not participate or advise Revelstone in regard to the Merger with Set Jet, Revelstone believes there will be no effect on the Business Combination.

BofA is still subject to the terms of the Underwriting Agreement, which includes customary terms and conditions relating to BofA acting as an underwriter in the IPO, including indemnification provisions. There is no other financial or advisory relationship with BofA.

In the beginning of August 2022, Revelstone began discussions with a target company in the consumer products industry, which we refer to as Company B. The parties were introduced by Revelstone’s financial advisor. Revelstone conducted in-depth management meetings and financial and industry due diligence on Company B. Company B’s capital plan required a significant amount of capital raised for future growth and operational viability. These amounts of capital added both transactional risk as well as long term operational risk for Revelstone. Due to information obtained during due diligence, Revelstone decided not to pursue the Company B opportunity.

During the course of this process, the management team of Revelstone kept the members of the Revelstone Board apprised of the various target businesses, the discussions with such businesses during periods when exclusivity restrictions had lapsed, and the status thereof to discuss material issues as they arose.

As with each potential target that had been reviewed previously, there were drawbacks and risks to investigate with Set Jet. These included:

•        Challenging Operating History — Set Jet has experienced challenges in the past few years due to negative impacts of Covid-19 pandemic on the aviation industry, including reduced travel during the Covid-19 pandemic, the impact of aircraft taking significantly longer to certify thus impacting Set Jet’s ability to generate revenue from aircraft awaiting certification, and the ability to source spare parts cost effectively and maintenance during the Covid -19 pandemic.

•        No History of Profits — Since formation, Set Jet has had a negative operating margin and has yet to become profitable.

•        Lack of Current Revenue Scale — Set Jet has expanded into a limited number of cities since the inception of the operations.

Set Jet has had limited ability to invest into marketing in order to drive customer acquisition and therefore drive revenue.

•        Increase in Cost Base — Set Jet experienced increases in operating expenses due to increase in timing of certification of its chartered aircraft and fuel prices along with other costs in the past few years.

Revelstone ultimately decided to pursue a business combination with Set Jet due to, among other things due to but not limited to;

•        Set Jet’s current loyal and recurring member base.

•        The conviction that Set Jet has the ability to grow given its large addressable market given the favorable pricing of its product offering.

•        Set Jet’s experienced management team who have past experiences in running and working with public companies.

•        The potential benefit to Set Jet from the capabilities of the Sponsor and its affiliates to help further position Set Jet’s capabilities.

•        The favorable underlying growth dynamics of the private jet market that could increase the growth potential of Set Jet post-transaction.

Compared to Set Jet, Revelstone and its advisors did not consider the other alternative business combination targets to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.

In the beginning of July 2022, Set Jet’s advisors previously known to the Revelstone management team e-mailed Revelstone’s Co-Chief Executive Officers, regarding the opportunity that Set Jet presented as a potential target in a business combination. Revelstone management discussed the opportunity and decided to sign a non-disclosure agreement with Set Jet Inc. to enable an expanded discussion. The parties entered into a non-disclosure agreement on July 12, 2022 and Revelstone shared a detailed due diligence request list with Set Jet Management. There was no pre-existing relationship between any member of the Revelstone Team and any officer or director of Set Jet.

On July 12, 2022, the Set Jet’s financial advisor shared Set Jet’s investor deck with Revelstone’s management team regarding Set Jet’s business, revenue streams and growth plans.

On July 15, 2022, at the direction of the Revelstone Board, Revelstone management engaged Loeb & Loeb LLP (“Loeb”) as its external counsel for the transaction.

On August 3, 2022, the Set Jet team made a presentation to Revelstone’s management team regarding Set Jet’s business and revenue streams. This discussion included a valuation framework, due diligence questions and follow ups, current and future business plan, current and post transaction financing needs and structural and procedural items related to the merger process.

On August 4, 2022, Revelstone received public company comparables from Roth Capital to help assist Revelstone management in determining enterprise value for Set Jet.

On August 4, 2022, Revelstone began drafting a letter of intent (“LOI”) for a business combination after discussion with its advisors.

During the weeks of August 8 and August 15, 2022, representatives of Revelstone and Set Jet discussed various aspects of a potential business combination, including, among other things, valuation, process considerations applicable to transactions with special purpose acquisition companies (for example, with respect to required approvals, typical due diligence process and investor outreach), public company readiness and related topics, Set Jet’s capital structure, financing options, and the de-SPAC transaction structure. On August 6 Revelstone and Set Jet’s advisors discussed certain valuation and deal parameters. On August 8, 2022, an LOI was sent to Set Jet and its advisors. During this time period Revelstone reviewed the underlying assumptions and projections based upon those assumptions of Set Jet’s business.

The prepared draft definitive LOI incorporated the deal terms based on discussions with Set Jet’s advisors The LOI provided for (1) an initial equity valuation of $175 million, plus the assumption of the current outstanding debt, an earnout for up to $40 million linked to the achievement of Set Jet’s 2023 and 2024 revenue targets and linked to certain share price targets post-closing; (2) exclusivity period for 45 days; (3) a five-member board comprised of one Set Jet director, one Revelstone director, and three independent directors; and (4) a mutual condition that the public company’s balance sheet will have at least $20 million in cash on hand in the aggregate at closing, and that the parties contemplate arranging a PIPE at the time of the business combination.

Set Jet’s management discussed the non-binding LOI internally as well as with its legal counsel and financial advisor and provided a revised draft of the LOI to Revelstone on August 12, 2022. The revised draft narrowed Revelstone’s ability to terminate the exclusivity provision of the LOI prior to expiration if Revelstone identified legal or business issues in the due diligence process that it deemed to be material and updated some of the figures namely the current debt of $12 million.

Revelstone’s management discussed the revised draft of the LOI internally on August 19, 2022. Revelstone’s management decided to submit the non-binding LOI to the Revelstone Board for review and approval of the binding exclusivity terms without further changes.

On August 22, 2022, the Revelstone Board held a meeting to review and discuss the terms of the LOI and other strategic transactions. The Revelstone Board unanimously authorized Revelstone’s management to continue discussions with Set Jet regarding the proposed business combination, to conduct more intensive due diligence on Set Jet and to enter into the non-binding LOI, including the binding exclusivity terms.

On August 23, 2022, Revelstone and Set Jet entered into and agreed the LOI.

On August 30, 2022, Set Jet provided Revelstone with access to a virtual data room (the “Data Room”) and provided the requested initial due diligence materials.

On August 31, 2022, Revelstone management engaged Marsh McLennan for the due diligence of Set Jet from an insurance and insurance related topics point of view.

During the week of August 29, 2022, Revelstone team conducted vendor interviews to analyze the working relationship of Set Jet with its key vendors.

During the weeks of September 12th and 19th, 2022, Revelstone team conducted interviews with the members of Set Jet to discuss the current service level and offering of the company as well as any improvement opportunities going forward.

During the week of September 26, 2022 Revelstone team and Set Jet Management renegotiated the terms in the original LOI to reflect the most recent valuation dynamics in the public equity markets. Revelstone received public company comparables from Roth Capital to help assist Revelstone management in determining the revised enterprise value for Set Jet.

On September 28, 2022, Revelstone and Set Jet signed an updated LOI with the following terms: (1) an equity valuation of $125 million, plus the assumption of $7.9 million in debt, an earnout for up to $25 million linked to the achievement of Set Jet’s 2023 and 2024 revenue targets and linked to certain share price targets post-closing; (2) exclusivity period for 45 days or until November 12, 2022; (3) a five-member board comprised of one Set Jet director, one Revelstone director, and three independent directors; and (4) a mutual condition that the public company’s balance sheet will have at least $20 million in cash on hand in the aggregate at closing, and that the parties contemplate arranging a PIPE at the time of the business combination.

From August 1, 2022 to July 1, 2023, Revelstone management and Loeb held detailed due diligence and structural discussions about Set Jet. In addition Revelstone via Loeb did background checks on the key members of the Set Jet management team.

On September 13, 2022, Revelstone received a draft Merger Agreement from Loeb which was shared with management of Set Jet. On October 14, 2022, Revelstone’s legal counsel sent the draft Merger Agreement to Set Jet.

On October 3, 2022, Revelstone management engaged Grant Thornton for the financial due diligence of Set Jet.

On October 13, 2022, Revelstone management engaged Roth Capital to act as a private placement agent for a possible PIPE transaction for the Business Combination, and the fee was 4% of the gross proceeds of any private placement.

On November 2, 2022, Revelstone Management, certain Revelstone Board Directors and Set Jet Management had a due diligence call to do a deep dive into marketing and sales.

On November 4, 2022, Revelstone received comments back from Set Jet’s legal counsel on the Merger Agreement. Changes included removing Hart-Scott-Rodino filing as a covenant and closing condition, clarifying the Closing Merger Consideration Shares definition with respect to the adjustment upward or downward based on Set Jet’s indebtedness, adding covenants on Revelstone to comply with each of the agreements it entered into in connection with Revelstone’s initial public offering and also to adopt a new equity incentive plan after Closing, and deleting Set Jet’s obligation to pay Revelstone a termination fee in connection with certain terminations of the Merger Agreement.

On November 17, 2022, Revelstone Management held a call with Grant Thornton to review their due diligence findings.

On November 30, 2022, Revelstone Management received a draft due diligence report from Grant Thornton. The report was simultaneously shared with the Revelstone Board.

On February 9, 2023, Loeb sent a revised draft of the Merger Agreement to Revelstone and Set Jet. Changes included bracketing the indebtedness amount in the Closing Merger Consideration Shares definition as subject to further diligence by Revelstone and also clarifying that such definition includes Company Restricted Stock Units or Company Warrants, deleting the covenant for Revelstone to have to comply with each of the agreements it entered into in connection with its initial public offering, posed questions to Set Jet regarding the timing for preparing a draft of the equity incentive plan, clarified that each party must use reasonable best efforts to cause the timely satisfaction of the conditions to consummate the transactions contemplated in Article IX of the Merger Agreement to the extent such conditions are based upon or contemplate an action or delivery by such party, removed the closing condition for the combined Revelstone/Set Jet closing cash to be equal to at least twenty million dollars ($20,000,000), clarified the sections that Revelstone can terminate under that require Set Jet to pay a termination fee and shortened the cure period from thirty (30) days to five (5) days, and reinserted such termination fee.

On February 14, 2023, Coleman Group were wall crossed and Revelstone management began discussions with them regarding the terms of a potential PIPE investment. Richard Anthony made the introduction to Coleman Group on our behalf.

On February 21, 2023, Revelstone engaged Marshall & Stevens Transaction Advisory Services LLC (“Marshall & Stevens”) for the sole benefit of and to advise its Board as to the value of the Merger with Set Jet, and after their analysis, to issue an opinion (the “Fairness Opinion”).

On March 3, 2023, Revelstone received comments back from Set Jet’s legal counsel on the draft Merger Agreement. Changes include increasing the amount of indebtedness that is a peg for whether any increasing or decrease to the Closing Merger Consideration Shares occurs, removing the earnout consideration provisions with the intention of placing them in a separate, standalone document(s), removed the covenant upon the parties to not modify, amend or enter into any lease or charter agreement, added a covenant upon Revelstone to regarding the extension of time to consummate the Merger under Revelstone’s organizational documents, added back covenant for Revelstone to comply with each applicable agreements entered into in connection with its initial public offering, added back a closing condition for the combined Revelstone / Set Jet closing cash to be equal to at least a bracketed $20,000,000 and that Set Jet shall have obtained a conversion of a particular convertible note prior to of Set Jet and Set Jet shall have obtained and delivered to Revelstone written approval of a majority of the issued and outstanding common stock of Set Jet approving the Merger at the time of the Merger, excluding its Stockholders who are on its board or are officers of Set Jet, lengthening Set Jet’s cure period from five (5) days to thirty (30) days, and deleting the termination fee.

On March 9, 2023, Revelstone management had a detailed due diligence call with Set Jet management to discuss key items around debt and leases.

During the weeks of March 13 and March 20, 2023, the Revelstone team and Set Jet Management re-negotiated the terms of the transaction to reflect the most recent valuation dynamics in the public equity markets.

On March 24, 2023, Revelstone and Set Jet agreed updated deal terms given the continued deterioration of the public equity markets. There was not a revised LOI in connection with the revised deal terms however both parties agreed that they would begin to finalize the Merger Agreement and these revised terms would form the basis for the BCA. Revelstone received public company comparables from Roth Capital to help assist Revelstone management in determining the revised enterprise value for Set Jet. The revised deal terms included: (1) an initial enterprise valuation of $80 million, plus the assumption of up to $14.9 million in debt, an earnout for up to $65 million linked to certain share price targets post-closing; (2) a five-member board comprised of one Set Jet director, one Revelstone director, and three independent directors; and that the parties contemplate arranging a $14 million PIPE at the time of the business combination.

Management of Revelstone continued negotiations with Coleman regarding a PIPE investment during the month of March 2023.

On March 28, 2023, Revelstone received a draft of the Set Jet 2022 Audited financials and a final copy of the Set Jet 2022 Audited financials on April 10, 2023.

On March 28, 2023, Revelstone Management instructed Marshall & Stevens to perform review and analysis on Set Jet for the purpose of preparing the Fairness Opinion on the business combination with Set Jet for the Board.

On April 3, 2023, Revelstone requested additional due diligence from Set Jet.

On April 12, 2023, Revelstone Management, Set Jet Management and Coleman Management finalized and agreed a term sheet for a Pipe investment.

On April 21, 2023, Revelstone received comments back from Set Jet’s legal counsel on the Merger Agreement. Changes include increasing the amount of indebtedness that is a peg for whether any increasing or decrease to the Closing Merger Consideration Shares occurs, building in an earnout mechanism for security holders of Set Jet and adding to the recitals that a separate earnout for Set Jet management will be via standalone retention bonus agreements with such individuals, adding covenants upon Revelstone to not cause a PIPE Subscription Agreement it enters into in connection with the transaction to be terminated or amended without Set Jet’s consent and for Revelstone to retire 100,000 shares held by Sponsor (each of which also had a corresponding closing condition added in favor of Set Jet), added a closing condition in favor of Set Jet for Revelstone to have to amend certain agreements with Roth, deleted the termination fee, and added a cap for Set Jet’s portion of monthly expenses at $42,500.

On April 20, 2023, Revelstone Management and the Revelstone Board had a discussion to review the Fairness Opinion with Marshall & Stevens.

Every week from the beginning of January 2023, Revelstone, Set Jet, their advisors and often times counsel for Set Jet held weekly detailed discussion regarding business updates, the status of the Merger Agreement and other items which need to be completed.

On April 20, 2023, the Revelstone Management and the Revelstone Board of Advisors met with Marshall & Stevens to discuss in detail progress of the Fairness Opinion. Revelstone and Set Jet discussed final revisions to the draft Merger Agreement as well as questions regarding the disclosure schedules.

On May 2, 2023, Revelstone Management and Loeb delivered the initial draft of the Pipe documentation and began negotiations with Coleman on the definitive documentation.

On May 6, 2023, Loeb sent a revised draft of the Merger Agreement to Revelstone and Set Jet. Changes included inputting the number of earnout shares and share price trigger amounts agreed to by the parties, clarifying the covenant upon Revelstone to not amend or withdraw or terminate its Subscription Agreement with the PIPE Investor (and its corresponding closing condition in favor of Set Jet), the indebtedness amount in the Closing Merger Consideration Shares definition as subject to further diligence by Revelstone and also clarifying that such definition includes Company Restricted Stock Units or Company Warrants, clarifying the closing condition upon Revelstone to amend certain agreements with Roth, and clarifying that there is no dollar cap on 50% of extension fee expenses to be paid by Set Jet.

On May 13, 2023, Set Jet’s counsel sent a revised draft of the Merger Agreement to Revelstone and Loeb, to clarify the number of retention bonus shares, which have matching vesting terms to the earnout shares in the Merger Agreement but are via separate agreements with certain management of Set Jet, clarify the individuals with Set Jet who will sign employment agreements and restrictive covenant agreements, clarify that earnout shares vest upon a change of control in the 5 year earnout period, clarify the time period for which Revelstone is to prepare a draft of the proxy statement post-signing, clarify that Set Jet’s consent is also needed for any amendment to the Subscription Agreement post-signing, clarify the scope of agreements and terms for which certain of Set Jet’s stockholders must sign certain ancillary documents which are Additional Agreements and corresponding closing conditions, clarify that there may be a closing condition in favor of Revelstone for Set Jet to provide an amendment to its agreement(s) with CHW Strategic Advisors LLC (“CHW”), and reinserting the cap on monthly extension fees to be paid by Set Jet to be $45,000.

On June 8, 9, and 28, 2023, Loeb sent revised drafts of the Merger Agreement to Set Jet’s counsel which clarified that, despite the covenants upon Revelstone between signing and closing, Revelstone may amend its charter to extend the time period to consummate a business combination and to remove the $5,000,001 net tangible asset requirement, and remove the $45,000,000 cap on Set Jet’s portion of monthly extension fees. It was then negotiated that Set Jet would be responsible for the entirety of the Extension Fee for each one month extension, if approved by the stockholders of Revelstone at the Extension Meeting.

Between this period and the date of the signing of the Merger Agreement, counsel for Set Jet and Revelstone finalized the agreements with the material changes only being (a) the removal of closing conditions with respect to amending Revelstone’s agreements with Roth and Set Jet’s agreement with CHW and (b) clarifying the Pre-PIPE Convertible Note by Set Jet in favor of Coleman to ensure that (i) upon conversion of the note the investor would receive 800,000 shares of Revelstone at the Closing of the Business Combination, and (ii) to clarify that Coleman will not the holder of Set Jet shares prior to the Closing, and as a result of the conversion of the Note, the shares that would be exchanged into 800,000 shares of the Combined Company at the time of the Closing, would as a result, not be considered an Earnout Recipient.

During the week of May 15, 2023, Revelstone filed a preliminary proxy to extend the SPAC for up to 6 months in one-month increments.

During the week of June 12, 2023, Revelstone Management and Coleman negotiated revised terms of the $14 million PIPE Financing at the time of Closing or shortly thereafter, contemplating a pre-pipe financing round of $4 million to be invested immediately into Set Jet. The pre-Pipe was to be invested on the basis that Set Jet were delayed in raising a round of financing from other third parties and was in need of operational working capital.

Revelstone and Set Jet discussed timing of the preparation of Set Jet’s financial reports. The parties held a group conference call to discuss the remaining open issues on the draft Merger Agreement, due diligence, legal and timing discussion. Revelstone discussed the likely timing for finalizing the Merger Agreement and the inclusion of year end financials.

On June 12, 2023, Revelstone Management and the Revelstone Board of Advisors held a board meeting to update the board on the latest developments with Set Jet and approve the transaction.

On June 21, 2023, RCAC stockholders approved an extension of the SPAC for 6 months. Following the extension the amount remaining in the Trust Account was $36.4 million. The parties decided that the obligation for Set Jet to pay the Extension Fee should be in the Merger Agreement.

On June 27, 2023, Marshall & Stevens issued their draft Fairness Opinion and on July 1, 2023 issued their final draft Fairness Opinion after review of the near final Merger Agreement.

The parties and their respective counsels had a conference call to discuss final Merger Agreement and related ancillary documentation. The ancillary documents included the Parent Stockholder Support Agreement, Company Stockholder Support Agreement, the Voting Agreement, Pre-Pipe Subscription Agreement, and the PIPE Subscription Agreement, and the schedule for the payments to Set Jet.

On July 5, 2023, Marshall & Stevens issued their Fairness Opinion.

On July 7, 2023 Revelstone and Roth Capital entered entitled to an advisory agreement where they would receive an advisory fee in connection with the Merger equal to 1.5% of the initial and earnout enterprise value of Set Jet (approximately $2.1 million). In addition Roth revised their placement agent agreement adjusting the placement agent fee to 2% of the PIPE placement proceeds or approximately $280,000, which fee shall be payable in stock of the Combined Company using the Reference Price of $10.00 per share.

On July 17, 2023, the Merger Agreement was signed.

On July 27, 2023, Revelstone issued an aggregate of 4,124,995 shares of Class A common stock to the holders of Revelstone holders of shares of Class B Common Stock upon the conversion of an equal number of shares of Class B Common Stock (the “Conversion”). The 4,124,995 Class A common stock issued in connection with the Conversion are subject to the same restrictions as applied to the shares of Class B Common Stock before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for our initial public offering. Following the Conversion, there were 7,644,814 shares of Class A common stock issued and outstanding and five shares of Class B Common Stock issued and outstanding.

On August 16, 2023, the Parties signed an amended and restated merger agreement to clarify certain covenants and closing conditions of the original merger agreement, but no material changes to the terms of the Business Combination were made. The amended and restated merger agreement is referred to as the “Merger Agreement.”

Revelstone Board’s Reasons for Approval of the Business Combination

As described under “Background of the Business Combination” above, in evaluating the Business Combination, the Revelstone Board consulted with Revelstone’s management and financial and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, considered a range of factors, including but not limited to, the factors discussed below. In light of the complexity of those factors, the Revelstone Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Revelstone Board may have given different weight to different factors. Certain information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Revelstone Board reviewed the results of the due diligence conducted by its management, the Sponsor, and Revelstone’s advisors, which included:

•        extensive meetings and calls with the management team, advisors, customers, suppliers, members and shareholders of Set Jet regarding, among other things, operations and forecasts;

•        review of material contracts and other material matters;

•        financial, legal, insurance, accounting, technology, operational, business and other due diligence;

•        consultation with Revelstone management and its legal counsel and financial advisors;

•        review of historical financial performance of Set Jet and Set Jet’s management projections for its business; and

•        financial and valuation analyses of Set Jet and the Business Combination.

The officers and directors of Revelstone have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, enabled such officers and directors of Revelstone to make the necessary analyses and determinations regarding the Business Combination.

In the prospectus for the IPO, Revelstone’s objective is to identify and consummate a business combination with a business in the consumer, media and/or technology sectors that leverages D2C engagement as its primary go-to-market channel. The objective was to seek out a business combination target with a proven track record of competing effectively in the current environment of active consumer brands. Revelstone believed would be important in evaluating prospective target businesses, namely a business that has leadership positions within its industry, unrealized potential for shareholder value creation, has the potential to grow, has a committed and capable management team, could benefit from being a publicly traded company, and could benefit from the capabilities of the Sponsor and Revelstone’s management team.

Based on its review of the industry data and the operational, financial and other relevant information related to its business which Set Jet provided and presented to the Revelstone Board, the factors considered by the Revelstone Board included, but were not limited to, the following:

(1)    Set Jet has a business plan dedicated both to near term cash flow as well as long term growth. Additionally, Set Jet has emphasized the following as part of their near-term strategy:

•        Penetrating further into the existing regions with a higher number of aircraft dedicated to the flight operations in these regions and increased marketing spending;

•        Expanding into new cities and regions with the highest growth potential based on the historical air travel data in the U.S.;

•        Expanding the value offering to existing members through partnerships with consumer brands in other markets/categories.

(2)    Set Jet has an asset light business model. The Company leases the airplanes used in the operations enabling future growth with limited upfront investment.

(3)    Set Jet has a growing membership base with strong retention rate.

(4)    Private aviation sector has experienced a significant growth during the Covid-19 pandemic. The growth trend is expected to continue in the near future.

The material assumptions used in review of the financial projections of Set Jet include the following criteria which may pose risk or adversely affect the business:

The projections included both current and future revenue streams. There is inherent risk in any forward-looking projections and the Revelstone Board considered the risks of results of ongoing contracts and those of future revenue generating contracts. The projections also included cost forecasts which are susceptible to unknown increases or decreases in future years. The material growth and cost assumptions that may pose a risk or adversely affect the future performance of the business include:

•        Growth in the existing routes/hubs:    The projections of the business include the assumption that the company will be able to additional flights in its existing hubs/routes. The business may not be able to increase the revenue generated in the existing hubs/routes.

•        Expansion into new regions:    The projections of the business include the assumption of the expansion into new regions and the assumption that the Combined Company will generate additional revenue from the operations in these regions. The business may not be able to expand into these regions in the anticipated timeline and therefore may not generate the revenue projected in these regions.

•        Growth in membership revenue:    The projections include the assumption of growth in the membership revenue of the business. The business may not grow the member base and increase the membership revenue as projected.

•        Growth in the fleet of aircraft:    The Company’s long-term plans include the assumption that they will be able to source additional aircraft. If the Combined Company is unable to source more aircraft this could have an adverse effect on the Combined Company’s growth plans.

•        Competition:    There is existing competition in the regions business the business operates in and it is likely competition will increase with the entrance of new operators into these regions adversely impacting future revenue of Combined Company.

•        Cost of fuel:    Fuel costs constitute a substantial portion of the Combined Company’s operating costs. Increases in fuel costs which are largely outside the control of the Combined Company, may adversely affect the future financial performance and profitability of the Combined Company’s business.

•        Labor costs:    Increases in labor costs may adversely affect the business, results of operations and future financial performance.

•        Maintenance costs:    The maintenance cost of the aircraft used in the operations may increase significantly.

•        Aircraft lease:    Costs associated with the leasing of the aircraft to be used in the operations may increase due to macro-economic conditions in the future,

•        Other operating costs:    Other operating costs, affected by internal and external factors, of the business may increase materially in the future, having an adverse impact on the projections of the business.

The projections were constructed and viewed under currently and anticipated regulatory frameworks. If these frameworks change or new frameworks are instituted, actual results may vary from projected results.

The projections were constructed and viewed under current market conditions. If these conditions change, actual results may vary from the projected results.

The financial projections were constructed and viewed given underlying assumptions of capital resources available to Set Jet. If these capital resources are not available or become more costly, the actual results may vary from the projected results.

The Revelstone Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Development Stage Company.    Set Jet’s status as a growth stage company, and the risk that it may not be able to execute on its business plan;

•        Macro-economic Risks.    Macro-economic uncertainty and the effects it could have on the Combined Company’s revenues;

•        Loss of Key Personnel:    Loss of key personnel that the business rely on for day-to-day operations may adversely affect the business plan;

•        Redemption Risk.    The potential that a significant number of Revelstone’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Revelstone’s existing charter, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to the Combined Company following the Closing;

•        Stockholder Vote.    The risk that Revelstone’s or Set Jet’s stockholders may fail to provide the respective votes necessary to affect the Business Combination;

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Revelstone’s Stockholders Receive a Minority Position.    The fact that Revelstone’s stockholders will hold a minority position in the Combined Company;

•        Potential Conflicts of Interest of Revelstone’s Directors and Officers.    The potential conflicts of interest of the Revelstone Board and officers in the Business Combination (see “— Interests of Revelstone’s Directors and Officers in the Business Combination”); and

•        Other Risks Associated With the Business Combination.    Various other risks associated with the business of Set Jet, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In connection with analyzing the Business Combination, Revelstone’s management, selected the following companies:

Publicly Traded Companies Comparable to Set Jet:

•        Airbnb, Inc.

•        Azul S.A

•        Bombardier Inc.

•        Booking Holdings Inc.

•        Hilton Worldwide Holdings Inc.

•        Jet2 plc,

•        MakeMyTrip Limited

•        Marriott Vacations Worldwide Corporation,

•        Ryanair Holdings plc,

•        Vail Resorts, Inc.

•        Wheels Up Experience Inc.

Revelstone Management considered the following criteria in the selection of the comparable public companies:

•        Business to consumer (B2C) business models

•        Affordable, high quality travel services

•        High growth and disruptive platforms

•        Recurring revenue with membership models

The Revelstone Board also considered the Business Combination in light of the investment criteria set forth in Revelstone’s final prospectus for its IPO including, without limitation, that based upon Revelstone’s analyses and due diligence, Set Jet has the potential to be a market leader and has substantial future growth opportunities, all of which the Revelstone Board believes have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.

The above discussion of the material factors considered by the Revelstone Board is not intended to be exhaustive but does set forth the principal factors considered by the Revelstone Board.

The projections included both current and future revenue streams. There is inherent risk in any forward-looking projections and the Revelstone Board considered the risks of results of ongoing contracts and those of future revenue generating contracts. The projections also included cost forecasts which are susceptible to unknown increases or decreases in future years.

The projections were constructed and viewed under currently and anticipated regulatory frameworks. If these frameworks change or new frameworks are instituted actual results may vary from projected results.

The projections were constructed and viewed under current market conditions. If these conditions change actual results may vary from the projected results.

The financial projections were constructed and viewed given underlying assumptions of capital resources available to Set Jet. If these capital resources are not available or become more costly, the actual results may vary from the projected results.

The Revelstone Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Development Stage Company.    Set Jet’s status as a growth stage company, and the risk that it may not be able to execute on its business plan;

•        Macro-economic Risks.    Macro-economic uncertainty and the effects it could have on the Combined Company’s revenues;

•        Redemption Risk.    The potential that a significant number of Revelstone’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Revelstone’s existing charter, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to the Combined Company following the Closing;

•        Stockholder Vote.    The risk that Revelstone’s or Set Jet’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Revelstone’s Stockholders Receive a Minority Position.    The fact that Revelstone’s stockholders will hold a minority position in the Combined Company;

•        Potential Conflicts of Interest of Revelstone’s Directors and Officers.    The potential conflicts of interest of the Revelstone Board and officers in the Business Combination (see “— Interests of Revelstone’s Directors and Officers in the Business Combination”); and

•        Other Risks Associated With the Business Combination.    Various other risks associated with the business of Set Jet, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Revelstone Board also considered the Business Combination in light of the investment criteria set forth in Revelstone’s final prospectus for its IPO including, without limitation, that based upon Revelstone’s analyses and due diligence, Set Jet has the potential to be a market leader and has substantial future growth opportunities, all of which the Revelstone Board believes have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.

The above discussion of the material factors considered by the Revelstone Board is not intended to be exhaustive but does set forth the principal factors considered by the Revelstone Board.

Set Jet Board’s Reasons for Approval of the Business Combination

In the course of reaching its decision to approve the Business Combination, the Set Jet Board consulted with Set Jet’s senior management, its financial advisors and legal counsel, and considered a wide variety of factors, including, among others, the following material factors (which factors are not necessarily presented in any order of relative importance):

•        the Business Combination will provide Set Jet’s current stockholders with greater liquidity by owning publicly-traded stock and expand the range of investors potentially available to Set Jet as a public company, compared to the investors to which Set Jet could otherwise gain access if it continued to operate as a privately-held company;

•        the historical and current information concerning Set Jet’s business, including its financial performance and condition, operations, and management;

•        the competitive nature of the industry in which Set Jet operates;

•        the Set Jet Board’ fiduciary duties to Set Jet’s stockholders;

•        the Set Jet Board’s belief that no alternatives to the Business Combination were reasonably likely to create greater value for Set Jet’s stockholders after reviewing the various financing and other strategic options to enhance stockholder value that were considered by the Set Jet Board;

•        the projected financial position, operations, management structure, geographic locations, operating plans, cash burn rate and financial projections of the Combined Company, including the expected cash resources of the Combined Company (including the ability to support the Combined Company’s current and planned operations);

•        the availability of appraisal rights under the Nevada Business Corporation Act (“NBCA”) to holders of Set Jet’s capital stock who comply with the required procedures under the NBCA, which allow such holders to seek appraisal of the fair value of their shares of Set Jet capital stock, as determined by the Nevada judiciary;

•        the terms and conditions of the Merger Agreement, including the following:

•        the determination that the expected relative percentage ownership of Revelstone’s stockholders and Set Jet’s stockholders in the Combined Company was appropriate, based on the Set Jet Boards’ judgment and assessment of the approximate valuations of Revelstone and Set Jet;

•        the expectation that the Business Combination will be treated as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, with the result that in the Business Combination the Set Jet stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes;

•        the limited number and nature of the conditions of the obligation of Revelstone to consummate the Business Combination;

•        the rights of Set Jet under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Set Jet receive a superior proposal;

•        the belief that the other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction;

•        the shares of Revelstone’s common stock issued to Set Jet’s stockholders will be registered on a Form S-4 registration statement and will become freely tradable for Set Jet’s stockholders who are not affiliates of Set Jet and who are not parties to lock-up agreements;

•        the support agreements, pursuant to which certain directors, officers and stockholders of Set Jet and Revelstone, respectively, have agreed, solely in their capacity as stockholders of Set Jet and Revelstone, respectively, to vote all of their shares of Set Jet capital stock or Revelstone common stock in favor of the adoption or approval, respectively, of the Merger Agreement;

•        the ability to obtain a Nasdaq listing upon the closing of the Business Combination; and

•        the likelihood that the Business Combination will be consummated on a timely basis.

The Set Jet Board also considered a number of uncertainties and risks in its deliberations concerning the Business Combination and the other transactions contemplated by the Merger Agreement, including the following:

•        the possibility that the Business Combination might not be completed for a variety of reasons, such as the failure of Revelstone to obtain the required stockholder vote, and the potential adverse effect of the public announcement of the Business Combination on the reputation of Set Jet and the ability of Set Jet to obtain financing in the future in the event the Business Combination is not completed;

•        the risk that future sales of shares of common stock by existing Revelstone stockholders may cause the price of Revelstone common stock to fall, thus reducing the potential value of Revelstone common stock received by Set Jet stockholders following the Business Combination;

•        the exchange ratio used to establish the number of shares of Revelstone’s common stock to be issued to Set Jet’s stockholders in the Business Combination is fixed, except for adjustments due to the parties’ respective cash balances and outstanding capital stock at closing, and thus the relative percentage ownership of Revelstone’s stockholders and Set Jet’s stockholders in the Combined Company immediately following the completion of the Business Combination is similarly fixed;

•        the risk that the Business Combination might not be consummated in a timely manner or at all;

•        the costs involved in connection with completing the Business Combination, the time and effort of Set Jet senior management required to complete the Business Combination, the related disruptions or potential disruptions to Set Jet’s business operations and future prospects, including its relationships with its employees, suppliers and partners and others that do business or may do business in the future with Set Jet, and related administrative challenges associated with combining the companies;

•        the additional expenses and obligations to which Set Jet’s business will be subject following the Business Combination that Set Jet has not previously been subject to, and the operational changes to Set Jet’s business, in each case that may result from being a public company;

•        the fact that the representations and warranties in the Merger Agreement do not survive the closing of the Business Combination and the potential risk of liabilities that may arise post-closing; and

•        various other risks associated with the Combined Company and the Business Combination, including the risks described in the section entitled “Risk Factors” beginning on page 37 in this proxy statement/prospectus.

The foregoing information is not intended to be exhaustive, but summarizes the material factors considered by the Set Jet Board in its consideration of the Merger Agreement and the transactions contemplated. The Set Jet Board concluded that the benefits, advantages and opportunities of a potential transaction outweighed the uncertainties and risks described above. After considering these and other factors, the Set Jet Board unanimously approved the Merger Agreement and the Business Combination.

Certain Set Jet Projected Financial Information

Set Jet does not, as a matter of course, publicly disclose long-term forecasts or internal projections of its future performance, revenue, earnings, financial condition or other results. However, in connection with Revelstone’s due diligence and consideration of the potential Business Combination with Set Jet, on or around March 15, 2023, Set Jet’s management provided Revelstone with revised internally prepared financial forecasts for fiscal years ending December 31, 2023 through 2024 (the “Financial Projections”). The Financial Projections were provided to Revelstone only for use as a component in its overall evaluation of Set Jet and in connection with its Private Investment in Public Equity (“PIPE”) financing activities and should not be viewed as public guidance. Certain information from the Financial Projections was considered by Revelstone for purposes of evaluating the Business Combination and, at the direction of the Revelstone Board, was used and relied upon by (a) Marshall & Stevens for purposes of its financial analyses and fairness opinion to the Revelstone Board, (b) Grant Thornton for its transaction advisory report to the Revelstone Board, and (c) Roth Capital Partners, LLC in presentations with prospective PIPE investors.

Set Jet’s management relied on numerous assumptions to derive the Financial Projections, including assumptions regarding timing of interim financing and closing of the potential Business Combination, assumptions about marketing expenditure growth, key customer and supplier relationships, growth of members, expansion in current and planned city pairs and/or the ability to expand aircraft capacity, among others. The Financial Projections are subject to inherent uncertainty since they were based on assumptions made as of the date thereof about events and timing of events that may occur in the future, many of which are beyond Set Jet’s and Revelstone’s control, instead of historical operating results. In addition, long-term financial projections are subject to increased uncertainty and risk that they will not be achieved. None of the Financial Projections should be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

The Financial Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board or U.S. GAAP for the preparation and presentation of prospective financial information, but, in the view of Set Jet’s management, were prepared on a reasonable basis. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on the prospective financial information. The Financial Projections do not take into account any circumstances or events occurring after the date it was prepared. Set Jet will not refer back to this unaudited prospective financial information in future periodic reports filed under the Exchange Act.

There can be no assurance that the Financial Projections will be realized or that actual results will not be significantly lower or higher than projected. Since the Financial Projections cover multiple years, such information by its nature becomes less reliable with each successive year. These Financial Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

No independent auditors have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Financial Projections and, accordingly, none of Marcum LLP, Revelstone’s independent registered public accounting firm, and dbbmckennon, Set Jet’s independent registered public accounting firm, express an opinion or any other form of assurance with respect thereto or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, NEITHER SET JET NOR REVELSTONE INTENDS TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE FINANCIAL PROJECTIONS. THE FINANCIAL PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED FINANCIAL PROJECTIONS, INCLUDING THOSE SET FORTH BELOW, AND NOT TO RELY ON ANY SUCH FINANCIAL INFORMATION IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION PROPOSAL AS SUCH FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF SET JET, REVELSTONE NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SET JET STOCKHOLDER, REVELSTONE STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE FINANCIAL PROJECTIONS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED. REVELSTONE DOES NOT INTEND TO REFERENCE THESE FINANCIAL PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

Certain of the measures included in the Financial Projections are non-GAAP financial measures, including Adjusted EBITDA Loss. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Set Jet are not reported by all of their competitors and may not be comparable to similarly titled amounts used by other companies.

Set Jet defines Adjusted EBITDA Loss as net loss, adjusted for interest expense (cash and non-cash discount amortization), depreciation and amortization, stock-based compensation, non-cash settlement charge of note financing dispute, income taxes, as well as pre-operating costs, which are costs of long-term chartered aircraft before becoming revenue producing. Pre-operating costs were primarily associated with COVID-19 pandemic delays in FAA certifications of aircraft and significant vendor delays in refurbishing and releasing aircraft.

A summary of the financial forecast information regarding Set Jet’s anticipated future operations for the years ending December 31, 2023 and 2024, together with corresponding historical information for the years ended December 31, 2021 and 2022 is set forth below (the “Updated Summary Financial Projections”). The March 2023 projections were an update to projections provided to Revelstone in September 2022 in connection with Revelstone’s initial evaluation of the Business Combination. The Updated information should be read in light of its operating and financial results to date, as well as the key factors set forth below and under “Set Jet’s Management’s Discussion and Analysis of Financial Condition and Results of Operation — Key Factors Affecting Set Jet’s Results of Operations”.

The table below sets forth Set Jet’s the March 2023 financial projections for the years ending December 31, 2023 and 2024. Inclusion of the Updated Summary Financial Projections in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Stockholder Proposals.

	2021A	2022A	2023E	2024E
	(thousands)
Revenues	$9,480	$12,897	$22,431	$50,667
Cost of Revenue	16,290	15,634	21,645	32,548
Gross Profit (Loss)	(6,810)	(2,737)	786	18,119
Operating Costs(1)	5,948	11,570	8,870	12,345
Operating Income (Loss)	(12,758)	(14,307)	(8,084)	5,774
Other	29	7,132	1,539	(138)
Net Income (Loss)(1)	$(12,787)	$(21,439)	$(9,623)	$5,912
Adjusted EBITDA (Loss)	$(10,557)	$(7,314)	$(7,192)	$6,322

____________

(1)      Historical results for 2021 and 2022 include $750,000 and $-0- of non-cash stock compensation costs, respectively. Management did not make estimates of non-cash stock compensation costs for 2023 and 2024 due to uncertainties regarding levels of such compensation, timing of vesting and the necessary valuation variables. These excluded non-cash costs could have a material impact on net income (loss) for such periods but would not affect Adjusted EBITDA.

The reconciliations of net loss, which is the most comparable U.S. GAAP measure, to non-GAAP Adjusted EBITDA (Loss) presented above for the years ended December 31, 2021 and 2022 and the projected periods ending December 31, 2023 and 2024 are as follows:

	2021A	2022A	2023E	2024E
	(thousands)
Net loss	$(12,787)	$(21,439)	$(9,623)	$5,912
Add back (deduct):
Pre-operating costs – net	1,279	6,871	512	122
Interest expense	23	639	1,679	—
Depreciation and amortization	178	115	240	288
Non-cash settlement of note financing dispute	—	6,500	—	—
Stock-based expense	750	—	—	—
Adjusted EBITDA Loss	$(10,557)	$(7,314)	$(7,192)	$6,322

The Updated Summary Financial Projections were prepared in good faith by Set Jet’s management based on management’s reasonable best estimates and facts, circumstances and information available at the time subject to the disclaimers discussed herein. While presented with numerical specificity, the Updated Summary Financial Projections reflect numerous estimates and assumptions made by Set Jet’s management with respect to industry performance, competition, general business, economic, market and financial conditions and matters specific to Set Jet’s business, all of which are difficult to predict and many of which are beyond Set Jet’s control. Set Jet believes that its operating history provides a reasonable basis for the estimates and assumptions underlying the Financial Projections and the Updated Summary Financial Projections at the time made. Changes in these estimates or assumptions regarding financing timing, marketing expenditures for growth, key customer and supplier relationships, growth of members, expansion in current and planned city pairs and/or the ability to expand aircraft capacity, among others could materially affect the Updated Summary Financial Projections. Specifically, the material assumptions and estimates include, but are not limited to:

Revenue growth:

•        Increases in membership revenues include increased active members resulting from planned material increases in marketing expenditures. Increases in member charter flight revenue include the effects of increased membership and the effects of increased flight offerings between both existing and new city pairs. Revenue growth is dependent on these planned increased marketing expenditures which are dependent on timing of interim financing and timing of pre-closing bridge financing and the financing expected to be available upon closing of the Business Combination. Any delays would have a direct effect on planned revenue growth.

•        Historically, Set Jet has had a limited marketing and sales budget due to financial constraints. For that reason, traditional media (primarily magazines) and limited key word and social media outreach (through Google, Facebook and Instagram) have focused on the Scottsdale, Arizona market. Set Jet has since developed and plans to implement a marketing approach in multiple target cities to increase both members and member flight utilization. The new marketing plan strategies include:

•        Targeting multiple cities beyond Scottsdale, Arizona, many with larger demographics,

•        Updating branding and messaging,

•        Integrating marketing campaigns with a targeted digital-first approach,

•        Employing a combination of paid and organic social media outreach focused on key city markets,

•        Engaging strategic and corporate partnerships/affiliations, and

•        Building multiple targeted lead generation campaigns.

By implementing a market plan that includes elements of Set Jet’s prior social media marketing activities but with more focused digital marketing and branding, Set Jet believes that such marketing plan can support Set Jet’s ability to target cities beyond the Scottsdale, Arizona market, thereby supporting Set Jet’s anticipated increase in active members.

•        Average active members for each year are projected to grow from approximately 3,000 in 2022 to 4,300 in 2023 and 8,000 in 2024. Member flights (passengers) are projected to grow from 11,300 in 2022 to approximately 20,200 in 2023 and 48,300 in 2024 as a result of planned increases in membership, flight legs and member utilization. This projected growth was dependent on significant increases in marketing expenditures that were presumed to begin in May 2023.

The projected growth in average active members was based on implementation of a sales and marketing budget of $2.4 million in 2023 and $3.2 million in 2024. This compares to actual expenditures of $1.2 million in 2022, which were primarily focused on the Scottsdale, Arizona market. As of the end of 2022, the Scottsdale, Arizona market represented over 50% of all members. The direct marketing expenditure cost of adding a new member in 2023 and 2024 is projected to be approximately $400 per member. Set Jet believes that this is in line with historical direct costs of member acquisition in the Scottsdale, Arizona market. Replicating the approximately 1,600 members in Scottsdale, Arizona to five key additional markets (Las Vegas, Nevada; Los Angeles, California; Orange County, California; San Diego, California; and Salt Lake City, Utah) provides the opportunity for the target of 8,000 members in 2024. The marketing plan initially targets these city markets and allocates funding for additional marketing and awareness support. As Set Jet adds more flight segments between cities, it believes it also will become easier to attract new members, including more corporate members.

•        Set Jet currently has five long-term chartered aircraft and the projections reflected the addition of two additional aircraft in the second half of 2023. These aircraft were projected to provide the capacity for revenue growth.

Cost of revenue:

•        Cost of revenue included management estimates of costs of charter aircraft, charter crew costs, maintenance, fuel, landing fees and other costs. Historical operations included short-term charter costs (supplemental lift) due to unavailability of long-term certified charter aircraft, but projected periods were not expected to require supplemental lift costs.

•        Maintenance costs and fuel costs vary from period to period with many costs outside the control of management. Management estimated these costs based primarily on current costs projected for planned increased activity.

Gross Profit:

•        Historically Set Jet’s revenues have not been sufficient to cover cost of revenues due primarily to unavailability of long-term chartered aircraft due to pandemic related FAA certification delays and resulting high supplemental lift costs.

•        These costs have abated and management projected the scale of revenues to produce gross profits in late 2023 of 4% and 2024 of 36% dependent on availability and timing of bridge and closing financing.

Operating Costs:

•        Operations and support costs were projected to increase in line with increased revenues.

•        Management projected increases in sales and marketing costs to drive new memberships and increase member flight utilization.

•        General and administrative costs were expected to increase in 2023 as a result of planned public company costs and thereafter increase generally in line with revenue increases.

•        High pre-operating costs in 2021 and 2022 resulting from costs of charter aircraft not available for charter operations have been substantially reduced in late 2022 and were therefore expected to be modest in 2023 and 2024.

•        Management did not made estimates of non-cash stock compensation costs for 2023 and 2024 due to uncertainties regarding levels of such compensation and the necessary valuation variables. These non-cash costs could have a material impact on net income (loss) for such periods but would not affect Adjusted EBITDA.

Adjusted EBITDA:

•        Expected to increase in line with increased revenue and scale, somewhat offset by higher operating expenses across the major expense categories as Set Jet plans to continue to expand its operations to support its planned revenue growth.

The assumptions and estimates underlying the Updated Summary Financial Projections are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Notes Regarding Forward-Looking Statements” contained elsewhere in this proxy statement/prospectus.

Neither Revelstone nor Set Jet generally publishes its business plans and strategies or makes external disclosures of its anticipated financial condition or results of operations. Revelstone and Set Jet have not updated, and do not intend to update or otherwise revise, the prospective financial information to reflect circumstances existing since its preparation, including any changes in financing timing, general economic or industry conditions, or to reflect the occurrence of unanticipated events. Neither Revelstone, Set Jet nor any of their respective representatives or advisers makes any representation to any person with regard to the ultimate performance of Revelstone or Set Jet.

Fairness Opinion of Marshall & Stevens

Opinion of Marshall & Stevens

On February 21, 2023, Revelstone Capital Acquisition Corp. (“RCAC”, or the “Company”) engaged Marshall & Stevens Transaction Advisory Services LLC (“Marshall & Stevens” or “M&S”) for the sole benefit of and to advise its Board of Directors (the “Board”) in connection with the consideration by the Board of a possible acquisition of Set Jet, Inc. a Nevada corporation (“Set Jet”) in consideration of the issuance of the Company’s common stock and earnout rights likewise to be paid in common stock, for consideration equal to (i) $60,503,000 to be adjusted up or down depending upon Set Jet’s net debt at closing, every dollar of adjustment in net debt to be reflected by a compensating adjustment of and to be paid in newly issued shares of Company common stock valued at $10.00 per share (the “Merger Consideration Shares”) to be issued at the closing of the Transaction (the “Closing”) plus (ii) the right, subject to the satisfaction of certain conditions, to receive up to another 4,500,000 of additional shares of Company common stock (the “Earnout” or the “Earnout Consideration Shares” respectively), the value of the Merger Consideration Shares plus the value of the Earnout being collectively referred to as the “Purchase Price” and the “Transaction” respectively). Marshall & Stevens was retained to advise the Board as to the reasonable range of value for Set Jet immediately prior to the Transaction and, if requested by the Board, issue its written opinion to the Board as to the fairness to the Company, from a financial point of view, of the Purchase Price. Marshall & Stevens was not engaged to perform any other services, did not negotiate the Purchase Price or any other terms of the Transaction, and did not serve as a financial advisor to of fiduciary of the Board, the Company or any other person or entity.

The Board requested that Marshall & Stevens issue its written opinion as to fairness, which opinion was rendered on July 5, 2023 (the “M&S Opinion”). The fee paid for the M&S Opinion was $40,000.

The full text of the M&S Opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Marshall & Stevens in rendering its opinion, is attached as Annex E and is incorporated into this proxy statement by reference in its entirety. Holders of the Class A Common Stock are encouraged to read this opinion carefully in its entirety. The M&S Opinion was provided to the Board for the Board’s information in connection with their evaluation of the value of Set Jet, relates only to the fairness, from a financial point of view to the Company of the Purchase Price, does not address any other aspect of the Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the merger. The summary of the M&S Opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Marshall & Stevens, among other things:

•        reviewed the then contemplated merger agreement between RCAC and Set Jet, which was ultimately executed and dated July 17, 2023 (the “Merger Agreement”) in substantially the same form as reviewed by Marshall & Stevens;

•        reviewed certain operating and financial information relating to Set Jet’s business and prospects, including historical financial statements for the two years ended December 31, 2020 through December 31, 2022, and projections for the years ending December 31, 2023 through December 31, 2024, prepared and provided by Set Jet’s management;

•        spoke with certain members of Set Jet’s management regarding Set Jet’s operations, financial condition, future prospects and projected operations and performance and regarding the merger;

•        participated in discussions with the board and its counsel regarding Set Jet’s projected financials results, among other matters;

•        reviewed certain business, financial and other information regarding Set Jet that was furnished to us by Set Jet’s management;

•        performed a discounted cash flow analysis based on the projected financial information provided by Set Jet’s management;

•        performed a guideline public company analysis based on certain publicly available financial data for certain companies that Marshall & Stevens deemed relevant for purposes of its analysis;

•        performed a guideline transaction analysis based on certain publicly available financial data for certain transactions that Marshall & Stevens deemed relevant for purposes of its analysis; and,

•        conducted such other financial studies, analyses and inquiries as deemed appropriate.

In connection with its review, Marshall & Stevens relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to it, discussed with it or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, Set Jet’s management advised Marshall & Stevens, and Marshall & Stevens assumed, that Set Jet’s projected financial information provided to Marshall & Stevens was reasonably prepared on bases reflecting the best currently available estimates and judgments of Set Jet’s future financial results and condition. In evaluating fairness, Marshall & Stevens assumed a fair market value for the Company’s shares of $10.00 per share (the then estimated redemption value of such shares). This value was used, with the consent of the Board, due to the fact that as of the date of the M&S Opinion, RCAC was a special purpose acquisition company with only limited trading history, no material operations or assets other than cash or cash equivalents and its rights under a letter of intent dated September 28, 2022 (the merger agreement as of the date of the M&S Opinion having not been executed or delivered by any party). Accordingly, Marshall & Stevens did not perform an independent analysis regarding the fair market value of the common stock to be issued in the Transaction.

Marshall & Stevens expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based. Marshall & Stevens also relied upon and assumed, without independent verification, that there has been no material change in Set Jet’s assets, liabilities, financial condition, results of operations, business, or prospects since the date of the most recent financial statements provided to Marshall & Stevens, and that there is no information or facts not disclosed to Marshall & Stevens that would make the information reviewed by Marshall & Stevens incomplete or misleading. Marshall & Stevens also assumed that Set Jet is not party to any material pending transaction, including, without limitation, any external financing (other than in connection with the merger), recapitalization, acquisition or merger, divestiture, or spin-off (other than the merger or other publicly disclosed transactions).

Marshall & Stevens relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and to each of the agreements identified in the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to each such agreement, document or instrument will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the completion of the merger will be satisfied without waiver thereof and (d) the merger will be completed in a timely manner in accordance with the terms described in the agreements provided to Marshall & Stevens, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Marshall & Stevens also relied upon and assumed, without independent verification, that all governmental, regulatory and other consents and approvals necessary for the completion of the merger will be obtained and that no delay, limitations, restrictions or conditions would be imposed.

Marshall & Stevens was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of Set Jet, RCAC, or any other party. Furthermore, Marshall & Stevens did not undertake independent analysis of any potential or actual litigation, governmental investigation, regulatory action, possible unasserted claims or other contingent liabilities to which Set Jet or RCAC is a party or may be subject.

Marshall & Stevens’ opinion addressed only the fairness, from a financial point of view, of the purchase price to be paid by RCAC for the Acquired Business in the merger and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered in connection with the merger or otherwise. The M&S Opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. The M&S Opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to RCAC, nor did it address RCAC’s underlying business decision to proceed with the merger. Except as described herein, the RCAC board of directors imposed no other limitations on Marshall & Stevens with respect to the investigations made or procedures followed in rendering the opinion.

As provided in its contract with RCAC and the RCAC Board of Directors (the “M&S Contract”), Marshall & Stevens’ opinion was issued solely to RCAC’s Board to assist it in determining whether or not to proceed with the Transaction and whether or not to recommend the Transaction for approval of the shareholders of RCAC. Marshall & Stevens was not engaged to provide its opinion to any other person or entity or for any other purposes (such stated limitations of the opinion are referred to as the “M&S Contract Limitations”). Any liability of Marshall & Stevens or the RCAC Board to any other person or entity with respect to Marshall & Stevens’ opinion, if any, would be separate and apart from any liability under the M&S Contract and depend on the standing of such nonparty claimant, as may be determined by a court of competent jurisdiction. The issue of whether the M&S Contract Limitations would be enforced in favor of Marshall & Stevens and against any securities holders or other persons would need to be resolved by a court of competent jurisdiction. However, resolution of the issue would have no effect on the rights and responsibilities of RCAC’s Board under state law, and the M&S Contract Limitations would have no effect on the rights and responsibilities of either Marshall & Stevens or the RCAC’s Board under the federal securities laws. Shareholders should seek their own legal advice on this issue.

In preparing its opinion to the RCAC board of directors, Marshall & Stevens performed a variety of financial and comparative analyses, including those described below that were the material financial analyses reviewed with the Board in connection with the M&S Opinion. The summary of Marshall & Stevens’ analyses described below is not a complete description of such analyses underlying the M&S Opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of valuation analysis and the application of those methods to the particular circumstances, and therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Marshall & Stevens arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Marshall & Stevens believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Marshall & Stevens considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Set Jet’s control. No company, transaction or business used in Marshall & Stevens’ analyses as a comparison is identical to Set Jet or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Marshall & Stevens’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Marshall & Stevens’ analyses are inherently subject to substantial uncertainty.

Marshall & Stevens was not requested to, and it did not, recommend the specific consideration payable in the merger, which consideration was determined between RCAC and Set Jet, and the decision to enter into the merger was solely that of the Board. Marshall & Stevens’ opinion and valuation analyses were only one of many factors considered by the RCAC board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the RCAC board of directors or RCAC management with respect to the merger or the merger consideration.

The following is a summary of the material valuation analyses reviewed with the Board in connection with Marshall & Stevens’ opinion. The valuation analyses summarized below include information presented in tabular format. In order to fully understand Marshall & Stevens’ valuation analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the valuation analyses. Considering the data in the tables below without considering the full narrative description of the valuation analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Marshall & Stevens’ valuation analyses.

Fees Paid to Marshall & Stevens

Marshall & Stevens was engaged on a fixed fee basis and their compensation was not contingent upon the completion of the Transaction. Marshall & Stevens provided no additional services associated with the transaction and has provided no services for the Sponsor.

Financial Projections

Using financial projections provided by Set Jet’s management, Marshall & Stevens calculated the net present value of the unlevered, after-tax free cash flows that Set Jet’s business is forecasted to generate for the financial years 2023 through 2029.

Enterprise Value

Marshall & Stevens’ valuations were conducted on an “enterprise value” basis, defined as the value of a 100 percent ownership interest in the company without consideration of debt or cash.

Discounted Cash Flow Analysis

The major inputs and assumptions used in Marshall & Stevens’s discounted cash flow method were as follows:

•        Set Jet provided a forecast from 2023 through 2024 as the basis for the discounted cash flow analysis, and M&S extended these projections through 2029. A terminal year value was estimated by growing the 2029 cash flows by the long-term growth rate of 4.0 percent.

•        A weighted average cost of capital (“WACC”) range was used in Marshall & Stevens’s analysis and applied to debt free, after-tax cash flows. The WACC indication was calculated to be 22.00 percent and was determined based upon a cost of equity of approximately 26.04 percent and an after-tax cost of debt of 4.72 percent.

•        A cost of equity was determined using a 20-year U.S. Treasury Rate (3.90 percent), Equity Risk Premium of 6.22 percent (Kroll Cost of Capital Navigator 2022 (“KCOC”)), Re-levered Equity beta of 1.18 based upon the Guideline Companies discussed below, a size premium of 4.80 percent based upon KCOC data for the 10th decile, and a company specific risk premium of 10.00 percent based upon the forecasted risk associated with the projections.

•        An after-tax cost of debt was determined using BBB rated bond yields (5.97 percent) and a corporate income tax rate of 21.0 percent.

•        The debt-to-capital ratio was estimated at 20.0 percent and the equity-to-capital ratio was estimated at 80.0 percent using input from the Guideline Companies discussed below.

•        Set Jet provided estimated depreciation and capital expenditures, and M&S extended these estimates. The estimated working capital requirements were assumed to remain constant over the duration of the projections.

Marshall & Stevens performed a sensitivity analysis based on the high and low WACC rates of 23.0 and 21.0 percent and the high and low long-term growth rates 3.5 percent and 4.5 percent. Based on the discounted cash flow analysis, the indicated enterprise value for Set Jet was estimated to be between $99,800,000and $119,800,000.

Guideline Public Company Analysis

Marshall & Stevens reviewed and analyzed selected historical and projected information about Set Jet provided by Set Jet’s management and compared this information to certain financial information of seven publicly traded companies that Marshall & Stevens deemed to be reasonably comparable to Set Jet (each a “Guideline Company” and, collectively, the “Guideline Companies”). The initial Guideline Companies were provided by Set Jet, and Marshall & Stevens reviewed these Guideline Companies to determine the comparability to Set Jet. Marshall & Stevens also performed their own independent search for other Guideline Companies and found three additional Guideline Companies. The criteria for selecting the Guideline Companies were mainly based upon each Guideline Company’s industry and business description.

Business descriptions and financial information are provided below for the selected Guideline Companies. The descriptions of these companies and the financial information for such companies set out below are derived from publicly available information and are summary in nature. Shareholders are referred to, and these summaries are qualified in full by reference to, the public reports filed by these companies with the SEC. Marshall & Stevens has conducted no due diligence as to the truthfulness, accuracy or completeness of this information and makes no representation or warranty as to any such matter.

Airbnb, Inc., together with its subsidiaries, operates a platform that enables hosts to offer stays and experiences to guests worldwide. The company’s marketplace model connects hosts and guests online or through mobile devices to book spaces and experiences. It primarily offers private rooms, primary homes, or vacation homes. The company was formerly known as AirBed & Breakfast, Inc. and changed its name to Airbnb, Inc. in November 2010. Airbnb, Inc. was founded in 2007 and is headquartered in San Francisco, California.

Azul S.A., together with its subsidiaries, provides scheduled air transportation services in Brazil. As of December 31, 2022, the company operated approximately 1,000 daily departures to 158 destinations through a network of 300 non-stop routes with an operating fleet of 177 aircraft and a passenger contractual fleet of 194 aircraft. It is also involved in the cargo transportation, loyalty programs, travel packages, funding, logistics solutions, and aircraft financing activities. The company was incorporated in 2008 and is headquartered in Barueri, Brazil.

Bombardier Inc. engages in the manufacture and sale of business aircraft and aircraft structural components in Europe, North America, the Asia Pacific, and internationally. It provides new aircraft, specialized aircraft solutions, and pre-owned aircraft. The company also offers aftermarket services, including parts, smart services, service centers, training, and technical publications. It serves multinational corporations, charter and fractional ownership providers, governments, and private individuals. The company was incorporated in 1902 and is based in Dorval, Canada.

Booking Holdings Inc. provides travel and restaurant online reservation and related services worldwide. The company operates Booking.com, which offers online accommodation reservations; Rentalcars.com that provides online rental car reservation services; and Priceline, which offer online travel reservation services, and consumers hotel, flight, and rental car reservation services, as well as vacation packages, cruises, and hotel distribution services. It also operates Agoda that provides online accommodation reservation services, as well as flight, ground transportation and activities reservation services. In addition, the company operates KAYAK, an online meta-search service that allows consumers to search and compare travel itineraries and prices, comprising airline ticket, accommodation reservation, and rental car reservation information; and OpenTable for booking online restaurant reservations. Further, it offers travel-related insurance products, and restaurant management services to consumers, travel service providers, and restaurants; and advertising services. The company was formerly known as The Priceline Group Inc. and changed its name to Booking Holdings Inc. in February 2018. The company was founded in 1997 and is headquartered in Norwalk, Connecticut.

Hilton Worldwide Holdings Inc., a hospitality company, engages in managing, franchising, owning, and leasing hotels and resorts. It operates through two segments, Management and Franchise, and Ownership. The company engages in the hotel management and licensing of its brands. It operates luxury hotels under the Waldorf Astoria Hotels & Resorts, LXR Hotels & Resorts, and Conrad Hotels & Resorts brand; lifestyle hotels under the Canopy by Hilton, Curio Collection by Hilton, Tapestry Collection by Hilton, Tempo by Hilton, and Motto by Hilton brand; full service hotels under the Signia by Hilton, Hilton Hotels & Resorts, and DoubleTree by Hilton brand; service hotels under the Hilton Garden Inn, Hampton by Hilton, and Tru by Hilton brand; all-suite hotels under the Embassy Suites by Hilton, Homewood Suites by Hilton, and Home2 Suites by Hilton brand; and premium economy hotel under the Spark by Hilton brand, as well as Hilton Grand Vacations. The company operates in North America, South America, and Central America, including various Caribbean nations; Europe, the Middle East, and Africa; and the Asia Pacific. The company was founded in 1919 and is headquartered in McLean, Virginia.

Jet2 plc, together with its subsidiaries, engages in the leisure travel business in the United Kingdom. The company operates scheduled holiday flights to leisure destinations in the Mediterranean, the Canary Islands, and European Leisure Cities. It is also involved in the package holiday and non-ticket retail activities, as well as passenger and charter aircraft operations. The company was formerly known as Dart Group PLC and changed its name to Jet2 plc in September 2020. Jet2 plc was founded in 1971 and is based in Leeds, the United Kingdom.

MakeMyTrip Limited, an online travel company, sells travel products and solutions in India, the United States, Singapore, Malaysia, Thailand, the United Arab Emirates, Peru, Colombia, Vietnam, and Indonesia. The company operates through three segments: Air Ticketing, Hotels and Packages, and Bus Ticketing. Its services and products include air tickets; hotels and packages; rail tickets; bus tickets; and car hire, as well as ancillary travel requirements, such as visa processing and facilitating access to travel insurance. The company allows travelers to research, plan, book, and purchase travel services and products through its websites, such as makemytrip.com, goibibo.com, redbus.in, makemytrip.com.sg, and makemytrip.ae; and other technology-enhanced distribution channels, such as call centers, travel stores, and travel agents network, as well as mobile service platform. The company serves leisure and corporate travelers. MakeMyTrip Limited was incorporated in 2000 and is based in Gurugram, India.

Marriott Vacations Worldwide Corporation, a vacation company, develops, markets, sells, and manages vacation ownership and related products. It operates through two segments, Vacation Ownership and Exchange & Third-Party Management. The company manages vacation ownership and related products under the Marriott Vacation Club, Grand Residences by Marriott, Sheraton Vacation Club, Westin Vacation Club, Hyatt Residence Club, and Marriott Vacation Club Pulse brands. It also develops, markets, and sells vacation ownership and related products under The Ritz-Carlton Destination Club brand; and holds the right to develop, market, and sell ownership residential products under The Ritz-Carlton Residences brand. In addition, the company offers exchange networks and membership programs, as well as provision of management services to other resorts and lodging properties through various brands, including Interval International, Trading Places International, Vacation Resorts International, and Aqua-Aston. The company sells its upscale tier vacation ownership products primarily through a network of resort-based sales centers and off-site sales locations. Marriott Vacations Worldwide Corporation was founded in 1984 and is headquartered in Orlando, Florida.

Ryanair Holdings plc, together with its subsidiaries, provides scheduled-passenger airline services in Ireland, the United Kingdom, Italy, Spain, and internationally. It is also involved in the provision of various ancillary services, such as non-flight scheduled and Internet-related services, as well as in-flight sale of beverages, food, duty-free, and merchandise; and markets car hire, travel insurance, and accommodation services through its website and mobile app. In addition, the company offers aircraft and passenger handling, ticketing, and maintenance and repair services; and markets car parking, fast-track, airport transfers, attractions, and activities on its website and mobile app, as well as sells gift vouchers. Ryanair Holdings plc was incorporated in 1996 and is headquartered in Swords, Ireland.

Vail Resorts, Inc., through its subsidiaries, operates mountain resorts and regional ski areas in the United States. It operates through three segments: Mountain, Lodging, and Real Estate. The Mountain segment operates 41 destination mountain resorts and regional ski areas. This segment is also involved in the ancillary activities, including ski school, dining, and retail/rental operations, as well as real estate brokerage activities. The Lodging segment owns and/or manages various luxury hotels and condominiums, and other lodging properties under the RockResorts brand; various condominiums located in proximity to the company’s mountain resorts; destination resorts; and golf courses, as well as offers resort ground transportation services. This segment operates owned and managed hotel and condominium units. The Real Estate segment owns, develops, and sells real estate properties. The company was founded in 1845 and is based in Broomfield, Colorado.

Wheels Up Experience Inc. provides private aviation services in the United States. The company offers membership programs, charter, aircraft management, whole aircraft sales, and commercial travel services. It also provides freight, safety, and security solutions, as well as managed services. The company serves individuals, industry, government, and civil organizations. It operates a fleet of approximately 1,500 aircraft. The company was founded in 2013 and is headquartered in New York, New York.

The following is a table including details regarding the size and production capacity, along with further detail regarding revenue forecasts and the specific multiples considered for each Guideline Company:

Marshall & Stevens reviewed, among other things, the Guideline Companies’ enterprise value as a multiple of revenue (“EV/Revenue”) for the calendar years 2023, 2024, and 2025, and enterprise value as a multiple of EBITDA (“EV/EBITDA”) for the calendar years 2024 and 2025 for each Guideline Company. For the Guideline Companies, the size adjusted multiples of EV/Revenue ranged from 0.13x to 6.96x, and EV/EBITDA multiples ranged from 1.19x to 27.04x.

Given the expected growth profile of Set Jet, the EV/Revenue selection was between the 75th percentile and maximum for the projected 2023, 2024, and 2025 calendar years. The low multiples selected were 2.70x, 2.30x, and 1.80x, respectively, and the high multiples selected were 3.30x, 2.80x, and 2.20x, respectively. Given Set Jet’s high degree of EBITDA growth compared to the Guideline Companies, the EV/EBITDA selection was between the 75th percentile and maximum for the projected 2024 and 2025 calendar years. The low multiples selected were 9.0x and 7.0x, respectively, and the high multiples selected were 11.0x and 9.0x, respectively.

The enterprise value range from the guideline public company approach is based on the high and low values from the EV/Revenue and EV/EBITDA multiples; the concluding range is $94,400,000 to $117,000,000.

Guideline Transaction Analysis

Marshall & Stevens reviewed and analyzed selected historical and projected information about Set Jet provided by Set Jet’s management and compared this information to certain financial information of eleven transactions that Marshall & Stevens deemed to be reasonably comparable to Set Jet (each a “Guideline Transaction” and, collectively, the “Guideline Transactions”). Marshall & Stevens performed their own independent search for Guideline Transactions and found eleven comparable Guideline Transactions. The criteria for selecting the Guideline Transactions were mainly based upon each target company’s industry and business description.

Financial information is provided below for the selected target Guideline Transactions. The financial information for such target companies set out below is derived from publicly available information and is summary in nature. Marshall & Stevens has conducted no due diligence as to the truthfulness, accuracy or completeness of this information and makes no representation or warranty as to any such matter.

The following is a table including details regarding the financial metrics and specific multiples considered for each Guideline Transaction:

Marshall & Stevens reviewed, among other things, the Guideline Transactions’ EV/Revenue and EV/EBITDA multiples and applied them to the calendar years 2023 and 2024. For the Guideline Transactions the multiples of EV/Revenue ranged from 0.55x to 5.80x, EV/EBITDA multiples ranged from 5.3x to 45.6x.

Given the expected growth profile and profitability of Set Jet, the EV/Revenue selection was based between the 75th percentile and maximum for the projected 2023 and 2024 calendar years. The low multiples selected were 5.0x and 2.75x, respectively, and the high multiples selected were 6.0x and 3.25x, respectively. Given Set Jet’s high degree of projected EBITDA growth, the EV/EBITDA selection was based between the average and maximum for the projected 2024 and 2025 calendar years. The low multiples selected were 16.75x and 14.75x respectively, and the high multiples selected were 20.25x and 18.25x, respectively.

The approach describes above yields indications of value at CYE 2024 and 2025 depending on the financial metric being used. After applying the multiples to their respective metrics, each value was discounted to its present value using a 22.0 percent discount rate, calculated above.

The enterprise value range from the guideline public company approach is based on the high and low values from the EV/Revenue and EV/EBITDA multiples; the concluding range is $98,800,000 to $119,500,000.

Reconciled Conclusion of Value

Marshall & Stevens considered the discounted cash flow method, the guideline public company method and the guideline transaction method. Given the detailed forecast provided by Set Jet’s management and Set Jet’s low degree of comparability with the Guideline Companies and Guideline Transactions, a larger weight of 75 percent was assigned to both the low and high indications from the discounted cash flow method. The guideline public company and the guideline transaction methods were deemed equally meaningful, so an equal weight of 12.5 percent was assigned to both the low and high indications from both methods. Given the above considerations, Marshall & Stevens concluded a final enterprise value range for Set Jet of $99,000,000 to $119,413,000.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Revelstone Board in favor of approval of the Business Combination Proposal and the other Stockholder Proposals, you should keep in mind that certain of Revelstone’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with your interests as a stockholder or warrant holder. These interests include, among other things:

•        If the Business Combination is not approved, in accordance with our Charter, the 4,125,000 founder shares held by the Revelstone Initial Stockholders, including our officers and directors, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 5,500,000 Private Warrants, which were purchased by the Sponsor simultaneously with the IPO and in connection with the exercise of the overallotment option, for an aggregate purchase price of $5,500,000. Irrespective of existing lock-up agreements that impose restrictions on the transfer of the founder shares and the Private Warrants, such founder shares together with the Private Warrants had an aggregate market value of approximately $[*] based on the last sale price of $[*] and $[*], respectively, on Nasdaq on [*], 2023

•        On August 24, 2023, Revelstone issued a promissory note (the “First Working Capital Note”) to the Sponsor. Pursuant to the First Working Capital Note, the Sponsor agreed to loan us an aggregate principal amount of $100,000. On October 19, 2023, Revelstone issued a promissory note (the “Second Working Capital Note”) to the Sponsor. Pursuant to the Second Working Capital Note, the Sponsor agreed to loan us an aggregate principal amount of $100,000. The First Working Capital Note and any additional Working Capital Notes are hereinafter referred to as the “Working Capital Notes”). The Working Capital Notes were issued to fund working capital of the Company. The Working Capital Notes are non-interest bearing and all outstanding amounts under the Working Capital Notes will be due on the date on which we consummate our initial business combination (the “Maturity Date”).

•        All rights specified in the Company’s Charter as amended on June 14, 2023, relating to the right of officers and directors to be indemnified by the Company, and of the Company’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the Business Combination is not approved and the Company liquidates, the Company will not be able to perform its obligations to its officers and directors under those provisions.

•        The exercise of Revelstone’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

•        Our Sponsor, officers, directors, initial stockholders or their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations. However, if the Company fails to consummate the Business Combination, they will not have any claim against the trust account for reimbursement. Accordingly, the Company will most likely not be able to reimburse these expenses if the Business Combination is not completed, including any balances outstanding on any Working Capital Notes, as described herein, issued to Revelstone by the Sponsor. As of October 20, 2023, $200,000 is outstanding from the Working Capital Notes, and there are no out-of-pocket expenses owed to Revelstone’s officers, directors or Sponsor.

•        If a business combination is not consummated, and there are insufficient funds to repay the Working Capital Notes, all unpaid amounts would be forgiven. All or a portion of the amounts outstanding under the Working Capital Notes may be converted on the Maturity Date into Warrants at a price of $1.00 per Warrant at the option of the Sponsor. The Warrants would be identical to the Company’s outstanding Private Warrants that were issued to the Sponsor in the Private Placement. The Working Capital Notes contain customary events of default, including, among others, those relating to the Company’s failure to make a payment of principal when due and to perform any other obligations that is not timely cured after written notice of such default from the Sponsor.

•        In light of the foregoing, the Sponsor and its affiliates will receive material benefits from Closing and may be incentivized to complete the Business Combination with Set Jet rather than liquidate even if (i) Set Jet is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and its affiliates may have interests in the Closing that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and its affiliates who hold founder shares or Private Warrants may receive a positive return on their investment(s), even if the public stockholders experience a negative return on their investment after consummation of the Business Combination.

These interests may influence Revelstone’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Regulatory Approvals Required for the Business Combination

Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Revelstone and Set Jet are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination. Due to the size of the transaction, no HSR filing was required.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting Revelstone will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the stockholders of Set Jet are expected to have a majority of the voting power of the Combined Company, Set Jet will comprise all of the ongoing operations of the Combined Company, Set Jet will comprise a majority of the governing body of the Combined Company, and Set Jet’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Set Jet issuing shares for the net assets of Revelstone, accompanied by a recapitalization. The net assets of Revelstone will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Set Jet.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached hereto as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Revelstone, Set Jet or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Business Combination and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Revelstone and Merger Sub, on the one hand, and Set Jet, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Revelstone and Set Jet do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Revelstone or Set Jet because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Revelstone, Merger Sub and Set Jet and are modified by the disclosure schedules. The disclosure schedules are not publicly filed and are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for allocating risk among the parties as described above.

General

On July 17, 2023, Revelstone, Merger Sub and Set Jet entered into the Merger Agreement, pursuant to which Revelstone and Set Jet will enter into the Business Combination, including the Merger. The terms of the Merger Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Business Combination, are summarized below.

Merger Agreement

On July 17, 2023, Revelstone entered into the Merger Agreement by and among Revelstone, Merger Sub, Set Jet and Thomas P. Smith, as the Securityholder Representative. Pursuant to the terms of the Merger Agreement, a business combination between Revelstone and Set Jet will be effected through the merger of Merger Sub with and into Set Jet, with Set Jet surviving the merger as a wholly owned subsidiary of Revelstone (the “Merger” and together with the transactions contemplated in the Merger Agreement, the “Business Combination”). As part of the Business Combination, Revelstone will change its name to “Set Jet, Inc.” and continue trading on The Nasdaq Stock Market LLC. The Revelstone Board has (i) approved and declared advisable the Business Combination and (ii) resolved to recommend approval of the Merger Agreement and the Business Combination by the stockholders of Revelstone. Capitalized terms used but not defined in this proxy statement / prospectus shall have the respective meanings ascribed to such terms in the Merger Agreement.

The Merger is expected to be consummated after obtaining the required approval by the stockholders of Revelstone and Set Jet and the satisfaction of certain other customary closing conditions.

Merger Consideration; Earnout Consideration

The total consideration to be paid at Closing (the “Merger Consideration”) or via earnout (the “Earnout Consideration”) by Revelstone to Set Jet security holders will be an amount up to $145 million, subject to adjustment, based on the sum of (a) Merger Consideration paid at Closing in an amount equal to $80 million (subject to adjustment based on the Debt for Borrowed Money of Set Jet net of Set Jet’s Cash and Cash Equivalents at Closing) and (b) Earnout Consideration of up to $65 million consisting of (i) up to $45 million to shareholders of Set Jet pursuant to the Earnout Escrow Agreement as described below and (ii) up to $20 million to certain executive officers and directors of the Combined Company under the Retention Bonus Agreement described below. The Merger Consideration will be payable in (a) 5,703,000 shares of Revelstone Class A Common Stock at the reference price of $10.00 per share (the “Reference Price”), subject to adjustment based on whether the Debt for Borrowed Money of Set Jet net of Set Jet’s Cash and Cash Equivalents at Closing is greater than or less than $14,970,000 and (b) 800,000 shares of Revelstone Common Stock at the Reference Price in exchange for the conversion of the Pre-PIPE Convertible Note, which shares will not be registered. The Closing Adjustment will only be used to issue more or less shares of Revelstone Common Stock, as the case may be, calculated using the Reference Price, if the Closing Debt is less or more than $14,970,000, respectively, up to a maximum of 1,497,000 additional shares of Revelstone Common Stock. For avoidance of doubt, for every $10.00 more in Closing Debt, there will be one less share of Revelstone Common Stock issued, and for every $10.00 less in Closing Debt, there will be one more share of Revelstone Common Stock issued. Shares of Revelstone Common Stock issued as a result of any reduction in the amount of Closing Debt shall not be registered.

Treatment of Set Jet Securities

Cancellation of Securities

Each share of Set Jet capital stock, if any, that is owned by Revelstone, Merger Sub, Set Jet, or any of their respective subsidiaries (as treasury stock or otherwise) immediately prior to the effective time of the Merger (the “Effective Time”) will automatically be cancelled and retired without any conversion or consideration.

•        Set Jet Capital Stock.    Immediately prior to the Effective Time, each issued and outstanding share of Set Jet Common Stock (other than any such shares of Set Jet capital stock cancelled as described above and any dissenting shares) will be converted into the right to receive a number of shares of Revelstone Common Stock at the Closing Exchange Ratio.

•        “Closing Exchange Ratio” means the quotient obtained by dividing (a) the Closing Merger Consideration Shares by (b) the Fully Diluted Company Shares.

•        “Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of Set Jet Common Stock that are issued and outstanding immediately prior to the Effective Time plus (b) subject to certain exceptions described in the Merger Agreement, all shares of Set Jet Common Stock issuable upon conversion, exercise or exchange of any other securities of Set Jet convertible into or exchangeable or exercisable for shares of Set Jet Common Stock.

Merger Sub Securities

Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one newly issued share of common stock of the surviving corporation of the Merger.

Treatment of Convertible Notes

At present, Set Jet has issued and outstanding two convertible notes, The SJ Fund Note and the Pre-PIPE Convertible Note.

The Pre-PIPE Convertible Note, in the amount of $4,000,000 issued on July 17, 2023 contemporaneously with the signing of the Merger Agreement and in advance of the PIPE Financing will be converted into 800,000 shares of Revelstone Common Stock (the “Pre-PIPE Conversion Shares”). In addition, the Investor shall receive a ten-year warrant to purchase 400,000 shares of Revelstone Common Stock with an exercise price of $12.50 per share (the “Pre-Pipe Conversion Warrant”).

The SJ Fund Note is a 7% convertible promissory note issued by Set Jet to SJ Fund, LLC, an Arizona limited liability company (“SJ Fund”), on September 21, 2022. Pursuant to the SJ Fund Note, SJ Fund loaned the principal sum of $1,500,000.00 to Set Jet in exchange for the right to convert the outstanding balance of the SJ Fund Note into shares of Set Jet Common Stock at any time prior to the SJ Fund Note’s maturity date of April 24, 2024. If SJ Fund does not elect to convert the balance under the SJ Fund Note into shares of Set Jet Common Stock prior to the Closing Date, the outstanding balance under the SJ Fund Note will be included in the calculation of Set Jet’s Debt for Borrowed

Money. The SJ Fund Note is not deemed to be a “Converting Note” under the Merger Agreement. Under the Merger Agreement, each Converting Note that is then held and remains outstanding immediately prior to the Effective Time shall be cancelled and converted into shares of Set Jet Common Stock, and such applicable shares of Set Jet Common Stock shall be issued to the applicable Converting Noteholder. The SJ Fund Note will only be considered a Converting Note if the holder thereof elects to convert the SJ Fund Note prior to the Closing. If the holder of the SJ Fund Note does not elect to convert the note prior to the Closing, then the SJ Fund Note shall be counted as part of Set Jet’s Debt for Borrowed Money and will remain convertible into shares of the Combined Company’s Common Stock following the Closing. As of June 30, 2023, the outstanding balance of SJ Fund Note was $1,624,274 (representing principal and accrued interest) and was convertible into 324,855 shares of Set Jet Common Stock, as calculated in accordance with the terms of the SJ Fund Note (i.e., the outstanding balance is convertible at $5.00 per share of Set Jet Common Stock). If the holder of the SJ Fund Note does not elect to convert the SJ Fund Note prior to Closing and instead converts the note into shares of the Combined Company Common Stock after the Effective Time, based on the information as of June 30, 2023, including an estimated exchange ratio of 0.21 shares of Combined Company Common Stock for each share of Set Jet Common Stock, the holder would receive 68,220 shares of the Combined Company Common Stock. In the event that the SJ Fund Note is converted into Set Jet Shares before the Closing, for every $10.00 more in Closing Debt, there will be one less share of Revelstone Common Stock issued, and for every $10.00 less in Closing Debt, there will be one more share of Revelstone Common Stock issued, which may result in dilution for stockholders who don’t redeem their shares.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things: (a) corporate existence and power; (b) authorization to enter into the Merger Agreement and related transactions; (c) governmental authorization; (d) non-contravention; (e) capitalization; (f) corporate records; (g) subsidiaries and minority investments as set forth in the Merger Agreement; (h) consents; (i) financial statements; (j) books and records; (k) internal accounting controls; (l) absence of certain changes; (m) properties; title to assets; (n) litigation; (o) contracts; (p) licenses and permits; (q) compliance with laws; (r) intellectual property; (s) accounts payable; affiliate loans; (t) employee matters and benefits; (u) real property; (v) tax matters; (w) environmental laws; (x) finders’ fees; (y) powers of attorney, suretyships and bank accounts; (z) directors and officers; (aa) anti-money laundering laws; (ab) insurance; (ac) related party transactions; and (ad) certain representations related to securities law and activity and not being an investment company. Revelstone has additional representations and warranties, including (a) issuance of shares; (b) capitalization; (c) trust fund; (d) listing; (e) board approval; (f) SEC documents and financial statements; (g) certain business practices; and (h) expenses, indebtedness and other liabilities, and no one is in violation of any employment agreements and the Restrictive Covenant Agreements shall have been executed Revelstone has delivered to Set Jet true, correct and complete copies of each of the Subscription Agreements and the PIPE Registration Rights Agreements entered into by Revelstone with the PIPE Investors.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, conduct of business, access to information, notice of certain events, keep current and timely file public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Revelstone Common Stock and the Revelstone Warrants on Nasdaq, cooperation in the preparation of the Form S-4 and Proxy Statement (as each such term is defined in the Merger Agreement) required to be filed in connection with the Merger and to obtain all requisite approvals of each party’s respective stockholders. The Merger Agreement also contains additional covenants pertaining to Set Jet including reporting; compliance with laws; no insider trading; commercially reasonable efforts to obtain consents; Set Jet Stockholder approval; providing additional financial information; amending the Revelstone Existing Certificate of Incorporation; there shall be no amendments to the Subscription Agreements; and certain initial stockholders of Revelstone shall have forfeited an aggregate of 100,000 shares of Revelstone Common Stock. Revelstone has also agreed to include in the Proxy Statement the recommendation of the Revelstone Board that the Revelstone Stockholders approve all of the Stockholder Proposals to be presented at the special meeting.

Non-Solicitation Restrictions

Set Jet has agreed that from the date of the Merger Agreement until the Closing Date or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, it will not initiate, encourage or engage in any negotiations with any party relating to an Alternative Transaction, take any action intended to facilitate an Alternative Transaction or approve, recommend or enter into any agreement relating to an Alternative Transaction.

Conditions to Closing

The consummation of the Merger is conditioned upon, among other things, (i) the absence of any applicable (A) law or order, or (B) Action commenced or asserted in writing by any Authority, prohibiting or, in the case of clause (B), materially restrict the consummation of the Merger and related transactions; (ii) receipt of any consent, approval or authorization required by any Authority; (iii) initial listing application with Nasdaq in connection with the transactions contemplated shall have been conditionally approved; (iv) approval by Set Jet stockholders of the Merger and related transactions; (v) approval by Revelstone’s stockholders of the Merger and related transactions; (vi) prior to closing, and subject to stockholder approval, adoption of a management incentive equity plan; and (vii) and (viii) the Form S-4 becoming effective in accordance with the provisions of the Securities Act of 1933, as amended (“Securities Act”).

Solely with respect to Revelstone and Merger Sub, the consummation of the Merger is conditioned upon, among other things: (i) Set Jet having duly performed or complied with all of its obligations under the Merger Agreement in all material respects; (ii) the representations and warranties of Set Jet, being true and correct in all material respects; (iii) no event having occurred that would result in a Material Adverse Effect on Set Jet or any of its subsidiaries; (iv) Set Jet providing a certificate from its chief executive officer as to the accuracy of the aforementioned conditions; (v) Set Jet having provided a certificate from its Secretary attaching true, correct and complete copies of its Articles of Incorporation, Bylaws, Board of Directors authorizing resolutions and a good standing; (vi) each of the Set Jet and Revelstone Securityholders and each other Person (other than Parent and the Sponsor) duly and irrevocably executing and delivering to Revelstone a copy of each Additional Agreement to which they are a Party; (vii) not more than 5% of the issued and outstanding shares of Set Jet shall constitute Dissenting Shares; (viii) Set Jet having delivered to Revelstone a duly executed certificate conforming to the requirements of Treasury Regulations Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), (ix) Set Jet having obtained and delivered to Revelstone each Company Consent; (x) Set Jet having obtained and delivered to Parent the financial statements required to be included in the Parent SEC Documents; (xi) the cumulative Debt for Borrowed Money of Set Jet shall be less than or equal to $14,970,000; (xii) Set Jet having obtained and delivered to Parent the written approval of the Merger by the holders of a majority of the issued and outstanding common stock of Set Jet not held by directors or officers of Set Jet; (xiii) Set Jet having obtained and delivered to Revelstone duly and irrevocably executed Lock-Up Agreements, Company Support Agreements, and Voting Agreements executive officers, directors, affiliates, founders and their family members, and holders of 5% or more of the voting equity securities of the Company and (B) Lock-Up Agreements from the holders of at least 50% of all issued and outstanding Set Jet Common Stock; and (xiv) Set Jet shall have complied in all material respects with its obligations under the Pre-PIPE Convertible Note.

Solely with respect to Set Jet, the consummation of the Merger is conditioned upon, among other things: (i) Revelstone and Merger Sub having duly performed or complied with all of their respective obligations under the Merger Agreement in all material respects; (ii) the fundamental representations and warranties of Revelstone as set forth in the Merger Agreement that are qualified as to materiality being true in all respects and the representations and warranties as set forth in the Merger Agreement that are not so qualified, being true and correct in all material respects; (iii) no event having occurred that would result in a Material Adverse Effect on Revelstone or Merger Sub; (iv) Revelstone providing a certificate from its chief executive officer as to the accuracy of the aforementioned conditions, (iv) Revelstone, Revelstone Ventures I, LLC (the “Sponsor”), and any other security holder of Revelstone, shall have executed and delivered to Set Jet each Additional Agreement to which they each are a party; (v) Revelstone and Merger Sub having each delivered certain certificates to Set Jet; (vi) Revelstone having filed its Amended Parent Charter and such Amended Parent Charter being declared effective by, the Delaware Secretary of State; (vii) Revelstone having provided a certificate from its Secretary attaching true, correct and complete copies of their respective Articles of Incorporation, Bylaws, Board of Directors authorizing resolutions and a good standing; (viii) Merger Sub having provided a certificate from its Secretary attaching true, correct and complete copies of its Articles of Incorporation, Bylaws, Board of Directors authorizing resolutions and a good standing; (ix) The size and composition of the post-Closing Parent Board of Directors shall have been constituted in accordance with Section 2.8 of the Merger

Agreement, and (x) Revelstone shall have complied in all material respects with the provisions of the Subscription Agreement with respect to the issuance of warrants and granting of registration rights and that the subscriber under the Subscription Agreement shall have complied in all material respects with its subscription obligation pursuant to the terms thereof.

Termination

The Merger Agreement may be terminated as follows:

(i)     by either Revelstone or Set Jet, without liability to the other party, if (A) the Merger and related transactions are not consummated on or before December 21, 2023 (the “Outside Closing Date”), and (B) the material breach or violation of any representation, warranty, covenant or obligation under the Merger Agreement by the party seeking to terminate the Merger Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date. Such right may be exercised by Revelstone or Set Jet, as the case may be, giving written notice to the other at any time after the Outside Closing Date;

(ii)    by either Revelstone or Set Jet if any Authority has issued any final decree, order, judgment, award, injunction, rule or consent or enacted any law, having the effect of permanently enjoining or prohibiting the consummation of the Merger;

(iii)   by either Revelstone and Set Jet if, at the Parent Stockholder Meeting (including any postponements or adjournments thereof), the Parent Proposals shall fail to be approved by the affirmative vote of Parent stockholders required under Parent’s organizational documents and applicable Law;

(iv)   by mutual written consent of Revelstone and Set Jet duly authorized by each of their respective boards of directors;

(v)    by either Revelstone or Set Jet if, at the Revelstone Stockholder Meeting (including any postponements or adjournments thereof), the Required Proposals (as described in the Merger Agreement) shall fail to be approved by the affirmative vote of Revelstone stockholders required under Revelstone’s organizational documents and applicable Law;

(vi)   by Revelstone, if (a) at any time after the Set Jet Stockholder Written Consent Deadline, Set Jet has not previously received the Stockholder Approval, or (b) Set Jet shall have taken or omitted to take any action the taking or omission of which is the cause of the occurrence of a Material Adverse Effect with respect to Set Jet; or

(vii)   by either Revelstone or Set Jet, if the other party has breached any of its covenants or representations and warranties such that it would be impossible or would reasonably be expected to be impossible to satisfy any of its closing conditions and such breach is incapable of being cured or is not cured by the earlier of (A) the Outside Closing Date and (B) five days following receipt by the breaching party of a written notice of the breach or suffered a Material Adverse Effect which is incurable and continuing; provided that the terminating party is not then in breach of the Merger Agreement so as to prevent the satisfaction of its closing conditions.

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no further force and effect without liability of any party, except for liability arising out of any party’s willful breach of the Merger Agreement or intentional fraud.

Certain Related Agreements

Parent Stockholder Support Agreement

In connection with the execution of the Merger Agreement, Revelstone and certain stockholders of Revelstone entered into that certain Parent Stockholder Support Agreement dated July 17, 2023 (the “Parent Stockholder Support Agreement”) pursuant to which they agreed to vote all shares of Revelstone Common Stock beneficially owned by them, including any additional shares of Revelstone they acquire ownership of or the power to vote in favor of the Merger, and related transactions, and against any action reasonably expected to impede, delay or materially and adversely affect the Merger and related transactions.

The foregoing description of the Parent Stockholder Support Agreement is qualified in its entirety by reference to the full text of the Parent Stockholder Support Agreement, a copy of which is filed as Exhibit B to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A.

Company Stockholder Support Agreement

In connection with the execution of the Merger Agreement, Revelstone and certain stockholders of Set Jet entered into that certain Company Stockholder Support Agreement dated July 17, 2023 (the “Company Stockholder Support Agreement”) pursuant to which certain Set Jet stockholders agreed to vote all shares of Set Jet Common Stock beneficially owned by them, including any additional shares of Set Jet they acquire ownership of or the power to vote in favor of the Merger, including related transactions, and against any action reasonably expected to impede, delay or materially and adversely affect the Merger and related transactions. An additional number of certain stockholders of Set Jet will enter into a Company Support Agreement prior to Closing.

The foregoing description of the Company Stockholder Support Agreement is qualified in its entirety by reference to the full text of the Company Stockholder Support Agreement, a copy of which is filed as Exhibit A to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A.

Agreements to be Executed Prior to or at Closing

Earnout Escrow Agreement

In connection with the execution of the Merger Agreement, Revelstone, Set Jet, the Sponsor, and Continental Stock Transfer & Trust Company will enter into an earnout escrow agreement (the “Earnout Escrow Agreement”), pursuant to which certain Earnout Recipients shall be entitled to earn, on a pro rata basis, up to an additional 4,500,000 shares of Revelstone Class A Common Stock at the Reference Price. The release of the Earnout Shares shall occur as follows:

•        3,500,000 Earnout Shares if the VWAP of Combined Company Common Stock trades above $12.50 for 20 out of 30 consecutive days within five (5) years after the Closing Date; and

•        1,000,000 Earnout Shares if the VWAP of Combined Company Common Stock trades above $15.00 for 20 out of 30 consecutive days within five (5) years after the Closing Date.

•        Upon a Change in Control within five (5) years after the Closing Date.

Retention Bonus Agreement

In addition, prior to the Closing, Revelstone will enter into a Retention Bonus Agreement with certain executive officers and directors of Set Jet who will continue as officers and directors of the Combined Company (the “Retention Bonus Agreement”) pursuant to which such individuals will be granted restricted stock units that include up to 2,000,000 shares of Parent Common Stock, at the Reference Price under the Equity Incentive Plan, and will vest if, within five (5) years after the Closing Date (a) the VWAP of Parent’s Common Stock trades above $15.00 for 20 out of 30 consecutive days within five (5) years after the Closing Date or (b) a Change in Control.

The foregoing description of each of the Earnout Escrow Agreement and the Retention Bonus Agreement, is qualified in its entirety by reference to the full text of the form of Earnout Escrow Agreement and the Retention Bonus Agreement, copies of which are included as Exhibit J and Exhibit D, respectively, to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A.

Lock-Up Agreement

In connection with the execution of the Merger Agreement, Revelstone, and certain Set Jet stockholders have entered into contemporaneously with the signing of the Merger Agreement, and additional Set Jet stockholders will enter into, a lock-up agreement (the “Lock-Up Agreement”), pursuant to which each such Set Jet stockholder will agree, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Revelstone Common Stock held by them as part of the Merger Consideration, (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of Common Stock if any, acquired during the Lock-Up Period (as defined below), the “Lock-Up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise, or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the date that is 6 months after the Closing Date (the period from the date of the Lock-Up Agreement until such date, the “Lock-Up Period”).

The foregoing description of the Lock-Up Agreement is qualified in its entirety by reference to the full text of the form of Lock-Up Agreement, a copy of which is included as Exhibit F to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A.

Voting Agreement

In connection with the execution of the Merger Agreement, Revelstone, the Sponsor and certain holders of Revelstone Common Stock (as identified in the Voting Agreement) have entered into, contemporaneously with the signing of the Merger Agreement, and additional Set Jet stockholders will enter into, a voting agreement (the “Voting Agreement”), pursuant to which such holders of Revelstone Common Stock agree to vote in favor of certain matters relating to the nomination and election of the Post-Closing Board of Directors (as described in the Voting Agreement).

The foregoing description of the Voting Agreement is qualified in its entirety by reference to the full text of the form of Voting Agreement, a copy of which is included as Exhibit I to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A.

PIPE Financing — Subscription Agreements

On July 17, 2023, contemporaneously with the signing of the Merger Agreement, Set Jet and Revelstone entered into agreements with the Coleman Asset Management Group Ltd., an investment firm headquartered in London, England (the “Subscriber”), to finance Set Jet and the Combined Company up to an aggregate amount of $18,000,000. The Subscriber invested $4,000,000 into Set Jet upon execution of the Pre-Pipe Subscription Agreement and the Pre-PIPE Convertible Note. Simultaneously with the Closing of the Merger, $14,000,000 will be issued to the Combined Company, in two tranches pursuant to the PIPE subscription agreement between the Subscriber and Revelstone, for the purchase of Class A shares of Common Stock (the “PIPE Subscription Agreement”), as described below. The equity financing as herein described is referred to as the “PIPE Financing.” The PIPE Financing contemplates the Pre-PIPE Convertible Note converts into 800,000 shares of Class A Common Stock of the Combined Company at the Closing of the Business Combination, which shares will not be registered.

The Pre-PIPE Convertible Note shall be converted into 800,000 shares of Class A Common Stock of the Combined Company, at the Closing of the Business Combination. In addition, the Subscriber will be issued 400,000 warrants which will be added to the number of warrants issued in connection with the PIPE Financing on the same terms and conditions as the Warrant Agreement, defined below.

Pursuant to the Subscription Agreement, among other things, the Subscriber will purchase shares of Class A Common Stock of the Combined Company (the “PIPE Shares”), for aggregate gross proceeds of $14,000,000 at a purchase price of $5.00 per share, in a private placement (“PIPE Financing Amount”). The $14,000,000 shall be paid to the Combined Company in two tranches: $7,500,000 at the “Initial Closing Date” (which is the date of the Closing of the Business Combination), and $6,500,000 on the Additional Closing Date, as defined below. The price per share for the PIPE Shares is 50% less than the price per share paid by stockholders in the IPO, which will result in dilution to all non-redeeming stockholders at the time of the Business Combination.

In addition, the Combined Company shall issue Warrants to the Subscriber in two tranches pursuant to a warrant agreement (the “Warrant Agreement”): (i) 750,000 Warrants upon the Initial Closing Date, each exercisable for a period of 10 years from the Initial Closing Date, for one share of Common Stock at a price of $12.50 per share and (ii) 650,000 Warrants upon the Additional Closing Date (as defined below) each exercisable for a period of 10 years from the date of the Additional Closing Date, for one share of Common Stock at a price of $12.50 per share. The “Additional Closing

Date” shall mean the date that is within 3 business days of, the earlier of (i) the date on which the Registration Statement registering all of the registrable securities is declared effective by the SEC and (ii) the three month anniversary of the Initial Closing Date. The warrants issued to the Subscriber in connection with the Pre-PIPE Convertible Note shall be included in the Warrant Agreement with the warrants issued in connection with the PIPE Subscription Agreement.

The purpose of the PIPE Financing is to raise additional capital for use in connection with the Merger. The PIPE Shares will not be entitled to any redemption rights and will not be registered with the SEC. The closing of the sale of PIPE Shares will be contingent upon the substantially concurrent consummation of the Merger.

Pursuant to the PIPE Subscription Agreement, the Combined Company has agreed to file (at the Combined Company’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”) within 45 days of the Closing of the Business Combination. The Combined Company will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practical, but no later than the earlier of (a) ninety (90) calendar days after the filing thereof (or one hundred twenty (120) calendar days after the filing thereof if the SEC notifies the Combined Company that it will “review” the Registration Statement) and (b) ten (10) business days after the Combined Company is notified by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. The PIPE Subscription Agreement may be terminated if the Initial Closing Date has not occurred on or before December 31, 2023.

Vote Required for Approval

Approval of the Business Combination Proposal requires the affirmative vote of holders of at least 65% of the then outstanding shares of Revelstone Common Stock, who, being present in person or by proxy and entitled to vote at the special meeting.

The adoption of the Business Combination Proposal is conditioned on the approval of each of the other Condition Precedent Proposals at the special meeting.

The Closing is conditioned on the approval of the Condition Precedent Proposals at the special meeting.

Recommendation of the Revelstone Board

THE REVELSTONE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (each, as defined below) of Revelstone Common Stock, and (ii) of the Business Combination to U.S. Holders of Set Jet Common Stock who receive Combined Company Common Stock in exchange for their Set Jet Common Stock, and (iii) following the Business Combination, of the ownership and disposition of Combined Company Common Stock received in the Business Combination

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to (i) a holder as a result of an exercise of redemption rights, (ii) of the Business Combination to U.S. Holders of Set Jet Common Stock who receive Combined Company Common Stock in exchange for their Set Jet Common Stock, or (iii) following the Business Combination, of the ownership and disposition of Combined Company Common Stock received in the Business Combination. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Revelstone Common Stock or Set Jet Common Stock. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of an exercise of redemption rights, the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold Revelstone Common Stock or Set Jet Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received shares of Revelstone Common Stock or Set Jet Common Stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of Revelstone Common Stock or Set Jet Common Stock, or, after the business combination, the issued Combined Company Common Stock (excluding treasury shares);

•        holders holding Revelstone Common Stock or Set Jet Common Stock as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•        controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•        the Sponsor or its affiliates.

As used in this proxy statement/consent solicitation statement/prospectus, the term “U.S. Holder” means a beneficial owner of Revelstone Common Stock or Set Jet Common Stock that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Revelstone Common Stock or Set Jet Common Stock that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Revelstone Common Stock or Set Jet Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of an exercise of redemption rights, the Business Combination, and the subsequent ownership and disposition of Combined Company Common Stock received in the Business Combination.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION TO U.S. HOLDERS OF SET JET COMMON STOCK WHO RECEIVE COMBINED COMPANY COMMON STOCK IN EXCHANGE FOR THEIR SET JET COMMON STOCK OR THE OWNERSHIP AND DISPOSITION OF COMBINED COMPANY COMMON STOCK. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF REVELSTONE COMMON STOCK OR SET JET COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF SET JET COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION, AND OF THE OWNERSHIP AND DISPOSITION OF COMBINED COMPANY COMMON STOCK AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Certain Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights

U.S. Federal Income Tax Consequences to U.S. Holders

In the event that a U.S. Holder elects to redeem its Revelstone Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Revelstone Common Stock under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the Revelstone Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in Revelstone Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Revelstone Common Stock redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the Revelstone Common Stock may suspend the running of the applicable holding period for this purpose. Long term capital gain realized by a non-corporate U.S. Holder is currently taxed at a reduced rate. The deductibility of capital losses is subject to limitations.

Redemption Treated as Sale or Exchange

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of Revelstone Common Stock treated as held by the U.S. Holder (including any Revelstone Common Stock constructively owned by the U.S. Holder as a result of owning Revelstone Warrants) relative to all of the shares of Revelstone Common Stock outstanding both before and after the redemption. The redemption of Revelstone Common Stock generally will be treated as a sale or exchange of the Revelstone Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Revelstone or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, except to some extent in the case of a “complete termination” of the U.S. Holder’s interest in Revelstone discussed below, a U.S. Holder takes into account not only Revelstone Common Stock actually owned by the U.S. Holder, but also shares of Revelstone Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Revelstone Common Stock which could be acquired pursuant to the exercise of Revelstone Warrants.

In order to meet the substantially disproportionate test, (i) the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Revelstone Common Stock must be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of our outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of our stock entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the Revelstone Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the Revelstone Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other Revelstone Common Stock. The redemption of the Revelstone Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Revelstone. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Revelstone will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed Revelstone Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Revelstone Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Revelstone Warrants or possibly in other Revelstone Common Stock constructively owned by it.

Redemption Treated as Corporate Distribution

If the redemption does not qualify as a sale or exchange of Revelstone Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Revelstone’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Revelstone Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Revelstone Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Revelstone Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their Revelstone Common Stock pursuant to an exercise of redemption rights.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Revelstone Common Stock as a sale or exchange under Section 302 of the Code or as a corporate distribution under Section 301 of the Code generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Revelstone Common Stock, as described above, and the corresponding consequences will be as described below.

Redemption Treated as Sale or Exchange

Any gain realized by a Non-U.S. Holder on the redemption of Revelstone Common Stock that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such Revelstone Common Stock redeemed, and either (A) shares of Revelstone Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Revelstone Common Stock. There can be no assurance that shares of Revelstone Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of Revelstone Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. We would generally be classified as a “U.S. real property holding corporation” if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, we believe that we are not and have not been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

Redemption Treated as Corporate Distribution

With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Revelstone will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the Revelstone Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Certain Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Set Jet Common Stock who receive Combined Company Common Stock in exchange for their Set Jet Common Stock.

Consequences if the Business Combination Qualifies as a Reorganization

It is intended that, for U.S. federal income tax purposes, the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Snell & Wilmer L.L.P. has delivered an opinion that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such opinion is filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms part and is based on customary assumptions, representations, covenants and agreements. Any material amendments to documents on which the opinion is based, changes in any significant facts on which the opinion is based, or inaccuracy of any of the assumptions, representations, covenants or agreements on which the opinion is based could affect the accuracy of the opinion, and the tax consequences of the Business Combination could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no guarantee that the IRS will not assert a contrary position with respect to the issue or that a court will not sustain such a position by the IRS.

Assuming that the Business Combination constitutes a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Business Combination to U.S. Holders of Set Jet Common Stock are as follows:

•        a U.S. Holder of Set Jet Common Stock will not recognize any gain or loss realized on the exchange of Set Jet Common Stock for Revelstone Common Stock;

•        the aggregate tax basis of the Revelstone Common Stock received in the Business Combination will be the same as the aggregate tax basis of the Set Jet Common Stock surrendered in exchange for such Revelstone Common Stock; and

•        the holding period of Revelstone Common Stock received in exchange for shares of Set Jet Common Stock will include the holding period of the Set Jet Common Stock surrendered in exchange for such Revelstone Common Stock.

If a U.S. Holder exchanges more than one “block” of Set Jet Common Stock (that is, groups of Set Jet Common Stock that the U.S. Holder acquired at different times or for different prices), the tax basis in, and the holding period of, the Set Jet Common Stock exchanged for Revelstone Common Stock in accordance with the preceding rules will be determined separately with respect to each such block of Set Jet Common Stock. U.S. Holders who acquired Set Jet Common Stock at different times are urged to consult their own tax advisors regarding the application of these rules to them, including in the event (discussed immediately below) that the Business Combination fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Consequences if the Business Combination Fails to Qualify as a Reorganization

If the Business Combination fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code is not satisfied, a U.S. Holder of Set Jet Common Stock generally would recognize gain or loss for U.S. federal income tax purposes on each share of Set Jet Common Stock surrendered in the Business Combination in an amount equal to the difference between (i) the fair market value of the Business Combination Consideration received in exchange for such surrendered share upon completion of the Business Combination and (ii) the holder’s basis in the share of Set Jet Common Stock surrendered. Gain or loss must be calculated separately for each block of Set Jet Common Stock exchanged by such U.S. Holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of Set Jet Common Stock exceeds one year at the Effective Time. Long-term capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in shares of Revelstone Common Stock received in the Business Combination would be equal to the fair market value thereof as of the Effective Time, and the U.S. Holder’s holding period in such shares would begin on the day following the Business Combination.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Combined Company Common Stock

U.S. Federal Income Tax Consequences to U.S. Holders

Distributions on Combined Company Common Stock

The gross amount of any distribution on shares of Combined Company Common Stock that is made out of Combined Company’s current or accumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for a dividends received deduction (pursuant to which a portion of the dividend may be deducted) if the requisite holding period is satisfied. Subject to applicable requirements and limitations, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution made by Combined Company on the Combined Company Common Stock exceeds Combined Company’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted basis of the U.S. Holder’s shares of Combined Company Common Stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Shares of Combined Company Common Stock.”

Sale, Exchange, Redemption or Other Taxable Disposition of Shares of Combined Company Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange, or other taxable disposition of Combined Company Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Combined Company Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Combined Company Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its shares of Combined Company Common Stock will generally equal the U.S. Holder’s acquisition cost for such shares (or, in the case of Combined Company Common Stock received upon exercise of a warrant, the U.S. Holder’s initial basis for such Combined Company Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Combined Company Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Distributions on Combined Company Common Stock

Distributions of cash or property to a Non-U.S. Holder in respect of Combined Company Common Stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from Combined Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Combined Company’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Combined Company Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Combined Company Common Stock.”

Dividends paid to a Non-U.S. Holder of Combined Company Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS FormW-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Combined Company Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS FormW-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of Combined Company Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Combined Company Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of Combined Company Common Stock

In general, a Non-U.S. Holder will not be subject to U.S. federal income or, subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance,” withholding tax on any gain realized upon the sale or other disposition of shares of Combined Company Common Stock unless:

•        the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder;

•        the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•        Combined Company is or has been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) shares of Combined Company Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Combined Company Common Stock. We believe that Combined Company currently is not, and we do not anticipate it becoming, a USRPHC.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the Non-U.S. Holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual Non-U.S. Holder who is subject to U.S. federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of sale or other disposition of our securities will generally be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Combined Company must report annually to the IRS and to each holder the amount of cash dividends (including constructive dividends) paid to and the tax withheld with respect to, each holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. In the case of a Non-U.S. Holder, copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

U.S. backup withholding tax (currently, at a rate of 24%) is imposed on certain payments to U.S. Holders that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a Non-U.S. Holder generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or W-8BEN-E, or otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. or Non-U.S. Holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Holders should consult their tax advisors regarding the application of the of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

THE CONCLUSIONS EXPRESSED ABOVE ARE BASED ON CURRENT LAW. FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THESE CONCLUSIONS. THIS DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO U.S. HOLDERS OF SET JET COMMON STOCK. IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES.

Foreign Account Tax Compliance Act

Section 1471 through 1474 of the Code and Treasury Regulations and administrative guidance promulgated thereunder (provisions commonly referred to as “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding of 30% on payments of dividends (including constructive dividends) on Combined Company Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of Combined Company Common Stock.

THE CONCLUSIONS EXPRESSED ABOVE ARE BASED ON CURRENT LAW. FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THESE CONCLUSIONS. THIS DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO U.S. HOLDERS OF SET JET COMMON STOCK. IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES.

PROPOSAL NO. 2 — THE CHARTER PROPOSAL

Overview

If the Business Combination is consummated, Revelstone will replace the Existing Certificate of Incorporation with the Amended Charter in the form attached to this proxy statement/prospectus as Annex B. In the judgment of the Revelstone Board, adoption of the Amended Charter is necessary to adequately address the needs of the Combined Company.

The following is a summary of the key amendments effected by the Amended Charter, but this summary is qualified in its entirety by reference to the full text of the Amended Charter:

•        Name Changes — change Revelstone’s name to “Set Jet, Inc.”;

•        Eliminate Dual-Class Common Stock Structure — eliminate the Class B Common Stock;

•        Actions by Stockholders — require that stockholders only act at annual and special meetings of the corporation and not by written consent;

•        Corporate Opportunity — eliminate the corporate opportunity doctrine; and

•        Additional Charter Amendments — approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

Reasons for the Amendments to the Existing Certificate of Incorporation

Name Change

Changing the post-combination corporate name from “Revelstone” to “Set Jet, Inc.” is desirable to reflect the business combination with Set Jet and to clearly identify the Combined Company as the publicly traded entity. Additionally, the Revelstone Board believes the name of the Combined Company should more closely align with the name of the existing operating business of Set Jet.

Eliminate Dual-Class Common Stock Structure

The Existing Certificate of Incorporation provides for two classes of common stock — Class A Common Stock and Class B Common Stock. The dual-class structure was put into place in connection with Revelstone’s IPO. On consummation of the Business Combination, all outstanding shares of Class B Common Stock will convert into an equal number of shares of Class A Common Stock. As such, the dual-class common stock structure is no longer needed.

Actions by Stockholders

The elimination of stockholder written consents prevent a controlling stockholder or group of stockholders from amending the Amended Charter or Amended Bylaws of the Combined Company or removing directors without calling a special meeting of the stockholders and waiting until the expiration of the notice periods determined by the Combined Company Board pursuant to the Amended Bylaws prior to taking any such action. This guarantees that stockholders are given sufficient time to weigh the arguments presented by both sides in connection with any contested stockholder vote. Notwithstanding the foregoing, elimination of such stockholder written consents may lengthen the amount of time required to take stockholder actions since actions by written consent are generally not subject to the minimum notice requirement of a stockholders’ meeting.

Corporate Opportunity

The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122(17) of the DGCL expressly permits Delaware corporations, such as Set Jet, to renounce any interest or expectancy of the corporation in certain business opportunities.

The Existing Certificate of Incorporation currently provides that certain business opportunities are not subject to the “corporate opportunity” doctrine. The Amended Charter will be silent on the issue of the application of the doctrine of corporate opportunity.

Additional Charter Amendments

The elimination of certain provisions related to Revelstone’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Amended Charter does not include the requirement to dissolve the Combined Company after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Revelstone Board believes it is the most appropriate period for the Combined Company following the Business Combination. In addition, certain other provisions in the Existing Certificate of Incorporation require that proceeds from Revelstone’s IPO be held in a trust account until a business combination or liquidation of Revelstone has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Amended Charter.

Vote Required for Approval

The Charter Proposal will be approved and adopted if the holders of at least 65% of all outstanding shares of Revelstone Common Stock entitled to vote.

Adoption of the Charter Proposal is conditioned on the approval of the other Condition Precedent Proposals at the special meeting.

The Closing is conditioned on the approval of the Condition Precedent Proposals at the special meeting.

Recommendation of the Revelstone Board

THE REVELSTONE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSALS 3A-3E — THE ADVISORY CHARTER PROPOSALS

Overview

We are also asking our stockholders to vote on five separate proposals with respect to certain governance provisions in the Amended Charter, which are separately being presented in order to give Revelstone stockholders the opportunity to present their separate views on important corporate governance provisions. These separate votes are not otherwise required by Delaware law, separate and apart from the Charter Proposal, and will be voted upon on a non-binding advisory basis. Accordingly, the stockholder votes regarding the Advisory Charter Proposals are advisory votes and are not binding on Revelstone or the Revelstone Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Charter Proposals, Revelstone intends that the Amended Charter will take effect upon the Closing, assuming approval of the Charter Proposal (Proposal 2).

The following summary of the material changes to the Existing Certificate of Incorporation that will be effected by the Amended Charter is qualified in its entirety by reference to the full text of the Amended Charter:

(a)     Eliminate Dual-Class Common Stock Structure — eliminate the dual-class common stock structure such that the only class of common stock will be the Class A Common Stock

(b)     Name Change — change Revelstone’s name to “Set Jet, Inc.”;

(c)     Actions by Stockholders — require that stockholders only act at annual and special meetings of the corporation and not by written consent;

(d)     Corporate Opportunity — eliminate the corporate opportunity doctrine; and

(e)     Additional Charter Amendments — approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

The subsection below entitled “— Reasons for the Advisory Charter Proposals” summarizes the principal, material changes proposed to be made between the Existing Certificate of Incorporation and the Amended Charter and the Revelstone Board’s reasons for proposing each change. This summary is qualified by reference to the complete text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. We encourage all Revelstone stockholders to read the Amended Charter in its entirety for a more complete description of its terms.

Reasons for the Advisory Charter Proposals

The Revelstone Board’s reasons for proposing each of these amendments to the Existing Certificate of Incorporation is set forth below.

Name Change

Changing the post-combination corporate name from “Revelstone” to “Set Jet, Inc.” is desirable to reflect the business combination with Set Jet and to clearly identify the Combined Company as the publicly traded entity. Additionally, the Revelstone Board believes the name of the Combined Company should more closely align with the name of the existing operating business of Set Jet.

Dual-Class Common Stock

The Existing Certificate of Incorporation of Revelstone provides for two classes of common stock — Class A Common Stock and Class B Common Stock. The dual-class structure was put into place in connection with Revelstone’s IPO. On consummation of the Business Combination, all outstanding shares of Class B Common Stock will convert into an equal number of shares of Class A Common Stock. As such, the dual-class common stock structure is no longer needed.

Actions by Stockholders

The elimination of stockholder written consents prevent a controlling stockholder or group of stockholders from amending the Amended Charter or Amended Bylaws or removing directors without calling a special meeting of the stockholders and waiting until the expiration of the notice periods determined by the Combined Company Board pursuant to the Amended Bylaws prior to taking any such action. This guarantees that stockholders are given sufficient time to weigh the arguments presented by both sides in connection with any contested stockholder vote. Notwithstanding the foregoing, elimination of such stockholder written consents may lengthen the amount of time required to take stockholder actions since actions by written consent are generally not subject to the minimum notice requirement of a stockholders’ meeting.

Corporate Opportunity

The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. The Existing Certificate of Incorporation currently provides that certain business opportunities are not subject to the “corporate opportunity” doctrine. The Amended Charter will be silent on the issue of the application of the doctrine of corporate opportunity.

Additional Charter Amendments

The elimination of certain provisions related to Revelstone’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Amended Charter does not include the requirement to dissolve the Combined Company after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Revelstone Board believes it is the most appropriate period for the Combined Company following the Business Combination. In addition, certain other provisions in the Existing Certificate of Incorporation require that proceeds from Revelstone’s IPO be held in a trust account until a business combination or liquidation of Revelstone has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Amended Charter.

Vote Required for Approval

The Advisory Charter Proposals require the affirmative vote of holders of a majority of the then outstanding shares of Revelstone Common Stock present in person or by proxy and entitled to vote at the special meeting. Accordingly, an abstention from voting will have the same effect as a vote against the Advisory Charter Proposals.

The Advisory Charter Proposals are not conditioned upon the approval of the Condition Precedent Proposals.

As discussed above, a vote to approve each of the Advisory Proposals 3A-3E is an advisory vote, and therefore, is not binding on Revelstone, Set Jet or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Revelstone and Set Jet intend that the Amended Charter, in the form attached to this proxy statement/information statement/prospectus as Annex B and containing the provisions noted above, will take effect at the Closing, assuming approval of the Charter Proposal (Proposal 2).

Recommendation of the Revelstone Board

THE REVELSTONE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF EACH OF THE ADVISORY PROPOSALS 3A-3E.

PROPOSAL NO. 4 — THE BYLAWS AMENDMENT PROPOSAL

In connection with the Business Combination, we are also asking our stockholders to approve the adoption of the Amended Bylaws, in the form attached hereto as Annex C. If the other Condition Precedent Proposals are approved, the Amended Bylaws would replace the Current Bylaws.

Comparison of Current Bylaws to Amended Bylaws

The following is a summary of the key changes effected by the Amended Bylaws relative to the Current Bylaws, as well as the Revelstone Board’s reasons for approval of the Bylaws Amendment Proposal. This summary is qualified in its entirety by reference to the full text of the Amended Bylaws, a copy of which is included as Annex C.

•        Set the procedures to nominate directors.    Our Current Bylaws allows stockholders to nominate directors during the annual meeting of stockholders. The Amended Bylaws prescribes certain procedures and timing for persons nominated as directors be eligible for election by the stockholders at any annual meeting of stockholders, or at any special meeting of stockholders called for that purpose. The Amended Bylaws provide adequate information to guide the orderly and timely nomination and election of the members of the Combined Company Board.

•        Allow Revelstone shares of stock to be uncertificated at the discretion of the Combined Company Board.    Our Current Bylaws prescribes shares of stock to only be represented by certificates. The Amended Bylaws allow these shares to be uncertificated, subject to the sole discretion of the Combined Company Board consistent with the DGCL and sets forth the pertinent information and required signatures that should be reflected on the face or back of any certificate. The Amended Bylaws provides a guide for the information required of the certificate holders and the orderly and timely issuance and transfer of the certificated and uncertificated shares of stock.

Vote Required for Approval

The Bylaws Amendment Proposal will be approved and adopted if the holders of a majority of all outstanding shares of Revelstone Common Stock entitled to vote at the special meeting vote “FOR” the Bylaws Amendment Proposal. Accordingly, an abstention from voting or failure to vote by proxy or to vote online at the virtual special meeting by a Revelstone stockholder who attends the special meeting will have the same effect as a vote against the Bylaws Amendment Proposal.

Adoption of the Bylaws Amendment Proposal is conditioned on the approval of the other Condition Precedent Proposals at the special meeting.

The Closing is conditioned on the approval of the Condition Precedent Proposals at the special meeting.

Recommendation of the Revelstone Board

THE REVELSTONE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE BYLAWS AMENDMENT PROPOSAL.

PROPOSAL NO. 5 — THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing) the issuance of (i) 5,703,000 shares of Revelstone Common Stock, subject to adjustment based on whether the Debt for Borrowed Money of Set Jet net of Set Jet’s Cash and Cash Equivalents at Closing is greater than or less than $14,970,000 and (ii) 800,000 shares of Revelstone Common Stock underlying the Pre-PIPE Convertible Note, which shares will not be registered, and any shares of Revelstone Common Stock issued as a result of a reduction in the amount of Closing Debt shall not be registered. For further information, see the section titled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.

Why Revelstone Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Stockholder approval of the Nasdaq Proposal is also a condition to the Closing under the Merger Agreement.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we will issue (i) 5,703,000 shares of Revelstone Common Stock, subject to adjustment based on whether the Debt for Borrowed Money of Set Jet net of Set Jet’s Cash and Cash Equivalents at Closing is greater than or less than $14,970,000 and (ii) 800,000 shares of Revelstone Common Stock underlying the Pre-PIPE Convertible Note. The issuance of the shares of Revelstone Common Stock described above will result in significant dilution to Revelstone stockholders and result in Revelstone’s stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Revelstone but any shares of Revelstone Common Stock issued as a result of a reduction in the amount of Closing Debt shall not be registered.

Vote Required for Approval

The Nasdaq Proposal requires the affirmative vote of at least 65% of the then outstanding shares of Revelstone Common Stock present in person or by proxy entitled to vote at the special meeting.

Adoption of the Nasdaq Proposal is conditioned on the approval of the other Condition Precedent Proposals at the special meeting.

The Closing is conditioned on the approval of the Condition Precedent Proposals at the special meeting.

Recommendation of the Revelstone Board

THE REVELSTONE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL THE NASDAQ PROPOSAL.

PROPOSAL NO. 6 — THE INCENTIVE PLAN PROPOSAL

Proposal Summary

As noted above, in connection with the Business Combination, the Combined Company Board expects to approve, subject to the approval of the Revelstone Stockholders, the Set Jet, Inc. Omnibus Equity Incentive Plan (the “Incentive Plan”). If the Incentive Plan is approved, as of its effective date, a total of 3,500,000 shares of Combined Company Common Stock will be available for future awards under the Incentive Plan. Of those 3,500,000 shares, 2,000,000 shares are anticipated to be granted, contemporaneous with the closing of the Merger, as restricted stock units pursuant to and subject to the Retention Bonus Agreements to the following individuals in the following amounts: 750,000 to Thomas Smith (Chief Executive Officer), 450,000 to James A. Barnes (Chief Financial Officer), 450,000 to William R. Smith, III (Chief Operating Officer), and 350,000 to Steve Reynolds (Chairman of the Set Jet Board) (the “Retention RSUs”). The Retention RSUs are described more fully below. The Combined Company anticipates that the remaining 1,500,000 shares will allow the Incentive Plan to operate for approximately two years, although this could change based on other factors.

The Combined Company anticipates that equity-based awards will be an important part of the overall compensation program for the Combined Company and wants to ensure that the Combined Company has a modern equity program and a sufficient number of shares available to adequately incentivize the Combined Company officers, employees, directors and consultants.

As described above, the Retention RSUs will cover up to 2,000,000 shares of Combined Company Common Stock and will vest if, within five (5) years after the Closing Date (a) the VWAP of Parent’s Common Stock trades above $15.00 for 20 out of 30 consecutive days within five (5) years after the Closing Date or (b) a change of control (as defined in the Incentive Plan).

Plan Summary

Purpose.    The purpose of the Incentive Plan is to promote the success and enhance the value of the Combined Company by linking the personal interest of the participants to those of the Combined Company’s Stockholders by providing the participants with an incentive for outstanding performance.

Eligible Participants.    Any non-employee director, officer, employee or consultant of the Combined Company or its subsidiaries will be eligible to participate in the Incentive Plan. As of June 30, 2023, Set Jet had one non-employee director, three officers, 30 employees and approximately 10 consultants, whom the Combined Company expects could be eligible for future awards, in addition to new directors, employees, and consultants.

Effective Date.    If approved by the Combined Company Stockholders, the Incentive Plan will become effective on the date it is approved by the Combined Company Stockholders and will remain in effect until it expires ten years thereafter or, if sooner, is terminated by the Combined Company Board.

Types of Awards.    The Incentive Plan provides for the grant of options to purchase shares of our common stock (“Shares”), including stock options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code and nonqualified stock options that are not intended to so qualify (“NQSOs”), stock appreciation rights (“SARs”), restricted stock awards, and other equity-based or equity-related awards including restricted stock units and performance units (each, an “Award”).

Administration.    The Incentive Plan shall be administered by the Compensation Committee of the Combined Company Board or, with respect to non-employee directors, the Combined Company Board. The Compensation Committee shall consist of 2 or more individuals, each of whom qualifies as: (a) a “non-employee director” as defined in Rule 16b-3(b)(3) of the General Rules and Regulations of the Exchange Act; and (b) “independent” for purposes of the rules of the exchange upon which the stock is then traded, in each case, as each such rule or regulation is in effect from time to time. All references in the Incentive Plan to the “Compensation Committee” shall be, as applicable, to the Combined Company Board or the Compensation Committee. The Compensation Committee has broad power and authority to administer the Incentive Plan including, without limitation, to interpret the terms of, and determine any matter arising pursuant to, the Incentive Plan or any award agreement, to correct any defects and reconcile any inconsistencies in the Incentive Plan or any award agreement, and to make all other decisions or determinations that may be required pursuant to the Incentive Plan or an award agreement.

Share Reserve.    Subject to adjustment as provided below, the maximum aggregate number of shares that may be issued pursuant to Awards granted under the Incentive Plan will be 3,500,000 shares (the “Share Pool”), of which 2,000,000 are the Retention RSUs reserved and available for grant solely to certain executive officers and directors of the Combined Company pursuant to the Retention Bonus Agreements. Shares granted under the Incentive Plan will consist, in whole or in part, of authorized and unissued Shares or of treasury shares or of shares purchased on the open market.

Solely for purposes of counting the number of shares available for grant under the Incentive Plan, the following share counting rules shall apply:

•        Each share that is subject to an award granted under Incentive Plan shall reduce the Share Pool by one (1) share.

•        If, after the effective date, any Award granted under the Incentive Plan, other than a Retention RSU, is forfeited or otherwise expires, terminates or is cancelled or forfeited without the delivery of all shares subject thereto, the number of shares of stock subject to such Award and related forfeiture, termination, cancellation or expiration, shall thereafter be available for grant or added back to the Share Pool on a one-for-one basis.

•        If shares of stock are not delivered in connection with any Award other than the Retention RSUs because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares available for delivery under the Incentive Plan and will again be available for grant.

•        The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an option (or a portion thereof) will reduce the number of shares of stock available for issuance by the entire number of shares of stock subject to that SAR or option (or applicable portion thereof), even though a smaller number of shares of stock will be issued upon such an exercise.

•        Shares of stock tendered to pay the exercise price of an option or tendered, withheld or otherwise relinquished by a participant to satisfy a tax withholding obligation arising in connection with any Award will not become available for grant under the Incentive Plan. Moreover, shares of stock purchased on the open market with cash proceeds generated by the exercise of an option or SAR will not increase or replenish the number of shares available for grant.

Other Plan Limits.    The maximum aggregate number of Shares in the Share Pool that may be issued pursuant to ISOs is 1,500,000 (the “ISO limit”).

Limit for Non-Employee Directors.    The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any non-employee director during any single calendar year, plus the aggregate amount of all cash fees earned and paid or payable to such director for services rendered for the same year, shall not exceed $450,000.

Adjustments.    In the event of any recapitalization, reclassification, stock dividend, stock split, rights offering, spin-off, reverse stock split or other distribution with respect to the shares of the Combined Company Stock, any “equity restructuring” (as defined in Accounting Standards Codification 718), or any similar corporate transaction or event in respect of the stock, the Compensation Committee shall to the extent it deems equitable and appropriate to prevent dilution or enlargement of rights, make a proportionate adjustment in: (a) the number and class of shares of stock made available for grant pursuant to Section 4.1 of the Incentive Plan; (b) the limits set forth in Section 4.6 of the Incentive Plan, Section 7.2 of the Incentive Plan and any other similar numeric limit expressed in the Incentive Plan; (c) the number and class of and/or price of shares of stock, units, or other rights subject to the then-outstanding Awards; (d) the performance targets or goals appropriate to any outstanding Awards; or (e) any other terms of an Award that are affected by the event.

Description of Awards

Stock Options.    A stock option is a right to purchase Shares in the future at an exercise price determined by the Compensation Committee at the date of grant. Generally, the per-Share exercise price for stock options will not be less than the fair market value on the date of grant (and not less than 110% of such fair market value for ISO grants made to holders of more than 10% of the Combined Company’s voting power). The terms and conditions of stock options (including exercise price and vesting) will be determined by the Compensation Committee subject to limits set forth in the Incentive Plan and as set forth in the applicable award agreement. All stock options granted under the Incentive Plan will be NQSOs unless the applicable award agreement expressly states that the stock option is intended to be an ISO. All terms and conditions of all grants of ISOs will be subject to Section 422 of the Code and the regulations promulgated thereunder. The maximum term for an option is 10 years.

The exercise price of a stock option will be permitted to be paid with cash or its equivalent (e.g., check) or, in the sole and plenary discretion of the Compensation Committee, in shares (whether or not previously owned by the holder) having a fair market value equal to the aggregate option price for the shares being purchased and satisfying such other requirements as may be imposed by the Compensation Committee; partly in cash and, to the extent permitted by the Compensation Committee, partly in such shares or, subject to such requirements as may be imposed by the Compensation Committee, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver promptly to the Combined Company an amount out of the proceeds of such sale equal to the aggregate option price for the shares being purchased.

SARs.    A SAR is an unfunded and unsecured promise to deliver shares or cash equal to the appreciation of the fair market value of a share over an exercise price. The per-share exercise price of a SAR will not be less than the fair market value per share on the date of grant. Each SAR will be vested and exercisable at such time, in such manner and subject to such terms and conditions as the Compensation Committee may, in its discretion, specify in the applicable award agreement or thereafter. Upon exercise of a SAR, the holder will receive the value of the appreciation in the share subject to the SAR over the exercise price. SARs will be permitted to be settled in cash or shares or a combination, as determined by the Compensation Committee. The maximum term for a SAR is 10 years.

Restricted Stock.    A share of restricted stock will be an actual share granted under the Incentive Plan that will be subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified in the Incentive Plan and in the applicable award agreement. The terms and conditions of restricted shares will be determined by the Compensation Committee and set forth in the applicable award agreement, including the vesting schedule, vesting criteria (including any performance goals), term and methods and form of settlement. Restricted shares will be evidenced in such manner as the Compensation Committee may determine. Any restricted stock granted under the Incentive Plan shall be evidenced in such manner as the Compensation Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates (in which case, the certificate(s) representing such Shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the restriction period and deposited by the holder, together with a stock power endorsed in blank, with the Combined Company, to be held in escrow during the restriction period).

Other Stock-Based Awards (Including RSUs and Stock Grants and Stock Units and Performance Shares and Performance Units).    Another stock-based award is an equity-based or equity-related compensation Award not previously described above including outright grants of fully vested shares (whether payable in cash, equity or otherwise), performance shares, performance units, restricted stock units, and dividend equivalents. The Compensation Committee will determine the amounts and terms and conditions of any such Awards, provided that they comply with applicable laws. Dividends or dividend equivalents, payable in cash, Shares, or a combination thereof, on a deferred basis, on such terms and conditions as may be determined by the Compensation Committee in its sole discretion. Notwithstanding the foregoing, any dividends (including payable in connection with restricted stock) or dividend equivalents (payable in connection with awards other than options or SARs or cash-settled phantom awards) shall in all events be subject to the same restrictions and risk of forfeiture as the underlying award and shall not be paid unless and until the underlying award is vested or earned.

Description of Other Plan Terms

Change of Control.    If a change of control occurs, the Compensation Committee shall have the authority and discretion, but shall not have the obligation, to provide, in the award agreement or thereafter, that all or part of outstanding options, SARs, and other Awards shall become fully exercisable and all or part of the restrictions on outstanding Awards shall lapse. In addition, upon, or in anticipation of, a change of control, the Compensation Committee may: (a) cause all or a part of outstanding Awards to be cancelled and terminated as of a specified date and give each participant the right to exercise such Awards during a period of time as the Compensation Committee, in its sole discretion, shall determine; or (b) cause all or a part of outstanding Awards to be cancelled and terminated as of a specified date in exchange for a payment or right to payment pursuant to the terms and conditions set forth in the change of control transaction documents. With respect to an Award which the Combined Company concludes is subject to (and not exempted from) the requirements of Section 409A, any actions taken by the Compensation Committee pursuant to the Incentive Plan shall be done in compliance with Section 409A of the Code.

Amendment and Termination.    With the approval of the Combined Company Board, at any time and from time to time, the Compensation Committee may terminate, amend or modify the Plan; provided, however, that any such action of the Compensation Committee shall be subject to the approval of the Combined Company Stockholders to the extent necessary to comply with any applicable law, regulation, or rule of the stock exchange on which the shares of stock are listed, quoted or traded. Without limiting the foregoing, and except as provided in the Incentive Plan, neither the Combined Company Board nor the Compensation Committee may, without the approval of Combined Company Stockholders: (a) increase the number of shares available for grant under the Incentive Plan; (b) permit the Compensation Committee to grant options or SARs with an exercise price or base value that is below fair market value on the date of grant; (c) permit the Compensation Committee to extend the exercise period for an option or SAR beyond ten (10) years from the date of grant; (d) reprice or reduce the exercise price or base value of any previously granted options or SARs (or take any action that would be treated as a repricing under the stock exchange on which the shares of Stock are listed, quoted or traded); (e) amend any provision of the Incentive Plan to permit the Compensation Committee to reprice previously granted options or SARs; (f) extend the duration of the Incentive Plan; or (g) expand the types of awards available under the Incentive Plan or expand the class of participants eligible to participate in the Incentive Plan.

Assignability.    No right or interest of a participant in any Award may be pledged, encumbered, or hypothecated to, or in favor of, any party other than the Combined Company or any subsidiary, or shall be subject to any lien, obligation, or liability of such participant to any other party other than the Combined Company or any subsidiary and except as otherwise provided by the Compensation Committee, no Award shall be assigned, transferred, or otherwise disposed of by a participant other than by will or the laws of descent and distribution or as mandated by a domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award) in favor of a spouse or, if applicable, until the expiration of any period during which any restrictions are applicable or any performance period as determined by the Compensation Committee. To the extent permitted by applicable law, the Compensation Committee shall have the authority to adopt a policy that is applicable to existing Awards, new Awards, or both, which permits a participant to transfer Awards during his or her lifetime to any family member.

Withholding.    The Combined Company or any subsidiary shall have the authority and the right to deduct or withhold, or require a participant to remit to the Combined Company, up to the maximum statutory amount necessary (or such lower amount that will not cause an adverse accounting consequence or cost to the Combined Company), in the applicable jurisdiction, to satisfy any federal, state, and local taxes (including the participant’s FICA obligation) required by law to be withheld with respect to any taxable event concerning a participant arising as a result of this Incentive Plan. With the Compensation Committee’s consent as expressed in an award agreement or in any policy adopted by the Compensation Committee, the Combined Company may permit the participant to satisfy a tax withholding requirement by: (a) directing the Combined Company to withhold shares of Combined Company Stock to which the participant is entitled pursuant to the Award in an amount necessary to satisfy the Combined Company’s applicable federal, state, local or foreign income and employment tax withholding obligations with respect to such participant; (b) tendering previously-owned shares of stock held by the participant for 6 months or longer to satisfy the Combined Company’s applicable federal, state, local, or foreign income and employment tax withholding obligations with respect to the participant; (c) a broker-assisted “cashless” transaction; or (d) personal check or other cash equivalent acceptable to the Combined Company. To the extent alternative methods of withholding are available under applicable tax laws, the Combined Company shall have the power to choose among such methods. Notwithstanding the foregoing or the provision of any award agreement, a participant may not pay the amount of taxes required by law to be withheld using stock if, in the opinion of counsel to the Combined Company, there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the participant to a substantial risk of liability under Section 16 of the Exchange Act, or there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Combined Company.

Clawback.    Notwithstanding any provision of the Incentive Plan to the contrary, any portion of the payments and benefits provided in connection with any Award granted pursuant to the Incentive Plan shall be subject to recapture or clawback to the fullest extent called for by the Combined Company’s clawback and recoupment policies, if any, and to the extent necessary to comply with applicable law, including, but not limited to, the final rules issued by the SEC and the requirements of the exchange on which the stock is then listed pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, or Section 304 of the Sarbanes-Oxley Act of 2002. The Compensation Committee also may include other clawback provisions in the award agreement as it determines to be appropriate. By accepting an Award, each participant agrees to be bound by, and comply with, the terms of any such recapture or clawback provisions and with any Combined Company request or demand for recapture or clawback.

New Plan Benefits

The following table provides information regarding the Awards that are anticipated to be granted to the following individuals under the Incentive Plan as Retention RSUs. As described above, the Retention RSUs are subject to performance-vesting conditions and will only be granted if the Combined Company Stockholders approve the Incentive Plan. Awards under the Incentive Plan other than the Retention RSUs will be determined by the Compensation Committee in its discretion, therefore, except for the Retention RSUs, it is not possible to determine the number of shares that will be granted to any individual in the future under the Incentive Plan.

Individual	Aggregate Grant Date Fair Value of Stock Awards or Stock Unit Awards ($)	Number of Stock Awards or Stock Unit Awards Granted
Thomas P. Smith, Chief Executive Officer	—	750,000
James A. Barnes, Chief Financial Officer	—	450,000
William R. Smith, III, Chief Operating Officer	—	450,000
Steve Reynolds, Chairman of the Set Jet Board	—	350,000

Federal Income Tax Consequences

The United States federal income tax consequences of the issuance and/or exercise of equity-based awards under the Incentive Plan are as follows. The summary is based on the law as in effect on July 31, 2023. The summary does not discuss state or local tax consequences or non-U.S. tax consequences.

As a general rule, with the exception of a fully vested stock grant or stock unit award, a participant will not recognize taxable income with respect to any award at the time of grant. A participant will recognize income on a stock grant award or stock unit award at the time of grant and, subject to any deduction limitations set forth in the Internal Revenue Code, the Combined Company will be entitled to a concurrent income tax deduction equal to the ordinary income recognize by the participant.

Incentive Stock Options.    An ISO results in no taxable income to the optionee or a deduction to the Combined Company at the time it is granted or exercised for regular federal income tax purposes. However, upon exercise, the excess of the fair market value of the Shares acquired over the option exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee, if applicable. If the optionee holds the Shares received as a result of an exercise of an ISO for the later of two years from the date of the grant or one year from the date of exercise, then the gain realized on disposition of the shares is treated as a long-term capital gain. If the shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the optionee will include into income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the option exercise price (or, if less, the excess of the amount realized upon disposition of the shares over the option exercise price). Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee. In the event of a disqualifying disposition, subject to any deduction limitations set forth in the Internal Revenue Code, the Combined Company will be entitled to a deduction, in the year of such a disposition, in an amount equal to the amount includible in the optionee’s income as compensation. The optionee’s tax basis in the shares acquired upon exercise of an ISO is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition. Any further gain realized by the optionee will be taxed as short-term or long-term capital gain and will not result in any deduction by the Combined Company. A disqualifying disposition occurring in the same calendar year as the year of exercise would eliminate the alternative minimum tax effect of the ISO exercise.

The foregoing summary of tax consequences associated with the exercise of an ISO and the disposition of shares acquired upon exercise of an ISO assumes that the ISO is exercised during employment or within three months following termination of employment. The exercise of an ISO more than three months following termination of employment will result in the tax consequences described below for NQSOs, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as ISOs will be treated for tax purposes as NQSOs (and not as ISOs) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

NQSOs.    An NQSO results in no taxable income to the optionee or deduction to the Combined Company at the time it is granted. An optionee exercising an NQSO will, at that time, realize taxable compensation in the amount equal to the excess of the then fair market value of the shares over the option exercise price. Subject to any deduction limitations set forth in the Internal Revenue Code, the Combined Company will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in shares received upon exercise is equal to the sum of the option exercise price plus the amount includible in his or her income as compensation upon exercise.

Any gain (or loss) upon subsequent disposition of the shares will be a long or short-term capital gain to the optionee (or loss), depending upon the holding period of the shares. The foregoing summary assumes that the shares acquired upon exercise of an NQSO option are not subject to a substantial risk of forfeiture.

Stock Appreciation Rights.    The grant of a SAR results in no taxable income to the holder or a deduction to the Combined Company at the time of grant. A holder of a SAR will, at the time of exercise, realize taxable compensation in the amount equal to the excess of the then fair market value of the shares over the option exercise price. Subject to any deduction limitations set forth in the Internal Revenue Code, the Combined Company will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the holder of the SAR. To the extent the SAR is settled in shares, any additional gain or loss recognized upon any later disposition of the Shares will be capital gain or loss.

Restricted Stock Awards.    A holder acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the date the shares are no longer subject to a substantial risk of forfeiture (and are freely transferable) unless the holder has elected to make a timely election pursuant to Section 83(b) of the Code, in which case, the holder will recognize ordinary income on the date the shares were acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value upon which the holder recognized ordinary income, will be taxed as a capital gain or loss. Subject to any deduction limitations set forth in the Internal Revenue Code, the Combined Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the holder on the determination date.

Other Stock-Based Awards.    The grant of restricted stock units, performance units, or other stock-based awards will result in no taxable income to the holder or deduction to the Combined Company. A holder awarded one of these awards will recognize ordinary income in an amount equal to the fair market value of the cash or shares delivered to the holder on the settlement date. Where an award is settled in the shares, any additional gain or loss recognized upon the disposition of such shares or property will be capital gain or loss. Subject to any deduction limitations set forth in the Internal Revenue Code, the Combined Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the holder on the determination date.

Section 409A.    Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules will result in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that will be awarded under the Incentive Plan are intended to be eligible for this exception. In addition, it is intended that the provisions of the Incentive Plan comply with Section 409A of the Code, and all provisions of the Incentive Plan will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under these rules.

THE FULL TEXT OF THE INCENTIVE PLAN IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX D AND THE FOREGOING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH TEXT.

Vote Required for Approval

The Incentive Plan Proposal requires the affirmative vote of holders of a majority of the then outstanding shares of Revelstone Common Stock present in person or by proxy and entitled to vote at the special meeting. Accordingly, an abstention from voting will have the same effect as a vote against the Incentive Plan Proposal.

The approval of the Incentive Plan Proposal is not conditioned upon the approval of the Condition Precedent Proposals.

Recommendation of the Revelstone Board

THE REVELSTONE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7 — THE DIRECTOR ELECTION PROPOSAL

Election of Directors

Pursuant to the Merger Agreement, Revelstone has agreed to take all necessary action, including causing the directors of Revelstone to resign, so that effective at the Closing, the entire Combined Company Board will consist of six individuals, a majority of whom will be independent directors in accordance with the requirements of Nasdaq. At present, however, it is contemplated that only five such positions will be filled.

At the Meeting, it is proposed that five directors will be elected to be the directors of the Combined Company upon consummation of the Business Combination. The Combined Company Board will not be classified following the Closing. The term of office of the directors will expire at the following annual meeting of stockholders after such director’s election. Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in the Combined Company for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) the Combined Company Board determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

It is proposed that the Combined Company Board consists of the following directors:

•        Thomas P. Smith;

•        Steve Reynolds;

•        David Norris;

•        Daniel Neukomm; and

•        Richard Anthony.

Information regarding each nominee is set forth in the section titled “Management After the Business Combination”.

Under Delaware law, the election of directors requires a plurality vote of the common stock present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the Revelstone Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the Revelstone Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the meeting.

Following consummation of the Business Combination, the election of directors of the Combined Company will be governed by the Amended Charter, the Amended Bylaws and the laws of the State of Delaware.

Required Vote for Approval

Election of each director will require the affirmative vote of a majority of the holders of shares Class B Common Stock.

Adoption of the Director Election Proposal is conditioned on the approval of the other Condition Precedent Proposals at the special meeting.

Recommendation of the Revelstone Board

THE REVELSTONE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow the Revelstone Board to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Revelstone’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the Stockholder Proposals presented at the special meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied. In no event will the Revelstone Board adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under the Existing Certificate of Incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Revelstone’s stockholders, the Revelstone Board may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Vote Required for Approval

The Adjournment Proposal requires the affirmative vote of holders of a majority of the then outstanding shares of Revelstone Common Stock present in person or by proxy entitled to vote at the special meeting. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Stockholder Proposals.

Recommendation of the Revelstone Board

THE REVELSTONE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT SET JET

Unless the context otherwise requires, all references in this section to “we,” “Set Jet” “us,” or “our” refer to Set Jet prior to the consummation of the Business Combination.

Overview

Set Jet, Inc. (“Set Jet” or the “Company”) is a membership-driven technology company facilitating luxurious private jet charters for its Members. Set Jet’s proprietary technology platform enables security pre-screened and approved Members to self-aggregate and share a private jet charter between frequently traveled destinations in the western United States. The Company’s innovative membership business model offers bookings of an affordable fixed price private jet experience at a fraction of the cost of a typical private jet charter. The Company’s revenues include a combination of recurring monthly membership fees and Member charter flight revenue.

The Company neither owns nor operates any aircraft. Professional charter operator partners provide aircraft, pilots for such aircraft and related aircraft services for Member charters. The Company acts as a liaison between its Members and the charter operator to help seamlessly assure a positive Member experience. The Company also staffs cabin hostesses for each flight and its ground operations personnel assist Member travelers with their charter journey.

Membership Business Model

Development

In 2013, Set Jet management completed an extensive multi-year Federal Aviation Administration (“FAA”) and United States Department of Transportation (“DOT”) regulatory review of Set Jet’s membership model and software platform to manage and aggregate Members and their charter flights. This included a 90-day, 250 flight proof of concept from Scottsdale, Arizona during late 2013. Set Jet believes its proprietary model is unique and extremely difficult to replicate in the industry due to the significant regulatory and logistical hurdles that apply to aviation in general and charter flights in particular. Rules and regulations control all aspects of aviation including charter city pair frequency, seating and on-demand charter scheduling and operation. The Company’s proprietary model and operations were developed by management in consultation with regulators to ensure such operations are compliant with applicable regulations, efficient and financially viable. Management believes it would take significant time, development and investment of capital to attempt to replicate the Set Jet business model.

The Set Jet model overcomes substantial regulatory, cost and the inherent inefficiencies imposed on commercial airlines, scheduled commuter operators or on-demand charter operators that wish to target luxury air travel. The unique design of Set Jet’s self-aggregating Member model provides the opportunity for luxury private flights at a price unparalleled in the private flight industry and competitive with first class and last minute booked commercial service.

After its initial regulatory development, in 2014 Set Jet was formed and continued to refine its business model, enlist a base of Members primarily in the Scottsdale, Arizona hub, develop terminal and other infrastructure and negotiate business relationships. In December 2019, Set Jet commenced its current operations by launching flights from Scottsdale, Arizona. During each of 2020, 2021 and 2022, active Members, Member passengers, charter flight legs and revenues all grew year over year. During this three-year period Set Jet added city pairs and in July 2022, opened a second hub in Las Vegas, Nevada.

In the second half of 2022, Members, Member passengers, charter flight legs and quarterly revenues declined compared to the first half of 2022, as Set Jet established the Las Vegas hub and eliminated the use of supplemental lift and thereby offered fewer flights until additional long-term charter aircraft became available. Members, Member passengers, charter flight legs and quarterly revenues have grown since the third quarter of 2022 through June 2023.

Membership Operation

Enrollment for membership currently requires a one-time security check fee of $99.95 and a monthly membership fee of $99.95. Members can book and pay for charter flights up to four months in advance, and family or friends of a Member can accompany the Member by paying the security check fee and utilizing a 30-day guest membership.

Unlike most charter service operators, Set Jet, as a booking agent leveraging a proprietary technology platform, does not require any sizable deposit or long-term commitment, and Set Jet Members may terminate their membership at any time. However, the Set Jet model is designed to limit the number of memberships in communities to not only better assure flight availability to paying Members, but also to increase the memberships’ desirability and value as a result of future limited availability.

In addition to the monthly membership fee, Members pay a non-refundable flight fee at the time of booking on a per seat basis. Additional fees are payable at time of departure for oversize luggage and pets.

Set Jet Members are limited to chartering flights between established city pairs with charter aircraft based in the Scottsdale, Arizona and Las Vegas, Nevada hubs. Currently, Set Jet facilitates member charter service between the following city pairs multiple times each week:

•        Scottsdale, AZ and San Diego, CA

•        Scottsdale, AZ and Los Angeles, CA

•        Scottsdale, AZ and Orange County, CA

•        Scottsdale, AZ and Cabo San Lucas, Mexico

•        Scottsdale, AZ and Las Vegas, NV

•        Scottsdale, AZ and Salt Lake City, UT

•        Scottsdale, AZ and Aspen, CO

•        Las Vegas, NV and San Diego, CA

•        Las Vegas, NV and Los Angeles, CA

•        Las Vegas, NV and Orange County, CA

•        Las Vegas, NV and Cabo San Lucas, Mexico (both direct and via Los Angeles)

•        Las Vegas, NV and Salt Lake City, UT

The Company offers Members a selection of airports in the Los Angeles market. In April 2023, Set Jet expanded charter segment availability to Cabo San Lucas, San Diego, Los Angeles, and Orange County, and eliminated the San Francisco area primarily due to post-Covid reduced air travel. As of April 2023, Set Jet facilitated Member flights six days a week, with approximately 60 charter segments per week.

Set Jet Members have a diverse mix of ages and income levels. As of June 30, 2023 Set Jet had over 3,000 active members, about 50% of whom are from the original Scottsdale, Arizona base hub. Over 32,000 member passenger seats have been filled on over 6,300 member chartered flight segments during the period from January 2020 through June 2023.

Proprietary Technology Platform

As neither an airline nor a charter operator, but as a booking platform, Set Jet facilitates the scheduling and booking of private charters by its Members through its proprietary technology platform and does not publish a flight schedule. The Set Jet platform was designed to simplify the security and enrollment process and empower Members to easily charter or join charter flights on a seat basis through self-aggregation seamlessly.

Using Set Jet’s website, setjet.com, individuals can enroll to become Members and, if and once they have passed the security clearance (usually within 24 hours) and are accepted, they can then access the charter booking portion of the platform. Within guided daily and time period slots a Member, referred to as “Member One”, can originate and book a future flight by selecting the departure time and airport pairs if there are destination city regional airport options. All other Members who select the same date and general time of day and city pair may simply buy a seat on the existing flight originated by Member One, but are precluded from originating another charter in the same general time slot and city pair. Other Members may aggregate and join an existing Member charter flight up to 60 minutes before departure time, subject to availability.

Members can view their upcoming and historical flight information by logging on to the Set Jet platform at any time.

The Member-facing portion of the platform drives the powerful backend of the platform where Set Jet processes security screens, memberships, charter reservations and billings. Information is communicated to the charter operator to ensure that aircraft and crew are scheduled for the Member’s charter. Ground crew and flight hostesses can access confidential Member information to personalize the Member’s experience.

The platform was developed to be scalable to add flight segments, city pairs and additional levels of membership. The latest platform version was released at the end of June 2023.

Member Luxury Experience

Set Jet’s cost-effective membership, luxurious terminals and comfortable aircraft together deliver an unparalleled value proposition. After enrollment, Members interact with Set Jet’s convenient booking platform to schedule a luxurious seat on a private charter flight. All information is managed paperless.

On a flight’s scheduled departure date, Members arrive at a Set Jet terminal or partner location away from main airport terminals. Where possible, Set Jet offers free parking.

The luxurious flight includes a variety of seating options and in-flight service from professional cabin hostesses. In-flight service includes drinks, cocktails and snacks. Upon landing, Members are directed to their waiting vehicles or assisted with transportation needs. Set Jet also allows members to travel with their pets, subject to certain rules. There is an additional fee for pets larger than 20 pounds.

Charter Fleet Aircraft Available to Members

While Set Jet does not own or operate aircraft, Set Jet enters into multi-year charter agreements with an independent third-party FAA regulated charter operator to ensure that specific aircraft are available for Members to charter seats on flights through the Set Jet platform. The charter operator leases specific aircraft from owners that meet Set Jet’s general specifications.

While Set Jet may arrange for Members to charter other jet aircraft from time to time, the base charter fleet consists of Bombardier Challenger 850s, the largest wide-body aircraft that comfortably seats 13 to 16 passengers in an ultra-luxury private configuration. A total of five Bombardier Challenger 850s are under multi-year charter agreements with Set Jet and are certified for member charter operation by the FAA.

Aircraft Type	Bombardier Challenger 850	Bombardier Challenger 850	Bombardier Challenger 850	Bombardier Challenger 850	Bombardier Challenger 850
Aircraft Tail #	N408SJ	N702SJ	N510SJ	N602SJ	N949SJ
Charter Term Start Date	January 2022	December 2020	December 2021	August 2021	August 2021
Initial Term (months)(1)	64	60	60	60	60
FAA Cleared for Member Charters(2)	June 2022	June 2021	December 2021	July 2021	May 2022
Status(3)	In Operation	In Operation	Paint and Interior refurbish since March 2022	In Operation	In Operation

____________

(1)      Charter agreements generally contain a five-year renewal at the option of Set Jet and certain cancellation terms.

(2)      Certified for member charters by FAA.

(3)      N510SJ is cleared for member flight but is currently undergoing new exterior painting and interior remodeling and expected to be available in November 2023. Other aircraft considered “in operation” are available for member charter scheduling subject to periodic down time for maintenance and limited owner usage.

The Company is also party to a charter agreement on a sixth aircraft, a Bombardier Global Express, that, although cleared for member flight, is not offered for member charter. This aircraft is not consistent with the current operating model and in July 2022 Set Jet entered into an amendment to the related aircraft service agreement. Set Jet has not been released from the base monthly aircraft charter cost, but was relieved of and is no longer responsible for other operating costs. Further, base monthly aircraft charter costs due from Set Jet will be offset by charter revenue generated from the third-party charter operator which controls the aircraft. Set Jet expects that by the third quarter of 2023 the monthly aircraft charter cost will be offset by net outside charter revenue from a third-party charter operator in full for the remainder of the agreement term or until the aircraft is sold by the owner.

Impact of the COVID-19 Pandemic on Business

COVID-19, which was declared a global health pandemic by the World Health Organization in March 2020, drove the implementation of significant, government-imposed measures to prevent or reduce its spread, including travel restrictions, “shelter in place” orders and business closures. Consequently, Set Jet experienced uncertainty regarding demand for its Member and charter services due to travel restrictions that significantly reduced the number of commercial airline passengers. As a result of this uncertainty, limited aircraft availability and increased costs during the pandemic, in July 2021, Set Jet significantly reduced its San Francisco area service but continued to grow quarterly flight legs.

Set Jet believes that its charter flights on jet aircraft, operating from private terminals with no more than 16 passengers, appealed to Members both during the COVID-19 pandemic and as COVID-19 related restrictions reduced. While management could not predict demand due to pandemic uncertainties, Set Jet saw an increase in demand throughout 2020, 2021 and 2022.

Set Jet implemented COVID-19 measures to focus on the personal safety of its flying Members. These measures included the following: (i) enhanced aircraft cleaning procedures, including electrostatic decontamination of aircraft between flights; (ii) checking temperature and blood oxygen saturation levels upon check in for all passengers; and (iii) requiring proof of a negative COVID-19 test result prior to departure for all shared jet flights.

COVID had a significant adverse impact on Set Jet’s costs of operations, including but not limited to:

•        Certification of charter aircraft for operation was significantly delayed by the FAA. Approvals that generally took several weeks extended to 9-12 months during the pandemic, and are still taking longer to process than experienced pre-COVID.

•        The Company was obligated to pay significant charter fees for up to 24 months for four different aircraft that had not received final FAA certification by the charter operator and were unable to be used by Set Jet in revenue operations. These costs are categorized as pre-operating costs in Set Jet’s statement of operations.

•        To meet commitments to Members, Set Jet chartered, at much higher short-term charter rates, replacement aircraft (short-term charters are also referred to as “supplemental lift”). These costs can be up to four times the cost of long-term charters negotiated by Set Jet for its members.

•        Costs for maintenance and repair increased, as a result of COVID-19 related supply chain interruptions and delays and in some cases critical parts were unavailable, resulting in aircraft deployment delays.

In March and May 2022, Set Jet raised its targeted hourly flight rates primarily in response to increased operating costs including increased fuel prices. By July 2022, Set Jet had reduced the number of certain flight segment offerings to help eliminate short-term charter needs and costs. In September 2022 Set Jet finalized charter access to three long-term charter aircraft and was able to terminate short-term charters. With a total of five long-term charter Challenger 850 aircraft now certified by the FAA for member charters, Set Jet does not anticipate the need for any significant future short-term charters. The Company believes these five long-term charter aircraft provide sufficient capacity to increase flight segments in existing community markets.

In May 2020, Set Jet received a loan in the principal amount of $142,865 through the Paycheck Protection Program (the “PPP Loan”) established by the Coronavirus Aid, Relief, and Economic Security Act and amended by the Paycheck Protection Program Flexibility Act of 2020. Set Jet used the proceeds of the PPP Loan to help sustain employee and rent costs due to the impact of the COVID-19 pandemic. The Company does not expect the PPP Loan to be eligible for forgiveness and expects to repay the PPP Loan in accordance with its terms.

While any continued or future impact of the COVID-19 pandemic is highly uncertain and subject to change, Set Jet is encouraged by the recent developments and travel industry resurgence. However, adverse developments related to the pandemic, such as the emergence of new viral strains, or a lack of demand for air travel from the public especially business travelers, could postpone or impact Set Jet’s ability to provide member services.

Industry and Market Opportunity

As a luxury travel facilitation business, Set Jet shares characteristics with luxury brands and online travel and travel membership businesses. Members select Set Jet for their jet travel to a destination positioning Set Jet at the intersection of the aviation market, which includes commercial flights (economy, business and first class) and private aircraft flights (jet card programs, fractional ownership, on-demand charters). Set Jet believes it can target Members from consumers employing any of these travel services, a market of approximately one billion seats flown annually, including the following segments:

•        Private Aircraft — 4.6 million domestic flights completed in 2022 as reported by the FAA Business Jet Report. Assuming an average of four passengers per private flight, this is an estimated 18.4 million seats flown.

•        Commercial Business and First Class — 917 million passengers on 9.8 million domestic flights in 2022 according to the FAA. According to Official Airline Guide (OAG) data available domestic seats were 934 million in 2022 with the first six months of 2023, showing an 8.8% increase over first six months of 2022.

•        Commercial Economy — the Company estimates 64 million domestic first and business class passengers in 2022 based on 2019 OAG data that approximately 7% of commercial capacity is first or business class seats.

•        Los Cabos, Mexico — over 2 million air travel arrivals from the United States, reported by the Aeroportuario del Pacifico and Secretaria de Turismo, which, including the return segment, would represent 4 million seats.

Set Jet believes there is a significant market opportunity for economical private aircraft travel. Traditionally there has been demand from affluent and business travelers desiring the convenience of regional airports and on demand scheduling along with the security and time savings of private flights. Recent industry factors including crowded airports, delays and flight cancellations have increased the demand for private air travel. There is a landscape industry shift in air travel from commercial to private accelerated by the COVID-19 pandemic. Set Jet believes its program is the only affordable private alternative available to a broad flight consumer audience.

Set Jet offers its Members an attractive value proposition of convenient private and hassle-free luxury travel and believes it has significant opportunity for growth.

Growth Strategy

The Set Jet business strategy was designed to be scalable both domestically and internationally.

Increase Membership Utilization in Existing and New Markets and Grow Membership Community

To date, active Members book with Set Jet, on average, approximately four flight segments per year. Limited outreach to Members has been deployed to date to encourage more utilization, but Set Jet has identified strategies to encourage increased utilization. Increases in flights per Member increases flight revenue and favorably impacts operating results. In June 2023, Set Jet began to implement new CRM (customer relationship management) cloud software to facilitate communications and to build relationships with its member base.

The Company targets new Members in existing and new markets through Member marketing, traditional media and social media. Set Jet targets its marketing to a broad swath of consumers with lifestyle attributes similar to those of current Members who the Company believes are indicative of potential or current private flyers. Member marketing includes Member referrals, with a variety of financial incentives offered to existing Members for referrals. Targeted traditional media includes print, radio and television advertising. Set Jet is active in social media including key word ads on popular web sites and compensated influencer campaigns.

The Company believes that 2,500 to 3,500 Members in a given city is optimal, but such number may vary depending on various factors including whether a hub has multiple destinations or whether a hub caters to a target community. The Company believes it has successfully demonstrated its ability to market and enroll Members in new locations through its marketing strategies described above.

Add Flights and Increase Member Utilization in Current Cities Served

A key component of Set Jet’s growth strategy is to add flight segments in existing markets both by adding days of flight and by adding flight pairs as well as increasing member utilization on existing segments. Typically, Set Jet’s strategy is to operate from hub cities where charter aircraft are based (currently Scottsdale, Arizona and Las Vegas, Nevada) and add round trip segments to improve aircraft utilization and economics.

According to DOT’s Domestic Airline Consumer Airfare Report, for the fourth calendar quarter of 2022, the number of daily commercial passengers flown both directions between certain city pairs currently offered from Set Jet’s two hubs for Set Jet members were as follows:

City Pair	Daily Passengers
Phoenix/San Diego	1,471
Phoenix/Salt Lake City	1,707
Phoenix/Los Angeles area	5,902
Phoenix/Las Vegas	1,819
Las Vegas/Los Angeles area	6,746
Las Vegas/San Diego	1,710
Las Vegas/Salt Lake City	1,236

These commercial daily passengers, in addition to existing private aircraft passengers, are all target users of the Set Jet service as Set Jet offers convenient luxury travel at a price that can be competitive to first class, business class or late commercial seat bookings. The Company believes there is a significant growth opportunity to increase revenues from existing markets served by adding flights and marketing to add Members and increase utilization of flights by Members.

Increase Aircraft Deployment

Historically, due to regulatory delays and financial limitations due to the COVID-19 pandemic, Set Jet has had limited availability to access long-term charters of certified aircraft. Typical aircraft servicing Set Jet’s Members are owned by individual investors that lease to a charter operator who then enters into a charter service agreement with Set Jet. During most of 2021 and most of 2022, Set Jet only had access to two aircraft and supplemented availability with short-term charters. Starting in September 2022 Set Jet obtained access to an aggregate of three Challenger 850s on long-term service agreements and expects to have all five deployed in operations by late-2023. Increased aircraft availability increases opportunities to add routes and expand operations.

The Company believes that it can obtain additional charter aircraft in the future to deploy for its Members to add routes and cities.

Start Routes to New Hubs and Destinations

The Company’s growth plan is to add new hubs and destinations to meet Member requests and increase revenues. The Company carefully screens new markets using market data including current numbers of flights between city pairs.

Exploit Partner Marketing Relationships and Grow the Brand

While Set Jet believes its membership community is diverse in economic strata, Set Jet’s membership community is generally considered more affluent. Set Jet is very protective of information on its Members and does not sell its Membership lists, but may from time to time offer partner and marketing relationships, primarily targeted to enhance the membership value, with a goal that such relationships may also generate revenue opportunities in the future. These partner and marketing relationships include dining, hospitality and other services targeting affluent members.

Operations

Member Service

Set Jet Member service employees liaise with the charter operator on flight logistics, handle Member communications on membership matters and coordinate with Members on flight scheduling and updates. They also help coordinate custom and other travel details for Members.

Flight Operations

Every chartered flight is under the command of two pilots who each meet all FAA training and flight-hour requirements. Charter pilots are not employees of Set Jet.

Set Jet primarily relies on one established FAA Part 135 operator who provides flight services through its Part 135 certificates, but has used over a dozen charter operators to serve its Members. The current charter operator is the Part 135 operator for Set Jet branded chartered aircraft, manages a fleet of jets in the U.S. and provides aircraft management services, private aircraft charter services, and maintenance support to its customers nationwide. This charter operator has been in business for over 60 years and has obtained the coveted ARGUS Platinum safety rating demonstrating the highest safety practices in operations and maintenance.

Set Jet management and personnel work closely with its charter operators on scheduling and other logistics to ensure reliable charter service to Members. They also liaise with charter operators to coordinate the management of aircraft under long-term charter agreements.

Ground and Terminal Operations

Set Jet operates an exclusive passenger terminal in its Scottsdale, Arizona hub and intends to add additional exclusive passenger terminals at other locations where it currently utilizes space provided by fixed-base operators (“FBOs”). Set Jet is scheduled to open an exclusive Las Vegas, Nevada terminal at an on-airport leased location in late-2023. Set Jet terminals provide an enjoyable and seamless pre-boarding experience by streamlining the departure and arrival process.

Set Jet ground service employees liaise with the charter operator on individual flight logistics and support Members in the departure and arrival process, including providing transportation or guidance to terminals, baggage handling and assisting Members with other departure and arrival needs.

Maintenance and Repairs

Aircraft owners or the charter operators are responsible for maintaining, servicing and repairing aircraft utilized by Set Jet members to ensure the safety of Member passengers and to ensure the FAA airworthiness certificate of each aircraft is in good standing at all times. Set Jet, as agent for its Members, is generally responsible for reimbursement of such costs related to charter usage of the aircraft. Aircraft maintenance and repairs consists of routine and non-routine maintenance divided into three general categories consisting of line-maintenance, scheduled airframe maintenance and component service.

Line maintenance consists of daily and weekly scheduled maintenance inspections, including pre-flight, daily, weekly and overnight checks, diagnostics, routine repairs and any unscheduled items on an as needed basis.

Scheduled airframe maintenance inspections typically take one to four weeks and are performed every six to 12 months, with frequency dictated by utilization hours and cycles. Scheduled engine overhauls are performed every one to three years, with frequency also dictated by utilization hours and cycles.

Set Jet’s charter operator maintains two maintenance service employees at the Scottsdale hub for logistics and routine maintenance and repairs. Other maintenance and repairs are coordinated by the charter operator at its locations or third-party facilities.

Set Jet’s charter operators enter into agreements with certain vendors to provide parts and technician labor related to maintenance of aircraft at agreed upon pricing and rates. In addition to these arrangements, charter operators may have flight hour agreements in place with certain airframe and engine manufacturers whereby the third-party provides maintenance services for various aircraft on applicable certificates. These maintenance services primarily relate to scheduled airframe maintenance inspections, engine inspections and/or engine overhauls in exchange for an hourly rate per flight hour. Set Jet works with charter operators to coordinate the highest quality but economical maintenance and repairs to maximize the availability of aircraft for Members.

Fuel, Landing, Airport and Other Fees

Company operations are impacted by changes in the price and availability of aircraft fuel. The Company may pay fuel providers directly for Member chartered aircraft or it may reimburse the charter operator for fuel purchases made by such operator. The Company has limited pricing agreements with various fuel providers pursuant to which Set Jet receives agreed upon pricing for fuel and handling and facility fees at certain locations.

Set Jet charter and service agreements provide that Set Jet, as agent for its Members, pays directly or reimburses the charter operator for all taxes and fees including FBO fees, landing fees, ramp fees, hangar fees, lavatory fees, crew costs and other miscellaneous costs related to providing flights to Members.

Insurance

The charter operator and owner of aircraft are primarily responsible for insuring the aircraft and passengers. Set Jet maintains workmen’s compensation, general liability, premises and personal property insurance.

Safety

While the safety of flight operations is the responsibility of the charter operators, Set Jet has an uncompromising commitment to safety of its Members. Set Jet and charter operators with which Set Jet partners set higher safety standards than the minimum baseline required by FAA regulations in areas of pilot experience, certification, training, safety programs and many others.

The safety of flying Members and the establishment of a safe working environment for Set Jet employees are Set Jet’s highest priorities. Set Jet has implemented a tarmac training safety program for our personnel who work at airports in close proximity to aircraft, and our employees are required to follow all airport safety protocols.

Competition

Air travel is a highly competitive market and the market for private air travel is extraordinarily competitive. Set Jet is uniquely positioned to provide Members economic private charter flights through its online platform. Others have historically attempted various business models in a struggle to offer more economically priced private by-the-seat flights than expensive charter operators or fractional/jet card programs with little success primarily due to the significant regulatory and logistic hurdles.

While typical private jet programs are targeting only individuals with a high net worth of above $10 million and business travelers, Set Jet targets a substantially larger market, including all commercial airline travelers. Set Jet does not believe it competes directly with other private charters in its target markets, as its membership includes users of other private services.

Set Jet does compete for travel dollars to cities wherein the public may choose other commercial or private air travel services. These choices include:

•        Commercial airline travel, including national and regional carriers.

•        Traditional aircraft charter services, including jet card providers and charter brokers. Established private jet brokerage and fractional companies include but are not limited to, NetJets, FlexJet, VistaGlobal (including JetSmarter powered by XO), SentientJet, WheelsUp, JetSuite, Flight Options, Nicholas Air, Jet Alliance, Executive Air Share, Plane Sense, One Sky Jets, StarJets, Jet Aviation, JetIt, Volato, SurfAir, Blade and Luxury Aircraft Solutions. Many operate on a form of membership and some offer some form of “buy-the-seat” services but most are significantly more expensive. Set Jet has Members that are also jet card holders or customers of competitors that find Set Jet more luxurious and economical in markets served to Set Jet Members.

•        Privately-owned aircraft, including single-owner and various forms of fractional ownership including various membership offerings. Set Jet has Members that are also private aircraft owners or fractional owners for whom Set Jet services for offered city pairs. We believe these members find Set Jet a more luxurious and economical alternative when it meets the travel schedule and need.

These providers, along with a wide range of fragmented booking services, are advertising and competing for booking flight customers in Set Jet markets.

The breadth of providers outlined above and the many product options available for air travel makes the industry highly competitive. Set Jet competes by offering a private luxurious travel experience to members at an affordable price. Set Jet believes it also differentiates itself based on convenience, through features such as Set Jet’s proprietary technology platform which provides for streamlined booking of member charter seats, and by enabling passengers to avoid the hassles of repetitive security screenings required through commercial airline travel. Due to Set Jet’s current limited regional focus, Set Jet is presently far less known than the many providers with which it competes. Set Jet’s competitive strategy is to gradually increase the markets it serves while maintaining its high standards for luxury travel at an affordable price point. As discussed above, Set Jet plans to increase its marketing and advertising budget in the coming years to build awareness among traveling consumers as it expands into new markets.

Seasonality

The overall airline industry has significant seasonal fluctuation in demand. Set Jet’s member business and regional focus in the southwestern United States currently mitigates seasonality. The Company has a short operating history, and has not experienced significant seasonality during its growth but may experience impacts of seasonality in the future. The Company has ability to adjust the availability of charter segments available for member booking to adjust for seasonality if seasonality trends develop.

Government Regulation

Set Jet is subject to government regulation at local, state, federal and international levels. The scope of these regulations is exceedingly broad, covering a wide range of subjects including, but not limited to, those below.

Transportation and Aviation

As an arranger of air travel and Member charters, Set Jet is subject to DOT regulations governing advertising and sale of by-the-seat air transportation as well as the advertising and sale of aircraft charter. Set Jet is also subject to DOT regulations relating to consumer protection matters such as unfair or deceptive practices, flier complaints and ticket refunding policies and practices.

Charter operators providing services to Set Jet Members are subject to DOT regulations and the laws and regulations relating to the operation and maintenance of aircraft promulgated by the FAA. Because Set Jet does not operate aircraft, its business operations are not directly regulated by the FAA. However, charter operators offering and operating flights for Set Jet Members are subject to FAA regulations and these regulations can impact flight operations of Members and costs of operations borne by Set Jet for Member charters.

The FAA is the principal regulator of safety matters in the aviation industry. The FAA’s regulations touch on many aspects of civil aviation, such as:

•        the design and manufacturing of aircraft, engines, propellers, avionics and other key components (collectively the “aircraft,” as used below), including engine noise and other environmental standards;

•        the inspection, maintenance, repair and registration of aircraft;

•        the training, licensing or authorizing, and performance of duties by pilots, flight attendants and maintenance technicians;

•        the testing of safety-sensitive personnel for prohibited drug use or alcohol consumption;

•        the design, construction, and maintenance of runways and other airport facilities;

•        the operation of air traffic control systems, including the management of complex air traffic at busy airport facilities;

•        the certification and oversight of air carriers;

•        the establishment and use of Safety Management Systems by air carriers;

•        the promotion of voluntary systems to encourage the disclosure of data that may aid in enhancing safety; and

•        the oversight and operational control of air carriers by key personnel, including directors of operations, directors of maintenance, chief pilots, chief inspectors and directors of safety.

There are numerous FAA regulations that may impact operations by Set Jet’s charter operators and therefore the business provided to Members. They include but are not limited to the following Parts found in Title14 of the Code of Federal Regulations.

•        “Part 91” contains the general operating rules for flight safety. These rules govern all flight operations, including private and commercial operations, except to the extent that the commercial operations are subject to additional rules found in other parts of the FAA regulations.

•        “Part 135” contains additional rules that apply to commercial “on-demand” operations. “On-demand” operations include flights for which the departure location, departure time, and arrival location are specifically negotiated with the customer or the customer’s representative as well as passenger-carrying operations conducted as a public charter under Part 380.

•        “Part 145” contains the rules that govern the performance of aircraft maintenance at certificated repair stations. These include requirements related to the quality of the facility, the qualifications of personnel and what type of repair or inspection work is authorized for performance there.

As the operator of our nation’s air traffic control system, the FAA has an especially important role to play in the management of air traffic, including congestion at the busiest airports and in the busiest air corridors. Also, in the case of a security threat, unusual environmental risk, or other emergency, the FAA has authority to shut down segments of airspace or even the entire U.S. airspace to civilian use, as occurred on September 11, 2001.

As an agency of the Department of Homeland Security (“DHS”), the Transportation Security Administration (“TSA”) is the principal regulator of security matters in the aviation industry. Among other things, the TSA regulates the standard security programs in use by U.S. airports and aircraft operators. These programs include elements relating to the training of flight crews, checking the identity and screening of passengers, application of security watch lists and cooperation in threat assessments and responses.

Customs and Border Protection (“CBP”), also an agency of DHS, is the principal regulator of customs and immigration matters affecting the aviation industry and enforcer of certain public health matters affecting the aviation industry. Whenever air carrier operations include an international flight segment, Set Jet must provide CBP with an advance disclosure of passenger information, facilitate CBP’s inspection of baggage, and help ensure the proper disposal of any foreign-originating refuse on the aircraft. CBP also oversees entry and clearance into the U.S., including with respect to exports and imports, and issues landing rights approvals for aircraft arriving in the U.S. from abroad.

The vast majority of airports where Set Jet Members fly to are owned and operated by state and local government entities. These airport authorities claim the right to impose certain safety, security and other regulations so long as they do not conflict with federal law. Airport authorities also have extensive property rights that empower them to impose conditions on leasing and using airport facilities. The terms on which an airport authority might lease or allow use of its property (or other property and services at an airport) can, at times, be on terms less favorable than would be customary for real estate or other transactions outside of an airport environment.

These regulatory authorities have the ability to stop a part or all of Set Jet’s member charter business and flight operations such as by suspending or revoking certifications or other authorizations. They also have the ability to impose monetary fines and other civil penalties and to make referrals for criminal prosecution. These actions may occur with little or no notice, depending on the circumstances as perceived by the regulators in their discretion.

Environmental

The Environmental Protection Agency (“EPA”) is the principal federal environmental regulator. In January 2021, the EPA promulgated new rules relating to the greenhouse gas emissions from carbon fuels used in aircraft engines. This will bring about a change in future aircraft engine designs and approvals and eventually require replacement of engines in future years. This area of regulation is not yet settled. It still is subject to change based on domestic and international laws and standards intended to address global environmental issues, making it impossible to say how such developments might impact Set Jet’s business in the future.

Set Jet’s charter operator partners are subject to various federal, state and local laws relating to the protection of the environment, including the discharge or disposal of materials and chemicals and the regulation of aircraft noise, which laws are administered by numerous state and federal agencies.

Future costs of compliance with environmental laws and regulations are currently unknown but could be material and may therefore adversely affect Set Jet’s business and results of operations. In addition, the costs of compliance by Set Jet’s third-party aircraft operators could be impacted by future changes to environmental regulations, which costs Set Jet expects its third-party aircraft operators would pass on to Set Jet in whole or in part.

Foreign Regulatory Authorities

Most foreign countries have their own regulatory authorities that parallel those found in the U.S. The complexity of interaction with the foreign regulators can be magnified by differences in language, culture, legal and social norms, tax and budgetary practices and perspective on economic development and competition.

Privacy and Data Protection

There are many requirements regarding the collection, use, transfer, security, storage, destruction, and other processing of personally identifiable information and other data relating to individuals. Because the Set Jet technology platform is an integral aspect of its business, compliance with laws governing the use, collection, and processing of personal data is necessary for Set Jet to achieve its objective of continuously enhancing the user experience of its online and mobile application.

The Company receives, collects, stores, processes, transmits, shares and uses personal information, and other Member data, including health information, and may rely in part on third parties that are not directly under Set Jet’s control to manage certain of these operations and to receive, collect, store, process, transmit, share, and use such personal information, including payment information. A variety of federal, state, local, municipal, and foreign laws and regulations, as well as industry standards (such as the payment card industry standards) govern the collection, storage, processing, sharing, use, retention and security of this information.

The Company believes that the personal information it collects from California residents that use its platform, the air transportation services facilitated in California and direct marketing to California residents for those services, as well as plans to offer future services in California, have made and in the future will make Set Jet subject to compliance with California’s privacy laws. The California Consumer Privacy Act (“CCPA”) establishes a privacy framework for covered businesses regarding data privacy rights for California residents. Covered businesses must provide certain disclosures to California residents, respond to certain requests by California residents for disclosures regarding their personal information, as well as offer California residents the right to opt out of sales of personal information. The CCPA contains a severe statutory damages framework of up to $2,500 per violation, or up to $7,500 per each intentional violation, and provides for private rights of action for certain breaches of personal information resulting from a covered business’s failure to implement reasonable security procedures and practices. Moreover, the California Privacy Rights Act, which takes effect on January 1, 2023, will expand California residents’ rights under the CCPA.

Although Set Jet does not currently offer or advertise services in the European Union (the “EU”), and all services are charged in U.S. dollars, Set Jet may offer services in the EU in the future. The EU’s General Data Protection Regulation (the “GDPR”) imposes obligations on data controllers and data processors that have an establishment in the EU or are offering goods or services to, or monitoring the behavior of, individuals within the EU. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that collect and further process personal data, including requirements relating to processing health and other sensitive data. The GDPR also imposes strict rules on the transfer of personal data to countries outside the European Union, including the United States and the United Kingdom post-Brexit, and stipulates a regime of accountability for processors and controllers. Organizations may be required to appoint a data protection officer who reports to the highest level of management within the business. The GDPR permits data protection authorities to impose large penalties for violations of the GDPR, including potential fines of up to €20 million or 4% of annual global revenues of the undertaking, whichever is greater. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for material and immaterial damages resulting from violations of the GDPR.

The CCPA, GDPR, and other similar regulations require companies to give specific types of notice and, in some cases, permit users to opt out of or obtain informed consent for the placement of a cookie or similar technologies on a user’s device for online tracking for behavioral advertising and other purposes and for direct electronic marketing, and the GDPR also imposes additional conditions in order to satisfy such consent, such as a prohibition on pre-checked tick boxes and bundled consents, thereby requiring users to affirmatively consent for a given purpose through separate tick boxes or other affirmative action.

Intellectual Property

The Company’s intellectual property is an important component of its business. To establish and protect proprietary rights, Set Jet relies on a combination of trade secrets, trademarks, copyrights, domain names, social media handles, know-how, charter service agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other intellectual property and contractual rights.

Human Capital

As of June 30, 2023, Set Jet had 33 employees, of which 24 were full-time and nine were part-time. Nine cabin hostesses are considered as part-time employees. In addition to four executive officers, Set Jet had seven employees in Member services, six in ground operations, four in sales and marketing, one in technology and two in administration.

None of Set Jet’s employees are represented by a labor union. Set Jet believes it has good relationships with employees and have not experienced any interruptions of operations due to labor disagreements.

Property

The Company leases 16,673 square feet of terminal and office space in Scottsdale, Arizona of which 6,074 square feet is currently subleased. We have shared usage of a professional filming studio within the sublease tenants portion of the facility.

The Company leases 2,460 square feet of space in Las Vegas, Nevada which is final permitting phase for planned renovations to serve as our Las Vegas hub terminal. This arrangement also includes 6,111 square feet of ramp storage.

The Company owns 0.92 acres of unimproved land near our Scottsdale terminal with direct Scottsdale airport tarmac access that is planned as a location for a future fuel terminal, hangar space and member departure point.

The Company rents hangar storage for four aircraft at the Scottsdale airport for protected indoor parking of chartered aircraft.

Corporate Information

The Company was formed as Set Jet, LLC, a Nevada limited liability company in September 2014, and on May 17, 2022 converted into Set Jet, Inc., a Nevada corporation. The Company’s principal executive offices are located at 15011 N 75th Street, Scottsdale, Arizona 85260 and its telephone number is 480-264-6500.

EXECUTIVE COMPENSATION

As an emerging growth company, we have opted to provide the scaled executive compensation disclosure pursuant to the rules applicable to “emerging growth companies,” as such term is defined by Rule 405 of the Securities Act. The following sets forth information about the compensation paid to or accrued by Set Jet’s principal executive officer and its two other reportable most highly compensated persons who were serving as executive officers of Set Jet at the end of Set Jet’s last completed fiscal year. These executives are referred to as Set Jet’s “Named Executive Officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Total
Thomas P. Smith(3)	2022	$19,000	$—	$—	$720,000	$739,000
Chief Executive Officer	2021	$—	$—	$—	$—	$—
William R. Smith III	2022	$123,500	$—	$—	$600,000	$723,500
Chief Operating Officer	2021	$123,500	$—	$—	$—	$123,500
James A. Barnes(4)	2022	$38,500	$—	$500,000	$600,000	$1,138,500
Chief Financial Officer

____________

(1)      The amounts reported in this column reflect the aggregate grant date fair value of RSUs granted to the named executive officer during the fiscal year ended December 31, 2022, as computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification 718 (“ASC 718”). Assumptions used in the calculation of these amounts are included in the notes to our financial statements. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These RSUs vest ratably 25% every six months, subject to continued service. Their settlement is subject to a liquidity event requirement (change of control or expiration of lock-up related to a public event).

(2)      The amounts reported in this column reflect the aggregate grant date fair value of each stock option granted to the named executive officers during each fiscal year, as computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our financial statements. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The options granted to each executive officer have a ten-year term and vest ratably monthly over 36 months with vesting release also conditioned on a liquidity event requirement. Our named executive officers will only realize compensation to the extent the trading price of Set Jet Common Stock is greater than the exercise price of such stock options.

(3)      Mr. Thomas Smith served as Chief Executive Officer, our principal executive officer, during 2021 and 2022. His role was part-time until January 2022 when he commenced devoting full-time to Set Jet. He served without any compensation for 2021. Beginning in November 2022, he commenced receiving a base salary at the rate of $123,500 per annum.

(4)      Mr. James A. Barnes was appointed as Chief Financial Officer in October 2022 and is deferring and accruing cash compensation at the rate of $123,500 per annum until the Closing when the deferred amount is payable. A total of $10,000 in consulting fees and $28,500 in compensation was deferred for the year ended December 31, 2022.

Outstanding Equity Awards as of December 31, 2022

The following table provides information regarding each unexercised stock option to purchase Set Jet Common Stock and unvested shares underlying Set Jet RSUs held by our named executive officers as of December 31, 2022.

Name	Option Awards						Stock Awards			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)
Thomas P. Smith	11/15/2022	—	300,000	(1)	$5.00	11/15/2032	—		—	—	—

William R. Smith III	11/15/2022	—	250,000	(1)	$5.00	11/15/2032	—		—	—	—

James A. Barnes	11/15/2022	—	250,000	(1)	$5.00	11/15/2032	100,000	(2)	$500,000	—	—

____________

(1)      These options vest ratably over 36 months, subject to continued service. They are also subject to a liquidity event requirement (change of control or expiration of lock-up related to a public event).

(2)      These RSUs vest ratably 25% every six months, subject to continued service. Their settlement is subject to a liquidity event requirement (change of control or expiration of lock-up related to a public event).

Executive Employment Arrangements

The Company has no formal employment arrangements with its named executive officers. Set Jet believes its compensation programs should promote the success of Set Jet and align executive incentives with the long-term interests of its stockholders. Set Jet’s current compensation programs reflect its startup origins and consist primarily of salary, bonus and equity awards. As Set Jet’s needs evolve, it intends to continue to evaluate its philosophy and compensation programs as circumstances require.

Thomas P. Smith commenced a full-time role as Chief Executive Officer in January 2022. In November 2022 his cash compensation commenced at the rate of $123,500 per annum.

William R. Smith III is currently compensated at the rate of $149,500 per annum.

Mr. James A. Barnes was appointed as Chief Financial Officer in October 2022 and is deferring and accruing cash compensation at the rate of $123,500 per annum until the Closing when the deferred amount is payable.

Set Jet 2022 Stock Incentive Plan

On August 26, 2022, the Set Jet Board adopted the 2022 Stock Incentive Plan (the “2022 Plan”), subsequently approved by stockholders, authorizing 5,000,000 shares of Set Jet Common Stock for issuance under the 2022 Plan. The 2022 Plan is designed to promote the interests and long-term success of Set Jet and its stockholders by providing an incentive to attract, retain and reward certain employees, non-employee directors of, and consultants to, Set Jet or an affiliate, and to motivate such persons to contribute to the continued growth and success of Set Jet. To further these objectives, this 2022 Plan provides for the award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Stock Grants.

Administration

The Set Jet Board or a compensation committee of the Set Jet Board administers the 2022 Plan. The 2022 Plan permits the Set Jet Board to grant one of five types of equity incentive awards: (i) stock options, (ii) stock grants, (iii) restricted stock awards, (iii) stock appreciation rights and (iv) RSUs.

The Set Jet Board, or a committee delegated by the Set Jet Board, will have the exclusive authority to administer the 2022 Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards, the acceleration or waiver of any vesting restriction and provisions calling for clawback or recapture of awards.

Eligibility

Persons eligible to participate in the 2022 Plan include non-employee members of the Set Jet Board, certain consultants to Set Jet, and all of the employees of Set Jet and its subsidiaries, as determined by the Set Jet Board.

Changes in Capital Structure

In the event of any change in the number of shares of Set Jet Common Stock outstanding by reason of any additional issuance, stock dividend or split, reverse split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares or similar corporate change or other “equity structuring” (within the meaning of Accounting Standards Certification 718), the Set Jet Board shall: (a) make a proportionate adjustment in the maximum aggregate number of shares of Stock made available for grant and any other similar numeric limitation expressed in the 2022 Plan; (b) make a proportionate adjustment the number and class of and/or exercise price or base value of shares of Stock or other rights subject to then outstanding Awards; (c) adjust the performance goals or other restrictions related to any outstanding Awards; or (d) adjust any other terms of an Award that are affected by the event as the Set Jet Board may consider appropriate and equitable to prevent dilution or enlargement of rights. Notwithstanding anything in the 2022 Plan to the contrary, in the event of any such transaction or occurrence, the Set Jet Board, in its sole discretion, may provide in substitution for any or all outstanding Awards such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced.

Change of Control

If a Change of Control (as defined in the 2022 Plan) occurs, the Set Jet Board shall have the authority and discretion, but shall not have the obligation, to provide, in the Award Agreement or thereafter, that all or part of outstanding Options, SARs, and other Awards shall become fully exercisable and all or part of the restrictions on outstanding Awards shall lapse. In addition, upon, or in anticipation of, a Change of Control, the Set Jet Board may: (i) cause all outstanding Awards to be cancelled and terminated as of a specified date and give each Participant the right to exercise such Awards during a period of time as the Set Jet Board, in its sole discretion, shall determine; or (ii) subject to the execution of the release or an Award cancellation agreement, cause all outstanding Awards to be cancelled and terminated as of a specified date in exchange for a payment or right to payment pursuant to the terms and conditions set forth in the Change of Control transaction documents. With respect to an Award which Set Jet concludes is subject to (and not exempt from) the requirements of Section 409A, any actions taken by the Set Jet Board shall be done in compliance with Section 409A of the Code. The Set Jet Board need not take the same action with respect to all Awards or with respect to all Participants.

Repurchase Right

Unless otherwise provided in the applicable Award Agreement, in the event of a participant’s termination of employment or termination of service for any reason, the Company shall have the right, but not the obligation, to repurchase all or any part of the shares of Stock issued in connection with, upon the exercise of, or otherwise underlying, any Award (including, without limitation, shares of Stock issued after termination of employment or termination of service). In the event Set Jet does not, upon the termination of employment or termination of service of the Participant, exercise its right, any restrictions set forth in the balance of the Award Agreement or the voting agreement, stockholders’ agreement, investors’ rights agreement, right of first refusal and co-sale agreement, or similar agreement of Set Jet shall remain in effect.

Amendment and Termination

The Set Jet Board may terminate, amend, or modify the 2022 Plan at any time; provided, however, that stockholder approval must be obtained for any amendment to the extent necessary or desirable to comply with any applicable law, regulation or stock exchange rule, to increase the number of shares available under the 2022 Plan, to extend the exercise period for an option beyond ten years from the date of grant or to allow a material increase in the benefits or change the eligibility requirements under the 2022 Plan.

In no event may an award be granted pursuant to the 2022 Plan on or after the tenth anniversary of the effectiveness of the 2022 Plan.

U.S. Federal Income Tax Consequences

Under the 2022 Plan, stock options may be granted which are intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, or which are not intended to qualify as Incentive Stock Options. In addition, direct grants of stock or restricted stock may be awarded. Accordingly, the 2022 Plan is, in part, a qualified plan for Federal income tax purposes. As such, Set Jet is entitled to (a) withhold and deduct from future wages of any participant, or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Incentive Stock Option, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Stock Option or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or (b) require the participant promptly to remit the amount of such withholding to Set Jet before taking any action, including issuing any shares of Set Jet Common Stock, with respect to an Incentive Stock Option.

Treatment of Stock Awards Upon Closing of the Proposed Business Combination

Upon the closing of the Business Combination, the Combined Company will create a new equity incentive plan. Stock awards, vested and unvested, outstanding in the 2022 Plan will convert into the new equity incentive plan based on the Closing Exchange Ratio.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2022, with respect to Set Jet compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,953,850	$5.00	3,046,150
Equity compensation plans not approved by security holders	—	—	—
Total	1,953,850	$5.00	3,046,150

Post-Business Combination Executive Compensation

Following the completion of the Business Combination, the Combined Company intends to develop an executive compensation program that is designed to align compensation with the Combined Company’s business objectives and the creation of stockholder value, while enabling Combined Company to attract, motivate and retain individuals who contribute to the long-term success of Combined Company. Decisions on the executive compensation program will be made by the compensation committee of the Combined Company Board. In addition, in connection with the consummation of the Business Combination, each Set Jet Option or RSU held by a Named Executive Officer will be treated as provided in the Merger Agreement.

The Company’s three executive officers are expected to be paid annual cash salary compensation of $325,000 for Thomas P. Smith, $260,000 for James A. Barnes and $260,000 for William R. Smith III. The executive officers have no employment agreement nor any formal bonus plan or severance arrangement, however, employment agreements are a requirement of the Business Combination. These employment agreements, as currently drafted, are expected to provide for two year terms with automatic renewal unless written notice provided within 60 days of expiration date. The agreements provide for base salaries and target annual cash bonuses of 50% of base salary based on performance objectives to be established by the compensation committee of the Combined Company Board. The agreements provide for termination benefits of 12 months of base salary for Thomas P. Smith and six months of base salary for James A. Barnes and William R. Smith III for termination without cause or for good reason.

Interests of Set Jet Executive Officers in the Business Combination

Aside from their interests as stockholders of Set Jet, certain directors and executive officers of Set Jet have interests in the Business Combination, including financial interests, that may be different from, or in addition to, the interests of Set Jet stockholders generally. The Set Jet Board were aware of these interests, among other matters, during their respective deliberations of the merits of the Business Combination, and carefully considered these interests, among other matters, in determining to recommend the approval of the Business Combination.

Interests of Set Jet’s directors and executive officers that may be different from, or in addition to, the interests of Set Jet’s stockholders are described in more detail below and include:

•        Set Jet’s executive officers may enter into arrangements with Set Jet prior to or following completion of the Business Combination, with respect to their continuing employment with Set Jet following the closing of the Business Combination.

•        Set Jet’s directors and executive officers are entitled to continued indemnification under the Merger Agreement;

•        Certain of Set Jet’s directors and executive officers are entering into retention bonus agreements with Revelstone pursuant to which such individuals will be granted restricted stock units that include up to 2,000,000 shares of Revelstone Common Stock, at the Reference Price under the Equity Incentive Plan, and will vest if, within five (5) years after the Closing Date (a) the VWAP of Revelstone’s Common Stock trades above $15.00 for 20 out of 30 consecutive days within five (5) years after the Closing Date or (b) a Change of Control;

•        William R. Smith III, a member of the Set Jet Board, is the manager of SJ Fund, LLC, an Arizona limited liability company (“SJ Fund”), which is a party with Set Jet to a 7% convertible promissory note dated September 21, 2022 (as amended, the “SJ Fund Note”). Pursuant to the SJ Fund Note, SJ Fund loaned the principal sum of $1,500,000 to Set Jet in exchange for the right to convert the outstanding balance of the SJ Fund Note into shares of Set Jet Common Stock at any time prior to the SJ Fund Note’s maturity date of April 24, 2024. If SJ Fund does not elect to convert the balance under the SJ Fund Note into shares of Set Jet Common Stock prior to the Closing Date, the outstanding balance under the SJ Fund Note will be included in the calculation of Set Jet’s Debt for Borrowed Money but such note could still be converted into Combined Company Common Stock after the Effective Time; and

•        Steve Reynolds, a member of the Set Jet Board, is the president of Aspen Property Acquisition and Management, Inc., who is a party with Set Jet to (i) a demand promissory note dated December 19, 2022, for the original principal amount of $500,000, (ii) a short term advance in the amount of $150,000 and (iii) a short term advance of $250,000. The outstanding balance under the demand promissory note and the short term advances will be included in the calculation of Set Jet’s Debt for Borrowed Money if not repaid prior. Further, Sierra Delta Romeo LLC, a company controlled by Steve Reynolds, is the owner of an aircraft that the Set Jet charters through a third party. During the six months ended June 30, 2023 and 2022, Set Jet incurred approximately $167,143 and $-0- respectively, in aircraft service agreement costs pertaining to use of this aircraft. Steve Reynolds also pledged this aircraft as additional collateral for a $2.5 million secured promissory note and a $4.0 million secured revolving line of credit that Set Jet has incurred with a lender.

Director Compensation

For fiscal year 2022 and 2021, Set Jet did not provide director compensation to its directors. However, all of the directors are reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the Set Jet’s Board. In connection with the Business Combination, we intend to approve and implement a non-employee director compensation policy.

On March 1, 2023 Set Jet granted 50,000 RSUs to Steve Reynolds, its non-employee Chairman of the Set Jet Board, for his services. These RSUs, with a stated value of $250,000 computed in accordance with ASC 718, vested 34% on grant, 33% vest six months from grant and 33% vest twelve months from grant.

Post-Closing Non-Employee Director Compensation Arrangements

In connection with the Business Combination, the Combined Company Board will adopt a new non-employee director compensation policy effective upon the closing of the Business Combination. The new policy is designed to attract and retain high quality non-employee directors by providing competitive compensation and aligning their interests with the interests of Combined Company Stockholders through equity awards.

SET JET, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to Set Jet, Inc., the “Company,” “we,” “us,” “our,” or “Set Jet” refers to Set Jet, Inc. prior to the consummation of the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows, and contractual obligations and arrangements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Information” and “Risk Factors”.

Overview

Set Jet is a membership-driven technology company facilitating luxurious private jet charters for its Members. Set Jet’s proprietary technology platform enables security pre-screened and approved Members to self-aggregate and share a private jet charter between certain frequently traveled to destinations in the western United States and in Mexico. The Company’s innovative membership business model offers bookings of an affordable fixed price private jet experience at a fraction of the cost of a typical private jet charter. The Company’s revenues include a combination of recurring monthly membership fees and Member charter flight revenue.

The Company’s asset-light business model means it neither owns nor operates any aircraft. Professional charter operator partners provide aircraft, pilots for such aircraft and related aircraft services for Member charters. The Company acts as a liaison between its Members and the independent charter operator to help seamlessly assure a positive Member experience. The Company also staffs cabin hostesses for each flight and its ground operations personnel who assist Member travelers with their charter journey.

Set Jet Business Model

Set Jet is a Member-only private charter flight booking community operating on a proprietary technology platform. Enrollment for membership currently requires a one-time security check fee of $99.95 and a monthly membership fee of $99.95. Members can book and pay for charter flights up to four months in advance and family or friends of Members can accompany the Member by paying the security check fee and utilizing a 30-day guest membership. In addition to the monthly membership fee, Members pay a non-refundable flight fee at the time of booking on a per seat basis. Additional fees are payable at time of departure for pets and oversize or excess luggage.

Unlike most charter service operators, Set Jet, as a booking agent, does not require any sizable deposit or long-term commitment, and Set Jet Members may terminate their membership at any time. However, the Set Jet model is designed to in the future limit the number of memberships in communities to better assure flight availability to paying Members.

Set Jet leverages an asset-light business model: it neither owns nor operates aircraft. Pilots, maintenance, and insurance are operating costs paid by our charter operators, which provide aircraft to Set Jet for its chartering members generally at fixed monthly charter rates, pursuant to long-term charter agreements, plus reimbursement of operating costs. This enables Set Jet’s operator partners to focus on training pilots, maintain aircraft and flying, while Set Jet assists Members to schedule flights based on demand and maintains the relationship with the Member flyer from booking through flight arrival.

The Set Jet asset-light business model was developed to be scalable and profitable. The Company has not yet achieved the revenue scale to produce positive operating margins and there can be no assurance it will do so in future periods.

Operating Environment

Prior to late 2019, Set Jet incurred expenses to support the development of the technology for its proprietary technology platform, developing infrastructure and testing its business model with the aim of providing a premium flying experience to Members at an unparalleled low cost. In December 2019, Set Jet commenced its current operations by launching flight service from Scottsdale, Arizona. Private charter flights appealed to Members during the COVID-19 pandemic. During each quarter of 2020 and 2021, during the COVID-19 pandemic, active Members, Member passengers, charter flight legs and revenues all grew quarter over prior quarter. Overall, in 2022 compared to 2021, while active Members grew, charter flight legs and passengers stayed relatively constant with Set Jet’s transition from the San Francisco, California operating hub to Las Vegas, Nevada in July 2022. Revenues and revenue per flight leg increased in 2022 compared to 2021, partly from price increases in March and May 2022 to offset significant increases in fuel costs that commenced in March 2022.

The COVID-19 pandemic had an adverse impact on Set Jet’s costs of operations in 2020, 2021 and 2022 including but not limited to:

•        Certification of charter aircraft for operation was significantly delayed by the FAA. Approvals that pre-pandemic generally took about a month, extended to 9-12 months or more during the pandemic and are still expected to take longer to process than experienced pre-pandemic.

•        The Company was obligated to pay significant charter fees for up to 24 months for four different aircraft that had not received final FAA certification by the charter operator and were unable to be used by Set Jet in revenue operations. These costs are categorized as pre-operating costs in Set Jet’s statement of operations.

•        To meet commitments to Members, Set Jet chartered, at much higher short-term charter rates, replacement aircraft (short-term charters are also referred to as “supplemental lift”). These costs can be up to four times the cost of long-term charters negotiated by Set Jet for its Members.

•        Costs for maintenance and repair increased, as a result of COVID-19 related supply chain interruptions and delays and in some cases critical parts were unavailable, resulting in aircraft deployment delays.

In March and May 2022, Set Jet raised its targeted hourly flight rates primarily in response to increased operating costs including increased fuel prices. By July 2022, Set Jet had reduced the number of certain flight segment offerings to help eliminate short-term charter needs and costs. In September 2022 Set Jet finalized charter access to three long-term charter aircraft and was able to terminate short-term charters. With a total of five long-term charter Challenger 850 aircraft now certified by the FAA for Member charters, Set Jet does not anticipate the need for any significant future short-term charters. The Company believes these five long-term charter aircraft provide sufficient capacity to increase flight segments in existing community markets. Four of these long-term charter aircraft are currently revenue operating, with one being fitted with new interior and expected to be operational late in the third quarter of 2023.

The Company believes that, commencing in the fourth quarter of 2022, it started to see the financial benefits of eliminated short-term charters and reducing the high cost of paying for several non-revenue chartered aircraft. One additional legacy non-revenue producing aircraft (aircraft number six) is expected to continue through part of the third quarter of 2023 unless or until arrangements can be made with the owner to sell or otherwise eliminate the requirement for this monthly charter cost through outside charter revenues by an independent operator.

While Set Jet experienced severely constrained aircraft capacity during the COVID-19 pandemic, it did not see significant negative impact on demand. Set Jet expects increased future demand resulting from industry factors including increased demand for private travel partly resulting from the impact of commercial flight challenges. The Company is also seeing an easing of the supply chain disruptions and now has sufficient FAA certified aircraft available for planned 2023 operations. Set Jet could still experience future fluctuations in demand, increased operating costs, disruptions to elements of its supply chain, among other negative effects.

The extent to which the COVID-19 pandemic and related global events may affect Set Jet’s future financial condition, liquidity and future results of operations is uncertain. Set Jet cannot reasonably estimate the impact on its future results of operations, cash flows or financial condition should the negative effects of the COVID-19 pandemic reemerge. Set Jet continues to actively monitor its financial condition, liquidity, operations, suppliers, industry and workforce.

Key Factors Affecting Company Performance

Ability to attract and retain members and increase member utilization

Set Jet’s success depends in part on the ability to cost-effectively attract new members in existing and planned markets, retain members and increase Member utilization of flight services. Historically, Set Jet has made, and expects to continue to make, investments and implement strategic initiatives to attract new members. The Company employs a variety of marketing approaches including traditional media, such as television and radio, and social media including search engine advertising. Sales and marketing expenses represented 9.3% and 11.9% of revenues for the years ended December 31, 2022 and 2021, respectively and 15.5% of revenues for the six months ended June 30, 2023.

Set Jet also plans to implement strategies focusing on members to increase existing Member utilization of flight services. The Company’s ability to achieve positive gross margins is dependent on revenues from greater aircraft utilization, as many aircraft operating costs are fixed costs.

The capacity of aircraft available to members for buy-a-seat charter is generally 13-15 seats. The Company’s pricing strategy targets approximately 50% occupancy to cover operating costs, which are mostly fixed in that they do not vary significantly based on the number of members on a particular flight segment.

There can be no assurance that future planned marketing investments and Member acquisition strategies will be effective or cost effective.

Expansion in existing and new markets

Set Jet’s growth plan is focused on growth in existing hub locations and city pairs through adding members, adding flight legs and marketing to increase Member utilization of flight services. Set Jet also plans to add city pairs from its two existing hubs of Scottsdale and Las Vegas. Future growth plans include new hubs where chartered aircraft will be based allowing service to new city pairs.

Growth of Set Jet’s business will require investments in marketing and sales efforts and infrastructure. Historically, cash flow from operations has not been sufficient to support these needs. If Set Jet’s business does not generate the level of available cash flow required to support these investments, its results of operations will be negatively affected. Further, the ability to effectively manage growth and expansion of operations will also require Set Jet to enhance operational systems, internal controls, infrastructure, human resources policies and reporting systems. These enhancements will require significant capital expenditures and allocation of valuable management and employee resources.

Availability and cost of chartered aircraft operations

Set Jet’s operational and growth plans rely on the continued availability of its five chartered aircraft and future availability of additional chartered aircraft at reasonable operating costs. There can be no assurance of continued availability nor the operating cost of chartered aircraft in future periods.

Major categories of operating costs, including aircraft costs, fuel, maintenance, charter crew costs, landing fees and related costs, have experienced significant variability over the last several years and material increases that have affected operating results. For example, fuel prices increased dramatically in early 2022 and remain volatile. Parts and maintenance costs have seen price increases due primarily to supply chain issues. Crew salaries and costs have increased due to a shortage of trained and qualified crews and intense competition within the industry. Government agencies and airport operators have increased landing fees. Many of these cost changes have been in excess of the inflation rate.

There can be no assurance regarding the impact of changes in operating cost of chartered aircraft or inflation will have in future periods. Set Jet is limited in its ability to timely adjust prices in response to cost changes, and price changes may negatively impact membership levels and member travel frequency and could adversely affect Set Jet’s results of operations.

Critical Accounting Policies and Estimates

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses and related disclosure in the notes to financial statements. Set Jet evaluates its accounting policies, estimates and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Set Jet’s significant accounting policies and use of estimates are described in Note 2 of the notes to Set Jet’s condensed financial statements and Note 3 to the notes to audited financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement. Set Jet believes the following accounting policies are those most critical to the judgments and estimates used in the preparation of its financial statements:

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, certain revenues and expenses, and the disclosure of contingent assets and liabilities as of the date of the financial statements. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, revenue recognition, federal excise tax and penalties and the valuations of equity issued for services and settlements. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Revenue Recognition

In accordance with FASB ASC 606, Revenue from Contracts with Customers¸ Set Jet determines revenue recognition through the following steps:

•        Identification of a contract with a customer;

•        Identification of the performance obligations in the contract;

•        Determination of the transaction price;

•        Allocation of the transaction price to the performance obligations in the contract; and

•        Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when performance obligations are satisfied through the transfer of control of promised goods to Set Jet’s members in an amount that reflects the consideration expected to be received in exchange for transferring goods or services to customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from, the product. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance.

The Company derives its revenue from memberships and arranging Member charter flights. Members agree to Set Jet’s membership terms and conditions of service to use the Set Jet platform and charter flights procured for members by Set Jet. Revenue is reported net of discounts and incentives. The Company generally does not issue refunds for chartered flights unless there is a failure to meet its service obligations. However, Set Jet provides flight credits when a customer cancels a scheduled charter flight with appropriate advance notice per Set Jet’s terms of service. The Company does not have contracts that include variable terms.

The Company deducts discounts and government fees and federal excise taxes to arrive at net revenue. Government fees and federal excise tax collected from members are not considered revenue and is included in accrued expenses until remitted to the government authorities.

The Company utilizes registered independent third-party charter operators in the performance of a portion of its charter flights and evaluates whether there is a promise to transfer services to the Member, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the charter flight services arranged for Members is similar regardless of which third-party charter operator is involved. The Company schedules third-party charter operators to provide an aircraft to meet chartering Member requests. As such, under the control model, Set Jet determines it acts as the principal rather than agent for Member charter flight arrangements. The Company does not own or operate aircraft.

Leases

The Company accounts for leases in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Update (“ASU”) 2016-02, Leases (ASC 842). The Company determines if an arrangement is a lease, or includes an embedded lease, at inception for each contract or agreement. A contract is or contains an embedded lease if the contract meets all of the below criteria:

(i)     there is an identified asset

(ii)    the Company obtains substantially all of the economic benefits of the asset

(iii)   the Company has the right to direct the use of the asset

The Company’s operating lease agreements include office space and hangar rentals. In addition, the Company determined that its charter aircraft service agreements contain embedded leases and therefore are considered ROU assets and liabilities. ROU assets represent the right to use an underlying asset for the lease term and operating lease liabilities represent the obligation to make payments arising from the lease or embedded lease. Operating lease ROU assets and operating lease liabilities are recognized at commencement date based on the present value of the future minimum lease payments over the lease term. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate that is based on the estimated rate of interest for a collateralized borrowing of a similar asset, using a similar term as the lease payments at the commencement date. Indirect capital costs are capitalized and included in the ROU assets at commencement.

The operating lease ROU assets and operating lease liabilities include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Variability that is not due to an index or rate, such as payments made based on hourly rates, are excluded from the lease liability. Lease terms may include options to extend or terminate the lease. Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating ROU asset and operating lease liability when they are at our discretion and considered reasonably certain of being exercised. Over the lease term, the Company uses the effective interest rate method to account for the lease liability as lease payments are made and the ROU asset is amortized in a manner that results in straight-line expense recognition.

The Company has elected the practical expedient not to recognize leases with an initial term of 12 months or less on its balance sheets and lease expense is recognized on a straight-line basis over the term of the short-term lease.

Stock-Based Compensation

Stock-based compensation is accounted for in accordance with ASC Topic 718-10, Compensation-Stock Compensation. The Company measures all equity-based awards granted to employees, independent contractors and advisors based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award.

The Company classifies stock-based compensation expense in its statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Key Business Metrics

Management collects, measures, and evaluates operating and financial data of Set Jet’s business to evaluate performance, measure progress, and make strategic decisions. The following table reflects the key operating metrics used by management to evaluate Set Jet’s business:

	Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2022	2021
Active Members (end of period)	2,899	3,200	2,673	2,638
Active Members (average monthly during period)	2,786	2,986	2,722	2,495
Charter Flight Legs	1,102	1,181	2,128	2,169
Revenue	$6,986,726	$7,057,096	$12,896,612	$9,479,727
Revenue per Charter Flight Leg	$6,340	$5,976	$6,060	$4,371

The Company defines “Active Members” as those membership accounts that generated membership revenue and are active as of the end of each month or the end of a reported period. Active Members excludes 30-day temporary guest members that accompany Active Members. The Company’s business model relies on Active Members as key drivers of both membership and flight revenue. Management uses Active Members to assess recurring revenue growth and to assess future charter flight leg demand. The decline in Active Members from June 2022 to June 2023 reflects the repositioning of an operating hub from the San Francisco bay area to Las Vegas and resulting loss of bay area members. The Company is realizing Member growth in 2023, growing from 2,673 Active Members at the end of December 2022 to 2,899 Active Members at the end of June 2023.

The metric data for the last six quarters follows:

	Three Months Ended
	June 30	March 31	December 31	September 30	June 30	March 31
	2023	2023	2022	2022	2022	2022
Active Members (end of period)	2,899	2,734	2,673	2,862	3,200	2,828
Active Members (average monthly during period)	2,850	2,721	2,722	2,959	3,149	2,822
Charter Flight Legs	580	522	506	441	562	619
Revenue	$3,672,793	$3,313,933	$3,159,101	$2,684,165	$3,645,471	$3,407,875
Revenue per Charter Flight Leg	$6,332	$6,349	$6,243	$6,087	$6,487	$5,505

Charter Flight Legs are the number of Member scheduled flight legs completed in a given period by a charter operator. This includes repositioning legs, which are infrequent in Set Jet’s business model, for those legs that have not been chartered by a Member. Management believes Charter Flight Legs are a useful metric to measure the scale and usage of Set Jet’s proprietary platform and assess growth. The Company managed charter flight legs in the last half of 2022 to minimize the use of supplemental lift charters. Since the third quarter of 2022 Set Jet has been adding charter flight legs each quarter commensurate with Member growth.

Revenue per Charter Flight Leg includes flight revenue and membership revenue as management considers both sources aggregated in evaluating growth and for managing operating results. Management believes this is a useful metric to evaluate performance and to compare with internal financial costing information.

Components of Results of Our Operations

The key components of Set Jet’s results of operations include:

Revenue

The Company derives its revenue from memberships and arranging Member charter flights. Revenue is reported net of discounts and incentives. The Company historically has not issued refunds for chartered flights unless there was a failure to meet its service obligations. In November 2022, Set Jet announced it would honor certain changes and cancellations made more than 7-10 days prior to departure.

New Members and 30-day accompanying Members are charged a one-time security check fee at the commencement of their membership, which is non-refundable and recognized when initiated. Members and 30-day guest Members are charged monthly membership fees, which are recognized ratably on a monthly basis as services are transferred over time.

Charter flight revenue from charters arranged for members is recognized at the point in time in that the service is provided, which is upon completion of each flight leg or segment. For round trip flights, revenue is recognized upon completion of each individual segment. Members pay a fixed quoted amount for flights, which is priced based on market factors at or prior to booking.

Disaggregated revenue by service type was as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2022	2021
Memberships	$1,967,696	$2,156,143	$4,114,186	$2,889,188
Member charter flights	5,019,030	4,900,953	8,782,426	6,590,539
	$6,986,726	$7,057,096	$12,896,612	$9,479,727

Disaggregated revenue breakdown by percentage to total was as follows:

	Six Months Ended June 30,		Year Ended December 31,

	2023	2022	2022	2021
Memberships	28.2%	30.6%	31.9%	30.5%
Member charter flights	71.8%	69.4%	68.1%	69.5%
	100.0%	100.0%	100.0%	100.0%

Cost of Revenue

Cost of revenue consists of all direct costs attributable to memberships and Member charter flights. Cost of revenue includes charter aircraft costs, charter crew expenses, jet fuel, landing expenses and Member background check fees as well as certain maintenance expenses, as noted below.

For chartered aircraft arrangements where Set Jet is obligated to separately pay or reimburse for maintenance, repair and overhaul costs, Set Jet accounts for such expenses on the direct expense method. Such costs are included in cost of revenue in the statements of operations once the related aircraft is revenue-generating. Any maintenance expenses incurred prior to an aircraft being revenue-generating are included in pre-operating costs.

Operations and Support

Operations and support costs consist primarily of indirect charter flight related costs including ground operations, airport fees and hangar rentals. Support costs include personnel-related expenses associated with Member support provided via phone, email, and chat and other customer relations costs.

Pre-Operating Costs

Pre-operating costs include all expenses pertaining to chartered aircraft before they have been certified to charter members or are generating revenue through operations. These costs include pre-revenue maintenance, conformity costs to meet regulatory requirements and other costs incurred related to new routes and charter services.

General and Administrative

General and administrative costs primarily consist of personnel-related expenses for executive management and administrative functions, including finance and accounting, legal, and human resources, as well as general corporate expenses and general insurance. General and administrative costs also include depreciation on fixed assets and credit card processing fees. These costs are expensed as incurred.

Sales and Marketing

Sales and marketing costs primarily consist of advertising, public relations and brand marketing costs, social media, search engine expenses and influencer costs, referral fees and personnel-related expenses. These costs are expensed as incurred.

Interest Expense

Interest expense primarily consists of the interest paid or payable and the amortization of debt discounts and deferred financing costs on promissory notes.

Results of Operations

Results of Set Jet’s Operations for the six months ended June 30, 2023 and 2022

The following table sets forth our operations data for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,		Change
	2023	2022	$	%
Revenue	$6,986,726	$7,057,096	$(70,370)	(1)%

Cost of revenues:
Cost of revenue	8,685,862	7,689,835	996,027	13%
Operations and support	525,110	352,661	172,449	49%
Pre-operating costs	783,804	4,713,860	(3,930,056)	(83)%
Gain on pre-operating charter agreement termination	—	(264,092)	264,092	—
General and administrative	1,418,837	916,243	502,594	55%
Sales and marketing	1,083,711	557,426	526,285	94%
Total operating expenses	12,497,324	13,965,933	(1,468,609)	(11)%

Loss from operations	$(5,510,598)	$(6,908,837)	1,398,239	(20)%

Revenue

Revenue of approximately $7.0 million for the six months ended June 30, 2023 was comparable to prior six-month period ended June 30, 2022. Membership fee revenue was 28% of total revenue for the first six months of 2023 and 31% of total revenue for the comparable prior period. Membership revenue as a percentage of total revenue varies based on quantity of 30-day guest members and on flight utilization.

The small decrease in total revenue was primarily the result of slightly reduced charter flight legs due to Set Jet not using supplemental lift beginning in the third quarter of 2022, offset by an increase in revenue per charter flight leg. Charter flight legs for the six months ended June 30, 2023, were 1,102, a decrease from the 1,181 charter flight legs flown for the first six months of the prior year. Revenue per charter flight leg increased primarily as a result of increased prices in the most recent six-month period. Revenue per charter flight leg for the six months ended June 30, 2023 averaged $6,340 compared to an average of $5,976 for the first six months of the prior year.

Cost of revenue

The Company’s cost of revenue can vary materially from period to period due to usage of short-term chartered aircraft (supplemental lift), the impact of fuel prices, planned and unplanned maintenance and overhaul costs, charter aircraft crew costs and expenses and other cost of revenue components. Until Set Jet operates at greater scale, the timing of maintenance and overhaul costs are expected to vary materially from period to period.

During the first half of 2022, Set Jet incurred significant short-term charter costs (supplemental lift) due to the unavailability of long-term chartered aircraft due to FAA certification delays. This makes comparison of components of costs of revenue difficult, as supplemental lift charges typically include crew costs, provision for maintenance and often fuel and other costs.

Cost of revenue was 124% and 109% of revenues for the six months ended June 30, 2023 and 2022, respectively. Chartered aircraft costs for revenue producing long-term chartered aircraft were $1.5 million for the six months ended June 30, 2023 compared to $0.7 million for the comparable prior period ended June 30, 2022 when the same complement of four long-term chartered aircraft were not available. Cost of revenue for the prior year period included $1.5 million of supplemental lift. The Company has no supplemental lift costs in 2023, as Set Jet stopped employing supplemental lift in the third quarter of 2022. With the current availability of four long-term chartered aircraft, Set Jet expects nominal supplement lift expenses in future quarters.

Maintenance costs were $1.6 million for the six months ended June 30, 2023 compared to $1.0 million for the prior year period. The prior year reflected less separately billed maintenance charges for supplemental lift in 2022. Fewer long-term chartered aircraft were used in the first half of 2022 compared to four used in the first half of 2023. Maintenance costs can also vary significantly period to period as a result of timing of scheduled maintenance and the costs of unscheduled maintenance and repairs.

Chartered aircraft crew costs were $2.2 million for the six months ended June 30, 2023, compared to $0.9 million for the six months ended June 30, 2022 reflecting increased use of long-term chartered aircraft and higher personnel rates due to an industry wide shortage of trained and certified pilots. The Company’s operator is also staffing additional crews in preparation for planned growth in flight segments. Current crew staffing allows for increased aircraft utilization without significant increases in crew costs. Supplemental lift costs in the first six months of 2022 included crew costs which affects any comparison.

Fuel costs were $2.6 million or 37% of total revenues for the six months ended June 30, 2023 which was comparable to $2.7 million or 38% of total revenues for the six months ended June 30, 2022, reflecting a stabilization of fuel prices after last year’s increases. Fuel prices vary based on overall industry oil prices as well as significant price differences at various refueling points both in the U.S. and in Mexico. Set Jet actively manages refueling strategies but expects fuel costs to be a significant expense in future quarters.

Landing fees and other costs were $0.7 million for the six months ended June 30, 2023 and $0.6 million for the comparable 2022 period. Landing fees vary by location and may be discounted based on fuel purchases and therefore can vary significantly period to period.

Operations and support

Operations and support costs were $0.5 million and $0.4 million for the six months ended June 30, 2023 and 2022, respectively, with the increase resulting from increased staffing in preparation for growth.

Pre-operating costs

Pre-operating costs were $0.8 million for the six months ended June 30, 2023, compared to $4.7 million for the six months ended June 30, 2022. During parts of 2022, Set Jet was obligated to make charter and maintenance payments on up to four aircraft that had not received charter flight approval due to FAA delays. These aircraft are now certified for revenue producing operation with one additional completing painting and interior work. The Company has negotiated adjustments to one other aircraft obligation for an aircraft not planned to be used in revenue operations. These adjustments effectively relieve Set Jet of future costs, but it may be obligated for monthly payments of up to $89,000 and certain other costs through the third quarter of 2023. This aircraft was originally intended for cross country operation.

Pre-operating costs are expected to be lower in future quarters as the last chartered aircraft begins service and the planned effects of the negotiated adjustments take effect in the remainder of 2023.

General and administrative

General and administrative costs increased to $1.4 million for the six months ended June 30, 2023 compared to $0.9 million for the comparable six months of the prior year. Increases period over period included a $159,000 increase in credit card processing fees, a $236,000 increase in salaries and benefits from increased staffing, and a $109,000 increase in professional fees. Set Jet expects an increase in professional fees and insurance costs as it prepares for the consummation of the Business Combination and commences operating as a public company.

Sales and marketing

Sales and marketing costs increased $0.5 million for the six months ended June 30, 2023, compared to the same period for the prior year. The current period included $225,000 in public relations fees, paid in Set Jet Common Stock. The remainder of the increase in sales and marketing costs resulted from increased staffing and increased social media and search engine expenditures.

Set Jet expects to focus on traditional media, social media and search engine expenditures to add Members in future periods and expects the experience garnered over the last two years will allow the continued acquisition of new Members in existing and new cities at a cost-effective rate of two to six months of membership fees as a Member acquisition cost. Future levels of sales and marketing expenditures will depend on growth targets and availability of funding for sales and marketing activities.

Non-Operating Costs

Net other expense was $1.6 million for the six months ended June 30, 2023. Expenses included $833,000 of interest expense and $869,000 of non-cash interest from amortization of debt financing costs.

Cash Flow Analysis

The following table presents a summary of our cash flows for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022
Net cash provided by (used in):
Operating activities	$(4,650,920)	$(3,158,589)
Investing activities	(238,979)	(215,412)
Financing activities	4,785,407	3,342,004
Net change in cash and cash equivalents	$(104,492)	$(31,997)

Cash flow from operating activities

For the six months ended June 30, 2023 net cash used in operating activities of $4.6 million included $7.1 million in net loss. This net loss was offset by $1.0 million in non-cash depreciation, non-cash interest and debt amortization and $225,000 in Set Jet Common Stock for services. A $2.4 million increase in accounts payable and accrued expenses reduced net cash used in operating activities. An increase of $0.7 million in prepaid expenses, a $163,000 increase in accounts receivable and a $275,000 increase in net ROU balances increased net cash used in operating activities.

For the six months ended June 30, 2022, net cash used in operating activities of $3.1 million included $6.9 million in net loss and a $0.4 million increase in accounts receivable. This was offset by a $3.7 million increase in accounts payable and accrued expenses.

The $1.5 million increase in cash used in operating activities period over period resulted from reduced changes in accounts payable and accrued expenses and a $0.6 million use from net ROU balance change.

Cash flow from investing activities

For the six months ended June 30, 2023, net cash used in investing activities of $239,000 was primarily for leasehold improvements.

For the six months ended June 30, 2022, net cash used in investing activities of $215,000 was primarily for leasehold improvements and deposits.

Cash flow from financing activities

For the six months ended June 30, 2023, net cash generated by financing activities included approximately $275,000 from sales of Set Jet equity and $4.5 million net from debt financings after offering costs and repayments.

For the six months ended June 30, 2022, net cash generated by financing activities was $2.6 million from note financing and $750,000 from sales of Set Jet equity.

Results of Set Jet’s Operations for the Years ended December 31, 2022 and 2021

The following table sets forth our operations data for the years ended December 31, 2022 and 2021:

	Year Ended December 31,		Change
	2022	2021	$	%
Revenue	$12,896,612	$9,479,727	$3,416,885	36%

Cost of revenues:
Cost of revenue	15,634,452	16,290,393	(655,941)	(4)%
Operations and support	759,690	757,391	2,299	0%
Pre-operating costs	7,546,338	1,279,155	6,267,183	490%
Gain on pre-operating charter agreement termination	(674,964)	—	(674,964)	—
General and administrative	2,740,750	2,779,890	(39,140)	(1)%
Sales and marketing	1,197,647	1,130,555	67,092	6%
Total operating expenses	27,203,913	22,237,384	4,966,529	22%

Loss from operations	$(14,307,301)	$(12,757,657)	(1,549,644)	12%

Revenue

Revenue increased by $3.4 million, or 36%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. Membership fee revenue was 32% of total revenue for 2022 and 31% of total revenue for 2021.

The increase in revenue was the result of increased revenue per charter flight leg from increased prices in 2022 and Member growth. Average revenue per charter flight leg increased to $6,060 in the year ended December 31, 2022 compared to $4,371 for the prior year. Average members for the year ended December 31, 2022 were 2,722 compared to 2,495 for the prior year producing at 42% increase in member revenue.

Cost of revenue

The Company’s cost of revenue can vary materially from period to period due to usage of short-term chartered aircraft, the impact of fuel prices, planned and unplanned maintenance and overhaul costs, charter aircraft crew costs and expenses and other cost of revenue components. Until Set Jet operates at greater scale, the timing of maintenance and overhaul costs are expected to vary materially from period to period.

During 2021 and the first half of 2022 Set Jet incurred significant short-term charter costs (supplemental lift) due to the unavailability of long-term chartered aircraft due to FAA certification delays.

Cost of revenue was 121% and 172% of revenues for the years ended December 31, 2022 and 2021, respectively. Chartered aircraft costs for revenue producing long-term chartered aircraft were $1.7 million for the year ended December 31, 2022 compared to $1.6 million for the year ended December 31, 2021. Cost of revenue included $1.4 million of supplemental lift for the year ended December 31, 2022 compared to $8.1 million of supplemental lift for the year ended December 31, 2021. The reduction resulted from reduced flight segments and availability of a less expensive third long-term chartered aircraft beginning in September 2022. Management also actively managed operations during 2022 to reduce supplemental lift expenses. With the recent availability of four long-term chartered aircraft, Set Jet expects nominal supplement lift expenses in future quarters.

Cost of revenue included $2.9 million of maintenance costs for the year ended December 31, 2022, compared to $1.1 million for the year ended December 31, 2021. As a percentage of total revenues, maintenance was 23% and 12% in 2022 and 2021, respectively. More supplemental lift short-term charters were employed in 2021 for which Set Jet generally incurs less separately billed maintenance charges than long-term chartered aircraft. In 2022, several time-based regulatory inspections resulted in increased maintenance for revenue producing chartered aircraft. In 2022, maintenance costs also increased due to supply chain shortages and higher component and parts costs.

Chartered aircraft crew costs were $2.5 million for the year ended December 31, 2022, compared to $2.0 million for the year ended December 31, 2021, reflecting higher personnel costs due to an industry-wide shortage of trained and certified pilots. As a percentage of total revenue, chartered aircraft crew costs were 19% in 2022 and 21% in 2021 reflecting the effect of price increases in 2022, offset by better utilization of aircraft crew.

Fuel costs were $5.4 million, or 42% of total revenues, for the year ended December 31, 2022, compared to $2.3 million or 24% of total revenues for the year ended December 31, 2021, reflecting significantly higher fuel prices and less usage of supplemental lift wherein the costs often include fuel. Fuel prices vary based on overall industry oil prices as well as significant price differences at various refueling points both in the U.S. and in Mexico. Set Jet actively manages refueling strategies but expects fuel costs to be a significant expense in future quarters.

Landing fees and other costs were $1.2 million for the year ended December 31, 2022, compared to $0.9 million for the year ended December 31, 2021. The increase resulted from airport operators’ increased fees in 2022, as flight segments were comparable between the two years. Landing fees vary by location and may be discounted based on fuel purchases and therefore can vary significantly period to period.

Operations and support

Operations and support costs were $0.8 million for the year ended December 31, 2022 and 2021, with increased staffing costs offset by better utilization of support resources.

Pre-operating costs

Pre-operating costs were $7.5 million for the year ended December 31, 2022, compared to $1.3 million for the year ended December 31, 2021. In much of 2022, Set Jet was obligated to make charter and maintenance payments on four aircraft that had not received charter flight approval due to FAA delays. In the third quarter of 2022, three of these aircraft obtained FAA approval.

The $7.5 million pre-operating costs for the year ended December 31, 2022 included $2.2 million of base monthly charter costs for up to four aircraft and $4.5 million of maintenance, overhaul and other development costs preparing the aircraft for revenue-generating service.

Pre-operating costs are expected to be lower in future quarters, as Set Jet expects the last chartered aircraft begins service and the planned effects of the negotiated adjustments to take effect in the remainder of 2023.

General and administrative

General and administrative costs of $2.7 million for the year ended December 31, 2022 were comparable to the prior year. However, the prior year period included $750,000 in Set Jet stock-based compensation compared to $-0- for the most recent year. Increases period over period included a $152,000 increase in credit card processing fees due to increased revenue and a $452,000 increase in professional fees.

Sales and marketing

Sales and marketing costs increased $0.1 million for the year ended December 31, 2022, compared to the same period for the prior year. In the prior year, Set Jet expended $0.4 million on television commercials and in the most recent year relied on traditional, social media and search engine postings. During the year ended December 31, 2022 Set Jet expended $790,000 on these activities.

Set Jet expects to increase social media and search engine expenditures to add Members in future periods and expects the experience garnered over the last two years will allow the continued acquisition of new members in existing and new cities at a cost-effective rate of two to six months of membership fees as a Member acquisition cost. Future levels of sales and marketing expenditures will depend on growth targets and availability of funding for sales and marketing activities.

Non-Operating Costs

Net other expense was $7.1 million for the year ended December 31, 2022. Expenses for 2022 included $6.5 million related to a note financing dispute settlement paid by the issuance of 1,300,000 shares of Set Jet Common Stock. Other expenses in 2022 also included $0.6 million of interest expense, primarily resulting from default interest charged by one vendor under three aircraft charter agreements.

Cash Flow Analysis

The following table presents a summary of our cash flows for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
Net cash provided by (used in):
Operating activities	$(5,682,292)	$(9,003,045)
Investing activities	(264,716)	(2,430,775)
Financing activities	6,122,917	7,565,479
Net change in cash and cash equivalents	$175,909	$(3,868,341)

Cash flow from operating activities

For the year ended December 31, 2022, net cash used in operating activities of $5.7 million included $21.4 million in net loss. This was offset by $6.5 million in non-cash settlement costs of a note financing dispute along with non-cash depreciation and amortization totaling $0.2 million, a non-cash ROU impairment expense of $0.7 million and by a $6.5 million increase in accounts payable and accrued expenses and $0.9 million reduction in accounts receivable.

For the year ended December 31, 2021, net cash used in operating activities of $9.0 million included $12.8 million in net loss and a $0.7 million increase in accounts receivable. This was offset by non-cash depreciation and Set Jet stock-based compensation, totaling $0.9 million, and by a $2.9 million increase in accounts payable and accrued expenses.

The $3.3 million period over period decrease in cash used in operating activities resulted from the increased net loss of $8.6 million offset by the one-time $6.5 million in non-cash settlement costs of a note financing dispute. Also contributing to the decreased in cash used in operating activities was the $3.5 million period over period change increase in accounts payable and accrued expenses.

Cash flow from investing activities

For the year ended December 31, 2022, net cash used in investing activities was primarily for leasehold improvements.

For the year ended December 31, 2021, net cash used in investing activities was $1.4 million for land for a future hangar and operations facility and $0.9 million in leasehold improvements and furniture and fixtures.

Cash flow from financing activities

For the year ended December 31, 2022, net cash generated by financing activities included and $3.5 million from sale of equity and $2.8 million from debt financings.

For the year ended December 31, 2021, net cash generated by financing activities included and $7.9 million from sale of equity and $1.0 million from debt financings offset by debt repayments of $1.3 million.

Non-GAAP Financial Measure - Adjusted EBITDA Loss

In addition to revenue and net loss, which are measures presented in accordance with U.S. GAAP, management believes that Adjusted EBITDA Loss provides relevant and useful information that is widely used by analysts, investors, and competitors in the Company’s industry to assess performance.

Adjusted EBITDA Loss is defined as net loss, adjusted for interest expense (cash and non-cash discount amortization), depreciation and amortization, stock-based compensation, non-cash settlement charge of note financing dispute, income taxes, as well as certain pandemic-related pre-operating costs of long-term chartered aircraft before becoming revenue producing. Such pre-operating costs are those associated with pandemic delays in FAA certifications of aircraft and pandemic-related vendor delays in refurbishing and releasing aircraft for member charters.

Set Jet cautions that when evaluating Adjusted EBITDA Loss, Set Jet may incur future expenses similar to those excluded when calculating these measures even though five aircraft are now certified, and pandemic-related FAA and vendor delays are lessening. To the extent that pre-operating costs are expected to be normal, recurring, cash operating expenses necessary to operate its business, Set Jet does not anticipate such costs to be included as part of Set Jet’s non-GAAP adjustment to arrive at Adjusted EBITDA. Set Jet’s presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or other non-recurring items. Further, this non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. Set Jet compensates for these limitations by relying primarily on its U.S. GAAP results and using Adjusted EBITDA Loss on a supplemental basis. Set Jet’s computation of Adjusted EBITDA Loss may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion and Set Jet experienced unusual and unforeseen costs directly associated with the pandemic. You should review the reconciliation of net loss to Adjusted EBITDA Loss below and not rely on any single financial measure to evaluate Set Jet’s business.

Adjusted EBITDA Loss is useful to an investor in evaluating the Company’s performance because the measure:

•        is widely used by analysts, investors, and competitors to measure a company’s operating performance;

•        is used by lenders and/or prospective lenders to measure Set Jet’s performance; and

•        is used by management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting.

The reconciliations of net loss, which is the most comparable U.S. GAAP measure, to non-GAAP Adjusted EBITDA Loss for the six months ended June 30, 2023 and 2022 and for the years ended December 31, 2022 and 2021 are as follows:

	Six Months Ended June 30,		Year Ended December 31,

	2023	2022	2022	2021
Net loss	$(7,155,831)	$(6,949,235)	$(21,439,027)	$(12,787,130)
Add back (deduct):
Pre-operating costs – net	783,804	4,449,768	6,871,374	1,279,155
Interest expense	1,702,769	36,770	638,480	22,324
Depreciation and amortization	83,515	94,671	115,080	178,396
Non-cash settlement of note financing dispute	—	—	6,500,000	—
Stock-based expense	225,000	—	—	750,000
Adjusted EBITDA Loss	$(4,360,743)	$(2,368,026)	$(7,314,093)	$(10,557,255)

The increase in Adjusted EBITDA Loss in the first six months of 2023 compared to 2022 was the result of a $1.7 million increase in gross loss for the six months ended June 30, 2023, offset by significantly lower pandemic-related pre-operating costs. The Company’s general and administrative and sales and marketing costs increased to support growth.

The decrease in Adjusted EBITDA Loss in 2022, compared to 2021, was the result of a $5.6 million increase in pandemic-related pre-operating costs for the year ended December 31, 2022 and the non-cash settlement of a note financing dispute of $6.5 million.

Liquidity and Capital Resources

The Company has incurred losses from operations, negative cash flows from operating activities and has a working capital deficit. In addition, Set Jet is currently in arrears of certain federal excise taxes and outside some major vendor payment terms. The Company expects that operating losses and negative operating cash flows will continue during the balance of 2023. Set Jet management believes it requires approximately $5.0 million for operations and must extend, refinance or repay an estimated $14.5 million of notes payable and accrued interest to execute its business strategy and to fund its operations and growth for the next 12 months. However, Set Jet management’s estimates involve risks and uncertainties, and actual results could vary materially. Set Jet’s management based its estimate on assumptions that may prove to be wrong, and Set Jet could deplete any existing or new capital resources, if any, earlier than expected.

To date, the Company has financed operations primarily through sales of common stock, cash generated from revenues, borrowings of debt and from vendor terms.

During the year ended December 31, 2022, the Company obtained $3.5 million from the sale of membership units and common stock, and during the six months ended June 30, 2023, the Company obtained $0.3 million of cash from stock sales and subscriptions. At June 30, 2023, the Company was obligated on the following debt obligations:

•        In February 2023, the Company secured a $2.5 million secured promissory note (“Secured Note”) and a $4.0 million secured revolving line of credit (“Secured Line Credit”) with a lender to finance operations. The Secured Note is due on March 1, 2024 and bears interest at 15% payable monthly. The Secured Line of Credit is due on February 1, 2024 and bears interest at 18% on outstanding principal and a facility fee of 5% on any unused balance with such amounts payable monthly. At June 30, 2023, the Company was obligated for $2.5 million principal amount on the Secured Note and $3.2 million principal amount on the Secured Line of Credit.

•        Starting in February 2022, the Company agreed to convert certain vendor payables related to an aircraft services agreement into a note that accumulated to $4.0 million at December 31, 2022. At December 31, 2022, this note and accrued interest was past due and in technical default. In February 2023, the note was updated to include other amounts payable and to reflect a $1 million principal payment made by the Company. The new note principal balance at February 22, 2023 was $5.3 million and bears interest at the rate of 18%. The note holder entered into a forbearance agreement and has agreed to forbear certain default rights and remedies under various agreements, including the charter agreements through January 31, 2024, as long as there are no new defaults. The balance due under the note at June 30, 2023, including accrued interest, was $6.3 million.

•        In January 2022, the Company received cash of $1 million pursuant to a non-interest bearing promissory note. The promissory note due date was extended to at least March 1, 2024 by nature of a February 2023 subordination agreement.

•        In April 2022, the Company obtained $1.5 million pursuant to a 7% convertible promissory note due in April 2024 with a security interest in the Company’s assets that was subordinated to the February 2023 Secured Note. The principal and interest due at June 30, 2023 was $1.6 million. At any time while the principal and accrued interest thereon is outstanding, the note holder has the option to convert all outstanding principal and accrued interest into common shares at $5.00 per share.

•        In December 2021, an aircraft owner converted amounts payable of $100,000 to a non-interest bearing note with no stated maturity date.

•        At June 30, 2023, the Company was obligated for $93,000 to a bank for a Paycheck Protection Program (“PPP”) loan obtained in 2020.

•        In December 2021, the Company received cash of $250,000 as a loan from an entity owned by a director of the Company. In March 2022, the Company received an additional $100,000, and in November 2022 an additional $150,000. In December 2022, the $0.5 million of advances were documented in a demand promissory note with interest commencing January 1, 2023 at 6% per annum.

•        During the six months ended June 30, 2023, related parties made working capital advances of $414,314 with a balance due of $439,314 at June 30, 2023.

Subsequent to June 30, 2023, the Company obtained a commitment of $4 million of new financing pursuant to a convertible note funding monthly over four months commencing in July 2023. Pursuant to its terms, this note is expected to be converted into common stock.

For further information on debt and note obligations and subsequent sales of common stock and other subsequent events, see Note 7 “Debt”, Note 10 “Related Party Transactions”, and Note 12 “Subsequent Events” of the accompanying Notes to Set Jet Inc. Unaudited Condensed Financial Statements included elsewhere in this proxy statement/prospectus. For further information on leases and related commitments, see Note 6 “Leases – Right of Use Assets and Liabilities” of the accompanying Notes to Set Jet Inc. Unaudited Condensed Financial Statements included elsewhere in this proxy statement/prospectus.

The travel industry and Set Jet’s operations are cyclical and highly competitive. The Company’s success is largely dependent on the ability to raise equity and/or debt capital, increase its members and Member flight utilization and expand flights in existing city pairs and open new city pairs profitably.

Set Jet’s future capital requirements and the adequacy of available funds will depend on many factors including, but not limited to, the ability to increase revenues and other factors described in the section titled “Risk Factors” included elsewhere in this proxy statement/ prospectus. The Company may seek additional equity or debt financing. If additional financing is required from outside sources, Set Jet may not be able to raise it on terms acceptable to Set Jet, or at all. If Set Jet is unable to raise additional capital when desired or required, its business, financial condition, and results of operations could be adversely affected.

The Company’s prospects and ongoing business activities are subject to the risks and uncertainties frequently encountered by companies in new and rapidly evolving markets. Risks and uncertainties that could materially and adversely affect Set Jet’s business, results of operations or financial condition include, but are not limited to the ability to raise additional capital (or financing) to fund operating losses, refinance or repay its current outstanding debt, sustain ongoing operations, the ability to attract and maintain members and grow flight revenues, maintain relevant regulatory approvals, and the ability to measure and manage risks inherent to the business model.

Going Concern and Management’s Plans

Set Jet’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $7,155,831 for the six months ended June 30, 2023 and $21,439,027 for the year ended December 31, 2022, and has negative cash flows from operations for the respective periods. The Company has contractual obligations such as commitments for service and lease obligations and repayments of debt, accounts payable and other accrued liabilities (collectively “obligations”). The Company’s cash balance and revenues generated are not currently sufficient and cannot be projected to cover its operating expenses and obligations for the next 12 months from the date of these financial statements without other financing to sustain planned operations. These factors among others raise substantial doubt about Set Jet’s ability to continue as a going concern.

The Company expects that working capital requirements will continue to be funded through a combination of its existing funds and further issuances of debt and equity securities. Working capital requirements are expected to increase in line with the growth of the business. Assuming closing of the Business Combination, existing working capital, further advances and debt instruments, and anticipated cash flow are expected to be adequate to fund operations over the next 12 months.

The Company has a private revolving secured note line of $4.0 million of which $0.8 million was available at June 30, 2023 limited to use for certain aircraft related operating costs. The Company has approximately $11.1 million of other short-term debt included in current liabilities. The Company has no bank financing arrangements. The Company has financed operations to date through the proceeds of a private placements of equity and debt instruments. In connection with Set Jet’s business plan, management anticipates additional increases in operating expenses and capital expenditures relating to expenses associated with adding new members and expanding routes. The Company intends to finance these expenses from proceeds of the pre-PIPE investment and the PIPE at closing of the Business Combination and/or with further issuances of securities or debt issuances. The Combined Company may need to raise additional capital and generate revenues to meet long-term operating requirements and repay or refinance debt obligations. Additional issuances of equity or convertible debt securities will result in dilution to current stockholders. Further, such securities might have rights, preferences or privileges senior to common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, Set Jet may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict business operations.

The Company’s ability to continue as a going concern is dependent upon its ability to consummate the Business Combination or obtain the necessary financing, generate future profitable operations to meet its obligations, and repay its liabilities arising from normal business operations when they come due. Set Jet’s financial statements do not include any adjustments that might result should Set Jet be unable to continue as a going concern.

Contractual Obligations and Commitments

The Company’s operating lease agreements include office space, terminal space and hangar rentals. In addition, Set Jet determined that its charter aircraft service agreements contain embedded leases and therefore are considered right-of-use (“ROU”) assets and liabilities. These leases and embedded leases are contractual obligations of Set Jet aggregating $14.8 million at June 30, 2023, of which $5.2 million was classified as short-term. For further information on leases and related commitments, see Note 6 “Leases – Right of Use Assets and Liabilities” of the accompanying Notes to Set Jet Inc. Unaudited Condensed Financial Statements included elsewhere in this proxy statement/prospectus. For more information on contractual debt obligations, see “Liquidity and Capital Resources” above and Note 7 “Debt”, Note 10 “Related Party Transactions”, and Note 12 “Subsequent Events” of the accompanying Notes to Set Jet Inc. Unaudited Condensed Financial Statements included elsewhere in this proxy statement/prospectus.

Off-Balance Sheet Arrangements

As of June 30, 2023 Set Jet was not a party to any off-balance sheet arrangements, as defined in Regulation S-K, that have or are reasonably likely to have a current or future material effect on our financial condition, results of operations, or cash flows.

CERTAIN SET JET RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indemnification Agreements

Set Jet has entered into indemnification agreements with certain of its directors and executive officers including William R. Smith III, Thomas P. Smith, Steve Reynolds and Scott Untrecht which provide for the indemnification by Set Jet of such directors and executive officers for certain actions taken by such individuals as agents of Set Jet.

Notes Payable and Other Set Jet Liabilities

William R. Smith III.    William R. Smith III, a member of the Set Jet Board, is the manager of SJ Fund, LLC, an Arizona limited liability company (“SJ Fund”), which is a party with Set Jet to a 7% convertible promissory note dated September 21, 2022 (as amended, the “SJ Fund Note”). Pursuant to the SJ Fund Note, SJ Fund loaned the principal sum of $1,500,000 to Set Jet in exchange for the right to convert the outstanding balance of the SJ Fund Note into shares of Set Jet Common Stock at any time prior to the SJ Fund Note’s maturity date of April 24, 2024. If SJ Fund does not elect to convert the balance under the SJ Fund Note into shares of Set Jet Common Stock prior to the Closing Date, the outstanding balance under the SJ Fund Note will be included in the calculation of Set Jet’s Debt for Borrowed Money but such note could still be converted into Combined Company Common Stock after the Effective Time. At June 30, 2023, the SJ Fund Note, together with accrued interest, was convertible into 324,855 shares of Set Jet Common Stock.

Steve Reynolds.    Steve Reynolds, a member of the Set Jet Board, is the president of Aspen Property Acquisition and Management, Inc., which is a party with Set Jet to (i) a demand promissory note dated December 19, 2022, for the original principal amount of $500,000 with interest commencing January 1, 2023 at 6% per annum, (ii) a short term working capital advance in the amount of $150,000 and (iii) a short term working capital advance of $250,000. The outstanding balance under the demand promissory note, including interest, of $514,876 as of June 30, 2023 and the short term working capital advances, including the origination fee, of $425,000 in the aggregate as of June 30, 2023 will be included in the calculation of Set Jet’s Debt for Borrowed Money if not repaid prior.

Barbara Levin Rothe.    Barbara Levin Rothe, a shareholder of Set Jet, is a party to a non-interest bearing promissory note and deed of trust with Set Jet dated January 21, 2022, as amended on April 21, 2022, for the original principal amount of $1 million. The promissory note due date was extended to at least March 1, 2024 by way of a February 2023 subordination agreement. The outstanding balance under the promissory note of $1 million as of June 30, 2023 will be included in the calculation of Set Jet’s Debt for Borrowed Money if not repaid prior.

David Jacofsky.    David Jacofsky, an indirect shareholder of Set Jet, is a member of Scottsdale Jet Charter, LLC, an Arizona limited liability company. Scottsdale Jet Charter, LLC is a party with Set Jet to a non-interest bearing loan agreement with no stated maturity date for the original principal sum of $100,000. The outstanding balance under the promissory note of $100,000 as of June 30, 2023 will be included in the calculation of Set Jet’s Debt for Borrowed Money if not repaid prior.

Other Agreements with Related Persons

Set Jet entered into the following agreements with related persons, as such term is defined under Item 404(a) of Regulation S-K, of Set Jet:

•        Select Services Agreement, dated August [•], 2021, by and between Set Jet and Sierra Delta Romeo LLC, a Colorado limited liability company (“Sierra Delta”), pursuant to which Set Jet granted Steve Reynolds certain rights to use the 1996 Bombardier Challenger 850 for agreed upon rates set forth therein. Sierra Delta is controlled by Steve Reynolds.

•       Select Services Agreement, dated August [30], 2021, by and among Set Jet, N602SJ, LLC, an Arizona limited liability company, and David Jacofsky, pursuant to which Set Jet granted David Jacofsky certain rights to use the 2009 Bombardier Challenger 850 for agreed upon rates set forth therein.

•        Amended Aircraft Charter Agreement, dated August 30, 2021, by and between Set Jet and Scottsdale Jet Charter, LLC, an Arizona limited liability company (“Scottsdale Jet”), for a 2009 Bombardier, Inc pursuant to which Set Jet contracted Scottsdale Jet to arrange Federal Aviation Regulation Party 135 charter transportation services to Set Jet for a monthly annual fee of $50,000, among other costs noted therein. David Jacofsky is a member of Scottsdale Jet.

Warrant to Purchase Stock

In December 2022, Set Jet issued a cancellable special warrant to JETT Family Trust, a Set Jet shareholder. The special warrant is cancellable if any of the following events occur before June 22, 2024:

i.       Set Jet merges with a special purpose acquisition company (“SPAC”) or subsidiary thereof resulting in Set Jet’s shareholders receiving publicly listed securities in such SPAC;

ii.      an acquisition with consideration having a per common share fair market value in excess of $3.00 per share;

iii.     an equity financing or a series of related equity financings pursuant to which Set Jet raises at least $10,000,000 in the aggregate following November 1, 2022; or

iv.      Set Jet effectuates a public offering of its common stock pursuant to an effective registration statement under the Securities Act.

If the special warrant is not cancelled, then it is exercisable at $0.000025 per share of Set Jet Common Stock for a period of three years. If completed prior to June 22, 2024, Set Jet believes the Business Combination would result in cancellation of the special warrant.

On February 22, 2023, Set Jet issued a Warrant to Purchase Stock to Clear Water Air, LLC pursuant to which Set Jet granted Clear Water Air, LLC the right to purchase 1,000,000 shares of Set Jet Common Stock at an exercise price of $3 per share. Such Warrant to Purchase Stock expires on February 22, 2028. Steve Reynolds, a member of the Set Jet Board, is the manager of Clear Water Air, LLC.

Stock Subscription Issuances

In July 2023, a total of 181,818 shares of Set Jet Common Stock were issued to a trust and entity controlled by James A. Barnes, an executive officer of Set Jet.

INFORMATION ABOUT REVELSTONE

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Revelstone” refers to Revelstone.

Overview

We are a Delaware blank check company incorporated on April 5, 2021 formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. While we may pursue an initial business combination target in any business or industry or geographic location, we intend to focus our search on land and resource holding companies.

The registration statement on Form S-1 (File No. 333-261352) for our IPO was declared effective by the SEC on November 24, 2021. On December 16, 2021, we consummated our IPO of 15,000,000 Revelstone Units, with each Revelstone Unit consisting of one share of Revelstone Common Stock and one-half of one redeemable Revelstone Warrant. Each Revelstone Warrant will entitle the holder to purchase one share of Revelstone Common Stock at $11.50 per share, subject to certain adjustments. The Revelstone Warrants will expire at 5:00 p.m., New York City time, five years after the completion of Revelstone’s initial business combination, or earlier upon redemption or liquidation. The Revelstone Units in our IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $150.0 million.

Simultaneously with the consummation of our IPO, we consummated a private placement in which the Founders purchased an aggregate of 5,800,000 Revelstone Private Warrants generating total gross proceeds of approximately $5.8 million. Subsequent to the IPO, on January 11, 2022, the underwriter for the IPO partially exercised its over-allotment option. An additional 1,500,000 Revelstone Units were sold in connection with the over-allotment option and a concurrent private placement of 450,000 additional private placement warrants. A total of approximately $167 million from the net proceeds of the sale of the Revelstone Units and the private placement in the IPO and the partial exercise of the over-allotment option were placed in the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee.

Extensions of Time to Consummate Initial Business Combination

At a special meeting of Revelstone stockholders held on June 14, 2023 (the “Extension Meeting”), Revelstone stockholders approved (i) a proposal to amend its amended and restated certificate of incorporation, and (ii) a proposal to amend the Management Trust Agreement with the Transfer Agent, to extend the date by which it has to consummate a business combination until December 21, 2023, on a month-to-month basis by depositing $90,000 per month into the Trust Account. On, June 14, 2023 and July 21, 2023 $90,000 was deposited into the Trust Account for each one-month extension, to extend the time to complete a business combination to August 21, 2023.

In connection with the stockholders’ vote at the Special Meeting of Stockholders held by Revelstone on June 14, 2023, 12,980,181 shares were tendered for redemption. As a result, approximately $134 million was removed from Revelstone’s Trust Account to pay such holders. Following redemptions, Revelstone had 3,519,819 shares of Revelstone Class A Common Stock outstanding, and approximately $36.4 million in the Revelstone’s Trust Account.

On July 27, 2023, Revelstone issued an aggregate of 4,124,995 shares of Revelstone Class A Common Stock to the holders of Revelstone Class B Common Stock upon the conversion of an equal number of shares of Revelstone Class B Common Stock (the “Conversion”). The 4,124,995 shares of Revelstone Class A Common Stock issued in connection with the Conversion are subject to the same restrictions as applied to the shares of Revelstone Class B Common Stock before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the prospectus for our initial public offering. Following the Conversion, there were 7,644,814 shares of Revelstone Class A Common Stock issued and outstanding and five shares of Class B Common Stock issued and outstanding.

Initial Business Combination

Our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If the Revelstone Board is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. with respect to the satisfaction of such criteria.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing the Public Stockholders with redemption rights upon consummation of the Business Combination. Public stockholder electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. The Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

The Revelstone Initial Stockholders and our executive officers and directors have agreed (1) to vote any shares of common stock owned by them in favor of the Business Combination, including the Initial Stockholder Shares, (2) not to redeem any shares of Revelstone Common Stock in connection with a stockholder vote to approve the Business Combination, and (3) not sell any shares of Revelstone Common Stock in any tender in connection with the Business Combination. As of the Record Date for the Special Meeting, a total of 4,125,000 shares were subject to this agreement. As a result, none of the Public Shares sold in the IPO and outstanding as of the Record Date need be voted in favor of a transaction in order to proceed with the Business Combination.

Redemption Rights for Public Stockholders

We will provide the Public Stockholders with the opportunity to redeem all or a portion of their shares of Revelstone Common Stock upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any interests earned on the funds held in the Trust Account less any taxes then due but not yet paid (which taxes may be paid only from the interest earned on the funds in the Trust Account). As of September 26, 2023, the amount in the Trust Account was approximately $37.5 million, which is equal to approximately $10.66 per Public Share. Our Founders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Business Combination.

Redemption of Public Shares and Liquidation if No Initial Business Combination

The Existing Certificate of Incorporation provides that we will have until December 21, 2023, to complete an initial business combination, so long as $90,000 is deposited in the Trust Account on a monthly basis until that time. If we have not completed an initial business combination by such date or obtained the approval of Revelstone’s stockholders to extend the deadline for us to consummate an initial business combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay taxes and any other taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Revelstone Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Revelstone Warrants, which will expire worthless if we fail to complete our initial business combination by December 21, 2023 if all Extension Payments are made (the “Termination Date”).

Our Founders, executive officers, directors and director nominees have agreed that they will not propose any further amendment to the Existing Certificate of Incorporation that would stop the Public Stockholders from redeeming their shares of common stock in connection with a business combination or affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete a business combination by the Termination Date unless we provide the Public Stockholders with the opportunity to redeem their shares of common stock upon such approval at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, net of income taxes or any other taxes payable, divided by the number of then outstanding Public Shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Founders, any executive officer, director or director nominee, or any other person.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of 100% of our outstanding Public Shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of 100% of our Public Shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If we are unable to complete an initial business combination within the prescribed time frame, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Revelstone Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following the deadline for completion of our initial business combination. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

We are required to use our reasonable best efforts to have all third parties and any prospective target businesses enter into agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the Trust Account to the Public Stockholders. Nevertheless, we cannot assure you of this fact as there is no guarantee that vendors, service providers and prospective target businesses will execute such agreements. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

We anticipate notifying the trustee of the Trust Account to begin liquidating such assets promptly after the deadline for completion of our initial business combination and anticipate it will take no more than ten business days to effectuate such distribution. Our Founders have waived their rights to participate in any liquidation distribution with respect to the Founder Shares. There will be no distribution from the Trust Account with respect to the Revelstone Warrants, which will expire worthless. We will pay the costs of any subsequent liquidation from our remaining assets outside of the Trust Account and the interest earned on the funds held in the Trust Account that we are permitted to withdraw to pay such expenses.

The Public Stockholders shall be entitled to receive funds from the Trust Account only in the event of our failure to complete an initial business combination within the required time period or if the stockholders seek to redeem their respective shares upon a business combination which is actually completed by us or upon certain amendments to our charter documents as described elsewhere herein. In no other circumstances shall a stockholder have any right or interest of any kind to or in the Trust Account.

The Founders will not participate in any redemption distribution from our Trust Account with respect to such Founder Shares. Additionally, any loans made by our officers, directors, sponsors or their affiliates for working capital needs will be forgiven and not repaid if we are unable to complete an initial business combination.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return to the Public Stockholders at least $10.10 per share.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after eighteen months from the closing of the IPO, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our Revelstone Board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Facilities

We currently maintain our principal executive offices at 14350 Myford Road, Irvine, CA 92606 which is provided to us by our Sponsor. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once a suitable target business to acquire has been located, management may spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time on our affairs) than had been spent prior to locating a suitable target business. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business. We do not intend to have any full-time employees prior to the consummation of an initial business combination.

Directors and Executive Officers

Our officers and directors are as follows:

Name	Age	Position
Morgan Callagy	52	Co-Chief Executive Officer, Director
Daniel Neukomm	45	Co-Chief Executive Officer, Director
Jason White	37	Director
Margaret McDonald	57	Director
Jeff Rosenthal	39	Director

Morgan Callagy has served as the Co-Chief Executive Officer of our company since our inception and is one of our directors. Mr. Callagy has over 25 years of investment experience. Mr. Callagy started his investment career at Ark Asset Management a multi-billion dollar long-only investment firm based in New York. In 1996, Mr. Callagy joined Veronis Suhler Stevenson or VSS, a New York-based private equity firm, where he spent 22 years in a variety of positions, including as one of the founders and most recently the head of the firm’s London office where he was based for close to 20 years. Mr. Callagy while at VSS was responsible for the Firm’s investments throughout Europe and his role included sourcing, due diligence, transaction execution, portfolio management, fund raising, and various portfolio board level responsibilities. Mr. Callagy, limited partners, sponsors and banks, was involved in the deployment in aggregate of over $2 billion across the media, technology, software and entertainment value chains and served on the Executive Committee of VSS and the investment committees across several of VSS’s funds. Since leaving VSS in 2017, Mr. Callagy, has been a director and advisor to La Jolla Group Inc. and its portfolio of active consumer brands. Mr. Callagy and Daniel Neukomm founded Revelstone Capital in 2017 to focus on investments across the active consumer brands and media landscape and to enhance the performance of companies in the consumer space including La Jolla Group’s portfolio of brands. Mr. Callagy has invested in numerous businesses including several consumer businesses across multiple consumer segments, including Caliva (now The Parent Company), a California-based cannabis company, he was an early investor in Spiritual Gangster, a branded apparel lifestyle company where Mr. Callagy has served on the board of directors since 2015, and Teton Gravity Research, an action sports content business where he was Chairman of the Board. Mr. Callagy earned a Bachelor of Arts in history from Georgetown University.

Daniel Neukomm is the Co-Chief Executive Officer of our company and one of our directors. Mr. Neukomm has 20 years of operational experience and is currently the Executive Chairman of La Jolla Group, Inc. (LJG), a position he has held since 2022, prior to which Mr. Neukomm served as its Chief Executive Officer from 2013. LJG is a multi-branded operating platform with ownership or investments in businesses that collectively have approximately $200 million in revenue for projected fiscal 2021 focused on globally recognized consumer brands, including O’Neill, Spiritual Gangster, PSD, Hang Ten, and others. Under Mr. Neukomm’s leadership, LJG has played a key role in the omni-channel transformation of the platform brands resulting in double-digit growth rates and material improvements in the profitability of these brands. Mr. Neukomm is also a co-founding partner at Revelstone Capital, a growth equity initiative which is focused on investing in growth stage consumer companies in the active lifestyle space. In addition, Mr. Neukomm was one of the largest founding investors and an operating partner in Caliva, a vertically integrated cannabis company in California. At Caliva, Mr. Neukomm led the execution and integration of a four company SPAC rollup to create The Parent Company (TPCO Holding Corp.), a vertically integrated platform that includes cultivation, manufacturing, brands, retail, and delivery. Mr. Neukomm has been a director of The Parent Company since January 2021. Mr. Neukomm began his career founding Mountain Oxygen, a supplemental oxygen services company based in Aspen, Colorado. Mr. Neukomm earned a Bachelor of Arts in economics from the University of Vermont and a Masters of Business Administration in finance and strategy from the International School of Management in Paris.

Jason White is an independent director of our company. In April 2021, Mr. White became the Chief Marketing Officer for ViacomCBS’ MTV Entertainment Group. From February 2020 to March 2021, Mr. White served as Chief Marketing Officer of Curaleaf, the nation’s largest licensed cannabis provider. From February 2019 to March 2020, Mr. White served as Chief Marketing Officer of Cura Cannabis Solutions. Prior to that, beginning in 2014, he was Executive Vice President and Global Head of Marketing for Beats by Dr. Dre. While there, he oversaw award-winning campaigns, including Straight Outta Compton, LeBron James Re-Established and product launches with Serena Williams, Cam Newton, DJ Khaled and Pharrell, among others. Before Beats, Mr. White spent nearly a decade at Wieden+Kennedy, a global advertising agency, most recently as the Managing Director in the Shanghai office, where he oversaw the Nike brand work for many breakthrough global campaigns, including the Beijing and London Olympics.

Mr. White sits on a number of boards of directors, including the diversity initiative Marcus Graham Project, Monday Night Mentorship for mid-level marketers of color, and Caldera Arts, an Oregon non-profit to provide creative outlets to youth with limited opportunities. Mr. White earned a Bachelor of Business Administration in marketing from Georgetown University.

Margaret McDonald is an independent director of our company. Ms. McDonald is an experienced Executive Chairman, Chief Executive Officer and turnaround specialist of multiple global consumer retail brands. In 2019 she was made Executive Chairman of private equity owned Masai Copenhagen, owned by Silverfleet Partners London. Margaret has served as a Non-Executive Director for Spiritual Gangster since 2018. From 2018 until the end of 2019, she was Non-Executive Director on the Board of Flying Tiger Copenhagen, a specialty global retailer owned by EQT private equity. Margaret also serves as a senior advisor to A&M Capital Partners Europe, focusing primarily on all consumer related investments. In her specialty D2C operating roles Ms. McDonald previously served as Global President of Victoria’s Secret from 2013-2017, a $4 billion company and the largest subsidiary of L Brands Inc. Prior to joining Victoria’s Secret, Ms. McDonald was the Chief Executive Officer of Coast London, a specialty formalwear brand from 2010-2013. She was also CEO of LK Bennett a D2C lifestyle brand grounded in footwear. Ms. McDonald has also held executive roles at Gap Inc. and its Banana Republic subsidiary. Ms. McDonald also worked with Marks & Spencer plc. and Primark. Ms. McDonald earned a Bachelor of Science in management science from Dublin Institute of Technology and studied fashion and apparel design at Grafton Academy of Fashion & Design.

Jeff Rosenthal is as an independent director of our company. Mr. Rosenthal has over 15 years of experience as an entrepreneur, strategist and investor. In 2009, Mr. Rosenthal Co-Founded Summit Series LLC, a company focused on entrepreneurial community development and hosting global ideas festivals and events where he remains an active partner. Since 2013, he has been the co-owner and co-developer of Summit Powder Mountain and Powder Mountain ski resort in Eden, Utah. For the past two years, Mr. Rosenthal has been a Founding Partner at Emergent Strategic Partners, a family office and investment advisory firm. From 2019-2021, Mr. Rosenthal was a Senior Advisor to TPG Rise and TPG Growth, and also in 2019, Mr. Rosenthal was a founding partner of the Drawdown Fund, a catalytic environmental impact venture fund. Mr. Rosenthal currently serves on the Leadership Council at Conservation International, and on the boards of the Summit Impact Foundation, Beyond Conflict and Street Soccer USA. Mr. Rosenthal also serves as a Senior Advisor to many for profit, and non-profit organizations, including Goodleap, Inspire Clean Energy, Calm, Scopely, Seed Biosciences, Arabella Advisors, a leading philanthropy and impact investing consultancy, and Laurel Strategies, a global business advisory and strategy firm, among others. Mr. Rosenthal serves on the Leadership Circle of the Conservation Lands Foundation, and the Advisory Boards of Whistleblower Aid and the Save the Waves Foundation. He was a founding board member of the Summit Institute, and a founding board member of the Anti-Recidivism Coalition. Mr. Rosenthal is a term member of the Council on Foreign Relations and earned a Bachelor of Arts in International Business from American University.

Number and Terms of Office of Officers and Directors

Our board of directors consists of five directors. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. Prior to our initial business combination, holders of our Founder Shares will have the right to appoint all of our directors and remove members of the board of directors for any reason, and holders of our public shares will not have the right to vote on the appointment of directors during such time. These provisions of our Existing Certificate of Incorporation may only be amended by a majority of at least 90% of our shares of common stock attending and voting in a stockholder meeting. Each of our directors will hold office for a two-year term. Subject to any other special rights applicable to the stockholders, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board of directors or by a majority of the holders of our shares of common stock (or, prior to our initial business combination, holders of our Founder Shares).

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our Existing Certificate of Incorporation as it deems appropriate. Our Existing Certificate of Incorporation provides that our officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of Messrs. White and Rosenthal and Ms. McDonald is an independent director under applicable SEC and Nasdaq listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

The members of our audit committee are Messrs. White and Rosenthal and Ms. McDonald. Mr. White will serve as chair of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Ms. McDonald qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The Audit Committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Revelstone Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Financial Experts on Audit Committee

Pursuant to Nasdaq rules, the audit committee will at all times be composed exclusively of “independent directors” who are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Each member of the audit committee is financially literate and our board of directors has determined that Ms. McDonald qualifies as an “audit committee financial expert” as defined in applicable SEC rules, which generally is any person who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Compensation Committee

Our Compensation Committee consists of Ms. McDonald and Mr. Rosenthal, and Mr. Rosenthal will serve as chair of the compensation committee, each of whom is an independent director under the Nasdaq listing standards. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq listing rules. In accordance with Rule 5605 of the Nasdaq listing rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. White and Rosenthal. In accordance with Rule 5605 of the Nasdaq listing rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place. The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed copies of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement of which this prospectus is a part. You can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. In addition, a copy of our Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team.

REVELSTONE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections titled “Risk Factors,” “Information About Revelstone” and the audited consolidated financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Revelstone” refer to Revelstone.

Special Note Regarding Forward-Looking Statements

This section includes “forward-looking statements” that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this section including, without limitation, statements in this “Revelstone Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding Revelstone’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of Revelstone’s final prospectus for its Initial Public Offering (as defined below) filed with the SEC. Revelstone’s filings with the SEC can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, Revelstone disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Overview

We are a blank check company incorporated in Delaware on April 5, 2021. We were formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, which we refer to as a “target business.” Our efforts to identify a prospective target business will not be limited to a particular industry or geographic location, although we intend to focus our search for target businesses in the consumer, media and/or technology sectors. We intend to effectuate the Business Combination using cash from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete the initial Business Combination will be successful.

Results of Operations

As of June 30, 2023, we have neither engaged in any operations nor generated any revenues. All activity for the period from April 5, 2021 (inception) through June 30, 2023 relates to our formation and the initial public offering. We will not generate any operating revenues until after the completion of our initial business combination, at the earliest. We have generated and will continue to generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the initial public offering.

For the three months ended June 30, 2023, we had net income of $754,077, which resulted from gain from investments held in the trust account of $1,855,638, income tax expense of $379,235 offset by formation and operating costs of $722,326.

For the six months ended June 30, 2023, we had net income of $1,246,093, which resulted from gain from investments held in the trust account of $3,658,699 offset by formation and operating costs of $1,680,597 and income tax expense of $732,009.

For the three months ended June 30, 2022, we had a net income of $67,709, which resulted from interest income from investments held in the trust account of $232,604 offset by formation and operating costs of $142,732 and income tax expense of $22,163.

For the six months ended June 30, 2022, we had a net loss of $26,990, which resulted from formation and operating costs of $344,298, income tax expense of $22,163, offset by the fair value of forfeited overallotment option of $79,071, the change in fair market value of the over-allotment option of $15,119 and interest income from investments held in the trust account of $245,281.

For the year ended December 31, 2022, we had net income of 1,137,756, which resulted from the fair value of forfeited over-allotment option of $79,071, the change in fair market value of the over-allotment option of $15,119 and interest income from investments held in the trust account of $2,440,752, offset by formation and operating costs of $940,505 and income tax provision of $456,681.

For the period from April 5, 2021 (inception) through December 31, 2021, we had a net loss of $155,240, which resulted from formation and operating costs of $97,407, the change in the fair market value of the over-allotment option of $58,062, offset by interest income of $229.

Liquidity and Capital Resources

As of June 30, 2023, we had $460,508 in cash and a working capital deficit of $2,296,923.

Prior to the completion of the Initial Public Offering, our liquidity needs had been satisfied through a payment from the sponsor of $25,000 for the founder shares to cover certain offering costs, and the loan under an unsecured promissory note from the sponsor of $189,789. The promissory note was paid in full on January 11, 2022. Subsequent to the consummation of the initial public offering and private placement, our liquidity needs have been satisfied through the proceeds from the consummation of the private placement not held in the trust account.

In addition, in order to finance transaction costs in connection with a business combination, the sponsor, initial shareholders, officers, directors or their affiliates may, but are not obligated to, provide us working capital loans. As of June 30, 2023, there were no amounts outstanding under any working capital loans.

The Company held a meeting on June 14, 2023 to vote on the proposal to amend its charter and the investment management trust agreement dated as of December 16, 2021 with Continental Stock Transfer & Trust Company. Pursuant to the charter amendment and the trust amendment, the Company has the right to extend the time to complete a business combination from June 21, 2023 until December 21, 2023, on a month-to-month basis by depositing into the Company’s trust account $90,000 fee for each one month of extension.

In connection with the stockholders’ vote at the special meeting of stockholders held by the Company on June 14, 2023, 12,980,181 shares of the Company’s common stock were redeemed with a total redemption payment of $134,295,092.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 205-40, “Presentation of Financial Statements — Going Concern,” the Company has, according to the amended charter and the investment management trust agreement, until December 21, 2023, to consummate an initial business combination. It is uncertain that the Company will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and the mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities that might result from the outcome of this uncertainty for the next twelve months form the issuance of these financial statements.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2023.

Contractual Obligations

Legal Advisory Agreement

On July 7, 2022 the Company signed an agreement with a legal advisor that will represent the Company on corporate and securities compliance matters related to its pursuit of a Business Combination. According to the terms of the agreement, the Company was obligated to pay a retainer fee of $50,000 upon the signing of this agreement, and is further obligated to pay up to an additional $200,000 when certain milestones are met prior to the closing of the Business Combination. Legal fees incurred in connection with the business combination above $250,000 will be due and payable upon completion of the Business Combination. The initial retainer fee of $50,000 was paid as of January 30, 2023. The amount of legal fees recorded as part of the Company’s accrued expenses was $1,102,129 as of June 30, 2023.

Deferred Underwriting Commission

As of June 30, 2023 the Company has a long-term liability represented by deferred underwriting commissions of $1,732,500.

M&A Advisory Agreement

On October 13, 2022, the Company signed an agreement with an advisor to assist the Company on merger and acquisition matters as they relate to a Business Combination. According to the terms of the agreement, as amended on July 7, 2023, the Company is obligated to pay the advisor a fee determined as a percentage of the enterprise value of a target. The percentage ranges from 0.5%, which would apply to an enterprise value of $600,000,000 or more, and 1.5%, which would apply to an enterprise value of $200,000,000 or less. The advisory fee is payable by the Company to the advisor in shares of the Company’s Class A common stock at $10.00 per share. The Company has not recorded any advisory fees through June 30, 2023 as stock compensation recognition criteria per ASC 718-10-25 have not been met.

Private Placement Agreements

On October 13, 2022, the Company signed a private placement agreement with an agent to assist the Company with the private placement of the Company’s stock or other securities. According to the terms of the agreement, as amended on July 7, 2023, the Company is obligated to pay the agent, concurrently with the consummation of the placement, a fee determined as 2% of gross receipts from the placement. The advisory fee is payable in shares of the Company’s Class A common stock at $10.00 per share. No fee has been recorded by the Company through June 30, 2023 as this private placement has not yet taken place.

Critical Accounting Policies

Public and Private Warrants

The Company accounted for the 14,500,000 warrants issued and outstanding at June 30, 2023, including 8,250,000 Public Warrants and 6,250,000 Private Placement Warrants in accordance with the guidance contained in ASC 815-40. The Company concluded that the Public and Private Placement Warrants are considered indexed to the entity’s own stock and meet other equity classification requirements. Therefore, Public and Private Placement Warrants are considered equity instruments and are classified as such.

Net Income/(Loss) Per Share of Class A Common Stock

We have two categories of shares, which are referred to as redeemable shares of Class A common stock and non-redeemable shares of Class B common stock. Earnings and losses are shared pro rata between the two categories of shares of common stock.

Shares of Class A Common Stock Subject to Possible Redemption

All of the 3,519,819 shares of Class A common stock issued as part of the Units in the Public Offering and outstanding at June 30, 2023 contain a redemption feature which allows for the redemption of such public shares in connection with our liquidation, if there is a shareholder vote or tender offer in connection with the business combination and in connection with certain amendments to our second amended and restated certificate of incorporation. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of us require shares of Class A common stock subject to redemption to be classified outside of permanent equity. Therefore, all shares of Class A common stock were classified outside of permanent equity as of June 30, 2023.

We recognized changes in redemption value immediately as they occur upon the IPO and will adjust the carrying value of redeemable shares of Class A common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of Class A common stock are affected by charges against additional paid in capital and accumulated deficit.

CERTAIN REVELSTONE RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Revelstone” refer to Revelstone.

Related Party Loans

On May 11, 2021, the Sponsor issued to us an unsecured promissory note, pursuant to which we may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the Initial Public Offering. The note is non-interest bearing and payable on the earlier of the consummation of the Initial Public Offering or the date on which we determine not to proceed with the Initial Public Offering. These amounts were paid out of the proceeds that had been allocated for the payment of offering expenses of the Initial Public Offering.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Private Warrants at a price of $1.00 per Private Warrant. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2022, there was no amount outstanding under any Working Capital Loan.

On August 24, 2023, Revelstone issued a promissory note (the “First Working Capital Note”) to the Sponsor. Pursuant to the First Working Capital Note, the Sponsor agreed to loan us an aggregate principal amount of $100,000. On October 19, 2023, Revelstone issued a promissory note (the “Second Working Capital Note”) to the Sponsor. Pursuant to the Second Working Capital Note, the Sponsor agreed to loan us an aggregate principal amount of $100,000.

Administrative Services Arrangement

Our Sponsor has agreed, commencing from the date that our securities are first listed on NASDAQ through the earlier of our consummation of a Business Combination and its liquidation, to make available to us certain general and administrative services, including office space, utilities and administrative services, as we may require from time to time with no monthly fees for these services.

MANAGEMENT AFTER THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as executive officers and who will be nominated for election to the board of directors of the Combined Company following the consummation of the Business Combination.

The Amended Charter provides that the size of the Combined Company Board will be set at by the Combined Company Board. The Merger Agreement and the PIPE Subscription Agreement provide that (i) for so long as the Subscriber continues to own 5% or more of the Combined Company’s common stock, Set Jet will nominate for election as a director to the Combined Company Board one individual designated by the Subscriber, and (ii) for a period of two years after consummation of the Business Combination, Set Jet will nominate for election as a director to the Combined Company Board one individual designated by Revelstone’s Sponsor.

Name	Age	Position
Executive Officers:
Thomas P. Smith	55	Chief Executive Officer and Director
William R. (Trey) Smith III	38	Chief Operating Officer and Secretary
James A. Barnes	68	Chief Financial Officer

Non-Employee Directors:
Steve Reynolds	64	Chairman of the Board of Directors
David Norris	58	Director
Daniel Neukomm	45	Revelstone Sponsor Designated Director
Richard Anthony	62	Subscriber Designated Director

Executive Officers

Thomas P. Smith.    Mr. Smith has served as Set Jet’s Chief Executive Officer since January 2022, and will continue to serve as the Combined Company’s Chief Executive Officer upon consummation of the Business Combination. As a co-founder, he has been active in management and advisory roles since Set Jet’s legal formation in 2014 and during its prior development period. An avid aviator, he has over 10,000 pilot hours and is certified in multi-engine aircraft as an airline transport pilot. Prior to Set Jet, Mr. Smith held senior leadership roles at Wrap Technologies, Inc. (“Wrap Technologies”) (Nasdaq: WRAP) since 2019, most recently as its Chief Executive Officer. Mr. Smith served as a member of Wrap Technologies board of directors from 2020 until January 2022. Prior to Wrap Technologies, Mr. Smith co-founded TASER International (now Axon Enterprise, Inc.) in 1993 (“TASER”), which has grown to become a $12 billion company (Nasdaq: AXON). He served as President of TASER until October 2006, and as chairman of the board of directors of TASER from October 2006 until 2012. He co-founded Achilles Technology Solutions, LLC (“Achilles”) in 2012, and through its wholly-owned subsidiary ATS Armor, LLC (“ATS Armor”), which he co-founded in 2015, developed a line of ballistic solutions for law enforcement and military. Mr. Smith served in management roles at Achilles, ATS Armor and ATS MER, a research and development company acquired by Achilles in 2015, until 2020, 2019 and 2019, respectively. ATS Armor filed a petition for Chapter 7 Bankruptcy in March 2019, and ATS MER filed a petition for Chapter 7 Bankruptcy in February 2019. Mr. Smith was honored with the 2002 Ernst & Young Entrepreneur of the Year award and holds a Bachelor of Science degree in Ecology and Evolutionary Biology from the University of Arizona and a M.B.A. degree from Northern Arizona University.

William R. (Trey) Smith III.    Mr. Smith currently serves as Set Jet’s Chief Operating Officer and Secretary, and will continue to serve as the Combined Company’s Chief Operating Officer upon consummation of the Business Combination. As a co-founder of Set Jet, he has served as a managing executive since Set Jet’s legal formation in 2014. As son of a prominent aviation pioneer, Trey grew up around aviation but established his credentials in technology starting a successful search engine optimization technology company in 2002 at the age of 17. In 2006 he formed Media Glint, a bespoke software development company focusing on business automation, business intelligence data collection and automated software testing. Starting in 2012 he was a key contributor in developing the Set Jet software platform and proving the Set Jet business model.

James A. Barnes.    Mr. Barnes has served as Set Jet’s Chief Financial Officer since October 2022 to lead its transition to a public company and will continue to serve as the Combined Company’s Chief Financial Officer upon consummation of the Business Combination. Mr. Barnes co-founded Wrap Technologies, serving as President for its 2017 public offering, and thereafter served as Chief Financial Officer, Secretary and Treasurer until his retirement in July 2022. He was responsible for its public filings, obtaining a Nasdaq listing and managing worldwide intellectual property. He co-founded Parametric Sound Corporation in 2010 serving as Chief Financial Officer responsible for its public filings, Nasdaq listing and serving as a key management member in its reverse merger with Turtle Beach Corporation (Nasdaq: HEAR) in February 2015. From February 2015 to February 2017 he served as Vice President Administration at Turtle Beach responsible for successful new medical device registrations in the U.S. and Europe. He has been President of Sunrise Capital, Inc., a private venture capital, financial and regulatory consulting firm, helping grow multiple public companies since 1984. Since 1999, he has been Manager of Syzygy Licensing LLC, a private technology invention and licensing company responsible for development of several successful patented technologies. He previously practiced as a certified public accountant and management consultant with Ernst & Ernst, Touche Ross & Co., and as a principal in J. McDonald & Co. Ltd., Phoenix, Arizona. He graduated from the University of Nebraska with a Bachelor of Arts degree in Business Administration in 1976 and is a certified public accountant (status: inactive).

Non-Employee Directors

Steve Reynolds.    A private jet owner and aviation enthusiast, Mr. Reynolds first invested in Set Jet in 2020. He has developed a keen understanding of consumer marketing during his 30-year business history. He joined the Set Jet board of directors in 2020 and became Chairman in November 2022. In 1996, he co-founded Yard House, an American sports bar chain with more than 80 locations, which was sold to Darden Restaurants in 2012. As Chief Operating Officer of Yard House, he was active in all aspects of the chain’s growth. Since 2012, Mr. Reynolds has been involved as an entrepreneur and investor in a variety of aviation, real estate development and food and beverage businesses.

As an owner of an aircraft chartered through Set Jet’s charter operator, Set Jet believes Mr. Reynolds has valuable experience in Set Jets operations that along with his marketing and executive experience and is well qualified to serve as a director.

David Norris.    Mr. Norris joined Americor as Chief Executive Officer in October 2021. Americor is a rapidly growing finance technology company providing credit, debt and lending solutions to consumer clients. In January 2018, he joined Wrap Technologies, Inc. (Nasdaq:WRAP) as a director and President and subsequently Chief Executive Officer. He resigned as Chief Executive officer in October 2020 and as a director in June 2021. From April 2014 to December 2017, he served in senior executive roles including Chief Revenue Officer, President and Chief Operating Officer at privately held loanDepot, Inc., during which time it rapidly expanded into the fifth largest mortgage lender in the United States. Mr. Norris prior executive roles include serving as Chief Executive Officer of Greenlight Financial Services, President of Direct Lending and Chief Marketing Officer of Mr. Cooper Mortgage (formerly Nationstar), and President at LendingTree, Inc. and Discover Home Loans. In addition, Mr. Norris’ career includes executive and management roles at Toshiba America Information Systems and Qualcomm Personal Electronics. Mr. Norris earned his Bachelor of Science degree in business administration from University of Phoenix in 1993.

Mr. Norris has extensive consumer sales and marketing experience including traditional, digital and social media. Set Jet believes this experience along with his senior executive roles at rapidly growing businesses makes him a valuable resource to the Set Jet management team.

Daniel Neukomm.    Mr. Neukomm is the Co-Chief Executive Officer of Revelstone and serves on its board of directors. Mr. Neukomm has 20 years of operational experience and is currently the Executive Chairman of La Jolla Group, Inc. (“LJG”), a position he has held since 2022, prior to which Mr. Neukomm served as its Chief Executive Officer from 2013. LJG is a multi-branded operating platform with ownership or investments in businesses that collectively have approximately $200 million in revenue for projected fiscal 2021 focused on globally recognized consumer brands, including O’Neill, Spiritual Gangster, PSD, Hang Ten, and others. Under Mr. Neukomm’s leadership, LJG has played a key role in the omni-channel transformation of the platform brands resulting in double-digit growth rates and material improvements in the profitability of these brands. Mr. Neukomm is also a co-founding partner at Revelstone Capital, a growth equity initiative which is focused on investing in growth stage consumer companies in the active lifestyle space. In addition, Mr. Neukomm was one of the largest founding investors and an operating partner in Caliva, a vertically integrated cannabis company in California. At Caliva, Mr. Neukomm led the execution and integration of a four company SPAC rollup to create The Parent Company (TPCO Holding Corp.), a vertically integrated platform that includes cultivation, manufacturing, brands, retail, and delivery. Mr. Neukomm has been a director of The Parent Company since January 2021. Mr. Neukomm began his career founding Mountain Oxygen, a supplemental oxygen services company based in Aspen, Colorado. Mr. Neukomm earned a Bachelor of Arts degree in Economics from the University of Vermont and a Masters of Business Administration in finance and strategy from the International School of Management in Paris.

Mr. Neukomm’s extensive operational experience makes him well qualified to serve as a director.

Richard Anthony.    Mr. Anthony joined the Set Jet board of directors on August 4, 2023. Mr. Anthony has served as Managing Partner of Coleman Capital (US) LLC since August 2022. Coleman Capital (US) LLC focuses on private equity investments as part of London based asset management firm Coleman Capital LLP. Mr. Anthony serves on the investment committees for both the private equity and asset management divisions, overseeing all US operations, and collaborates with the wider team to grow Coleman Capital’s business interests. He has over 30 years’ experience in capital markets serving as the head of equity derivative departments of investment banks, including Oppenheimer & Co. from December 2019 until August 2022, where he was the Managing Director, Equity Derivatives, BGC Financial from December 2009 until December 2019, where he was the Managing Director, Head of Equity Derivatives, and Pali Capital from 2002 through 2009. While at BGC Financial, in 2017 through 2018, Mr. Anthony structured, executed, and managed a series of VIX Volatility Index option trades, nicknamed the “VIX Elephant” by the Wall Street Journal, and in 2005 he assisted Bloomberg Financial redesign their internal option analytic program. Mr. Anthony graduated from the University of Colorado with a Bachelor of Arts degree in English. Mr. Anthony’s extensive finance experience makes him well qualified to serve as a director.

Director Independence

The rules of Nasdaq require that a majority of our Board be independent within one year of our initial public offering. An “independent director” is defined as a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. If elected, it is anticipated that each of Messrs. Norris, Neukomm and Anthony will qualify as an independent director under Nasdaq listing standards.

Committees of the Board of Directors

Following the consummation of the Business Combination, it is anticipated that the Combined Company Board will have three standing committees: an audit committee, a compensation committee, and a nominating and governance committee. Our audit committee and our compensation committee will be composed of independent directors.

Audit Committee

Upon consummation of the Business Combination, if such director nominees are duly elected, it is anticipated that the members of our audit committee will consist of Messrs. Norris, Neukomm and Anthony, with Mr. Norris expected to serve as the chairperson of the audit committee. Under the Nasdaq listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and it is anticipated that each will qualify as independent directors under applicable rules. Each of Messrs. Norris, Neukomm and Anthony is financially literate and it is anticipated that Mr. Norris will qualify as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

Upon consummation of the Business Combination, our compensation committee will consist of Messrs. Norris, Neukomm and Anthony, with the chairperson of the compensation committee expected to be appointed by the Combined Company Board upon consummation of the Business Combination. Under the Nasdaq listing rules, we are required to have at least two members of the compensation committee. The Nasdaq rules also require that the compensation committee be composed solely of independent directors. Each of Messrs. Norris, Neukomm and Anthony will qualify as independent directors.

Nominating and Governance Committee

Upon consummation of the Business Combination, our nominating and governance committee will consist of Messrs. Norris and Smith. Mr. Smith is expected to serve as the chairperson of the nominating and governance committee.

Compensation Committee Interlocks and Insider Participation

No member of the Set Jet compensation committee was at any time during fiscal year 2022, or at any other time, one of Set Jet’s officers or employees. None of Set Jet’s executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of the Set Jet Board or member of Set Jet’s compensation committee.

Code of Ethics

Following the completion of the Business Combination, it is anticipated that the Combined Company Board will adopt a code of business conduct and ethics that will apply to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available either on our website at www.setjet.com or without charge upon request from us.

Director Compensation

Following the completion of the Business Combination, our compensation committee will determine the annual compensation to be paid to the members of the Combined Company board.

Executive Compensation and Executive Employment Agreements

Following the completion of the Business Combination, our compensation committee will determine the annual compensation to be paid to the Executive Officers of the Combined Company and expects to negotiate and execute employment agreements with such executive officers.

DESCRIPTION OF THE COMBINED COMPANY’S SECURITIES

The following summary of the material terms of the securities of the Combined Company following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Amended Charter in its entirety for a complete description of the rights and preferences of the Combined Company’s securities following the Business Combination. The Amended Charter is described in “Proposal No. 2 — The Charter Proposals” and the full text of the Amended Charter, which includes the proposed amendments described in Proposal No. 2 and eliminates the provisions of the Existing Certificate of Incorporation that terminate pursuant to their terms upon the closing of the Business Combination is attached as Annex B to this proxy statement/prospectus.

Authorized and Outstanding Stock

The Amended Charter authorizes the issuance of [100,000,000] shares of Class A common stock, $0.0001 par value per share and [10,000,000] shares of undesignated preferred stock, $0.0001 par value. The outstanding shares of Revelstone Common Stock are, and the shares of Revelstone Common Stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the Record Date for the special meeting, there were [*] shares of Revelstone Common Stock held by [_______] stockholders of record, and no shares of preferred stock of Revelstone outstanding, including shares held by holders of record of Revelstone Units.

Combined Company Common Stock Following the Business Combination

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Combined Company Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Combined Company Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Combined Company Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Combined Company Common Stock unless the shares of Combined Company Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Combined Company Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Combined Company Common Stock.

Election of Directors

Following the Business Combination, our board of directors will have one class of directors and each director will generally serve for a term of one year. Unless required by applicable law at the time of election, there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors.

Revelstone Class A Common Stock Prior to the Business Combination

Common Stock

There are 7,644,819 shares of our common stock that will be outstanding including:

•        7,644,814 shares of our Revelstone Class A Common Stock underlying the units sold in the initial public offering; and

•        Five shares of our Revelstone Class B Common Stock held by our initial stockholders and anchor investors holding Founder Shares.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of shares of our Revelstone Class B Common Stock will have the right to elect all of our directors prior to the consummation of our initial Business Combination. On any other matter submitted to a vote of our stockholders, holders of shares of our Revelstone Class B Common Stock and holders of shares of our Revelstone Class A Common Stock will vote together as a single class, except as required by applicable law or stock exchange rules. These provisions of our Existing Certificate of Incorporation may only be amended if approved by a majority of at least 90% of our Revelstone Common Stock voting at a stockholder meeting. Unless specified in our Existing Certificate of Incorporation or bylaws, or as required by applicable law or stock exchange rules, the affirmative vote of a majority of our shares of Revelstone Common Stock that are voting is required to approve any such matter voted on by our stockholders (other than the election of directors). There is no cumulative voting with respect to the election of directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors, out of funds legally available therefor.

Because our Existing Certificate of Incorporation authorizes the issuance of up to 180,000,000 shares of our Revelstone Class A Common Stock, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of shares of common stock which we are authorized to issue at the same time as our stockholders vote on the business combination to the extent we seek stockholder approval in connection with our initial business combination.

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until not later than one year after our first fiscal year end following our listing on Nasdaq. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We will provide our public stockholders with the opportunity to redeem all or a portion of their shares upon the completion of our initial business combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of our initial business combination, including interest (net of permitted withdrawals), divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.10 per public share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption right will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. Each public stockholder may elect to redeem its Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction. Our Revelstone Initial Stockholders, Anchor Investors that will hold Founder Shares, and Revelstone officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of our initial business combination. Permitted transferees of our Sponsor, officers or directors will be subject to the same obligations. Unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by applicable law or stock exchange listing requirements, if a stockholder vote is not required by applicable law or stock exchange listing requirements and we do not decide to hold a stockholder vote for business or other reasons, we will, pursuant to our Existing Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our Existing Certificate of Incorporation requires these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by applicable law or stock exchange rules, or we decide to obtain stockholder approval for business or other reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, unless a different vote is required by applicable law or stock exchange rules, we will complete our initial business combination only if at least 65% of the shares of Revelstone Common Stock voted are voted in favor of our initial business combination. Unless otherwise required by applicable law or stock exchange rules, a quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of Revelstone representing a majority of the voting power of all outstanding shares of capital stock of Revelstone entitled to vote at such meeting. However, the participation of our Sponsor, officers, directors, advisors or any of their respective affiliates in privately-negotiated transactions (as described in the final prospectus), if any, could result in the approval of our initial business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such business combination.

We intend to give approximately 20 days (but not less than 10 days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our initial business combination. These quorum and voting thresholds and agreements may make it more likely that we will consummate our initial business combination.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our Existing Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming more than an aggregate of 15% of the shares sold in this offering, without our prior consent, which we refer to as the “Excess Shares.” However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete the business combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their stock in open market transactions, potentially at a loss.

If we seek stockholder approval in connection with our initial business combination, our initial stockholders, anchor investors that will hold Founder Shares, officers and directors have (and their respective permitted transferees, as applicable, will agree) agreed to vote any Founder Shares and any public shares held by them in favor of our initial business combination (except with respect to public shares held by the anchor investors). As a result, in addition to the Founder Shares, we would only need 844,133, or 11% of the 3,519,819 public shares sold in this offering to be voted in favor of our initial Business Combination in order to have such initial Business Combination approved. Additionally, each public stockholder may elect to redeem its Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the Business Combination.

Pursuant to our amended and restated certificate of incorporation, if we are unable to complete our initial Business Combination within 18 months of the closing of this offering, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds therefor, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our initial stockholders, anchor investors that will hold Founder Shares, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any Founder Shares held by them if we fail to complete our initial business combination within 18 months of the closing of this offering. However, if our sponsor or any of our officers or directors acquires public shares after this offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within 18 months of the closing of this offering.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the consummation of our initial business combination, including interest (net of permitted withdrawals), upon the completion of our initial business combination, subject to the limitations described herein.

Founder Shares

The Founder Shares are designated as shares of our Revelstone Class B Common Stock and are identical to the shares of our Revelstone Class A Common Stock included in the units sold in this offering, and holders of Founder Shares have the same stockholder rights as public stockholders, except that: (1) prior to our initial business combination, only holders of the Founder Shares have the right to vote on the appointment of directors and holders of a majority of our Founder Shares may remove a member of the board of directors for any reason; (2) the Founder Shares are subject to certain transfer restrictions, as described in more detail below; (3) our initial stockholders, anchor investors that will hold Founder Shares, directors and officers have entered into a letter agreement with us, pursuant to which they have agreed to waive: (i) their redemption rights with respect to any Founder Shares and public shares held by them, as applicable, in connection with the completion of our initial business combination; (ii) their redemption rights with respect to any Founder Shares and public shares held by them in connection with a stockholder vote to amend our Existing Certificate of Incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of this offering or during any Extension Period, or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (iii) their rights to liquidating distributions from the trust account with respect to any Founder Shares they hold if we fail to complete our initial business combination within 18 months from the closing of this offering or during any Extension Period (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame); (4) the Founder Shares will automatically convert into shares of our Revelstone Class A Common Stock at the time of our initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described in more detail below; and (5) the Founder Shares are entitled to registration rights once converted. If we submit our initial business combination to our public stockholders for a vote, our initial stockholders, anchor investors that will hold Founder Shares, directors and officers have agreed (and their respective permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote their Founder Shares and any public shares held by them purchased during or after this offering in favor of our initial business combination. In addition, each of our anchor investors has entered into an investment agreement with us pursuant to which they have agreed to vote any Founder Shares held by them offering in favor of our initial business combination. Although the anchor investors are not contractually obligated to vote any public shares they own an incentive for them to do so.in favor of our initial business combination, their ownership of Founder Shares may provide an incentive for them to do so.

The Founder Shares will automatically convert into shares of our Revelstone Class A Common Stock at the time of our initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of our Revelstone Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in this offering and related to the closing of our initial business combination, the ratio at which the shares of our Class B Common Stock will convert into shares of our Revelstone Class A Common Stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of our Class B Common Stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of our Revelstone Class A Common Stock issuable upon conversion of all shares of our Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of all shares of common stock issued and outstanding upon the completion of this offering plus all shares of our Revelstone Class A Common Stock and equity-linked securities issued or deemed issued in connection with our initial business combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in our initial business combination. The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for shares of our Revelstone Class A Common Stock issued in a financing transaction in connection with our initial business combination, including but not limited to a private placement of equity or debt securities.

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our directors and officers and other persons or entities affiliated with our sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of: (A) one year after the completion of our initial business combination; and (B) subsequent to our initial business combination (x) if the last reported sale price of shares of our Revelstone Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

Our Existing Certificate of Incorporation authorizes 1,000,000 shares of preferred stock and provide that shares of preferred stock may be issued from time to time in one or more series. Our board of directors are authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the shares of common stock and could have anti-takeover effects. The ability of our board of directors to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no shares of preferred stock issued and outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock have been issued or registered in this offering.

Redeemable Warrants

There are currently 14,500,000 warrants outstanding. Each warrant entitles the registered holder to purchase one share of Revelstone Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of twelve months from the date of the initial public offering or 30 days after the completion of our initial business combination. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Revelstone Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares of Revelstone Class A Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Revelstone Class A Common Stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of Revelstone Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Revelstone Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Revelstone Class A Common Stock for the 5 trading days ending on the trading day prior to the date of exercise. The warrants will expire on the fifth anniversary of our completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The private warrants, as well as any warrants underlying additional units we issue to our sponsor, officers, directors, initial stockholders, any anchor investors holding Founder Shares or their affiliates in payment of working capital loans made to us, will be identical to the warrants underlying the units offered in the initial public offering.

We may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

•        at any time after the warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of Revelstone Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders (“Reference Value”); and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Revelstone Class A Common Stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Revelstone Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Revelstone Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of Revelstone Class A Common Stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the final prospectus, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants. The warrant agreement requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Revelstone Class A Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of Revelstone Class A Common Stock at a price below their respective exercise prices.

In addition, if (x) we issue additional shares of Revelstone Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a an issue price or effective issue price less than $9.20 per share of Revelstone Class A Common Stock (“Newly Issued Price”) (of with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to our sponsor, initial stockholders, any anchor investors holding Founder Shares or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of shares of our Revelstone Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price of the warrants will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Revelstone Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Revelstone Class A Common Stock. After the issuance of shares of Revelstone Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Revelstone Class A Common Stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Revelstone Class A Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may loan us funds as may be required, although they are under no obligation to advance funds or invest in us. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Dividends

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future, except if we increase the size of this offering, in which case we will effect a capitalization or other appropriate mechanism immediately prior to the consummation of this offering in such amount as to maintain the number of Founder Shares at 20% of our issued and outstanding shares of common stock upon the consummation of this offering. Further, if we incur any indebtedness in connection with our initial business combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Certain Anti-Takeover Provisions of Delaware Law

Special Meeting of Stockholders

Our current bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our president or by our chairman or by our secretary at the request in writing of stockholders owning a majority of our issued and outstanding capital stock entitled to vote. The bylaws that will be in effect upon consummation of the Business Combination provide that special meetings of our stockholders may be called by the chairperson of our board of directors, our Chief Executive Officer and our board of directors pursuant to adoption of a resolution.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our current bylaws provide, and the bylaws to be in effect upon consummation of the Business Combination will provide, that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. Our current bylaws, and the bylaws to be in effect upon consummation of the Business Combination, also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Existing Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.

The Amended Charter provides that, unless we consent in writing to the selection of an alternative forum, (b) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Company; (iii) any action asserting a claim against us arising under the Delaware General Corporation Law, the Amended Charter or the bylaws; (iv) any action to interpret, apply, enforce or determine the validity of any provisions of the Amended Charter or the bylaws; or (v) any other action asserting a claim against us that is governed by the internal affairs doctrine and (b) notwithstanding anything to the contrary herein, the federal district court for the District of Delaware (or, in the event such court does not have jurisdiction, the federal district courts of the United States) shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of the Existing Certificate of Incorporation and the Amended Charter will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Existing Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Limitation on Liability and Indemnification of Directors and Officers

The Existing Certificate of Incorporation and the Amended Charter provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, the Existing Certificate of Incorporation and the Amended Charter provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We will also enter into agreements with our officers and directors to provide contractual indemnification. Our current bylaws permit, and the bylaws to be in effect upon the consummation of the Business Combination will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMPARISON OF STOCKHOLDER RIGHTS

General

Revelstone is incorporated under the laws of the State of Delaware and Set Jet is incorporated under the laws of the State of Nevada. The rights of Revelstone’s stockholders are governed by the laws of the State of Delaware, including the DGCL, and Set Jet’s stockholders are governed by the laws of the State of Nevada, including the Nevada Business Corporation Law (the “NBCL”). The rights of Revelstone stockholders are further governed by Revelstone’s Amended and Restated Certificate of Incorporation as filed on March 17, 2021, and Revelstone’s Amended and Restated Bylaws. The rights of Set Jet’s stockholders are further governed by Set Jet’s Amended and Restated Certificate of Incorporation as filed on November 22, 2021 and Set Jet’s Amended and Restated Bylaws.

As a result of the Business Combination, Revelstone and Set Jet shareholders will become Combined Company Stockholders. Thus, following the Merger, the rights of Revelstone and Set Jet shareholders who become Combined Company Stockholders will no longer be governed by the Amended and Restated Certificates of Incorporation or Amended and Restated Bylaws of Revelstone or Set Jet, respectively, and instead will be governed by the Combined Company Amended and Restated Certificate of Incorporation and Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences: (i) between the rights of Revelstone stockholders under Revelstone’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (left column), and the rights of Set Jet shareholders under Set Jet’s Articles of Incorporation and Bylaws (center column), and (ii) between the rights of Set Jet shareholders under Set Jet’s Articles of Incorporation and Bylaws (center column), and the rights of Combined Company’s stockholders under its Amended and Restated Certificate of Incorporation and Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of Revelstone’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and Set Jet’s Articles of Incorporation and Bylaws, as well as the relevant provisions of the DGCL and Nevada Revised Statutes (the “NRS”).

Revelstone	Set Jet	Combined Company
Authorized Capital Stock
200,000,000 shares of common stock (including 180,000,000 shares of Class A common stock, and 20 million shares of Class B Common Stock). 1 million shares of preferred stock.	40 million shares of common stock.	[*] shares of Class A common stock. 1 million shares of preferred stock.
Rights of Preferred Stock

As authorized by the Revelstone Board and contained in the preferred stock designation filed with the Delaware Secretary of State.

Revelstone’s Amended and Restated Certificate of Incorporation authorizes one or more series’ of preferred stock with varying rights as to voting, dividends, liquidation, dilution, optional and automatic conversion into common stock, and other matters.

Set Jet’s Articles of Incorporation do not authorize preferred stock.

As authorized by Combined Company’s board of directors and contained in the preferred stock designation filed with the Delaware Secretary of State.

Any new series of preferred stock may be designated by Combined Company’s board of directors without approval of the holders of common stock or preferred stock.

Revelstone	Set Jet	Combined Company
Number and Qualification of Directors
The number of directors is set by resolution of the Revelstone Board.

Set Jet’s Articles of Incorporation and Bylaws provide for the number of directors to be not less than one (1) and not more than seven (7) and shall be set, from time to time by action of the Set Jet Board.

The number of directors is set by resolution of Combined Company’s board of directors.
Classified Board of Directors

The Revelstone Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders) serving a three-year term.

	The Set Jet Board is not divided into classes.	Combined Company’s board of directors is not divided into classes.
Election of Directors
The election of directors is determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.	The election of directors is determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.	The holders of common stock have one vote per share held for directors of Combined Company.
Removal of Directors

Directors may be removed either for or without cause, at any time by action of the holders of a majority of the outstanding shares of Class B Common Stock entitled to vote thereon, either at a meeting of the holders of such shares or, whenever permitted by law, without a meeting by their written consents thereto.

Directors may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a two-thirds of the voting power of Set Jet’s outstanding shares of stock that are entitled to vote generally for the election of directors and acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the NRS, the Articles of Incorporation and the Bylaws.

Directors may be removed at any time with or without cause by an affirmative vote of the holders of a majority of the outstanding shares of voting stock with the power to vote at an election of directors.

Voting

Other than with respect to the election of directors, which is described above, or an amendment to Revelstone’s amended and restated Certificate of Incorporation prior to completion of an initial business combination, which must be approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of Revelstone Common Stock, the holders of the Common Stock shall exclusively possess all voting power and shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

The holders of common stock are entitled to one vote for each share held.

All voting powers of the common stock are subject and subordinate to those of the preferred stock.

The holders of common stock possess exclusively all voting power, and each holder shall have one vote per share held for the election of directors and on all matters submitted to a vote of stockholders.

Revelstone	Set Jet	Combined Company

Holders of shares of any series of Common Stock are not entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock, that the holders of such affected series of Preferred Stock or Common Stock, entitled exclusively, either separately or together with the holders of one or more other such series.

Holders of common stock are not entitled to vote on any amendment to the Amended & Restated Certificate of Incorporation that relates to the rights, powers, preferences or other terms of one or more series of preferred stock, if the holders of such series are entitled to vote thereon.

Cumulative Voting
No stockholder has cumulative voting rights.	No stockholder has cumulative voting rights.	No stockholder has cumulative voting rights.
Vacancies on the Board of Directors

Vacancies, created either by a newly created directorship or the death, resignation, retirement, disqualification, removal or other cause of a director may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

Vacancies, created either by a newly created directorship or the death, resignation, retirement, disqualification, removal or other cause of a director may be filled by a two-thirds vote of the remaining directors then in office, even if less than a quorum, by a sole remaining director (and not by stockholders) in accordance with the NRS, the Articles of Incorporation) and the Bylaws.

Vacancies, created either by a newly created directorship or the death, disability, resignation, retirement, disqualification, removal or other cause, of a director may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director.

Directors chosen in this way will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier resignation, removal, death or incapacity.

Special Meeting of the Board of Directors

Special meetings of the Revelstone Board may be called by the Chairman of the Board, the Chief Executive Officer, or the Board of Directors pursuant to a Board resolution. The stockholders shall have no ability to call a special meeting.

Special meetings of the board of directors may be called by the Chairman of the Set Jet Board, the President or by any Vice-President or by any two directors.

Special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, or a Chief Executive Officer, or the Board pursuant to a resolution. adopted by a majority of the Board

Revelstone	Set Jet	Combined Company
Stockholder Action by Written Consent

Except as relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meetings of such stockholders and may not be effected by written consent of the stockholders other than with respect to Class B Common Stock. Action may be taken by written consent with respect to Class B Common Stock.

Any action required or permitted to be taken at any annual meeting or special meeting of Set Jet’s stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having more than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon.

Any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders of the Combined Company, and shall not be taken by written consent in lieu of a meeting, and the power of stockholders to consent in writing, without a meeting is expressly denied under the Bylaws.

Amendment to Certificate of Incorporation or Articles of incorporation

Prior to the completion of an initial business combination, an amendment to Revelstone’s amended and restated certificate of incorporation must be approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of Revelstone Common Stock.

After the completion of an initial business combination, an amendment to Revelstone’s amended and restated certificate of incorporation must be approved in the manner prescribed by law.

No amendment, alteration or repeal of any provision of the Articles of Incorporation, except with the consent of the majority of the voting power, or such greater proportion of the voting power as may be required pursuant to the Articles of Incorporation or Bylaws.

In addition to an affirmative vote of the holders of any series of Preferred Stock, the affirmative vote of the holders of a majority in voting power of the holders of Combined Company’s stock (that is entitled to vote thereon) is required to amend, alter, change or repeal any provision of the Amended and Restated Certificate of Incorporation, or to add any new provision;

The affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of Combined Company’s capital stock entitled to vote generally in the election of directors is required to amend in any respect or repeal Article I, Paragraph B of Article IV, Article V, Article VI, Article VII, Article VIII of the Amended and Restated Certificate of Incorporation.

Amendment of the Bylaws

The Board of Directors is authorized to adopt, amend, alter or repeal the Bylaws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any required vote of the holders of any class or series of capital stock, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required for the stockholders to adopt, amend, alter or repeal the By-Laws.

The Set Jet Board is authorized to adopt, amend or repeal Set Jet’s Bylaws, only with the approval of a majority of the Board. Stockholders, by vote of 51% of the voting power of all of the outstanding shares of stock of Set Jet entitled to vote, shall also have the power to adopt, amend or repeal the Bylaws without any requirement to obtain separate Board approval.

The Board has the power to adopt, amend, alter or repeal the Bylaws, by an affirmative vote of a majority of the Board.

The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided that in addition to any vote of the holders of any class or series of Combined Company’s capital stock required by required by applicable law or the Amended and Restated Certificate of Incorporation, there is also an affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of Combined Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class.

Revelstone	Set Jet	Combined Company
Stockholder Quorum

The holders of a majority of the shares of capital stock issued, outstanding, and entitled to vote represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Amended and Restated Certificate of Incorporation (as amended).

The holders of a majority of the voting power of all of the outstanding shares of stock entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.

The holders of shares of outstanding capital stock of the Combined Company representing a majority of the voting power of all outstanding shares of capital stock that are entitled to vote at such meeting, in person or by proxy, at a stockholders meeting will constitute a quorum for the transaction of business at such meeting.

When specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum of such class or series for the transaction of such business.

Corporate Opportunity

Under Revelstone’s amended and restated certificate of incorporation, the doctrine of corporate opportunity does not apply with respect to Revelstone or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have.

	No provisions regarding the doctrine of corporate opportunity are listed in Set Jet’s Articles of Incorporation or Bylaws.	No provisions regarding the doctrine of corporate opportunity are listed in Combined Company’s Amended and Restated Certificate of Incorporation or Bylaws.
Special Stockholder Meetings

Special meetings of Revelstone’s stockholders may be called by resolution of the Board of Directors, the President, or by the holders of not less than one-quarter of all of the shares entitled to vote at the meeting.

Stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the President or the Secretary by resolution of the Set Jet Board or at the request in writing of stockholders owning a majority of the entire capital stock of Set Jet issued and outstanding and entitled to vote.

Special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, a Chief Executive Officer, or the Board, pursuant to a resolution adopted by a majority of the Board, subject to the rights of the holders of any outstanding series of the preferred stock, and special meetings may not be called by any other person.

Special meetings of stockholders will be held at such time and on such date as shall be determined by the Board and stated in the notice of the meeting.

Revelstone	Set Jet	Combined Company
Notice of Stockholder Meetings

Written or printed notice of the meeting stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, must be delivered not less than ten nor more than sixty days before the date of the meeting, either personally, or by telegram, facsimile or cable or other electronic means, by or at the direction of the Chief Executive Officer, the Secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting.

Written notice, stating the place, if any, date and time of the meeting, must be given, not less than ten days nor more than sixty days before the date of the meeting, to each stockholder of record entitled to vote at the meeting.

The notice must specify (A) the place, if any, date and time of such meeting and (B) the purpose or purposes for which such meeting is called.

Written notice, stating the place, if any, date, time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at the meeting, and the record date for determining the stockholders entitled to vote at the meeting, must be given, not less than 10 nor more than 60 days before the date of the meeting.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

No business may be transacted at a special meeting of stockholders, other than business that is prescribed in the notice of meeting. Neither Revelstone’s Amended and Restated Certification (as amended) nor its Bylaws include specific provisions regarding stockholder proposals.

No business may be transacted at a special meeting of stockholders, other than business that is prescribed in the notice of meeting. Neither Set Jet’s Articles of Incorporation nor Bylaws include specific provisions regarding stockholder proposals.

If the notice for a special meeting is for a purpose other than an annual meeting, it will in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the notice of meeting (or any supplement thereto).

Stockholder Nominations of Persons for Election as Directors
Nominations of persons for election to the Board may only be made in accordance with Delaware law.	Nominations of persons for election to the Set Jet Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to a notice of meeting.	Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Combined Company’s notice of meeting.
Indemnification and Limitation of Liability of Directors and Officers

Revelstone has agreed to hold indemnify and harmless its officers and directors, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that he/she is or was a director, officer, employee or agent of Revelstone, and any person that is or was serving at the request Revelstone as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. to the fullest extent permitted by law.

Set Jet has agreed to indemnify and hold harmless its officers and directors, and any person that is or was serving at Set Jet’s request as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan.

A director will not be personally liable to Combined Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director, in addition to the limitation on personal liability provided herein, will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Revelstone	Set Jet	Combined Company

Each person who is or was a director or officer of Combined Company or is or was serving at the request of Combined Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person) will be indemnified and advanced expenses.

Anti-Takeover Provisions and Other Stockholder Protections

Revelstone’s amended and restated certificate of incorporation contains provisions that may discourage unsolicited takeover proposals. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult and may discourage takeover transactions.

No anti-takeover provisions are listed in Set Jet’s Articles of Incorporation or Bylaws.

Combined Company’s Amended and Restated Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals. These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult and may discourage takeover transactions.

Preemptive Rights and Share Transfer Restrictions
There are no preemptive rights or transfer restrictions relating to the shares of Revelstone Common Stock.	There are no preemptive rights or transfer restrictions relating to the shares of Set Jet’s Common Stock.	There are no preemptive rights or transfer restrictions relating to the shares of Set Jet’s Common Stock.
Inspection of Books and Records

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business.

Under the NRS, a stockholder who owns not less than 15 percent of all of the issued and outstanding stock in Set Jet, or a stockholder who was designated by another stockholder who owns not less than 15 percent of all of the issued and outstanding stock in Set Jet, upon written demand at least five (5) business days prior, stating the purpose and records for inspection, is entitled to inspect and copy the books of account and all financial records of Set Jet, during normal business hours.

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business.

Revelstone	Set Jet	Combined Company
Choice of Forum

Unless Revelstone consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Revelstone, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to Revelstone or its stockholders, (iii) any action asserting a claim against the Revelstone, its directors, officers or employees arising pursuant to any provision of the DGCL or the Amended and Restated Certificate (as amended) or the By-Laws, or (iv) any action asserting a claim against Revelstone, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction.

Set Jet is incorporated under the laws of Nevada, but no specific forum is named in its Articles of Incorporation or Bylaws.

Unless the Combined Company consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (or the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder to Combined Company, (iii) any action asserting a claim against the Combined Company arising pursuant to any provision of the DGCL, the Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (iv) any action to interpret, apply, enforce or determine the validity of any provisions of the Amended and Restated Certificate or the Bylaws, or (v) any other action asserting a claim against Combined Company governed by the internal affairs doctrine; and (b) notwithstanding anything to the contrary herein, the federal district court for the District of Delaware (or, in the event such court does not have jurisdiction, the federal district courts of the United States) shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, the Combined Company will have 100,000,000 shares of Combined Company Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to:

•        [*] shares of Revelstone Common Stock issued and outstanding, assuming that no Public Stockholders exercise their redemption rights;

•        [*] shares of Revelstone Common Stock issued and outstanding, assuming that all 3,519,819 Public Shares are redeemed.

All of the shares of Revelstone Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by Revelstone’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Revelstone Common Stock in the public market could adversely affect prevailing market prices of the Revelstone Common Stock.

Lock-up Agreements and Registration Rights

In connection with the Closing, the Sponsor equityholders and certain equityholders will enter into an Amended and Restated Registration Rights and Lock-Up Agreement. Pursuant to the Registration Rights and Lock-Up Agreement, Agreement, the Combined Company will agree that, within 30 calendar days after the closing of the Business Combination, the Combined Company will file with the SEC the Resale Registration Statement, and the Combined Company shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. In certain circumstances, the New Holders can demand up to three underwritten offerings, and all of the signatories will be entitled to piggyback registration rights.

The agreement also provides that certain stockholders of Set Jet will agree, subject to certain exceptions, not to sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of the Combined Company Common Stock for a period of 90 days after the Closing Date.

For more information about the Lock-Up Agreement and Registration Rights, see the section titled “Certain Agreements Related to the Business Combination — Lock-Up Agreements” and “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

Rule 144

A person who has beneficially owned restricted shares of Revelstone Common Stock or restricted Revelstone Warrants for at least nine months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of Revelstone Common Stock or restricted Revelstone Warrants for at least nine months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

•        1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal approximately _______ shares of Revelstone Common Stock and Revelstone Warrants, assuming that no Public Shares are redeemed; or

•        the average weekly trading volume of Revelstone Common Stock of the same class or Revelstone Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Revelstone under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Revelstone.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of Revelstone Common Stock and the beneficial ownership of Set Jet Common Stock as of ____________, 2023 (the “Record Date”), which is prior to the consummation of the Business Combination (pre-Business Combination) and (ii) expected beneficial ownership of Combined Company Common Stock immediately following the Closing (post-Business Combination), assuming that (a) no Public Shares are redeemed in the No Redemptions scenario, (b) 1,759,910 or 50%, of the Public Shares are redeemed in the Intermediate Redemptions scenario, and (c) 3,519,819 of the Public Shares, the maximum number of Public Shares, are redeemed in the Maximum Redemptions scenario, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Revelstone Common Stock or of Combined Company Common Stock;

•        each of our current executive officers and directors;

•        each person who will become an executive officer or director of the Combined Company post-Business Combination; and

•        all executive officers and directors of Revelstone as a group pre-Business Combination and all executive officers and directors of the Combined Company post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and investment power with respect to the shares of Revelstone Common Stock owned by such stockholders.

The beneficial ownership of shares of Revelstone Common Stock pre-Business Combination is based on 7,644,819 shares of Revelstone Common Stock (comprised of 3,519,819 Public Shares and 4,125,000 Founder Shares) and the beneficial ownership of shares of Set Jet Common Stock pre-Business Combination is based on [25,484,598] shares of Set Jet Common Stock, in each case issued and outstanding as of the Record Date.

The expected beneficial ownership of shares of Combined Company Common Stock immediately following the consummation of the Business Combination, assuming the No Redemptions scenario, is based on an aggregate of 16,362,019 shares of Combined Company common stock to be issued and outstanding immediately following the consummation of the Business Combination, which assumes the following: (A) none of the investors set forth in the table below has purchased or purchases shares of Revelstone common stock (pre-Business Combination) or Combined Company common stock (post-Business Combination), (B) 800,000 shares of Combined Company common stock are issuable to the PIPE Investor pre-closing investment of $4,000,000 and 2,800,000 shares of Combined Company common stock are issuable to the PIPE Investor at Closing for its $14,000,000 subscription, (C) 4,921,700 shares of Combined Company common stock are issued to the current Set Jet security holders based on an assumed exchange ratio of 0.21, (D) none of the 4,500,000 Combined Company Shareholder Earnout Shares and none of the 2,000,000 Combined Company Management Retention RSU Shares are issued as the earnout contingencies have not been met, (E) 295,500 Combined Company shares of common stock are issued for closing expenses, (F) cancellation of 100,000 Sponsor shares and (G) there are no future exercises of the Revelstone Warrants or any convertible securities of Revelstone or Set Jet. The exchange ratio affecting the number of Combined Company shares of common stock issuable to Set Jet holders described above is based on information at June 30, 2023 and may change based on events to the Merger date. Events that affect the exchange ratio include Set Jet issuances/retirements of debt, Set Jet issuance/retirement of common stock or common stock equivalents including convertible debt, options, RSUs and warrants and the cash balances of Set Jet at Closing.

The expected beneficial ownership of shares of Combined Company Common Stock immediately following the consummation of the Business Combination, assuming 50% of the maximum of the Public Shares are redeemed, is based on an aggregate of 14,602,109 shares of Combined Company Common Stock to be issued and outstanding immediately following the consummation of the Business Combination, which assumes the following: (A) none of the investors set forth in the table below has purchased or purchases shares of Revelstone Common Stock (pre-Business Combination) or Combined Company Common Stock (post-Business Combination), (B) 800,000 shares of Combined Company Common Stock are issuable to the PIPE Investors for their pre-closing investment of $4,000,000 and 2,800,000 shares of Combined Company Common Stock are issuable to the PIPE Investor at Closing for its $14,000,000 subscription, (C) 4,921,700 shares of Combined Company Common Stock are issued to the current Set Jet security holders based on an exchange ratio of 0.21, (D) none of the 4,500,000 Combined Company Shareholder Earnout Shares and none of the 2,000,000 Combined Company Management Earnout Shares are issued as the earnout contingencies have not been met, (E) 295,500 shares of Combined Company Common Stock are issued for closing expenses, (F) cancellation of 100,000 Sponsor shares and (G) there are no future exercises of the Revelstone Warrants or any convertible securities of Revelstone or Set Jet. The exchange ratio affecting the number of shares of Combined Company Common Stock issuable to Set Jet holders described above is based on information at June 30, 2023 and may change based on events to the Closing Date. Events that affect the exchange ratio include Set Jet issuances/retirements of debt, Set Jet issuance/retirement of common stock or common stock equivalents including convertible debt, options, RSUs and warrants and the cash balances of Set Jet at Closing.

The expected beneficial ownership of shares of Combined Company Common Stock immediately following the consummation of the Business Combination, assuming the maximum of the Public Shares are redeemed, is based on an aggregate of 12,842,200 shares of Combined Company Common Stock to be issued and outstanding immediately following the consummation of the Business Combination, which assumes the following: (A) none of the investors set forth in the table below has purchased or purchases shares of Revelstone Common Stock (pre-Business Combination) or Combined Company Common Stock (post-Business Combination), (B) 800,000 shares of Combined Company Common Stock are issuable to the PIPE Investors for their pre-Closing investment of $4,000,000 and 2,800,000 shares of Combined Company Common Stock are issuable to the PIPE Investor at Closing for its $14,000,000 subscription, (C) 4,921,700 shares of Combined Company Common Stock are issued to the current holders of Set Jet Common Stock based on an exchange ratio of 0.21, (D) none of the 4,500,000 Combined Company Shareholder Earnout Shares and none of the 2,000,000 Combined Company Management Earnout Shares are issued as the earnout contingencies have not been met, (E) 295,500 shares of Combined Company Common Stock are issued for closing expenses, (F) cancellation of 100,000 Sponsor shares, and (G) there are no future exercises of the Revelstone Warrants or any convertible securities of Revelstone or Set Jet. The exchange ratio affecting the number of shares of Combined Company Common Stock issuable to holders of Set Jet Common Stock described above is based on information at June 30, 2023 and may change based on events to the Closing Date. Events that affect the exchange ratio include Set Jet issuances/retirements of debt, Set Jet issuance/retirement of Set Jet Common Stock or common stock equivalents including convertible debt, options, RSUs and warrants and the cash balances of Set Jet at Closing.

Immediately following the consummation of the Business Combination, assuming no Revelstone public stockholder exercises redemption rights with respect to its shares of Public Stock for a pro rata portion of the funds in Revelstone’s Trust Account, the Sponsor and its affiliates will own 4,025,000 shares of Revelstone Common Stock, which equates to 24.6% of Combined Company. Immediately following the consummation of the Business Combination, assuming the Revelstone public stockholders exercise redemption rights with respect to 50% of their shares of Public Stock for a pro rata portion of the funds in Revelstone’s Trust Account, the Sponsor and its affiliates will own 4,025,000 shares of Revelstone Common Stock, which equates to 27.6% of Combined Company. Immediately following the consummation of the Business Combination, assuming all Revelstone public stockholders exercise redemption rights with respect to their shares of Public Stock for a pro rata portion of the funds in Revelstone’s Trust Account, the Sponsor and its affiliates will own 4,025,000 shares of Revelstone Common Stock, which equates to 31.3% of Combined Company.

	Before the Business Combination				After the Business Combination
					Assuming No Further Redemption		Assuming 50% of Maximum Redemptions		Assuming Maximum Redemption
	Number of shares of Revelstone common stock	%	Number of shares of Set Jet common stock	%	Number of shares of Combined Company common stock	%	Number of shares of Combined Company common stock	%	Number of shares of Combined Company common stock	%
All Directors and Executive Officers of Revelstone as a Group (Five Individuals) – Pre-Business Combination	2,407,482	31.5%	—	—	2,307,482	14.2%	2,307,482	15.2%	2,307,482	18.0%
Morgan Callagy(1)	1,124,991	14.7%	—	—	1,074,991	6.6%	1,074,991	7.0%	1,074,991	8.4%
Daniel Neukomm(2)	1,124,991	14.7%	—	—	1,074,991	6.6%	1,074,991	7.0%	1,074,991	8.4%
Jason White	25,000	0.3%	—	—	25,000	0.2%	25,000	0.2%	25,000	0.2%
Margaret McDonald	66,250	0.9%	—	—	66,250	0.4%	66,250	0.5%	66,250	0.5%
Jeffrey Rosenthal	66,250	0.9%	—	—	66,250	0.4%	66,250	0.5%	66,250	0.5%
Five Percent Holders of Revelstone:
None	—	—	—	—	—	—	—	—	—	—
All Directors and Executive Officers of Set Jet as a Group (Five Individuals) – Pre-Business Combination	—	—	6,447,260	29.0%	1,353,924	8.3%	1,353,924	9.2%	1,353,924	10.5%
Thomas P. Smith(3)	—	—	2,091,666	8.5%	439,250	2.7%	439,250	3.0%	439,250	3.4%
William R. Smith III(4)	—	—	2,076,388	8.4%	436,041	2.7%	436,041	3.0%	436,041	3.4%
James A. Barnes(5)	—	—	295,706	1.6%	62,098	0.4%	62,098	0.4%	62,098	0.5%
Steve Reynolds(6)	—	—	1,983,500	11.4%	416,535	2.5%	416,535	2.8%	416,535	3.2%
Richard Anthony	—	—	—	—	—	—	—	—	—	—
Five Percent Holders of Set Jet:
JETT Family Trust(7)	—	—	4,000,000	15.7%	840,000	5.1%	840,000	5.8%	840,000	6.5%
Greg Crane(8)	—	—	3,250,000	12.8%	682,500	4.2%	682,500	4.7%	682,500	5.3%
White Owl Trust(9)	—	—	2,200,000	8.6%	—	—	—	—	—	—
David Jacofsky(10)			2,142,931	8.4%	—	—	—	—	—	—
Directors and Executive Officers of Combined Company After Consummation of the Business Combination:
Thomas P. Smith(3)	—	—	—	—	439,250	2.7%	439,250	3.0%	439,250	3.4%
William R. Smith III(4)	—	—	—	—	436,041	2.7%	436,041	3.0%	436,041	3.4%
James A. Barnes(5)	—	—	—	—	62,098	0.4%	62,098	0.4%	62,098	0.5%
Steve Reynolds(6)	—	—	—	—	416,535	2.5%	416,535	2.8%	416,535	3.2%
Daniel Neukomm(2)	—	—	—	—	1,074,991	6.6%	1,074,991	7.0%	1,074,991	8.4%
David Norris	—	—	—	—	—	—	—	—	—	—
Richard Anthony	—	—	—	—	—	—	—	—	—	—
All Directors and Executive Officers of Combined Company as a Group (Seven Individuals)	—	—	—	—	2,428,915	14.8%	2,428,915	15.8%	2,428,915	18.8%
Five Percent Holders of Combined Company After Consummation of the Business Combination:
Coleman Asset Management Group Ltd.(11)	—	—	—	—	5,400,000	29.7%	5,400,000	37.0%	5,400,000	42.0%
JETT Family Trust(7)	—	—	—	—	840,000	5.1%	840,000	5.8%	840,000	6.5%
Greg Crane(8)	—	—	—	—	682,500	4.2%	682,500	4.7%	682,500	5.3%

____________

•         less than one percent.

(1)      Includes 1,124,991 shares of Revelstone Common Stock, of which Morgan Callagy owns 550,361 shares. Includes 495,000 shares of Revelstone Common Stock held by La Jolla Group, Inc. Morgan Callagy and Daniel Neukomm share voting and investment control over the shares held by La Jolla Group, Inc. The After the Business Combination shares reflect 50,000 shares of Revelstone Common Stock forfeited.

(2)      Includes 1,124,991 shares of Revelstone Common Stock, of which Daniel Neukomm owns 550,361 shares. Includes 495,000 shares of Revelstone Common Stock held by La Jolla Group, Inc. Morgan Callagy and Daniel Neukomm share voting and investment control over the shares held by La Jolla Group, Inc. The After Consummation of the Business Combination shares reflect 50,000 shares of Revelstone Common Stock forfeited.

(3)      Includes 2,000,000 shares of Set Jet Common Stock held by Sandstrom LLC, a trust controlled by Mr. Thomas P. Smith and 91,666 options exercisable within 60 days of the August 31, 2023. Post-closing shares are computed on an exchange ratio of 0.21.

(4)      Includes 2,000,000 shares of Set Jet Common Stock held by The III Trust, a trust controlled by Mr. William R. Smith, III and 76,388 options exercisable within 60 days of the August 31, 2023. Post-closing shares are computed on an exchange ratio of 0.21. The actual exchange ratio and shares of Combined Company Common Stock may change at Closing.

(5)      Includes 90,909 shares of Set Jet Common Stock held by a family trust and 90,909 shares of Set Jet Common Stock held by a private investment company. Also includes 37,500 RSUs issuable and 76,388 options exercisable within 60 days of the August 31, 2023. Post-closing shares are computed on an exchange ratio of 0.21. The actual exchange ratio and shares of Combined Company Common Stock may change at Closing.

(6)      Consists of 950,000 shares of Set Jet Common Stock held by Clear Water LLC, a company controlled by Mr. Steve Reynolds. Also includes 1,000,000 warrants exercisable and 33,500 RSUs issuable within 60 days of the Closing. Post-closing shares are computed on an exchange ratio of 0.21. The actual exchange ratio and shares of Combined Company Common Stock may change at Closing.

(7)      Consists of 4,000,000 shares of Combined Company Common Stock. Kiki Constantine is the trustee of the trust and exercises voting and investment control of the shares. Post-closing shares are computed on an exchange ratio of 0.21. The actual exchange ratio and shares of Combined Company Common Stock may change at Closing. The actual exchange ratio and shares of Combined Company Common Stock may change at Closing.

(8)      Consists of 3,250,000 shares of Combined Company Common Stock held by entities controlled by Greg Crane and he exercises voting and investment control of the shares. Post-closing shares are computed on an exchange ratio of 0.21. The actual exchange ratio and shares of Combined Company Common Stock may change at Closing.

(9)      Consists of 2,200,000 shares of Set Jet Common Stock owned by a trust controlled by Jeff Caron. Post-closing shares are less than 5% of the Combined Company Common Stock.

(10)    Includes 1,850,000 shares of Set Jet Common Stock by a trust controlled by David Jacofsky. Post-closing shares are less than 5% of the Combined Company Common Stock.

(11)    Consists of 3,600,000 shares of Combined Company Common Stock and Revelstone Warrants exercisable for 1,800,000 shares of Combined Company Common Stock.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Market Price of Revelstone Securities

Revelstone Common Stock, Warrants and Units are currently listed on the Nasdaq Capital Market under the symbols “RCAC,” “RCACW” and “RCACU,” respectively. As of ________, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price of the Revelstone Common Stock, Warrants and Units was $_____, $_____ and $____, respectively.

Holders

As of the Record Date, there were [___] holders of record of Revelstone Common Stock, ___ holders of record of Warrants and ____ holders of record of Units. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose securities are held of record by banks, brokers and other nominees.

Dividends

Revelstone has not paid any cash dividends on the Revelstone Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Set Jet Securities

Historical market price information regarding Set Jet is not provided because there is no public market for Set Jet’s securities.

STOCKHOLDER PROPOSALS

The Revelstone Board is not aware of any other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

Stockholder proposals, including director nominations, for the annual meeting to be held in 2023 must be received at our principal executive offices by not earlier than the opening of business on the ___th day before the 2023 annual meeting and not later than the later of (x) the close of business on the __th day before the 2023 annual meeting or (y) the close of business on the ___ day following the first day on which we publicly announce the date of the 2023 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2021 annual meeting.

LEGAL MATTERS

The validity of the shares of Revelstone Common Stock to be issued in connection with the Business Combination will be passed upon by Loeb & Loeb LLP. Legal matters relating to the U.S. federal income tax consequences of the Business Combination will be passed upon by Snell & Wilmer L.L.P.

EXPERTS

The financial statements of Revelstone as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from April 5, 2021 (inception) through December 31, 2021, which includes an explanatory paragraph as to Revelstone’s ability to continue as a going concern, appearing in this proxy statement/prospectus and Registration Statement have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Set Jet, Inc. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, included in the proxy statement/prospectus of Revelstone, have been audited by dbbmckennon, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING

Pursuant to the rules of the SEC, Revelstone and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Revelstone will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request delivery of single copies of the proxy statement/prospectus in the future. Stockholders may notify Revelstone of their requests by calling or writing Revelstone at its principal executive offices at 949-751-7518 and 14350 Myford Road, Irvine CA 92606.

TRANSFER AGENT; WARRANT AGENT AND REGISTRAR

The registrar and transfer agent for the shares of common stock of Revelstone the warrant agent for Revelstone Warrants is Continental Stock Transfer & Trust Company. Revelstone has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Revelstone files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Revelstone’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Stockholder Proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Revelstone Capital Acquisition Corp.
14350 Myford Road
Irvine, CA 92606Telephone: 949-751-7518
Attention: Morgan Callagy or Daniel Neukomm

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: ksmith@advantageproxy.com

If you are a stockholder of Revelstone and would like to request documents, please do so by [•], 2023 to receive them before the Revelstone special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Revelstone has been supplied by Revelstone, and all such information relating to Set Jet has been supplied by Set Jet. Information provided by either Revelstone or Set Jet does not constitute any representation, estimate or projection of any other party.

Neither Revelstone or Set Jet has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

TRADEMARK NOTICE

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Revelstone does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

REVELSTONE CAPITAL ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(unaudited)
Assets:
Current Assets
Cash	$460,508	$776,607
Prepaid Assets	—	89,113
Income Tax Receivable	11,310	—
Total Current Assets	471,818	865,720
Other Assets
Investments held in Trust Account	36,801,181	168,759,775
Total Other Assets	36,801,181	168,759,775
Total Assets	$37,272,999	$169,625,495

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$305,683	$65,325
Franchise tax liability	17,978	159,262
Accrued Expenses	1,102,129	274,019
Income Tax Payable	—	230,681
Excise tax payable	1,342,951	—
Total Current Liabilities	2,768,741	729,287
Long-Term Liabilities
Deferred underwriting commission payable	1,732,500	5,775,000
Total Long-Term Liabilities	1,732,500	5,775,000
Total Liabilities	4,501,241	6,504,287
Commitments and Contingencies (Note 6)
Class A Common stock subject to possible redemption, 3,519,819 and 16,500,000 shares at redemption value of $10.49 and $10.20 as of June 30, 2023 and December 31, 2022, respectively	36,916,399	168,367,986
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Class A Common stock, $0.0001 par value; 180,000,000 shares authorized; none issued and outstanding, excluding 3,519,819 and 16,500,000 shares subject to possible redemption as of June 30, 2023 and December 31, 2022, respectively	—	—
Class B Common stock, $0.0001 par value; 20,000,000 shares authorized; 4,125,000 issued and outstanding as of June 30, 2023 and December 31, 2022	412	412
Additional paid-in capital	—	—
Accumulated Deficit	(4,145,053)	(5,247,190)
Total Stockholders’ Deficit	(4,144,641)	(5,246,778)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$37,272,999	$169,625,495

The accompanying notes are an integral part of the unaudited condensed financial statements.

REVELSTONE CAPITAL ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Operating Expenses
Formation and Operating Costs	$722,326	$142,732	$1,680,597	$344,298
Total Operating Expenses	722,326	142,732	1,680,597	344,298
Net Operating Loss	722,326	142,732	1,680,597	344,298
Gain from investments held in Trust Account	1,855,638	232,604	3,658,699	245,281
Change in fair value of overallotment units	—	—	—	15,119
Fair value of forfeited overallotment option	—	—	—	79,071
Total Other Income	1,855,638	232,604	3,658,699	339,471
Income (loss) before provision for income tax	1,133,312	89,872	1,978,102	(4,827)
Provision for income taxes – loss	379,235	22,163	732,009	22,163
Net income (loss)	$754,077	$67,709	$1,246,093	$(26,990)

Basic and diluted weighted average shares of Class A common stock outstanding, shares subject to possible redemption	15,358,885	16,500,000	15,926,290	16,408,840
Basic and diluted net income (loss) per share of Class A common stock subject to possible redemption	$0.04	$0.00	$0.06	$(0.00)
Basic and diluted weighted average shares outstanding, nonredeemable shares of Class B common stock	4,125,000	4,125,000	4,125,000	4,125,000
Basic and diluted net income (loss) per nonredeemable share of Class B common stock	$0.04	$0.00	$0.06	$(0.00)

The accompanying notes are an integral part of the unaudited condensed financial statements.

REVELSTONE CAPITAL ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class B
	Shares	Amount
Balance – January 1, 2023	4,125,000	$412	$—	$(5,247,190)	$(5,246,778)
Re-measurement of redeemable shares of Class A common stock to redemption value	—	—	—	(1,327,101)	(1,327,101)
Net Income	—	—	—	492,016	492,016
Balance – March 31, 2023	4,125,000	$412	$—	$(6,082,275)	$(6,081,863)
Re-measurement of redeemable shares of Class A common stock to redemption value				(1,516,404)	(1,516,404)
Re-measurement of redeemable shares to redemption value – waiver of deferred underwriting commission				4,042,500	4,042,500
Recognition of excise tax liability on trust redemptions				(1,342,951)	(1,342,951)
Net Income				754,077	754,077
Balance – June 30, 2023	4,125,000	$412	$—	$(4,145,053)	$(4,144,641)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class B
	Shares	Amount
Balance – January 1, 2022	4,125,000	$412	—	$(4,300,101)	$(4,299,689)
Proceeds allocated to Public Warrants	—	—	225,000	—	225,000
Proceeds allocated to Private Placement Warrants	—	—	450,000	—	450,000
Offering costs allocated to warrants	—	—	(36,044)	—	(36,044)
Derecognition of overallotment unit liability	—	—	158,141	—	158,141
Re-measurement of redeemable shares to redemption value	—	—	(797,097)	(379,763)	(1,176,860)
Net Loss	—	—	—	(94,699)	(94,699)
Balance – March 31, 2022	4,125,000	$412	—	$(4,774,563)	$(4,774,151)
Re-measurement of redeemable shares to redemption value	—	—	—	(44,130)	(44,130)
Net Income	—	—	—	67,709	67,709
Balance – June 30, 2022	4,125,000	$412	—	$(4,750,984)	$(4,750,572)

The accompanying notes are an integral part of the unaudited condensed financial statements.

REVELSTONE CAPITAL ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Cash Flows from Operating Activities:
Net income (loss)	$1,246,093	$(26,990)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of overallotment units	—	(15,119)
Fair value of forfeited overallotment units	—	(79,071)
Gain from investments held in Trust Account	(3,658,699)	(245,281)
Changes in operating assets and liabilities:
Prepaid Assets	89,113	110,491
Accounts Payable	240,358	(671,304)
Accrued Expenses	738,110	26,888
Franchise Tax Liability	(141,284)	34,718
Income tax receivable/payable	(241,991)	22,163
Net cash used in operating activities	(1,728,300)	(843,505)
Cash Flows from Investing Activities:
Principal deposited in Trust Account	—	(15,150,000)
Cash withdrawn from Trust Account in connection with redemption	134,295,092	—
Payment of extension fee into Trust Account	(90,000)	—
Withdrawals from Trust Account for income and franchise taxes	1,412,201	—
Net cash provided by (used in) investing activities	135,617,293	(15,150,000)
Cash Flows from Financing Activities:
Redemption of common stock	(134,295,092)
Proceeds from partial exercise of overallotment option, net of costs	—	14,700,000
Proceeds from private placement related to partial exercise of overallotment option	—	450,000
Note payable – related party	90,000	(189,789)
Net cash provided by financing activities	(134,205,092)	14,960,211
Net Change in Cash	(316,099)	(1,033,294)
Cash – Beginning	776,607	1,844,672
Cash – Ending	$460,508	$811,378
Non-Cash investing and financing activities:
Waiver of deferred underwriting commissions payable	$4,042,500	$525,000
Re-measurement of carrying value of redeemable shares of Class A common stock to redemption value	$2,843,505	$1,220,990
Exercised portion of overallotment unit liability	$—	$158,141
Excise tax related to stock redemptions	$1,342,951	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

REVELSTONE CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Revelstone Capital Acquisition Corp. (the “Company”) was incorporated in Delaware on April 5, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company’s sponsor is Revelstone Capital LLC, a Delaware limited liability company (the “Sponsor”).

As of June 30, 2023, the Company has neither engaged in any operations nor generated any revenues. All activity for the period from April 5, 2021 (inception) through June 30, 2023, relates to the Company’s formation and the initial public offering (“Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Public Offering.

The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s IPO was declared effective on December 16, 2021 (the “Effective Date”). On December 21, 2021, the Company’s consummated the IPO of 15,000,000 units at $10.00 per unit (the “Units”), which is discussed in Note 3 (the “IPO”), generating gross proceeds to the Company of $150,000,000. Each Unit consists of one share of Class A common stock (the “Public Shares”) and one-half of one warrant (the “Public Warrants”). Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share.

Simultaneously with the consummation of the IPO, the Company consummated the private placement of 5,800,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement, generating gross proceeds to the Company of $5,800,000, which is described in Note 4.

On January 11, 2022, the underwriters partially exercised the over-allotment option to purchase 1,500,000 additional Units (the “Additional Units”) at $10.00 per Additional Unit. In connection with the underwriter’s partial exercise of the over-allotment option, the Company generated additional gross proceeds of $15,000,000 and incurred $300,000 in cash underwriting fees.

Simultaneously with the sale of the Additional Units, the Company consummated the sale of an additional 450,000 Private Placement Warrants to the Sponsor at $1.00 per additional Private Placement Warrants, generating additional gross proceeds of $450,000. Since the over-allotment was not exercised in full, 187,500 shares of the 4,312,500 shares of Class B common stock, par value $0.0001 per share, were forfeited by the holders thereof for no consideration.

On February 3, 2022, the Company announced that the holders of the Units may elect to separately trade the shares of Class A common stock, par value $0.0001 per share and warrants included in the Units commencing on or about February 7, 2022. Each Unit consists of one share of common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share (subject to adjustment). Any Units not separated will continue to trade on the Nasdaq Global Market under the symbol “RCACU”, and the common stock and warrants will separately trade on Nasdaq under the symbols “RCAC” and “RCACW”, respectively. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade.

Transaction costs amounted to $17,398,949 consisting of $2,800,000 of net underwriting commissions, $5,775,000 of deferred underwriting commissions, $8,104,500 of incentives to Anchor Investors (see Note 3), and $719,449 of other offering costs, and was all charged to additional paid-in capital and accumulated deficit where no additional paid-in capital was available. Net underwriting commissions consist of a $3,300,000 gross commission and $500,000 of the underwriter’s reimbursement of transaction costs incurred by the Company. Included in the transaction costs are $300,000 of net underwriting commissions and $525,000 of deferred underwriting commissions related to partial exercise of the overallotment option.

REVELSTONE CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Following the closing of the Public Offering on December 21, 2021 and partial exercise of the overallotment option on January 11, 2022, $166,650,000 ($10.10 per Unit) from the net proceeds of the sale of the Units and Private Placement Warrants, was deposited in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

If the Company seeks stockholder approval to a proceed with a Business Combination, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors will agree to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting

REVELSTONE CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and each Anchor Investor (see Note 3) holding Founder Shares have agreed (a) to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have 18 months from the closing of the Public Offering to complete a Business Combination (the “Combination Period”), or during any extended time that the Company has to consummate a business combination beyond 18 months as a result of a stockholder vote to amend the Amended and Restated Certificate of Incorporation (an “Extension Period”). If the Company is unable to complete a Business Combination within the Combination Period or during any Extension Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period or during any Extension Period.

The Sponsor and each Anchor Investor holding Founder Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period or during any Extension Period. However, if the Sponsor or any of its affiliates acquire Public Shares after the Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period or during any Extension Period. The underwriters have agreed to waive their right to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period or during any Extension Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Public Offering price per Unit ($10.10).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors

REVELSTONE CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern, Liquidity and Capital Resources

As of June 30, 2023 the Company had approximately $460,508 in its operating bank account and negative working capital of approximately $2,296,923.

Prior to the completion of the Public Offering, the Company’s liquidity needs had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the Founder Shares to cover certain offering costs, and the loan under an unsecured promissory note from the Sponsor of $189,789 (see Note 5). The promissory note was paid in full in January, 2022.

Subsequent to the consummation of the Public Offering and private placement, the Company’s liquidity needs have been satisfied through the proceeds from the consummation of the private placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). As of June 30, 2023 and December 31, 2022, there were no amounts outstanding under any Working Capital Loans.

The Company held a meeting on June 14, 2023 to vote on the proposal to amend its charter and the investment management trust agreement dated as of December 16, 2021 with Continental Stock Transfer & Trust Company. Pursuant to the charter amendment and the trust amendment, the Company has the right to extend the time to complete a business combination from June 21, 2023 until December 21, 2023, on a month-to-month basis by depositing into the Company’s trust account $90,000 fee for each one month of extension. As approved by its stockholders at the meeting held on June 14, 2023, the Company filed an amendment to its second amended and restated certificate of incorporation with the Delaware Secretary of State on June 15, 2023, (a) giving the Company the right to extend the date by which it has to complete a business combination to December 21, 2023, and (b) to remove the net tangible asset requirement so that the Company need not have net tangible assets of at least $5,000,001 to consummate a business combination.

In connection with the stockholders’ vote at the special meeting of stockholders held by the Company on June 14, 2023, 12,980,181 shares of the Company’s common stock were redeemed with a total redemption payment of $134,295,092.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 205-40, “Presentation of Financial Statements — Going Concern,” the Company has, according to the amended charter and the investment management trust agreement, until December 21, 2023, to consummate an initial business combination. It is uncertain that the Company will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and the mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities that might result from the outcome of this uncertainty for the next twelve months form the issuance of these financial statements.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders

REVELSTONE CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

On June 23, 2023, 12,980,181 shares of the Company’s common stock were redeemed with a total redemption payment of $134,295,092. The Company determined that an excise tax liability should be recorded due to the redeemed shares. As of June 30, 2023, the Company recorded a charge to stockholders’ deficit of $1,342,951 of excise tax liability calculated as 1% of the value of the shares redeemed.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. The interim results for the six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future interim periods. The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Form 10-K annual report filed by the Company with the SEC on March 27, 2023.

Emerging Growth Company

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can

REVELSTONE CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2023 and December 31, 2022.

Investments Held in Trust Account

At June 30, 2023 and December 31, 2022, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest income in the accompanying statements of operations. The estimated fair value of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which frequently exceeds the Federal Depository Insurance Coverage of $250,000. At June 30, 2023 and December 31, 2022, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

REVELSTONE CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the Public Warrants and Private Placement Warrants issued in the Public Offering meet the requirements for equity classification. The Company categorized the over-allotment option granted to underwriters in connection with the Public Offering as a freestanding financial instrument to be accounted for separately from the Units.

Class A Common Stock Subject to Possible Redemption

All of the 3,519,819 shares of Class A common stock issued as part of the Units in the Public Offering and outstanding at June 30, 2023 contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated

REVELSTONE CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

certificate of incorporation. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all Class A common stock has been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Public Offering that were directly related to the Public Offering. The Company incurred offering costs amounting to $17,398,949 as a result of the Public Offering consisting of $2,800,000 of net underwriting commissions, $5,775,000 of deferred underwriting commissions, $8,104,500 of incentives to Anchor Investors (see Note 3) and $719,449 of other offering costs. The offering costs were charged to additional paid-in capital upon the completion of the Public Offering, and accumulated deficit when no additional paid-in capital was available.

In June 2023, deferred underwriting fee payable was reduced by $4,042,500 to $1,732,500. The reduction was due to BofA Securities, Inc., one of the underwriters, waiving their portion the deferred underwriting fee.

Net Loss Per Share of Common Stock

The Company has two categories of shares, which are referred to as redeemable shares of Class A common stock and non-redeemable shares of Class B common stock. Earnings and losses are shared pro rata between the two categories of shares.

The calculation of diluted net income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering and the partial exercise of the over-allotment option because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and six months ended June 30, 2023 and 2022.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each category:
	Three Months Ended June 30, 2023		Six Months Ended June 30, 2023		Three Months Ended June 30, 2022		Six Months Ended June 30, 2022
	Redeemable	Non- redeemable	Redeemable	Non- redeemable	Redeemable	Non- redeemable	Redeemable	Non- redeemable
Numerator
Allocation of net income (loss)	$594,429	$159,648	$989,744	$256,349	$54,167	$13,542	$(21,568)	$(5,422)
Denominator
Weighted average shares outstanding	15,358,885	4,125,000	15,926,290	4,125,000	16,500,000	4,125,000	16,408,840	4,125,000
Basic and diluted net income (loss) per share	$0.04	$0.04	$0.06	$0.06	$0.00	$0.00	$(0.00)	$(0.00)

Note 3 — Initial Public Offering

On December 21, 2021 the Company sold 15,000,000 Units at a price of $10.00 per Unit. As part of the Public Offering, the Company granted the underwriters a 45-day option from the date of the Public Offering to purchase up to an additional 2,250,000 Public Units to cover over-allotments. On January 11, 2022, the underwriters partially exercised the over-allotment option and the Company sold 1,500,000 additional Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

REVELSTONE CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 3 — Initial Public Offering (cont.)

Following the closing of the Public Offering on December 21, 2021 and partial exercise of the overallotment option on January 11, 2022, $166,650,000 ($10.10 per Unit) from the net proceeds of the sale of the Units and Private Placement Warrants, was deposited in a Trust Account, located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.

Prior to the Public Offering certain qualified institutional buyers or institutional accredited investors which are not affiliated with any member of the Company’s management (the “Anchor Investors”) each expressed to the Company an interest in purchasing Units in the Public Offering at the offering price of $10.00 per Unit. As incentives for the Anchor Investors, upon consummation of the Public Offering, the Sponsor transferred 1,125,000 Founder Shares, with an aggregate fair value of $8,111,250, to the Anchor Investors taken together as a whole, in exchange for their original purchase price of approximately $0.006 per share. The excess of the fair value of the Founder Shares transferred over the original issuance price, or $8,104,500, was accounted for as offering costs with an offset to additional paid-in capital. The Company utilized Level 3 inputs to determine the fair value of shares of Class B common stock.

As of June 30, 2023, the value of the shares of Class A common stock subject to redemption reflected on the balance sheet are reconciled in the following table:

Gross proceeds from IPO	$150,000,000
Less:
Proceeds allocated to Public Warrants	(2,475,000)
Class A common stock issuance costs	(16,506,549)
Plus:
Re-measurement of carrying value to redemption value	22,349,535
Gross proceeds from partial exercise of overallotment option	15,000,000
Class A common stock subject to redemption as of December 31, 2022	$168,367,986
Plus:
Re-measurement of carrying value to redemption value	1,327,101
Class A common stock subject to redemption as of March 31, 2023	$169,695,087
Plus:
Re-measurement of carrying value to redemption value	1,516,404
Less:
Partial redemptions	(134,295,092)
Class A common stock subject to redemption as of June 30, 2023	$36,916,399

Note 4 — Private Placement

Simultaneously with the closing of the Public Offering, the Sponsor, Roth and certain Roth affiliates purchased an aggregate of 5,800,000 Private Placement Warrants, of which 5,050,000 Private Placement Warrants were purchased by the Sponsor and 750,000 Private Placement Warrants were purchased by Roth and certain Roth affiliates. The Sponsor purchase an additional 450,000 Private Placement Warrants when the over-allotment option was partially exercised.

Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. If the Company does not complete a Business Combination within the Combination Period or during any Extension Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants (see Note 7).

REVELSTONE CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions

Founder Shares

On May 11, 2021, the Sponsor paid $25,000 to purchase 4,312,500 shares of the Company’s Class B common stock (the “Founder Shares”). The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7. As of December 31, 2022, the Founder Shares include an aggregate of up 562,500 shares subject to forfeiture to the extent that the underwriter’s option to purchase additional units is not exercised in full or in part. On January 11, 2022, the underwriters partially exercised the over-allotment option, resulting in forfeiture of 187,500 shares of Class B common stock. As of June 30, 2023 and December 31, 2022 outstanding Class B common stock excludes 187,500 of shares forfeited due to partial exercise of the overallotment option on January 11, 2022.

On November 18, 2021, the Sponsor transferred 25,000 Founder Shares to each of Jeff Rosenthal, Margaret McDonald and Jason White, the Company’s independent director nominees and 15,000 Founder Shares to each of Assia Grazioli-Venier, Jonathan Goodwin and Nate Bosshard, the Company’s outside advisors. The Company determined the estimated fair value of the transferred shares to be immaterial and did not recognize the impact of the transfer in these financial statements.

The Sponsor, anchor investors, Company’s independent directors and outside advisors holding Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

On May 11, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Public Offering (the “Promissory Note”). The Promissory Note is non-interest bearing and payable, according to contractual terms, on the earlier of December 31, 2022 or the completion of the Public Offering. As of December 31, 2021, the Company had borrowed $189,789 under the Promissory Note. The Company settled the liability on January 11, 2022.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2023 and December 31, 2022, the Company had no borrowings under the Working Capital Loans.

On June 22, 2023, the Sponsor and Set Jet, Inc., a Nevada corporation each contributed $45,000 to the Trust Account. The Company will reimburse the Sponsor and Set Jet, Inc. for the contribution in the event that the Company completes a Business Combination. The Company recorded the contribution as part of Accounts payable at June 30, 2023.

REVELSTONE CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Administrative Service Agreement

The Company entered into an administrative services agreement with an affiliate of the Sponsor for office space, administrative and support services. The affiliate agreed to provide the above services for no consideration.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the majority of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans up to $1,500,000 (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed on December 21, 2021 and requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). In addition, our initial stockholders, any anchor investors holding Founder Shares and their respective permitted transferees are entitled to make up to three demands, excluding short form demands, that the Company register such securities. Notwithstanding the foregoing, the Company shall use its best efforts to file a registration statement within 30 days of our business combination to register such securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

On December 21, 2021 the Company paid a cash underwriting commission of $0.20 per Unit, or $3,000,000 in the aggregate. On December 21, 2021, the underwriters also reimbursed the Company for $500,000 of transaction costs incurred by the Company. Following the reimbursement, the underwriters’ net commission was $2,500,000 or $0.17 per Unit.

The Company granted the underwriters a 45-day option from the date of the Public Offering to purchase up to 2,250,000 additional Units at the Public Offering price less the underwriting discounts and commissions, which was partially exercised on January 11, 2022.

On January 11, 2022, the Company paid a cash underwriting commission of $0.20 per Unit or $300,000 in the aggregate in connection with the underwriters’ partial exercise of the over-allotment option.

The underwriters were entitled to deferred underwriting commissions of $0.35 per Unit, or $5,775,000 in the aggregate. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

In June 2023 BofA Securities, Inc., one of the underwriters, waived their portion of the deferred underwriting fee which is reflected in the condensed balance sheet and the condensed statements of changes in stockholders’ deficit. Therefore, the deferred underwriting fee was reduced by $4,042,500. As a result of the reductions, the outstanding deferred underwriting fee payable was reduced to $1,732,500.

Legal Advisory Agreement

On July 7, 2022, the Company signed an agreement with a legal advisor that will represent the Company on corporate and securities compliance matters related to its pursuit of a Business Combination. According to the terms of the agreement, the Company was obligated to pay a retainer fee of $50,000 upon the signing of this agreement, and is further obligated to pay up to an additional $200,000 when certain milestones are met prior to the closing of

REVELSTONE CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

the Business Combination. Legal fees incurred in connection with the business combination above $250,000 will be due and payable upon completion of the Business Combination. The initial retainer fee of $50,000 was paid as of January 30, 2023. The amount of legal fees recorded as part of the Company’s accrued expenses was $1,102,129 as of June 30, 2023.

M&A Advisory Agreement

On October 13, 2022, the Company signed an agreement with an advisor to assist the Company on merger and acquisition matters as they relate to a Business Combination. According to the terms of the agreement, as amended on July 7, 2023, the Company is obligated to pay the advisor a fee determined as a percentage of the enterprise value of a target. The percentage ranges from 0.5%, which would apply to an enterprise value of $600,000,000 or more, and 1.5%, which would apply to an enterprise value of $200,000,000 or less. The advisory fee is payable by the Company to the advisor in shares of the Company’s Class A common stock at $10.00 per share. The Company has not recorded any advisory fees through June 30, 2023 as stock compensation recognition criteria per ASC 718-10-25 have not been met.

Private Placement Agreements

On October 13, 2022, the Company signed a private placement agreement with an agent to assist the Company with the private placement of the Company’s stock or other securities. According to the terms of the agreement, as amended on July 7, 2023, the Company is obligated to pay the agent, concurrently with the consummation of the placement, a fee determined as 2% of gross receipts from the placement. The advisory fee is payable in shares of the Company’s Class A common stock at $10.00 per share. No fee has been recorded by the Company through June 30, 2023 as this private placement has not yet taken place.

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2023 and December 31, 2022 there were no shares of preferred stock issued or outstanding.

Shares of Class A Common Stock — The Company is authorized to issue 180,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. There were no shares of Class A common stock issued or outstanding, excluding 3,519,819 and 16,500,000 shares of Class A common stock subject to redemption at June 30, 2023 and December 31, 2022, respectively.

Shares of Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. There were 4,125,000 shares of Class B common stock issued and outstanding at June 30, 2023 and December 31, 2022. The number excludes 187,500 of Class B common stock forfeited due to partial exercise of the overallotment option on January 11, 2022.

Holders of shares of Class A common stock and shares of Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination or at any time at the option of the holder on a one-for-one basis, subject to increase in respect of the issuance of certain securities, as provided herein.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to increase in respect of the issuance of certain securities, as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities (as described herein), are issued or deemed issued in excess of the amount issued in the Public Offering

REVELSTONE CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 7 — Stockholders’ Deficit (cont.)

and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the aggregate number of all shares of common stock outstanding upon the completion of the Public Offering, plus the aggregate number of shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial business Combination (net of the number of shares of Class A common stock redeemed in connection with the initial Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, an affiliate of the Sponsor or any of the officers or director.

Public Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants are issued upon separation of the Units and only whole warrants trade. The Public Warrants will become exercisable on the date that is the later of twelve months from the date of this offering or 30 days after the completion of the initial Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement).

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor, Anchor Investor, or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of Class A common stock during the 20 trading day period starting on the trading day after to the day on which the Company

REVELSTONE CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 7 — Stockholders’ Deficit (cont.)

consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Description of Securities — Redeemable Warrants —” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Redemptions of Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the last reported sale price of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described above) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period or during any Extension Period, and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Public Offering, except that the Private Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

The Company accounted for the 14,500,000 warrants issued in connection with the Public Offering and partial exercise of the over-allotment option, including 8,250,000 Public Warrants and 6,250,000 Private Placement Warrants, in accordance with the guidance contained in ASC 815-40. The Company concluded that the Public and Private Placement Warrants are considered indexed to the entity’s own stock and meet other equity classification requirements. Therefore, Public and Private Placement Warrants are considered equity instruments and are classified as such.

On June 23, 2023, 12,980,181 shares of the Company’s common stock were redeemed. At June 30, 2023, the amount of issued and outstanding Public Warrants and Private Placement warrants did not change.

Underwriters’ Over-allotment Option — The Company granted the underwriters a 45-day option from the date of the Public Offering to purchase up to 2,250,000 additional Units at the Public Offering price less the underwriting discounts and commissions. The Company categorized the over-allotment option as a freestanding financial instrument to be accounted for separately from the Units. On January 11, 2022 the underwriters partially exercised the over-allotment option and acquired 1,500,000 additional Units.

REVELSTONE CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 8 — Income Taxes

Our effective tax rate was 33.46% and 24.66% for the three months ended June 30, 2023 and 2022, respectively. Our effective tax rate was 37.01% and (459.15)% for the six months ended June 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% mainly due to changes in the valuation allowance on the deferred tax assets. Cash paid for income taxes during the six months ended June 30, 2023 and 2022 was $974,000 and $0, respectively.

Note 9 — Fair Value Measurements

Investments held in Trust Account

The following table presents information about the Company’s assets and liabilities that are measured at fair value on June 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	June 30, 2023	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$36,801,181	$36,801,181	—	—
	$36,801,181	$36,801,181	—	—
	December 31, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$168,759,775	$168,759,775	—	—
	$168,759,775	$168,759,775	—	—

Underwriters’ over-allotment option

The Company accounted for the over-allotment option as a liability in accordance with ASC 815-40 and presented it within liabilities on the balance sheet before the option was partially settled on January 11, 2022. The over-allotment liability was measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of over-allotment units in the statement of operations.

The Company used a Black Scholes model to value the over-allotment option. The over-allotment option was classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs. Inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its shares of Class A common stock based on historical volatility that matches the expected remaining life of the option. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the option. The expected life of the option is assumed to be equivalent to its remaining contractual term.

REVELSTONE CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

The key inputs into the Black Scholes model for the over-allotment liability were as follows at January 11, 2022, the date of the partial exercise of the overallotment option:

January 11, 2022
Input
Risk-free interest rate	0.04%
Expected term (years)	0.07
Expected volatility	11.26%
Exercise price	$10.00
Unit Price	$9.98

The following table sets forth a summary of the changes in the fair value of the Level 3 over-allotment liability for the year ended December 31, 2022:

Over-allotment Liability

Fair value as of December 31, 2021	$252,331
Change in fair value at January 11, 2022	$(15,119)
Fair value of forfeited overallotment units at January 11, 2022	$(79,071)
Elimination of overallotment liability at January 11, 2022	$(158,141)
Fair value as of December 31, 2022	$—

Note 10 — Subsequent Events

The Company has evaluated subsequent events that occurred after the balance sheet date up to the date the financial statements were issued. Based on the Company’s review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except as indicated below.

On July 17, 2023, the Company entered into a merger agreement, by and among the Company, Revelstone Capital Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), Set Jet, Inc., a Nevada corporation “Set Jet” and Thomas P. Smith.

The merger agreement provides that, among other things, at the closing of the transactions, Merger Sub will merge with and into Set Jet, with Set Jet surviving as a wholly-owned subsidiary of the Company. In connection with the merger, the Company will change its name to Set Jet, Inc.

The Business Combination is subject to customary closing conditions, including the satisfaction of the minimum net tangible assets condition, the receipt of certain governmental approvals and the required approval by the stockholders of the Company and Set Jet. There is no assurance that the Business Combination will be completed.

The total consideration to be received by the Set Jet stockholders from the Company at closing and via earnout is up to $145 million subject to adjustment. Consideration paid at closing is in an amount equal to $80 million, subject to adjustment, based on the Company’s debt net of the Company’s cash and cash equivalents at closing, as defined in the merger agreement. Merger consideration at closing is paid in shares of Class A common stock of the Company. Earnout consideration of up to $65 million consists of (i) up to $45 million to shareholders of Set Jet pursuant to the earnout escrow agreement and (ii) up to $20 million to certain executive officers and directors of the combined company under the retention bonus agreement.

On August 24, 2023, Revelstone issued a promissory note (the “First Working Capital Note”) to the Sponsor. Pursuant to the First Working Capital Note, the Sponsor agreed to loan us an aggregate principal amount of $100,000. On October 19, 2023, Revelstone issued a promissory note (the “Second Working Capital Note”) to the Sponsor. Pursuant to the Second Working Capital Note, the Sponsor agreed to loan us an aggregate principal amount of $100,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Revelstone Capital Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Revelstone Capital Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from April 5, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from April 5, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, if the Company is unable to complete a business combination by June 21, 2023, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Boston, MA
March 24, 2023

REVELSTONE CAPITAL ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets:
Current Assets
Cash	$776,607	$1,844,672
Prepaid Assets	89,113	222,005
Total Current Assets	865,720	2,066,677
Other Assets
Prepaid Assets, non-current	—	89,113
Investments held in Trust Account	168,759,775	151,500,227
Total Other Assets	168,759,775	151,589,340
Total Assets	$169,625,495	$153,656,017

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$65,325	$675,834
Franchise tax liability	159,262	65,282
Accrued Expenses	274,019	22,470
Over-allotment Units Liability	—	252,331
Note Payable – Related Party	—	189,789
Income Tax Payable	230,681	—
Total Current Liabilities	729,287	1,205,706
Long-Term Liabilities
Deferred underwriting commission payable	5,775,000	5,250,000
Total Long-Term Liabilities	5,775,000	5,250,000
Total Liabilities	6,504,287	6,455,706
Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption, 16,500,000 and 15,000,000 shares at redemption value of $10.20 and $10.10 as of December 31, 2022 and 2021, respectively	168,367,986	151,500,000
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of December 31, 2022 and 2021	—	—
Class A Common stock, $0.0001 par value; 180,000,000 shares authorized; none issued and outstanding (excluding 16,500,000 and 15,000,000 shares subject to possible redemption as of December 31, 2022 and 2021, respectively) as of December 31, 2022 and 2021	—	—
Class B Common stock, $0.0001 par value; 20,000,000 shares authorized; 4,125,000 issued and outstanding as of December 31, 2022 and 2021	412	412
Additional paid-in capital	—	—
Accumulated Deficit	(5,247,190)	(4,300,101)
Total Stockholders’ Deficit	(5,246,778)	(4,299,689)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$169,625,495	$153,656,017

The accompanying notes are an integral part of the financial statements.

REVELSTONE CAPITAL ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	For the Period from April 5, 2021 (inception) through December 31, 2021
Operating Expenses
Formation and Operating Costs	$940,505	$97,407
Total Operating Expenses	940,505	97,407
Net Operating Loss	940,505	97,407
Interest income from investments held in Trust Account	2,440,752	229
Change in fair value of overallotment units	15,119	(58,062)
Fair value of forfeited overallotment option	79,071	—
Total Other Income/(Expense)	2,534,942	(57,832)
Income (loss) before provision for income tax	1,594,437	(155,240)
Provision for income taxes	456,681	—
Net income (loss)	$1,137,756	$(155,240)

Basic and diluted weighted average shares outstanding, shares of Class A common stock subject to possible redemption	16,454,795	576,923
Basic and diluted net income (loss) per share of Class A common stock subject to possible redemption	$0.06	$(0.03)
Basic and diluted weighted average shares outstanding, nonredeemable shares of Class B common stock	4,125,000	4,125,000
Basic and diluted net income (loss) per nonredeemable common share of Class B common stock	$0.06	$(0.03)

The accompanying notes are an integral part of the financial statements.

REVELSTONE CAPITAL ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM APRIL 5, 2021 (INCEPTION) THROUGH DECEMBER 31, 2022

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class B
	Shares	Amount
Balance as of April 5, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	4,125,000	412	24,588	—	25,000
Incentives to anchor investors	—	—	8,104,500	—	8,104,500
Proceeds allocated to Public Warrants	—	—	2,250,000	—	2,250,000
Proceeds allocated to Private Placement Warrants	—	—	5,800,000	—	5,800,000
Offering costs allocated to warrants	—	—	(856,356)	—	(856,356)
Re-measurement of redeemable shares to redemption value	—	—	(15,322,732)	(4,144,861)	(19,467,593)
Net loss	—	—	—	(155,240)	(155,240)
Balance as of December 31, 2021	4,125,000	$412	$—	$(4,300,101)	$(4,299,689)
Proceeds allocated to Public Warrants	—	—	225,000	—	225,000
Proceeds allocated to Private Placement Warrants	—	—	450,000	—	450,000
Derecognition of overallotment liability – exercised portion	—	—	158,141	—	158,141
Offering costs allocated to warrants	—	—	(36,044)	—	(36,044)
Re-measurement of redeemable shares to redemption value	—	—	(797,097)	(2,084,845)	(2,881,942)
Net income	—	—	—	1,137,756	1,137,756
Balance as of December 31, 2022	4,125,000	$412	$—	$(5,247,190)	$(5,246,778)

The accompanying notes are an integral part of the financial statements.

REVELSTONE CAPITAL ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2022	For the period from April 5, 2021 (inception) through December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$1,137,756	$(155,240)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of overallotment units	(15,119)	58,062
Fair value of forfeited overallotment units	(79,071)	—
Interest income from investments held in Trust Account	(2,440,752)	(227)
Changes in operating assets and liabilities:
Prepaid Assets	222,005	(311,118)
Accounts Payable	(610,509)	320,443
Accrued Expenses	251,549	22,470
Franchise Tax Liability	93,980	65,282
Income Tax Payable	230,681	—
Net cash used in operating activities	(1,209,480)	(328)
Cash Flows from Investing Activities:
Principal deposited in Trust Account	(15,150,000)	(151,500,000)
Withdrawals from Trust Account	331,204	—
Net cash used in investing activities	(14,818,796)	(151,500,000)
Cash Flows from Financing Activities:
Proceeds from initial public offering, net of costs	—	147,500,000
Proceeds from partial exercise of overallotment option, net of costs	14,700,000	—
Proceeds from private placement	450,000	5,800,000
(Payment on)/proceeds from promissory note – related party	(189,789)	45,000
Deferred offering costs paid	—	(25,000)
Proceeds from issuance of Class B common stock	—	25,000
Net cash provided by financing activities	14,960,211	153,345,000
Net Change in Cash	(1,068,065)	1,844,672
Cash – Beginning	1,844,672	—
Cash – Ending	$776,607	$1,844,672
Non-Cash investing and financing activities:
Deferred offering costs paid by Sponsor in exchange for note payable – related party	—	$144,789
Deferred underwriting commissions payable	$525,000	$5,250,000
Deferred offering costs paid by Sponsor promissory note	—	$355,391
Incentives to anchor investors	—	$8,104,500
Re-measurement of carrying value of redeemable shares to redemption value	$2,881,942	$19,467,593
Exercised portion of overallotment unit liability	$158,141	$194,269

The accompanying notes are an integral part of the financial statements.

REVELSTONE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Revelstone Capital Acquisition Corp. (the “Company”) was incorporated in Delaware on April 5, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company’s sponsor is Revelstone Capital LLC, a Delaware limited liability company (the “Sponsor”).

As of December 31, 2022, the Company has neither engaged in any operations nor generated any revenues. All activity for the period from April 5, 2021 (inception) through December 31, 2022, relates to the Company’s formation and the initial public offering (“Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Public Offering.

The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s IPO was declared effective on December 16, 2021 (the “Effective Date”). On December 21, 2021, the Company consummated the IPO of 15,000,000 units at $10.00 per unit (the “Units”), which is discussed in Note 3 (the “IPO”), generating gross proceeds to the Company of $150,000,000. Each Unit consists of one share of Class A common stock (the “Public Shares”) and one-half of one warrant (the “Public Warrants”). Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share.

Simultaneously with the consummation of the IPO, the Company consummated the private placement of 5,800,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement, generating gross proceeds to the Company of $5,800,000, which is described in Note 4.

On January 11, 2022, the underwriters partially exercised the over-allotment option to purchase 1,500,000 additional Units (the “Additional Units”) at $10.00 per Additional Unit. In connection with the underwriter’s partial exercise of the over-allotment option, the Company generated additional gross proceeds of $15,000,000 and incurred $300,000 in cash underwriting fees.

Simultaneously with the sale of the Additional Units, the Company consummated the sale of an additional 450,000 Private Placement Warrants to the Sponsor at $1.00 per additional Private Placement Warrants, generating additional gross proceeds of $450,000. Since the over-allotment was not exercised in full, 187,500 shares of the 4,312,500 shares of Class B common stock, par value $0.0001 per share, were forfeited by the holders thereof for no consideration.

On February 3, 2022, the Company announced that the holders of the Units may elect to separately trade the shares of Class A common stock, par value $0.0001 per share and warrants included in the Units commencing on or about February 7, 2022. Each Unit consists of one share of common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share (subject to adjustment). Any Units not separated will continue to trade on the Nasdaq Global Market under the symbol “RCACU”, and the common stock and warrants will separately trade on Nasdaq under the symbols “RCAC” and “RCACW”, respectively. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade.

Transaction costs amounted to $17,398,949 consisting of $2,800,000 of net underwriting commissions, $5,775,000 of deferred underwriting commissions, $8,104,500 of incentives to Anchor Investors (see Note 3), and $719,449 of other offering costs, and was all charged to additional paid-in capital and accumulated deficit where no additional paid-in capital was available. Net underwriting commissions consist of a $3,300,000 gross commission and $500,000 of the underwriter’s reimbursement of transaction costs incurred by the Company. Included in the transaction costs are $300,000 of net underwriting commissions and $525,000 of deferred underwriting commissions related to partial exercise of the overallotment option.

REVELSTONE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Following the closing of the Public Offering on December 21, 2021 and partial exercise of the overallotment option on January 11, 2022, $166,650,000 ($10.10 per Unit) from the net proceeds of the sale of the Units and Private Placement Warrants, was deposited in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,000 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors will agree to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting

REVELSTONE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and each Anchor Investor (see Note 3) holding Founder Shares have agreed (a) to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have 18 months from the closing of the Public Offering to complete a Business Combination (the “Combination Period”), or during any extended time that the Company has to consummate a business combination beyond 18 months as a result of a stockholder vote to amend the Amended and Restated Certificate of Incorporation (an “Extension Period”). If the Company is unable to complete a Business Combination within the Combination Period or during any Extension Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period or during any Extension Period.

The Sponsor and each Anchor Investor holding Founder Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period or during any Extension Period. However, if the Sponsor or any of its affiliates acquire Public Shares after the Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period or during any Extension Period. The underwriters have agreed to waive their right to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period or during any Extension Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Public Offering price per Unit ($10.10).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors

REVELSTONE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going concern, Liquidity and Capital Resources

As of December 31, 2022 the Company had approximately $776,607 in its operating bank account and working capital of approximately $136,433.

Prior to the completion of the Public Offering, the Company’s liquidity needs had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the Founder Shares to cover certain offering costs, and the loan under an unsecured promissory note from the Sponsor of $189,789 (see Note 5). The promissory note was paid in full in January 2022.

Subsequent to the consummation of the Public Offering and private placement, the Company’s liquidity needs have been satisfied through the proceeds from the consummation of the private placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). As of December 31, 2022 and 2021, there were no amounts outstanding under any Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 205-40, “Presentation of Financial Statements — Going Concern,” the Company has until June 21, 2023, to consummate an initial business combination. It is uncertain that the Company will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and the mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities that might result from the outcome of this uncertainty for the next twelve months form the issuance of these financial statements.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

REVELSTONE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

At this time, it has been determined that none of the IR Act tax provisions have an impact on the Company’s fiscal 2022 tax provision. The Company will continue to monitor for updates to the Company’s business along with guidance issued with respect to the IR Act to determine whether any adjustments are needed to the Company’s tax provision in future periods.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

REVELSTONE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Investments Held in Trust Account

At December 31, 2022 and 2021, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest income in the accompanying statements of operations. The estimated fair value of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which frequently exceeds the Federal Depository Insurance Coverage of $250,000. At December 31, 2022 and 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement’s recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 or 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

REVELSTONE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the Public Warrants and Private Placement Warrants issued in the Public Offering meet the requirements for equity classification. The Company categorized the over-allotment option granted to underwriters in connection with the Public Offering as a freestanding financial instrument to be accounted for separately from the Units.

Class A Common Stock Subject to Possible Redemption

All of the 16,500,000 shares of Class A common stock issued as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all Class A common stock has been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Public Offering that were directly related to the Public Offering. The Company incurred offering costs amounting to $17,398,949 as a result of the Public Offering consisting of $2,800,000 of net underwriting commissions, $5,775,000 of deferred underwriting commissions, $8,104,500 of incentives to Anchor Investors (see Note 3) and $719,449 of other offering costs. The offering costs were charged to additional paid-in capital upon the completion of the Public Offering, and accumulated deficit when no additional paid-in capital was available.

REVELSTONE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Net Loss Per Share

The Company has two categories of shares, which are referred to as redeemable shares of Class A common stock and non-redeemable shares of Class B common stock. Earnings and losses are shared pro rata between the two categories of shares.

The calculation of diluted net income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering and the partial exercise of the over-allotment option because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the years ended December 31, 2022 and 2021.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each category:
	For the year ended December 31, 2022		For the period from April 5, 2021, (inception) through December 31, 2021
	Redeemable	Non- redeemable	Redeemable	Non- redeemable

Numerator
Allocation of net income (loss)	$909,705	$228,051	$(19,048)	$(136,192)
Denominator
Weighted average shares outstanding	16,454,795	4,125,000	576,923	4,125,000
Basic and diluted net income (loss) per share	$0.06	$0.06	$(0.03)	$(0.03)

Note 3 — Initial Public Offering

On December 21, 2021 the Company sold 15,000,000 Units at a price of $10.00 per Unit. As part of the Public Offering, the Company granted the underwriters a 45-day option from the date of the Public Offering to purchase up to an additional 2,250,000 Public Units to cover over-allotments. On January 11, 2022, the underwriters partially exercised the over-allotment option and the Company sold 1,500,000 additional Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Following the closing of the Public Offering on December 21, 2021 and partial exercise of the overallotment option on January 11, 2022, $166,650,000 ($10.10 per Unit) from the net proceeds of the sale of the Units and Private Placement Warrants, was deposited in a Trust Account, located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.

Prior to the Public Offering certain qualified institutional buyers or institutional accredited investors which are not affiliated with any member of the Company’s management (the “Anchor Investors”) each expressed to the Company an interest in purchasing Units in the Public Offering at the offering price of $10.00 per Unit. As incentives for the Anchor Investors, upon consummation of the Public Offering, the Sponsor transferred 1,125,000 Founder Shares, with an aggregate fair value of $8,111,250, to the Anchor Investors taken together as a whole, in exchange for their original purchase price of approximately $0.006 per share. The excess of the fair value of the Founder Shares transferred over the original issuance price, or $8,104,500, was accounted for as offering costs with an offset to additional paid-in capital. The Company utilized Level 3 inputs to determine the fair value of Class B shares.

REVELSTONE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 3 — Initial Public Offering (cont.)

As of December 31, 2022 and 2021, the shares of Class A common stock subject to redemption reflected on the balance sheet are reconciled in the following table:

Gross proceeds from IPO	150,000,000
Less:
Proceeds allocated to Public Warrants	(2,250,000)
Shares of Class A common stock issuance costs	(15,717,593)
Plus:
Re-measurement of carrying value to redemption value	19,467,593
Shares of Class A common stock subject to redemption as of December 31, 2021	151,500,000
Less:
Proceeds allocated to Public Warrants	(225,000)
Shares of Class A common stock issuance costs	(788,956)
Plus:
Re-measurement of carrying value to redemption value	2,881,942
Gross proceeds from partial exercise of overallotment option	15,000,000
Shares of Class A common stock subject to redemption as of December 31, 2022	$168,367,986

Note 4 — Private Placement

Simultaneously with the closing of the Public Offering, the Sponsor, Roth and certain Roth affiliates purchased an aggregate of 5,800,000 Private Placement Warrants, of which 5,050,000 Private Placement Warrants were purchased by the Sponsor and 750,000 Private Placement Warrants were purchased by Roth and certain Roth affiliates. The Sponsor purchase an additional 450,000 Private Placement Warrants when the over-allotment option was partially exercised.

Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. If the Company does not complete a Business Combination within the Combination Period or during any Extension Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants (see Note 7).

Note 5 — Related Party Transactions

Founder Shares

On May 11, 2021, the Sponsor paid $25,000 to purchase 4,312,500 shares of the Company’s Class B common stock (the “Founder Shares”). The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7. As of December 31, 2021, the Founder Shares include an aggregate of up 562,500 shares subject to forfeiture to the extent that the underwriter’s option to purchase additional units is not exercised in full or in part. On January 11, 2022, the underwriters partially exercised the over-allotment option, resulting in forfeiture of 187,500 shares of Class B common stock. As of December 31, 2022 and 2021 outstanding Class B common stock excludes 187,500 of shares forfeited due to partial exercise of the overallotment option on January 11, 2022.

On November 18, 2021, the Sponsor transferred 25,000 Founder Shares to each of Jeff Rosenthal, Margaret McDonald and Jason White, the Company’s independent director nominees and 15,000 Founder Shares to each of Assia Grazioli-Venier, Nate Bosshard and Jonathan Goodwin the Company’s outside advisors. The Company determined the estimated fair value of the transferred shares to be immaterial and did not recognize the impact of the transfer in these financial statements.

REVELSTONE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

The Sponsor, anchor investors, Company’s independent directors and outside advisors holding Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

On May 11, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Public Offering (the “Promissory Note”). The Promissory Note is non-interest bearing and payable, according to contractual terms, on the earlier of December 31, 2021 or the completion of the Public Offering. As of December 31, 2021, the Company had borrowed $189,789 under the Promissory Note. The Company settled the liability on January 11, 2022.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Service Agreement

The Company entered into an administrative services agreement with an affiliate of the Sponsor for office space, administrative and support services. The affiliate agreed to provide the above services for no consideration.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the majority of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans up to $1,500,000 (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed on December 21, 2021 and requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). In addition, our initial stockholders, any anchor investors holding Founder Shares and their respective permitted transferees are entitled to make up to three demands, excluding short form demands, that the Company register such securities. Notwithstanding the foregoing, the Company shall use its best efforts to file a registration statement within 30 days of our business combination to register such securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

REVELSTONE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

Underwriting Agreement

On December 21, 2021 the Company paid a cash underwriting commission of $0.20 per Unit, or $3,000,000 in the aggregate. On December 21, 2021, the underwriters also reimbursed the Company for $500,000 of transaction costs incurred by the Company. Following the reimbursement, the underwriters’ net commission was $2,500,000 or $0.17 per Unit.

The Company granted the underwriters a 45-day option from the date of the Public Offering to purchase up to 2,250,000 additional Units at the Public Offering price less the underwriting discounts and commissions, which was partially exercised on January 11, 2022.

On January 11, 2022, the Company paid a cash underwriting commission of $0.20 per Unit or $300,000 in the aggregate in connection with the underwriters’ partial exercise of the over-allotment option.

The underwriters are entitled to deferred underwriting commissions of $0.35 per Unit, or $5,775,000 in the aggregate. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Legal Advisory Agreement

On July 7, 2022, the Company signed an agreement with a legal advisor that will represent the Company on corporate and securities compliance matters related to its pursuit of a Business Combination. According to the terms of the agreement, the Company was obligated to pay a retainer fee of $50,000 upon the signing of this agreement, and is further obligated to pay up to an additional $200,000 when certain milestones are met prior to the closing of the Business Combination. Legal fees incurred in connection with the business combination above $250,000 will be due and payable upon completion of the Business Combination. The initial retainer fee of $50,000 was paid as of January 30, 2023. The amount of legal fees recorded as part of Company’s Accounts payable and Accrued expenses was $254,019 as of December 31, 2022.

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021 there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 180,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. There were no shares of Class A common stock issued or outstanding, excluding 16,500,000 and 15,000,000 shares of Class A common stock subject to redemption at December 31, 2022 and 2021, respectively.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. There were 4,125,000 shares of Class B common stock issued and outstanding, at December 31, 2022 and 2021. The number excludes 187,500 of Class B common stock forfeited due to partial exercise of the overallotment option on January 11, 2022.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to increase in respect of the issuance of certain securities, as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities

REVELSTONE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Deficit (cont.)

(as described herein), are issued or deemed issued in excess of the amount issued in the Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the aggregate number of all shares of common stock outstanding upon the completion of the Public Offering, plus the aggregate number of shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial business Combination (net of the number of shares of Class A common stock redeemed in connection with the initial Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, an affiliate of the Sponsor or any of the officers or director.

Public Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants are issued upon separation of the Units and only whole warrants trade. The Public Warrants will become exercisable on the date that is the later of twelve months from the date of this offering or 30 days after the completion of the initial Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement).

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor, Anchor Investor, or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of Class A

REVELSTONE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Deficit (cont.)

common stock during the 20 trading day period starting on the trading day after to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Description of Securities — Redeemable Warrants —” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Redemptions of Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the last reported sale price of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described above) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders, and

•        if , and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period or during any Extension Period, and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Public Offering, except that the Private Placement Warrants are not transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

The Company accounted for the 14,500,000 warrants issued in connection with the Public Offering and partial exercise of the over-allotment option, including 8,250,000 Public Warrants and 6,250,000 Private Placement Warrants, in accordance with the guidance contained in ASC 815-40. The Company concluded that the Public and Private Placement Warrants are considered indexed to the entity’s own stock and meet other equity classification requirements. Therefore, Public and Private Placement Warrants are considered equity instruments and are classified as such.

Underwriters’ Over-allotment Option — The Company granted the underwriters a 45-day option from the date of the Public Offering to purchase up to 2,250,000 additional Units at the Public Offering price less the underwriting discounts and commissions. The Company categorized the over-allotment option as a freestanding financial instrument to be accounted for separately from the Units. On January 11, 2022 the underwriters partially exercised the over-allotment option and acquired 1,500,000 additional Units.

REVELSTONE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 8 — Income Taxes

The Company’s tax provision consists of the following components:

	As of December 31,
	2022	2021
Federal:
Current	$456,681	$—
Deferred	(142,225)	(18,603)
Total Federal	314,456	(18,603)
State:
Current	—	—
Deferred	2,840	(8,591)
Total State	$2,840	$(8,591)
Change in Valuation Allowance	139,385	27,194
Total Provision	$456,681	$—

The Company’s net deferred tax assets consist of the following:

	As of December 31,
	2022	2021
Deferred Tax Assets:
Non-Deductible Start-Up Costs	$162,036	$8,990
Net Operating Loss	4,543	18,204
Total Deferred Tax Assets	166,579	27,194
Valuation Allowance	(166,579)	(27,194)
Net Deferred Tax Asset	$—	$—

The Company has approximately $0 of federal and $65,000 of state Net Operating Losses (“NOLs”) that may be available to offset future taxable income, if any. The state net operating loss carryforwards if unused, will expire by 2031. Under the new Tax Cuts and Jobs Act, federal NOLs incurred after December 31, 2017 are carried forward indefinitely for federal tax purposes.

The ability to use federal NOLs may be limited under Internal Revenue Code Section 382 and 383. State NOLs are subject to similar limitations in many cases. As a result, the stated NOLs may not have any value to the Company. The statute of limitations for assessment by the IRS and state tax authorities is open for tax years ending December 31, 2022 and 2021. Currently, no federal or state income tax returns are under examination by the respective taxing authorities.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. The change in valuation allowance for the year ended December 31,2022 was $ 139,385.

REVELSTONE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 8 — Income Taxes (cont.)

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	As of December 31,
	2022	2021
Federal statutory rate	21.00%	21.00%
Non-deductible items	(1.24)%	(7.85)%
State and local taxes, net of federal taxes	0.00%	6.98%
State effect of perm items	0.00%	(2.61)%
Deferred rate change	0.14%	0.00%
Valuation allowance	8.74%	(17.52)%
Total Provision and Effective Tax Rate	28.64%	0.00%

Cash paid for income taxes during the year ended December 31, 2022 and the period from April 5, 2021 (inception) through December 31, 2021 was $226,000 and $0, respectively.

Note 9 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Assets:
Investments held in Trust Account	$168,759,775	$168,759,775	—	—
	$168,759,775	$168,759,775	—	—
	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Assets:
Investments held in Trust Account	$151,500,227	$151,500,227	—	—
	$151,500,227	$151,500,227	—	—
Liabilities:
Over-allotment option	$252,331	—	—	$252,331
	$252,331	—	—	$252,331

The over-allotment option was accounted for as a liability in accordance with ASC 815-40 and is presented within liabilities on the balance sheet as of December 31, 2021. The over-allotment liability is measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of over-allotment units in the statements of operations.

The Company used a Black Scholes model to value the over-allotment option. The over-allotment option was classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs. Inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the option. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the option. The expected life of the option is assumed to be equivalent to its remaining contractual term.

REVELSTONE CAPITAL ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

The key inputs into the Black Scholes model for the over-allotment liability were as follows at December 31, 2021 and January 11, 2022, the date of the partial exercise of the overallotment option:

Input	December 31, 2021
Risk-free interest rate	0.06%
Expected term (years)	0.10
Expected volatility	11.72%
Exercise price	$10.00
Unit Price	$9.93
Input	January 11, 2022
Risk-free interest rate	0.04%
Expected term (years)	0.07
Expected volatility	11.26%
Exercise price	$10.00
Unit Price	$9.98

The following table sets forth a summary of the changes in the fair value of the Level 3 over-allotment liability for the period from April 5, 2021 (inception) through December 31, 2022:

Over-allotment Liability
Fair value of over-allotment liability at April 5, 2021 (inception)	$—
Initial fair value of over-allotment liability upon issuance at IPO	194,269
Change in fair value	58,062
Fair value as of December 31, 2021	252,331
Change in fair value at January 11, 2022	(15,119)
Fair value of forfeited overallotment units at January 11, 2022	(79,071)
Elimination of overallotment liability at January 11, 2022	(158,141)
Fair value as of December 31, 2022	$—

Note 10 — Subsequent Events

The Company has evaluated subsequent events that occurred after the balance sheet date up to the date the financial statements were issued. Based on the Company’s review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

SET JET, INC.
(FORMERLY SET JET, LLC)
CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$103,414	$207,906
Accounts receivable	516,255	353,749
Prepaid expenses and other current assets	729,574	49,685
Total current assets	1,349,243	611,340
Property and equipment, net	2,384,384	2,228,920
Right-of-use assets	13,304,325	14,765,189
Deposits	694,862	694,862
Deferred offering costs	617,782	162,399
Total assets	$18,350,596	$18,462,710

LIABILITIES AND STOCKHOLDERS’/MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	$4,157,724	$4,067,859
Accrued expenses	2,878,732	2,451,978
Deferred revenue	855,059	880,833
Related party advances	439,314	—
Secured note and line of credit payable, net	4,218,332	—
Notes payable, current portion	6,477,797	5,145,477
Convertible note payable, net	1,532,025	—
Loan payable, related party	500,000	500,000
Right-of-use liabilities, current portion	5,177,388	5,180,727
Total current liabilities	26,236,371	18,226,874
Notes payable – long term	46,142	63,838
Convertible note payable	—	1,424,613
Right-of-use liabilities	9,635,005	11,367,678
Total liabilities	35,917,518	31,083,003

Commitments and contingencies (Note 11)

Stockholders’/Members’ deficit:
Members’ capital	—	—
Common stock, 40,000,000 shares authorized; par value $0.0001 per share;
23,436,667 and 23,345,000 shares issued and outstanding each period, respectively	2,344	2,335
Additional paid-in capital	37,312,109	35,327,916
Common stock subscribed	225,000	—
Accumulated deficit	(55,106,375)	(47,950,544)
Total stockholders’/members’ deficit	(17,566,922)	(12,620,293)
Total liabilities and stockholders’/members’ deficit	$18,350,596	$18,462,710

The accompanying notes are an integral part of these condensed financial statements.

SET JET, INC.
(FORMERLY SET JET, LLC)
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended June 30,
	2023	2022
Revenue	$6,986,726	$7,057,096

Costs and expenses:
Cost of revenue	8,685,862	7,689,835
Operations and support	525,110	352,661
Pre-operating costs	783,804	4,713,860
Gain on pre-operating charter agreement termination	—	(264,092)
General and administrative	1,418,837	916,243
Sales and marketing	1,083,711	557,426
Total operating expenses	12,497,324	13,965,933

Loss from operations	(5,510,598)	(6,908,837)

Other income (expense):
Other income	72,933	—
Interest expense	(833,444)	(19,852)
Non-cash interest expense	(869,325)	(16,918)
Other expense	(15,397)	(3,628)
Total other expense	(1,645,233)	(40,398)

Provision for income taxes	—	—
Net loss	$(7,155,831)	$(6,949,235)

Net loss per basic and diluted common share – basic and diluted	$(0.31)	$(0.27)

Weighted average common shares outstanding – basic and diluted	23,390,065	25,394,475

The accompanying notes are an integral part of these condensed financial statements.

SET JET, INC.
(FORMERLY SET JET, LLC)
CONDENSED STATEMENTS OF STOCKHOLDERS’/MEMBERS’ DEFICIT
For the Six Months Ended June 30, 2022 and 2023
(Unaudited)

	Members’ Capital		Common Stock		Additional Paid in Capital	Common Stock Subscribed	Accumulated Deficit	Total Stockholders’/ Members’ Deficit
	Units	Amount	Shares	Amount
Balances at January 1, 2022	507.0	$24,134,271	—	$—	$—	$—	$(25,511,822)	$(1,377,551)
Issuance of membership units	2.0	500,000	—	—	—	—	—	500,000
Warrants issued in connection with convertible note	—	221,385	—	—	—	—	—	221,385
Effect of the conversion (see Note 3)	(509.0)	(24,855,656)	25,450,000	2,545	24,853,111	—	—	—
Sale of common stock	—	—	50,000	5	249,995	—	—	250,000
Net loss	—	—	—	—	—	—	(6,949,235)	(6,949,235)
Balances at June 30, 2022	—	$—	25,500,000	$2,550	$25,103,106	$—	$(32,461,057)	$(7,355,401)

Balances at January 1, 2023	—	$—	23,345,000	$2,335	$35,327,916	$—	$(47,950,544)	$(12,620,293)
Warrants issued in connection with secured note financing	—	—	—	—	440,826	—	—	440,826
Warrants issued to related party guarantor	—	—	—	—	1,268,375	—	—	1,268,375
Sale of common stock	—	—	16,667	1	50,000	—	—	50,001
Common stock subscribed	—	—	—	—	—	225,000	—	225,000
Stock issued for services	—	—	75,000	8	224,992	—	—	225,000
Net loss	—	—	—	—	—	—	(7,155,831)	(7,155,831)
Balances at June 30, 2023	—	$—	23,436,667	$2,344	$37,312,109	$225,000	$(55,106,375)	$(17,566,922)

The accompanying notes are an integral part of these condensed financial statements.

SET JET, INC.
(FORMERLY SET JET, LLC)
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(7,155,831)	$(6,949,235)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	83,515	94,671
Amortization of debt discount	869,325	16,918
Interest added to principal of convertible note and related party advances	77,068	19,274
Stock issued for services	225,000	—
Changes in operating assets and liabilities:
Accounts receivable	(162,506)	(401,481)
Prepaid expenses and other current assets	(679,889)	(19,920)
Accounts payable	2,311,566	3,668,056
Accrued expenses	81,754	3,909
Deferred revenue	(25,774)	47,596
Right-of-use liabilities, net	(275,148)	361,623
Net cash used in operating activities	(4,650,920)	(3,158,589)
Cash flows from investing activities:
Purchase of property and equipment	(238,979)	(55,366)
Deposits	—	(160,046)
Net cash used in investing activities	(238,979)	(215,412)
Cash flows from financing activities:
Proceeds from secured notes	5,664,067	—
Secured note and line of credit offering costs	(550,515)	—
Payment on vendor note	(1,000,000)	—
Proceeds from notes payable	—	1,100,000
Repayments of notes	(17,460)	(7,996)
Proceeds from related party advances	414,314	—
Proceeds from convertible note payable	—	1,500,000
Issuance of shares of common stock	50,001	750,000
Common stock subscribed	225,000	—
Net cash provided by financing activities	4,785,407	3,342,004
Net change in cash and cash equivalents	(104,492)	(31,997)
Cash and cash equivalents at beginning of period	207,906	31,997
Cash and cash equivalents at end of period	$103,414	$—

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$—
Cash paid for interest	$833,444	$19,852

Supplemental disclosure of non-cash investing and financing activities:
Conversion of accounts payable to note payable	$2,332,084	$2,092,596
Warrants issued in connection with secured note	$1,709,201	$—
Warrants issued in connection with convertible note	$—	$221,385
Change in deferred offering costs included in accounts payable and accrued expenses	$455,383	$45,849

The accompanying notes are an integral part of these condensed financial statements.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Condensed Financial Statements
(unaudited)

1.      NATURE OF OPERATIONS

Set Jet, Inc. (“Set Jet” or the “Company”), a Nevada corporation, is a membership-based private jet charter program, available exclusively for its security pre-screened and approved members. Set Jet’s proprietary technology platform facilitates private jet charters for its members between frequently traveled destinations in the western United States. The Company does not own or operate aircraft. The Company’s headquarters are located in Scottsdale, Arizona.

2.      GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $7,155,831 for the six months ended June 30, 2023, had negative cash flows from operations during the period and had an accumulated deficit of $55,106,375 at June 30, 2023. The Company has contractual obligations such as commitments for service and lease obligations and repayments of debt, accounts payable and other accrued liabilities (collectively “obligations”). The Company’s cash balance and revenues generated are not currently sufficient and cannot be projected to cover its operating expenses and obligations for the next 12 months from the date of these financial statements. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing and generate future profitable operations to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has in the past, and is expected to in the future, arrange additional equity or debt financing and grow revenues that may assist in addressing these issues. No assurance can be given that management’s actions will result in additional financing or profitable operations or the resolution of its liquidity problems. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The preparation of the condensed financial statements in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”) requires the Company to select accounting policies and make estimates that affect amounts reported in the condensed financial statements and the accompanying notes. The Company’s estimates are based on the relevant information available at the end of each period. Actual results could differ materially from these estimates under different assumptions or market conditions.

The condensed financial statements included herein are unaudited, but in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company’s financial position, results of operations, and cash flows for the interim periods presented. The interim results reported in these condensed financial statements should not be taken as indicative of results that may be expected for future interim periods or the full year. For a more comprehensive understanding of the Company and its interim results, these condensed financial statements should be read in conjunction with the Company’s audited financial statements as of and for the years ended December 31, 2022 and 2021. The Company’s accounting policies used in the preparation of these condensed financial statements do not differ from those used in the audited financial statements, unless otherwise noted.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Condensed Financial Statements
(unaudited)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company is an emerging growth company as the term is used in the Jumpstart Our Business Startups Act and has elected to comply with certain reduced public company reporting requirements, however, the Company may adopt accounting standards based on the effective dates for public entities when early adoption is permitted.

Corporate Conversion

The Company was originally a Nevada limited liability company, Set Jet, LLC, formed on September 21, 2014. On May 17, 2022, the Company converted into a Nevada corporation and became Set Jet, Inc. Upon the conversion, each outstanding membership unit converted into 50,000 shares of common stock. The corporate conversion was approved by members holding a majority of the outstanding units, and in connection with such conversion, the Company filed a certificate of incorporation and adopted bylaws. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue up to 40,000,000 shares of common stock, $0.0001 par value per share. The Company determined that the corporate conversion is equivalent to a change in the Company’s capital structure and did not affect the assets or liabilities of Set Jet, LLC, which became the assets and liabilities of Set Jet, Inc. As such, all references in the financial statements to the number of shares and per-share amounts of member units and equity-based instruments are presented as common stock, post conversion.

Use of Estimates

The preparation of unaudited financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, certain revenues and expenses, and the disclosure of contingent assets and liabilities as of the date of the financial statements. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, revenue recognition, federal excise tax and penalties and the valuations of equity issued for services and settlements. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties including, but not limited to, the need for protection of proprietary technology, dependence on key personnel, fluctuation in fuel prices, effect of governmental policy decisions, costs of services provided by third parties, the need to obtain additional financing, and limited operating history.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At June 30, 2023, all of the Company’s cash and cash equivalents were held at one accredited financial institution.

Accounts receivable include amounts owed from the merchant processor for both membership and charter flight charges to customers and aircraft owners. Merchant processor receivables for settled credit card transactions represent collections from many customers or members. The Company monitors credit quality on an ongoing basis and maintain reserves for estimated credit losses.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Condensed Financial Statements
(unaudited)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentrations

The Company utilizes one third-party aircraft charter operator for the majority of its charter flight and aircraft related costs, including aircraft crew and management expenses, charter costs, monthly aircraft lease payments and maintenance. As of June 30, 2023 and December 31, 2022, this vendor directly and through their costs billed to us by aircraft owners accounted for 81% and 82% of accounts payable, respectively.

Furthermore, the Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations. Furthermore, the loss of the availability of any chartered aircraft that is under a service agreement may cause the Company to use alternative charter flights that may be significantly more expensive. However, the Company believes there are acceptable substitute vendors that can be utilized longer term.

The Company is headquartered in Scottsdale, Arizona and its operations are currently concentrated in the surrounding geographic area based on the Company’s current flight routes chartered by members.

Revenue Recognition

In accordance with FASB ASC 606, Revenue from Contracts with Customers¸ the Company determines revenue recognition through the following steps:

•        Identification of a contract with a customer;

•        Identification of the performance obligations in the contract;

•        Determination of the transaction price;

•        Allocation of the transaction price to the performance obligations in the contract; and,

•        Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when performance obligations are satisfied through the transfer of control of promised goods to the Company’s customers in an amount that reflects the consideration expected to be received in exchange for transferring goods or services to customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from, the product. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance.

The Company derives its revenue from memberships and arranging member charter flights. Members agree to the Company’s membership terms and conditions of service to use the Set Jet platform and charter flights procured for members by the Company. Revenue is reported net of discounts and incentives. The Company generally does not issue refunds for chartered flights unless there is a failure to meet its service obligations. However, the Company provides flight credits whereby a customer cancels a scheduled charter flight with appropriate advance notice per the Company’s terms of service. The Company does not have contracts that include variable terms.

The Company deducts discounts and government fees and federal excise taxes to arrive at net revenue. Government fees and federal excise tax collected from members are not considered revenue and is included in accrued expenses until remitted to the government authorities.

The Company utilizes registered independent third-party charter operators in the performance of a portion of its charter flights and evaluates whether there is a promise to transfer services to the member, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the charter flight services arranged for member customers is similar regardless of which third-party charter operator is involved.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Condensed Financial Statements
(unaudited)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company schedules third-party charter operators to provide an aircraft to meet chartering member requests. As such, under the control model, the Company determines it acts as the principal rather than agent for member charter flight arrangements. The Company does not own or operate aircraft.

Memberships

New members are charged a one-time security check fee at the commencement of their membership, which is non-refundable and recognized when initiated. Members are charged monthly membership fees, which are recognized ratably on a monthly basis as services are transferred over time.

Charter Flights

Charter flight revenue from charters arranged for members is recognized at the point in time in which the service is provided, which is upon completion of each flight segment. For round trip flights, revenue is recognized upon completion of each individual segment. Members pay a fixed quoted amount for flights, which is priced based on market factors at or prior to booking.

Disaggregation of Revenue

The following table disaggregates revenue by service type:

	Six Months Ended June 30,
	2023	2022
Memberships	$1,967,696	$2,156,143
Member charter flights	5,019,030	4,900,953
Revenue	$6,986,726	$7,057,096

Contract Balances

Accounts receivable include amounts owed from the merchant processor for both membership and charter flight charges to customers and aircraft owners.

Contract liabilities represent obligations to transfer services to a customer for which the Company has already received consideration. Payments for charter flights through the Set Jet platform are received up front in advance of the Company’s and its agents satisfying the related performance obligations and are recorded as a deferred revenue liability. The deferred revenue is reduced at the point in time a charter flight segment is taken, and the revenue is recognized. Flight credits, primarily from cancellations, not applied to future flights are recorded as a separate contract liability. Contract liabilities also arise from membership fees pertaining to the remaining duration of a monthly service period.

Changes in deferred revenue for the six months ended June 30, 2023 and 2022 are as follows:

	Six Months Ended June 30,
	2023	2022
Deferred revenue, beginning	$880,833	$850,991
Amounts deferred during the period	6,960,952	7,104,692
Revenue recognized from prior period deferred revenue	(880,833)	(850,991)
Revenue from current period	(6,105,893)	(6,206,105)
Deferred revenue, ending	$855,059	$898,587

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Condensed Financial Statements
(unaudited)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Deferred membership revenue is expected to be recognized in the subsequent month after period-end. Deferred charter flight revenue is expected to be recognized within four months following period-end.

Cost of Revenue

Cost of revenue consists of all direct costs attributable to memberships and member charter flights. Cost of revenue includes charter aircraft costs, charter personnel expenses, jet fuel, landing expenses and member background check fees as well as certain maintenance expenses as noted below.

Maintenance Expenses

For chartered aircraft arrangements where the Company is obligated to separately pay or reimburse for maintenance, repair and overhaul costs, the Company accounts for such expenses on the direct expense method. Such costs are included in cost of revenue in the statements of operations once the related aircraft is revenue-generating. Any maintenance expenses incurred prior to an aircraft being revenue-generating are included in pre-operating costs.

Operations and Support

Operations and support costs consist primarily of indirect charter flight related costs including ground operations, airport fees and hangar rentals. Support costs include member services personnel-related expenses associated with member support provided via phone, email, and chat to members and customer relations costs.

Pre-operating Costs

Pre-operating costs include all expenses pertaining to chartered aircraft before they have been certified to charter members. These costs include pre-revenue maintenance, crew costs and conformity costs to meet regulatory requirements and other costs incurred related to new routes and charter services.

General and Administrative Expenses

General and administrative expenses primarily consist of personnel-related expenses for executive management and administrative functions, including finance and accounting, legal, and human resources, as well as general corporate expenses and general insurance. General and administrative expenses also include depreciation on fixed assets and credit card processing fees. These costs are expensed as incurred.

Sales and Marketing Costs

Sales and marketing costs primarily consist of advertising, public relations and brand marketing costs, social media and influencer costs, referral fees and personnel-related expenses. These costs are expensed as incurred.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed. As of June 30, 2023 and December 31, 2022, the Company had capitalized $617,782 and $162,399, respectively, in deferred offering costs.

Debt with Warrants

In accordance with ASC Topic 470-20-25, when the Company issues debt with warrants, the warrants are treated as a debt discount, recorded as a contra-liability against the debt, and the balance amortized over the life of the underlying debt. When the warrants require equity treatment under ASC 815, the offset to the contra-liability is recorded as additional paid in capital in our balance sheets. When we issue debt with warrants that require liability

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Condensed Financial Statements
(unaudited)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

treatment under ASC 815, such as a clause requiring repricing, the warrants are considered to be a derivative that is recorded as a liability at fair value. If the debt is retired early, the associated debt discount is then recognized immediately. Amortization of debt discount expense is included in interest expense in the statement of operations.

The Company determines the value of warrants using the Black-Scholes Option Pricing Model (“Black-Scholes”) using the stock price on the date of issuance, the risk-free interest rate associated with the life of the warrant, and the volatility of its stock.

Stock-Based Compensation

Stock-based compensation is accounted for in accordance with ASC Topic 718-10, Compensation-Stock Compensation. The Company measures all equity-based awards granted to employees, independent contractors and advisors based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award.

The Company classifies stock-based compensation expense in its statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Convertible notes, warrants, stock options and restricted stock units exercisable or issuable for a total of 7,682,205 and 453,855 shares of common stock were outstanding at June 30, 2023 and 2022, respectively. These securities are not included in the computation of diluted net loss per common share for the periods presented as their inclusion would be antidilutive due to losses incurred by the Company. Diluted net loss per share is the same as basic net loss per share for each period. Weighted average shares outstanding for the periods were calculated based on an as converted basis stemming from the corporate conversion described above in this Note 3.

Recently Issued Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	June 30, 2023	December 31, 2022
Land	$1,420,548	$1,420,548
Furniture and fixtures	174,367	167,214
Office equipment	37,515	37,515
Vehicles	62,956	62,956
Leasehold improvements	1,078,727	846,901
Total	$2,774,113	$2,535,134
Less: Accumulated depreciation	(389,729)	(306,214)
Property and equipment, net	$2,384,384	$2,228,920

Depreciation expense was $83,515 and $94,671 during the six months ended June 30, 2023 and 2022, respectively.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Condensed Financial Statements
(unaudited)

5.      ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

A Board member and stockholder in the Company is the owner of an aircraft that the Company charters through a third party. At June 30, 2023 and December 31, 2022, accounts payable included $985,444 and $243,356, respectively, payable under this aircraft service agreement. Another stockholder in the Company is the owner of an aircraft that the Company charters through a third party. At June 30, 2023 and December 31, 2022, accounts payable included $1,118,032 and $1,513,365, respectively, payable under this aircraft service agreement.

Accrued liabilities consist of the following:

	June 30, 2023	December 31, 2022
Accrued flight costs	$219,330	$162,205
Accrued compensation	67,276	64,951
Deferred compensation	90,251	28,500
Accrued excise taxes	523,111	1,278,027
Customer refunds/credits	520,660	358,667
Accrued interest	1,025,198	496,041
Accrued professional fees	345,000	—
Accrued processing fees	76,118	63,299
Other	11,788	288
	$2,878,732	$2,451,978

See Note 11 for contingencies related to the accrual for excise taxes.

6.      LEASES — RIGHT OF USE ASSETS AND LIABILITIES

The Company’s operating lease agreements include office space and hangar rentals. In addition, the Company determined that its charter aircraft service agreements contain embedded leases and therefore are considered right-of-use (“ROU”) assets and liabilities. ROU assets represent the right to use an underlying asset for the lease term and operating lease liabilities represent the obligation to make payments arising from the lease or embedded lease. Operating lease ROU assets and operating lease liabilities are recognized at commencement date based on the present value of the future minimum lease payments over the lease term. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate that is based on the estimated rate of interest for a collateralized borrowing of a similar asset, using a similar term as the lease payments at the commencement date. Indirect capital costs are capitalized and included in the ROU assets at commencement.

The operating lease ROU assets and operating lease liabilities include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Variability that is not due to an index or rate, such as payments made based on hourly rates, are excluded from the lease liability. Lease terms may include options to extend or terminate the lease. Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating ROU asset and operating lease liability when they are at the Company’s discretion and considered reasonably certain of being exercised. Over the lease term, the Company uses the effective interest rate method to account for the lease liability as lease payments are made and the ROU asset is amortized in a manner that results in straight-line expense recognition.

The Company has elected the practical expedient not to recognize leases with an initial term of 12 months or less on its balance sheet and lease expense is recognized on a straight-line basis over the term of the short-term lease.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Condensed Financial Statements
(unaudited)

6.      LEASES — RIGHT OF USE ASSETS AND LIABILITIES (cont.)

The components of lease costs are as follows:

Type	Financial Statement Line Item	Six Months Ended June 30,
		2023	2022
Operating lease	Cost of revenue	$1,281,293	$701,750
Operating lease	Operations and support	262,645	145,209
Operating lease	Pre-operating costs	701,819	1,243,080
Operating lease	General and administrative	248,445	190,107
		$2,494,202	$2,280,146

Costs related to aircraft service agreements are included in cost of revenue in the statements of operations, except when agreement costs are due during the conformity period when the aircraft is non-operational. Such agreement payments are included in pre-operating costs. Lease costs pertaining to hangar rental agreements and office space are included in operations and support and general and administrative expenses, respectively.

The Company reassessed the need for an aircraft not consistent with its current operating model and in July 2022 entered into an amendment to the related aircraft service agreement. The Company has not been released from the base monthly aircraft charter cost but was relieved of and is not responsible for any other operating costs. Further, base monthly aircraft charter costs due from the Company will be offset by charter revenue generated from the third-party charter operator which controls the aircraft. The Company expects that future monthly aircraft charter cost will be offset by net outside charter revenue from a third-party charter operator in full for the remainder of the agreement term. The monthly rate increased in June 2023 and the start date of anticipated outside charter revenue was delayed from June to August 2023. The Company determined that no additional ROU asset impairment charge was required as management believes the carrying value of the charter agreement ROU asset (net of the $693,000 impairment charge recorded in 2022) exceeded fair value. The Company estimated fair value based on management’s estimates of discounted cash flows from net outside charter revenue offsetting base monthly payments. The gross amount of future net charter fees that offset the Company’s liability and the timing of those fees are based on management’s best estimate and subject to uncertainty and accordingly is subject to future adjustment. Future net charter revenues that offset the base charter payment will be included on a straight-line basis as an offset to aircraft charter lease expense in pre-operating costs since this is a non-revenue producing aircraft not in service.

Sublease

In November 2022, the Company sublet approximately 6,000 square feet of its Scottsdale hub facility for two years commencing November 15, 2022 at a rate of $11,500 per month escalating $1,000 per month at each annual anniversary. The Company does not expect this space will be required to meet its foreseeable growth.

7.      DEBT

Secured Note and Line of Credit Payable

On February 22, 2023 the Company entered into a $2.5 million secured promissory note (“Secured Note”) and a $4.0 million secured revolving line of credit (“Secured Line Credit”) with a lender. Each of the Secured Note and the Secured Line of Credit (collectively the “Secured Financing”) had a 7% loan origination fee paid from proceeds at inception. The Secured Note is due on March 1, 2024 and bears interest at 15% payable monthly. The Secured Line of Credit is due on February 1, 2024 and bears interest at 18% on outstanding principal and a facility fee of 5% on any unused balance with such amounts payable monthly. The Secured Line of Credit use is limited to paying deposits and aircraft expenses on three chartered aircraft related to a vendor Forbearance Agreement (see Notes Payable below). The Secured Financing is secured by all assets of the Company including a Scottsdale land parcel. A director/shareholder of the Company has also pledged a Bombardier Challenger 850 aircraft as additional collateral. Other lenders to the Company subordinated their loans to the Secured Financing.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Condensed Financial Statements
(unaudited)

7.      DEBT (cont.)

In connection with the Secured Financing the Company granted the lender warrants on 200,000 shares of common stock exercisable at $0.01 per share expiring 30 days after Secured Financing maturity. The Company granted the director/shareholder guarantor warrants on 1,000,000 shares of common stock exercisable at $3.00 per share expiring February 22, 2028 in connection with the collateral pledge.

The Company valued the warrants using the Black-Scholes option-pricing model and recorded an aggregate debt discount of $1,709,201 based on the relative fair value of the warrants. The assumptions used to determine the fair value of the warrant were a volatility of 67%, expected term of one (1) year and risk-free interest rate of 5.07% for the lender warrant and a volatility of 64%, expected term of five (5) years and risk-free interest rate of 4.13% for the guarantor warrant. The warrant debt discount and additional financing costs incurred of $550,515 is being amortized to non-cash interest expense over the life of the notes.

The carrying value of the Secured Notes Payable at June 30, 2023 is summarized as follows:

	June 30, 2023	December 31, 2022
Secured promissory note	$2,500,000	$—
Secured note unamortized discount	(609,479)	—
Secured line of credit	3,164,067	—
Secured line of credit unamortized discount	(836,256)	—
	$4,218,332	$—

Accrued interest at June 30, 2023 of $81,561 is included in accrued liabilities (see Note 5).

Notes Payable

Notes payable consist of the following:

	June 30, 2023	December 31, 2022
Note payable for vendor liabilities(1)	$5,330,517	$3,998,433
Non-interest bearing note and deed of trust(2)	1,000,000	1,000,000
Non-interest note payable with no stated maturity date	100,000	100,000
PPP note payable with interest at 1% per annum(3)	93,422	110,882
Notes payable	$6,523,939	$5,209,315
Long-term portion of PPP note payable	(46,142)	(63,838)
Notes payable, current portion	$6,477,797	$5,145,477

____________

(1)     This note accumulates vendor amounts related to aircraft service agreements. In February 2023 the previous vendor note with a principal amount of $3,998,433 was updated to include other amounts payable and to reflect a $1,000,000 principal payment made by the Company. The new note principal balance at amendment at February 22, 2023 was $5,330,517 and bears interest at the rate of 18%. In conjunction with the new note, the Company also entered into a forbearance agreement with the vendor (“Forbearance Agreement”) providing for a monthly expense deposit of $500,000 for charter agreement costs. In February 2023 the Company paid the first $500,000 expense deposit to the vendor under the forbearance agreement and the Company remains obligated for certain ongoing payments related to three aircraft charter agreements with the vendor. In accordance with the Forbearance Agreement, the vendor has agreed to forbear certain default rights and remedies under various agreements including the charter agreements through January 31, 2024 as long as there are no new defaults. The vendor has also agreed not to sell or otherwise dispose of two aircraft used for Company member travel during the effectiveness of the Forbearance Agreement. The note principal and other amounts due to vendor are now accruing 18% interest with such interest totaling $928,761 at June 30, 2023 and $490,496 at December 31, 2022, respectively, included in accrued expenses. See Note 5.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Condensed Financial Statements
(unaudited)

7.      DEBT (cont.)

(2)      On January 21, 2022 the Company received cash of $1,000,000 pursuant to a non-interest bearing promissory note and deed of trust due April 21, 2022. The promissory note due date was extended to at least March 1, 2024 by nature of a February 2023 subordination agreement.

(3)      In May 2020, the Company entered into a note with a bank in an aggregate principal amount of $142,865 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

Note Payable, Related Party

In December 2021, the Company received cash of $250,000 as a loan from an entity owned by a director of the Company. In March 2022 the Company received an additional $100,000, and in November 2022 an additional $150,000. In December 2022 the $500,000 of advances were documented in a demand promissory note with interest commencing January 1, 2023 at 6% per annum. Accrued interest at June 30, 2023 of $14,876 is included in accrued liabilities (see Note 5).

Convertible Note Payable

In April 2022, the Company obtained $1,500,000 pursuant to a 7% convertible promissory note due in April 2024 with a security interest in the Company’s assets that was subordinated to the February 2023 secured notes. At any time while the principal and accrued interest thereon is outstanding, the note holder has the option to convert all outstanding principal and accrued interest into common shares at $5.00 per share subject to certain adjustment if convertible securities are subsequently sold at more favorable terms. The carrying value of the convertible note payable is summarized as follows:

	June 30, 2023	December 31, 2022
Convertible note original principal	$1,500,000	$1,500,000
Accumulated convertible accrued interest	124,274	72,206
Convertible amount	1,624,274	1,572,206
Unamortized convertible note discount	(92,249)	(147,593)
	$1,532,025	$1,424,613

At June 30, 2023 the note and accrued interest was convertible into 324,855 shares of common stock.

8.      STOCKHOLDERS’/ MEMBERS’ DEFICIT

The Company’s authorized capital consists of 40,000,000 shares of common stock, par value $0.0001 per share.

Common Stock Warrants

The following table summarizes warrant activity during the six months ended June 30, 2023:

	Number of Warrants	Weighted Average Exercise Price
Outstanding at January 1, 2023	4,150,000	$0.18
Granted with Secured Note issuance	200,000	0.01
Granted to related party Secured Note guarantor	1,000,000	3.00
Cancelled	—	—
Outstanding at June 30, 2023	5,350,000	$0.70

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Condensed Financial Statements
(unaudited)

8.      STOCKHOLDERS’/ MEMBERS’ DEFICIT (cont.)

The Company had outstanding common stock purchase warrants as of June 30, 2023 as follows:

Description	Number of Common Shares	Exercise Price	Expiration Date
Convertible Note Warrants	150,000	$5.00	April 24, 2024
Cancellable Special Warrant(1)	4,000,000	$0.000025	June 22, 2027 if not cancelled by June 22, 2024
Secured Note Warrants	200,000	$0.01	March 23, 2024
Related Party Guarantor Warrants	1,000,000	$3.00	February 22, 2028

____________

(1)      In December 2022 the Company repurchased and retired for cash of $100 a total of 4,000,000 shares issued at formation to a founder and principal owner (greater than 10%) of the Company. In connection with the redemption the Company issued the founder a cancellable special warrant. The special warrant is cancellable if any of the following events occur within 18 months (before June 22, 2024):

(i)      the Company merges with a special purpose acquisition company (“SPAC”) or subsidiary thereof resulting in the Company’s shareholders receiving publicly listed securities in such SPAC;

(ii)     an acquisition with consideration having a per common share fair market value in excess of $3.00 per share;

(iii)    an equity financing or a series of related equity financings pursuant to which the Company raises at least $10,000,000 in the aggregate following November 1, 2022; or

(iv)    the Company effectuates a public offering of its common stock pursuant to an effective registration statement under the Securities Act.

If the special warrant is not cancelled, then it is exercisable at $0.000025 per share for a period of three years.

See Note 12 for a proposed merger that the Company believes, if completed prior to June 22, 2024, would result in cancellation of the special warrant.

Common Stock Subscribed

At June 30, 2023 three parties had paid $225,000 for stock subscriptions that had not been finalized. This included $125,000 from one executive officer. See Note 12.

9.      STOCK-BASED COMPENSATION

2022 Stock Incentive Plan

On August 26, 2022, the Board of Directors adopted the 2022 Stock Incentive Plan (the “Plan”), subsequently approved by stockholders, authorizing 5,000,000 shares common stock for issuance as stock options, stock appreciation rights and restricted stock to employees, directors or consultants.

Stock Options

The following table summarizes stock option activity for the six months ended June 30, 2023:

	Options on Common Shares	Weighted Average
		Exercise Price	Remaining Contractual Term
Outstanding January 1, 2023	1,537,250	$5.00
Granted	45,000	$5.00
Exercised	—
Forfeited, cancelled, expired	(53,750)	$5.00
Outstanding June 30, 2023	1,528,500	$5.00	9.35
Exercisable June 30, 2023	—

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Condensed Financial Statements
(unaudited)

9.      STOCK-BASED COMPENSATION (cont.)

A total of 1,253,500 options granted and outstanding are service-based options and 275,000 are performance-based options. All options, in addition to base service or optionee performance conditions, only vest and become exercisable upon a liquidity event which includes a change of control or public trading. Since the liquidity event is not deemed probable until occurrence, no expense is recorded for outstanding options.

The Company uses the Black-Scholes option pricing model to determine the fair value of the options granted. The following table summarizes the assumptions used to compute the fair value of options granted to employees and non-employees:

Six Months Ended June 30, 2023
Expected stock price volatility	44%
Risk-free interest rate	3.9%
Expected dividend yield	0.0%
Expected life of options – years	5.9
Weighted-average fair value of options granted	$2.39

Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of awards. The Company’s estimated volatility was based on an average of the historical volatility of peer entities whose stock prices were publicly available. The Company’s calculation of estimated volatility is based on historical stock prices of these peer entities over a period equal to the expected life of the awards. The Company uses the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the options. The dividend yield of zero is because the Company has never paid cash dividends and has no present intention to pay cash dividends. The Company calculates the expected life of the options using the Simplified Method for the employee stock options as the Company does not have sufficient historical data.

The Company recognizes stock option forfeitures as they occur.

Restricted Stock Units

The Plan provides for the grant of restricted stock units (“RSUs”). RSUs are settled in shares of the Company’s Common Stock as the RSUs become vested. In November 2022 the Company granted 274,600 service-based RSUs to officers and employees vesting over a period of three years and granted 142,000 performance-based RSUs to consultants vesting over performance periods of one to three years.

The following table summarizes RSU activity under the Plan for the period ended June 30, 2023:

	RSU Shares	Weighted Average Fair Value
Unvested at January 1, 2023	416,600	$5.00
Granted – Service Based	101,000	$3.00
Granted – Performance Based	—	$0.00
Vested	—	—
Forfeited/cancelled	(38,750)	$5.00
Unvested at March 31, 2023	478,850	$4.60

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Condensed Financial Statements
(unaudited)

9.      STOCK-BASED COMPENSATION (cont.)

All RSUs, in addition to base service or optionee performance conditions, only vest and become exercisable upon a liquidity event which includes a change of control or public trading. Since the liquidity event is not deemed probable until occurrence, no expense is recorded for outstanding RSUs.

Stock Compensation Expense

A total of $273,884 of stock compensation expense related to options and RSUs that, other than the liquidity event requirement, would have been reported for the period from initial grants on November 15, 2022 through December 31, 2022. Comparably a total of $1,147,425 of stock compensation expense would have been reported for the six months ended June 30, 2023.

A total of $4.0 million of stock compensation expense is unvested as of June 30, 2023, irrespective of the liquidity event.

10.    RELATED PARTY TRANSACTIONS

See Notes 5, 7, 8 and 12 for additional information on related party transactions.

In May 2023 one director made a cash working capital advance of $150,000 and in June 2023 an additional $250,000. A $25,000 origination fee was incurred with the June 2023 advance. In June 2023 one executive officer paid Company expenses of $14,813. These short-term advances are expected to be repaid in the near term.

A Board member and stockholder in the Company is the owner of an aircraft that the Company charters through a third party. During the six months ended June 30, 2023 and 2022, the Company incurred approximately $167,143 and $-0- respectively, in aircraft service agreement costs pertaining to use of this aircraft.

A stockholder in the Company is the owner of an aircraft that the Company charters through a third party. During the six months ended June 30, 2023 and 2022, the Company incurred approximately $330,000 and $330,000 respectively, in aircraft service agreement costs pertaining to use of this aircraft.

11.    COMMITMENTS AND CONTINGENCIES

Warrant Contingency

See Note 8 for information on a contingency related to warrants.

Government Fees and Federal Excise Tax

The Company’s charted flight revenue is subject to government fees and federal excise tax remittances. The Company has a fee and excise tax plus estimated penalties and fees payable of $523,111 and $1,278,027 as of June 30, 2023 and December 31, 2022, respectively, for taxes and fees. The Company believes that the ultimate resolution of amounts owed will not be materially different from the estimated liability recorded, although the Company may be liable in penalties of up to 100% of applicable tax collections. Certain excise taxes collected were subject to a federal excise tax holiday related to the pandemic and are potentially refundable to the customer.

Contingencies

The Company and its charter service providers are subject to regulation and oversight from state and federal agencies including the Federal Aviation Administration and U.S. Department of Transportation. The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Condensed Financial Statements
(unaudited)

12.    SUBSEQUENT EVENTS

Merger Agreement

On July 17, 2023, the Company and Revelstone Capital Acquisition Corp., a Delaware corporation (“Revelstone”), entered into a Merger Agreement (the “Merger Agreement”) by and among the Company, Revelstone, Revelstone Capital Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Revelstone (“Merger Sub”), and Thomas P. Smith, as Securityholder Representative, pursuant to which a business combination between the Company and the Revelstone will be effected through the merger of Merger Sub with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Revelstone (the “Merger”).

The proposed Merger is expected to be consummated after the required approval by the stockholders of the Company and by the stockholders of Revelstone, and the satisfaction or waiver of certain other conditions some summarized below. At the reference price of $10.00 (the “Reference Price”) per share of Class A common stock of Revelstone (the “Revelstone Common Stock”), the total consideration to be paid at the closing of the Merger (the “Merger Consideration”) or via earnout (the “Earnout Consideration”) by Revelstone to the Company’s security holders will be an amount up to an estimated $145 million. This amount is subject to adjustment and is based on the sum of (a) Merger Consideration paid at closing in an amount equal to $80 million (subject to adjustment based on the Company debt and cash at Merger closing) and (b) Earnout Consideration of up to $65 million consisting of (i) up to $45 million to Company stockholders and (ii) up to $20 million to certain executive officers and directors of the post-merger company. The Merger Consideration will be payable in (a) 5,703,000 shares of Revelstone Common Stock, subject to adjustment based on whether Company debt net of Company cash at the closing of the Merger is greater than or less than $14,970,000 (the “Merger Consideration Shares”) and (b) 800,000 shares of Revelstone Common Stock in exchange for the conversion of the Pre-PIPE Convertible Note (as defined below) expected to be owed by the Company at the closing of the Merger, as described below.

Pursuant to the Merger Agreement, at the effective time of the Merger:

(a)     each issued and outstanding share of Company Common Stock will be converted into the right to receive a number of shares of Revelstone Common Stock at a conversion ratio with respect to such share of Company Common Stock. The “Merger Exchange Ratio” is the quotient obtained by dividing (i) the closing Merger Consideration Shares by (ii) the fully diluted Company shares. Fully diluted Company shares is the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Merger plus (b) subject to certain exceptions, all shares of Company Common Stock issuable upon conversion, exercise or exchange of any other securities of Company convertible into or exchangeable or exercisable for shares of Company Common Stock.

(b)    each option, RSU and warrant to acquire Company Common Stock that is outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will be cancelled and automatically converted into a like security to purchase a number of shares of Revelstone Common Stock equal to the product of (1) the number of shares of Company Common Stock that represented immediately prior to the effective time multiplied by (2) the Merger Exchange Ratio at an exercise price (where applicable) per share of Revelstone Common Stock equal to the quotient obtained by dividing the exercise price per share of Company Common Stock immediately prior to the effective time of the Merger by the Merger Exchange Ratio.

(c)     The Pre-PIPE Convertible Note in the amount of $4,000,000 issued on July 17, 2023 contemporaneously with the signing of the Merger Agreement and in advance of the PIPE Financing, shall, at the closing of the Merger, be cancelled and converted into the right to receive 800,000 shares of Revelstone Common Stock (the “Pre-PIPE Conversion Shares”) and a ten-year warrant to purchase 400,000 shares of Revelstone Common Stock with an exercise price of $12.50 per share (the “Pre-PIPE Conversion Warrant”).

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Condensed Financial Statements
(unaudited)

12.    SUBSEQUENT EVENTS (cont.)

The Merger Agreement contains customary representations and warranties of the parties thereto. The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger among other requirements. Consummation of the Merger is conditioned on a number of customary conditions.

The Merger Agreement may be terminated by either party if not consummated on or before December 21, 2023 and on certain other events including the failure to secure Revelstone shareholder approval of various proposals.

The Company made an initial payment in the amount of $45,000 in June 2023 towards certain Revelstone extension fees to its public shareholders and is committed to making additional extension fee payments of $90,000 per month commencing July 21, 2023 through December 21, 2023 and is obligated to pay certain other related expenses.

PIPE Financing to the Company

On July 17, 2023, contemporaneously with the signing of the Merger Agreement, the Company and Revelstone entered into agreements with an investment firm (the “Subscriber”), in the aggregate amount of $18 million.

Pre-Merger PIPE Financing to the Company

The Subscriber agreed to invest $4.0 million upon execution of a subscription pursuant to a convertible note (the “Pre-PIPE Convertible Note”) to be funded to the Company $1.0 million in July 2023 and $1.0 million in each of the following three months. As described above, the Pre-PIPE Convertible Note, including interest, shall convert into the right to receive 800,000 shares of Revelstone Common Stock at the closing of the Merger. In addition, the Subscriber will be issued the Pre-PIPE Conversion Warrant, discussed above.

The Pre-PIPE Convertible Note bears interest at 5% and is due and payable on the earlier of: (i) June 30, 2024, (ii) within 60 days of the election of the Company to not convert the Pre-PIPE Convertible Note; or (iii) upon the occurrence and during the continuance of an event of default. The Company may elect to convert the Pre-PIPE Convertible Note within 60 days of termination of the Revelstone Merger, in accordance with its terms. Upon such Company election, the Pre-PIPE Convertible Note will convert into 4,000,000 shares of Company common stock.

Merger PIPE Financing

The Subscriber has agreed to purchase shares of Revelstone Common Stock (the “PIPE Shares”) in the amount of $14 million of Revelstone Common Stock at a purchase price of $5.00 per share to be issued in two tranches pursuant a “PIPE Subscription Agreement”: $7,500,000 at the Merger closing and $6,500,000 within 3 business days of, the earlier of (i) the date on which a required registration statement is declared effective and (ii) the three month anniversary of the Merger closing.

The Subscriber will also be granted warrants (“Warrants”) in two tranches: (i) 750,000 Warrants upon the Merger closing, exercisable for a period of 10 years at a price of $12.50 per share and (ii) 650,000 Warrants upon closing of the second tranche, exercisable for a period of 10 years from the date thereof at a price of $12.50 per share.

Stock Subscriptions Issuances and Subsequent Sales

Subsequent to June 30, 2023, on July 18, 2023 a total of 204,546 shares of Common Stock were issued for the $225,000 of stock subscriptions including 113,636 shares to a trust and entity controlled by an executive officer of the Company. See Note 8.

In July and August 2023 the Company received $1,790,200 in cash and issued 1,627,454 shares of Common Stock. This included a trust controlled by an executive officer that purchased 68,182 of such shares of Common Stock for cash of $75,000. In July 2023, the Company converted $212,224 of payables and debt for 192,931 shares of Common Stock.

In August and September 2023, the Company received $547,000 cash for stock subscribed but not yet issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Set Jet, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Set Jet, Inc., formerly Set Jet, LLC (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations, stockholders’/Members’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s net losses from inception, negative cash flow from operations, and required capital to meet current and continuing obligations raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon
We have served as the Company’s auditor since 2022
Newport Beach, California

April 6, 2023

SET JET, INC.
(FORMERLY SET JET, LLC)
BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$207,906	$31,997
Accounts receivable	353,749	1,235,036
Prepaid expenses and other current assets	49,685	20,000
Total current assets	611,340	1,287,033
Property and equipment, net	2,228,920	2,257,684
Right-of-use assets	14,765,189	13,072,452
Deposits	694,862	512,712
Deferred offering costs	162,399	—
Total assets	$18,462,710	$17,129,881

LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,067,859	$2,809,496
Accrued expenses	2,451,978	1,144,285
Deferred revenue	880,833	850,991
Notes payable, current portion	5,145,477	147,976
Loan payable, related party	500,000	250,000
Right-of-use liabilities, current portion	5,180,727	1,692,420
Total current liabilities	18,226,874	6,895,168
Notes payable	63,838	94,889
Convertible note payable	1,424,613	—
Right-of-use liabilities	11,367,678	11,517,375
Total liabilities	31,083,003	18,507,432

Commitments and contingencies (Note 12)

Stockholders’/members’ equity (deficit):
Members’ capital	—	24,134,271
Common stock, par value $0.0001 per share, 40,000,000 shares authorized and 23,345,000 shares issued and outstanding as of December 31, 2022, and no shares authorized, issued and outstanding as of December 31, 2021	2,335	—
Additional paid-in capital	35,327,916	—
Accumulated deficit	(47,950,544)	(25,511,822)
Total stockholders’/members’ equity (deficit)	(12,620,293)	(1,377,551)
Total liabilities and stockholders’/members’ equity (deficit)	$18,462,710	$17,129,881

The accompanying notes are an integral part of these financial statements.

SET JET, INC.
(FORMERLY SET JET, LLC)
STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2022	2021
Revenue	$12,896,612	$9,479,727

Costs and expenses:
Cost of revenue	15,634,452	16,290,393
Operations and support	759,690	757,391
Pre-operating costs	7,546,338	1,279,155
Gain on pre-operating charter agreement termination	(674,964)	—
General and administrative	2,740,750	2,779,890
Sales and marketing	1,197,647	1,130,555
Total operating expenses	27,203,913	22,237,384

Loss from operations	(14,307,301)	(12,757,657)

Other income (expense):
Other income	15,250	—
Non-cash settlement of note financing dispute	(6,500,000)	—
Interest expense	(564,688)	(22,324)
Non-cash interest expense	(73,792)	—
Other expense	(8,496)	(7,149)
Total other expense	(7,131,726)	(29,473)

Provision for income taxes	—	—
Net loss	$(21,439,027)	$(12,787,130)

Net loss per basic and diluted common share – basic and diluted	$(0.84)	$(0.52)

Weighted average common shares outstanding – basic and diluted	25,492,288	24,471,575

The accompanying notes are an integral part of these financial statements.

SET JET, INC.
(FORMERLY SET JET, LLC)
STATEMENTS OF STOCKHOLDERS’/MEMBERS’ EQUITY (DEFICIT)

	Members’ Capital		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’/ Members’ Equity (Deficit)
	Units	Amount	Shares	Amount
Balances at January 1, 2021	472.5	$15,509,271	—	$—	$—	$(12,724,692)	$2,784,579
Issuance of membership units	31.5	7,875,000	—	—	—	—	7,875,000
Unit-based compensation expense	3.0	750,000	—	—	—	—	750,000
Net loss	—	—	—	—	—	(12,787,130)	(12,787,130)
Balances at December 31, 2021	507.0	$24,134,271	—	$—	$—	$(25,511,822)	$(1,377,551)
Issuance of membership units	2.0	500,000	—	—	—	—	500,000
Warrants issued in connection with convertible note	—	221,385	—	—	—	—	221,385
Effect of the conversion (see Note 3)	(509.0)	(24,855,656)	25,450,000	2,545	24,853,111	—	—
Sale of common stock	—	—	595,000	60	2,974,940	—	2,975,000
Redemption and retirement of common stock
in exchange for cancellable special warrant	—	—	(4,000,000)	(400)	999,995	(999,695)	(100)
Common stock issued in settlement of note
financing dispute	—	—	1,300,000	130	6,499,870	—	6,500,000
Net loss	—	—	—	—	—	(21,439,027)	(21,439,027)
Balances at December 31, 2022	—	$—	23,345,000	$2,335	$35,327,916	$(47,950,544)	$(12,620,293)

The accompanying notes are an integral part of these financial statements.

SET JET, INC.
(FORMERLY SET JET, LLC)
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(21,439,027)	$(12,787,130)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	115,080	178,396
Amortization of debt discount	73,792	—
Interest added to principal of convertible note	72,206	—
Equity-based compensation	—	750,000
Right-of-use impairment expense	693,000	—
Non-cash settlement of note financing dispute	6,500,000	—
Gain on sale of equipment	(3,750)	—
Changes in operating assets and liabilities:
Accounts receivable	881,287	(712,269)
Prepaid expenses and other current assets	(29,685)	(20,000)
Accounts payable	5,164,397	2,057,346
Accrued expenses	1,307,693	873,751
Deferred revenue	29,842	558,953
Right-of-use liabilities, net	952,873	97,908
Net cash used in operating activities	(5,682,292)	(9,003,045)
Cash flows from investing activities:
Purchase of property and equipment	(82,566)	(2,347,575)
Deposits	(182,150)	(83,200)
Net cash used in investing activities	(264,716)	(2,430,775)
Cash flows from financing activities:
Proceeds from notes payable	1,000,000	750,000
Repayments of notes	(91,983)	(845,000)
Proceeds from related party loans	250,000	250,000
Proceeds from convertible note payable	1,500,000	—
Repayments of convertible notes payable	—	(464,521)
Issuance of membership units/shares of common stock	3,475,000	7,875,000
Cash paid for stock redemption	(100)	—
Payment of deferred offering costs	(10,000)	—
Net cash provided by financing activities	6,122,917	7,565,479
Net change in cash and cash equivalents	175,909	(3,868,341)
Cash and cash equivalents at beginning of period	31,997	3,900,338
Cash and cash equivalents at end of period	$207,906	$31,997

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$—
Cash paid for interest	$1,985	$55,308

Supplemental disclosure of non-cash investing and financing activities:
Conversion of accounts payable to note payable	$4,058,433	$—
Note payable issued for deposits	$—	$50,000
Warrant issued in connection with convertible note	$221,385	$—
Special cancelable warrant issued with stock redemption	$999,995	$—
Change in deferred offering costs included in accounts payable	$152,399	$—

The accompanying notes are an integral part of these financial statements.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

1.      NATURE OF OPERATIONS

Set Jet, Inc. (“Set Jet” or the “Company”), a Nevada corporation, is a membership-based private jet charter program, available exclusively for its security pre-screened and approved members. Set Jet’s proprietary technology platform facilitates private jet charters for its members between frequently traveled destinations on the west coast. The Company does not own or operate aircraft. The Company’s headquarters are located in Scottsdale, Arizona.

2.      GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $21,439,027 and $12,787,130 for the years ended December 31, 2022 and 2021, respectively, and has negative cash flows from operations for the respective periods. The Company has contractual obligations such as commitments for service and lease obligations and repayments of debt, accounts payable and other accrued liabilities (collectively “obligations”). The Company’s cash balance and revenues generated are not currently sufficient and cannot be projected to cover its operating expenses and obligations for the next 12 months from the date of these financial statements. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing and generate future profitable operations to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has in the past, and is expected to in the future, arrange additional equity or debt financing and grow revenues that may assist in addressing these issues. No assurance can be given that management’s actions will result in additional financing or profitable operations or the resolution of its liquidity problems. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year end is December 31.

The Company is an emerging growth company as the term is used in the Jumpstart Our Business Startups Act and has elected to comply with certain reduced public company reporting requirements, however, the Company may adopt accounting standards based on the effective dates for public entities when early adoption is permitted.

Certain immaterial reclassifications have been made in the financial statements of the prior period to conform to the current period presentation. These reclassifications had no material impact on previously reported net loss, total stockholders’/members equity or cash flows.

Corporate Conversion

The Company was originally a Nevada limited liability company, Set Jet, LLC, formed on September 21, 2014. On May 17, 2022, the Company converted into a Nevada corporation and became Set Jet, Inc. Upon the conversion, each outstanding membership unit converted into 50,000 shares of common stock. The corporate conversion was approved by members holding a majority of the outstanding units, and in connection with such conversion, the Company filed a certificate of incorporation and adopted bylaws. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue up to 40,000,000 shares of common stock, $0.0001 par value per share. The Company determined that the corporate conversion is equivalent to a change in the Company’s capital structure and did not affect

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the assets or liabilities of Set Jet, LLC, which became the assets and liabilities of Set Jet, Inc. As such, all references in the financial statements to the number of shares and per-share amounts of member units and equity-based instruments are presented as common stock, post conversion.

Use of Estimates

The preparation of unaudited financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, certain revenues and expenses, and the disclosure of contingent assets and liabilities as of the date of the financial statements. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, revenue recognition, federal excise tax and penalties, the valuations of equity issued for services and settlements, and the valuation of right-of-use assets and liabilities. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties including, but not limited to, the need for protection of proprietary technology, dependence on key personnel, fluctuation in fuel prices, effect of governmental policy decisions, costs of services provided by third parties, the need to obtain additional financing, and limited operating history.

Beginning in 2020, the coronavirus (“COVID-19”) pandemic severely restricted the level of economic activity globally and continues to have an unprecedented effect on the global travel and hospitality industry. The various government measures implemented to contain the COVID-19 pandemic, such as imposing restrictions on travel and business operations, led to unprecedented levels of reduced travel and delays in governmental regulatory activities affecting aviation. The extent and duration of the impact of the COVID-19 pandemic over the longer term remain uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of COVID-19, the introduction and spread of new variants of the virus, including, for example, the Omicron variant which emerged in November of 2021, that may be more easily transmittable and resistant to currently approved vaccines, the continuation of existing or implementation of new government travel restrictions, the extent and effectiveness of containment actions taken, including mobility restrictions, the timing, availability, and effectiveness of vaccines, and the impact of these and other factors on travel behavior in general, and on the Company’s member charter flight business in particular, which may result in a reduction in memberships and bookings.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At December 31, 2022 and 2021, all of the Company’s cash and cash equivalents were held at one accredited financial institution.

Accounts receivable are primarily related to merchant receivables for settled credit card transactions, and represent collections from many customers or members. The Company monitors credit quality on an ongoing basis and maintain reserves for estimated credit losses. There were no customers that accounted for 10% or more of revenue for the years ended December 31, 2022 and 2021. There were no customers that accounted for 10% or more of accounts receivable as of December 31, 2022 and 2021.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentrations

The Company utilizes one third-party aircraft charter operator for the majority of its charter flight and aircraft related costs, including aircraft crew and management expenses, charter costs, monthly aircraft lease payments and maintenance. As of December 31, 2022 and 2021, this vendor directly and through their costs billed to us by aircraft owners accounted for 82% and 77% of accounts payable, respectively.

Furthermore, the Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations. Furthermore, the loss of the availability of any chartered aircraft that is under a service agreement may cause the Company to use alternative charter flights that may be significantly more expensive. However, the Company believes there are acceptable substitute vendors that can be utilized longer term.

The Company is headquartered in Scottsdale, Arizona and its operations are currently concentrated in the surrounding geographic area based on the Company’s current flight routes chartered by members.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities.

•        Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•        Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and deferred revenue approximate their fair values due to the short maturity of these instruments. The Company believes the carrying amount of its convertible notes payable and loan payable approximate fair value due to their short-term maturities and based on rates and other terms currently available to the Company for similar debt instruments.

Accounts Receivable

Accounts receivable consists of contractual amounts owed from the Company’s merchant processor, including membership and charter flight charges currently in process, as well as amounts held back by the processor. As of December 31, 2022 and 2021, the Company determined that no allowance for doubtful accounts was necessary. As of December 31, 2021, a portion of the Company’s accounts receivable was held as collateral for the Company’s outstanding loans. Also see Note 13 for pledge of all assets for new financing.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. The Company’s land is capitalized and not depreciated. Additions and improvements are capitalized while routine repairs and maintenance are charged to expense as incurred. Upon sale or disposition, the historically recorded asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to other income (expense). The estimated useful lives for property and equipment are as follows:

Category	Useful Lives
Furniture and fixtures	5 years
Office equipment	5 years
Vehicles	5 years
Leasehold improvements	Shorter of useful life of the asset or remaining term of the lease

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Company recorded a right-of-use (“ROU”) asset impairment loss in 2022 of $693,000 (see Note 6) in 2022. There was no impairment of long-lived assets during the year ended December 31, 2021.

Software Development Costs

The Company incurred costs related to developing the Set Jet website and other internal use software. In addition, the Company incurred costs related to the development of its charter flight management software. In accordance with Account Standards Codification (“ASC”) 350-40, Internal-Use Software, the Company capitalizes development costs related to these and other software applications once a preliminary project stage is complete, funding has been committed, and it is probable that the project will be completed, and the software will be used to perform the function intended. As of December 31, 2022 and 2021, the Company has no capitalized internally developed software costs. The costs incurred for post-implementation maintenance are expensed as incurred.

Deposits

Deposits consist of security deposits on the Company’s office lease and aircraft service agreements.

Leases

The Company accounts for leases in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Update (“ASU”) 2016-02, Leases (ASC 842). The Company determines if an arrangement is a lease, or includes an embedded lease, at inception for each contract or agreement. A contract is or contains an embedded lease if the contract meets all of the below criteria:

(i)     there is an identified asset

(ii)    the Company obtains substantially all of the economic benefits of the asset

(iii)   the Company has the right to direct the use of the asset

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s operating lease agreements include office space and hangar rentals. In addition, the Company determined that its charter aircraft service agreements contain embedded leases and therefore are considered ROU assets and liabilities. ROU assets represent the right to use an underlying asset for the lease term and operating lease liabilities represent the obligation to make payments arising from the lease or embedded lease. Operating lease ROU assets and operating lease liabilities are recognized at commencement date based on the present value of the future minimum lease payments over the lease term. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate that is based on the estimated rate of interest for a collateralized borrowing of a similar asset, using a similar term as the lease payments at the commencement date. Indirect capital costs are capitalized and included in the ROU assets at commencement.

The operating lease ROU assets and operating lease liabilities include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Variability that is not due to an index or rate, such as payments made based on hourly rates, are excluded from the lease liability. Lease terms may include options to extend or terminate the lease. Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating ROU asset and operating lease liability when they are at our discretion and considered reasonably certain of being exercised. Over the lease term, the Company uses the effective interest rate method to account for the lease liability as lease payments are made and the ROU asset is amortized in a manner that results in straight-line expense recognition.

The Company has elected the practical expedient not to recognize leases with an initial term of 12 months or less on its balance sheets and lease expense is recognized on a straight-line basis over the term of the short-term lease.

Revenue Recognition

In accordance with FASB ASC 606, Revenue from Contracts with Customers¸ the Company determines revenue recognition through the following steps:

•        Identification of a contract with a customer;

•        Identification of the performance obligations in the contract;

•        Determination of the transaction price;

•        Allocation of the transaction price to the performance obligations in the contract; and

•        Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when performance obligations are satisfied through the transfer of control of promised services to the Company’s customers in an amount that reflects the consideration expected to be received in exchange for transferring goods or services to customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from, the service.

The Company derives its revenue primarily from memberships and arranging member charter flights. Members agree to the Company’s membership terms and conditions of service to use the Set Jet platform and charter flights procured for members by the Company. Revenue is reported net of discounts and incentives. The Company generally does not issue refunds for chartered flights unless there is a failure to meet its service obligations. The Company does not have contracts that include variable terms. Credits may be given for cancelled flights based on the terms and conditions of service. Any such credits are included in accrued liabilities.

The Company deducts discounts and government fees and federal excise taxes to arrive at net revenue. Government fees and federal excise tax collected from members are not considered revenue and is included in accrued expenses until remitted to the government authorities.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company utilizes registered independent third-party charter operators in the performance of a portion of its charter flights and evaluates whether there is a promise to transfer services to the member, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the charter flight services arranged for member customers is similar regardless of which third-party charter operator is involved. The Company schedules third-party charter operators to provide an aircraft to meet chartering member requests. As such, under the control model, the Company determines it acts as the principal rather than agent for member charter flight arrangements. The Company does not own or operate aircraft.

Memberships

New members are charged a one-time security check fee at the commencement of their membership, which is non-refundable and recognized when initiated. Members are charged monthly membership fees, which are recognized ratably on a monthly basis as services are transferred over time.

Charter Flights

Charter flight revenue from charters arranged for members is recognized at the point in time in which the service is provided, which is upon completion of each flight segment. For round trip flights, revenue is recognized upon completion of each individual segment. Members pay a fixed quoted amount for flights, which is priced based on market factors at or prior to booking.

Disaggregation of Revenue

The following table disaggregates revenue by service type:

	Year Ended December 31,
	2022	2021
Memberships	$4,114,186	$2,889,188
Member charter flights	8,782,426	6,590,539
Revenue	$12,896,612	$9,479,727

Contract Balances

Accounts receivable represent amounts owed from the merchant processor for both membership and charter flight charges to customers.

Contract liabilities represent obligations to transfer services to a customer for which the Company has already received consideration. Payments for charter flights through the Set Jet platform are received up front in advance of the Company’s and its agents satisfying the related performance obligations and are recorded as a deferred revenue liability. The deferred revenue is reduced at the point in time a charter flight segment is taken, and the revenue is recognized. Contract liabilities also arise from membership fees pertaining to the remaining duration of a monthly service period.

Changes in deferred revenue are as follows:

	Year Ended December 31,
	2022	2021
Deferred revenue, beginning	$850,991	$292,038
Amounts deferred during the year	12,926,454	10,038,680
Revenue recognized from prior year deferred revenue	(850,991)	(292,038)
Revenue from current year	(12,045,621)	(9,187,689)
Deferred revenue, ending	$880,833	$850,991

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Deferred membership revenue is expected to be recognized in the subsequent month after period-end. Deferred charter flight revenue is expected to be recognized within four months following period-end.

Deferred revenue by service type is as follows:

	Year Ended December 31,
	2022	2021
Memberships	$153,780	$174,165
Member charter flights	727,053	676,826
	$880,833	$850,991

Cost of Revenue

Cost of revenue consists of all direct costs attributable to memberships and member charter flights. Cost of revenue includes charter aircraft costs, charter personnel expenses, jet fuel, landing expenses and member background check fees as well as certain maintenance expenses as noted below.

Maintenance Expenses

For chartered aircraft arrangements where the Company is obligated to separately pay or reimburse for maintenance, repair and overhaul costs, the Company accounts for such expenses on the direct expense method. Such costs are included in cost of revenue in the statements of operations once the related aircraft is revenue-generating. Any maintenance expenses incurred prior to an aircraft being revenue-generating are included in pre-operating costs.

Operations and Support

Operations and support costs consist primarily of indirect charter flight related costs including ground operations, airport fees and hangar rentals. Support costs include member services personnel-related expenses associated with member support provided via phone, email, and chat to members and customer relations costs.

Pre-operating Costs

Pre-operating costs include all expenses pertaining to chartered aircraft before they have been certified to charter members. These costs include pre-revenue maintenance, crew costs and conformity costs to meet regulatory requirements and other costs incurred related to new routes and charter services. During 2022 the Company agreed to terminate a long-term aircraft charter agreement for an aircraft not approved for member charters and recorded an operating gain of $674,964.

General and Administrative Expenses

General and administrative expenses primarily consist of personnel-related expenses for executive management and administrative functions, including finance and accounting, legal, and human resources, as well as general corporate expenses and general insurance. General and administrative expenses also include depreciation on fixed assets and credit card processing fees. These costs are expensed as incurred.

Sales and Marketing Costs

Sales and marketing costs primarily consist of advertising, public relations and brand marketing costs, social media and influencer costs, referral fees and personnel-related expenses. These costs are expensed as incurred.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed. As of December 31, 2022 and 2021, the Company had capitalized $162,399 and $-0-, respectively, in deferred offering costs.

Debt with Warrants

In accordance with ASC Topic 470-20-25, when the Company issues debt with warrants, the warrants are treated as a debt discount, recorded as a contra-liability against the debt, and the balance amortized over the life of the underlying debt. When the warrants require equity treatment under ASC 815, the offset to the contra-liability is recorded as additional paid in capital in our consolidated balance sheet. When we issue debt with warrants that require liability treatment under ASC 815, such as a clause requiring repricing, the warrants are considered to be a derivative that is recorded as a liability at fair value. If the debt is retired early, the associated debt discount is then recognized immediately. Amortization of debt discount expense is included in interest expense in the statement of operations.

The Company determines the value of warrants using the Black-Scholes Option Pricing Model (“Black-Scholes”) using the stock price on the date of issuance, the risk-free interest rate associated with the life of the debt, and the volatility of its stock.

Modification of Debt

When the Company change the terms of existing loans payable, it evaluates the amendments under ASC 470-50, Debt Modification and Extinguishment, to determine whether the change should be treated as a modification or as a debt extinguishment. This evaluation includes analyzing whether there are significant and consequential changes to the economic substance of the loan. If the change is deemed insignificant then the change is considered a debt modification, whereas if the change is substantial the change is reflected as a debt extinguishment.

Stock-Based Compensation

Stock-based compensation is accounted for in accordance with ASC Topic 718-10, Compensation-Stock Compensation. The Company measures all equity-based awards granted to employees, independent contractors and advisors based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award.

The Company classifies stock-based compensation expense in its statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Convertible notes, warrants, stock options and restricted stock units exercisable or issuable for a total of

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

6,418,291 and 400,000 shares of common stock were outstanding at December 31, 2022 and 2021, respectively. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2022 and 2021, diluted net loss per share is the same as basic net loss per share for each period. Weighted average shares outstanding for the years ended December 31, 2022 and 2021 were calculated based on an as converted basis stemming from the corporate conversion described above in this Note 3.

Income Taxes

No income tax expense was recorded for the periods ended December 31, 2022 and 2021 due to losses incurred. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carry-forward period under the Federal tax laws. Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimates.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	December 31,
	2022	2021
Land	$1,420,548	$1,420,548
Furniture and fixtures	167,214	163,204
Office equipment	37,515	37,515
Vehicles	62,956	62,956
Leasehold improvements	846,901	771,384
Total	2,535,134	2,455,607
Less: Accumulated depreciation	(306,214)	(197,923)
Property and equipment, net	2,228,920	2,257,684

Depreciation expense was $115,080 and $178,396 during the years ended December 31, 2022 and 2021, respectively.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

5.      ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

A Board member and stockholder in the Company is the owner of an aircraft that the Company charters through a third party. At December 31, 2022 and 2021, accounts payable included $243,356 and $4,506, respectively, payable under this aircraft service agreement. Another stockholder in the Company is the owner of an aircraft that the Company charters through a third party. At December 31, 2022 and 2021, accounts payable included $1,513,365 and $386,510, respectively, payable under this aircraft service agreement.

Accrued liabilities consist of the following:

	December 31,
	2022	2021
Accrued flight costs	$162,205	$267,699
Accrued compensation	64,951	43,000
Deferred compensation	28,500	—
Accrued excise taxes	1,278,027	584,876
Customer refunds/credits	358,667	136,381
Accrued interest	496,041	5,544
Accrued processing fees	63,299	—
Other	288	106,785
	$2,451,978	$1,144,285

See Note 12 for contingencies related to the accrual for excise taxes.

6.      LEASES — RIGHT OF USE ASSETS AND LIABILITIES

The Company’s operating lease agreements include office space and hangar rentals. In addition, the Company determined that its charter aircraft service agreements contain embedded leases and therefore are considered right-of-use (“ROU”) assets and liabilities. ROU assets represent the right to use an underlying asset for the lease term and operating lease liabilities represent the obligation to make payments arising from the lease or embedded lease. Operating lease ROU assets and operating lease liabilities are recognized at commencement date based on the present value of the future minimum lease payments over the lease term. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate that is based on the estimated rate of interest for a collateralized borrowing of a similar asset, using a similar term as the lease payments at the commencement date. Indirect capital costs are capitalized and included in the ROU assets at commencement.

The operating lease ROU assets and operating lease liabilities include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Variability that is not due to an index or rate, such as payments made based on hourly rates, are excluded from the lease liability. Lease terms may include options to extend or terminate the lease. Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating ROU asset and operating lease liability when they are at the Company’s discretion and considered reasonably certain of being exercised. Over the lease term, the Company uses the effective interest rate method to account for the lease liability as lease payments are made and the ROU asset is amortized in a manner that results in straight-line expense recognition.

The Company has elected the practical expedient not to recognize leases with an initial term of 12 months or less on its balance sheet and lease expense is recognized on a straight-line basis over the term of the short-term lease.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

6.      LEASES — RIGHT OF USE ASSETS AND LIABILITIES (cont.)

The components of lease costs are as follows:

Type	Financial Statement Line Item	Year Ended December 31,
		2022	2021
Operating lease	Cost of revenue	$1,706,586	$1,403,500
Operating lease	Operations and support	369,056	206,273
Operating lease	Pre-operating costs	2,227,115	63,514
Operating lease	Pre-operating costs (ROU impairment expense)	693,000	—
Operating lease	General and administrative	489,603	324,259
		$5,485,360	$1,997,546

Costs related to aircraft service agreements are included in cost of revenue in the statements of operations, except when agreement costs are due during the conformity period when the aircraft is non-operational. Such agreement payments are included in pre-operating costs. Lease costs pertaining to hangar rental agreements and office space are included in operations and support and general and administrative expenses, respectively.

The Company reassessed the need for an aircraft not consistent with its current operating model and in July 2022 entered into an amendment to the related aircraft service agreement. The Company has not been released from the base monthly aircraft charter cost but was relieved of and is no longer responsible for any other operating costs. Further, base monthly aircraft charter costs due from the Company will be offset by charter revenue generated from the third-party charter operator which controls the aircraft. The Company expects that by June 2023 the monthly aircraft charter cost will be offset by net outside charter revenue from a third-party charter operator in full for the remainder of the agreement term. The Company recorded a ROU asset impairment charge of $693,000 which is the amount management believes the carrying value of the charter agreement ROU asset exceeded fair value. The Company estimated fair value based on management’s estimates of discounted cash flows from net outside charter revenue offsetting base monthly payments. The gross amount of future net charter fees that offset the Company’s liability and the timing of those fees are based on management’s best estimate and subject to uncertainty and accordingly is subject to future adjustment. Future net charter revenues that offset the base charter payment will be included on a straight-line basis as an offset to aircraft charter lease expense in pre-operating costs since this is a non-revenue producing aircraft not in service.

During 2022 the Company agreed to terminate a long-term aircraft charter agreement for an aircraft not approved for member charters and recorded an operating gain of $674,964.

Cash flow information related to leases are as follows:

	Year Ended December 31,
	2022	2021
Operating cash flows paid for operating leases	$4,532,487	$1,899,638
ROU assets obtained in exchange for lease obligations	$5,049,286	$3,894,272

Supplemental balance sheet information related to leases are as follows:

	December 31,
	2022	2021
Weighted-average remaining lease term (in years)	3.78	5.74
Weighted-average discount rate	7.0%	7.0%

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

6.      LEASES — RIGHT OF USE ASSETS AND LIABILITIES (cont.)

Future annual minimum lease payments and amounts representing interest are as follows:

Year Ended December 31,	Operating Leases
2023	$5,120,214
2024	4,945,505
2025	4,096,464
2026	3,124,106
2027	430,335
Thereafter	—
Total lease payments	$17,716,624
Less imputed interest	(1,168,219)
Total lease obligations	$16,548,405

Sublease

In November 2022, the Company sublet approximately 6,000 square feet of its Scottsdale hub facility for two years commencing November 15, 2022 at a rate of $11,500 per month escalating $1,000 per month at each annual anniversary. The Company does not expect this space will be required to meet its foreseeable growth.

Future minimum amounts due under the sublease as of December 31, 2022 are as follows:

Year Ended December 31,	Sublease
2023	$139,000
2024	137,500
Total lease payments	$276,500

7.      DEBT

Notes Payable

Notes payable consisted of the following:

	December 31,
	2022	2021
Non-interest note payable with no stated maturity date	$100,000	$100,000
Non-interest bearing note and deed of trust(1)	1,000,000	—
Non-interest bearing note payable for vendor liabilities(2)	3,998,433	—
PPP note payable with interest at 1% per annum(3)	110,882	142,865
Notes payable	$5,209,315	$242,865
Long-term portion of PPP note payable	(63,838)	(94,889)
Notes payable, current portion	$5,145,477	$147,976

____________

(1)      On January 21, 2022 the Company received cash of $1,000,000 pursuant to a non-interest bearing promissory note and deed of trust due April 21, 2022. The promissory note due date was extended to at least March 1, 2024 by nature of a February 2023 subordination agreement (see Note 13).

(2)      This note accumulated vendor amounts related to an aircraft service agreement and matured on August 31, 2022. This note at December 31, 2022 was past maturity and in technical default. The note principal and other amounts due to vendor are now accruing 18% interest with such interest totaling $490,496 at December 31, 2022 included in accrued expenses. See Notes 5 and 13.

(3)      In May 2020, the Company entered into a note with a bank in an aggregate principal amount of $142,865 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

7.      DEBT (cont.)

Note Payable, Related Party

In December 2021, the Company received cash of $250,000 as a loan from an entity owned by a director of the Company. In March 2022 the Company received an additional $100,000, and in November 2022 an additional $150,000. In December 2022 the $500,000 of advances were documented in a demand promissory note with interest commencing January 1, 2023 at 6% per annum. See Note 13 for subsequent note activity.

Convertible Promissory Note

In April 2022, the Company obtained $1,500,000 pursuant to a 7% convertible promissory note due in April 2024 with a security interest in the Company’s assets. At any time while the principal and accrued interest thereon is outstanding, the note holder has the option to convert all outstanding principal and accrued interest into common shares at $5.00 per share subject to certain adjustment if convertible securities are subsequently sold at more favorable terms. As of December 31, 2022, accrued interest payable at maturity was $72,206 and the note balance, including accrued interest, of $1,572,206 was convertible into 314,441 shares of common stock.

In connection with the note agreement, the note holder was granted a warrant to purchase 150,000 shares of common stock at an exercise price of $5.00 per share. The warrants expire in April 2024. The Company valued the warrant using the Black-Scholes option-pricing model and recorded a debt discount of $221,385 based on the relative fair value of the warrant. The debt discount is amortized to interest expense over the life of the note. The assumptions used to determine the fair value of the warrant were a volatility of 60.0%, expected term of two (2) years and risk-free interest rate of 2.63%.

At December 31, 2022 the carrying value of the convertible note with accrued interest, net of note discount of $147,593, was $1,424,613. Amortization of the note discount for the period from issuance to December 31, 2022 of $73,792 is included in other expense. The unamortized discount remaining will be amortized ratably through April 2024.

8.      STOCKHOLDERS’/MEMBERS’ EQUITY (DEFICIT)

At December 31, 2021 the Company’s membership interests were represented by units and had 507 units outstanding. Prior to the corporate conversion the Company sold two units for cash of $500,000 and accordingly on May 17, 2022 a total of 509 units were converted into 25,450,000 shares of common stock at an exchange ratio of 50,000 shares per unit. After the conversion the Company sold 595,000 shares of common stock for cash proceeds of $2,975,000.

The Company’s authorized capital consists of 40,000,000 shares of common stock, par value $0.0001 per share.

Common Stock Redemption

In December 2022 the Company repurchased and retired for cash of $100 a total of 4,000,000 shares issued at formation to a founder and principal owner (greater than 10%) of the Company. In connection with the redemption the Company issued the founder a cancellable special warrant. The special warrant is cancellable if any of the following events occur within 18 months (before June 22, 2024):

(i)     the Company merges with a special purpose acquisition company (“SPAC”) or subsidiary thereof resulting in the Company’s shareholders receiving publicly listed securities in such SPAC;

(ii)    an acquisition with consideration having a per common share fair market value in excess of $3.00 per share;

(iii)   an equity financing or a series of related equity financings pursuant to which the Company raises at least $10,000,000 in the aggregate following November 1, 2022; or

(iv)   the Company effectuates a public offering of its common stock pursuant to an effective registration statement under the Securities Act.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

8.      STOCKHOLDERS’/MEMBERS’ EQUITY (DEFICIT) (cont.)

If the special warrant is not cancelled, then it is exercisable at $0.000025 per share for a period of three years. The Company assigned a value to the cancellable special warrant of $999,995 using a Black Scholes valuation model assuming 60% volatility, 4.44% imputed interest and a 1.5 year term and further assuming a 95% probability that the special warrant will be cancelled.

Common Stock Warrants and Convertible Note Financing Settlement

The following table summarizes warrant activity during the years ended December 31, 2021 and 2022 (adjusted to retroactively reflect the corporate conversion):

	Number of Warrants	Weighted Average Exercise Price
Outstanding at January 1, 2021	400,000	$1.20
Granted with Convertible Note Issuance	150,000	5.00
Cancelled	(400,000)	1.20
Cancellable Special Warrant Granted	4,000,000	$0.000025
Outstanding at December 31, 2022	4,150,000	$0.18

In relation to certain convertible promissory notes repaid in 2021, the Company reflected 400,000 warrants as outstanding on December 31, 2021 exercisable at $1.20 per share which were the subject of a dispute between the Company and an investor in the Company (the “Disputed Equity Holder”). The Disputed Equity Holder claimed the right to 2,400,000 warrants and claimed a net issuance right to 2,256,000 shares of common stock also disputed by the Company. In December 2022 the Company issued in settlement an aggregate of 1,300,000 shares of common stock to two entities controlled by the investor that previously provided the note financing to the Company. The settlement and release agreements terminated all claims related to the prior notes including any conversion or warrant rights. The Company recorded $6.5 million as a non-cash financing charge related to the value of the shares of common stock issued in settlement of the dispute. Following the transaction the Disputed Equity Holder was a principal owner (greater than 10%).

The Company had outstanding common stock purchase warrants as of December 31, 2022 as follows:

Description	Number of Common Shares	Exercise Price	Expiration Date
Convertible Note Warrants	150,000	$5.00	April 24, 2024
Cancellable Special Warrant	4,000,000	$0.000025	June 22, 2027 if not cancelled by June 22, 2024

9.      STOCK-BASED COMPENSATION

Member Incentive Units

Per the Company’s prior amended and restated operating agreement, the Company issued incentive units to employees, consultants and other stakeholders. Incentive units vested on the date of the grant, subject to forfeiture as outlined in individual award agreements.

The fair value for each period was determined by the underlying unit price of units sold, near the time such incentive units were granted. The unit-based compensation expense was included in general and administrative expense in the statements of operations. Incentive unit-based compensation expense for the year ended December 31, 2021 was $750,000 and upon the corporate conversion none are subject to forfeiture. As of December 31, 2021, there were 28 incentive units outstanding (1,400,000 post conversion shares of common stock) and were included in the 509 units converted to common stock with the corporate conversion.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

9.      STOCK-BASED COMPENSATION (cont.)

2022 Stock Incentive Plan

On August 26, 2022, the Board of Directors adopted the 2022 Stock Incentive Plan (the “Plan”), subsequently approved by stockholders, authorizing 5,000,000 shares common stock for issuance as stock options, stock appreciation rights and restricted stock to employees, directors or consultants.

Stock Options

The following table summarizes stock option activity from Plan inception through December 31, 2022:

		Weighted Average
	Options on Common Shares	Exercise Price	Remaining Contractual Term
Granted	1,537,250	$5.00
Exercised	—
Forfeited, cancelled, expired	—
Outstanding December 31, 2022	1,537,250	$5.00	9.87
Exercisable December 31, 2022	—

A total of 1,262,250 options granted and outstanding are service-based options and 275,000 are performance-based options. All options, in addition to base service or optionee performance conditions, only vest and become exercisable upon a liquidity event which includes a change of control or public trading. Since the liquidity event is not deemed probable until occurrence, no expense is recorded for outstanding options.

The Company uses the Black-Scholes option pricing model to determine the fair value of the options granted. The following table summarizes the assumptions used to compute the fair value of options granted to employees and non-employees:

Plan Inception to December 31, 2022
Expected stock price volatility	44%
Risk-free interest rate	3.9%
Expected dividend yield	0.0%
Expected life of options – years	5.7
Weighted-average fair value of options granted	$2.34

Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of awards. The Company’s estimated volatility was based on an average of the historical volatility of peer entities whose stock prices were publicly available. The Company’s calculation of estimated volatility is based on historical stock prices of these peer entities over a period equal to the expected life of the awards. The Company uses the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the options. The dividend yield of zero is because the Company has never paid cash dividends and has no present intention to pay cash dividends. The Company calculates the expected life of the options using the Simplified Method for the employee stock options as the Company does not have sufficient historical data.

The Company recognizes stock option forfeitures as they occur.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

9.      STOCK-BASED COMPENSATION (cont.)

Restricted Stock Units

The Plan provides for the grant of restricted stock units (“RSUs”). RSUs are settled in shares of the Company’s Common Stock as the RSUs become vested. In November 2022 the Company granted 274,600 service-based RSUs to officers and employees vesting over a period of three years and granted 142,000 performance-based RSUs to consultants vesting over performance periods of one to three years.

The following table summarizes RSU activity under the Plan for the period ended December 31, 2022:

	RSU Shares	Weighted Average Fair Value
Granted – Service Based	274,600	$5.00
Granted – Performance Based	142,000	$5.00
Vested	—
Forfeited/cancelled	—
Unvested at December 31, 2022	416,600	$5.00

All RSUs, in addition to base service or optionee performance conditions, only vest and become exercisable upon a liquidity event which includes a change of control or public trading. Since the liquidity event is not deemed probable until occurrence, no expense is recorded for outstanding RSUs.

Stock Compensation Expense

A total of $273,884 of stock compensation expense related to options and RSUs that, other than the liquidity event requirement, would have been reported for the period from grant on November 15, 2022 through December 31, 2022. A total of $5.3 million of stock compensation expense is unvested as of December 31, 2022.

10.    RELATED PARTY TRANSACTIONS

See Notes 5 and 7 for the Company’s related party debt. See Note 8 for transactions with principal owners (greater than 10%) of the Company. Also see Note 13 for additional related party transaction information.

A Board member and stockholder in the Company is the owner of an aircraft that the Company charters through a third party. During the years ended December 31, 2022 and 2021, the Company incurred approximately $718,000 and $30,000, respectively, in aircraft service agreement costs pertaining to this aircraft.

A stockholder in the Company is the owner of an aircraft that the Company charters through a third party. During the years ended December 31, 2022 and 2021, the Company incurred approximately $3,503,000 and $1,303,000, respectively, in aircraft service agreement costs pertaining to this aircraft.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

11.    INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, share-based compensation expense, and for net operating loss carryforwards. As of December 31, 2022 and 2021, the Company had net deferred tax assets before valuation allowance of $7,151,266 and $4,709,421, respectively. The following table presents the deferred tax assets and liabilities by source:

	December 31,
	2022	2021
Deferred tax assets:
Net operating losses	$6,863,683	$4,701,509
ROU liabilities, net	409,345	7,912
Other	7,088	—
	7,280,116	4,709,421
Deferred tax liabilities:
Depreciation timing differences	116,493	—
Prepaids and other	12,357	—
Notes payable, current portion	128,850	—
Net deferred tax assets	7,151,266	4,709,421
Less valuation allowance	(7,151,266)	(4,709,421)
Net deferred taxes after valuation allowance	$—	$—

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due, cumulative losses through December 31, 2022, and no history of generating taxable income. Therefore, valuation allowances of $7,151,266 and $4,709,421 were recorded as of December 31, 2022 and 2021, respectively. Valuation allowance increased by $2,441,845 and $2,854,249 during the years ended December 31, 2022 and 2021, respectively. Deferred tax assets, which are primarily related to historical net operating loss carryforwards, were calculated using the Company’s combined effective tax rate, which it estimated to be approximately 24.9%. The effective rate is reduced to 0% for 2022 and 2021 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2022 and 2021, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of approximately $27,600,000 and $18,904,000, for which losses from 2018 forward can be carried forward indefinitely. Certain changes in ownership can result in a limitation on the amount of net operating loss and tax credit carryovers that can be utilized each year. As of December 31, 2022, management has not determined the extent of any such limitations, if any.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company is subject to taxation in the U.S. and various state jurisdictions. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though all tax years from 2018 on remain open to examination.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

12.    COMMITMENTS AND CONTINGENCIES

Government Fees and Federal Excise Tax

The Company’s charted flight revenue is subject to government fees and federal excise tax remittances. The Company has a fee and excise tax payable of $1,100,027 and $553,876 as of December 31, 2022 and 2021, respectively, for taxes and fees collected but not yet remitted. The Company is currently assessing additional potential penalties and interest that may be owed and has accrued an estimated liability of $178,000 and $31,000 for potential penalties and interest exposure as of December 31, 2022 and 2021. The Company believes that the ultimate resolution will not be materially different from the estimated liability recorded. Certain excise taxes collected were subject to a federal excise tax holiday related to the pandemic and are accrued as owing to the customers.

In March 2023 the Company made a payment of $574,940 towards this excise tax obligation.

Contingencies

The Company and its charter service providers are subject to regulation and oversight from state and federal agencies including the Federal Aviation Administration and U.S. Department of Transportation. The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

13.    SUBSEQUENT EVENTS

In February 2023 the vendor note with a principal amount of $3,998,433 (see Note 7) was updated to include other amounts payable and to reflect a $1,000,000 principal payment made by the Company. The new note principal balance at amendment at February 22, 2023 was $5,330,517 and bears interest at the rate of 18%. Unpaid accrued interest through the date of the new note was $592,281. In conjunction with the new note, the Company also entered into a forbearance agreement with the vendor (“Forbearance Agreement”) providing for a monthly expense deposit of $500,000 for charter agreement costs. In February 2023 the Company paid the first $500,000 expense deposit to the vendor under the forbearance agreement and the Company remains obligated for certain ongoing payments related to three aircraft charter agreements with the vendor. In accordance with the Forbearance Agreement, the vendor has agreed to forbear certain default rights and remedies under various agreements including the charter agreements through January 31, 2024 as long as there are no new defaults. The vendor has also agreed not to sell or otherwise dispose of two aircraft used for Company member travel during the effectiveness of the Forbearance Agreement.

On February 22, 2023 the Company entered into a $2.5 million secured promissory note (“Secured Note”) and a $4.0 million secured revolving line of credit (“Secured Line Credit”) with a lender. A total of $1.5 million was drawn on the Secured Line of Credit for the vendor payments as described in the preceding paragraph. Each of the Secured Note and the Secured Line of Credit (collectively the “Secured Financing”) had a 7% loan origination fee paid from proceeds at inception. The Secured Note is due on March 1, 2024 and bears interest at 15% payable monthly. The Secured Line of Credit is due on February 1, 2024 and bears interest at 18% on outstanding principal and a facility fee of 5% on any unused balance with such amounts payable monthly. The Secured Line of Credit use is limited to paying deposits and aircraft expenses on three chartered aircraft related to the Forbearance Agreement. The Secured Financing is secured by all assets of the Company including a Scottsdale land parcel. A director/shareholder of the Company has also pledged a Bombardier Challenger 850 aircraft as additional collateral. Other lenders to the Company (see Note 7) subordinated their loans to the Secured Financing. After a March 2023 draw on the line of credit the outstanding principal balance of the Secured Note was $2.5 million and the outstanding principal balance on the Secured Line of Credit was $2.0 million.

SET JET, INC.
(FORMERLY SET JET, LLC)
Notes to Financial Statements

13.    SUBSEQUENT EVENTS (cont.)

In connection with the Secured Financing the Company granted the lender warrants on 200,000 shares of common stock exercisable at $0.01 per share expiring 30 days after Secured Financing maturity. The Company granted the director/shareholder guarantor warrants on 1,000,000 shares of common stock exercisable at $3.00 per share expiring February 22, 2028 in connection with the collateral pledge. See Notes 7 and 12 for additional subsequent event information.

Management has evaluated subsequent events through April 6, 2023, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

Annex A

AMENDED AND RESTATED MERGER AGREEMENT

dated

August 16, 2023

by and among

Set Jet, Inc.,

Revelstone Capital Acquisition Corp.,

Revelstone Capital Merger Sub, Inc., and

Thomas P. Smith,

as the Securityholder Representative.

Annex A Page
ARTICLE I DEFINITIONS		A-2

1.1	Definitions	A-2
1.2	Construction	A-13

ARTICLE II MERGER		A-14

2.1	Merger	A-14
2.2	Merger Effective Time	A-14
2.3	Effect of the Merger	A-15
2.4	U.S. Tax Treatment	A-15
2.5	Articles of Incorporation; Bylaws	A-15
2.6	Closing	A-15
2.7	Directors and Officers of Surviving Corporation	A-15
2.8	Directors of Parent	A-15
2.9	Taking of Necessary Action; Further Action	A-15
2.10	No Further Ownership Rights in Company Common Stock	A-16

ARTICLE III EFFECT OF THE MERGER		A-16

3.1	Effect of the Merger on Company Common Stock	A-16
3.2	Treatment of Company Options. Company Restricted Stock and Company Warrants	A-16
3.3	Dissenting Shares	A-17
3.4	Surrender and Payment	A-18
3.5	Consideration Spreadsheet	A-19
3.6	Earnout	A-20
3.7	Adjustment	A-21
3.8	No Fractional Shares	A-21
3.9	Withholding	A-21
3.10	Lost or Destroyed Certificates	A-21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-22

4.1	Corporate Existence and Power	A-22
4.2	Authorization	A-22
4.3	Governmental Authorization	A-23
4.4	Non-Contravention	A-23
4.5	Capitalization	A-23
4.6	Corporate Records	A-24
4.7	No Subsidiaries	A-24
4.8	Consents	A-24
4.9	Financial Statements	A-24
4.10	Books and Records	A-25
4.11	Internal Accounting Controls	A-25
4.12	Absence of Certain Changes	A-25
4.13	Properties; Title to the Company’s Assets	A-25
4.14	Litigation	A-25
4.15	Contracts	A-26
4.16	Licenses and Permits	A-27
4.17	Compliance with Laws	A-27
4.18	Intellectual Property	A-28

Annex A-i

Annex A Page
4.19	Accounts Payable; Affiliate Loans	A-30
4.20	Employees; Employment Matters	A-30
4.21	Withholding	A-32
4.22	Employee Benefits	A-32
4.23	Real Property	A-33
4.24	Tax Matters	A-34
4.25	Environmental Laws	A-35
4.26	Finders’ Fees	A-35
4.27	Powers of Attorney, Suretyships and Bank Accounts	A-35
4.28	Directors and Officers	A-36
4.29	Anti-Money Laundering Laws	A-36
4.30	Insurance	A-36
4.31	Related Party Transactions	A-37
4.32	No Trading or Short Position	A-37
4.33	Not an Investment Company	A-37
4.34	Information Supplied	A-37

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-37

5.1	Corporate Existence and Power	A-37
5.2	Corporate Authorization	A-38
5.3	Governmental Authorization	A-38
5.4	Non-Contravention	A-38
5.5	Internal Controls	A-38
5.6	Undisclosed Liabilities	A-39
5.7	Stock Exchange Listing	A-39
5.8	Finders’ Fees	A-39
5.9	Issuance of Shares	A-39
5.10	Capitalization	A-39
5.11	Information Supplied	A-40
5.12	Trust Fund	A-40
5.13	Board Approval	A-40
5.14	Parent SEC Documents and Financial Statements	A-41
5.15	Affiliate Transactions	A-42
5.16	Litigation	A-42
5.17	Compliance with Laws	A-42
5.18	Absence of Certain Changes	A-42
5.19	Indebtedness	A-42
5.20	Tax Matters	A-42
5.21	PIPE Investments	A-44

ARTICLE VI COVENANTS OF THE PARTIES PENDING CLOSING		A-44

6.1	Conduct of the Business	A-44
6.2	Exclusivity	A-46
6.3	Access to Information	A-47
6.4	Notices of Certain Events	A-47
6.5	Cooperation with Form S-4/Proxy Statement; Other Filings	A-48
6.6	Trust Account	A-50
6.7	Obligations of Merger Sub	A-50
6.8	EIP	A-51
6.9	Extension of Time to Consummate the Merger	A-51

Annex A-ii

Annex A Page
ARTICLE VII COVENANTS		A-52

7.1	Reporting; Compliance with Laws; No Insider Trading	A-52
7.2	Commercially Reasonable Efforts to Obtain Consents and Agreements	A-52
7.3	Company Stockholders Approval	A-52
7.4	Additional Financial Information	A-52
7.5	280G Approval	A-52
7.6	Amended Parent Charter	A-53
7.7	Subscription Agreements	A-53
7.8	Retirement of Parent Shares	A-53
7.9	Additional Agreements	A-53
7.10	Pre-PIPE and PIPE Agreements	A-54

ARTICLE VIII COVENANTS OF ALL PARTIES HERETO		A-54

8.1	Commercially Reasonable Efforts; Further Assurances; Governmental Consents	A-54
8.2	Confidential Nature of Information	A-55
8.3	Directors’ and Officers’ Indemnification and Liability Insurance	A-55
8.4	Parent Public Filings; Nasdaq	A-56
8.5	Certain Tax Matters	A-56

ARTICLE IX CONDITIONS TO CLOSING		A-56

9.1	Condition to the Obligations of the Parties	A-56
9.2	Conditions to Obligations of Parent and Merger Sub	A-57
9.3	Conditions to Obligations of the Company	A-58

ARTICLE X TERMINATION		A-59

10.1	Termination Without Default	A-59
10.2	Termination Upon Default	A-60
10.3	Effect of Termination	A-60

ARTICLE XI MISCELLANEOUS		A-60

11.1	Notices	A-60
11.2	Fees and Expenses	A-61
11.3	Amendments; No Waivers; Remedies	A-62
11.4	Arm’s Length Bargaining; No Presumption Against Drafter	A-62
11.5	Publicity	A-62
11.6	No Assignment or Delegation	A-62
11.7	Governing Law	A-62
11.8	Counterparts; Facsimile Signatures	A-62
11.9	Entire Agreement	A-62
11.10	Severability	A-63
11.11	Further Assurances	A-63
11.12	Third Party Beneficiaries	A-63
11.13	Waiver	A-63
11.14	Waiver of Jury Trial	A-63
11.15	Submission to Jurisdiction	A-63
11.16	Remedies	A-64
11.17	Non-Recourse	A-64
11.18	Securityholder Representative	A-64

Annex A-iii

Exhibit A	–	Form of Company Support Agreements
Exhibit B	–	Form of Parent Support Agreement
Exhibit C	–	Form of Voting Agreement
Exhibit D	–	Form of Retention Bonus Agreement
Exhibit E	–	Form of Employment Agreement
Exhibit F	–	Form of Lock-up Agreement
Exhibit G	–	Form of Restrictive Covenant Agreement
Exhibit H	–	Form of Certificate of Merger
Exhibit I	–	Form of Articles of Merger
Exhibit J	–	Form of Earnout Escrow Agreement
Exhibit K	–	Form of Third Amended and Restated Certificate of Incorporation
Exhibit L	–	Form of Amended and Restated Bylaws
Exhibit M	–	Form of Equity Incentive Plan

Annex A-iv

AMENDED AND RESTATED

MERGER AGREEMENT

THIS AMENDED AND RESTATED MERGER AGREEMENT is dated as of August 16, 2023 (this “Agreement”), and entered into by and among Set Jet, Inc., a Nevada corporation (the “Company”), Revelstone Capital Acquisition Corp., a Delaware corporation (“Parent”), Revelstone Capital Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Thomas P. Smith, as the Securityholder Representative.

W I T N E S E T H:

A.               The parties entered into that certain Merger Agreement dated as of July 17, 2023 (the “Original Agreement”) and desire to amend and restate the Original Agreement in its entirety with this Agreement.

B.               The Company is in the business of providing a membership based private jet charter program and related activities (as conducted or proposed to be conducted by the Company, the “Business”).

C.               Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned subsidiary of Parent.

D.               Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent and Parent shall change its name to “Set Jet, Inc.”

E.               Upon or prior to July 17, 2023, and as a condition and an inducement to Parent and Merger Sub to enter into this Agreement, the Company Securityholders whose names are set forth on Schedule D hereto are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit A (each, a “Company Support Agreement”), pursuant to which each such Company Securityholder has agreed to vote in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby.

F.        Upon or prior to July 17, 2023, and as a condition and an inducement to Parent, Merger Sub and the Company to enter into this Agreement, and the stockholders of Parent whose names are set forth on Schedule E hereto are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit B (each, a “Parent Support Agreement”), pursuant to which each such Parent stockholder has agreed (i) not to transfer or redeem any shares of Parent Common Stock held by such Parent stockholder and (ii) to vote in favor of the adoption and approval of each of the Parent Proposals at the Parent Stockholder Meeting.

G.               Upon or prior to July 17, 2023, and as a condition and an inducement to Parent, Merger Sub and the Company to enter into this Agreement, Parent, the Company, and the Company Securityholders and stockholders of Parent whose names are set forth on Schedule F attached hereto are entering into and delivering that certain Voting Agreement in the form attached hereto as Exhibit C (the “Voting Agreement”), pursuant to which such Company Securityholders and certain Parent stockholders agree to vote for the composition of the Board of Directors of Parent and the Company pursuant to the terms thereof and as set forth herein.

H.               Upon or prior to July 17, 2023, and as a condition and an inducement to Parent and the Company to enter into this Agreement, the Company Securityholders whose names are set forth on Schedule G hereto are entering into and delivering a Lock-Up Agreement with Parent pursuant to which the Parent Common Stock held by them, including shares of Parent Common Stock issued to them at Closing in connection with the Merger, are subject to restrictions on their sale, transfer or other disposition in accordance with the terms and conditions more fully set forth therein.

I.        Prior to the Closing, Parent will enter into a Retention Bonus Agreement with certain executive officers and directors of the Company, substantially in the form attached hereto as Exhibit D (the “Retention Bonus Agreement”) pursuant to which such individuals will be granted restricted stock units covering up to 2,000,000 shares of Parent Common Stock under the EIP, subject to the terms and conditions set forth in the Retention Bonus Agreement.

J.        For U.S. federal income tax purposes, the parties hereto intend that the Merger will qualify as a tax-deferred reorganization within the meaning of Section 368(a) of the Code and the Company’s Board of Directors and the Boards of Directors of Parent and Merger Sub have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

Annex A-1

K.               In connection with the transactions contemplated hereby, Parent has entered into certain (i) subscription agreements (collectively, the “Subscription Agreements”) with the applicable investors named therein (collectively, the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of Parent Class A Common Stock (the “PIPE Investment”) on the terms and subject to the conditions set forth therein and (ii) registration rights agreements (collectively, the “PIPE Registration Rights Agreements”) pursuant to which the PIPE Investors will receive certain registration rights for Parent Class A Common Stock received in the PIPE Investment on the terms and subject to the conditions set forth therein.

L.               The Boards of Directors of each of the Company, Parent and Merger Sub have (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which they are or will be party, including the Merger, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are advisable and in the best interests of, them and their respective stockholders and (iii) resolved to recommend that their respective stockholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which they are or will be a party and the performance of such party of their obligations hereunder and thereunder.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1              Definitions. The following terms have the meanings specified or referred to in this Article I:

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the Company Support Agreements, the Parent Support Agreements, the Lock-Up Agreements, the Restrictive Covenant Agreements, the Employment Agreements, the Voting Agreement, the Subscription Agreements and the PIPE Registration Rights Agreements.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.14(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Amended Parent Charter” has the meaning set forth in Section 6.5(e).

“Applicable Taxes” mean such Taxes as defined in Internal Revenue Service Notice 2020-65 (and any corresponding Taxes under state or local tax applicable Law).

“Applicable Wages” mean such wages as defined in Internal Revenue Service Notice 2020-65 (and any corresponding wages under state or local tax applicable Law).

“Articles of Merger” has the meaning set forth in Section 2.2.

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2022 (the “Balance Sheet Date”).

Annex A-2

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Combination” has the meaning set forth in the Parent’s Letter Agreement dated December 16, 2021.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act.

“Cash and Cash Equivalents” means the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change in Control” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Interests that represent more than 50% of the total voting power of Parent or (ii) a sale or disposition of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Parent (or any successor to Parent) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the Equity Interests of Parent (or any successor to Parent) immediately prior to such transaction (or series of related transactions).

“Closing” has the meaning set forth in Section 2.6.

“Closing Consideration Spreadsheet” means the last Consideration Spreadsheet prepared and delivered by the Company to Parent prior to the Closing in accordance with, and on a basis consistent with, the Form Consideration Spreadsheet.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Exchange Ratio” means the quotient obtained by dividing (a) the Closing Merger Consideration Shares by (b) the Fully Diluted Company Shares.

“Closing Merger Consideration Shares” means a number of shares of Parent Class A Common Stock equal to the sum of (a) 5,703,000 plus (b) the product, rounded down to the nearest whole share, of (i) the amount, if any, by which the Company’s Debt for Borrowed Money net of the Company’s Cash and Cash Equivalents at Closing is less than $14,970,000 and (ii) 0.10, minus (c) the product, rounded down to the nearest whole share, of (i) the amount, if any, by which the Company’s Debt for Borrowed Money net of the Company’s Cash and Cash Equivalents at Closing is greater than $14,970,000 and (ii) 0.10.

“Closing Per Share Merger Consideration” means with respect to a share of Company Common Stock, a number of shares of Parent Common Stock equal to the Closing Exchange Ratio.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

Annex A-3

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble.

“Company Articles of Incorporation” means the Articles of Incorporation of the Company filed with the Secretary of State of the State of Nevada on May 17, 2022.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Exclusively Licensed IP” means all Company Licensed IP that is solely and exclusively licensed to the Company.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Power and Existence), Section 4.2 (Authorization), Section 4.4(a) (Non-Contravention), Section 4.5 (Capitalization), Section 4.7 (No Subsidiaries), and Section 4.26 (Finders’ Fees).

“Company Information Systems” has the meaning set forth in Section 4.18(n).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to the Company or that the Company otherwise has a right to use.

“Company Option” means each option (whether vested or unvested) to purchase Company Common Stock granted, and that remains outstanding, under the Equity Incentive Plan.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Restricted Stock Units” means the restricted stock units granted pursuant to the Equity Incentive Plan.

“Company Securities” means the Company Common Stock and the Company Options.

“Company Securityholder” means each Person who holds Company Securities.

“Company Stockholders” means, at any given time, the holders of Company Common Stock.

“Company Stockholder Approvals” has the meaning set forth in Section 4.2(b)

“Company Stockholder Written Consent” has the meaning set forth in Section 7.3(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.3(a).

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Transaction Expenses” means all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, accounting firms or other representatives) of the Company reasonably incurred in connection with the transactions contemplated herein.

“Company Warrant” means each outstanding warrant of the Company to purchase Company Common Stock issued by the Company.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of July 12, 2022, by and between the Company and Parent.

“Consideration Spreadsheet” means, collectively, the Form Consideration Spreadsheet and the Closing Consideration Spreadsheet.

Annex A-4

“Contracts” means the Lease and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work, sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Converted Restricted Stock Unit” has the meaning set forth in Section 3.2(b).

“Converted Stock Option” has the meaning set forth in Section 3.2(a)(i).

“Converted Warrant” has the meaning set forth in Section 3.2(c).

“Converting Notes” means the notes set forth on Schedule 1.1(a).

“Converting Noteholders” means the Persons set forth on Schedule 1.1(b) or any successor in interest with respect to the applicable Converting Note for which such Converting Noteholder is a holder as of July 17, 2023.

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction relating to the Processing, privacy, security, or protection of Personal Information, including the EU General Data Protection Regulation (GDPR) and the California Consumer Privacy Act (CCPA), and all regulations or guidance issued thereunder.

“Debt for Borrowed Money” means with respect to any Person, all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs; provided, however, that under no circumstances does Debt for Borrowed Money include any debt in respect the Pre-Pipe Convertible Note.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Earnout Period” means the period beginning on the date that is one hundred eighty (180) days after the Closing Date and ending on the date that is the fifth (5th) anniversary of the Closing Date.

“Earnout Recipients” means, with respect to the occurrence of the applicable Earnout Trigger, (a) each holder of record of Company Common Stock as of immediately prior to the Effective Time and (b) each Person who received one or more Converted Stock Options pursuant to Section 3.2(a)(i) below who has exercised a Converted Stock Option for shares of Parent Common Stock prior to the date of the occurrence or deemed occurrence of the applicable Earnout Trigger; provided, however, that for the avoidance of doubt “Earnout Recipients” does not include the Pre-PIPE Convertible Noteholder.

“Earnout Shares” has the meaning set forth in Section 3.6(a).

“Earnout Trigger” has the meaning set forth in Section 3.6(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Employment Agreements” means the Employment Agreement in substantially the same form attached hereto as Exhibit E to be entered into by the Company, on the one hand, and each of Thomas P. Smith, William R. Smith III and James A. Barnes.

Annex A-5

“EIP” has the meaning set forth in Section 6.8.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Incentive Plan” means the Company’s 2022 Stock Incentive Plan, as amended.

“Equity Interest” means, with respect to Parent, Merger Sub or any of their respective Affiliates (including, following the Effective Time, the Company and any Subsidiary thereof), any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any of its Affiliates or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b) or (c) (o) of the Code that includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) (i) any changes in applicable Laws (including in connection with the COVID-19 pandemic) or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof, or (ii) in the case of Parent, new pronouncements by the SEC or other U.S. federal regulators with respect to prior accounting rules, including changes to, and the restatement of Parent’s audited financial statements as of and for the fiscal year ended December 31, 2020 or for future periods, as a result of the SEC pronouncement on April 12, 2021 relating to the accounting of warrants (the “SEC Warrant Pronouncement”); (f) the announcement, pendency or completion of the transactions contemplated by this Agreement; (g) any natural or man-made disaster, acts of God or pandemics, including the COVID-19 pandemic, or the worsening thereof; or (h) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise an Excluded Matter may be taken into account in determining whether there has been a Material Adverse Effect); provided that the exclusion set forth in this clause (h) shall not apply with respect to the fraud of either party; provided further that the exclusions provided in the foregoing clauses (a) through (d), clause (e) and clause (g) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company, taken as a whole, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Extension Fee” has the meaning set forth in Section 6.9(e).

“Extension Proposal” has the meaning set forth in Section 6.9(a).

“Extension Proxy Statement” has the meaning set forth in Section 6.9(a).

Annex A-6

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.17.

“Form Consideration Spreadsheet” has the meaning set forth in Section 3.5(a).

“Form S-4” has the meaning set forth in Section 6.5(a).

“Fully Diluted Company Shares” means, without duplication, (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (assuming the exercise, conversion or exchange of options, warrants or convertible or exchangeable securities, including Company Restricted Stock Units or Company Warrants, to Company Common Stock other than Company Options), plus (b) the aggregate number of Rollover Option Shares with respect to Company Options; plus (c) all shares of Company Common Stock issuable upon conversion, exercise or exchange of any other securities of the Company convertible into or exchangeable or exercisable for shares of Company Common Stock, expressed, in the case of the foregoing clauses (b) and (c) as a fully-diluted and as converted to Company Common Stock basis. Notwithstanding anything to the contrary, “Fully Diluted Company Shares” shall not include any shares of Company Common Stock issuable upon conversion of the Pre-PIPE Convertible Note nor any shares of Company Common Stock issuable upon conversion of any convertible note not deemed a “Converting Note”.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Indebtedness” means with respect to any Person, without duplication, (a) Debt for Borrowed Money of such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any retirement or nonqualified deferred compensation plan or arrangement, and any earned but unpaid compensation (including salary, bonuses and paid time off), other than earned but unpaid compensation outstanding as of the end of the current monthly period, (j) any obligations that the Person has elected to defer pursuant to the CARES Act or as a result of COVID-19, including any deferred rent or deferred Taxes, and any liabilities associated with any loans or other stimulus packages received by the Person under the CARES Act and applicable rules and regulations thereunder, and (k) any agreement to incur any of the same.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, know-how, trade secrets, and source code in any Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, and all rights arising under common law, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (collectively, “Patents”); works of authorship, Software, copyrights, copyrightable materials, copyright registrations

Annex A-7

and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts, and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“IP Contracts” means, collectively, any and all Contracts to which any member of the Company is a party or by which any of its respective properties or assets is bound, in any case under which the Company (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Company’s standard forms without material change, (C) Contracts with the Company’s employees or contractors on Company’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to a prospectus dated December 16, 2021.

“Key Personnel” means the persons whose names are set forth on Schedule 1.1(c) attached hereto.

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of Thomas P. Smith, William R. Smith III and James A. Barnes.

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge, after reasonable inquiry, of Morgan Callagy and Daniel Neukomm.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in Real Property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” means the agreement, in substantially the form attached hereto as Exhibit F, restricting the sale, transfer or other disposition of the shares of Parent Common Stock received by certain of the Company Securityholders at the Closing in connection with the Merger.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company, on the one hand, or on Parent and Merger Sub, on the other hand, in each case, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company Securityholders and the Company, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration Shares” means the Closing Merger Consideration Shares.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.10(b).

Annex A-8

“Minority Investment” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other entity in which such Person (and/or one or more Subsidiaries of such Person) holds shares or other ownership interests representing (a) fifty percent (50%) or less of the voting power of all outstanding shares or ownership interests of such entity; or (b) the right to receive fifty percent (50%) or less of the net assets of such entity available for distribution to the holders of outstanding shares or ownership interests upon a liquidation or dissolution of such entity.

“Nasdaq” means the Nasdaq Stock Market, LLC.

“Nevada Merger Act” means Chapter 92A of the Nevada Revised Statutes (NRS 92.A.005 et seq.).

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Original Agreement” has the meaning set forth in the recitals.

“OSHA” has the meaning set forth in Section 4.20(k).

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Owned Real Property” means all Real Property owned by the Company.

“Parent” has the meaning set forth in the preamble.

“Parent Board Recommendation” has the meaning set forth in Section 5.13(a).

“Parent Class A Common Stock” means the Class A Common Stock of Parent, par value $0.0001 per share.

“Parent Class B Common Stock” means the Class B Common Stock of Parent, par value $0.0001 per share.

“Parent Common Stock” means, the Parent Class A Common Stock and Parent Class B Common Stock.

“Parent Financial Statements” has the meaning set forth in Section 5.14(c).

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.1 (Corporate Existence and Power), Section 5.2 (Corporate Authorization), Section 5.8 (Finders’ Fees) and Section 5.10 (Capitalization).

“Parent Parties” has the meaning set forth in Article V.

“Parent Preferred Stock” means the preferred stock of Parent, par value $0.0001 per share.

“Parent Private Warrant” means each warrant issued to the Sponsor in a private placement at the time of the consummation of the IPO, entitling the holder thereof to purchase one share of Parent Class A Common Stock at an exercise price of $11.50 per whole share.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Public Warrant” means each warrant issued as part of a Parent Unit.

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent SEC Documents” has the meaning set forth in Section 5.14(a).

“Parent Stockholder Approval” has the meaning set forth in Section 5.2.

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“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Transaction Expenses” means all fees, costs and expenses (including, but not limited to, fees, costs and expenses of the tail policy and other insurance obtain by Parent pursuant to Section 8.3(d) and of third-party advisors, legal counsel, investment bankers or other representatives) of Parent incurred or payable by Parent or Sponsor in connection with this Agreement and the transactions contemplated herein, including expenses related to those items set forth in Schedule 1.1(d).

“Parent Unit” means each unit of Parent issued in the IPO composed of (a) one share of Parent Class A Common Stock and (b) one-half (1/2) of one Parent Warrant upon the consummation of an initial business combination pursuant to Parent’s organizational or constituent documents and Parent’s public filings with the SEC.

“Parent Warrant” means each Parent Private Warrant and Parent Public Warrant.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Per Share Merger Consideration” means with respect to a share of Company Common Stock, a number of shares of Parent Class A Common Stock equal to the Closing Exchange Ratio.

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization, including Regulatory Authorizations, required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business consistent with past practice with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established on the Company Financial Statements in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established on the Company Financial Statements in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the leased Real Property, (d) with respect to any leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under any Lease and (iii) any Liens encumbering the real property of which the leased Real Property is a part, (e) zoning, building, entitlement and other land use and Environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the leased Real Property, (f) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, and (g) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means (a) any data or information Processed by or on behalf of the Company that, alone or in combination with other data or information relates to an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies or relates to an individual natural Person, or such Person’s vehicle, browser or device); or (b) or any other data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law.

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“PIPE Proceeds” means an amount equal to the net cash proceeds received or to be received upon the consummation of the PIPE Investment.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, but excluding multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability.

“Pre-PIPE Convertible Note” means that certain convertible promissory note set forth on Schedule 1.1(e).

“Pre-PIPE Conversion Shares” has the meaning set forth in Section 3.2(d)(ii).

“Pre-PIPE Conversion Warrant” has the meaning set forth in Section 3.2(d)(ii).

“Pre-PIPE Convertible Noteholder” means the Person set forth on Schedule 1.1(f) or any successor holder to the Pre-PIPE Convertible Note.

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prospectus” has the meaning set forth in the recitals.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means all Company Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registered IP” means collectively, all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means all Intellectual Property constituting Company Owned IP or filed in the name of the Company, and in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.
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“Restrictive Covenant Agreement” means the Restrictive Covenant Agreements in substantially the form attached hereto as Exhibit G to be entered into by the Company and each of Thomas P. Smith, William R. Smith III and James A. Barnes.

“Rollover Option Shares” means the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options (whether Vested Company Options or Unvested Company Options).

“S-4 Effective Date” has the meaning set forth in Section 6.5(c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SBA” means the Small Business Administration.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933.

“Securityholder Representative” has the meaning set forth in the preamble.

“Securityholder Representative Authorized” has the meaning set forth in Section 11.18.

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as Internet Web sites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Sponsor” means Revelstone Capital LLC, a Delaware limited liability company.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

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“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means (a) for so long as the Parent Common Stock is listed or admitted for trading on Nasdaq or any other national securities exchange, days on which such securities exchange is open for business; (b) when and if the Parent Common Stock is quoted on Nasdaq or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system; or (c) if the Parent Common Stock is not listed or admitted to trading on any national securities exchange or quoted on Nasdaq or similar system, days on which the Common Stock is traded regular way in the over-the- counter market and for which a closing bid and a closing asked price for the Common Stock are available.

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed, temporary, or final Treasury Regulations.

“Trust Account” has the meaning set forth in Section 5.12.

“Trust Agreement” has the meaning set forth in Section 5.12.

“Trust Fund” has the meaning set forth in Section 5.12.

“Trustee” has the meaning set forth in Section 5.12.

“Unaudited Financial Statements” has the meaning set forth in Section 4.9(a).

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Unvested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is vested in accordance with its terms as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as reasonably determined in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

1.2              Construction.

(a)         References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b)         The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

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(c)         Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Additional Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

(d)         Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e)         Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself.

(f)          If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g)         To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two (2) Business Days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

ARTICLE II
MERGER

2.1              Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Nevada Merger Act, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, which shall remain a Nevada corporation, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent, which shall change its name to “Set Jet, Inc.”

2.2              Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file (a) with the Secretary of State of the State of Delaware the certificate of merger in substantially the form attached hereto as Exhibit H, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) and (b) with the Secretary of State of the State of Nevada the articles of merger in substantially the form attached hereto as Exhibit I, executed in accordance with the relevant provisions of the Nevada Merger Act (the “Articles of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger and Articles of Merger or at such later time as is agreed to by the parties and specified in the Certificate of Merger and Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

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2.3              Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Articles of Merger and the applicable provisions of the DGCL and the Nevada Merger Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4              U.S. Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to constitute a tax-deferred “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulations Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, but subject to the covenants in Section 8.5(a), the parties acknowledge and agree that, other than the representations set forth in Sections 4.24(e) and 5.20(e) hereof, no party is making any representation or warranty as to the qualification of the Merger as a tax-deferred reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each such party (A) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (B) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a tax-deferred reorganization under Section 368(a) of the Code.

2.5              Articles of Incorporation; Bylaws.

(a)         The Company Articles of Incorporation as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the Nevada Merger Act, be amended and restated in its entirety as set forth in the exhibit to the Certificate of Merger and Articles of Merger, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the Nevada Merger Act.

(b)         The Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation and applicable Law.

2.6              Closing. Unless this Agreement is earlier terminated in accordance with Article X, the parties shall effect the closing of the Merger (the “Closing”) at 10:00 a.m. New York time, on the second (2nd) Business Day after the satisfaction or duly provided waiver (to the extent permitted by applicable law) of the conditions set forth in Article IX or at such other time, date and location as Parent and Company agree in writing. The parties may affect the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.7              Directors and Officers of Surviving Corporation.

(a)         At the Effective Time, the initial directors of the Surviving Corporation shall consist of the same persons serving on the Company’s Board of Directors as of immediately prior to the Effective Time, other than those directors who have resigned as contemplated by Section 9.2(k), in accordance with Section 2.8.

(b)         At the Effective Time, the officers of the Company shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.8              Directors of Parent. At the Effective Time, Parent’s Board of Directors will consist of up to six (6) directors. Upon and after the Closing Date, the Parent’s board of directors shall consist of up to six (6) directors, a majority of whom shall be independent directors under Nasdaq rules requiring a majority of directors to be independent, with one (1) of such independent directors to be designated by Sponsor prior to Closing who is approved by the Company, which such consent will not be unreasonably withheld. The remainder of the directors, both independent and not independent, shall be designated by the Company prior to the Closing.

2.9              Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises

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of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.10            No Further Ownership Rights in Company Common Stock. All Merger Consideration Shares issued or issuable in exchange for shares of Company Common Stock hereunder, or upon the exercise of the appraisal rights described in Section 3.3, shall be deemed to have been issued or issuable in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers of Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Common Stock (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the Merger Consideration Shares provided for, and in accordance with the procedures set forth, in Article III.

ARTICLE III
EFFECT OF THE MERGER

3.1              Effect of the Merger on Company Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of them:

(a)         Cancellation of Certain Shares of Company Common Stock. Each share of Company Common Stock, if any, that is owned by Parent or Merger Sub (or any other Subsidiary of Parent) or the Company (or any of its Subsidiaries) (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)         Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares, and including such shares of Company Common Stock that are issued to the Converting Noteholders pursuant to Section 3.2(d)(i)) shall, in accordance with the Company Articles of Incorporation and subject to this Agreement, be exchanged for and otherwise converted into the right to receive the applicable Closing Per Share Merger Consideration.

(c)         Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2              Treatment of Company Options. Company Restricted Stock and Company Warrants.

(a)         Treatment of Company Options.

(i)          Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Vested Company Options and Unvested Company Options as necessary to provide that, at the Effective Time, each Company Option shall be converted into an option (a “Converted Stock Option”) to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option, the number of shares of Parent Class A Common Stock (rounded up to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time by the Closing Exchange Ratio, at an exercise price per share of Parent Class A Common Stock (rounded down to the nearest whole cent) equal to (x) the exercise price per share of Company Common Stock of such Company Option divided by (y) the Closing Exchange Ratio, in each case as set forth in the Closing Consideration Spreadsheet.

(ii)         Parent shall at all times reserve the net shares of Parent Class A Common Stock issuable in the aggregate upon exercise of all Converted Stock Options then outstanding, and such shares shall not be delivered to, or constitute part of, the Exchange Fund established pursuant to Section 3.4(a). Annually,

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and on the applicable anniversary of the Closing Date, Parent shall issue to the Company Stockholders as of immediately prior to the Effective Time, on a pro rata basis as set forth in the Closing Consideration Spreadsheet, a number of shares of Parent Class A Common Stock (rounded up to the nearest whole share) equal to the shares of Parent Class A Common Stock that would have otherwise been issuable pursuant to any unexercised Converted Stock Options that expired or were otherwise forfeited during the preceding year. Parent shall continue to reserve and distribute shares of Parent Class A Common Stock as set forth in this Section 3.2(a)(ii) until the anniversary of the Closing Date on which there are no outstanding and unexercised Converted Stock Options.

(iii)        At the Effective Time, Parent shall assume all obligations of the Company under the Equity Incentive Plan, each outstanding Converted Stock Option and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Converted Stock Options appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Stock Option shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.2 after giving effect to the Merger).

(b)         Treatment of Company Restricted Stock Units. Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all vested and unvested Company Restricted Stock Units as necessary to provide that, at the Effective Time, each Company Restricted Stock Unit shall be converted into a restricted stock unit (a “Converted Restricted Stock Unit”) to acquire, subject to substantially the same terms and conditions as were applicable under such Company Restricted Stock Unit, the number of shares of Parent Class A Common Stock (rounded up to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Restricted Stock Unit as of immediately prior to the Effective Time by the Closing Exchange Ratio, in each case as set forth in the Consideration Spreadsheet.

(c)         Treatment of Company Warrants. Prior to the Closing, the Board of Directors of the Company shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company Warrants as necessary to provide that, at the Effective Time, each Company Warrant issued and outstanding immediately prior to the Effective Time shall be converted into a warrant to purchase, subject to substantially the same terms and conditions as were applicable under such Company Warrant, the number of shares of Parent Class A Common Stock (rounded up to the nearest whole share), determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time, by (ii) the Closing Exchange Ratio, at an exercise price per share of Parent Class A Common Stock (rounded down to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Warrant divided by (B) the Exchange Ratio (a “Converted Warrant”). At the Effective Time, the Parent shall assume all obligations of the Company with respect to any Converted Warrants.

(d)         Treatment of Convertible Notes.

(i)          Immediately prior to the Effective Time, without any action on the part of the Converting Noteholder, each Converting Note that is then held and remains outstanding immediately prior to the Effective Time shall be cancelled and converted into shares of Company Common Stock, and such applicable shares of Company Common Stock shall be issued to the applicable Converting Noteholder.

(ii)         At the Effective Time, by virtue of the Merger and without any action on the part of the Pre-PIPE Convertible Noteholder, the Pre-PIPE Convertible Note, if then held and remains outstanding, shall be cancelled and converted into the right to receive 800,000 shares of Parent Class A Common Stock (the “Pre-PIPE Conversion Shares”) and a ten-year warrant to purchase 400,000 shares of Parent Class A Common Stock with an exercise price of $12.50 per share (the “Pre-Pipe Conversion Warrant”). For the avoidance of doubt, at no time will, either prior to, on or after the Effective Time, the Pre-PIPE Convertible Note convert into Company Common Stock.

3.3              Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 4.1, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock cancelled in accordance with Section 3.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such Company Shares in accordance with Sections 92A.300 through 92A.500, inclusive,

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of the Nevada Merger Act (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the Nevada Merger Act with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration Shares, but instead shall be entitled to only such rights as are granted by Sections 92A.300 through 92A.500, inclusive, of the Nevada Merger Act; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Sections 92A.300 through 92A.500 of the Nevada Merger Act, inclusive, of the Nevada Merger Act or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Sections 92A.300 through 92A.500, inclusive, of the Nevada Merger Act, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration Shares to which such holder is entitled pursuant to the applicable subsections of Section 3.1, without interest thereon upon surrender of the Company Stock Certificate or Company Stock Certificates representing such Dissenting Shares in accordance with Section 3.3. The Company shall promptly provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Nevada Merger Act that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

3.4              Surrender and Payment.

(a)         Exchange Fund. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) (i) for the benefit of the Company Stockholders, for exchange in accordance with this Article III, the Closing Merger Consideration Shares (such shares of Parent Class A Common Stock, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the applicable portion of the Closing Merger Consideration Shares out of the Exchange Fund in accordance with the Closing Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b)         Exchange Procedures.

(i)          As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s shares of Company Common Stock for such Company Stockholder’s applicable portion of the Closing Merger Consideration Shares from the Exchange Fund upon and following the Effective Time, and, with respect to each Company Stockholder not already a party to the Lock-up Agreement, which shall include restrictions on such Company Stockholder’s sale, transfer or other disposition of such Company Stockholder’s applicable portion of the Merger Consideration Shares substantially the same as set forth in the Lock-up Agreement and be in form and contain other provisions which Parent may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), and promptly following the later of the receipt of a Company Stockholder’s properly completed and executed Letter of Transmittal and the Effective Time, deliver such Company Stockholder’s applicable portion of the Closing Merger Consideration Shares to such Company Stockholder. For the purpose of clarification, the portion of the Closing Merger Consideration Shares payable to each Company Stockholder following such Person’s delivery of a properly completed and executed Letter of Transmittal shall consist of such Company Stockholder’s applicable portion of the Exchange Fund as set forth in the Closing Consideration Spreadsheet with respect to such Company Stockholder.

(ii)         As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), if the Pre-PIPE Convertible Note converted into a right to receive the Pre-PIPE Conversion Shares and the Pre-Pipe Conversion Warrant pursuant to Section 3.2(d)(ii), Parent shall cause the Exchange Agent to deliver to the Pre-PIPE Convertible Noteholder, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging the Pre-PIPE Convertible Note for the Pre-PIPE Convertible Noteholder’s Pre-PIPE Conversion from the Exchange Fund upon and following the Effective Time and be in form and contain other provisions which Parent may specify and which are reasonably acceptable to the Company (a “Pre-PIPE Noteholder Letter of Transmittal”), and promptly following the later of the receipt of the Pre-PIPE Noteholder’s properly completed and executed Pre-PIPE Noteholder Letter of Transmittal and the Effective Time, deliver the Pre-PIPE Conversion Shares and the Pre-PIPE Conversion Warrants to the Pre-PIPE Convertible Noteholder.

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(c)         Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Closing Merger Consideration Shares that remains undistributed to the Company Stockholders for two (2) years after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.4 shall thereafter look only to Parent for their portion of the Closing Merger Consideration Shares. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

3.5              Consideration Spreadsheet.

(a)         At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Form Consideration Spreadsheet”), prepared by the Company in good faith and setting forth the following, in each case, as of immediately prior to the Effective Time, based, when relevant, on assumptions reasonably acceptable to Parent which are described in detail in the Consideration Spreadsheet:

(i)          the name and address of record of each Company Stockholder and the number and class, type or series of shares of Company Common Stock held by each;

(ii)         the names of record of each holder of Company Warrants and the number of shares of Company Common Stock subject to each Company Warrant held by it;

(iii)        the names of record of each holder of Vested Company Options, and the exercise price, number of shares of Company Common Stock subject to each Vested Company Option held by it;

(iv)        the names of record of each holder of Unvested Company Options, and the exercise price, number of shares of Company Common Stock subject to each such Unvested Company Option held by it and vesting arrangements with respect to each such Unvested Company Option (including the vesting schedule, vesting commencement date, date fully vested);

(v)         the names of record of each holder of Company Restricted Stock Units, and the number of shares of Company Common Stock subject to each such Company Restricted Stock Unit held by it and vesting arrangements with respect to each such Company Restricted Stock Unit (including the vesting schedule, vesting commencement date, date fully vested);

(vi)        the name and address of record of the Pre-PIPE Convertible Noteholder;

(vii)       the number of Fully Diluted Company Shares;

(viii)      the aggregate number of Rollover Option Shares;

(ix)        detailed calculations of each of the following (in each case, determined without regard to withholding):

(A)        the amount of the Company’s Indebtedness as of immediately prior to Closing;

(B)         the Closing Merger Consideration Shares;

(C)         the Closing Per Share Merger Consideration payable to each named Company Stockholder for each share of Company Common Stock held by such Company Stockholder and the aggregate portion of the Merger Consideration Shares payable to such Company Stockholder;

(D)        to the extent applicable, the pro rata portion of any shares of Parent Class A Common Stock payable to each named Company Stockholder in connection with expired or forfeited Converted Stock Options, as provided in Section 3.2(a)(ii);

(E)         the Closing Exchange Ratio;

Annex A-19

(F)         for each Converted Stock Option, the exercise price therefor and the number of shares of Parent Class A Common Stock subject to such Converted Stock Option and whether such Converted Stock Option constitutes a Vested Company Option or Unvested Company Option

(G)        for each Converted Restricted Stock Unit, the number of shares of Parent Class A Common Stock subject to such Converted Restricted Stock Unit and whether such Converted Restricted Stock Unit constitutes a vested Restricted Stock Unit or unvested Restricted Stock Unit;

(H)        for each Company Warrant, the exercise price therefor and the number of shares of Parent Common Stock subject to such Company Warrant; and

(I)          the aggregate number of shares of Parent Class A Common Stock issuable upon exercise of all the Converted Stock Options.

(x)         any explanatory or supporting information, including calculations, as Parent may reasonably request.

(b)         The Consideration Spreadsheet delivered hereunder shall be true complete and correct and shall contain the same information described in this Section 3.5, subject to Parent’s rights pursuant to Section 3.4(c).

(c)         The contents of the Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent and shall comport with the provisions of this Agreement, but the Company shall, in all events, remain solely responsible for the contents of the Consideration Spreadsheet. Under no circumstances shall Parent or Merger Sub be responsible for the calculations or the determinations regarding such calculations in the Consideration Spreadsheet and the parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article IV.

(d)         Nothing contained in this Section 3.5 or in the Consideration Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations pursuant to Section 6.1(a)(xx) to obtain Parent’s prior consent to the issuance of any securities; or (ii) alter or amend the definition of Closing Merger Consideration Shares or Closing Exchange Ratio.

3.6              Earnout.

(a)         The Earnout Recipients have the right to receive up to an aggregate of 4,500,000 additional shares of Parent Class A Common Stock (the “Earnout Shares”) as follows:

(i)          3,500,000 Earnout Shares if the VWAP of Parent’s Common Stock is above $12.50 for any twenty (20) out of thirty (30) consecutive Trading Days during the Earnout Period (the “12.50 Earnout Trigger”), and

(ii)         1,000,000 Earnout Shares if the VWAP of Parent’s Common Stock is above $15.00 for any twenty (20) out of thirty (30) consecutive Trading Days during the Earnout Period (together with the $12.50 Earnout Trigger, the “Earnout Triggers” and each an “Earnout Trigger”).

(b)         The Earnout Shares (i) shall be issued to the recipients thereof free and clear of all Liens other than applicable federal and state securities restrictions and restrictions set forth in the Earnout Escrow Agreement, (ii) shall be deposited in escrow at Closing pursuant to an escrow agreement substantially in the form attached hereto as Exhibit J (the “Earnout Escrow Agreement”), and (iii) shall be released from escrow to the extent they are earned as a result of the occurrence of the applicable Earnout Trigger or, to the extent not earned as a result of the occurrence of the applicable Earnout Trigger, shall thereupon be returned to Parent, in either case pursuant to the Earnout Escrow Agreement. The Earnout Shares, if earned, shall be distributed to the Earnout Recipients in accordance with the principles set forth in the Consideration Spreadsheet.

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(c)         If, at any time after the Closing and prior to or on the fifth (5th) anniversary of the Closing Date, there occurs any transaction resulting in a Change in Control, then the Earnout Triggers set forth in Sections 3.6(a)(i) – (ii) shall be deemed to have occurred provided, however, that, the Earnout Shares shall be released to the recipients thereof as of immediately prior to the Change in Control, and the recipients of such Earnout Shares shall be eligible to participate in such Change in Control transaction with respect to such Earnout Shares.

(d)         During the Earnout Period, Parent shall use commercially reasonable efforts to remain listed as a public company on, and for the Parent Class A Common Stock to be tradable over, Nasdaq; provided, however, that the foregoing shall not limit Parent from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, Parent shall have no further obligations pursuant to this Section 3.6(d).

(e)         Except with respect to any amounts treated as imputed interest under Section 483 of the Code, any issuance of shares of Earnout Shares pursuant to this Section 3.6 shall be treated as an adjustment to the merger consideration by the parties for Tax purposes, unless otherwise required by a change in applicable Tax Law. To the extent any Earnout Shares hereunder are required to be treated as contingent interest pursuant to Treasury Regulations Section 1.483-4(b), example (2), or other applicable Law, then the Earnout Shares so issued shall be represented by separate share certificates to the extent they represent contingent interest versus the principal component under such Regulations or other applicable Law. Any Earnout Share that is issued pursuant to this Section 3.6 will be treated as eligible for non-recognition treatment under Section 354 of the Code (and will not be treated as “other property” within the meaning of Section 356 of the Code).

(f)          For the avoidance of doubt, the Pre-PIPE Convertible Noteholder is not an Earnout Recipient and has no right to earn, and no rights to, any of the Earnout Shares.

3.7              Adjustment. The Merger Consideration Shares and the Closing Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Class A Common Stock occurring prior to the date the Merger Consideration Shares are issued or such Merger Consideration Shares which are released from escrow pursuant to this Agreement.

3.8              No Fractional Shares. No fractional shares of Parent Class A Common Stock, or certificates or scrip representing fractional shares of Parent Class A Common Stock, will be issued upon the conversion of the Company Common Stock pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. After aggregating all shares of Company Common Stock represented by all Company Stock Certificates and book-entry shares delivered by a holder thereof, any fractional share of Parent Class A Common Stock will be rounded up or down to the nearest whole number of shares of Parent Class A Common Stock.

3.9              Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent and the Surviving Corporation shall provide notice of any withholding that either intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least five (5) days prior to the date of the relevant payment and shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

3.10            Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate shall have been lost, stolen or destroyed, then upon making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Merger Consideration Shares to be paid in respect of the shares of Company Common Stock formerly represented by such Company Stock Certificate as contemplated under this Article III.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure schedule relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to Parent as follows:

4.1              Corporate Existence and Power. The Company is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of its jurisdiction of its incorporation or formation, as the case may be. The Company has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as currently conducted. The Company is a duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company. The Company has offices located only at the addresses set forth on Schedule 4.1. The Company has made available to Parent, prior to July 17, 2023, complete and accurate copies of the Company Articles of Incorporation and the Company’s Bylaws, and the comparable organizational or constitutive documents of each of its Subsidiaries, in each case as amended to July 17, 2023. The Company Articles of Incorporation, the Company’s Bylaws and the comparable organizational or constitutive documents of the Company’s Subsidiaries so delivered are in full force and effect. The Company is not in violation of the Company Articles of Incorporation or Company’s Bylaws and each of its Subsidiaries is not in violation of its respective comparable organizational or constitutive documents.

4.2              Authorization.

(a)         The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Company Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Additional Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b)         By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of the Company and the Company Stockholders; and (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative vote or written consent of (x) Persons holding a majority of the voting power of the shares of Company Common Stock entitled to vote thereon to adopt this Agreement, and (y) Persons holding a majority of the voting power of the shares of Company Common Stock entitled to vote thereon to adopt this Agreement excluding any shares held by a party to any Retention Bonus Agreement

Annex A-22

(together, the “Company Stockholder Approvals”) are the only votes or consents of any of the holders of Company Common Stock or any other class or series of capital stock of the Company that is necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby (including the EIP and the PIPE Investment).

4.3              Governmental Authorization. None of the execution, delivery or performance, by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (b) the filing of the Articles of Merger with the Secretary of State of the State of Nevada pursuant to the Nevada Merger Act.

4.4              Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Company Articles of Incorporation or the Company’s Bylaws, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or to any of its respective properties, rights or assets, (c) except for the Contracts listed on Schedule 4.8 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or to a loss of any material benefit to which the Company is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or any of their respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the Company Articles of Incorporation or Bylaws of the Company, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing.

4.5              Capitalization.

(a)         As of July 17, 2023, the authorized capital stock of the Company consisted of 40,000,000 shares of common stock, par value of $0.0001 per share, of which 23,436,667 shares are issued and outstanding as of July 17, 2023. As of July 17, 2023, there were (a) 5,000,000 shares of Company Common Stock reserved for issuance under the Equity Incentive Plan, of which (i) zero (0) shares have been issued pursuant to the exercise of outstanding options, (ii) 1,528,500 shares of Company Common Stock are reserved for issuance pursuant to outstanding unexercised Company Options and (iii) 478,850 shares are reserved for issuance pursuant to outstanding Company Restricted Stock Units. As of July 17, 2023, no other shares of capital stock or other voting securities of the Company were authorized or reserved for issuance or, other than issuances of Company Common Stock after July 17, 2023, in connection with exercises of Company Options and Company Restricted Stock Units outstanding as of July 17, 2023, or as set forth on Schedule 4.5(a), issued or outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Articles of Incorporation and the Company’s Bylaws. No shares of Company Common Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the Nevada Revised Statutes, the DGCL, the Company Articles of Incorporation or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of July 17, 2023, all outstanding shares of Company Common Stock were owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names. Schedule 4.5(a) contains a complete and correct list of each Company Option or Company Restricted Stock Unit outstanding as of July 17, 2023, the holder thereof, the number of shares of Company Common Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price (as applicable to Company Options) and expiration date thereof.

(b)         Except for the Company Options, Company Restricted Stock Units and as set forth on Schedule 4.5(b), as of July 17, 2023, there were no (i) outstanding warrants, options, agreements, convertible securities, performance units, restricted stock units, restricted stock, stock appreciation rights or any other derivative equity securities or other commitments or instruments pursuant to which the Company is or may become obligated to issue

Annex A-23

or sell any of its shares of Company Common Stock or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company or rights of any Persons to trigger any such obligation, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company (including pursuant to any provision of Law, the Company Articles of Incorporation or any Contract to which the Company is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement or restriction) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable). There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(c)         Each Company Option and each Company Restricted Stock Unit (i) was granted in compliance in all material respects with (A) all applicable Laws (including any applicable securities Laws) and (B) all of the terms and conditions of the Equity Incentive Plans pursuant to which it was issued, (ii) in the case of a Company Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of such share at the close of business on the date of such grant, and (iii) has a grant date identical to the date on which the Board of Directors of the Company or compensation committee actually awarded such Company Option or Company Restricted Stock Unit.

4.6              Corporate Records. All proceedings occurring since January 1, 2017, of the Board of Directors of the Company or the governing Persons or body of any Person acquired by the Company, including all committees thereof, and of the Company Stockholders and the equity holders of any Person acquired by the Company, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is true, correct and complete.

4.7              No Subsidiaries. The Company does not own, directly or indirectly, as of July 17, 2023, and had never owned, directly or indirectly, (a) any capital stock of, or other voting securities or other equity or voting interests in, any Person or (b) any other interest or participation that confers on the Company or any Subsidiary of the Company the right to receive (i) a share of the profits and losses of, or distributions of assets of, any other Person or (ii) any economic benefit or right similar to, or derived from, the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, any other Person.

4.8              Consents. The Contracts listed on Schedule 4.8 are the only Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.9              Financial Statements.

(a)         The Company has delivered to Parent (a) the audited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2022 and December 31, 2021, including the notes thereto (collectively, the “Annual Financial Statements”), and (b) the unaudited balance sheet of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the three-month period ended March 31, 2023 (collectively, the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies. The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein subject, in the case of the Unaudited Financial Statements, to normal audit adjustments and the absence of notes thereto. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since the Balance Sheet Date, except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b)         Except: (i) as specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date; (iii) for liabilities that are executory obligations arising under Contracts to which the Company is

Annex A-24

a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; and (v) for liabilities set forth on Schedule 4.9(b), the Company does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(c)         Except as set forth on Schedule 4.9(c), the Company does not have any Indebtedness.

4.10            Books and Records. The Books and Records of the Company accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company. The Books and Records of the Company have been maintained, in all material respects, in accordance with reasonable business practices.

4.11            Internal Accounting Controls.

The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.12            Absence of Certain Changes. From the Balance Sheet Date until July 17, 2023, except as set forth on Schedule 4.12, (a) the Company had conducted its businesses in the ordinary course and in a manner consistent with past practices; (b) there had not been any Material Adverse Effect in respect of the Company; and (c) the Company had not taken any action that, if taken after July 17, 2023, and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1 and Parent has not given consent.

4.13            Properties; Title to the Company’s Assets. In each case as of July 17, 2023:

(a)         All items of Tangible Personal Property were in good operating condition and repair and function in all material respects in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property was located at the offices or properties of the Company.

(b)         The Company or a Subsidiary had good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet. Except as set forth on Schedule 4.13(b), no such tangible asset was subject to any Lien other than Permitted Liens.

(c)         All Permits and regulatory authorizations, applications, submissions, registrations, listings and approvals therefore made to or granted by any regulatory or other Authority, including all data, documents and information contained therein, were owned by the Company and held, listed or registered in the name of the Company.

(d)         The Company’s assets, including the Company’s leased assets, constituted all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, necessary for the Company to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.14            Litigation. Except as set forth on Schedule 4.14, there is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of the officers or directors, of the Company, the Business, any of the Company’s rights, properties or assets or any Contract before any Authority or which, as of July 17, 2023, in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement and there are no outstanding judgments against the Company or any of its respective rights, properties or assets. Neither the Company nor any of its respective rights, properties or assets is, nor has been since January 1, 2017, subject to any Action by any Authority.

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4.15            Contracts.

(a)         Schedule 4.15(a) sets forth a complete and correct list, as of July 17, 2023, of all of the following Contracts as amended as of July 17, 2023, which were in effect as of July 17, 2023 (collectively, “Material Contracts”):

(i)          all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company of $100,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(ii)         all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts;

(iii)        each Contract with any current officer, director, employee or consultant of the Company, under which the Company (A) has continuing obligations for payment of an annual compensation of at least $150,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated by this Agreement or any Additional Agreement or as a result of a change of control of the Company;

(iv)        all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company is a party;

(v)         all Contracts relating to any acquisitions or dispositions of material assets by the Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices) in excess of $100,000;

(vi)        all Contracts relating to the lease of any aircraft, aircraft engine or simulator;

(vii)       all IP Contracts, separately identifying all such IP Contracts under which the Company is obligated to pay royalties thereunder and all such IP Contracts under which the Company is entitled to receive royalties thereunder;

(viii)      all Contracts limiting the freedom of the Company to compete in any line of business or industry, with any Person or in any geographic area;

(ix)        all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(x)         all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts for less than $50,000 or relating to such Affiliate’s status as a Company Securityholder;

(xi)        all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Lease), and which involve payments to the lessor thereunder in excess of $100,000 per year;

(xii)       all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness), except any such Contract with an aggregate outstanding principal amount not exceeding $100,000;

(xiii)      all Contracts relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the organizational or constitutive documents the Company);

(xiv)      all Contracts not cancellable by the Company with no more than thirty (30) days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $100,000 per the terms of such contract;

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(xv)       all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Additional Agreement;

(xvi)      all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Additional Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Additional Agreement;

(xvii)     all charter agreements; and

(xviii)    all collective bargaining agreements or other agreement with a labor union or labor organization.

Notwithstanding the foregoing, “Material Contracts” shall not include Contracts that are also Plans.

(b)         As of July 17, 2023, each Material Contract was (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company or its Subsidiary and to the Company’s Knowledge, each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. As of July 17, 2023, neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract was in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. As of July 17, 2023, the Company had not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c)         As of July 17, 2023, the Company was in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

4.16            Licenses and Permits. Schedule 4.16 sets forth a complete and correct list of each material Permit, together with the name of the Authority issuing the same. Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Additional Agreement. As of July 17, 2023, the Company had all Permits necessary to operate the Business, and each of the Permits is in full force and effect. As of July 17, 2023, the Company was not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Additional Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Additional Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company involving any Permit, and the Company has not received any written communications from any Authority notifying the Company of a Permit the Company does not currently possess, or has not applied for, that is required in connection with the Company’s operation of the Business.

4.17            Compliance with Laws.

(a)         Neither the Company nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company, is in violation in any material respect of, and, since January 1, 2017, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since January 1, 2017, no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a material violation by the Company of, or failure on the part of the Company to comply with, or any liability suffered or incurred by the Company in respect of any material violation of or material noncompliance with, any Laws, Orders or policies by any Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets.

(b)         Neither the Company nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

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4.18            Intellectual Property.

(a)         The Company is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens (except for Permitted Liens). The Company is the sole and exclusive licensee of each item of Company Exclusively Licensed IP, free and clear of any Liens. The Company has a valid right under IP Contracts to use the Company Licensed IP as currently used.

(b)         Schedule 4.18(b) sets forth a complete and correct list of all (i) Registered Owned IP; (ii) unregistered material Trademarks constituting Company Owned IP; (iii) Domain Names constituting Company Owned IP; and (iv) all social media accounts and handles constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identify details; (B) the owner and nature of the ownership; and (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed.

(c)         To the Knowledge of the Company, all Registered Owned IP is subsisting valid and enforceable. All Registered Exclusively Licensed IP is subsisting and to the Knowledge of the Company valid and enforceable. To the Knowledge of the Company, all Persons have, in connection with the prosecution of all Patents before the United States Patent and Trademark Office and other similar offices in other jurisdictions complied with the applicable obligations of candor owed to the United States Patent and Trademark Office and such other offices. Since January 1, 2016, no Registered Owned IP is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. Since January 1, 2016, there have been no claims filed, served or threatened in writing, or orally threatened, against the Company contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered Owned IP. All registration, maintenance and renewal fees currently due in the next ninety (90) days in connection with any Registered Owned IP have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company’s ownership or interests therein.

(d)         To the Knowledge of the Company, the operation of the Business as currently conducted and as conducted since January 1, 2016, do not conflict with, infringe, misappropriate or otherwise violate any Intellectual Property of any third Person. Since January 1, 2016, there have been no claims filed, served or threatened in writing, or orally threatened, against the Company alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending that involving a claim against the Company by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, since January 1, 2016, no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company IP.

(e)         Since January 1, 2016, the Company has not filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company IP. There are no Actions pending that involve a claim against a third Person by the Company alleging infringement or misappropriation of Company IP. The Company is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any Company IP by the Company.

(f)          Except as disclosed on Schedule 4.18(f), each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any material Intellectual Property on behalf of the Company has executed a form of proprietary information and/or inventions agreement or similar written Contract with the Company under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Company’s confidential information both during and after the term (subject to certain expirations for business information) of such Person’s employment or engagement. To the extent any such proprietary information and/or inventions agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor excluded Intellectual Property that was related to the Business of the Company. To the Knowledge of the Company, no employee, agent, consultant or contractor of the Company is or has been in violation of any term of any such Contract.

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(g)         No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Company Owned IP.

(h)         None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP, or any material item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company in order to use or exploit any other such Intellectual Property to the same extent as the Company was permitted immediately before the Closing.

(i)          Except with respect to the IP Contracts listed on Schedule 4.18(i), the Company is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(j)          The Company has exercised reasonable efforts necessary to maintain, protect and enforce the confidentiality of all Trade Secrets constituting Company Owned IP and all other material confidential information. No Company Owned IP is subject to any technology or source code escrow arrangement or obligation. No person other than the Company and their employees and contractors (i) has a right to access or possess any source code of the Software constituting the Company Owned IP, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. The Company is in actual possession of the source code of any Software constituting Company Owned IP.

(k)         The Company has a privacy policy regarding the collection, use or disclosure of data in connection with the operation of the Business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the Sites prior to the collection of any data in the possession, custody, or control, or otherwise held or processed by, or on behalf of the Company. For purposes of this subsection (m), “Sites” shall mean, any websites or applications made available to the general public provided by or on behalf of the Company. The Privacy Policy accurately describes the Company’s data collection, disclosure and use practices, complies with all Laws, and is consistent with good industry practice. None of the marketing materials and/or advertisements made, or provided by, or on behalf of the Company have been inaccurate in a material way, misleading in a material way, unfair or deceptive in violation of applicable Laws.

(l)          In connection with its Processing of any Personal Information, the Company is and has been in compliance with all applicable Laws, including without limitation all applicable Data Privacy Laws and Laws related to data loss, theft, and security breach notification obligations, and, to the Knowledge of the Company, there has been no unauthorized disclosure of any Personal Information for which the Company would be required to make a report to a governmental authority, a data subject, or any other Person. In addition, the Company has in place and since January 1, 2019, has had in place commercially reasonable policies (including the Privacy Policy and any other internal and external privacy policies), rules, and procedures regarding the Company’s collection, use, disclosure, disposal, dissemination, storage, protection and other Processing of Personal Information. The Company has complied in all respects with such privacy policies, rules, and procedures in connection with any collection, use, or disclosure by the Company of any Personal Information of any Person. The Company has not been subject to, and, to the Knowledge of the Company, there are no, complaints to or audits, proceedings, investigations or claims pending against the Company by any Authority, or by any Person, in respect of the collection, use, storage disclosure or other Processing of Personal Information. The Company has implemented commercially reasonable physical, technical, organization and administrative security measures and policies designed to protect all Personal Information of any Person accessed, Processed or maintained by the Company from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse. Without limiting the generality of the foregoing, since January 1, 2019, to the Knowledge of the Company, the Company has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company).

(m)        The Software that constitutes Company Owned IP and all Software that is used by the Company is, to the Knowledge of the Company, free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company has not incorporated Publicly Available Software into the Company services, and the Company has not distributed Publicly Available Software as part of the

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Company’s products and services other than as set forth on Schedule 4.18(m) in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. The Company is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company. The Company has not received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in breach of any license with respect to Publicly Available Software.

(n)         The Company computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company in connection with the material operation of the Business (the “Company Information Systems”). There has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company.

4.19            Accounts Payable; Affiliate Loans.

(a)         The accounts payable of the Company reflected on the Company Financial Statements, and all accounts payable arising subsequent to July 17, 2023, arose from bona fide transactions in the ordinary course of business consistent with past practices.

(b)         The information set forth on Schedule 4.19(b) separately identifies any and all accounts, receivables or notes of the Company which are owed by any Affiliate of the Company. Except as set forth on Schedule 4.19(b), the Company is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

4.20            Employees; Employment Matters.

(a)         Schedule 4.20(a) sets forth a complete and correct list of each of the officers or employees of the Company as of July 17, 2023, setting forth the name, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2021, 2020 and 2019.

(b)         The Company is not party to any collective bargaining agreement, and, since January 1, 2017, there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company, and, since January 1, 2017, the Company has not experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees. To the Knowledge of the Company, the Company is not subject to any attempt by any union to represent Company employees as a collective bargaining agent.

(c)         There are no pending or, to the Knowledge of the Company, threatened Actions against the Company under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened before any applicable Authority relating to employees of the Company. Since January 1, 2017, the Company has not engaged in, and is not currently contemplating, any location closing, employee layoff, or relocation activities that would trigger the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation (collectively, the “WARN Act”).

(d)         Except as set forth on Schedule 4.20(d), the Company is, and since January 1, 2017, has been, in material compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including, but not limited to sexual harassment), anti-retaliation, immigration, employee leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, child labor, whistleblower rights, classification of employees and independent contractors, meal and rest breaks, business expenses, and the collection and payment of withholding or social security Taxes. Since January 1, 2017, no audits have been conducted, or are currently being conducted, or, to the Knowledge of the Company, are threatened to be conducted by any Authority with respect to applicable Laws regarding employment or labor Laws. No employee of the Company has, since January 1, 2017, brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation, including overtime amounts.

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(e)         As of July 17, 2023, the Company had complied, in all material respects, with all Laws relating to the verification of identity and employment authorization of individuals employed in the United States, and none of the Company currently employs, or since January 1, 2017, has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. No audit by any Authority is currently being conducted, pending or, to the Knowledge of the Company, threatened to be conducted in respect to any foreign workers employed by the Company. Schedule 4.20(e) sets forth with respect to each individual who is employed by the Company pursuant to a visa, (i) the expiration date of such visa and (ii) whether the Company has made any attempts to renew such visa.

(f)          To the Knowledge of the Company, no key employee or officer of the Company is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that would materially interfere with: (i) the performance by such officer or key employee of any of his or her duties or responsibilities as an officer or employee of the Company or (ii) the Company’s business or operations. No key employee or officer of the Company has given written notice of their definite intent to terminate their employment with the Company, nor does the Company have any present intention to terminate the employment of any of the foregoing.

(g)         Except as set forth on Schedule 4.20(g), the employment of each of the key employees is terminable at will without any penalty or severance obligation on the part of the Company. All material sums due for employee compensation and all vacation time owing to any employees of the Company, and all fees owing to any independent contractors and consultants, have been duly accrued on the accounting records of the Company.

(h)         Except as set forth on Schedule 4.20(h), with regard to any individual who performs or performed services for the Company and who is not treated as an employee for Tax purposes by the Company, except as set forth on Schedule 4.20(h), the Company has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Plan purposes, and the Company does not have any Liability by reason of any individual who performs or performed services for the Company, in any capacity, being improperly excluded from participating in any Plan. Each individual engaged by the Company as an independent contractor or consultant is, and since January 1, 2017, has been, properly classified by the Company as an independent contractor, and the Company has not received any notice from any Authority or Person disputing such classification. Each of the employees of the Company is, and since January 1, 2017, has been, properly classified by the Company as “exempt” or “non-exempt” under applicable Law.

(i)          There is no, and since January 1, 2017, there has been no, written notice provided to the Company of any claim or litigation relating to, or any complaint or allegation of, discrimination, retaliation, wrongful termination, constructive termination, harassment (including sexual harassment), sexual misconduct, or wage and hour violation against the Company; nor there is any pending obligation for the Company under any settlement or out-of-court or pre-litigation arrangement relating to such matters, nor, to the Knowledge of the Company, has any such litigation, settlement or other arrangement been threatened.

(j)          Since January 1, 2017, the Company has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims relating to current and/or former employees of the Company or third-parties who interacted with current and/or former employees of the Company. With respect to each such written claim with potential merit, the Company has taken corrective action. Further, to the Knowledge of the Company, no allegations of sexual harassment have been made to the Company against any individual in his or her capacity as director or an employee of the Company.

(k)         As of July 17, 2023, and since January 1, 2017, there had been no audits by any Authority, nor have there been any charges, fines, or penalties, including those pending or threatened, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company. The Company is in compliance in all material respects with OSHA and there are no pending appeals of any Authority’s decision or fines issued in relation to OSHA.

(l)          The Company has complied with all applicable Laws regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Authority (whether in the United States or any other jurisdiction) regarding shelters-in-place, or similar Orders in effect as of July 17, 2023, and have taken appropriate precautions regarding its employees. As of July 17, 2023, all employees of the Company who are reasonably able to conduct their duties remotely were working remotely. There have been no, and there are no pending or anticipated layoffs, leaves of absence or terminations of employment in respect to the employees of the Company as a result of the COVID-19 pandemic. The Company has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries related to the COVID-19 pandemic. With respect to each occupational safety and

Annex A-31

health complaint, issue, or inquiry related to the COVID-19 pandemic, the Company has taken prompt corrective action that is reasonably calculated to prevent further spread of COVID-19 within the Company’s workplace.

(m)        Except as set forth on Schedule 4.20(m), the Company has not paid or promised to pay any bonus to any employee in connection with the consummation of the transactions contemplated hereby.

(n)         Each of the applicable persons included among Key Personnel on Schedule 1.1 hereto, and the Company have duly executed and delivered a Restrictive Covenant Agreement and an employment agreement, as the case may be. To the Knowledge of the Company, none of the Key Personnel are or were, as the case may be, in violation thereof.

4.21            Withholding. Except as disclosed on Schedule 4.21, all obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, or attributable to payments by the Company to trusts or other funds or to any Authority, with respect to unemployment compensation benefits or social security benefits for its employees through July 17, 2023, have been paid or adequate accruals therefor have been made on the Company Financial Statements. Except as disclosed on Schedule 4.19, all reasonably anticipated obligations of the Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to July 17, 2023, have been or will be paid by the Company prior to the Closing Date.

4.22            Employee Benefits.

(a)         Schedule 4.22(a) sets forth a complete and correct list of all Plans. With respect to each Plan, as of July 17, 2023, the Company had made available to Parent or its counsel a true, complete and correct copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, adoption agreements, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three (3) most recent annual reports on Form 5500 and accompanying schedules; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company from the Internal Revenue Service regarding the tax-qualified status of such Plan and (vi) the three (3) most recent written results of all required compliance testing.

(b)         No Plan is (i) subject to Section 412 of the Code or Title IV of ERISA or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). None of the Company, or any ERISA Affiliate, has withdrawn at any time since January 1, 2017, from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to result in any such liability to the Company with respect to any multiemployer plan.

(c)         With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d)         There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is currently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e)         Each Plan has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before July 17, 2023, have been fully reflected on the Company Financial Statements.

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(f)           None of the Plans provide retiree or other post-employment health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other similar applicable Law. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(g)         Except as set forth on Schedule 4.22(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)            Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance in all material respects with, and has been administered in compliance with Section 409A of the Code.

(j)            Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance in all material respects with the requirements of the Affordable Care Act and satisfies in all material respects the minimum coverage, affordability and non-discrimination requirements thereunder.

(k)          There are no Plans subject to the laws of any jurisdiction outside of the United States.

4.23            Real Property.

(a)         Schedule 4.23(a) sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) the Company has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all liens and encumbrances as of the Closing Date, except for Permitted Liens; (ii) except as set forth on Schedule 4.23(a), the Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of the Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) the Company is not a party to any agreement or option to purchase any real property or interest therein.

(b)         Schedule 4.23(b) sets forth a true, correct and complete list of all Leases. The Leases are the only Contracts pursuant to which the Company leases any real property or right in any Real Property. The Company has provided to Parent and Merger Sub accurate and complete copies of all Leases. The Company has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.23(b), free and clear of all Liens other than Permitted Liens. The Company has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(c)         With respect to each Lease, as of July 17, 2023: (i) it was valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder had been paid; (iii) the Company had been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor; (v) the Company had performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company or, to the Company’s Knowledge, by any other party thereto; (vi) there existed, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company thereunder;

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(vii) there were no outstanding claims of breach or indemnification or notice of default or termination thereunder and (viii) the Company had not exercised early termination options, if any, under such Lease. The Company holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located. The Real Property leased by the Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. Each Lease leases all useable square footage of the premises located at each leased Real Property. With respect to the improvements made by the Company that require restoration by the Company upon expiration or the earlier termination of the applicable Leases in accordance with the terms of such Leases, the cost of the Company’s restoration obligations shall not exceed $100,000 in the aggregate.

(d)         The Company does not owe any brokerage commission with respect to any Real Property.

4.24            Tax Matters. Except as set forth on Schedule 4.24, as of July 17, 2023:

(a)         (i) The Company had duly and timely filed all Tax Returns which are required to be filed by it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns were true, correct and complete and accurate in all respects; (iii) there was no Action, pending or proposed in writing, with respect to Taxes of the Company; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company for which a Lien may be imposed on any of the Company’s assets had been waived or extended, which waiver or extension is in effect; (v) the Company had complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company; (vi) the Company had (A) properly collected all sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Taxing authority in the time and in the manner required by applicable Law and (B) properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes; (vii) there was no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Company; (viii) there was no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company; (ix) no claim had ever been made by a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns, asserting that the Company is or may be subject to Tax in such jurisdiction, the Company is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Company members by virtue of having a permanent establishment or other place of business in that country, and the members of the Company are and have always been tax residents solely in their respective countries of incorporation or formation; (x) the Company had provided to Parent true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2018; (xi) there was no outstanding power of attorney from the Company authorizing anyone to act on behalf of the Company in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (xii) the Company was not, and has never been, a party to any Tax sharing, Tax indemnity or Tax allocation Contracts; (xiii) the Company had not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xiv) the Company has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract (other than contracts entered into in the ordinary course of business the principal subject matter of which is not Taxes) or (3) otherwise by operation of applicable Law; (xv) no issue had been raised in writing by a Taxing Authority in any prior Action relating to the Company with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company for any other period; (xvi) the Company had not requested any extension of time within which to file any Tax Return, other than extensions obtained in the ordinary course of business, which Tax Return has since not been filed; (xvii) the Company had not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law); (xviii) the Company was not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the

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applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xix) the Company had not been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b).

(b)         The Company will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(c)          The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(d)         The Company has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(e)          The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)           The Company has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

4.25             Environmental Laws. The Company has materially complied and is in material compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company, threatened against the Company alleging any failure to so comply. The Company has not (a) received any notice of any alleged claim, violation of or liability under any Environmental Law nor any claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (b) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material, arranged for the disposal, discharge, storage or release of any Hazardous Material, or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (c) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity, in each case, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect in respect of the Company. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company that could give rise to any liability or corrective or remedial obligation of the Company under any Environmental Laws.

4.26            Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any other member the Company or any of its respective Affiliates who might be entitled to any fee or commission from the Company, any other member of the Company, Merger Sub, Parent or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

4.27            Powers of Attorney, Suretyships and Bank Accounts. The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person. Schedule 4.27 sets forth, as of July 17, 2023, a true, complete and correct list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box, including the names and identification of all Persons authorized to draw thereon or have access thereto.

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4.28            Directors and Officers. Schedule 4.28 sets forth a complete and correct list of all directors and officers of each member of the Company.

4.29            Anti-Money Laundering Laws.

(a)          The Company currently is and, since January 1, 2017, has been, in compliance with applicable Laws in all applicable jurisdictions related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b)         Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (acting on behalf of the Company), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of July 17, 2023, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (acting on behalf of the Company), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c)          The Company has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.30            Insurance. All liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the Company or its employees (other than self-obtained insurance policies by such employees as of July 17, 2023) are set forth on Schedule 4.30(1), and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company is a party are sufficient for compliance with all requirements of all Material Contracts to which the Company is a party or by which the Company is bound, and, in light of the nature of the Company’s business, assets and properties, are

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in amounts and have coverage as are carried by Persons engaged in similar business and having similar assets and properties. Since January 1, 2017, the Company has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company does not have any self-insurance arrangements. Except as set forth on Schedule 4.30(2), no fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company.

4.31            Related Party Transactions. Except as set forth on Schedule 4.31, as contemplated by this Agreement or as provided in the Company Financial Statements, no Affiliate of the Company, current or former director, manager, stockholder, member, partner or other equity holder, officer or employee of any Person in the Company or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with any member of the Company, (b) owns any asset, property or right, tangible or intangible, which is used by any member of the Company, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company since January 1, 2017.

4.32            No Trading or Short Position. None of the Company, any other member of the Company, or any of their respective managers and officers, members and employees has engaged in any short sale of Parent’s voting stock or any other type of hedging transaction involving Parent’s securities (including depositing shares of Parent’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Parent’s securities).

4.33            Not an Investment Company. Neither the Company nor any other member of the Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.34            Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the time of the Parent Stockholder Meeting or at the S-4 Effective Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing). Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Parent for inclusion therein.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed and publicly available in unredacted form no later than the second (2nd) day prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is reasonably apparent on its face, other than any risk factor disclosures or other similar cautionary or predictive statements therein; provided that nothing disclosed in any such Parent SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Corporate Existence and Power), Section 5.2 (Corporate Authorization) and Section 5.10 (Capitalization)), Parent and Merger Sub (each sometimes referred to individually as a “Parent Party” and collectively as the “Parent Parties”) hereby represent and warrant to the Company as follows:

5.1              Corporate Existence and Power. Each Parent Party is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Parent Party has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted. Each Parent Party is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Parent Parties. Since their organization, the Parent Parties have not conducted any business activities other than activities directed

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toward the accomplishment of a business combination. Except as set forth in their Organizational Documents, there is no agreement, exclusive license or Order binding upon a Parent Party or to which any Parent Party is a party that prohibits or materially restricts any business practice of the Parent Parties, any acquisition of property by the Parent Parties, or the conduct of business by the Parent Parties. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.

5.2              Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Additional Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Parent Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which such Parent Party is a party (including with respect to the PIPE Investment) have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Additional Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions. The affirmative vote of at least sixty-five percent (65%) of all then outstanding shares of Parent Common Stock (the “Parent Stockholder Approval”), is the only vote of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby. The affirmative vote or written consent of the sole stockholder of the Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

5.3              Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any Additional Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (b) the filing of the Articles of Merger with the Secretary of State of the State of Nevada pursuant to the Nevada Merger Act.

5.4              Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Parent Parties or to any of their respective properties, rights or assets, (c) except for the Contracts listed on Schedule 5.4 requiring consents (but only as to the need to obtain such consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of a Parent Party or to a loss of any material benefit to which any Parent Party is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon any Parent Party or any of their respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of a Parent Party’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the amended and restated certificate of incorporation of Parent or bylaws of the Parent or the organizational or constitutive documents of any other Parent Party, except for such consent, approval or waiver which shall be obtained (and a copy provided to the Company) prior to the Closing.

5.5              Internal Controls. Except as is not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Exchange Act, since its initial public offering, the Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Parent, including its consolidated Subsidiaries, is made

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known on a timely basis to the individuals responsible for the preparation of Parent’s period reports required under the Exchange Act.

5.6              Undisclosed Liabilities. Except for the Parent Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against the Parent or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, claims, judgments and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Parent SEC Documents, (b) that have arisen since the date of the most recent balance sheet included in the Parent SEC Documents in the ordinary course of business of the Parent and Merger Sub, (c) that are expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreements or any of the transactions contemplated hereby or thereby, or (d) which is not, or would not reasonably be expected to be, material.

5.7              Stock Exchange Listing. The Parent Common Stock, Parent Units, and Parent Warrants are listed on Nasdaq, with trading tickers “RCAC,” “RCACU” and “RCACW.” The Parent is, as of the date hereof, in compliance with the rules of Nasdaq and, as of the date hereof, there is no Action or proceeding pending or, to the knowledge of the Parent, threatened against the Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Common Stock, Parent Units, or Parent Warrants or terminate the listing of the Parent Common Stock, the Parent Units or the Parent Warrants on the Nasdaq. None of the Parent or its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Stock, the Parent Units or the Parent Warrants under the Exchange Act except as contemplated by this Agreement.

5.8              Finders’ Fees. Except for the Persons identified on Schedule 5.8, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.9              Issuance of Shares. The Closing Merger Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

5.10            Capitalization.

(a)         As of July 17, 2023, the authorized capital stock of Parent consists of 180,000,000 shares of Parent Class A Common Stock, par value $0.0001 per share, of which 16,500,000 shares of Class A Common Stock are issued and outstanding; 20,000,000 shares of Parent Class B Common Stock, $0.0001 par value per share, of which 4,125,000 are issued and outstanding; and 1,000,000 shares of Parent Preferred Stock, $0.0001 par value, of which none are issued and outstanding. In addition, as of July 17, 2023, 14,500,000 Parent Warrants (inclusive of Parent Warrants included in any outstanding Parent Units and the Parent Private Warrants) exercisable for 14,500,000 shares of Parent Class A Common Stock are issued and outstanding. For the avoidance of doubt, the foregoing issued and outstanding shares do not give effect to the PIPE Investment. As of July 17, 2023, no other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. As of July 17, 2023, except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. As of July 17, 2023, there are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. As of July 17, 2023, no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote, are issued or outstanding.

(b)         Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of July 17, 2023. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger

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Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. No bonds, debentures, notes or other Indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Merger Sub may vote, are issued or outstanding.

5.11            Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.12            Trust Fund. As of July 17, 2023, Parent has approximately $36,882,032.21 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Trustee”), at Bank of America, N.A., or at another U.S. chartered commercial bank with consolidated assets of $100 billion or more, and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of December 16, 2021, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s IPO who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s amended and restated certificate of incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s amended and restated certificate of incorporation. The Parent has performed all material obligations required to be performed by it as of July 17, 2023, under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.13            Board Approval.

(a)          By resolutions duly adopted (and not thereafter modified or rescinded) by Parent’s Board of Directors (including any required committee or subgroup of such board), the Board of Directors of Parent has unanimously (i) approved the execution, delivery and performance by Parent and Merger Sub of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which a Parent Party is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of Parent and Parent’s stockholders; (iii) directed that the Parent Proposals be submitted to the Parent’s stockholders for consideration at the Parent Stockholder Meeting; (iv) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s amended and restated certificate of incorporation; and (v) recommended to the Parent’s stockholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

(b)         By resolutions duly adopted (and not thereafter modified or rescinded) by Merger Sub’s Board of Directors (including any required committee or subgroup of such board), Merger Sub’s Board of Directors has, unanimously (i) approved the execution, delivery and performance by Merger Sub of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and

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thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein, (ii) declared the advisability of the transactions contemplated by this Agreement, (iii) determined that the transactions contemplated hereby are in the best interests of its sole stockholder and (iv) recommended to Merger Sub’s sole stockholder to adopt this Agreement.

5.14            Parent SEC Documents and Financial Statements.

(a)          Except as set forth on Schedule 5.14, Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing (the “Additional Parent SEC Documents”). Parent has made available to the Company true and complete copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to July 17, 2023: (i) Parent’s Annual Reports on Form 10-K that have been actually filed by Parent or required to be filed by Parent prior to July 17, 2023, (ii) Parent’s Quarterly Reports on Form 10-Q that have been actually filed by Parent or required to be filed by Parent prior to July 17, 2023, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks that have been actually filed by Parent or required to be filed by Parent prior to July 17, 2023, referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.14) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b)         Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Parent SEC Documents.

(c)         The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent SEC Documents (collectively, the “Parent Financial Statements”) have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies. The Parent Financial Statements fairly present (or with respect such financial statements contained or incorporated by reference in the Additional Parent SEC Documents, will fairly present) in all material respects, the financial position of Parent as of the dates thereof and the results of operations of Parent for the periods reflected therein subject, in the case of the Unaudited Financial Statements, to normal audit adjustments and the absence of notes thereto. The Parent Financial Statements were (or with respect such financial statements contained or incorporated by reference in the Additional Parent SEC Documents, will be) prepared from the Books and Records of Parent in all material respects.

(d)         Except: (i) as specifically disclosed, reflected or fully reserved against on the Parent Financial Statements (including the notes thereto); (ii) for liabilities and obligations incurred in the ordinary course of business since April 5, 2021; (iii) for liabilities that are executory obligations arising under Contracts to which any Parent Party is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); and (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby, Parent does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

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(e)         As used in this Section 5.14, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the

5.15            Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder or Affiliate of Parent or any of its subsidiaries, on the other hand.

5.16            Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its subsidiaries or any of its or their respective officers or directors or that affects its or their assets or properties or which, as of July 17, 2023, in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement, or (b) Order outstanding against Parent or any of its subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its subsidiaries.

5.17            Compliance with Laws.

(a)         No Parent Party or, to the Knowledge of Parent, any Representative or other Person acting on behalf of a Parent Party, is in violation in any material respect of, and, since April 5, 2021, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since April 5, 2021, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by any Parent Party of, or failure on the part of any Parent Party to comply with, or any liability suffered or incurred by any Parent Party in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action by any Authority is pending, or to the Knowledge of Parent, threatened, alleging any such violation or noncompliance by the Company. Since April 5, 2021, the Parent Parties have not been threatened in writing or, to Parent’s Knowledge, orally to be charged with, or given written or, to Parent’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority. Without limiting the generality of the foregoing, the Parent Parties are, and since April 5, 2021, have been, to the Knowledge of Parent, in compliance in all material respects with: (i) every Law applicable to the Parent Parties due to the specific nature of their business, including the Data Protection Laws; (ii) the Foreign Corrupt Practices Act and any comparable or similar Law of any jurisdiction applicable to any Parent Party; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since April 5, 2021, the Parent Parties have not been threatened or charged in writing (or to Parent’s Knowledge, orally) with or given written (or to Parent’s Knowledge, oral) notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence by any Authority and, to Parent’s Knowledge, the Parent Parties are not under any investigations with respect to any such Law.

(b)         Neither the Parent Parties nor, to the Knowledge of Parent, any Representative or other Person acting on behalf of the Parent Parties is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

5.18            Absence of Certain Changes. From the date of the latest balance sheet included in the Parent Financial Statements until the date of this Agreement, (a) the Parent Parties have conducted their respective businesses in the ordinary course and in a manner consistent with past practices; (b) there has not been any Material Adverse Effect in respect of Parent Parties; and (c) neither Parent Party has taken any action that, if taken after July 17, 2023, and prior to the consummation of the Merger, would require the consent of the Company pursuant to Section 6.1 and the Company has not given consent.

5.19            Indebtedness. Except as set forth in Parent SEC Documents, Parent does not have any Indebtedness.

5.20            Tax Matters.

(a)         (i) Parent has duly and timely filed all Tax Returns which are required to be filed by it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended, which waiver or extension is

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in effect; (v) Parent has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by Parent; (vi) Parent has (A) properly collected all sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Taxing authority in the time and in the manner required by applicable Law and properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to Parent; (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns, asserting that Parent is or may be subject to Tax in such jurisdiction, Parent is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of Parent members by virtue of having a permanent establishment or other place of business in that country, and the members of Parent are and have always been tax residents solely in their respective countries of incorporation or formation; (x) Parent has provided to Company true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period since its formation; (xi) there is no outstanding power of attorney from Parent authorizing anyone to act on behalf of Parent in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (xii) the Parent is not, and has never been, a party to any Tax sharing, Tax indemnity or Tax allocation Contracts ; (xiii) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent); (xiv) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract (other than contracts entered into in the ordinary course of business the principal subject matter of which is not Taxes) or (3) otherwise by operation of applicable Law; (xv) no issue has been raised in writing by a Taxing Authority in any prior Action relating to the Parent with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Parent for any other period; (xvi) Parent has not requested any extension of time within which to file any Tax Return, other than extensions obtained in the ordinary course of business, which Tax Return has since not been filed; (xvii) the Parent has not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law); (xviii) the Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xix) the Parent has not been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b).

(b) Parent will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(c)          The unpaid Taxes of Parent (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Parent Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Return.

(d)         Parent has been in compliance in all material respects with all applicable transfer pricing laws and legal requirements.

(e)          Parent is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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(f)           Parent has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of Parent and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of Parent up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

5.21            PIPE Investments. Parent has delivered to the Company true, correct and complete copies of each of the Subscription Agreements and the PIPE Registration Rights Agreements entered into by Parent with the PIPE Investors. To the Knowledge of Parent and assuming the accuracy of the representations and warranties set forth in the Subscription Agreements, with respect to each PIPE Investor, as of July 17, 2023, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by Parent. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent and assuming the accuracy of the representations and warranties set forth in the Subscription Agreements, each PIPE Investor and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws.

ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1              Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a)         Except as expressly contemplated by this Agreement or the Additional Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall (i) conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable in the ordinary course of business), consistent with past practices, (ii) duly and timely file all material Tax Returns required to be filed (or obtain a permitted extension with respect thereto) with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period, (iii) duly observe and comply with all applicable Law and Orders, and (iv) use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Additional Agreements, or as required by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Parent shall, or permit its Subsidiaries to:

(i)          amend, modify or supplement its certificate of incorporation, articles of incorporation or bylaws or other organizational or governing documents except as contemplated hereby (other than, with respect to Parent, Parent’s amendment, modification or supplement in connection with (A) any extension of the time requirement for Parent to consummate a Business Combination or (B) the removal of the net tangible asset requirement of $5,000,001 to consummate a Business Combination), or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii)         amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any (A) in the case of the Company, Material Contract or (B) in the case of Parent, material contract, agreement, lease, license or other right or asset of Parent other than in connection with the PIPE Investment or in connection with any extension of the time requirement for Parent to consummate a Business Combination, as applicable;

(iii)        other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, license or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company or Parent, as applicable, of more than $500,000 (individually or in the aggregate);

(iv)        modify, amend or enter into any lease or charter agreement other than in the ordinary course of business and consistent with past practice;

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(v)         make any capital expenditures in excess of $150,000 (individually or in the aggregate);

(vi)        sell, lease, license or otherwise dispose of any of the Company’s or Parent’s, as applicable, material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business;

(vii)       make any material submission to any regulatory authority with respect to any regulatory authorization other than, with respect to Parent, in connection with any extension of the time requirement for Parent to consummate a Business Combination;

(viii)      solely in the case of the Company, sell, lease, license or otherwise dispose of any Company Owned IP;

(ix)        solely in the case of the Company, permit any material Registered Owned IP to go abandoned or expire for failure to make an annuity or maintenance fee payment, or file any necessary paper or action to maintain such rights;

(x)         (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any stockholder or other equity holder in its capacity as such; and (C) except as contemplated hereby or by any Additional Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(xi)        (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness including drawings under the lines of credit, if any, other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus or in the connection with Parent’s or the Company’s payment of any portion of the Extension Fee and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(xii)       suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;

(xiii)      delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business);

(xiv)      merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xv)       terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xvi)      solely in the case of the Company, adopt any severance, retention or other employee plan or fail to continue to make timely contributions to each Plan in accordance with the terms thereof;

(xvii)     institute, settle or agree to settle any Action before any Authority, in each case in excess of $150,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xviii)    except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xix)      change its principal place of business or jurisdiction of organization;

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(xx)       issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than (A) any redemption by Parent of shares of Parent Common Stock and Parent Units held by its public stockholders pursuant to Section 6.6, (B) any issuance of Parent Common Stock in connection with the exercise of any option to purchase shares of Parent Common stock that are outstanding on July 17, 2023, (C) issuances in connection with the terms of the Indebtedness permitted by Section 6.1(a)(xi)(B)(1) or Section 6.1(a)(xi)(C), or (D) issuances or series of issuances of capital stock with an aggregate value of no more than $5,000,000;

(xxi)      (A) make, change or revoke any material Tax election; (B) change any material method of accounting; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes of the Company; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes of the Company; or (E) surrender or forfeit any right to claim a Tax refund;

(xxii)     enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xxiii)    solely in the case of the Company, other than as required by a Plan, (A) increase or change the compensation or benefits of any employee or service provider of the Company, provided, however, that other than with respect to a member of senior management of the Company, an officer of the Company or a member of the Board of Directors of the Company, the Company is permitted to make annual salary increases in the ordinary course of business consistent with past practice of the Company, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on July 17, 2023) or grant, amend or terminate any awards thereunder, (D) fund any payments or benefits that are payable or to be provided under any Plan, (E) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, or (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

(xxiv)    fail to duly observe and conform to any applicable Laws and Orders; or

(xxv)     agree or commit to do any of the foregoing.

(b)         No party shall (i) take or agree to take any action with the intent to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date, or (ii) omit to take, or agree to omit to take, any action with the intent to cause any such representation or warranty to be inaccurate or misleading in any respect at any such time.

(c)          Notwithstanding the foregoing, the Company and Parent and their respective Subsidiaries shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any governmental authority (including the Centers for Disease Control and Prevention and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the CARES Act or any changes thereto consistent with their respective past practice.

(d)         Notwithstanding anything to the contrary herein including Section 6.1(a), nothing in this Agreement shall limit the amount of reasonable, bona fide expenses the Company may spend to build out or expand, in furtherance of the Business, the real property subject to that certain Use and Occupancy Agreement by and between the Company and Harry Reid International Airport in Las Vegas, Nevada, dated as of December 1, 2022.

6.2              Exclusivity.

(a)         During the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative

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Transaction or any contract or agreement related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or Parent or their respective Subsidiaries (other than the transactions contemplated by this Agreement or the Additional Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such Person or any capital stock or other equity interests of such party or its Subsidiaries in a single transaction or series of transactions and (C) any purchase, lease, exchange, transfer or other acquisition of (1) all or a material portion of the assets of any Person by the Company or Parent or their respective Subsidiaries or (2) any capital stock or other equity interests of any Person by the Company or Parent or their respective Subsidiaries, in each case, in a single transaction or series of transactions.

(b)         In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement and its obligations under this Section 6.2.

6.3              Access to Information. During the Interim Period, the Company and Parent shall each use its commercially reasonable efforts to, (a) continue to give the other party, its legal counsel and its other Representatives full access to the offices, properties and Books and Records of the Company (including the Company continuing to provide Parent and its representatives access to the “data rooms” or “virtual data rooms” used in connection with the negotiation of and entering into this Agreement), (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company and Parent as such Persons may reasonably request including additional diligence information requested by Parent which the Company shall input into the “data rooms” or “virtual data rooms” used in connection with the negotiation of and entering into this Agreement and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company, provided further that, to the extent the furnishing of any information pursuant to this Section 6.3, if the furnishing of such information would, in the opinion of legal counsel to such party, result in the loss of attorney-client privilege or other privilege from such disclosure, in which case the parties will enter into a joint defense arrangement or similar agreement, in a form and substance reasonably satisfactory to the parties, in order to allow such information to be disclosed without the loss of attorney-client privilege or other privilege with respect to such information.

6.4              Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a)         any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent Parties, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

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(b)         any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)         any Actions commenced or, to the Knowledge of Parent or the Company, as applicable, threatened relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)         the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect; and

(e)         any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied;

provided, however, that no such notification or failure to provide such notification pursuant to clause (d) or clause (e) of this Section 6.4 shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement, and a failure to comply with clause (d) or clause (e) of this Section 6.4 shall not, of itself, cause the condition stated in Section 9.2(a) or Section 9.3(a), as the case may be, to fail to be satisfied.

6.5              Cooperation with Form S-4/Proxy Statement; Other Filings.

(a)         The Company shall promptly provide to Parent such information concerning the Company and the Company Securityholders as is either required by the federal securities Laws or reasonably requested by Parent for inclusion in the Offer Documents. Promptly after the receipt by Parent from the Company of all such information, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the Parent Common Stock issuable in the Merger shall be registered. Parent shall promptly respond to any SEC comments on the Form S-4. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b)         Parent (i) shall permit the Company and its counsel to review and comment on the Proxy Statement and Form S-4 and any exhibits, amendments or supplements thereto (or other related documents) at a reasonable time prior to the filing except to the extent not legally permissible; (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Proxy Statement and Form S-4 or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the Form S-4, and, in each case, shall consult reasonably and in good faith with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without consulting reasonably and in good faith with the Company except to the extent not practicable or legally permissible. Parent will use its reasonable efforts to permit the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the Form S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 is declared effective or any stop order relating to the Form S-4 is issued.

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(c)         As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (the “S-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholder Meeting to be held on a date no later than forty-five (45) days after the S-4 Effective Date in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the holders of Parent Common Stock for approval or adoption at the Parent Stockholder Meeting.

(d)         Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware, the State of Nevada and Nasdaq, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Form S-4, as of the S-4 Effective Date, and the Proxy Statement, as of the date on which it is first distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company expressly for inclusion in the Proxy Statement or the Form S-4, as applicable, will not as of the S-4 Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to the holders of Parent Common Stock or at the time of the Parent Stockholder Meeting does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s stockholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e)         In accordance with Parent’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq, in the Proxy Statement, Parent shall seek from the holders of Parent Common Stock the approval of the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the third amended and restated certificate of incorporation of Parent, in the form attached hereto as Exhibit K, including the change of the name of Parent to “Set Jet, Inc.” (the “Amended Parent Charter”); (iii) adoption and approval of the amended and restated bylaws of Parent in the form attached hereto as Exhibit L; (iv) approval of the members of the Board of Directors of Parent immediately after the Closing; (v) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to the Company Securityholders in connection with the Merger under applicable exchange listing rules; (vi) approval to adjourn the Parent Stockholder Meeting, if necessary; and (vii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as reasonably determined by the Company and the Parent (the proposals set forth in the forgoing clauses (i) through (vi), inclusive, and (vii) collectively, the “Parent Proposals”).

(f)          Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Form S-4 and the Proxy Statement to “clear” comments from the SEC and the Form S-4 to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Stock. The Offer Documents shall provide that, unless Parent is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, the public stockholders of Parent with the opportunity to redeem all or a portion of their public shares of Parent Common Stock, up to that number of shares of Parent Common Stock that would permit Parent to maintain consolidated net tangible assets of at least $5,000,001 either immediately prior to or upon the consummation of the Merger, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by Parent’s amended and restated certificate of incorporation,

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the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with Parent’s amended and restated certificate of incorporation, the proceeds held in the Trust Account will first be used for the redemption of the shares of Parent Common Stock held by Parent’s public stockholders who have elected to redeem such shares.

(g)         Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the S-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals. Parent’s Board of Directors shall include the Parent Board Recommendation in the Proxy Statement and shall recommend that the holders of Parent Common Stock vote in favor of the Parent Proposals and neither Parent’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Company, the Parent Board Recommendation. If on the date for which the Parent Stockholder Meeting is scheduled (including any postponed or adjourned date), Parent has not received proxies representing a sufficient number of shares to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall make one or more successive postponements or adjournments of the Parent Stockholder Meeting, each such postponement or adjournment to be no more than ten (10) Business Days, and shall continue to use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals; provided that, without the consent of the Company, Parent shall not postpone or adjourn the Parent Stockholder Meeting to a date later than the Outside Closing Date.

(h)         The Company acknowledges that a substantial portion of the Proxy Statement/Form S-4 shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be requested by Parent for inclusion in or attachment to the Proxy Statement/Form S-4, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Form S-4 or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Form S-4 and any amendments thereto, the Company shall reasonably cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i)          Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company.

(j)          Immediately following the execution of this Agreement, the Parent shall file the appropriate documents necessary to change the Parent’s ticker symbol from “RCAC” to “STJT.”

6.6              Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public holders of shares of Parent Common Stock (the “Parent Redemption Amount”), (b) deferred underwriting commissions and the expenses of Parent and the Company to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent or the Surviving Corporation after the Closing.

6.7              Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement. No later than one (1) Business Day after the date hereof, Parent, as the sole stockholder of Merger Sub, shall take all necessary action to adopt this Agreement and approve the Merger and consummation of the other transactions contemplated hereby and shall promptly thereafter provide written evidence of such action to the Company.

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6.8              EIP. Prior to the Closing Date, Parent shall approve and, subject to the approval of Parent’s Common Stockholders as required under the Parent’s Certificate of Incorporation, adopt, a management incentive equity plan to be effective subject to, and from and after, the Closing in the form attached as Exhibit M.

6.9              Extension of Time to Consummate the Merger.

(a)         Promptly following execution of this Agreement by the parties, Parent shall prepare (with the Company’s reasonable cooperation) and as soon as practicable, file with the SEC (with a target filing date of August 17, 2023), a mutually acceptable proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend Parent’s governing documents, on terms and conditions agreed by the parties, to extend the period of time Parent is afforded under its organizational documents and the Prospectus to consummate a Business Combination for an additional amount of time as is reasonably determined by the Company and Parent, each in good faith, to be necessary or advisable such that the Closing will occur prior to the date at which the Parent must complete a Business Combination (the “Extension Proposal”). Parent shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Extension Proxy Statement, and any amendment or supplement thereto, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC. Parent shall consider the comments of the Company in good faith. Parent, with the assistance of the Company, will promptly respond to any SEC comments on the Extension Proxy Statement and will use all commercially reasonable efforts to cause the Extension Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. Parent will advise the Company promptly after: (i) the time when the Extension Proxy Statement has been filed; (ii) in the event the Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (iii) in the event the preliminary Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (iv) the filing of any supplement or amendment to the Extension Proxy Statement; (v) any request by the SEC for amendment of the Extension Proxy Statement; (vi) any comments from the SEC relating to the Extension Proxy Statement and responses thereto (and shall provide the Company with a copy or, in the case of oral communications, summary of such comments); (vii) requests by the SEC for additional information (and shall provide the Company with a copy or, in the case of oral communications, summary of such request); and (viii) any other communication, whether written or oral, from the SEC (and shall provide the Company with a copy or, in the case of oral communications, summary of such communication).

(b)         Parent shall use its reasonable efforts to cause the Extension Proxy Statement, when filed with the SEC, to comply in all material respects with the rules and regulations promulgated by the SEC, and to respond to any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement. Parent and the Company shall discuss in good faith and agree upon any action that Parent will undertake to obtain the shareholders of Parent’s approval for the Extension Proposal.

(c)          Each party shall promptly correct any information provided by it for use in the Extension Proxy Statement if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws.

(d)         Parent, acting through its board of directors, shall include in the Extension Proxy Statement the recommendation of its board of directors that the shareholders of Parent vote in favor of the Extension Proposal, and shall otherwise use reasonable best efforts to obtain approval thereof. Neither the Parent’s Board of Directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company) or propose to withdraw (or modify in a manner adverse to the Company) the Parent Board Recommendation that the shareholders of Parent vote in favor of the adoption of the Extension Proposal.

(e)         If the Extension Proposal is approved and Parent elects to pay or deposit an additional amount or amounts into the Trust Account (such amount, the “Extension Fee”), (i) Parent shall deliver an extension letter to the Trustee, notifying the Trustee of the approval of such Extension Proposal, signed on behalf of Parent by an executive officer of Parent, and (ii) Parent shall deliver the aggregate amount necessary by wire transfer of immediately available funds to the Trustee, for deposit in the Trust Account in accordance with the extension letter and the Trust Agreement. The Extension Fee, and all costs and expenses with respect thereto, shall be paid pursuant to Section 11.2(b).

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ARTICLE VII
COVENANTS

7.1              Reporting; Compliance with Laws; No Insider Trading. During the Interim Period,

(a)          The Company shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period.

(b)         The Company shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

(c)          The Company shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Common Stock, Parent Unit or Parent Warrant, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Additional Agreement.

(d)         The Company shall duly file all notices or other filings required under all applicable securities Laws, including Section 25102(o) of the California Corporations Code, in respect of the Company Options and Company Restricted Stock Units.

7.2              Commercially Reasonable Efforts to Obtain Consents and Agreements. The Company shall use its commercially reasonable efforts to obtain and deliver to Parent, as promptly as practicable after the date hereof, each Company Consent contemplated by Schedule 4.8.

7.3              Company Stockholders Approval.

(a)          Promptly following the S-4 Effective Date, the Company shall prepare a consent solicitation statement (in form and substance reasonably satisfactory to Parent) and solicit the Company Stockholder Approvals through a written consent (the “Company Stockholder Written Consent”). Within thirty (30) days after the S-4 Effective Date, the Company shall obtain and deliver to Parent a true, complete and correct copy of the Company Stockholder Written Consent evidencing that the Company Stockholder Approvals have been obtained (the “Company Stockholder Written Consent Deadline”).

(b)         The Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of this Agreement, the Additional Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Company’s Board of Directors.

7.4              Additional Financial Information. From the date hereof through the Closing Date, Company shall deliver to Parent the Company’s unaudited consolidated interim financial information reviewed by the Company’s auditor for each quarterly period no later than forty (40) calendar days following the end of each quarterly period and consolidated interim monthly information for each month thereafter shall be delivered to Parent no later than fifteen (15) days following the end of each month (the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 7.4, shall be prepared under U.S. GAAP in accordance with requirements of the Public Company Accounting Oversight Board for public companies. The Required Financial Statements shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide additional Company financial information (including information required to prepare a Management Discussion and Analysis) reasonably requested by Parent for inclusion in the Proxy Statement/Form S-4 and any other filings to be made by Parent with the SEC.

7.5              280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), the Company will: (a) no later than ten (10) days prior to the Closing Date, use commercially reasonable

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efforts to solicit and obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three (3) days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a) above, submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Parent for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Parent. No later than seven (7) days prior to soliciting the waivers, the Company shall provide Parent with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.5 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

7.6              Amended Parent Charter. Prior to the Effective Time, subject to the Parent Stockholder Approval, Parent shall amend and restate its certificate of incorporation to be in the form of the Amended Parent Charter by filing the Amended Parent Charter with the Delaware Secretary of State.

7.7              Subscription Agreements. Without the prior written consent of the Company, Parent shall not cause the Subscription Agreements to be (a) amended or modified in a manner that would be reasonably likely to be materially adverse to Parent and the Company, (b) withdrawn or (c) terminated.

7.8              Retirement of Parent Shares. Certain initial shareholders of Parent Class B Common Stock shall forfeit, and Parent shall retire, an aggregate of 100,000 shares of Parent Common Stock on, prior to or promptly after the Closing Date.

7.9              Additional Agreements.

(a)         Within fifteen (15) days after the date of this Agreement, the Company shall use commercially reasonable efforts to obtain and deliver to Parent duly and irrevocably executed Lock-Up Agreements, Company Support Agreements, and Voting Agreements from, in each case, executive officers, directors, affiliates, founders and their family members, and holders of 5% or more of the voting equity securities of the Company that the Company has not already delivered to Parent on or prior to the date of this Agreement (the “Insider Additional Agreements”).

(b) No later than thirty (30) days after the S-4 Effective Date, the Company shall use commercially reasonable efforts to obtain and deliver to Parent Lock-Up Agreements from the holders of an aggregate number of shares of the issued and outstanding common stock of the Company that, when added to the number of shares of the issued and outstanding common stock of the Company held by Persons duly and irrevocably executing and delivering to Parent such respective agreements on or prior to the date hereof or delivered pursuant to Section 7.9(a), equals at least fifty percent (50%) of all of the issued and outstanding common stock of the Company.

(c)         On or prior to the Closing Date, the Company shall deliver to Parent each Additional Agreement (other than the Insider Additional Agreements which are to be provided pursuant to Section 7.9(a) above or the Lock-Up Agreements which are to be provided pursuant to Section 7.9(b)), and including each Additional Agreement which do not, by its terms, become effective until the Effective Time) to which the Company, a Company Securityholder, or any other Person (other than Parent or Sponsor), as applicable, is a party, duly executed by the Company, such Company Securityholder(s), or such other Person(s), as applicable.

(d)         Within fifteen (15) days after the date of this Agreement, the Parent shall use commercially reasonable efforts to obtain and deliver to the Company duly and irrevocably executed Parent Support Agreements and Voting Agreements from, in each case, from the holders of an aggregate number of shares of the issued and outstanding Parent Common Stock in an amount set forth on Schedule 9.3(n) that Parent has not already delivered to the Company on or prior to the date of this Agreement.

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7.10            Pre-PIPE and PIPE Agreements.

(a)         The Company shall comply in all material respects with its obligations under the Pre-PIPE Convertible Note.

(b)         Parent shall comply in all material respects with the provisions of the Subscription Agreement set forth on Schedule 9.3(l) with respect to the issuance of warrants and granting of registration rights.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

8.1              Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a)         Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement and (iv) otherwise cause the timely satisfaction of the conditions to consummate the transactions contemplated by this Agreement stated in Article IX to the extent such conditions are based upon or contemplate an action or delivery by such party. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b)         Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)         During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Additional Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company (collectively, the “Transaction Litigation”). The Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Parent, the Merger Sub or members of the boards of directors of the Parent or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or its board of directors; provided, however, that in no event shall the Company or the Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if the Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such

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Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or Liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

8.2              Confidential Nature of Information. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

8.3              Directors’ and Officers’ Indemnification and Liability Insurance.

(a)         All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or its Subsidiaries or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or its Subsidiaries or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of 6 years after the Effective Time, Parent shall cause the organizational documents of Parent and the Surviving Corporation and their respective Subsidiaries to contain provisions with respect to exculpation and indemnification of and advancement of expenses that are no less favorable to the Persons entitled to the benefit thereof than are set forth as of July 17, 2023, in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation and its Subsidiaries, the Company and its Subsidiaries, as applicable, to the extent permitted by applicable Law.

(b)         Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms determined by Parent in its discretion (which shall be no less favorable to the Persons insured thereunder than those contained in the current policies of directors’ and officers’ liability insurance maintained by Parent).

(c)         At or prior to the Effective Time, the Company shall obtain and fully pay the premium for a six-year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on commercially reasonable and customary terms and conditions providing for coverage retentions, limits and other material terms (other than premiums payable) not less favorable to the Persons insured thereunder than such terms and conditions of the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

(d)         At or prior to the Effective Time, Parent shall obtain (i) a six-year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, and/or (ii) such other or additional directors’ and officers’ liability insurance with respect to the directors and officers of Parent as of date hereof, in each case, on commercially reasonable and customary terms and conditions providing for coverage, retentions, limits and other material terms not less favorable to the Persons insured thereunder than such terms and conditions of the current policies of directors’ and officers’ liability insurance maintained by Parent and satisfactory to Parent’s directors and officers as of the date hereof, and in each case covering without limitation the transactions contemplated hereby.

(e)         The provisions of this Section 8.3 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

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8.4              Parent Public Filings; Nasdaq. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Units and the Parent Warrants on Nasdaq. During the Interim Period, Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq to be satisfied; and (c) the Parent Common Stock, including the Merger Consideration Shares and the Parent Warrants to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.

8.5              Certain Tax Matters.

(a)         Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a tax-deferred “reorganization” within the meaning of Section 368(a) of the Code. Neither Parent nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company shall report, except to the extent otherwise required by a change in Law, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)         If, in connection with the preparation and filing of the Proxy Statement / Form S-4, the SEC requires that tax opinions be prepared and submitted in such connection, Parent and the Company shall deliver to Loeb & Loeb LLP and Snell & Wilmer L.L.P., respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Proxy Statement / Form S-4 is declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Proxy Statement / Form S-4, and, if required, Snell & Wilmer L.L.P. shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Merger.

(c)         Each of the parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, audit or examination. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding, audit or examination, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE IX
CONDITIONS TO CLOSING

9.1              Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a)         No Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect that makes the transactions contemplated by this Agreement illegal or otherwise prohibits consummation of such transactions.

(b)         each consent, approval or authorization of any Authority required of Parent, the Company or any of their respective Subsidiaries to consummate the Merger set out on Schedule 9.1(b) shall have been obtained and shall be in full force and effect.

(c)         There shall not be any Action commenced or asserted in writing (and not orally) by any Authority to enjoin or otherwise materially restrict the consummation of the Closing.

(d)         Parent (i) after giving effect to any redemption of shares of Parent Common Stock in connection with the transactions contemplated by this Agreement shall have net tangible assets of at least $5,000,001 upon consummation of the Merger or (ii) shall be otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933.

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(e)         The Company Stockholder Approvals shall have been obtained.

(f)          Each of the Parent Proposals shall have been approved at the Parent Stockholder Meeting or at any adjournment or postponement thereof.

(g)         Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Parent shall not have received any notice of non-compliance therewith, and the Merger Consideration Shares shall have been approved for listing on Nasdaq.

(h)         The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

9.2              Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a)         The Company shall have duly performed or complied with, in all material respects, all of its covenants, agreements and obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b)         The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct as of July 17, 2023, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), other than as has not had, or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect in respect of the Company.

(c)         The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of July 17, 2023, and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d)         Since July 17, 2023, there shall not have occurred any Effect in respect of the Company, that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect in respect of the Company.

(e)         Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company, in such Person’s capacity as an officer of the Company and not in such Person’s individual capacity, certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.2.

(f)          Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Articles of Incorporation, certified as of a recent date by the Secretary of State of the State of Nevada; (ii) the Company’s Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iv) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Nevada.

(g)         Each of the Company, the Company Securityholders and each other Person (other than Parent and the Sponsor), as applicable, shall have duly and irrevocably executed and delivered to Parent a copy of each Additional Agreement to which the Company, such Company Securityholders, or such other Person as applicable, is a party, including the Company Support Agreements, Lock-Up Agreements and the Voting Agreements to which such Persons are a Party.

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(h)         The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulations Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonable acceptable to Parent.

(i)          Not more than five percent (5%) of the issued and outstanding shares of Company Common Stock shall constitute Dissenting Shares.

(j)          The Company shall have obtained and delivered to Parent each Company Consent set forth on Schedule 4.8.

(k)         The Company shall have delivered to Parent a resignation from the Company of each director of the Company listed in Schedule 9.2(k), effective as of the Closing Date.

(l)          The Company shall have timely delivered to Parent, in accordance with Section 7.4, the financial statements required to be included in the Parent SEC Documents.

(m)        The cumulative Debt for Borrowed Money of the Company shall be less than or equal to $14,970,000.

(n)         The Company shall have obtained and delivered to Parent the written approval of the Merger by the holders of a majority of the issued and outstanding common stock of the Company not held by directors or officers of the Company.

(o)         The Company shall have obtained and delivered to Parent duly and irrevocably executed Lock-Up Agreements, Company Support Agreements, and Voting Agreements from, in each case, executive officers, directors, affiliates, founders and their family members, and holders of 5% or more of the voting equity securities of the Company.

(p)         The Company shall have obtained and delivered to Parent duly and irrevocably executed Lock-Up Agreements from holders of at least fifty percent (50%) of all of the issued and outstanding common stock of the Company.

(q)         The Company shall have complied in all material respects with its obligations under the Pre-PIPE Convertible Note.

9.3              Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a)          Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective covenants, agreements and obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b)         The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement (with respect to Section 5.18) or July 17, 2023, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), other than as has not had, or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect in respect of the Parent Parties.

(c)         The Parent Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of July 17, 2023, and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

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(d)         Since July 17, 2023, there shall not have occurred any Effect in respect of Parent that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect in respect of Parent.

(e)         The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent, certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.3.

(f)          The Amended Parent Charter, in the form attached hereto as Exhibit K, shall have been filed with, and declared effective by, the Delaware Secretary of State.

(g)         The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of (i) the amended and restated certificate of incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) bylaws of Parent, (iii) copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Additional Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals; and (iv) a certificate of good standing of Parent, certified as of a recent date by the Secretary of State of the State of Delaware.

(h)         The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub authorizing this Agreement, the Additional Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the Secretary of State of the State of Delaware.

(i)          Each of Parent, Sponsor or other stockholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Additional Agreement to which Parent, Sponsor or such other stockholder of Parent, as applicable, is a party.

(j)          The size and composition of the post-Closing Parent Board of Directors shall have been constituted in accordance with Section 2.8.

(k)         The directors and officers of Parent whose names are set forth on Schedule 9.3(k) shall have executed written resignations effective as of the Effective Time.

(l)          Parent shall have complied in all material respects with the provisions of the Subscription Agreement set forth on Schedule 9.3(l) with respect to the issuance of warrants and granting of registration rights.

(m)        The Subscriber under the Subscription Agreement set forth on Schedule 9.3(l) shall have complied in all material respects with its subscription obligation pursuant to the terms thereof.

(n)         The Parent shall have obtained and delivered to the Company duly and irrevocably executed Parent Support Agreements and Voting Agreements from, in each case, the holders of an aggregate number of shares of the issued and outstanding Parent Common Stock in an amount set forth on Schedule 9.3(n).

ARTICLE X
TERMINATION

10.1            Termination Without Default.

(a)         In the event that the Closing of the transactions contemplated hereunder has not occurred by December 21, 2023 (the “Outside Closing Date”), then Parent and the Company shall each have the right, in its sole discretion, to terminate this Agreement; provided that the material breach of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or the Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement pursuant to this Section 10.1(a) was not the cause of, or did not result in, the failure of the Closing to occur on or before the Outside Closing Date. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date but not after the Closing has occurred.

(b)         In the event an Authority shall have issued an Order, enacted a Law or commenced or asserted in writing (and not orally) an Action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the Closing, or materially restricting the consummation of the Merger or the Closing,

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which Order, Law or Action is final and non-appealable, Parent or the Company shall each have the right, in its sole discretion, to terminate this Agreement without liability to the other party.

(c)          Parent and the Company shall each have the right, in its sole discretion, to terminate this Agreement if, at the Parent Stockholder Meeting (including any postponements or adjournments thereof), the Parent Proposals shall fail to be approved by the affirmative vote of Parent stockholders required under Parent’s organizational documents and applicable Law.

(d)         This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

10.2            Termination Upon Default.

(a)         Parent may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) at any time prior to the Closing Date if (w) (1) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered unsatisfied or would reasonably be expected to render unsatisfied any of the conditions set forth in Sections 9.2(a), 9.2(b), 9.2(c), 9.2(g), 9.2(j), 9.2(l), 9.2(m) or 9.2(p); and (2) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and five (5) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach and, at the option of Parent, reasonably documented Parent Transactions Expenses with respect thereto; (x) at any time after the Company Stockholder Written Consent Deadline if the Company has not previously received the Company Stockholder Approval (provided, that upon the Company receiving the Company Stockholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (x)); or (y) the Company shall have taken or omitted to take any action the taking or omission of which is the cause of the occurrence on or after the date hereof of a Material Adverse Effect with respect to the Company; provided, however that no Parent Party is then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 9.3(a), Section 9.3(b) or Section 9.3(c) from being satisfied.

(b)         The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered unsatisfied or would reasonably be expected to render unsatisfied any of the conditions set forth in Section 9.3(a), Section 9.3(b) or Section 9.3(c); and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and five (5) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach; provided, however that Company is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in Sections 9.2(a), 9.2(b), 9.2(c), 9.2(g), 9.2(j), 9.2(l), 9.2(m) or 9.2 (p), from being satisfied.

10.3            Effect of Termination. If this Agreement is terminated pursuant to this Article X, this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, nothing herein shall relieve any party hereto from liability for such party’s willful breach of its covenants and agreements hereunder or its fraud or willful misconduct prior to the termination of this Agreement. The provisions of Section 8.2, this Section 10.3, and Article XI shall survive any termination hereof pursuant to this Article X.

ARTICLE XI
MISCELLANEOUS

11.1            Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or nationally recognized overnight courier service, by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by electronic mail or facsimile, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

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if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Set Jet, Inc.
15011 North 75th Street
Scottsdale, Arizona 85260
Attn: Thomas P. Smith, CEO
E-mail: tom@setjet.com

with a copy (which shall not constitute notice) to:

Snell & Wilmer LLP
One East Washington Street
Suite 2700
Phoenix, Arizona 85004
Attn: Dan Mahoney
E-mail: dmahoney@swlaw.com

and

Snell & Wilmer LLP
350 S Grand Avenue
Suite 3100
Los Angeles, CA 90071
Attn: Joshua Schneiderman
E-mail: jschneiderman@swlaw.com

if to Parent or Merger Sub (prior to the Closing):

Revelstone Capital Acquisition Corp.
14350 Myford Road
Irvine, CA 92606
Attn: Morgan Calagy
E-mail: morgan@revelstonecap.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
Fax: 212.504.3013
E-mail: mnussbaum@loeb.com

11.2            Fees and Expenses.

(a)         Except as otherwise expressly set forth herein, the following shall be paid jointly and severally by Parent and the Surviving Corporation upon the Closing: the Company Finders’ Fees, the Parent Transaction Expenses and the Company Transaction Expenses. If the Closing does not take place, each party shall be responsible for its own expenses (including the Company bearing the Company Finders Fees and the Company Transaction Expenses and the Parent bearing the Parent Transaction Expenses).

(b)         Notwithstanding the foregoing, if Parent determines, in its sole and absolute discretion, that it is necessary or appropriate, in order to consummate the transactions contemplated by this Agreement, to extend the deadline under its organizational or constituent documents for completing an initial business combination beyond June 21, 2023, which would require the approval of the stockholders of Parent, the Company shall, promptly (but in any event within three (3) Business Days) following Parent’s written request therefor, pay Parent, in the manner and as directed by Parent, for one hundred percent (100%) of all costs and expenses in connection therewith for the period from and after July 17, 2023, through and including December 31, 2023, including the Extension Fee or any other extension payments to the Trust Account in accordance with the payment terms for any such extension as set forth in the proxy materials.

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11.3            Amendments; No Waivers; Remedies.

(a)         This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)         Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)         Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)         Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.4            Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.5            Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

11.6            No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void.

11.7            Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11.8            Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.9            Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations,

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understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

11.10          Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.11          Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.12          Third Party Beneficiaries. Except as provided in Section 8.3 and Section 11.17, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.13          Waiver. Reference is made to the Prospectus. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Securityholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind whatsoever in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent or otherwise in connection with this Agreement and hereby agrees that it will not seek recourse against the Trust Account for any reason whatsoever.

11.14          Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

11.15          Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement

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or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.15 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.16          Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.17          Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.17) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 11.17 is intended, nor shall it be deemed or construed, to limit or excuse any Person from liability for fraud or willful misconduct.

11.18          Securityholder Representative.

(a)         By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Company Securityholder shall have irrevocably authorized and appointed Securityholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person for all purposes in connection with this Agreement, the Additional Agreements and the agreements ancillary hereto and thereto. The Securityholder Representative shall act as the representative of the Company Securityholders in respect of all matters arising under this Agreement, the Additional Agreements and the agreements ancillary hereto and thereto, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of the Company Securityholders or the Securityholder Representative, including to enforce any rights granted to the Company Securityholders hereunder and thereunder, in each case as the Securityholder Representative believes is necessary or appropriate under this Agreement, the Additional Agreements and/or the agreements ancillary hereto and thereto, for and on behalf of the Company Securityholders. The Company Securityholders shall be bound by all such actions taken by the Securityholder Representative and the Company Securityholders shall not be permitted to take any such actions.

(b)         The Securityholder Representative is serving as the Securityholder Representative solely for purposes of administrative convenience, and is not personally liable for any of the obligations of the Company, any of its Subsidiaries or the Company Securityholders hereunder, and Parent (on behalf of itself and its Affiliates) agrees that it will not look to the Securityholder Representative or the underlying assets of the Securityholder Representative for the satisfaction of any obligations of the Company, any of its Subsidiaries or the Company Securityholders. The

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Securityholder Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Securityholder Representative of the Securityholder Representative’s duties or the exercise by the Securityholder Representative of the Securityholder Representative’s rights and remedies under this Agreement, any Additional Agreement or any agreement ancillary hereto or thereto, except in the case of its intentional fraud or willful misconduct. No bond shall be required of the Securityholder Representative. The Securityholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Securityholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Additional Agreement or any agreement ancillary hereto or thereto. Without limiting the generality of the foregoing, the Securityholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Additional Agreements or any agreement ancillary hereto or thereto, and to consent to any amendment hereof or thereof on behalf of the Company Securityholders and their respective successors.

(c)          Each Company Securityholder, jointly and severally, agrees to indemnify and hold harmless the Securityholder Representative against all fees and expenses (including legal fees and expenses) and other amounts payable or incurred by the Securityholder Representative in connection with the performance of any of its duties under this Agreement or the Additional Agreements, including any such fees, expenses, or other amounts that may be incurred by the Securityholder Representative in connection with any Action to which the Securityholder Representative is made a party by reason of the fact it is or was acting as the Securityholder Representative pursuant to the terms of this Agreement or the Additional Agreements. Notwithstanding the foregoing in this clause (c), in no event will the indemnity contemplated in this clause (c) be paid by the Company Securityholders to the Securityholder Representative in the form of Earnout Shares released pursuant to the Earnout Escrow Agreement.

(d)         Parent shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Securityholder Representative as being the statements, representations, decisions of, and actions of Company Securityholders with respect to the matters relating to this Agreement or any Additional Agreement or any agreement ancillary hereto or thereto. Parent shall be entitled to deal solely with the Securityholder Representative (and shall not be required to deal with any Company Securityholder, in his, her or its capacity as such) with respect to the matters relating to this Agreement or any Additional Agreement or any agreement ancillary hereto or thereto.

(e)         The Securityholder Representative may resign at any time by giving twenty (20) days’ notice to Parent and the Company Securityholders; provided, however, in the event of the resignation or removal of the Securityholder Representative, a new Securityholder Representative (who shall be reasonably acceptable to Parent) shall be appointed by the vote or written consent of a majority of the shares of Company Common Stock then held by the Company Securityholders as of immediately prior to the Effective Time; provided, further, that if any such vacancy is not so filled within thirty (30) days following the occurrence of such vacancy, the Parent Representative shall be entitled to appoint a successor Securityholder Representative, and the provisions of this Section 11.18 shall apply in all respects to such successor Securityholder Representative

(f)          The appointment of the Securityholder Representative is coupled with an interest and shall be irrevocable by Company Securityholders in any manner or for any reason. This authority granted to the Securityholder Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Thomas P. Smith hereby accepts his appointment as the initial Securityholder Representative. Any decision, act, consent or instruction taken by the Securityholder Representative in accordance with this Section 11.18 on behalf of Company Securityholders (each, an “Securityholder Representative Authorized”) shall be final, binding and conclusive on Company Securityholders as fully as if such Persons had taken such Securityholder Representative Authorized Action. Each Company Securityholder agrees that the Securityholder Representative, as the Securityholder Representative, shall have no liability to a Company Securityholder for any Security Representative Authorized Action.

11.19          Amendment and Restatement. The Original Agreement is hereby amended and restated in its entirety with this Agreement.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:
REVELSTONE CAPITAL ACQUISITION CORP.
By:	/s/ Morgan Callagy
Name:	Morgan Callagy
Title:	Co-Chief Executive Officer
By:	/s/ Daniel Neukomm
Name:	Daniel Neukomm
Title:	Co-Chief Executive Officer
Merger Sub:
REVELSTONE CAPITAL MERGER SUB, INC.
By:	/s/ Morgan Callagy
Name:	Morgan Callagy
Title:	President
Company:
SET JET, INC.
By:	/s/ Thomas P. Smith
Name:	Thomas P. Smith
Title:	Chief Executive Officer
SECURITYHOLDER REPRESENTATIVE:
/s/ Thomas P. Smith
THOMAS P. SMITH

[Signature Page to Amended and Restated Merger Agreement]

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COMPANY SUPPORT AGREEMENT

THIS COMPANY SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July [•], 2023, by and among Set Jet, Inc., a Nevada corporation (the “Company”), Revelstone Capital Acquisition Corp., a Delaware corporation (“Parent”), Revelstone Capital Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and the stockholder of the Company listed on Schedule A hereto (“Securityholder”). Capitalized terms used but not defined herein are used as they are defined in the Merger Agreement (as defined below).

RECITALS:

A.               Securityholder beneficially owns and has the sole power to dispose of (or sole power to cause the disposition of) the shares of capital stock set forth opposite Securityholder’s name on Schedule A hereto (such shares of capital stock, together with any New Securities as defined in and pursuant to Section 3, are collectively referred to herein as the “Subject Securities”).

B.               Upon the satisfaction or waiver of the terms and conditions of the Merger Agreement by and among the Company, Parent, Merger Sub, and Thomas P. Smith, as Securityholder Representative, dated as of the date hereof (as amended, restated or supplemented from time to time, the “Merger Agreement”), Merger Sub will merge with and into the Company, after which the Company to be the surviving corporation of such merger (the “Merger”).

C.               Securityholder believes that the terms of the Merger and the Merger Agreement are fair and that it is in Securityholder’s best interest as holder of the Subject Securities that the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) be consummated.

D.               In order to induce the Company and Parent to enter into the Merger Agreement and in consideration of the execution thereof by the Company and Parent and to enhance the likelihood that the Transactions will be consummated, Securityholder, solely in Securityholder’s capacity as holder of the Subject Securities, has entered into this Agreement and agrees to be bound hereby.

NOW THEREFORE, in consideration of the promises and the covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.        No Transfer of Subject Securities. During the term of this Agreement, Securityholder shall not cause or permit any Transfer (as defined below) of any of the Subject Securities or enter into any agreement, option, derivative, hedging or arrangement with respect to a Transfer of any of the Subject Securities. Following the date hereof and except as required by this Agreement, Securityholder shall not deposit (or permit the deposit of) any Subject Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Subject Securities or in any way grant any other Person any right whatsoever with respect to the voting or disposition of the Subject Securities. For purposes hereof, a Person shall be deemed to have effected a “Transfer” of Subject Securities if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of any Subject Securities, or any interest in such Subject Securities; or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Securities or any interest therein.

2.        No Redemption. Securityholder hereby agrees that, during the term of this Agreement, it shall not redeem, submit a request to the Company or any transfer agent of the Company to redeem, or otherwise exercise any right to redeem, any Subject Securities.

3.        New Securities. During the term of this Agreement, in the event that, (a) any shares of capital stock or other equity securities of the Company are issued to Securityholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of the Company securities owned by Securityholder, (b) Securityholder purchases or otherwise acquires beneficial ownership of any shares of capital stock or other equity securities of the Company after the date of this Agreement, or (c) Securityholder acquires the right to vote or share in the voting of any shares of capital stock or other equity securities of the Company after the

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date of this Agreement (such shares of capital stock or other equity securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by Securityholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities as of the date hereof.

4.        No Challenge. Securityholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

5.        Waiver. Securityholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, dissenter’s rights and any similar rights under applicable law relating to the Merger and the consummation of the Transactions, including any notice requirements.

6.        Agreement to Vote Shares; Proxy.

(a)         During the term of this Agreement, at any meeting of stockholders of the Company (whether annual or special), however called, or at any adjournment or postponement thereof, in any action by written consent of the stockholders of the Company or in any other circumstances upon which Securityholder’s vote, consent or other approval is sought, Securityholder shall (and shall execute such additional documents or certificates evidencing such agreement as the Company may reasonably request in connection therewith) to (a) (i) when such meeting is held, appear at such meeting or otherwise cause the Subject Securities to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or cause to be voted or consented to), as applicable, or validly execute and return an action by written consent or an action to cause such consent to be granted with respect to, all of the Subject Securities that are then entitled to be voted at any meeting of the Company’s stockholders or written consent of the Company’s stockholders related to the Transactions or the Merger Agreement (A) in favor of the approval of the Transactions, the approval and adoption of the Merger Agreement and the approval of the terms of the Merger Agreement, the other agreements reflected therein and this Agreement, (B) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company, and (C) against any proposal, amendment, matter or agreement that would in any manner (i) impede, frustrate, interfere with, prevent, adversely affect or nullify the Transactions or any provision of the Merger Agreement or this Agreement, (ii) result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement, (iii) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled, or (iv) result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of Securityholder contained in this Agreement or any Additional Agreement to which Securityholder is a party. Securityholder agrees that the Subject Securities that are entitled to be voted shall be voted (or caused to be voted) as set forth in the preceding sentence whether or not Securityholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in clauses (A)–(C) above and at any time or at multiple times during the term of this Agreement. The obligations of Securityholder specified in this Section 6(a) shall apply whether or not the Merger or action described above is recommended by the Company’s Board of Directors or the Company’s Board of Directors has effected an Alternative Transaction (as defined in the Merger Agreement).

(b)         The Securityholder hereby irrevocably appoints as its proxy and attorney-in-fact, Tom Smith, and any Person designated in writing by Tom Smith from time to time, each of them individually, with full power of substitution and resubstitution, until the termination of this Agreement, to vote the Subject Securities (or grant a consent or approval, as applicable) beneficially owned by the Securityholder in accordance with Section 6(a) in connection with any vote, consent or other approval of stockholders of the Company in respect of any of the matters described in Section 6(a); provided, however, that the Securityholder’s grant of the proxy contemplated by this Section 6(b) shall be effective if, and only if, the Securityholder fails to vote such Subject Securities (or grant a consent or approval, as applicable) in accordance with Section 6(b). This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of the Company and Parent to enter into the Merger Agreement and shall be irrevocable prior to the Effective Time, at which time any such proxy shall terminate and be released. Neither Tom Smith nor any other Person may exercise this proxy on any matter, or in circumstance, except as provided above. Tom Smith may terminate this proxy with respect to the Securityholder at any time at his sole election by written notice provided to the Securityholder and Parent.

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7.        Opportunity to Review. Securityholder acknowledges receipt and review of the Merger Agreement and represents that he, she, or it has had (a) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Merger Agreement and this Agreement, and (b) the opportunity to review and discuss the Merger Agreement, the Transactions and this Agreement with his, her or its own advisors and legal counsel.

8.        Public Disclosure. From the date of this Agreement until the Closing or termination of the Merger Agreement, Securityholder shall not make any public announcements regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby. Securityholder understands that it may be the recipient of confidential information of the Company during the term of this Agreement and that such information may contain or constitute material non-public information concerning the Company, Parent or their Affiliates. Securityholder acknowledges that trading in the securities of any party to this Agreement while in possession of material nonpublic information or communicating that information to any other Person who trades in such securities could subject the applicable party to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. Securityholder agrees that it and its Affiliates will not disclose confidential information of the Company in its possession, nor will it trade in the securities of the Company or Parent while in possession of material nonpublic information or at all until Securityholder and its Affiliates can do so in compliance with all applicable laws and without breach of this Agreement.

9.        Consent to Disclosure. Securityholder hereby consents to the publication and disclosure in the Form S-4 and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Parent or the Company to any Authority or to securityholders of Parent or the Company) of Securityholder’s identity and beneficial ownership of the Subject Securities and the nature of Securityholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Parent or the Company, a copy of this Agreement. Securityholder will promptly provide any information reasonably requested by Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC). Securityholder shall not issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Company and Parent.

10.              Representations and Warranties of Securityholder. Securityholder hereby represents and warrants as follows:

(a)         Securityholder (i) is the record and beneficial owner of the Subject Securities, free and clear of any liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (x) restrictions on transfer under applicable securities laws, or (y) this Agreement), and (ii) does not beneficially own any securities of the Company (including options, warrants or convertible securities) other than the Subject Securities.

(b)         Except with respect to obligations under the Company’s Bylaws, Securityholder has the sole right to Transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of the Subject Securities, and none of the Subject Securities are subject to any voting trust or other agreement, arrangement or restriction with respect to the Transfer or the voting of the Subject Securities (other than restrictions on transfer under applicable securities laws), except as set forth in this Agreement.

(c)         Securityholder, if not a natural person: (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by Securityholder of this Agreement, the consummation by Securityholder of the transactions contemplated hereby and the compliance by Securityholder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of Securityholder, and no other corporate, company, partnership or other proceedings on the part of Securityholder are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.

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(d)         This Agreement has been duly executed and delivered by Securityholder, constitutes a valid and binding obligation of Securityholder and, assuming due authorization, execution and delivery by the other parties thereto, is enforceable against Securityholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(e)         The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of Securityholder, if applicable, (ii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any (A) statute, Law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to Securityholder or its properties or assets, or (iii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any material contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Securityholder is a party or by which Securityholder or Securityholder’s assets are bound.

11.              Termination. This Agreement shall terminate automatically upon, and concurrently with, the Closing or the termination of the Merger Agreement, each in accordance with the terms of the Merger Agreement. In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination.

12.              Further Covenants and Assurances. During the term of this Agreement, Securityholder hereby, to the extent permitted by Laws, waives and agrees not to exercise any dissenters’ or appraisal rights, or other similar rights, with respect to any Subject Securities which may arise in connection with the Transactions.

13.              Successors, Assigns and Transferees Bound. Without limiting Section 1 hereof in any way, Securityholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Securities from the date hereof through the termination of this Agreement and shall, to the extent permitted by applicable Laws, be binding upon any Person to which legal or beneficial ownership of the Subject Securities shall pass, whether by operation of law or otherwise, including Securityholder’s heirs, guardians, administrators or successors, and Securityholder further agrees to take all reasonable actions necessary to effectuate the foregoing.

14.              Deposit. Securityholder shall cause a counterpart of this Agreement to be deposited, in electronic or physical form, with the Company at its principal place of business or registered office where it shall be subject to the same right of examination by any stockholder, in person or by agent or attorney, as are the books and records of the Company.

15.              Remedies. Securityholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause the Company and Parent irreparable harm. Accordingly, Securityholder agrees that in the event of any breach or threatened breach of this Agreement, the Company and Parent, in addition to any other remedies at law or in equity each may have, shall be entitled to seek immediate equitable relief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

16.              Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof shall not preclude the simultaneous or later exercise of any other such right, power or remedy.

Annex A-70

17.              Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by e-mail or receipted overnight courier services shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, addressed to the respective parties as follows:

(i)            if to the Company, to:

Set Jet, Inc.
15011 North 75th Street
Scottsdale, Arizona 85260
Attn: Tom Smith, CEO
E-mail: tom@setjet.com

with a required copy (which shall not constitute notice) to:

Snell & Wilmer LLP
One East Washington Street
Suite 2700
Phoenix, Arizona 85004
Attn: Dan Mahoney
E-mail: dmahoney@swlaw.com

and

Snell & Wilmer LLP
350 S Grand Avenue
Suite 3100
Los Angeles, CA 90071
Attn: Joshua Schneiderman
E-mail: jschneiderman@swlaw.com

(ii)           if to Parent or Merger Sub, to:

Revelstone Capital Acquisition Corp.
14350 Myford Road
Irvine, CA 92606
Attn: Morgan Callagy
E-mail: morgan@revelstonecap.com

with a required copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
Fax: 212-504-3013
Email: mnussbaum@loeb.com

(iii)          if to Securityholder, to the address set forth on Schedule A hereto.

18.              Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Annex A-71

19.              Entire Agreement/Amendment. This Agreement (together with the Merger Agreement and the other agreements and documents contemplated hereby and thereby) represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the parties hereto.

20.              Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules. Each party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or any federal court of competent jurisdiction in the State of Delaware. Each of the parties consents to service of process in any such proceeding in any manner permitted by the Laws of the State of Delaware, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 17 of this Agreement is reasonably calculated to give actual notice. Each party waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in such courts, any claim that such party is not subject personally to the jurisdiction of such courts, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

21.              Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

22.              Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

23.              No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among Securityholder, the Company, Parent and Merger Sub, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Securityholders entering into support agreements with the Company or Parent. Securityholder has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to Securityholder, and neither the Company nor Parent shall have any authority to direct Securityholder in the voting or disposition of any Subject Securities, except as otherwise provided herein.

24.              Capacity as Securityholder. Securityholder signs this Agreement solely in Securityholder’s capacity as holder of the Subject Securities, and not in any other capacity, including, if applicable, as a director (including “director by deputization”), officer or employee of the Company or any of its subsidiaries. Nothing herein shall be construed to limit or affect any actions or inactions by Securityholder or any representative of Securityholder, as applicable, serving as a director of the Company or any subsidiary of the Company, acting in such Person’s capacity as a director of the Company or any subsidiary of the Company.

25.              Counterparts. This Agreement may be executed by delivery of electronic signatures and in two (2) or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

[Remainder of page intentionally left blank; signature pages follow]

Annex A-72

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Securityholder:
SANDSTORM LLC
By:
Name:	Thomas P. Smith
Title:	Manager

[Signature Page to Company Support Agreement]

Annex A-73

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Securityholder:
THE III TRUST

William R. Smith, III, as Trustee of The III Trust

[Signature Page to Company Support Agreement]

Annex A-74

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Securityholder:
JADABR, LLC
By:
Name:	David Jacofsky
Title:	Manager

[Signature Page to Company Support Agreement]

Annex A-75

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Securityholder:
JETT FAMILY TRUST

[Signature Page to Company Support Agreement]

Annex A-76

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Securityholder:
DJJ TRUST

David Jacofsky, as Trustee of the DJJ Trust

[Signature Page to Company Support Agreement]

Annex A-77

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Securityholder:
CLEAR WATER AIR LLC
By:
Name:	Steve Reynolds
Title:	Manager

[Signature Page to Company Support Agreement]

Annex A-78

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Securityholder:
SAU FAMILY LLC
By:
Name:	Scott Untrecht
Title:	Manager

[Signature Page to Company Support Agreement]

Annex A-79

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Company:
SET JET, INC.
By:
Name:
Title:

[Signature Page to Company Support Agreement]

Annex A-80

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Parent:
REVELSTONE CAPITAL ACQUISITION CORP.
By:
Name:	Morgan Callagy
Title:	Co-Chief Executive Officer
By:
Name:	Daniel Neukomm
Title:	Co-Chief Executive Officer
Merger Sub:
REVELSTONE CAPITAL MERGER SUB, INC.
By:
Name:	Morgan Callagy
Title:	President

[Signature Page to Company Support Agreement]

Annex A-81

SCHEDULE A

Name and Address of Securityholder	Number and Class of Subject Securities
Sandstorm LLC	2,000,000 Common Stock
The III Trust	2,000,000 Common Stock
JADABR, LLC	100,000 Common Stock
JETT Family Trust	4,000,000 Common Stock
DJJ Trust	1,850,000 Common Stock
Clear Water Air LLC	950,000 Common Stock
SAU Family LLC	300,000 Common Stock

PARENT SUPPORT AGREEMENT

THIS PARENT SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July [•], 2023, by and among Set Jet, Inc., a Nevada corporation (the “Company”), Revelstone Capital Acquisition Corp., a Delaware corporation (“Parent”), Revelstone Capital Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and the stockholders of Parent listed on Schedule A hereto (“Securityholders”). Capitalized terms used but not defined herein are used as they are defined in the Merger Agreement (as defined below).

RECITALS:

A.         Each Securityholder beneficially owns and has the sole power to dispose of (or sole power to cause the disposition of) the shares of capital stock set forth opposite such Securityholder’s name on Schedule A hereto (such shares of capital stock, together with any New Securities, as defined in and pursuant to Section 3, of such Securityholder, are collectively referred to herein as the “Subject Securities”).

B.         Upon the satisfaction or waiver of the terms and conditions of the Merger Agreement by and among the Company, Parent, Merger Sub and Thomas P. Smith, as Securityholder Representative, dated as of the date hereof (as amended, restated or supplemented from time to time, the “Merger Agreement”), Merger Sub will merge with and into the Company, after which the Company to be the surviving corporation of such merger (the “Merger”).

C.         Each Securityholder believes that the terms of the Merger and the Merger Agreement are fair and that it is in such Securityholder’s best interest as holder of the Subject Securities that the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) be consummated.

D.         In order to induce the Company and Parent to enter into the Merger Agreement and in consideration of the execution thereof by the Company and Parent and to enhance the likelihood that the Transactions will be consummated, each Securityholder, solely in such Securityholder’s capacity as holder of the Subject Securities, has entered into this Agreement and agrees to be bound hereby.

NOW THEREFORE, in consideration of the promises and the covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          No Transfer of Subject Securities. During the term of this Agreement, no Securityholder shall cause or permit any Transfer (as defined below) of any of the Subject Securities or enter into any agreement, option, derivative, hedging or arrangement with respect to a Transfer of any of the Subject Securities. Following the date hereof and except as required by this Agreement, no Securityholder shall deposit (or permit the deposit of) any Subject Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Subject Securities or in any way grant any other Person any right whatsoever with respect to the voting or disposition of the Subject Securities. For purposes hereof, a Person shall be deemed to have effected a “Transfer” of Subject Securities if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of any Subject Securities, or any interest in such Subject Securities; or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Securities or any interest therein.

Annex A-82

2.          No Redemption. Each Securityholder hereby agrees that, during the term of this Agreement, it shall not redeem any Subject Securities, submit a request to Parent or any transfer agent of Parent to redeem any Subject Securities, or otherwise exercise any right to redeem any Subject Securities.

3.          New Securities. During the term of this Agreement, in the event that (a) any shares of capital stock or other equity securities of Parent are issued to a Securityholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Parent securities owned by such Securityholder, (b) a Securityholder purchases or otherwise acquires beneficial ownership of any shares of capital stock or other equity securities of Parent after the date of this Agreement, or (c) a Securityholder acquires the right to vote or share in the voting of any shares of capital stock or other equity securities of Parent after the date of this Agreement (such shares of capital stock or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by such Securityholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities as of the date hereof.

4.          No Challenge. Each Securityholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

5.          Waiver. Each Securityholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, dissenter’s rights and any similar rights under applicable law relating to the Merger and the consummation of the Transactions, including any notice requirements.

6.          Agreement to Vote Shares. During the term of this Agreement, at any meeting of stockholders of Parent (whether annual or special), however called, or at any adjournment or postponement thereof, in any action by written consent of the stockholders of Parent or in any other circumstances upon which a Securityholder’s vote, consent or other approval is sought, such Securityholder shall (and shall execute such additional documents or certificates evidencing such agreement as the Company may reasonably request in connection therewith) to (a) (i) when such meeting is held, appear at such meeting or otherwise cause the Subject Securities to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or cause to be voted or consented to), as applicable, or validly execute and return an action by written consent or an action to cause such consent to be granted with respect to, all of the Subject Securities that are then entitled to be voted at any meeting of the Parent’s stockholders or written consent of the Parent’s stockholders related to the Transactions or the Merger Agreement (A) in favor of the approval of the Transactions, the approval and adoption of the Merger Agreement and the approval of the terms of the Merger Agreement, the other agreements reflected therein and this Agreement, (B) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of Parent, (C) in favor of the approval of the Parent Proposals (as defined in the Merger Agreement) and (D) against any proposal, amendment, matter or agreement that would in any manner (i) impede, frustrate, interfere with, prevent, adversely affect or nullify the Transactions or any provision of the Merger Agreement or this Agreement, (ii) result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of Parent or Merger Sub under the Merger Agreement, (iii) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled, or (iv) result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of a Securityholder contained in this Agreement or any Additional Agreement to which a Securityholder is a party. Each Securityholder agrees that the Subject Securities held by him, her or it that are entitled to be voted shall be voted (or caused to be voted) as set forth in the preceding sentence whether or not such Securityholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in clauses (A)–(D) above and at any time or at multiple times during the term of this Agreement. The obligations of a Securityholder specified in this Section 6 shall apply whether or not the Merger or any action described above is recommended by Parent’s Board of Directors or Parent’s Board of Directors has effected an Alternative Transaction (as defined in the Merger Agreement).

Annex A-83

7.          Opportunity to Review. Each Securityholder acknowledges receipt and review of the Merger Agreement and represents that he, she, or it has had (a) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Merger Agreement and this Agreement, and (b) the opportunity to review and discuss the Merger Agreement, the Transactions and this Agreement with his, her or its own advisors and legal counsel.

8.          Public Disclosure. From the date of this Agreement until the Closing or termination of the Merger Agreement, no Securityholder shall make any public announcements regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby. Each Securityholder understands that it may be the recipient of confidential information of the Company during the term of this Agreement and that such information may contain or constitute material non-public information concerning the Company, Parent or their Affiliates. Each Securityholder acknowledges that trading in the securities of any party to this Agreement while in possession of material nonpublic information or communicating that information to any other Person who trades in such securities could subject the applicable party to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. Each Securityholder agrees that such Securityholder and such Securityholder’s Affiliates will not disclose confidential information of the Company in its possession, nor will it trade in the securities of the Company or Parent while in possession of material nonpublic information or at all until such Securityholder and such Securityholder’s Affiliates can do so in compliance with all applicable laws and without breach of this Agreement.

9.          Consent to Disclosure. Each Securityholder hereby consents to the publication and disclosure in the Form S-4 and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Parent or the Company to any Authority or to securityholders of Parent or the Company) of such Securityholder’s identity and beneficial ownership of the Subject Securities and the nature of such Securityholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Parent or the Company, a copy of this Agreement. Each Securityholder will promptly provide any information reasonably requested by Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC). No Securityholder shall issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Company and Parent.

10.        Representations and Warranties of Securityholder. Each Securityholder hereby represents and warrants as follows:

(a)         Such Securityholder (i) is the record and beneficial owner of such Securityholder’s Subject Securities, free and clear of any liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (x) restrictions on transfer under applicable securities laws, or (y) this Agreement), and (ii) does not beneficially own any securities of Parent (including options, warrants or convertible securities) other than the Subject Securities.

(b)         Except with respect to obligations under Parent’s Bylaws, such Securityholder has the sole right to Transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of the Subject Securities, and none of the Subject Securities are subject to any voting trust or other agreement, arrangement or restriction with respect to the Transfer or the voting of the Subject Securities (other than restrictions on transfer under applicable securities laws), except as set forth in this Agreement.

(c)         Such Securityholder, if not a natural person: (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by such Securityholder of this Agreement, the consummation by such Securityholder of the transactions contemplated hereby and the compliance by such Securityholder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of such Securityholder, and no other corporate, company, partnership or other proceedings on the part of such Securityholder are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.

Annex A-84

(d)         This Agreement has been duly executed and delivered by such Securityholder, constitutes a valid and binding obligation of such Securityholder and, assuming due authorization, execution and delivery by the other parties thereto, is enforceable against such Securityholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(e)         The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of such Securityholder, if applicable, (ii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any (A) statute, Law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to such Securityholder or such Securityholder’s properties or assets, or (iii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any material contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Securityholder is a party or by which such Securityholder or such Securityholder’s assets are bound.

11.        Termination. This Agreement shall terminate automatically upon, and concurrently with, the Closing or the termination of the Merger Agreement, each in accordance with the terms of the Merger Agreement. In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination.

12.        Further Covenants and Assurances. During the term of this Agreement, each Securityholder hereby, to the extent permitted by Laws, waives and agrees not to exercise any dissenters’ or appraisal rights, or other similar rights, with respect to any Subject Securities which may arise in connection with the Transactions.

13.        Successors, Assigns and Transferees Bound. Without limiting Section 1 hereof in any way, each Securityholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Securities from the date hereof through the termination of this Agreement and shall, to the extent permitted by applicable Laws, be binding upon any Person to which legal or beneficial ownership of the Subject Securities shall pass, whether by operation of law or otherwise, including Securityholder’s heirs, guardians, administrators or successors, and each Securityholder further agrees to take all reasonable actions necessary to effectuate the foregoing.

14.        Deposit. Each Securityholder shall cause a counterpart of this Agreement to be deposited, in electronic or physical form, with Parent at its principal place of business or registered office where it shall be subject to the same right of examination by any stockholder, in person or by agent or attorney, as are the books and records of Parent.

15.        Remedies. Each Securityholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause the Company and Parent irreparable harm. Accordingly, each Securityholder agrees that in the event of any breach or threatened breach of this Agreement, the Company and Parent, in addition to any other remedies at law or in equity each may have, shall be entitled to seek immediate equitable relief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

16.        Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof shall not preclude the simultaneous or later exercise of any other such right, power or remedy.

Annex A-85

17.        Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by e-mail or receipted overnight courier services shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, addressed to the respective parties as follows:

(i)          if to the Company, to:

Set Jet, Inc.
15011 North 75th Street
Scottsdale, Arizona 85260
Attn: Tom Smith, CEO
E-mail: tom@setjet.com

with a required copy (which shall not constitute notice) to:

Snell & Wilmer LLP
One East Washington Street
Suite 2700
Phoenix, Arizona 85004
Attn: Dan Mahoney
E-mail: dmahoney@swlaw.com

and

Snell & Wilmer LLP
350 S Grand Avenue
Suite 3100
Los Angeles, CA 90071
Attn: Joshua Schneiderman
E-mail: jschneiderman@swlaw.com

(ii)         if to Parent or Merger Sub, to:

Revelstone Capital Acquisition Corp.
14350 Myford Road
Irvine, CA 92606
Attn: Morgan Callagy
E-mail: morgan@revelstonecap.com

with a required copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
Fax: 212.504.3013
E-mail: mnussbaum@loeb.com

(iii)       if to a Securityholder, to the address of such Securityholder set forth on Schedule A hereto.

18.        Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Annex A-86

19.        Entire Agreement/Amendment. This Agreement (together with the Merger Agreement and the other agreements and documents contemplated hereby and thereby) represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the parties hereto.

20.        Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules. Each party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or any federal court of competent jurisdiction in the State of Delaware. Each of the parties consents to service of process in any such proceeding in any manner permitted by the Laws of the State of Delaware, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 17 of this Agreement is reasonably calculated to give actual notice. Each party waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in such courts, any claim that such party is not subject personally to the jurisdiction of such courts, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

21.        Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

22.        Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

23.        No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among the Securityholders, the Company, Parent and Merger Sub, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Securityholders entering into support agreements with the Company or Parent. Each Securityholder has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities. All rights, ownership and economic benefits of and relating to a Securityholder’s Subject Securities shall remain vested in and belong to such Securityholder, and neither the Company nor Parent shall have any authority to direct a Securityholder in the voting or disposition of any Subject Securities, except as otherwise provided herein.

24.        Capacity as Securityholder. Each Securityholder signs this Agreement solely in such Securityholder’s capacity as holder of the Subject Securities, and not in any other capacity, including, if applicable, as a director (including “director by deputization”), officer or employee of Parent or any of its subsidiaries. Nothing herein shall be construed to limit or affect any actions or inactions by a Securityholder or any representative of a Securityholder, as applicable, serving as a director of Parent or any subsidiary of Parent, acting in such Person’s capacity as a director of Parent or any subsidiary of Parent.

25.        Counterparts. This Agreement may be executed by delivery of electronic signatures and in two (2) or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

[Remainder of page intentionally left blank; signature pages follow]

Annex A-87

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Company:
SET JET, INC.
By:
Name:
Title:

[Signature Page to Parent Support Agreement]

Annex A-88

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Parent:
REVELSTONE CAPITAL ACQUISITION CORP.
By:
Name:	Morgan Callagy
Title:	Co-Chief Executive Officer
By:
Name:	Daniel Neukomm
Title:	Co-Chief Executive Officer
Merger Sub:
REVELSTONE CAPITAL MERGER SUB, INC.
By:
Name:
Title:

[Signature Page to Parent Support Agreement]
Annex A-89

Securityholders:
LA JOLLA GROUP, INC.
By:
Name:
Title:

Morgan Callagy

Daniel Neukomm

[Signature Page to Parent Support Agreement]

Annex A-90

SCHEDULE A

Name and Address of Securityholder	Number and Class of Subject Securities
La Jolla Group, Inc. c/o Revelstone Capital Acquisition Corp. 14350 Myford Road Irvine, CA 92606	517,500
Morgan Callagy c/o Revelstone Capital Acquisition Corp. 14350 Myford Road Irvine, CA 92606	607,491
Daniel Neukomm c/o Revelstone Capital Acquisition Corp. 14350 Myford Road Irvine, CA 92606	607,491

Annex A-91

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of July [•], 2023, by and among Set Jet, Inc., a Nevada corporation (the “Company”), the Company shareholders listed on Schedule A attached hereto (together with the Company, the “Company Voting Parties” and each a “Company Voting Party”), Revelstone Capital, LLC, a Delaware limited liability company (the “Sponsor”), Revelstone Capital Acquisition Corp., a Delaware corporation (“Parent”), certain Parent stockholders listed on Schedule B attached hereto (the “Parent Parties” and together with Parent, the “Parent Voting Parties” and each a “Parent Voting Party,” and the Parent Voting Parties together with the Company Voting Parties, the “Voting Parties” and each a “Voting Party”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS:

WHEREAS, the Company, Parent, Revelstone Capital Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Tom Smith, as Securityholder Representative, entered into a Merger Agreement, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, after which the Company will be the surviving company (“Surviving Corporation”) and a wholly-owned subsidiary of Parent and Parent shall change its name to “Set Jet, Inc.”;

WHEREAS, each of the Voting Parties currently owns, or on closing of the transactions contemplated by the Merger Agreement, will own, shares of the Parent’s capital stock, and wishes to provide for orderly elections of the Parent’s Board of Director’s (the “Parent Board”) and Surviving Corporation’s Board of Directors (“Surviving Corporation’s Board”) as described herein; and

WHEREAS, the execution and delivery of this Agreement is a condition to the Closing and the other transactions contemplated by the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Agreement to Vote. Each Voting Party shall vote all securities of Parent that may vote in the election of the Parent’s Board and Surviving Corporation’s Board that such Voting Party owns from time to time (hereinafter referred to as the “Voting Shares”) in accordance with the provisions of this Agreement, whether at a regular or special meeting of stockholders or any class or series of stockholders or by written consent.

2.             Election of Parent’s Board.

2.1           Voting. At the Effective Time and until the termination of this Agreement, each Voting Party shall vote all Voting Shares in such manner as may be necessary to elect (and maintain in office) as members of Parent’s Board up to six (6) directors, the majority of whom shall be independent, as designated by the Sponsor and the Company as follows:

(a)           Up to one (1) independent director (“Sponsor Designee”) designated by the Sponsor (as defined in the Merger Agreement); and

(b)           Up to five (5) person(s) (each a “Company Designee”) designated by the Company, a majority of whom shall be independent directors.

2.2           Initial Designees. The initial Sponsor Designee, if any, shall be determined by the Sponsor prior to the Closing through written notice to each party hereto. The initial Company Designees, if any, shall be determined by the Company through written notice to each party hereto.

2.3           Obligations; Removal of Directors; Vacancies. Each of the Voting Parties, Parent and the Company agree not to take any actions that would contravene or materially and adversely affect the provisions of this Agreement and the intention of the parties with respect to the composition of Parent’s Board as herein stated. The Sponsor and the Company, as applicable, shall have the exclusive right to (a) remove their nominee(s) from the Parent’s Board, and each party hereto shall vote such party’s Voting Shares to cause the removal of any such

Annex A-92

nominee at the request of the Sponsor or the Company, as applicable, and (b) designate or nominate a director(s) for election or appointment, as applicable, to the Parent’s Board to fill a vacancy(s) created by reason of death, removal or resignation of its nominee(s) to the Parent’s Board, and each party hereto shall vote such party’s Voting Shares in favor of nominating or causing the Parent’s Board to appoint, as applicable, a replacement director(s) designated by the Sponsor or the Company, as applicable, to fill any such vacancy(s) created pursuant to clause (i) or (ii) above to be filled by a replacement director(s) designated by the Sponsor or the Company, as palpable, as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Parent’s Board or applicable committee).

3.             Election of the Board of the Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation shall consist of the same persons serving on the Company’s Board of Directors as of immediately prior to the Effective Time, other than those directors that have resigned as contemplated by Section 9.2(k) of the Merger Agreement. Such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

4.             Committees. To the fullest extent permitted by applicable Law, including the rules of any applicable securities exchange, each committee of the Parent’s Board shall include the director, if any, elected to the Parent’s Board pursuant to Section 2.1(a).

5.             Successors in Interest of the Voting Parties.

5.1           The provisions of this Agreement shall be binding upon the successors in interest of any Company Voting Party with respect to any of such Company Voting Party’s Voting Shares or any voting rights therein, unless such shares are sold into the public markets. Each Company Voting Party shall not, and Parent and the Company shall not, permit the transfer of any Company Voting Party’s Voting Shares (except for sales of Voting Shares into the public markets), unless and until the person to whom such securities are to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Company Voting Party hereunder.

5.2           The provisions of this Agreement shall not be binding upon the successors in interest of any Parent Voting Party.

6.             Covenants. Parent, the Company and each Voting Party agrees to take all actions required to ensure that the rights given to each Voting Party hereunder are effective and that each Voting Party enjoys the benefits thereof. Such actions include, without limitation, the use of best efforts to cause the nomination of the designees, as provided herein, for election as directors of Parent and the Surviving Corporation. Neither Parent, the Company nor any Voting Party will, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by Parent, the Company or any such Voting Party, as applicable, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of each Voting Party hereunder against impairment.

7.             Grant of Proxy. The parties agree that this Agreement does not constitute the granting of a proxy to any party or any other person; provided, however, that should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

8.             Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, this being in addition to any other remedy to which it is entitled at Law or in equity, and that each party waives the posting of any bond or security in connection with any proceeding related thereto. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

9.             Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof shall not preclude the simultaneous or later exercise of any other such right, power or remedy.

Annex A-93

10.           Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

11.           Termination. This Agreement shall terminate upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms, (b) the date that is two (2) years from the Closing Date, or (c) immediately prior to a transaction pursuant to which a person or group other than current shareholders of Parent, Company or the Voting Parties, or their respective affiliates, will control greater than fifty percent (50%) of Parent or Surviving Corporation’s voting power with respect to the election of directors of Parent or the Surviving Corporation. Nothing in this Section 11 shall relieve or otherwise limit the liability of any party for breach of this Agreement prior to termination hereof.

12.           Amendments and Waivers. Except as otherwise provided herein, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) Parent, (b) the Company and (c) the holders of a majority of Voting Shares then held by the Voting Parties, voting separately as a class; provided, however, that the right of the Company to nominate the Company Designee shall not be amended without the written consent of a majority in interest of the stockholders of the Company; and provided further, that the right of the Shareholders’ Representative to nominate the Stockholder Designees shall not be amended without the written consent of the Shareholders’ Representative.

13.           Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement.

14.           Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (c) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(a)           If to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Set Jet, Inc.
15011 North 75th Street
Scottsdale, Arizona 85260
Attn: Tom Smith, CEO
E-mail: tom@setjet.com

with a required copy (which shall not constitute notice) to:

Snell & Wilmer LLP
One East Washington Street
Suite 2700
Phoenix, Arizona 85004
Attn: Dan Mahoney
E-mail: dmahoney@swlaw.com

and

Snell & Wilmer LLP
350 S Grand Avenue
Suite 3100
Los Angeles, CA 90071
Attn: Joshua Schneiderman
E-mail: jschneiderman@swlaw.com

Annex A-94

if to Parent (prior to the Closing):

Revelstone Capital Acquisition Corp.
14350 Myford Road
Irvine, CA 92606
Attn: Morgan Callagy
E-mail: morgan@revelstonecap.com

with a required copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
Fax: 212.504.3013
E-mail: mnussbaum@loeb.com

(b)           If to any Voting Party, to such address or addresses set forth below each Voting Party’s signature.

15.           Severability. In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

16.           Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

17.           Counterparts; Electronic Execution or Delivery. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may be executed electronically; any executed counterpart of this Agreement may be delivered by facsimile or electronic mail; and any such electronically executed or delivered copy of a counterpart signature page shall have the same force and effect as an originally executed copy hereof.

18.           Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto; provided, however, that no Voting Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Company and Parent.

19.           Entire Agreement. This Agreement (together with the Merger Agreement and the other agreements and documents expressly contemplated hereby and thereby) constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

[Remainder of page intentionally left blank; signature pages follow]

Annex A-95

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

COMPANY:
SET JET, INC.
By:
Name:
Title
PARENT:
REVELSTONE CAPITAL ACQUISITION CORP.
By:
Name:	Morgan Callagy
Title:	Co-Chief Executive Officer
By:
Name:	Daniel Neukomm
Title:	Co-Chief Executive Officer

[Signature Page to Voting Agreement]

Annex A-96

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

SANDSTORM LLC
By:
Name:	Thomas P. Smith
Title:	Manager
Address for Notice:

Attention:
Email:	tom@setjet.com
with a required copy to (which shall not constitute notice):

Attention:
Email:

[Signature Page to Voting Agreement]

Annex A-97

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

THE III TRUST

William R. Smith, III, as Trustee of The III Trust
Address for Notice:

Attention:
Email:	trey@setjet.com
with a required copy to (which shall not constitute notice):

Attention:
Email:

[Signature Page to Voting Agreement]

Annex A-98

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

JADABR, LLC
By:
Name:	David Jacofsky
Title:	Manager
Address for Notice:

Attention:
Email:	david.jacofsky@hopco.com
with a required copy to (which shall not constitute notice):

Attention:
Email:

[Signature Page to Voting Agreement]

Annex A-99

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

JETT FAMILY TRUST

Kiki Constantine, as Trustee of the JETT Family Trust
Address for Notice:

Attention:
Email:
with a required copy to (which shall not constitute notice):

Attention:
Email:

[Signature Page to Voting Agreement]

Annex A-100

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

DJJ TRUST

David Jacofsky, as Trustee of the DJJ Trust
Address for Notice:

Attention:
Email:	david.jacofsky@hopco.com
with a required copy to (which shall not constitute notice):

Attention:
Email:

[Signature Page to Voting Agreement]

Annex A-101

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

CLEAR WATER AIR LLC
By:
Name:	Steve Reynolds
Title:	Manager
Address for Notice:

Attention:
Email:	steve@setjet.com
with a required copy to (which shall not constitute notice):

Attention:
Email:

[Signature Page to Voting Agreement]

Annex A-102

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

SAU FAMILY LLC
By:
Name:	Scott Untrecht
Title:	Manager
Address for Notice:

Attention:
Email:	scott@setjet.com
with a required copy to (which shall not constitute notice):

Attention:
Email:

[Signature Page to Voting Agreement]

Annex A-103

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

SPONSOR
REVELSTONE CAPITAL LLC
By:
Name:	Morgan Callagy
Title:	Managing Member
Address for Notice:

Attention:
Email:
with a required copy to (which shall not constitute notice):

Attention:
Email:

[Signature Page to Voting Agreement]

Annex A-104

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

PARENT PARTIES
LA JOLLA GROUP, INC.
By:
Name:
Title:
Address for Notice:

Attention:
Email:
with a required copy to (which shall not constitute notice):

Attention:
Email:

[Signature Page to Voting Agreement]

Annex A-105

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

PARENT PARTIES

Morgan Callagy
Address for Notice:

Attention:
Email:
with a required copy to (which shall not constitute notice):

Attention:
Email:

Daniel Neukomm
Address for Notice:

Attention:
Email:
with a required copy to (which shall not constitute notice):

Attention:
Email:

[Signature Page to Voting Agreement]

Annex A-106

Schedule A

1.      SANDSTORM LLC

2.      THE III TRUST

3.      JADABR, LLC

4.      JETT FAMILY TRUST

5.      DJJ TRUST

6.      CLEAR WATER AIR LLC

7.      SAU FAMILY LLC

Annex A-107

Schedule B

1.      La Jolla Group, Inc.

2.      Morgan Callagy

3.      Daniel Neukomm

Annex A-108

By Electronic Delivery

Dear [Name]:

As you may know, Set Jet, Inc., a Nevada corporation (the “Company”), entered into that certain Merger Agreement dated as of July [•], 2023, by and among the Company, Revelstone Capital Acquisition Corp., a Delaware corporation (“SPAC”), and Revelstone Capital Merger Sub, Inc., a Delaware corporation (“Merger Sub”) (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving the merger and becoming a wholly owned subsidiary of SPAC. Pursuant to the Merger Agreement, immediately following the Closing, you will be granted Retention Bonus RSUs as described in this letter agreement (the “Agreement”). Capitalized terms used but not defined in this Agreement will have the respective meanings ascribed to them in the Merger Agreement.

This Agreement shall be effective as of [•], 2023, but the grant described herein is contingent upon the Closing and adoption of the EIP by the SPAC’s board and shareholders pursuant to the Merger Agreement. For the avoidance of doubt, if the Closing does not occur, if the Merger Agreement is terminated pursuant to its terms, or if the SPAC’s shareholders do not approve the EIP, this Agreement will be void, ab initio.

1.           Retention Bonus RSUs. Immediately following the Closing you shall be granted [•] restricted stock units (the “Retention Bonus RSUs”). The Retention Bonus RSUs shall be granted pursuant to the EIP and will be subject to the terms and conditions of the EIP and the award agreement that you must execute as a condition of your grant of the Retention Bonus RSUs in substantially the same form attached as Exhibit A (the “Award Agreement”).

2.           Vesting Event. The Award Agreement shall provide that the Retention Bonus RSUs will vest and become nonforfeitable if the VWAP of Parent’s Class A Common Stock is above $15.00 for any twenty (20) out of thirty (30) consecutive Trading Days beginning on the date that is one hundred eighty (180) days after the Closing Date and ending on the date that is the fifth (5th) anniversary of the Closing Date (the “Vesting Event”). If the Vesting Event is not achieved on or before the fifth (5th) anniversary of the Closing Date, all Retention Bonus RSUs shall be immediately forfeited and the Award Agreement shall terminate.

3.           Settlement of Retention Bonus RSUs. The Award Agreement shall provide that the Retention Bonus RSUs that become vested and nonforfeitable, if any, as described in Section 2, above, will be paid in whole unrestricted and fully transferable shares of Parent Class A Common Stock within 30 days of the Vesting Event (and in no event later than March 15 of the calendar year following the calendar year in which the Vesting Event occurs).

4.           Treatment of Retention Bonus RSUs Upon Termination. The Award Agreement shall provide that in the event your employment is terminated for Cause (as defined in the EIP or your employment agreement, if applicable) any Retention Bonus RSUs that have not yet vested shall be immediately forfeited. In all other events of termination your Retention Bonus RSUs will remain outstanding and eligible to vest and be paid pursuant to this Agreement.

5.           Change of Control. The Award Agreement shall provide that if at any time after the Closing and prior to or on the fifth (5th) anniversary of the Closing Date, there occurs any transaction resulting in a Change of Control (as defined in the EIP), then any Retention Bonus RSUs that have not yet vested shall immediately vest and, to the extent permitted by Section 409A of the Code, shall be paid within 10 days following the consummation of the Change of Control.

6.           Adjustment. Consistent with the EIP, the Retention Bonus RSUs may be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like change or transactions with respect to Parent Class A Common Stock occurring after the Closing.

7.           No Shareholder Rights. Neither this Agreement nor the Award Agreement give you any of the rights of a shareholder unless and until unrestricted and fully transferable shares of Parent Class A Common Stock are issued to you pursuant to the Award Agreement.

8.           Section 409A. The Award Agreement will be designed to comply with the short-term deferral exception from the requirements of Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement and the Award Agreement will be interpreted to comply with, or be exempt from, Section 409A of the Code. The Company may amend this Agreement as may be necessary to fully comply with, or be exempt from, Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder.

Annex A-109

9.           No Contract for Continuing Services. This Agreement shall not be construed as creating any contract for continued services between the Company, SPAC or any of their respective subsidiaries and nothing herein contained will give you the right to be retained as an employee of the Company, SPAC or any of its subsidiaries.

10.           Governing Law. This Agreement will be construed in accordance with and governed the laws of the State of Delaware, without regard to any principles of conflict of laws that would require the application of the laws of any other jurisdiction.

11.           Tax Withholding. Consistent with the EIP, the amounts payable to you pursuant to the Award Agreement shall be subject to reduction for any taxes required by law to be withheld with respect to such payments including, without limitation, by: (a) withholding shares to which you are entitled pursuant to the Award Agreement in an amount necessary to satisfy applicable federal, state, local or foreign income and employment tax withholding obligations; (b) tendering previously-owned shares to satisfy the applicable federal, state, local, or foreign income and employment tax withholding obligations; (c) a broker-assisted “cashless” transaction; or (d) personal check or other acceptable cash equivalent.

12.           Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties hereto with respect to the grant of Retention Bonus RSUs and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral between the parties. No amendment hereto will be effective unless it is in writing and executed by each of the parties hereto.

13.           Counterparts. This Agreement or any amendment hereto may be executed in counterparts, each of which when so executed and delivered will be an original, but all of which will together constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or electronic transmission with the same force and effect as if the same were fully executed and delivered original manual counterpart.

14.           Benefits and Burdens, No Transfers. This Agreement will inure to the benefit of and be binding upon you, the Company, and SPAC, respective successors, executors, administrators, heirs and permitted assigns. Your rights under this Agreement may not be assigned or transferred.

15.           Counterparts. This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Annex A-110

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SPAC:
REVELSTONE CAPITAL ACQUISITION CORP.
By:
Name:
Title:
Recipient:
By:
Name:
Holder Representative:
By:
Name:

Annex A-111

Exhibit A

Form of Award Agreement

(See attached)

Annex A-112

SET JET, INC.
OMNIBUS EQUITY INCENTIVE PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

This Restricted Stock Unit Award (this “Award”) consists of this Notice of Grant of Restricted Stock Units (the “Grant Notice”) and the Restricted Stock Unit Award Agreement immediately following. This Award sets forth the specific terms and conditions governing Restricted Stock Unit Awards under the Set Jet, Inc. Omnibus Equity Incentive Plan (the “Plan”). All of the terms of the Plan are incorporated herein by reference. This Award is issued pursuant to the Merger Agreement (as defined in the Plan).

Name of Grantee:	[________]
Date of Grant:	[________]
Total No. of Restricted Stock Units:	[________]
Grant Number:	[________]
Vesting Schedule:

100% of the Restricted Stock Units granted pursuant to this Award will vest as follows:

(1) If and when the VWAP (as defined in the Merger Agreement) of the Company’s Parent’s Class A Common Stock is above $15.00 for any twenty (20) out of thirty (30) consecutive Trading Days (as defined in the Merger Agreement) beginning on the date that is one hundred eighty (180) days after the Closing Date (as defined in the Merger Agreement) and ending on the date that is the fifth (5th) anniversary of the Closing Date (the “Vesting Event”). If the Vesting Event is not achieved on or before the fifth (5th) anniversary of the Closing Date, all Restricted Stock Units shall be immediately forfeited and the Award Agreement shall terminate.

(2) If at any time after the Closing (as defined in the Merger Agreement) and prior to or on the fifth (5th) anniversary of the Closing Date, there occurs any transaction resulting in a Change of Control, then any Restricted Stock Units granted pursuant to this Award that have not yet vested shall immediately vest and, to the extent permitted by Section 409A of the Code, shall be paid within 10 days following the consummation of the Change of Control.

BY ACCEPTING THIS RESTRICTED STOCK UNIT AGREEMENT (WHETHER THROUGH ELECTRONIC SIGNATURE OR OTHER MEANS), GRANTEE ACCEPTS PARTICIPATION IN THE PLAN, ACKNOWLEDGES THAT HE OR SHE HAS READ AND UNDERSTANDS THE PROVISIONS OF THIS GRANT NOTICE AND THE PLAN, AND AGREES THAT THIS GRANT NOTICE, THE AWARD AGREEMENT AND THE PLAN SHALL GOVERN THE TERMS AND CONDITIONS OF THIS AWARD.

Annex A-113

IN WITNESS WHEREOF, the Company has executed this Restricted Stock Unit Agreement, and this Restricted Stock Unit Agreement shall be effective as of the Date of Grant set forth above.

SET JET, INC.
By:
Print Name:
Its:

Annex A-114

RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE SET JET, INC. OMNIBUS EQUITY INCENTIVE PLAN

This Restricted Stock Unit Award Agreement (this “Agreement”) is between Set Jet, Inc., a Delaware corporation (the “Company”) and the individual (the “Grantee”) identified in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) and is effective as of the date of grant referenced in the Grant Notice (the “Date of Grant”). This Agreement supplements the Grant Notice to which it is attached, and, together, with the Grant Notice, constitutes the “Restricted Stock Unit Agreement” referenced in the Grant Notice.

RECITALS

A.            The Board of Directors of the Company (the “Board”) has adopted and the shareholders have approved the Set Jet, Inc. Omnibus Equity Incentive Plan (the “Plan”) to promote the success an enhance the value of the Company by linking the personal interests of the Plan’s participants to those of the Company’s shareholders by providing such individuals with an incentive for outstanding performance.

B.            The Compensation Committee of the Board has approved the grant of Restricted Stock Units to Grantee pursuant to Section 9.2 of the Plan.

C.            To the extent not specifically defined in this Agreement, all capitalized terms used in this Agreement shall have the meaning set forth in the Plan.

D.            In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Grantee agree as follows:

AGREEMENT

1.             Grant of Restricted Stock Units. Subject to the terms of this Agreement and Section 9.2 of the Plan, the Company grants to Grantee the aggregate number of Restricted Stock Units specified in the Grant Notice.

2.             Vesting of Restricted Stock Units. Subject to Grantee’s continued employment (or service) with the Company, the Restricted Stock Units shall vest and become nonforfeitable according to the vesting schedule set forth in the Grant Notice.

3.             Payment of Restricted Stock Units. The Restricted Stock Units that become vested and nonforfeitable pursuant to Section 2 above will be paid in whole unrestricted and fully transferable shares of Stock within 30 days of each vesting date identified in the Grant Notice, or, with respect to a vesting date that is due to a Change of Control, within 10 days (each, a “Vesting Date”), and in no event later than March 15 of the calendar year following the calendar year in which such Vesting Date occurs.

4.             No Shareholder Rights. During the restriction period and until the date of payment of Restricted Stock Units pursuant to Section 3, Grantee will not have any of the rights of a shareholder of the Company with respect to the Restricted Stock Units.

5.             Withholding; Tax Advice. As described in Section 15.3 of the Plan, the Company shall have the right to deduct or withhold, or to require Grantee to remit to the Company, an amount necessary to satisfy any federal, state or local taxes (including Grantee’s FICA obligation) as are required by law to be withheld with respect to the Award (the “Withholding Obligations”) including, without limitation: (i) withholding shares of Stock to which Grantee would otherwise be is entitled pursuant to the Award in an amount necessary to satisfy the Withholding Obligations; (ii) by causing Grantee to write a personal check or make an equivalent cash payment to the Company; (iii) by withholding additional amounts from any other compensation that would be otherwise payable to Grantee; (iv) a broker-assisted “cashless” transaction; or (v) by any other method permitted under Section 15.3 of the Plan. The Grantee hereby acknowledges that neither the Company nor any of its representatives has provided to the Grantee any tax-related advice with respect to the matters covered by this Agreement. The Grantee understands and acknowledges that the Grantee is solely responsible for obtaining his or her own tax advice with respect to the matters covered by this Agreement.

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6.             No Right to Continued Employment (or Service). This Agreement shall not be construed to confer upon Grantee any right to continue employment (or service) with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate Grantee’s employment (or service) at any time.

7.             Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to this Agreement shall be final and binding upon Grantee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

8.             Adjustments. The number of shares of Stock subject to the Restricted Stock Units issued to Grantee pursuant to this Agreement shall be adjusted by the Committee pursuant to Section 4.4 of the Plan, in its discretion, in the event of a change in the Company’s capital structure.

9.             Copy of Plan. By accepting this Agreement (whether through electronic signature or other means), Grantee acknowledges receipt of a copy of the Plan.

10.           Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Delaware.

11.           Amendment. Except as otherwise provided in the Plan, this Agreement may be amended only by a written agreement executed by the Company and Grantee. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by a representative of the Committee.

12.           Clawback. Pursuant to Section 12.4 of the Plan, every Award issued pursuant to the Plan is subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or any policy of the Company. By accepting this Award (whether through electronic signature or other means), Grantee agrees to be bound by, and comply with, the terms of any such forfeiture or “clawback” provision imposed by applicable federal or state law or prescribed by any policy of the Company.

13.           Section 409A Compliance. The Restricted Stock Units, if any, that become payable pursuant to this Agreement may be considered “nonqualified deferred compensation” that is subject to the requirements of Section 409A of the Code. The Company intends, but does not and cannot warrant or guaranty, that the Restricted Stock Units will be paid in compliance with Section 409A of the Code or an applicable exception. Neither the time nor the schedule of the payment of the Restricted Stock Units may be accelerated or subject to a further deferral except as permitted pursuant to Section 409A of the Code and the applicable regulations. Payment of the Restricted Stock Units may be delayed only in accordance with Section 409A of the Code and the applicable regulations. Grantee may not make any election regarding the time or the form of the payment of the Restricted Stock Units. This Agreement shall be administered in compliance with Section 409A of the Code or an exception thereto and each provision shall be interpreted, to the extent possible, to comply with Section 409A of the Code and the applicable regulations.

14.           Securities Laws Compliance. The Company shall not be required to deliver any of the Stock subject to this Award if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable federal or state securities laws or regulations.

15.           Electronic Signature; Acceptance. Grantee acknowledges that Grantee’s electronic signature has the same legal force and effect as a written or manual signature. Grantee’s electronic acceptance is required and this Award will be cancelled if Grantee fails to comply with the Company’s acceptance requirement within [____ months] of the Date of Grant.

MANY OF THE PROVISION OF THIS AWARD AGREEMENT ARE SUMMARIES OF SIMILAR PERTINENT PROVISIONS OF THE PLAN. TO THE EXTENT THAT THIS AGREEMENT IS SILENT ON AN ISSUE OR THERE IS A CONFLICT BETWEEN THE PLAN AND THIS AGREEMENT, THE PLAN PROVISIONS SHALL CONTROL.

Annex A-116

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is entered into by and between [NAME] (“you” or “your”) and Set Jet, Inc., a Nevada corporation, (the “Company”). This Agreement is made as of [DATE] and has an effective date of the closing of the transactions contemplated by that certain Merger Agreement, by and among Set Jet, Inc., a Nevada corporation, Revelstone Capital Acquisition Corp., a Delaware corporation (“Revelstone”), and certain other parties, dated as of [date], as amended from time to time (the “Effective Date”).

In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

1.            Position and Responsibilities. As of the Effective Date, you will commence service as a full-time employee of the Company as the Company’s [JOB TITLE]. As [JOB TITLE], you will report directly to [the Company’s Chief Executive Officer (“CEO”)][the Company’s Board of Directors]. You will have the duties, responsibilities and authority that are customarily associated with such position and such other senior management duties as may reasonably be assigned by the [CEO][Board of Directors], in each case, in accordance with Company policy as set forth from time to time by the Company’s Board of Directors (the “Board”) and subject to the terms hereof. At the request of the Company, you will also serve as an officer and/or member of the board of directors of any Company affiliate, subsidiary and or institution, without additional compensation. You will devote substantially all of your business time and commit your best efforts to the Company’s business. Nothing herein will preclude you from: (a) engaging in charitable activities and community affairs; and (b) managing your personal investments and affairs; provided, however, that the activities set out in clauses (a) and (b) will be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder. The Company hereby acknowledges your activities with and ownership in the entities identified in Exhibit A and consents to such activity and ownership for so long as such entities continue to be a non-competing business with the Company.

2.            Term. Your employment with the Company is at-will and either you or the Company may terminate your employment at any time and for any reason, with or without Cause (as defined below), in each case subject to the terms and provisions of this Agreement. Unless terminated earlier, this Agreement will extend through the [________] anniversary of the Effective Date (“Expiration Date”); provided, however, on the [__________] anniversary of the Effective Date (and on each subsequent anniversary thereafter) the Expiration Date will automatically be extended by an additional year unless either party has provided written notice to the other party at least 60 before the applicable Expiration Date that such party will not agree to so extend the Agreement. The terms of Sections 8 through 17 will survive any termination or expiration of this Agreement or of your employment.

3.            Salary, Bonus, Equity Incentives. For avoidance of doubt, the Board may delegate its authority and responsibilities under this Section 3 to a committee or sub-committee of members of the Board and all references in this Agreement to the “Board” shall be, as applicable, to the Board or committee or sub-committee thereof of the Board (e.g., the Compensation Committee of the Board).

(a)            Base Salary. During your employment and while this Agreement is in effect, you will be paid an annual base salary of $[________] (the “Base Salary”), payable in the time and manner that the Company customarily pays its employees provided that you will receive pro-rata payments of Base Salary on at least a monthly basis. Your Base Salary will also be reviewed periodically by the Compensation Committee of the Board and may be adjusted by the Compensation Committee in its discretion.

(b)            Bonuses. During your employment as and while this Agreement is in effect, you will be eligible to participate in any cash bonus programs as set forth by the Compensation Committee of the Board. In addition, during each Company fiscal year you will be eligible to earn an annual cash bonus based on performance objectives reasonably established by the Compensation Committee. Your annual target cash bonus amount will be equal to [____]. The actual amount of the annual bonus paid to you, if any, will be determined by the Compensation Committee in its sole discretion and may be more or less than the target amount. Any such bonus will be paid to you no later than March 15 of the year following the year to which the bonus relates. Subject to Section 7(b)(iii), you must be employed by the Company through the date the annual bonus is paid in order to receive payment.

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(c)            Stock Options and Compensatory Equity. During your employment as and while this Agreement is in effect, you will be eligible to receive grants of stock options, restricted stock units, performance shares, and other forms of equity compensation awards (time and/or performance based, collectively the “Equity Awards”). Such Equity Awards, if any, will be made in the sole discretion of the Compensation Committee of the Board or sub-committee thereof and will be subject to the terms and conditions specified by the Compensation Committee or sub-committee thereof, the Company’s stock plan, the award agreement that you must execute as a condition of any grant, the Clawback Policy (as defined in Section 13(d) and the Company’s insider trading policy. If required by applicable law with respect to transactions involving Company equity securities, you agree that you will use your best efforts to comply with any duty that you may have to: (i) timely report any such transactions; and (ii) to refrain from engaging in certain transactions from time to time.

4.            Expense Reimbursement. Subject to Section 11 below, during your employment and while this Agreement is in effect, you will be reimbursed for all reasonable business expenses (including, but without limitation, travel expenses) upon the properly completed submission of requisite forms and receipts to the Company in accordance with the Company’s then existing expense reimbursement policy.

5.            Change of Control.

(a)            Definition. For purposes of this Agreement, a “Change of Control” will have the meaning set forth in the then applicable Company stock plan (which, for the avoidance of doubt, as of the Effective Date, is the Set Jet, Inc. Omnibus Equity Incentive Plan, as such Plan may be amended from time to time).

(b)            Limitation on Payments. In the event that it is determined that any payment or distribution of any type to or for your benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”)), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits will be payable either:

(i)            in full; or

(ii)           as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax.

You will receive the greater, on an after-tax basis, of (i) or (ii) above. In the event that clause (ii) above applies, and a reduction is required to be applied to the Total Payments, the Total Payments will be reduced by the Company in the following order: (1) payments and benefits due under Sections 7(b)(i) and (ii) will be reduced (if necessary, to zero) in such order with amounts that are payable first reduced first; provided, however that in all events such payments which are not subject to Section 409A of the Code will be reduced first; (2) payments and benefits due in respect of any options to purchase shares of common stock of the Company will be reduced second; (3) payments and benefits due in respect of any fully valued Equity Awards (i.e., restricted stock or restricted stock units) for which an election under Section 83(b) of the Code has not been made will be reduced third and (4) payments and benefits due in respect of any fully valued Equity Awards (i.e., restricted stock or restricted stock units) for which an election under Section 83(b) of the Code has been made will be reduced fourth. Notwithstanding anything to the contrary herein, in all events, you will have no right, power or discretion to determine the reduction of payments and/or benefits hereunder and any such reduction will be structured in a manner intended to comply with Section 409A of the Code.

Unless you and the Company agree otherwise in writing, any determination required under this Section 5(b) will be made in writing by a qualified independent accountant or compensation consulting firm selected by the Company (the “Accountant”) whose determination will be conclusive and binding. You and the Company will furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make a determination. The Company will bear all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this Section 5(b).

6.            Employee Benefit Programs. During your employment with the Company, you will be entitled to participate, on the same terms as generally provided to senior executives, in all Company employee benefit plans and programs at the time or thereafter made available to Company senior executive officers including, without

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limitation, any savings or profit sharing plans, stock option incentive plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical and dental coverage, vacation, sick leave (including salary continuation arrangements), long-term disability, holidays, and other employee benefit programs sponsored by the Company. The Company may amend, modify or terminate these benefits at any time and for any reason.

7.            Consequences of Termination of Employment. Unless the Company requests otherwise in writing, upon termination of your employment for any reason, you will be deemed to have immediately resigned from all positions as an officer (and/or director, if applicable) with the Company (and its affiliates and or institutions) as of your last day of employment (the “Termination Date”). Upon termination of your employment for any reason, you will receive payment or benefits from the Company covering the following: (i) all unpaid salary and unpaid vacation accrued through the Termination Date, (ii) any payments/vested benefits to which you are entitled under the express terms of any applicable Company employee benefit plan, and (iii) any unreimbursed valid business expenses for which you have submitted properly documented reimbursement requests (collectively, (i) through (iii) are the “Accrued Pay”). You may also be eligible for other post-employment payments and benefits as provided in this Agreement.

(a)            For Cause. For purposes of this Agreement, your employment may be terminated by the Company for “Cause” as a result of the occurrence of one or more of the following:

(i)            your conviction of, or a plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to the business or reputation of the Company or a Company affiliate);

(ii)           your refusal to perform in any material respect your duties and responsibilities for the Company or a Company affiliate or your failure to comply in any material respect with the terms of this Agreement and the Restrictive Covenants Agreement (as defined in Section 8) and the policies and procedures of the Company or a Company affiliate at which you serve as an officer and/or director or your breach of fiduciary duty or any conduct by you that is grossly negligent;

(iii)          fraud or other illegal conduct in your performance of duties for the Company or a Company affiliate; or

(iv)          any conduct by you that is materially injurious to the Company or a Company affiliate or materially injurious to the business reputation of the Company or a Company affiliate or any conduct that causes the Company or any affiliate public disgrace or disrepute.

Prior to your termination for Cause, you will be provided with written notice from the Company describing in detail the conduct forming the basis for the alleged Cause and to the extent curable (which will be determined by the Board in its sole discretion), a reasonable opportunity (of not less than 30 days or more than 45 days) to cure such conduct before the Company may terminate you for Cause. Any termination for “Cause” will not limit any other right or remedy the Company may have under this Agreement or otherwise. You will continue to receive the compensation and benefits provided by this Agreement during the period after you receive the written notice of the Company’s intention to terminate your employment for Cause until such termination becomes effective.

In the event your employment is terminated by the Company for Cause you will be entitled only to your Accrued Pay and you will be entitled to no other compensation from the Company. In addition, you may be required to repay to the Company certain previously paid compensation in accordance with any Clawback Policy (as defined below) then in effect.

For avoidance of doubt, terminations of employment due to death or Disability, which are addressed in Section 7(d) below, are not terminations for Cause.

(b)            Without Cause or for Good Reason. The Company may terminate your employment without Cause at any time and for any reason upon providing you with notice of such termination. Such a termination without Cause shall be deemed a “Qualifying Termination.” In light of the benefits that you will then be eligible for, there is no required advance notice period. You may resign from your employment for Good Reason, as defined below in Section 7(b)(v), upon providing the Company with notice as described below. Such a resignation shall also be deemed a “Qualifying Termination.” If your employment is terminated due to a Qualifying Termination, then, subject

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to Sections 11 and 13 hereof, you will be eligible to receive the following subject to your timely compliance with Section 7(e) and further provided that no payments for such Qualifying Termination will be made until on or after the date of a “separation from service” within the meaning of Code Section 409A:

(i)            The Company will provide you with cash payments equal in the aggregate to [________] of Base Salary. The cash payments provided by this subpart (i) will be paid to you in substantially equal installments payable bi-weekly over the [___] month period following your Termination Date, however, the first payment will be made within 15 days following the effective (and irrevocable) date of the Release (as defined below). This first payment will cover the period of time from the Termination Date through the end of the bi-weekly period immediately preceding such first payment;

(ii)           The Company will reimburse you for a portion of the premiums you pay for group medical insurance while you are covered under a Company-sponsored group medical insurance plan pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state law (“COBRA”). Such reimbursement will be equal to the subsidy provided by the Company to active Company employees who participate in the same group medical insurance plan (“Reimbursed Subsidy”). You shall pay your share of any COBRA premiums with after-tax income and the Reimbursed Subsidy will be taxable to you for federal and state tax purposes. The Reimbursed Subsidy will be provided concurrently with COBRA continuation coverage, on a monthly basis for a period of [___] months so long as you elect continuation coverage within the time period prescribed by COBRA, provided, however, if the Company determines that it cannot provide the foregoing reimbursement without violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act or the Employee Retirement Income Security Act of 1974, each as amended), then payment of the Reimbursed Subsidy shall immediately cease. In all cases, the reimbursements provided in this subpart will immediately terminate if you are offered group medical insurance coverage in connection with your employment by another employer;

(iii)          You will continue to be eligible to receive the bonus described in Section 3(b) for the completed fiscal year immediately preceding your termination of employment to the extent the bonus has not yet been paid, in such amount, if any, that the Board determines under Section 3(b);

(iv)          [If the Qualifying Termination occurs during the 24 month period after a Change of Control, then, subject to Section 5(b), all of your outstanding and unvested Equity Awards that are to vest solely on continued service to the Company (“Time-Based Equity Awards”) will become immediately fully vested as of your Termination Date]; and

(v)           For purposes of this Agreement, you may resign your employment from the Company for “Good Reason” within 30 days after the date that any one of the following events described in subparts (1) through (3) (any one of which will constitute “Good Reason”) has first occurred without your written consent. Your resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within 30 days after its receipt of your written notice (such notice will describe in detail the basis and underlying facts supporting your belief that a Good Reason event has occurred). Such notice of your intention to resign for Good Reason must be provided to the Company within 30 days of the initial existence of a Good Reason event. Failure to timely provide such written notice to the Company or failure to timely resign your employment for Good Reason means that you will be deemed to have consented to and waived the Good Reason event. If the Company does timely cure or remedy the Good Reason event, then you may either resign your employment without Good Reason or you may continue to remain employed subject to the terms of this Agreement.

(1)      You have incurred a material diminution in your responsibilities, duties or authority;

(2)      You have incurred a material diminution in your Base Salary other than as part of a reduction in the salaries of the other members of the senior executive officer team; or

(3)      The Company has materially breached a material provision of this Agreement.

(c)            For avoidance of doubt, this Section 7(b) does not apply to terminations of employment due to death or Disability which are addressed in Section 7(d).

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(d)            Voluntary Termination. In the event you voluntarily terminate your employment with the Company without Good Reason, you will be entitled to receive only your Accrued Pay. You will be entitled to no other compensation from the Company. You agree to provide the Company with at least 30 days advance written notice of your intention to resign without Good Reason. For avoidance of doubt, this Section 7(c) does not apply to terminations of employment due to death or Disability which are addressed in Section 7(d).

(e)            Death or Disability. In the event your employment with the Company is terminated as a result of your death or Disability, then: (i) your spouse or estate will be entitled to receive your Accrued Pay, and (ii) your spouse or estate will be entitled to receive a lump sum cash payment equal to [________]of Base Salary, with such amount paid to your spouse or estate within 60 days following the date of your termination of employment.

For purposes of this Agreement, “Disability” is defined to occur when you are unable to engage in any substantial gainful activity (without reasonable accommodation) by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(f)             Release of Claims. As a condition to receiving (and continuing to receive) the payments and benefits provided in Section 7(b) or 7(d), you (or your spouse or estate) must (i) within not later than 60 days after your Termination Date (the “Release Deadline”), execute (and not revoke) and deliver to the Company a Release Of All Claims And Covenant Not To Sue Agreement (the “Release”) in a form to be prepared by the Company at the time of your separation from employment; and (ii) remain in full compliance with such Release. The Company will have the obligation to prepare and execute the Release and tender the Release to you within seven (7) days of your Termination Date. None of the payments and benefits provided in Section 7(b) or 7(d) will be paid or provided until the Release is effective and irrevocable and if the Release does not become effective and irrevocable by the Release Deadline, you will forfeit all rights to the severance payments and benefits described in Section 7(b) or 7(d) of this Agreement. If the Release is effective and irrevocable on the Release Deadline, then, except as required by the following sentence and/or Section 11 below, any payments that would have been made to you during the 60 day period immediately following your separation from service will be paid to you on the first Company payroll period following the Release Deadline and any remaining payments will be made as provided in this Agreement. Additionally, and notwithstanding anything herein to the contrary, in the event that the time period within which you must return and not revoke the Release straddles two (2) calendar years, in all events any payments under Section 7(b) will be made (or commence, as applicable) in the second such calendar year.

8.            Restrictive Covenants Agreement. Your employment is contingent upon you signing the Company’s standard form of restrictive covenants agreement (“Restrictive Covenants Agreement”).

9.            Assignability; Binding Nature. Commencing on the Effective Date, this Agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company’s obligations under this Agreement contractually or as a matter of law. The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such purchase, succession or assignment had taken place. Your rights and obligations under this Agreement will not be transferable by you by assignment or otherwise provided, however, that if you die, all amounts then payable to you hereunder will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

10.          Governing Law; Arbitration. This Agreement will be deemed a contract made under, and for all purposes will be construed in accordance with, the laws of Arizona. You and the Company agree that any controversy or claim relating to this Agreement or any breach thereof, and any claims you may have arising from or relating to your employment (or separation from employment) with the Company or that the Company may have against you arising from or relating to your employment with the Company, of any nature whatsoever, other than for workers’ compensation, unemployment or disability benefits, will be settled solely and finally by binding arbitration in Maricopa

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County, Arizona before a single neutral arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) then in effect in the State of Arizona, which can be found at www.adr.org, and for which you can request a copy from the Company. This mutual agreement to arbitrate shall be governed for all legal purposes by the Federal Arbitration Act. You agree that any claim brought pursuant to this Agreement shall be brought in your individual capacity only, and not as a class, collective, or representative action and that the arbitrator has no power or authority to preside over a class, collective or representative action. Judgment upon the award, if any, rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided that this Section 10 will not be construed to eliminate or reduce any right the Company or you may otherwise have to obtain a temporary restraining order or a preliminary or permanent injunction from a court of competent jurisdiction to enforce any of the covenants contained in this Agreement before the matter can be heard in arbitration. The arbitrator shall issue written findings of fact and conclusions of law. YOU AND THE COMPANY UNDERSTAND THAT BY AGREEING TO BINDING ARBITRATION YOU AND THE COMPANY ARE GIVING UP YOUR RIGHTS TO TRIAL BY JURY OF ANY CLAIM EITHER MAY HAVE AGAINST EACH OTHER. The arbitrator shall have the authority to award either party their reasonable and substantiated legal fees and costs incurred with respect to any claims upon which they prevail. You agree that nothing in this Agreement prevents you from making a report to or filing a charge with a federal, state, or local government agency and that nothing in this Agreement precludes your participation in an investigation by a government agency. However, after exhaustion of any such administrative procedures, any remaining issue or dispute between you and the Company shall be resolved exclusively pursuant to the terms of this Section 10.

11.          Taxes. Notwithstanding anything herein to the contrary, all payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. This Agreement is intended to be exempt from or comply with the requirements of section 409A of the Code and each provisions of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Nevertheless, the Company does not and cannot guarantee any particular tax effect or treatment of the amounts due under this Agreement. Accordingly, you remain solely liable for any adverse tax consequences imposed on you by Section 409A of the Code. In the event this Agreement or any benefit paid to you hereunder is deemed to be subject to Section 409A of the Code, you consent to the Company adopting such conforming amendments or taking such actions as the Company deems necessary, in its reasonable discretion, to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A. Notwithstanding any provision in the Agreement to the contrary, if upon your “separation from service” within the meaning of Code Section 409A, you are then a “specified employee” within the meaning of Code Section 409A, then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company will defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six months following such “separation from service” under this Agreement until the earlier of (a) the first business day of the seventh month following your “separation from service;” or (b) 10 days after the Company receives valid confirmation of your death. Any such delayed payments will be made without interest. Additionally, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement will be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year will not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits will be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to the Plan or any Agreement be accelerated or subject to further deferral except as otherwise permitted or required pursuant to Section 409A of the Code and you do not have the right to make any election regarding the time or form of any payment due under this Agreement.

12.          Entire Agreement. Except as otherwise specifically provided in this Agreement, this Agreement contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.

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13.          Covenants.

(a)            As a condition of this Agreement and to your receipt of any post-employment benefits, you agree that you will fully and timely comply with all of the covenants set forth in this Section 13(a) (which will survive your termination of employment and termination or expiration of this Agreement):

(i)            You will fully comply with all obligations under the Restrictive Covenants Agreement and further agree that the provisions of the Restrictive Covenants Agreement will survive any termination or expiration of this Agreement or termination of your employment or any subsequent service relationship with the Company;

(ii)           Within five days of the Termination Date, you will return to the Company all Company confidential information including, but not limited to, intellectual property, etc. and you will not retain any copies, facsimiles or summaries of any Company proprietary information;

(iii)          You will not at any time during the period of your employment with the Company and during any period following your termination of employment, make (or direct anyone to make) any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company’s products or services or work-in-progress, that are harmful to their businesses, business reputations or personal reputations, provided, that, nothing in this Section is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation or under other applicable law or from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful or intended to interfere with any employee rights under the National Labor Relations Act, including rights to engage in protected concerted activity;

(iv)          You agree that, upon the Company’s request and without any payment therefore, you will reasonably cooperate with the Company (and be available as necessary but such cooperation will not interfere with new employment) after the Termination Date in connection with any matters involving events that occurred during your period of employment with the Company including, without limitation, internal investigations and any regulatory or judicial investigation or proceeding or dispute with a third party.

(b)            You also agree that you will fully and timely comply with all of the covenants set forth in this Section 13(b) (which will survive your termination of employment and termination or expiration of this Agreement):

(i)            You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within 30 days of your Termination Date (if no other due date has been previously established);

(ii)           Within five days of the Termination Date, you will return to the Company all Company property including, but not limited to, computers, cell phones, pagers, keys, business cards, etc.;

(iii)          You will submit to the Company all business, commercial and investment opportunities, and all offers presented to you or of which you become aware at any time during your employment, which relate to the business of the Company;

(iv)          Within 30 days of the Termination Date, you will submit any outstanding expense reports to the Company;

(v)           As of the Termination Date, you will no longer represent that you are an officer, director or employee of the Company and you will immediately discontinue using your Company mailing address, telephone, facsimile machines, voice mail and e-mail; and

(vi)          You will provide written notice to the Company within three business days after the date that you have agreed to accept new full or part time employment or agreed to provide consulting or other services to another entity or venture during the period during which you are receiving severance benefits under Section 7(b).

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(c)            You acknowledge that (i) upon a violation of any of the covenants contained in Section 13 of this Agreement or (ii) if the Company is terminating your employment for Cause as provided in Section 7(a), the Company would as a result sustain irreparable harm, and, therefore, you agree that in addition to any other remedies which the Company may have, the Company will be entitled to equitable relief from a court of competent jurisdiction including specific performance and injunctions restraining you from committing or continuing any such violation; and

(d)            The compensation and benefits provided pursuant to this Agreement may be subject to the Company’s compensation recoupment policy or policies (and related Company practices) that may be adopted by the Company and in effect from time-to-time, including, but not limited to, any policy or policies that may be adopted in response to applicable law (each, a “Clawback Policy”). By signing this Agreement you agree to fully cooperate with the Company in assuring compliance with such policies and the provisions of applicable law, including, but not limited to, promptly returning any compensation subject to recovery by the Company pursuant to such Clawback Policies and applicable law.

14.          Offset. Any severance or other payments or benefits made to you under this Agreement may be reduced, in the Company’s discretion, by any amounts you owe to the Company or as will be needed to satisfy any future co-payments you would need to make for continuing post-termination benefits, provided however that any such offsets do not violate Code Section 409A or any other applicable law.

15.          Notice. Any notice that the Company is required to or may desire to give you will be given by personal delivery, recognized overnight courier service, email, telecopy or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder will be given by personal delivery, recognized overnight courier service, email, telecopy or by registered or certified mail, return receipt requested, addressed to the Company’s Chief Executive Officer at its principal office, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section 15 will be deemed to be the date of delivery thereof.

16.          Waiver; Severability. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in writing. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Except as expressly provided herein to the contrary, failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

17.          Voluntary Agreement. You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you or your counsel in this matter. You further represent that you have carefully read and understand the scope and effect of the provisions of this Agreement and that you are fully aware of the legal and binding effect of this Agreement. This Agreement is executed voluntarily by you and without any duress or undue influence on the part or behalf of the Company.

[Signature Page Immediately Follows]

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Please acknowledge your acceptance and understanding of this Agreement by signing and returning it to the undersigned. A copy of this signed Agreement will be sent to you for your records.

ACKNOWLEDGED AND AGREED:

SET JET, INC.	EXECUTIVE
By	By
Its	Print
Date	Date

Annex A-125

EXHIBIT A

•        [Executive and Set Jet to complete list]

Annex A-126

FORM OF
LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of July [•], 2023, by and between the undersigned stockholder (the “Holder”) and Revelstone Capital Acquisition Corp., a Delaware corporation (the “Parent”).

A.             Contemporaneously with entering into this Agreement, Parent, Revelstone Capital Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, Set Jet, Inc., a Nevada corporation (the “Company”), and Tom Smith, as the Securityholder Representative, have entered into a Merger Agreement (as amended from time to time, the “Merger Agreement”).

B.             Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Merger Agreement.

C.             Pursuant to the Merger Agreement, Parent will become the 100% stockholder of the Company.

D.             The Holder is the record and/or beneficial owner of certain shares of Company Common Stock, which will be exchanged for shares of Parent Common Stock pursuant to the Merger Agreement.

E.             As a condition of, and as a material inducement for Parent and the Company to enter into and consummate the transactions contemplated by the Merger Agreement, the Holder has agreed to execute and deliver this Agreement, which shall be effective as of the Closing Date of the Merger.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.             Lock-up.

(a)             Subject to Section 1(b) below, during the Lock-up Period, the Holder agrees that he, she or it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to the Lock-up Shares.

(b)             In furtherance of the foregoing, during the Lock-up Period, Parent will (i) place a stop order on all the Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify Parent’s transfer agent in writing of the stop order and the restrictions on the Lock-up Shares under this Agreement and direct Parent’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c)             For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(d)             The term “Lock-up Period” means the date that is six (6) months after the Closing Date (as defined in the Merger Agreement).

2.             Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of Parent Common Stock, or any economic interest in or derivative of such shares, other than those shares of Parent Common Stock issued pursuant to the Merger Agreement. For purposes of this Agreement, the Merger Consideration Shares beneficially owned by the Holder, together with any other shares of Parent Common Stock, and including any securities convertible into, or exchangeable for, or representing the

Annex A-127

rights to receive Parent Common Stock, if any, acquired during the Lock-up Period are collectively referred to as the “Lock-up Shares,” provided, however, that such Lock-up Shares shall not include shares of Parent Common Stock acquired by such Holder in open market transactions during the Lock-up Period.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer Lock-up Shares in connection with (a) transfers or distributions to the Holder’s direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) or to the estates of any of the foregoing; (b) transfers by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (c) by virtue of the laws of descent and distribution upon death of the Holder; (d) pursuant to a qualified domestic relations order; (e) transfers to Parent’s officers, directors or their affiliates; (f) transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of Parent; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-up Shares subject to this Agreement shall remain subject to this Agreement; (g) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer of Lock-up Shares during the Lock-up Period; (h) transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Parent Common Stock or the vesting of stock-based awards; and (i) transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Parent Common Stock; provided, however, that, in the case of any transfer pursuant to the foregoing (a) through (e) clauses, it shall be a condition to any such transfer that (i) the transferee/donee agrees in writing (a copy of which shall be provided by the Holder to the parties hereto and to Continental Stock and Transfer Company), to be bound by the terms of this Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto; and (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-up Period. The Holder hereby covenants to Parent that the Holder will give notice to Parent of any transfer of Lock-up Shares pursuant to this Section 2 of the Agreement, with such notice given in accordance with Section 5 of this Agreement.

3.             Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party and, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of his/her/its decision to enter into and deliver this Agreement, and such Holder confirms that he/she/it has not relied on the advice of Company, Company’s legal counsel, or any other person.

4.             No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5.             Notices. Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing

Annex A-128

by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a)             If to Company, to:

Set Jet, Inc.
15011 North 75th Street
Scottsdale, Arizona 85260
Attn: Tom Smith, CEO
E-mail: tom@setjet.com

with a required copy (which shall not constitute notice) to:

Snell & Wilmer LLP
One East Washington Street
Suite 2700
Phoenix, Arizona 85004
Attn: Dan Mahoney
E-mail: dmahoney@swlaw.com

and

Snell & Wilmer LLP
350 S Grand Avenue
Suite 3100
Los Angeles, CA 90071
Attn: Joshua Schneiderman
E-mail: jschneiderman@swlaw.com

if to Parent:

Revelstone Capital Acquisition Corp.
14350 Myford Road
Irvine, CA 92606
Attn: Morgan Callagy
E-mail: morgan@revelstonecap.com

with a required copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
Fax: 212.504.3013
E-mail: mnussbaum@loeb.com

(b)             If to the Holder, to the address set forth on the Holder’s signature page hereto.

6.             Termination. This Agreement shall terminate automatically upon, and concurrently with, the Closing or the termination of the Merger Agreement, each in accordance with the terms of the Merger Agreement. In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination.

7.             Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

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8.             Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

9.             Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Company and its successors and assigns.

10.           Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

11.           Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

12.           Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13.           No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14.           Dispute Resolution. Each of Section 11.14 (Waiver of Jury Trial) and 11.15 (Submission to Jurisdiction) of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

15.           Governing Law. Section 11.7 (Governing Law) of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

16.           Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with any provision in the Merger Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

Annex A-130

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PARENT:
REVELSTONE CAPITAL ACQUISITION CORP.
By:
Name:	Morgan Callagy
Title:	Co-Chief Executive Officer
By:
Name:	Daniel Neukomm
Title:	Co-Chief Executive Officer

[Signature Page to Lock-Up Agreement]

Annex A-131

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER:
SANDSTORM LLC
By:
Name:	Thomas P. Smith
Title:	Manager
Address for Notice:

Attention:
Email: tom@setjet.com
with a required copy to (which shall not constitute notice):

Attention:
Email:

[Signature Page to Lock-Up Agreement]

Annex A-132

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER:
THE III TRUST

William R. Smith, III, as Trustee of The III Trust
Address for Notice:

Attention:
Email: trey@setjet.com
with a required copy to (which shall not constitute notice):

Attention:
Email:

[Signature Page to Lock-Up Agreement]

Annex A-133

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER:
JADABR, LLC
By:
Name:	David Jacofsky
Title:	Manager
Address for Notice:

Attention:
Email: david.jacofsky@hopco.com
with a required copy to (which shall not constitute notice):

Attention:
Email:

[Signature Page to Lock-Up Agreement]

Annex A-134

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER:
JETT FAMILY TRUST

Kiki Constantine, as Manager of the JETT Family Trust
Address for Notice:

Attention:
Email:
with a required copy to (which shall not constitute notice):

Attention:
Email:

[Signature Page to Lock-Up Agreement]

Annex A-135

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER:
DJJ TRUST

David Jacofsky, as Trustee of the DJJ Trust
Address for Notice:

Attention:
Email: david.jacofsky@hopco.com
with a required copy to (which shall not constitute notice):

Attention:
Email:

[Signature Page to Lock-Up Agreement]

Annex A-136

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER:
CLEAR WATER AIR LLC
By:
Name:	Steve Reynolds
Title:	Manager
Address for Notice:

Attention:
Email: steve@setjet.com
with a required copy to (which shall not constitute notice):

Attention:
Email:

[Signature Page to Lock-Up Agreement]

Annex A-137

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER:
SAU FAMILY LLC
By:
Name:	Scott Untrecht
Title:	Manager
Address for Notice:

Attention:
Email: scott@setjet.com
with a required copy to (which shall not constitute notice):

Attention:
Email:

[Signature Page to Lock-Up Agreement]

Annex A-138

RESTRICTIVE COVENANTS AGREEMENT

This RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”) is entered by and between Set Jet, Inc., a Nevada corporation (“Company”), and ______________________ (“Employee”) (collectively, the “Parties”).

RECITALS

A.              Company and Employee acknowledge that during the course of Employee’s employment with Company, Employee will possess (or continue to possess), and help Company develop, valuable proprietary information, trade secrets, and other confidential information belonging to Company and will be instrumental to the development and/or maintenance of goodwill with Company’s clients and employees.

B.              Company and Employee acknowledge that such proprietary information, trade secrets, confidential information, and goodwill are valuable assets of Company and Company has a legitimate interest in protecting itself from disclosure or misappropriation of such information and from interference with its goodwill relationships with its clients and employees.

C.              Company and Employee agree that for purposes of protecting Company from disclosure or misappropriation of Company’s proprietary information, trade secrets, and other confidential information and protecting its goodwill relationships with its clients and employees, it shall be a condition to Company’s employment of Employee (or continued employment) that Employee execute and deliver this Agreement.

NOW, THEREFORE, in consideration of Employee’s employment and other mutual covenants set forth herein, the parties agree as follows:

AGREEMENT

1.              At-Will. The employment arrangement between Employee and Company shall be at-will. Either Company or Employee may terminate the relationship at any time, with or without notice, for any or no reason.

2.              Ability to Provide Services. Company is entering into this Agreement with Employee with the understanding that (a) Employee is free to enter into this Agreement with Company; and (b) only Company is entitled to benefit from Employee’s work pursuant to this Agreement. Company has no interest in using any other Person’s patents, copyrights, trade secrets, or trademarks in an unlawful manner. Employee shall not misapply or use proprietary rights that Company has no right to use.

3.              Ownership of Intellectual Property.

(a)              Any Intellectual Property made, conceived, developed, or reduced to practice, or caused to be made, conceived, developed, or reduced to practice, by Employee, alone or in conjunction with others, during the term of Employee’s employment with Company will be deemed to have been made or developed by Employee solely for the benefit of Company, will be held in trust for the exclusive use and benefit of Company, and will be the sole and exclusive property of Company. Employee will not, either during the term of Employee’s employment or at any time after termination of such employment, use or disclose to any third party such non-public Intellectual Property, except as expressly authorized by Company in writing. While employed by Company, Employee is permitted to use Intellectual Property for the benefit of Company, provided such use is reasonably within the scope of Employee’s duties with Company, unless or until such authorization is revoked or rescinded by the President of Company.

(b)              Employee agrees to make prompt and full disclosure to Company or its nominee of all Intellectual Property described in this Section 3. To the extent permitted by applicable law, any Intellectual Property related to the business of Company that is conceived, developed, or reduced to practice by Employee, alone or in conjunction with others, within six (6) months after termination of Employee’s employment with Company is presumed to belong to Company.

(c)              Employee agrees to assign, and does hereby assign, to Company all right, title, and interest in and to any such Intellectual Property, including, without limitation, any “moral” rights which Employee may have therein under any copyright law or other similar law, and further agrees, during the term of Employee’s employment and at any time after termination of such employment, at Company’s request and expense, to review, execute, acknowledge,

Annex A-139

and deliver any and all papers necessary to secure legal protection for Company therefore in any country in the world, including, but not limited to, applications for patents, trademarks, service markets, and copyrights, and to execute any oath or declaration and verify any document in connection with carrying out the terms of this Agreement. In the event Company is unable for any reason whatsoever to secure the signature of Employee to any lawful and necessary documents required, including those necessary for the assignment of, application for, or prosecution of any United States or foreign applications for letters patent or copyright, Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the assignment, prosecution, and issuance of letters patent or copyright thereon with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to Company any and all claims of any nature whatsoever which Employee may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.

(d)              Employee agrees that any copyrights in work produced by Employee during the term of Employee’s employment by Company, which relate to past, present or foreseeable business, products, developments, technology or activities of Company shall be considered a “work for hire” and shall belong solely to Company.

(e)              As used herein, “Intellectual Property” means any and all Inventions, Works of Authorship, trade secrets, trademarks, patents, patentable subject matter irrespective of whether a patent application has been filed, mask works, copyrights, and any other intellectual property conceived, created, developed, discovered, or reduced to practice while Employee is employed by Company, and that (i) relate directly or indirectly to the business of Company or to the actual or demonstrably anticipated research or development of Company, (ii) result from or are suggested by any work assigned to or performed by Employee for Company, or (iii) are used to develop or improve any Company equipment, supplies, facility, product, software, service, or trade secret, whether or not such Intellectual Property is developed entirely on Employee’s own time and with or without use of Company property; “Invention(s)” means any and all discoveries, improvements, ideas, concepts, creative works, and designs, whether or not in writing or reduced to practice, and whether or not they are patentable, including, but not limited to, processes, methods, formulas, and techniques and know-how; and “Works of Authorship” means those works fixed in any tangible medium of expression from which they can be perceived, reproduced, or otherwise communicated, either directly or with the aid of a machine or device, whether or not they are copyrightable.

4.              Covenants.

(a)              Confidentiality of Confidential Information and Trade Secrets.

(i)              Except as provided below, during Employee’s employment with Company, and during the Reasonable Duration thereafter, Employee will (A) hold in trust, keep confidential, and not divulge, furnish, sell, or make accessible to any Person any Confidential Information or Trade Secrets, and (B) use the Confidential Information and Trade Secrets solely for the purpose of performing Employee’s duties of employment and not for Employee’s own benefit or the benefit of any other Person. Employee is not permitted to access any Company information, including but not limited to Confidential Information and Trade Secrets, unless Employee has been authorized and directed to access such information by Company, or Employee has a direct business need to access such information in the furtherance of Employee’s job duties. Employee further agrees to take all reasonable actions to assure proper precautions have been taken to prevent unauthorized access to, the disclosure of, or the loss or destruction of Confidential Information and Trade Secrets.

(ii)              Employee shall be permitted to disclose Confidential Information or Trade Secrets to the extent, but only to the extent, (A) Company provides its express prior written consent to such disclosure; (B) necessary to perform the duties of Employee’s employment; or (C) required by law; provided, that prior to making any disclosure of Confidential Information or Trade Secret (whether pursuant to a deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand, or other similar process), Employee must promptly notify Company of Employee’s intent to make such disclosure, so that Company may seek a protective order or other appropriate remedy and may participate with Employee in determining the amount and type of Confidential Information or Trade Secrets, if any, which must be disclosed in order to comply with applicable law.

Annex A-140

(iii)              Limited Exceptions. There are limited exceptions to the above requirement if Employee is providing information to government agencies—such as the Equal Employment Opportunity Commission, National Labor Relations Board, the Occupational Safety and Health Administration (or its state equivalent), and the Securities and Exchange Commission. This Agreement does not limit Employee’s ability to communicate with any government agencies regarding matters within their jurisdiction or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to Company. Nothing in this Agreement shall prevent Employee from the disclosure of Confidential Information or Trade Secrets that: (A) is made: (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that Employee files a lawsuit alleging retaliation by Company for reporting a suspected violation of law, Employee may disclose Confidential Information or Trade Secrets related to the suspected violation of law or alleged retaliation to Employee’s attorney and use the Confidential Information or Trade Secrets in the court proceeding if Employee or Employee’s attorney: (i) files any document containing Confidential Information or Trade Secrets under seal; and (ii) does not disclose the Confidential Information or Trade Secrets, except pursuant to court order. Company provides this notice in compliance with the Defend Trade Secrets Act of 2016.

(iv)              Promptly after termination of Employee’s employment with Company, or at any time upon request by Company, Employee shall return to Company all Company property, including but not limited to any Confidential Information and Trade Secrets which are in tangible form and which is then in Employee’s possession. Employee further agrees that, at the request of Company, Employee will execute a written statement certifying that Employee has complied with the requirements of this Section 4(a)(iv).

(v)              As used herein;

“Person” means any corporation, partnership, limited liability company, association, organization, group, trust, estate, firm, individual, or other legal entity;

“Confidential Information” means all information concerning or related to the business, operations, financial condition, customers, or prospects of Company that is not known by, or readily available to the public (whether prepared by Company, its advisors or otherwise; regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form), and shall specifically include (without limitation) the following non-public information and documents: (A) Company’s trade secrets, processes, techniques, methods, ideas, and know-how; (B) Company’s specialized or unique technology; pricing; advertising and marketing strategies; financial statements; audit reports; budgets; business methods; and business plans or forecasts; (C) analyses, compilations, forecasts, data and/or market studies, notes, translations, or memoranda or other documents or materials containing, based on, generated or derived from, in whole or in part, any Confidential Information (whether prepared by Company, Employee or a third party); (D) Company’s client preferences and historical services provided to clients; (E) Company’s vendor agreements and pricing; (F) Company’s referral sources and agreements relating thereto; (G) Company’s licenses and licensees, and agreements relating thereto; (H) Company’s methods, procedures, and strategies utilized in identifying prospective clients, referral sources, and suppliers and in soliciting the business thereof, and in marketing, pricing, applying and delivering the products and services of Company; (I) information from Company’s clients that has been designated and/or treated as confidential by such clients and that has been entrusted to Employee and/or Company as confidential; and (J) any third-party manufacturer information that is subject to a non-disclosure agreement between Company and the manufacturer. Confidential Information is confidential regardless of its form, and whether or not it is marked as “confidential” or “proprietary.”

“Confidential Information” will not include information that (I) is or becomes part of the public domain through no fault of Employee; (II) is already known to Employee and has been identified by Employee to Company in writing prior to the commencement of Employee’s employment with Company; or (III) is subsequently lawfully received by Employee from a third party not subject to confidentiality restrictions.

“Reasonable Duration” with regard to the Trade Secrets, means the duration of the obligations and duties under this Agreement shall remain in effect as long as the information constitutes a trade secret under applicable law. With regard to Confidential Information, “Reasonable Duration” means that the

Annex A-141

obligations and duties under this Agreement shall remain in effect so long as Company treats the information as confidential and/or is obligated to treat the information as confidential. In the event something qualifies as both a Trade Secret and Confidential Information, the obligations and duties under this Agreement shall remain in effect for the longer of the period of time the information constitutes a trade secret under applicable law or the period of time Company treats the information as confidential. If Employee has any questions regarding whether any information, document, or other Company property is considered Confidential Information or a Trade Secret, Employee must consult with Company’s President in writing before taking any action that may be in violation of this Agreement.

“Trade Secrets” means information, including a formula, pattern, compilation, program, device, method, technique or process, that: (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets may be developed by Company and/or made known to or acquired by Company from an affiliate, parent company, subsidiary, division, employee, contractor, staff member, officer, board member, manager, agent of Company, third party, or client.

(b)              Anti-Piracy of Company Employees. Employee recognizes that Company’s employees are a valuable resource of Company. Accordingly, Employee agrees that Employee will not, during Employee’s employment with Company and during the Employee Anti-Piracy Term thereafter, either alone or in conjunction with any other Person, directly or indirectly, (i) induce or encourage (or attempt to induce or encourage) any employee of Company to leave the employ of Company, whether for purposes of employing or contracting any such employee in a Competing Business or for any other reason, or (ii) interfere in any way with the relationship between Company and any such employee.

(i)              As used herein:

“Competing Business” means products or services that are the same, similar or otherwise in competition with the products and services that Company is then currently offering (or of which Employee has knowledge, at the time in question, that the Company has plans to offer within twelve (12) months) with which Employee was involved or about which Employee acquired Confidential Information.

“Employee Anti-Piracy Term” means the eighteen (18) month period commencing on the Termination Date; provided, however, that if (and only if) required by a final decision or order of a court of competent jurisdiction in order for the provisions of this Section 4(b) to remain valid and enforceable against Employee, “Employee Anti-Piracy Term” means the twelve (12) month period commencing on the Termination Date.

“Termination Date” means the date on which Employee’s employment with Company is terminated by either Company or Employee, for any reason or no reason.

(c)              Anti-Piracy of Company Clients. Employee recognizes that Company’s Clients are a valuable resource of Company. Accordingly, Employee agrees that Employee will not, during Employee’s employment with Company and during the Client Anti-Piracy Term thereafter, directly or indirectly in any capacity whatsoever, either as an employee, officer, director, equity holder, proprietor, partner, joint venture, consultant, or otherwise (i) call on or solicit any Company Client for purposes of diverting such customer to a Competing Business; or (ii) induce or encourage (or attempt to induce or encourage) any customer, vendor, supplier, licensor, licensee or other Person to cease conducting business with Company; or (iii) in any way interfere with the relationship between any such customer, supplier, licensee or other Person and Company.

(i)              As used herein:

“Company Client(s)” means (i) the actual current clients and customers of Company which Employee alone, or in combination with others, handled, serviced, or solicited at any time during the one (1) year period immediately preceding the Termination Date. In the case of a corporate client, “Company Client” shall, in addition to the corporate client itself, the individual representative of the corporate client and his or her successor or equivalent within the organizational subdivision of the corporate client on behalf of which he or she patronized Company, any organizational subdivision of the corporate client on behalf of which such individual representative has patronized Company, and any organizational subdivision of the corporate client referred to Employee by such individual representative.

Annex A-142

“Client Anti-Piracy Term” means the eighteen (18) month period commencing on the Termination Date; provided, however, that if (and only if) required by a final decision or order of a court of competent jurisdiction in order for the provisions of this Section 4(c) to remain valid and enforceable against Employee, “Client Anti-Piracy Term” means the twelve (12) month period commencing on the Termination Date.

“Competing Business” has the same definition as set forth above in Section 4(b)(i).

5.              Representations, Warranties and Covenants of Employee. Employee hereby represents and warrants to, and covenants with, Company as follows:

(a)              Employee has the full legal right and power and all authority required to enter into and to perform according to the terms of this Agreement. This Agreement is duly and validly executed and delivered by Employee, and constitutes legal, valid and binding obligations of Employee enforceable against Employee in accordance with its terms.

(b)              The execution, delivery and performance of this Agreement by Employee do not and will not (i) conflict with, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement or other instrument or other understanding to which Employee is a party or by which any property or asset of Employee is bound or affected, or (ii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Employee is subject, or by which any property or asset of Employee is bound or affected.

(c)              All work produced by Employee hereunder will be originally created by Employee, and will not (and will not when used by Company for any purpose) infringe, or otherwise violate or misappropriate any patent, copyright, trade secret, trademark or other intellectual property or proprietary right held by any Person. Without the express written permission of Company, Employee will not incorporate into the work produced hereunder any third party product, software, or other materials for which the intellectual property rights are not owned solely by Employee. Employee has not previously granted and will not grant any rights in the work produced hereunder or the Intellectual Property that are inconsistent with the rights granted to Company herein.

6.              Adequate Opportunity To Review; Reasonableness of Covenants. Employee has carefully read and considered this Agreement, including all restrictive covenants, all provisions relating to confidentiality, and all duties imposed upon Employee. Employee acknowledges that Employee understands and has had the opportunity to review this Agreement with counsel of Employee’s own choosing. Employee represents and warrants to Company that (a) all provisions contained in this Agreement are fair, reasonable, and reasonably required for the protection of Company’s business interests, (b) valid consideration has been received therefore, and (c) Employee’s experience and capabilities are such that the provisions of this Agreement will not prevent Employee from earning an adequate livelihood for Employee.

7.              Extension of Time for Breach. If Employee is in breach of any of the provisions of Section 3 or 4 above, then the time periods set forth in such provisions will be extended by the length of time during which Employee is in breach of any of such provisions.

8.              Miscellaneous.

(a)              Recitals. The Recitals are hereby incorporated herein.

(b)              Counterparts; Electronic Signatures. This Agreement may be executed simultaneously in one or more counterparts, but all such counterparts taken together will constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by secure electronic transmission, such as DocuSign, or .pdf signatures delivered via email, will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

(c)              Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior and contemporaneous written and oral agreements, representations and communications between the parties relating to such transactions. This Agreement may be amended, supplemented, or otherwise modified only by a writing signed by both of the parties, and any such amendment shall be effective only to the extent specifically set forth in such writing.

Annex A-143

(d)              Equitable Relief. Employee acknowledges and agrees that Company would be irreparably damaged in the event that any of the provisions of this Agreement are not performed by Employee in accordance with their specific terms or are otherwise breached, and that money damages cannot be easily and fairly quantified at this time and, accordingly, would not be a sufficient remedy for such breach. Employee agrees that Company will be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach, without any requirement to post bond or other security or to prove actual damage or harm. Such remedies shall not be deemed to be the exclusive remedies for any such breach but shall be in addition to all other remedies available at law or in equity.

(e)              Governing Law; Venue; Attorneys’ Fees. Any arbitration agreement applicable to Employee in relation to Employee’s employment with Company shall not be applicable to any violation by Employee of any term of this Agreement. Any violation of this Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Arizona, without giving effect to any conflict of laws rules. The exclusive venue for any dispute arising under or related to this Agreement shall be federal or state courts located in Phoenix, Arizona, and the Parties submit to the personal jurisdiction of such courts. If any lawsuit is brought in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, accounting fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. The phrase “prevailing party” means the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default, judgment, or otherwise.

(f)              Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)              Successors and Assigns. Employee may not assign Employee’s rights or delegate or cause to be assumed Employee’s obligations hereunder without the prior written consent of Company. Any attempted assignment, delegation or assumption not in accordance with this section shall be null and void and of no force or effect whatsoever. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Any successor to Company, whether by merger, sale of all or substantially all of Company’s assets or stock, or otherwise, is an intended third party beneficiary of this Agreement with the same rights to enforce this Agreement as Company.

(h)              Survival. This Agreement shall survive any termination of Employee’s employment with Company.

(i)               Waivers. The due performance or observance by the parties of their respective obligations under this Agreement shall not be waived, and the rights and remedies of the parties hereunder shall not be affected, by any course of dealing or performance or by any delay or failure of any party in exercising any such right or remedy. The due performance or observance by a party of any of its obligations under this Agreement may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver shall be effective only to the extent specifically set forth in such writing.

Annex A-144

IN WITNESS WHEREOF, Employee and Company have approved and executed this Agreement as of the date set forth below.

Set Jet, Inc.
Signature:
Title:
Date:

Annex A-145

Employee:
Signature:
Printed Name:
Date:

Annex A-146

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATION INTO
FOREIGN CORPORATION

Dated: ___________________

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Set Jet, Inc. a Nevada corporation (the “Surviving Corporation”), and the name of the entity being merged into this surviving corporation is Revelstone Capital Merger Sub, Inc., a Delaware corporation (the “Merging Corporation”).

SECOND: The Agreement of Merger (the “Agreement of Merger”) has been approved, adopted, certified, executed and acknowledged by each of the Surviving Corporation and the Merging Corporation pursuant to Title 8, Section 252.

THIRD: The name of the Surviving Corporation is Set Jet, Inc., a Nevada corporation.

FOURTH: The Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective upon the earlier of the filing of (i) this Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) the Articles of Merger with the Secretary of State of the State of Nevada.

SIXTH: The Agreement of Merger is on file at [15011 North 75th Street, Scottsdale, Arizona 85260], the place of business of the Surviving Corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the Surviving Corporation or the Merging Corporation.

EIGHT: The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the Surviving Corporation at [15011 North 75th Street, Scottsdale, Arizona 85260]1.

____________

1       NTD: Address to be confirmed by Set Jet prior to filing.

Annex A-147

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by the undersigned authorized officer on the date set forth above.

SET JET, INC.,
A Nevada corporation
By:
Name:
Title:

Signature Page to Certificate of Merger –
Revelstone Capital Merger Sub, Inc. into Set Jet, Inc.

Annex A-148

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Conversion/Exchange/Merger

NRS 92A.200 and 92A.205

This filing completes the following: ☐ Conversion ☐ Exchange ☒ Merger

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity Information: (Constituent, Acquired or Merging)	Entity Name: Revelstone Capital Merger Sub, Inc. Jurisdiction: Delaware Entity Type*: Corporation *If more than one entity being acquired or merging please attach additional page.*
2. Entity Information: (Resulting, Acquiring or Surviving)	Entity Name: Set Jet, Inc. Jurisdiction: Nevada Entity Type*: Corporation
3. Plan of Conversion, Exchange or Merger: (select one box)	☐ The entire plan of conversion, exchange or merger is attached to these articles. ☒ The complete executed plan of conversion is on file at the registered office or principal place of business of the resulting entity. The entire plan of exchange or merger is on file at the registered office of the acquiring corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the acquiring entity (NRS 92A.200). ☐ The complete executed plan of conversion for the resulting domestic limited partnership is on file at the records office required by NRS 88.330. (Conversion only)
4. Approval: (If more than one entity being acquired or merging please attach additional approval page.)	**Exchange/Merger:** Owner's approval (NRS 92A.200) (options a, b or c must be used for each entity) ☐ A. Owner's approval was not required from the: ☐ Acquired/merging ☐ Acquiring/surviving ☒ B. The plan was approved by the required consent of the owners of: ☒ Acquired/merging ☒ Acquiring/surviving ☐ C. Approval of plan of exchange/merger for Nevada non-profit corporation (NRS 92A.160): Non-profit Corporations only: The plan of exchange/merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation. ☐ Acquired/merging ☐ Acquiring/surviving Revelstone Capital Merger Sub, Inc. Name of acquired/merging entity Set Jet, Inc. Name of acquiring/surviving entity
5. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)

* *corporation, limited partnership, limited-liability limited partnership, limited-liability company or business trust.*

Page 1 of 4
Revised: 12/15/2022

Annex A-149

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Conversion/Exchange/Merger

NRS 92A.200 and 92A.205

This filing completes the following: ☐ Conversion ☐ Exchange ☐ Merger

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

4. Approval Continued: (If more than one entity being acquired or merging please attach additional approval page.)

Exchange/Merger:
Owner's approval (NRS 92A.200) (options a, b or c must be used for each entity)

- ☐ A. Owner's approval was not required from the:
  - ☐ Acquired/merging
  - ☐ Acquiring/surviving
- ☐ B. The plan was approved by the required consent of the owners of:
  - ☐ Acquired/merging
  - ☐ Acquiring/surviving
- ☐ C. Approval of plan of exchange for Nevada non-profit corporation (NRS 92A.160):

  Non-profit Corporations only: The plan of exchange/merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.
  - ☐ Acquired/merging
  - ☐ Acquiring/surviving

Name of acquired/merging entity

Name of acquiring/surviving entity

4. Approval Continued: (If more than one entity being acquired or merging please attach additional approval page.)

Exchange/Merger:
Owner's approval (NRS 92A.200) (options a, b or c must be used for each entity)

- ☐ A. Owner's approval was not required from the:
  - ☐ Acquired/merging
  - ☐ Acquiring/surviving
- ☐ B. The plan was approved by the required consent of the owners of:
  - ☐ Acquired/merging
  - ☐ Acquiring/surviving
- ☐ C. Approval of plan of exchange for Nevada non-profit corporation (NRS 92A.160):

  Non-profit Corporations only: The plan of exchange/merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.
  - ☐ Acquired/merging
  - ☐ Acquiring/surviving

Name of acquired/merging entity

Name of acquiring/surviving entity

** corporation, limited partnership, limited-liability limited partnership, limited-liability company or business trust.*

Page 2 of 4
Revised: 12/15/2022

Annex A-150

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Articles of Conversion/Exchange/Merger

NRS 92A.200 and 91A.205

6.Forwarding Address for Service of Process: (Conversion and Mergers only, if resulting/surviving entity is foreign)	Name: ____ Country: ____ Care of: ____ Address: ____ City: ____ State: ____ Zip/Postal Code: ____
7. Amendment, if any, to the articles or certificate of the surviving entity. (NRS 92A.200): (Merger only) **	
	** Amended and restated articles may be attached as an exhibit or integrated into the articles of merger. Please entitle them "Restated" or "Amended and Restated," accordingly. The form to accompany restated articles prescribed by the secretary of state must accompany the amended and/or restated articles. Pursuant to NRS 92A.180 (merger of subsidiary into parent - Nevada parent owning 90% or more of subsidiary), the articles of merger may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed.
8. Declaration: (Exchange and Merger only)	**Exchange:** ☐ The undersigned declares that a plan of exchange has been adopted by each constituent entity (NRS 92A.200). **Merger:** (Select one box) ☒ The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200). ☐ The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180).
9. Signature Statement: (Required)	☐ **Conversion:** A plan of conversion has been adopted by the constituent entity in compliance with the law of the jurisdiction governing the constituent entity. Signatures - must be signed by: 1. If constituent entity is a Nevada entity: an officer of each Nevada corporation; all general partners of each Nevada limited partnership or limited-liability limited partnership; a manager of each Nevada limited-liability company with managers or one member if there are no managers; a trustee of each Nevada business trust; a managing partner of a Nevada limited-liability partnership (a.k.a. general partnership governed by NRS chapter 87). 2. If constituent entity is a foreign entity: must be signed by the constituent entity in the manner provided by the law governing it. ____ Name of constituent entity

Form will be returned if unsigned.
This form must be accompanied by appropriate fees.

Page 3 of 4
Revised: 12/15/2022

Annex A-151

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Articles of Conversion/Exchange/Merger

NRS 92A.200 and 91A.205

9. Signature Statement Continued: (Required)

☐ **Exchange:**

Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited-liability limited partnership; A manager of each Nevada limited-liability company with managers or a member if there are no Managers; A trustee of each Nevada business trust (NRS 92A.230)

Unless otherwise provided in the certificate of trust or governing instrument of a business trust, an exchange must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the exchange.

The articles of exchange must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

☒ **Merger:**

Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited-liability limited partnership; A manager of each Nevada limited-liability company with managers or one member if there are no managers; A trustee of each Nevada business trust (NRS 92A.230).

The articles of merger must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

10. Signature(s): (Required)

Revelstone Capital Merger Sub, Inc.
Name of acquired/merging entity

X ______________________ President ______
Signature (Exchange/Merger) Title Date

If more than one entity being acquired or merging please attach additional page of informaiton and signatures.

Set Jet, Inc.
Name of acquiring/surviving entity

X ______________________
Signature (Exchange/Merger) Title Date

X ______________________
Signature of Constituent Entity (Conversion) Title Date

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

Form will be returned if unsigned.
This form must be accompanied by appropriate fees.

Page 4 of 4
Revised: 12/15/2022

Annex A-152

EARNOUT ESCROW AGREEMENT

This EARNOUT ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [•], 2023, by and among (i) Set Jet, Inc., a Delaware corporation (f/k/a Revelstone Capital Acquisition Corp.) (“PubCo”), (ii) Revelstone Capital, LLC, a Delaware limited liability company (“Sponsor”), (iii) Thomas P. Smith, solely in its capacity as the representative of the Earnout Recipients (together with any successor appointed in accordance with the Merger Agreement, the “Holder Representative”, and together with PubCo and Sponsor, sometimes referred to individually as a “Party” or collectively as the “Parties”), and (iv) Continental Stock Transfer & Trust Company (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined herein).

WHEREAS, each of Holder Representative, PubCo and Set Jet, Inc., a Nevada corporation, have entered into that certain Merger Agreement dated as of July [•], 2023 (the “Merger Agreement”) pursuant to which the parties thereto have agreed to establish an escrow arrangement for the purposes set forth therein;

WHEREAS, in accordance with Section 3.6 of the Merger Agreement up to 4,500,000 shares of Class A Common Stock of PubCo shall be issued by PubCo to the Earnout Recipients (the “Earnout Shares”);

WHEREAS, the Earnout Shares shall be held in escrow by the Escrow Agent pursuant to the terms of this Agreement (the “Escrow Account”) and shall be released by the Escrow Agent only upon the occurrence of certain milestone events as specifically set forth in this Agreement and pursuant to Section 3.6(a), Section 3.6(b) or Section 3.6(c) of the Merger Agreement;

WHEREAS, pursuant to Section 11.18 of the Merger Agreement, the Holder Representative is appointed as the representative, true and lawful attorney in fact and agent for all of the Earnout Recipients for all purposes set forth therein; and

WHEREAS, the Parties desire to constitute and appoint the Escrow Agent as escrow agent hereunder, and the Escrow Agent is willing to assume and perform the duties and obligations of the escrow agent pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.      Appointment. Each of Holder Representative, acting on behalf of the Earnout Recipients, Sponsor and PubCo hereby appoint the Escrow Agent as their escrow agent to (a) hold in escrow the Earnout Shares and any Escrowed Dividends (as defined herein) received by the Escrow Agent pursuant to Section 2(e) for the Earnout Recipients and (b) to administer and disburse the Earnout Shares and the Escrow Dividends and otherwise for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the express terms and conditions set forth herein.

2.      Deposit, Delivery and Receipt of Earnout Shares; Other Actions.

(a)     At the Closing and immediately prior to the Effective Time, PubCo will issue the Earnout Shares to the Escrow Agent. The Escrow Agent will hold the Earnout Shares in the Escrow Account as a book-entry position with a number of Earnout Shares registered in the name of the Escrow Agent until any such Earnout Shares are to be (i) released to the Earnout Recipients on a pro rata basis as set forth on Exhibit A, or (ii) otherwise forfeited and released to PubCo, in each case, in accordance with the terms of this Agreement and the Merger Agreement.

(b)    When all or any portion of the Earnout Shares are required to be released under the Merger Agreement, the Parties shall deliver joint written instructions to the Escrow Agent in accordance with the security procedures set forth in Section 11 and executed by each of PubCo, Sponsor and the Holder Representative (a “Release Notice”).

(c)     The Escrow Agent does not own or have any interest in the Earnout Shares or any Escrowed Dividends, but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Earnout Shares and any Escrowed Dividends in accordance with the terms and conditions set forth herein.

Annex A-153

(d)    During the term of this Agreement, neither the Escrow Agent, the Earnout Recipients (or any individual Earnout Recipient), nor Holder Representative nor Sponsor nor PubCo shall have the right to exercise any voting rights with respect to any of the Earnout Shares.

(e)     Any dividend or other distributions distributed on any Earnout Shares (collectively the “Escrowed Dividends”) shall be distributed to and held by the Escrow Agent to be held in a bank account and be deposited in a non-interest bearing account to be maintained by the Escrow Agent and deemed part of the escrow hereunder. The Escrow Agent shall disburse the Escrowed Dividends together with and when the Earnout Shares on which such dividend was distributed are released, to the same person or entity to whom such Earnout Shares are released in accordance with the terms of this Agreement. For the avoidance of doubt, any release or distribution of Earnout Shares in accordance with this Agreement shall also be understood to include a distribution of the Escrowed Dividends, if any, with respect to such released Earnout Shares.

(f)      Any cash Escrowed Dividends shall be delivered to the Escrow Agent to be held in a bank account and be deposited in one or more non-interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent at one or more of the banks listed in Schedule 3 hereto (the “Approved Banks”). The deposit of such Escrowed Dividends in any of the Approved Banks shall be deemed to be at the direction of the applicable Party entitled to such Escrowed Dividends (for the avoidance of doubt, when the Earnout Recipients are entitled to such Escrowed Dividends, for purposes hereunder, the “applicable Party” shall be the Holder Representative acting on behalf of the Earnout Recipients). At any time and from time to time, the applicable Party entitled to such Escrowed Dividends may direct the Escrow Agent, by written instruction, (i) to deposit such dividends with a specific Approved Bank, (ii) not to deposit any new dividend amount in any Approved Bank as specified in such written instruction and/or (iii) to withdraw all or any of such dividends that may then be deposited with any Approved Bank specified in such written instruction. With respect to any such written instruction by the applicable Party entitled to the Escrowed Dividends, the Escrow Agent will withdraw such amount specified in such written instruction as soon as reasonably practicable and the Parties acknowledge and agree that such specified amount remains at the sole risk of the Parties prior to and after such withdrawal. Any amount so withdrawn may be reinvested or deposited with any other Approved Bank or any Approved Bank instructed by the applicable Party entitled to the Escrowed Dividends in such written instruction. So long as the Escrow Agent is holding any amount of the cash Escrowed Dividends in accordance with this Agreement and absent investment instructions from the applicable Party in accordance with this Section 2(f) (such amount in respect of which no investment instructions have been received, a “Non-Invested Amount”), the Escrow Agent shall deposit the Non-Invested Amount in a non-interest-bearing account with an Approved Bank and such deposit of the Escrowed Dividend in any of the Approved Banks shall be deemed to be at the direction of the applicable Party entitled to such Escrowed Dividends.

(g)    The Escrow Agent shall have no duty, responsibility or obligation to invest any cash Escrowed Dividends or other funds or cash held by it hereunder other than in accordance with this Section 2.

(h)    The amounts held in custody by the Escrow Agent pursuant to this Agreement are at the sole risk of the Parties and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of the cash Escrowed Dividends which may result from any deposits made pursuant to this Agreement, including any losses resulting from a default by an Approved Bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder. The Parties acknowledge and agree that the Escrow Agent is acting prudently and at their direction when depositing the cash Escrowed Dividends at any Approved Bank, and the Escrow Agent is not required to make any further inquiries in respect of any Approved Bank.

3.      Release Notices.

(a)     The Escrow Agent shall disburse the Earnout Shares only in accordance with the Release Notice. The Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Earnout Shares to be released and the identity of the person to whom they should be released).

(b)    If the Earnout Shares are to be released to the Earnout Recipients (as opposed to a release and forfeiture to PubCo), the specified number of Earnout Shares (and the applicable portion of the Escrowed Dividends) shall be released directly to the Earnout Recipients in accordance with the terms of the Merger Agreement (in which case, the Holder Representative shall specify in the Release Notice the number of Earnout Shares and Escrowed

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Dividends each Earnout Recipient shall receive in connection with such release and the Escrow Agent, which the Holder Representative shall calculate in accordance with the Consideration Spreadsheet pursuant to Section 3.5 of the Merger Agreement, and the Escrow Agent shall have no liability for the accuracy of, or compliance with terms of the Merger Agreement or any other document, of such instructions).

(c)     If the Merger Agreement requires that all or any portion of the Earnout Shares are to be released and forfeited to PubCo, then the Release Notice shall specify the number of Earnout Shares to be released and forfeited to PubCo (and the applicable portion of the Escrowed Dividends).

(d)    In the event an equitable adjustment is required under Section 4(c) below, any Release Notice shall also include reasonably detailed information with respect to such equitable adjustment.

(e)     During the period from the date of this Agreement until the date upon which all of the Earnout Shares have been released, PubCo, Sponsor and the Holder Representative agree to promptly and jointly issue the Release Notice upon the occurrence of an Earnout Trigger, as such events are described in the Merger Agreement (and in accordance with Section 4). For the avoidance of doubt, in the event of a conflict between the terms of this Agreement and the Merger Agreement, then, as between PubCo and the Holder Representative or any subset thereof, the terms of the Merger Agreement shall control and the Parties and the Escrow Agent shall use reasonable best efforts to effect an amendment to this Agreement (including to Section 4 below).

(f)      Within five (5) Business Days following the receipt of any Release Notice and subject to the receipt of required documentation for compliance with applicable anti-money laundering requirements, the Escrow Agent shall release and deliver to the person or persons designated in the applicable Release Notice the number of Earnout Shares set forth in such Release Notice by transfer of the relevant Earnout Shares into the securities accounts designated in such Release Notice.

(g)    The Escrow Agent shall be entitled to rely upon, and be held harmless for such reliance, on any Release Notice for any action taken, suffered or omitted to be taken in good faith by it. The Escrow Agent shall have no obligation to determine whether the Earnout Trigger has occurred or is contemplated to occur under the Merger Agreement, this Agreement (including, without limitation, under Section 4), or any other document.

(h)    For purposes of this Agreement, “Business Day” shall mean any day other than a Friday, Saturday, Sunday or any other day on which commercial banks in Phoenix, Arizona or commercial banks in the location of the Escrow Agent’s offices listed in the Escrow Agent’s notice address in Section 10 are authorized or required by law to close.

4.      Disbursement and Termination.

(a)     Release of Earnout Shares.

(i)     3,500,000 Earnout Shares shall be released and delivered to the Earnout Recipients if the VWAP of Parent’s Common Stock is above $12.50 for any twenty (20) out of thirty (30) consecutive Trading Days during the Earnout Period (the “12.50 Earnout Trigger”);

(ii)    1,000,000 Earnout Shares if the VWAP of Parent’s Common Stock is above $15.00 for any twenty (20) out of thirty (30) consecutive Trading Days during the Earnout Period (together with the 12.50 Earnout Trigger, the “Earnout Triggers” and each an “Earnout Trigger”);

(iii)   for the avoidance of doubt, any Earnout Shares to be released from the Escrow Account shall be distributed and released as PubCo’s Class A Common Stock; and

(iv)   if at any time after the Closing and prior to or on the fifth (5th) anniversary of the Closing Date, there occurs any transaction resulting in a Change in Control, then the Earnout Trigger shall be deemed to have occurred.

(b)    Escrow Termination Date. Within ten (10) Business Days after the date that is the fifth (5th) anniversary of the Closing Date (the “Release Date”), PubCo, Sponsor and Holder Representative shall issue a Release Notice to the Escrow Agent instructing the Escrow Agent to release to PubCo (i) the number of Earnout Shares, if greater than zero, equal to (such amount, the “Remaining Earnout Shares”) (a) the number of Earnout Shares left in escrow less (ii) any Earnout Shares that are subject to release pursuant to Section 4(a)(i) or Section 4(a)(ii) of this Agreement or

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Section 3.6(a), Section 3.6(b) or Section 3.6(c) of the Merger Agreement due to the applicable Trigger Event being timely met (the “Pending Earnout Shares”) and (b) any Escrowed Dividend with respect to the Remaining Earnout Shares. PubCo will, immediately upon receipt of the Remaining Earnout Shares, retire the Remaining Earnout Shares. With respect to any Pending Earnout Shares and any Escrowed Dividend with respect to the Pending Earnout Shares (the “Pending Escrowed Dividend”), the Escrow Agent shall continue to hold such amounts in escrow in accordance with the terms of this Agreement and the Merger Agreement until the Escrow Agent releases such Pending Earnout Shares pursuant to Section 4(a)(i) or Section 4(a)(ii) of this Agreement or Section 3.6(a), Section 3.6(b) or Section 3.6(c) of the Merger Agreement and Pending Escrowed Dividend pursuant to Section 2(e) of this Agreement. Subject to the provisions of this Section 4, this Agreement shall terminate after all of the Earnout Shares and Escrowed Dividends have been released from the Escrow Account.

(c)     Adjustment. The PubCo’s Class A Common Stock price targets set forth in Section 3.6 of the Merger Agreement and the number of PubCo’s Class A Common Stock to be issued and released pursuant to Section 3.6 of the Merger Agreement shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the PubCo Class A Common Stock after the date of this Agreement.

(d)    Records. The Escrow Agent shall keep proper books of record and account in which full and correct entries shall be made of all release activity in the Escrow Account.

5.      Escrow Agent.

(a)     The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall not have any fiduciary, partnership or joint venture relationship with any Party or any other person or entity arising out of or in connection with this Agreement.

(b)    The Escrow Agent shall not be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document among the Parties, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall govern and control in all respects relating to the Escrow Agent, but in every other respect involving the parties and beneficiaries of any such other agreement, the other agreement shall control.

(c)     The Escrow Agent may rely upon, and shall not be liable for acting or refraining from acting upon, any Release Notice or other written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Party, any beneficiary, or other person or entity for refraining from acting upon any Release Notice or other written notice, document, instruction or request furnished to it hereunder setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Earnout Shares, or any portion thereof, unless such Release Notice or other written notice, document, instruction or notice shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11. The Escrow Agent shall not be under any duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any receipt of Earnout Shares which may be due to it or the Escrow Account, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any number or class of Earnout Shares deposited with it hereunder.

(d)    The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s fraud, gross negligence or willful misconduct was the primary cause of any loss to any Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents, and the Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by any such attorney

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or agent in good faith, absent fraud, gross negligence, bad faith or willful misconduct (each as determined by a final, nonappealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute arising under the Merger Agreement (other than with respect to a dispute involving the Escrow Agent) without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.      Succession.

(a)     The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice (pursuant to Section 10) in writing of such resignation to the Parties specifying a date when such resignation shall take effect. By delivery of joint written instructions by the Parties to the Escrow Agent, the Parties shall have the right to terminate their appointment of the Escrow Agent, or successor escrow agent, as Escrow Agent, upon thirty (30) days’ notice to the Escrow Agent. If the Escrow Agent shall resign, be removed or otherwise become incapable of acting, the Parties shall appoint a successor to be the Escrow Agent. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days after giving notice of such removal or following the receipt of the notice of resignation or incapacity, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent within the relevant jurisdiction or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Earnout Shares (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent as jointly instructed in writing by the Parties, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery, the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8 hereunder. The Escrow Agent shall have the right to withhold monies or property in an amount equal to any amount due and then owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent that the Parties are obligated to indemnify or reimburse the Escrow Agent for pursuant to this Agreement in connection with the termination of this Agreement, so long as the Escrow Agent has previously submitted a written invoice in respect thereof to the Parties that the Parties have not paid within 30 days of receipt of such invoice.

(b)    Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further action on the part of any party hereto. The Escrow Agent shall promptly notify the Parties in the event this occurs.

(c)     Every successor escrow agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to the Parties, an instrument in writing accepting such appointment hereunder, and thereupon such successor escrow agent, without any further action, shall become fully vested with all the rights, immunities and powers and shall be subject to all of the duties and obligations, of its predecessor; and every predecessor escrow agent shall deliver all property and moneys held by it hereunder to such successor escrow agent, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8.

7.      Compensation and Reimbursement. PubCo agrees to, other than those incurred in connection with the breach of this Agreement by the Holder Representative, in which event the Holder Representative agrees to (a) pay the Escrow Agent upon execution of this Agreement, and from time to time thereafter, all reasonable compensation for the services to be rendered hereunder by the Escrow Agent as described in Schedule 2 attached hereto, and (b) pay or reimburse the Escrow Agent upon request for all reasonable and documented expenses, disbursements and advances, including, without limitation, reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement.

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8.      Indemnity.

(a)     The Escrow Agent shall be indemnified and held harmless by PubCo and Sponsor, jointly and severally, from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the Nature of Interpleader in any state of federal court located in New York County, State of New York. Notwithstanding the foregoing, and except as provided in Section 7, as between themselves, the Parties agree that any Agent Claims payable hereunder shall be paid (or reimbursed, as applicable): (a) in the case that the Agent Claim is not attributable to actions or inactions of any particular Party, by PubCo; and (b) in the event that the Agent Claim is attributable to the actions or inactions of a certain Party, by such Party (and such Party shall reimburse the other Party, in the event that such other Party(ies) has made indemnification payments under this Section 8(a) in respect of such Agent Claim).

(b)    The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgement, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c)     The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification, for any action take or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(d)    For the avoidance of doubt, this Section 8 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

9.      Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a)     Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain applicable information which is required to confirm the Parties’ identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent for the purposes of this Agreement.

(b)    Certification and Tax Reporting. The Parties have provided, or promptly following the date hereof will provide, the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9. The Escrow Agent shall make such reports to the applicable tax authorities as directed by PubCo and shall have no obligation under this Agreement to make any other reports with respect to taxes. If required by law, the Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities.

10.    Notices. Except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which are specifically governed by Section 11 below), any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or nationally recognized overnight courier service, by

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5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by electronic mail or facsimile, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested, and notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

If to the Holder Representative:

[Name]
[Address]
[Address]
Attention:
E-mail:

With a copy (which shall not constitute notice) to:

[Name]
[Address]
[Address]
Attention:
E-mail:

If to PubCo:

Set Jet, Inc.
15011 North 75th Street
Scottsdale, Arizona 895260
Attn: Tom Smith
E-mail: tom@setjet.com

with a copy (which shall not constitute notice) to:

Snell & Wilmer LLP
One East Washington Street
Suite 2700
Phoenix, Arizona 85004
Attn: Dan Mahoney
E-mail: dmahoney@swlaw.com

and

Snell & Wilmer LLP
350 S Grand Avenue
Suite 3100
Los Angeles, CA 90071
Attn: Joshua Schneiderman
E-mail: jschneiderman@swlaw.com

If to Sponsor

Revelstone Capital, LLC
14350 Myford Rd
Irvine, CA 92606
Attn: Morgan Callagy
E-mail: morgan@revelstonecap.com
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with a copy (which shall not constitute notice) to:

Thomas P. Smith
[Address]
[Address]
Attention:
E-mail:

If to the Escrow Agent:

Continental Stock Transfer & Trust Company
1 State Street
30th Floor
New York, NY 10004-1561
Attention: Account Administration
E-mail: accountadmin@continentalstock.com
Telephone: 212-509-4000

11.    Security Procedures.

(a)     Notwithstanding anything to the contrary as set forth in this Agreement, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Earnout Shares, including but not limited to any such instructions that may otherwise be set forth in a Release Notice or other written notice, document, instruction or request permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Earnout Shares, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number or e-mail address.

(b)    In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic submission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to reach the Holder Representative after a reasonable amount of time, the Escrow Agent is hereby authorized both to receive written instructions from and seek written confirmation of such instructions by any one or more of Sponsor’s or PubCo’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chief Executive Officer and Chief Financial Officer, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer as confirmation on behalf of the Holder Representative.

(c)     Notwithstanding anything to the contrary herein, the Escrow Agent shall only deliver or distribute the Earnout Shares upon receipt of and in accordance with the delivery instructions set forth in the applicable Release Notice.

(d)    The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

12.    Compliance with Court Orders. In the event that any escrow or trust property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order, judgment or decree, it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

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13.    Miscellaneous.

(a)     Amendment. Except for transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the parties hereto.

(b)    Assignment. Neither this Agreement nor any right, obligation or interest hereunder may be assigned in whole or in part by any party hereto, except as provided in Section 6, without the prior written consent of all of the other parties hereto.

(c)     Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to principles of law (including conflicts of law) that will require the application of the laws of any other jurisdiction. Each party to this Agreement irrevocably waives any objection on the grounds of venue, forum non-conveniens, lack of jurisdiction or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court located in the State of New York. The parties to this Agreement further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

(d)    Force Majeure. No party to this Agreement is liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of acts reasonably beyond its control including, without limitation, acts of God, fire, terrorism, disease, pandemic, floods, strikes, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest; provided, that the Escrow Agent shall use commercially reasonable efforts to resume performance as soon as practicable. If any such act occurs, then the Escrow Agent shall give, as promptly as practicable, written notice to the Parties, stating the nature of such act and any action being taken to avoid or minimize its effect.

(e)     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or pdf (including via e-mail). A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature, and will be binding and effective upon such party when a counterpart shall have been signed by each of the parties hereto and delivered to the other parties hereto.

(f)     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable by reason of any applicable law of a jurisdiction, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(g)    Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(h)    Enforcement, Remedies and Compliance. A person or entity who is not a party to this Agreement shall have no right to enforce any term of this Agreement. Each Party represents, warrants and covenants that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

Annex A-161

Except as otherwise expressly provided herein or as between the applicable Parties in the Merger Agreement, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(i)     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(i).

(j)     Publicity. Except as may be required by applicable law (including securities laws), court order, regulatory authority (including a securities authority) or as shall be required or desirable to be presented by a party to any tax authority of such party, none of the parties hereto shall publicly disclose, issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the services to be provided hereunder without obtaining the prior written approval of the other parties hereto, which may be withheld in the other parties’ sole discretion; provided that the Escrow Agent may use PubCo’s name in its customer lists or otherwise as required by applicable law or regulation.

(k)    Successors. All the covenants and provisions of this Agreement by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective permitted successors and assigns hereunder.

(l)     Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only the parties hereto and their respective permitted successors and assigns. No rights shall be granted to any other person or entity by virtue of this Agreement, and there are no third party beneficiaries hereof.

(m)   Survival. Notwithstanding anything to the contrary, all provisions regarding indemnification, liability and limits thereon, compensation and expenses (with respect to any fees or expenses payable in respect of the period preceding the termination or expiry of this Agreement) and confidentiality shall survive the termination or expiration of this Agreement. For the avoidance of doubt, Section 6, Section 7 (with respect to any outstanding fees or expenses payable in respect of the period preceding the termination or expiry of this Agreement), Section 8, and Section 13 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

(n)    Merger of Agreement. This Agreement together with the Merger Agreement constitutes the entire agreement between the parties hereto related to the Earnout Shares and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(o)    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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Annex A-162

IN WITNESS WHEREOF, the parties hereto have executed this Earnout Escrow Agreement as of the date set forth above.

SET JET, INC., a Delaware corporation
By:
Name:
Title:
REVELSTONE CAPITAL, LLC, a Delaware limited liability company
By:
Name:
Title:
Thomas P. Smith, solely in its capacity as the Holder Representative
By:
Name:
Title:
Continental Stock Transfer & Trust Company
By:
Name:
Title:

Signature page to Earnout Escrow Agreement

Annex A-163

Schedule 1
Security Procedures

Annex A-164

Schedule 2
Compensation and Reimbursement

Annex A-165

Schedule 3
Approved Banks

Annex A-166

Exhibit A
Earnout Shares

Annex A-167

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
REVELSTONE CAPITAL ACQUISITION CORP.

Revelstone Capital Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

ONE:         The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 5, 2021, under the name “Revelstone Capital Acquisition Corp.” (the “Original Certificate”). The Original Certificate was amended and restated by the amended and restated certificate of incorporation of the Corporation filed with the office of the Secretary of State of the State of Delaware on May 24, 2021 (the “Amended and Restated Certificate”). The Amended and Restated Certificate was amended and restated by the second amended and restated certificate of incorporation of the Corporation filed with the office of the Secretary of State of the State of Delaware on December 16, 2021, as amended by the certificate of amendment to the certificate of incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 21, 2021 and as amended by the certificate of amendment to the certificate of incorporation filed with the Secretary of the State of Delaware on [•], 20231 (the “Second Amended and Restated Certificate”).

TWO:        This third amended and restated certificate of incorporation of the Corporation (the “Third Amended and Restated Certificate”), which both restates and further amends the provisions of the Second Amended and Restated Certificate, has been duly adopted by the Board of Directors (the “Board of Directors”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

THREE:   Effective as of [•], 2023, the text of the Second Amended and Restated Certificate of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Set Jet, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 3411 Silverside Road, Tatnall Building, #104, Wilmington, County of New Castle, State of Delaware, 19810. The name of its registered agent in the State of Delaware at such address is Corporate Creations Network Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

____________

1        NTD: The date to be inserted here is the date of the amendment to be filed in connection with extending the business combination consummation date.

Annex A-168

ARTICLE IV

CAPITAL STOCK

Section 4.1     Authorized Shares. This Corporation is authorized to issue [•] shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), and [•] shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2     Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate class vote of the holders of the Preferred Stock, or any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation (as defined below).

Section 4.3     Rights of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Section 4.4     Rights of Common Stock. Except as shall otherwise be stated herein or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock.

(a)     Voting Rights. Except as otherwise provided herein or required by law, each holder of Common Stock shall be entitled to one vote for each such share on any matter that is submitted to a vote of stockholders and shall otherwise have the rights conferred by applicable law in respect of such shares.

(b)     Dividends. Subject to the rights of each series of the Preferred Stock, dividends, or other distributions in cash, securities or other property of the Corporation may be declared and paid or set apart for payment upon the Common Stock by the Board of Directors from time to time out of any assets or funds of the Corporation legally available for the payment of dividends, and all holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

(c)     Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled in preference to the Common Stock in accordance with the terms of any outstanding Preferred Stock and applicable law, the remaining net assets and funds of the Corporation shall be distributed pro rata to the holders of the Common Stock and the holders of any Preferred Stock, but only to the extent that the holders of any Preferred Stock shall be entitled to participate in such distributions in accordance with the terms of any outstanding Preferred Stock or applicable law. A consolidation or merger of the Corporation with or into another corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, or any combination thereof, of all or substantially all of the assets of the Corporation shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4(c) of this ARTICLE IV.

(d)     No Pre-Emptive Rights. No holder of Common Stock shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration, or by way of dividend.

Annex A-169

ARTICLE V

BOARD OF DIRECTORS

Section 5.1     Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Third Amended and Restated Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 5.2     Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

Section 5.3     Election of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot. The vote required for election of a director by the stockholders at a meeting of stockholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election. For purposes of this ARTICLE V, Section 3, (a) a “contested election” means that as of the record date for the meeting at which the election is held, there are more nominees for election than positions on the Board of Directors and (b) a “majority of the votes cast” means that the number of votes cast in favor of the election of a director exceeds the number of votes cast against the election of that director.

Section 5.4     Term of Office of Directors. The directors shall be elected or appointed for a term of office continuing until the next annual meeting of stockholders of the Corporation. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. Any director may resign at any time upon notice to the Corporation given in writing by any electronic transmission permitted in the Bylaws or in accordance with applicable law.

Section 5.5     Removal of Directors. Any director may be removed from office with or without cause by the stockholders of the Corporation by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.6     Vacancies. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors shall be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders of the Corporation and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

AMENDMENT OF THE GOVERNING DOCUMENTS

Section 6.1     Amendment of the Certificate of Incorporation. Except as expressly provided herein, the Corporation reserves the right to amend or repeal any provision contained in this Third Amended and Restated Certificate, or any amendment thereto, in the manner now or hereafter provided by statute, and any and all rights conferred upon the stockholders herein is subject to this reservation.

Section 6.2     Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Bylaws. The Bylaws may also be adopted, amended or repealed by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote upon such adoption, amendment or repeal, voting as a single class. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Annex A-170

ARTICLE VII

STOCKHOLDER ACTION

Section 7.1     No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

Section 7.2     Special Meetings. Special meetings of stockholders may be called only by (a) the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office; (b) the Chairman of the Board of Directors; (c) the Chief Executive Officer of the Corporation; or (d) the Secretary of the Corporation at the request of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote.

Section 7.3     No Stockholder Action by Written Consent Without a Meeting. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE VIII

LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

Section 8.1     Director Exculpation. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended, after approval by the stockholders of this ARTICLE VIII, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 8.2     Indemnification. To the fullest extent permitted by the applicable laws of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation (including whether to procure a judgment in its favor) or otherwise, whether civil, criminal, administrative, legislative, investigative or other nature and including any and all appeals (collectively, each a “Proceeding”) by reason of the fact that such person is or was a director or officer of the Corporation, or while a director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”), against all liability and loss suffered and expenses, including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, damages, claims, penalties and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with such Proceeding. Expenses (including attorneys’) fees incurred by an indemnitee in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor and an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that the indemnitee is not entitled to be indemnified under this ARTICLE VIII, Section 2 or otherwise. The rights to indemnification and advancement of expenses conferred by this ARTICLE VIII, Section 2 shall be contractual rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this ARTICLE VIII, Section 2, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors. The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VIII, Section 2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Amended and Restate Certificate as it may be further amended from time to time, the Bylaws or any statute, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

Annex A-171

Section 8.3     Vested Rights. Any repeal or amendment of this ARTICLE VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this ARTICLE VIII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.4     No Limitation. This ARTICLE VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Third Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (iv) any action to interpret, apply, enforce or determine the validity of any provisions of this Third Amended and Restated Certificate or the Bylaws, or (v) any other action asserting a claim against the Corporation governed by the internal affairs doctrine and (b) notwithstanding anything to the contrary herein, the federal district court for the District of Delaware (or, in the event such court does not have jurisdiction, the federal district courts of the United States) shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than the applicable courts specified in the immediately preceding sentence (a “Foreign Action”) in the name of any stockholder, such stockholder shall, to the fullest extent permitted by applicable law, be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce clause (a) the preceding sentence, (y) the personal jurisdiction of the federal district courts of the United States in connection with any action brought in any such court to enforce clause (b) the preceding sentence, and (z) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. This provision will not apply to claims arising under the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE IX.

ARTICLE X

MISCELLANEOUS

If any provision of this Third Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Third Amended and Restated Certificate, and the court shall replace such illegal, void or unenforceable provision of this Third Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Third Amended and Restated Certificate shall be enforceable in accordance with its terms.

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Annex A-172

IN WITNESS WHEREOF, this Third Amended and Restated Certificate has been executed by a duly authorized officer of this Corporation on this ___day of [•], 2023.

By:
Name:
Title:

Signature Page - Third Amended and Restated Certificate of Incorporation

Annex A-173

AMENDED AND RESTATED BYLAWS OF SET JET, INC.

(Effective as of [•], 2023)

ARTICLE 1

CORPORATE OFFICES

Section 1.1            Registered Office. The registered office of Set Jet, Inc. (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation. References in these bylaws to the certificate of incorporation, as the same shall be amended and/or restated from time to time (the “Certificate”), shall include the terms of any certificate of designations of any series of preferred stock.

Section 1.2            Other Offices. The Corporation also may have offices at such other places, both within and without the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

Section 2.1            Time and Place of Meetings. Meetings of stockholders shall be held at any time and place, within or without the State of Delaware, designated by the Board. In the absence of any such designation, stockholders’ meetings shall be held at the Corporation’s principal executive office.

Section 2.2            Annual Meeting. The annual meeting of stockholders shall be held on such date, at such time and at such place within or without the State of Delaware as shall be designated from time to time by the Board and stated in the Corporation’s notice of the meeting. At the annual meeting, directors shall be elected and any other business properly brought before the meeting may be transacted.

Section 2.3            Special Meeting.

(i)            A special meeting of the stockholders, other than those required by statute, may be called at any time only in the manner provided in the Certificate. The Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(ii)           The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been set forth in the notice of such meeting. Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board may be held.

Section 2.4            Advance Notice Procedures.

(i)            Advance Notice of Stockholder Business. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto) or proxy materials with respect to such meeting, (B) by or at the direction of the Board (or any authorized committee thereof), or (C) by a stockholder of the Corporation who (1) is a stockholder of record at the time of the giving of the notice required by Sections 2.4(i)-(iii) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the procedures set forth in Sections 2.4(i)-(iii). In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations) (the “1934 Act”), and included in the notice of meeting given by or at the direction of the Board, for the avoidance of doubt, clause (C) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.

(a)             For business to be properly brought before an annual meeting by a stockholder pursuant to clause Section 2.4(i)(C) above, a stockholder’s notice must set forth all information required under this Section 2.4(i) and must be received by the Secretary of the Corporation at the principal executive offices of the

Annex A-174

Corporation not later than the 90th day nor earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be received by the Secretary of the Corporation not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which a Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described in this Section 2.4(i)(a). “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

(b)            To be in proper written form, a stockholder’s notice to the Secretary of the Corporation must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (3) the class or series and number of shares of the Corporation that are held of record or are beneficially owned, directly or indirectly, by the stockholder or any Stockholder Associated Person and any Derivative Instruments (as defined below) held or beneficially owned, directly or indirectly, by the stockholder or any Stockholder Associated Person, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, (5) any proxy, contract, arrangement, understanding or relationship pursuant to which the stockholder or a Stockholder Associated Person has a right to vote any shares of any security of the Corporation, (6) any rights to dividends on the shares of the Corporation beneficially owned by the stockholder or a Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (7) any performance-related fees (other than asset-based fees) that the stockholder or a Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, (8) any material interest of the stockholder or a Stockholder Associated Person in such business and (9) a statement whether such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (9), a “Business Solicitation Statement”). In addition, to be in proper written form, a stockholder’s notice to the Secretary of the Corporation must be supplemented not later than ten days following the record date for notice of the meeting to disclose the information contained in clauses (3) through (7) above as of the record date for notice of the meeting. For purposes of this Section 2.4, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii). For purposes of this Section 2.4, a “Derivative Instrument” shall mean any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of capital stock of the Corporation or otherwise.

(c)             Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.4(i) and, if applicable, Section 2.4(ii). In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein

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not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions prescribed by these bylaws, and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.

(ii)           Advance Notice of Director Nominations at Annual Meetings. Notwithstanding anything in these bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.4(ii) shall be eligible for election or re-election as directors at an annual meeting of stockholders. Nominations of persons for election or re-election to the Board shall be made at an annual meeting of stockholders only (A) by or at the direction of the Board or (B) by a stockholder of the Corporation who (1) was a stockholder of record at the time of the giving of the notice required by this Section 2.4(ii) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has complied with the notice procedures set forth in this Section 2.4(ii). In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

(a)             To comply with clause (B) of Section 2.4(ii) above, a nomination to be made by a stockholder must set forth all information required under this Section 2.4(ii) and must be received by the Secretary of the Corporation at the principal executive offices of the Corporation at the time set forth in, and in accordance with Section 2.4(i)(a).

(b)            To be in proper written form, such stockholder’s notice to the Secretary must set forth:

(1)         as to each person (a “nominee”) whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class or series and number of shares of the Corporation that are held of record or are beneficially owned, directly or indirectly, by the nominee and any Derivative Instruments held or beneficially held of record or are beneficially owned, directly or indirectly, by the nominee, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (E) any proxy, contract, arrangement, understanding or relationship pursuant to which the nominee has a right to vote any shares of any security of the Corporation, (F) any rights to dividends on the shares of the Corporation beneficially owned by the nominee that are separated or separable from the underlying shares of the Corporation, (G) any performance-related fees (other than asset-based fees) that the nominee is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, (H) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (I) a written statement executed by the nominee acknowledging that as a director of the Corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the Corporation and its stockholders and (J) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or re-elected, as the case may be); and

(2)         as to such stockholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (7) of Section 2.4(i)(b) above, and the supplement referenced in the second sentence of Section 2.4(i)(b) above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), and (B) a statement whether such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of a number of the Corporation’s voting shares reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect or re-elect such nominee(s) (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).

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(c)            At the request of the Board, any person nominated by a stockholder for election or re-election as a director must furnish to the Secretary of the Corporation (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given, (2) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five business days of such written request), (3) such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director or audit committee financial expert of the Corporation under applicable laws, securities exchange rules or regulations, or any publicly-disclosed corporate governance guideline or committee charter of the Corporation and (4) such information that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. In the absence of the furnishing of such information if requested, such stockholder’s nomination shall not be considered in proper form pursuant to this Section 2.4(ii).

(d)            No person shall be eligible for election or re-election as a director of the Corporation at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.4(ii). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.

(iii)          Other Requirements and Rights. In addition to the foregoing provisions of this Section 2.4, a stockholder must also comply with all applicable requirements of state law and of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of:

(i)          a stockholder to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act; or

(ii)         the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act.

Section 2.5            Notice of Stockholders’ Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the General Corporation Law of the State of the Delaware (the “DGCL”), the Certificate or these bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Section 2.6            Quorum. The holders of a majority of the aggregate voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, except as otherwise required by the DGCL, the Certificate or these bylaws. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum (as to such class or series) entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the Certificate or these bylaws. Abstentions and non-votes by brokers are counted as present for purposes of determining a quorum.

If a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the holders of a majority of the shares entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

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Section 2.7            Adjourned Meeting; Notice. When a meeting is adjourned to another time and/or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or a new record date for stockholders entitled to vote is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.8            Conduct of Business. The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business. The chairperson of any meeting of stockholders shall be designated by the Board; in the absence of such designation, the Chairman of the Board, if any, the Chief Executive Officer (in the absence of the chairperson) or the President (in the absence of the Chairman of the Board and the Chief Executive Officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting.

Section 2.9            Voting.

(i)            Voting Rights. Except as may be otherwise provided by law, the Certificate or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights.

(ii)           Vote Required. Except as otherwise required by law, the Certificate or these bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the Certificate or these bylaws, the vote required for election of a director by the stockholders at a meeting of stockholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election. For purposes of Section 2.9(ii), (i) a “contested election” means that as of the record date for the meeting at which the election is held, there are more nominees for election than positions on the Board of Directors and (ii) a “majority of the votes cast” means that the number of votes cast in favor of the election of a director exceeds the number of votes cast against the election of that director.

(iii)          Abstentions and Broker Non-Votes. In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter will not be treated as a vote cast. A non-vote by a broker will be counted for purposes of determining a quorum but not for purposes of determining the number of votes cast.

Section 2.10          No Stockholder Action by Written Consent Without a Meeting. Subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 2.11           Record Dates.

(i)            In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting.

(ii)           In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted,

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and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 2.12          Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission permitted by law, which results in a writing from such stockholder or by his attorney and delivered to the Secretary of the meeting.

Section 2.13          List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. The stockholder list shall be arranged in alphabetical order and show the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting (i) at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or (ii) during ordinary business hours at the Corporation’s principal place of business.

ARTICLE 3

DIRECTORS

Section 3.1            Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided in the DGCL or the Certificate.

Section 3.2            Board Size. The Board shall consist of no less than 3 members and no more than 5 members, each of whom shall be a natural person. The number of directors shall be determined from time to time solely by resolution of the Board in accordance with the provisions of the Certificate. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Section 3.3            Election, Qualification and Term of Office of Directors. Except as provided in Section 3.4, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. Directors need not be stockholders unless so required by the Certificate or these bylaws. The Certificate or these bylaws may prescribe other qualifications for directors.

Section 3.4            Removal of Directors. Any director may be removed from office by the stockholders of the Corporation only for cause by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 3.5            Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Acceptance of such resignation shall not be necessary to make it effective.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office.

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Section 3.6            Place of Meetings; Meetings by Telephone. The Board may hold meetings, both regular and special, either within or without the State of Delaware. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.7            Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

Section 3.8            Special Meetings; Notice. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the authorized number of directors, at such times and places as he or she or they shall designate. Notice of special meetings of the Board shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board.

Section 3.9            Quorum; Voting. At all meetings of the Board, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate or these bylaws.

Section 3.10          Board Action by Written Consent Without a Meeting. Unless otherwise restricted by the Certificate or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.

Section 3.11          Fees and Compensation of Directors. Unless otherwise restricted by the Certificate or these bylaws, the Board shall have the authority to fix the compensation of directors.

ARTICLE 4

COMMITTEES

Section 4.1            Committees of Directors. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

Section 4.2            Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

Section 4.3            Meetings and Action of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(a)         Section 3.6 (place of meetings and meetings by telephone);

(b)         Section 3.7 (regular meetings);

(c)         Section 3.8 (special meetings; notice);

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(d)         Section 3.9 (quorum; voting);

(e)         Section 3.10 (action without a meeting); and

(f)          Section 7.5 (waiver of notice)

(g)         with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i)          the time of regular meetings of committees may be determined by resolution of the committee; and

(ii)         special meetings of committees may also be called by resolution of the committee.

The Board may adopt rules for the governance of any committee not inconsistent with the provisions of these bylaws.

Section 4.4            Subcommittees. Unless otherwise provided under applicable law, or in the Certificate, these bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE 5

OFFICERS

Section 5.1            Officers. The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President, one or more Executive Vice President or Vice Presidents, a Chief Operating Officer, a Chief Financial Officer, a Secretary and a Treasurer and such other officers and assistant officers as may be deemed necessary or desirable by the Board. Any number of offices may be held by the same person. In its discretion, the Board may choose not to fill any office for any period as it may deem advisable; provided, however, that there shall always be (i) a Chairman of the Board, a President or a Vice President and (ii) a Treasurer, a Secretary, an Assistant Treasurer or an Assistant Secretary.

Section 5.2            Appointment of Officers. The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3, subject to the rights, if any, of an officer under any contract of employment. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Article V for the regular election to such office.

Section 5.3            Subordinate Officers. The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

Section 5.4            Removal and Resignation of Officers. Any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board. Any officer may resign at any time by giving written or electronic notice to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.5            Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board as provided in Section 5.2 and Section 5.3.

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Section 5.6            Representation of Shares of Other Corporations. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Secretary or Assistant Secretary of this Corporation, or any other person authorized by the Board, the Chairman of the Board, the Chief Executive Officer, the President or a Vice President, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 5.7            Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Section 5.8            The Chairman of the Board. The Chairman of the Board shall have the powers and duties customarily and usually associated with the office of the Chairman of the Board. The Chairman of the Board shall preside at meetings of the stockholders and of the Board.

Section 5.9            The Chief Executive Officer. The Chief Executive Officer shall have, subject to the supervision, direction and control of the Board, ultimate authority for decisions relating to the supervision, direction and management of the affairs and the business of the Corporation customarily and usually associated with the position of Chief Executive Officer, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation. If at any time the office of the Chairman and Vice Chairman of the Board shall not be filled, or in the event of the temporary absence or disability of the Chairman of the Board and the Vice Chairman of the Board, the Chief Executive Officer shall perform the duties and exercise the powers of the Chairman of the Board unless otherwise determined by the Board.

Section 5.10          The President. The President shall have, subject to the supervision, direction and control of the Board, the general powers and duties of supervision, direction and management of the affairs and business of the Corporation customarily and usually associated with the position of President. The President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board, the Chairman of the Board or the Chief Executive Officer. In the event of the absence or disability of the Chief Executive Officer, the President shall perform the duties and exercise the powers of the Chief Executive Officer unless otherwise determined by the Board.

Section 5.11          The Chief Operating Officer. The Chief Operating Officer of the Corporation shall have, subject to the supervision, direction and control of the Board, the Chairman of the Board, the Chief Executive Officer and the President, general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board are carried into effect. The Chief Operating Officer shall have such other powers and perform such duties as may from time be assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer or the President.

Section 5.12          The Vice Presidents and Assistant Vice Presidents. Each Vice President and Assistant Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer or the President.

Section 5.13          The Secretary and Assistant Secretaries.

(i)            The Secretary shall attend meetings of the Board and meetings of the stockholders and record all votes and minutes of all such proceedings in a book or books kept for such purpose. The Secretary shall have all such further powers and duties as are customarily and usually associated with the position of Secretary or as may from time to time be assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer or the President.

(ii)           Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant secretaries in the order determined by the Board) shall perform the duties and exercise the powers of the Secretary.

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Section 5.14          The Chief Financial Officer, the Treasurer and Assistant Treasurers.

(i)            The Chief Financial Officer shall be responsible for maintaining the Corporation’s accounting records and statements, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Chief Financial Officer shall also maintain adequate records of all assets, liabilities and transactions of the Corporation and shall assure that adequate audits thereof are currently and regularly made. The Chief Financial Officer shall have all such further powers and perform all such further duties as are customarily and usually associated with the position of Chief Financial Officer, or as may from time to time be assigned to him or her by the Board, the Chairman, the Chief Executive Officer or the President. Unless a Treasurer has been appointed separately in accordance with Section 5.2 or Section 5.3, the Chief Financial Officer shall also perform the duties of Treasurer prescribed in paragraph (ii) below.

(ii)           The Treasurer shall have custody of the Corporation’s funds and securities, shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by any duly authorized officer of the Corporation, and shall have such further powers and perform such further duties as may from time to time be assigned to him or her by the Board, the Chief Executive Officer, or the President.

(iii)          Each Assistant Treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer.

ARTICLE 6

STOCK

Section 6.1            Stock Certificates; Uncertificated Shares. The shares of the Corporation may be represented by certificated or uncertificated shares, as determined by the Corporation in accordance with applicable law. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman of the Board or Vice Chairman of the Board, or the President or a Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

Section 6.2            Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 151(f), 156, 202(a) or 218(a) of the DGCL, or with respect to this Section 6.2, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

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Section 6.3            Lost, Stolen or Destroyed Certificates. Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 6.4            Dividends. The Board, subject to any restrictions contained in the Certificate or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate.

Section 6.5            Transfer of Stock. Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer; provided, however, that such succession, assignment or authority to transfer is not prohibited by the Certificate, these bylaws, applicable law or contract.

Section 6.6            Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 6.7            Registered Stockholders. The Corporation:

(i)            shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii)           shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii)          shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE 7

MANNER OF GIVING NOTICE AND WAIVER

Section 7.1            Notice of Stockholders’ Meetings. Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the Corporation’s records. An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.2            Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate or these bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i)            the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii)           such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

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Any notice given pursuant to the preceding paragraph shall be deemed given:

(iii)          if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(iv)          if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(v)           if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(vi)          if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 7.3            Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the Certificate or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

Section 7.4            Notice to Person with Whom Communication Is Unlawful. Whenever notice is required to be given under the DGCL, the Certificate or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Section 7.5            Waiver of Notice. Whenever notice is required to be given to stockholders, directors or other persons under any provision of the DGCL, the Certificate or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or the Board, as the case may be, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate or these bylaws.

ARTICLE 8

INDEMNIFICATION

Section 8.1            Indemnification of Directors and Officers in Third Party Proceedings. Subject to the other provisions of this Article VIII, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether civil, criminal, administrative, legislative, investigative or other nature and including any and all appeals (collectively, each a “Proceeding”) (other than an action by or in the right of the Corporation to procure a judgement

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in its favor) by reason of the fact that such person is or was a director or officer of the Corporation, or while a director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses, including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, damages, claims, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 8.2            Indemnification of Directors and Officers in Actions by or in the Right of the Corporation. Subject to the other provisions of this Article VIII, the Corporation shall indemnity, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Corporation to procure a judgement in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all liability and loss suffered and expenses, including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, damages, claims, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 8.3            Successful Defense. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith to the extent not already advanced pursuant to Section 8.5.

Section 8.4            Indemnification of Others. Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law. The Board shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the Board determines.

Section 8.5            Advanced Payment of Expenses. Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation, and expenses (including attorneys’ fees) incurred by the Corporation’s employees and agents in defending any Proceeding shall be paid by the Corporation, in advance of the final disposition of such Proceeding upon receipt of a written request therefor and an undertaking, by or on behalf of the person, to repay such amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that such person is not entitled to be indemnified under this Article VIII or the DGCL. The right to advancement of expenses shall not apply if a determination is reasonably made that the facts known at the time such determination is made demonstrate clearly and convincingly that officer, director, employee or agent, as applicable, acted in bad faith or in a manner that such person did not reasonably believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that such person had reasonable cause to believe his or her conduct was unlawful. Such determination shall be made: (i) by the Board by a majority vote of directors who are not parties to such proceeding, whether or not such majority constitutes a quorum; (ii) by a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board, a copy of which shall be delivered to the officer, director, employee or agent, as applicable.

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Section 8.6            Limitation on Indemnification. Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(i)            for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii)           for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii)          for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv)          initiated by such person (and not by way of defense), unless (a) the Board authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under this Section 8.6, or (d) otherwise required by applicable law; or

(v)           if prohibited by applicable law; provided, however, that if any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 8.7            Determination; Claim. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

Section 8.8            Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

Section 8.9            Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

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Section 8.10          Survival. Notwithstanding anything to the contrary, the rights to indemnification and advancement of expenses conferred by this Article VIII shall be contract rights and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.11          Effect Of Repeal Or Modification. Any amendment, alteration or repeal of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

Section 8.12          Certain Definitions. For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

ARTICLE 9

GENERAL MATTERS

Section 9.1            Execution of Corporate Contracts and Instruments. Except as otherwise provided by law, the Certificate or these bylaws, the Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 9.2            Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

Section 9.3            Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 9.4            Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both an entity and a natural person.

ARTICLE 10

AMENDMENTS

The Board is expressly authorized to adopt, alter, amend or repeal these bylaws. The affirmative vote of at least a majority of Board then in office shall be required in order for the Board to adopt, amend, alter or repeal these bylaws. The bylaws may also be adopted, amended or repealed by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote upon such adoption, amendment or repeal, voting as a single class.

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SET JET, INC.
OMNIBUS EQUITY INCENTIVE PLAN

ARTICLE 1
ESTABLISHMENT; PURPOSE; GLOSSARY

1.1              ESTABLISHMENT. Set Jet, Inc., a Delaware corporation (the “Company”), hereby establishes the Set Jet, Inc. Omnibus Equity Incentive Plan (the “Plan”).

1.2              PURPOSE. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interest of the Participants to those of the Company’s shareholders by providing the Participants with an incentive for outstanding performance. To further these objectives, the Plan provides for the award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Grants, Stock Units, Performance Shares and Performance Units.

1.3              GLOSSARY. Defined terms used in this Plan are set forth in the attached Glossary, which is incorporated into and made part of this Plan.

ARTICLE 2
EFFECTIVE DATE; EXPIRATION DATE

2.1              EFFECTIVE DATE. The Plan shall become effective on the date on which the transactions contemplated by that certain Merger Agreement, by and among Set Jet, Inc., a Nevada corporation, Revelstone Capital Acquisition Corp., a Delaware corporation (“Revelstone”), and certain other parties, dated as of [date], as amended from time to time (the “Merger Agreement”) become effective (the “Effective Date”).

2.2              EXPIRATION DATE. Unless sooner terminated pursuant to Section 14.1, the Plan will expire on, and no Award may be granted under the Plan after, the tenth (10th) anniversary of the Effective Date. Any Awards that are outstanding on the tenth (10th) anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 3
ADMINISTRATION

3.1              COMMITTEE; ACTION BY THE COMMITTEE. The Plan shall be administered by the Committee or, with respect to individuals who are Non-Employee Directors, the Board. All references in the Plan to the “Committee” shall refer to the Committee or Board, as applicable. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all of the members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee.

3.2              AUTHORITY OF COMMITTEE. The Committee has the power and authority to take the following actions: (a) designate Participants to receive Awards; (b) determine the type or types of Awards and the time or times when Awards are to be granted to each Participant; (c) determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate; (d) determine the terms and conditions of any Award, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of restrictions or limitations, and accelerations or waivers thereof, based in each case on such considerations as the Committee determines; (e) determine whether, to what extent, and in what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or whether an Award may be cancelled, forfeited, exchanged or surrendered; (f) prescribe the form of each Award Agreement, which need not be identical for each Participant; (g) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; (h) amend or modify any outstanding Award to the extent the terms of such Award are within the power and authority of the Committee as provided under the Plan; (i) interpret the terms of, and determine any matter arising pursuant to, the Plan or any Award Agreement including, without limitation, correcting any defects or supplying any omissions or reconciling any inconsistency in the Plan or any Award Agreement; and (j) make all other decisions or determinations that may be required pursuant to the Plan or an Award Agreement as the Committee deems necessary or advisable to administer the Plan.

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3.3              DECISIONS BINDING. The Committee’s interpretation of the Plan or any Award Agreement and all decisions and determinations by the Committee with respect to the Plan and any Award are final, binding, and conclusive on all parties. All authority of the Board and the Committee with respect to Awards issued pursuant to this Plan, including the authority to amend outstanding Awards, shall continue after the Expiration Date so long as any Award remains outstanding. Any action authorized to be taken by the Committee pursuant to the Plan may be taken or not taken by the Committee in the exercise of its discretion as long as such action or decision not to act is not inconsistent with a provision of this Plan.

3.4              DELEGATION TO CEO. The Committee may, in its discretion, delegate to the CEO, in writing, the power and authority to grant Awards to individuals (other than Non-Employee Directors or other individuals who are subject to Section 16 of the Exchange Act) to expedite the hiring process or to retain talent. The Committee’s delegation to the CEO shall be subject to such restrictions or limitations as may be imposed by the Committee and may be revoked or modified at any time. Any such delegation must be consistent with applicable law and subject to the restrictions and limitations imposed by the Committee.

ARTICLE 4
SHARES SUBJECT TO THE PLAN

4.1              NUMBER OF SHARES. Subject to adjustment as provided in Section 4.4, the total number of shares of Stock reserved and available for grant pursuant to the Plan is 3,500,000, of which 2,000,000 are Restricted Stock Units reserved and available for grant solely to certain executive officers and directors of the Company pursuant to the Retention Bonus Agreements (as defined in the Merger Agreement).

4.2              SHARE COUNTING. For purposes of determining the number of shares of Stock available for grant under the Plan from time-to-time:

(a)       The number of shares of Stock reserved and available for grant under this Plan shall be reduced by one (1) share of Stock for each share subject to an Award granted under this Plan.

(b)      In the event any Award granted under this Plan, other than Restricted Stock Units granted to any executive officer or director of the Company pursuant to a Retention Bonus Agreement, is forfeited, terminated, cancelled, or expired, the number of shares of Stock subject to such Award and related forfeiture, termination, cancellation or expiration, shall thereafter be available for grant or added back to the shares of Stock available for grant under this Plan on a one-for-one basis.

(c)       If shares of Stock are not delivered in connection with any Award other than Restricted Stock Units granted to any executive officer or director of the Company pursuant to a Retention Bonus Agreement because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan and will again be available for grant.

(d)      The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an Option (or a portion thereof) will reduce the number of shares of Stock available for issuance by the entire number of shares of Stock subject to that SAR or Option (or applicable portion thereof), even though a smaller number of shares of Stock will be issued upon such an exercise.

(e)       Shares of Stock tendered to pay the exercise price of an Option or tendered, withheld or otherwise relinquished by the Participant to satisfy a tax withholding obligation arising in connection with any Award will not become available for grant under the Plan. Moreover, shares of Stock purchased on the open market with cash proceeds generated by the exercise of an Option or SAR will not increase or replenish the number of shares available for grant.

(f)       If the provisions of this Section 4.2 are inconsistent with the requirements of any regulations promulgated by the Internal Revenue Service pursuant to Section 422 of the Code, the provisions of such regulations shall control over the provisions of this Section 4.2, but only as this Section 4.2 applies to Incentive Stock Options.

(g)      The Committee may adopt such other reasonable rules and procedures as it deems to be appropriate for purposes of determining the number of shares of Stock that are available for grant pursuant to Section 4.1.

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4.3              STOCK DISTRIBUTED. Any shares of Stock delivered pursuant to an Award may consist, in whole or in part, of authorized but unissued Stock or treasury Stock or Stock purchased on the open market.

4.4              ADJUSTMENTS. In the event of any recapitalization, reclassification, stock dividend, stock split, rights offering, spin-off, reverse stock split or other distribution with respect to the shares of Stock, any “equity restructuring” (as defined in Accounting Standards Codification 718), or any similar corporate transaction or event in respect of the Stock, the Committee shall to the extent it deems equitable and appropriate to prevent dilution or enlargement of rights, make a proportionate adjustment in: (a) the number and class of shares of Stock made available for grant pursuant to Section 4.1; (b) the limits set forth in Section 4.6, Section 7.2 and any other similar numeric limit expressed in the Plan; (c) the number and class of and/or price of shares of Stock, units, or other rights subject to the then-outstanding Awards; (d) the performance targets or goals appropriate to any outstanding Awards; or (e) any other terms of an Award that are affected by the event. Notwithstanding anything in the Plan to the contrary, in the event of any such transaction or occurrence, the Committee, in its sole discretion, may provide in substitution for any or all outstanding Awards such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustments made pursuant to this Section 4.4 shall be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of Incentive Stock Options, any such adjustments shall be made in a manner consistent with the requirements of Section 424(a) of the Code.

4.5              FRACTIONAL SHARES. No fractional shares shall be issued pursuant to the Plan. Unless the Committee specifies otherwise in the Award Agreement or pursuant to any policy adopted by the Committee, cash will be given in lieu of fractional shares. In the event of adjustment as provided in Section 4.4, the total number of shares subject to any affected Award shall always be a whole number by rounding any fractional shares to the nearest whole share.

4.6              MAXIMUM AWARD PAYABLE TO NON-EMPLOYEE DIRECTORS. Notwithstanding any other provision in the Plan to the contrary, the aggregate grant date fair value (computed as of the Date of Grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director during any single calendar year, plus the aggregate amount of all cash fees earned and paid or payable to such director for services rendered for the same year, shall not exceed $[450,000]. For the avoidance of doubt, any compensation that is deferred shall be counted toward this annual limit during the year in which it is first earned and not when paid.

4.7              SUBSTITUTE AWARDS. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the numeric limit set forth in Section 4.1; provided, that (a) Substitute Awards issued in connection with the assumption of, or substitution for, equity securities of Set Jet, Inc., pursuant to the Merger Agreement shall be counted against the numeric limit set forth in Section 4.1 and (b) Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements and applicable law, available shares of stock under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock available for issuance under the Plan. Substitute Award shall be granted in a manner that is consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

ARTICLE 5
ELIGIBILITY; PARTICIPATION

5.1              ELIGIBILITY. Persons eligible to participate in this Plan include Non-Employee Directors and employees and officers of the Company and its Subsidiaries. The Committee may determine on a case-by-case basis to make Awards to Consultants to the Company or any Subsidiary. Awards may also be granted to prospective employees or members of the Board but no portion of any such Award will vest, become exercisable, be issued, or become effective prior to the date on which such individual begins to provide services to the Company or any Subsidiary.

5.2              ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible Participants those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be selected to receive an Award, or having been so selected, to be selected to receive a future Award.

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ARTICLE 6
GENERAL RULES APPLICABLE TO ALL AWARDS

6.1              AWARD AGREEMENTS. All Awards shall be evidenced by an Award Agreement. The Award Agreement shall include such terms and provisions as the Committee determines to be appropriate. The terms of the Award Agreement may vary depending on the type of Award, the employee or classification of the employee to whom the Award is made and such other factors as the Committee determines to be appropriate.

6.2              TERM OF AWARD. The term of each Award shall be for the period determined by the Committee, provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten (10) years from the Date of Grant.

6.3              TERMINATION OF EMPLOYMENT OR SERVICE. Subject to the provisions of this Plan, the Committee shall determine and set forth in the applicable Award Agreement the extent to which a Participant shall have the right to retain and/or exercise an Award following Termination of Employment (or Termination of Service). Such provisions need not be uniform among all types of Awards and may reflect distinctions based on the reasons for such terminations, including but not limited to, death, Disability, a Change of Control, a termination for cause or reasons relating to the breach or threatened breach of restrictive covenants.

6.4              FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan, the Award Agreement and any applicable law, payments or transfers to be made by the Company or any Subsidiary on the grant, exercise or settlement of an Award may be made in such forms as determined by the Committee, including, without limitation, cash, Stock, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or any combination thereof, in each case determined in accordance with rules adopted by the Committee.

ARTICLE 7
STOCK OPTIONS

7.1              GENERAL. Subject to the terms and provisions of the Plan, Options may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. The Committee may grant either Nonqualified Stock Options or Incentive Stock Options and shall have complete discretion in determining the number of shares subject to Options granted to each Participant. Option Awards are subject to the following terms and conditions:

(a)       Exercise Price. The exercise price per share of Stock pursuant to any Option shall be equal to the Fair Market Value of one share of Stock as of the Date of Grant unless the Committee sets a higher exercise price in the Award Agreement.

(b)      Exercise of Option. Options shall be exercisable at such times and in such manner, and shall be subject to such restrictions and conditions, as the Committee shall, in each instance approve, which need not be the same for each grant or for each Participant. The Committee may prescribe performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c)       Term of Option. Each Option shall expire at such time as the Committee shall determine as of the Date of Grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary of the Date of Grant.

(d)      Payment. The exercise price for any Option shall be paid in cash or if prescribed by the Committee shares of Stock (through actual tender or by attestation). In the Award Agreement, the Committee also may prescribe other methods by which the exercise price of an Option may be paid and the form of payment including, without limitation, any net-issuance arrangement or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

(e)       Repricing of Options. Notwithstanding any other provision in the Plan to the contrary, without approval of the Company’s shareholders, an Option may not be amended, modified downward or repriced to reduce the exercise price of any previously granted Option after the Date of Grant or take any action that would be treated as a repricing under the rules of any national securities exchange on which the Stock is then listed, quoted, or

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traded. Except as otherwise provided in Section 4.4 with respect to an adjustment in capitalization, an Option also may not be surrendered in consideration of or exchanged for cash, other Awards or a new Option having an exercise price below the exercise price of the Option being surrendered or exchanged.

(f)       Nontransferability of Options. No Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant shall be exercisable during his or her lifetime only by such Participant or his or her legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, permit the transfer of an Option to a Family Member, trust or partnership, or to a charitable organization, provided that no value or consideration is received by the Participant with respect to such transfer.

7.2              INCENTIVE STOCK OPTIONS. The following additional rules shall apply to Incentive Stock Options granted pursuant to this Article 7:

(a)       Employees Only. Incentive Stock Options shall be granted only to Participants who are employees of the Company or any Subsidiary.

(b)      Exercise Price. Except as provided in Section 7.2(f), the exercise price per share of Stock pursuant to any Incentive Stock Option shall be equal to the Fair Market Value of one share of Stock as of the Date of Grant unless the Committee sets a higher exercise price in the Award Agreement.

(c)       Term of Incentive Stock Option. In no event may any Incentive Stock Option be exercisable for more than ten (10) years from the Date of Grant.

(d)      Lapse of Option. An Incentive Stock Option shall lapse in the following circumstances:

(1)      The Incentive Stock Option shall lapse ten (10) years from the Date of Grant, unless an earlier time is specified in the Award Agreement;

(2)      The Incentive Stock Option shall lapse three (3) months after the date of the Participant’s Termination of Employment for any reason other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement; and

(3)      If the Participant incurs a Termination of Employment on account of death or Disability before the Option lapses pursuant to paragraph (1) or (2), the Incentive Stock Option shall lapse on the earlier of: (i) the scheduled expiration date of the Option; or (ii) twelve (12) months after the date of the Participant’s Termination of Employment on account of death or Disability. Upon the Participant’s death or Disability, any Incentive Stock Options exercisable at the Participant’s death or Disability may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament in the case of death, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(e)       Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any one calendar year may not exceed $100,000 or such other limitation as may then be imposed by Section 422(d) of the Code or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Nonqualified Stock Options.

(f)       Ten Percent Owners. An Incentive Stock Option may be granted to any employee who, at the Date of Grant, owns stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the Date of Grant and the Option is exercisable for no more than five (5) years from the Date of Grant.

(g)      Right to Exercise. Except as provided in Section 7.2(d)(3), during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(h)      Limitations on Number of Shares Subject to Awards. The maximum number of shares that may be issued under the Plan as Incentive Stock Options is the numeric limit set forth in Section 4.1.

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ARTICLE 8
STOCK APPRECIATION RIGHTS

8.1              GENERAL. Subject to the terms and provisions of the Plan, SARs may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. The Committee shall have complete discretion in determine the number of SARs granted to each Participant. SARs are subject to the following terms and conditions:

(a)       Base Value. The base value per share of Stock pursuant to any SAR shall be equal to the Fair Market Value of one share of Stock as of the Date of Grant unless the Committee sets a higher base value in the Award Agreement.

(b)      Exercise of SAR. SARs shall be exercisable at such times and in such manner, and shall be subject to such restrictions and conditions, as the Committee shall, in each instance approve, which need not be the same for each grant or for each Participant. The Committee may prescribe performance or other conditions, if any, that must be satisfied before all or part of a SAR may be exercised.

(c)       Term of SAR. Each SAR shall expire at such time as the Committee shall determine as of the Date of Grant; provided, however, that no SAR shall be exercisable later than the tenth (10th) anniversary of the Date of Grant.

(d)      Payment of SAR Amount. Upon exercise of the SAR, the Participant shall be entitled to receive a payment equal to the amount determined by multiplying: (a) the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise over the base value fixed by the Committee on the Date of Grant, by (b) the number of shares with respect to which the SAR is exercised. Payment shall be made in the manner and at the time specified by the Committee in the Award Agreement. At the discretion of the Committee, the Award Agreement may provide for payment for the SARs in cash, shares of Stock of equivalent value, or in a combination thereof.

(e)       Repricing of SARs. Notwithstanding any other provision in the Plan to the contrary, without approval of the Company’s shareholders, a SAR may not be amended, modified downward or repriced to reduce the exercise price of any previously granted SAR after the Date of Grant or take any action that would be treated as a repricing under the rules of any national securities exchange on which the Stock is then listed, quoted, or traded. Except as otherwise provided in Section 4.4 with respect to an adjustment in capitalization, a SAR also may not be surrendered in consideration of or exchanged for cash, other Awards or a new SAR having an exercise price below the exercise price of the SAR being surrendered or exchanged.

(f)       Nontransferability of SARs. No SAR may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all SARs granted to a Participant shall be exercisable during his or her lifetime only by such Participant or his or her legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, permit the transfer of an SAR to a Family Member, trust or partnership, or to a charitable organization, provided that no value or consideration is received by the Participant with respect to such transfer.

ARTICLE 9
RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

9.1              GRANT OF RESTRICTED STOCK. Subject to the terms and provisions of the Plan, Restricted Stock may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. Restricted Stock Awards are subject to the following terms and conditions:

(a)         Restrictions. Restricted Stock shall be subject to such conditions and/or restrictions as the Committee may impose (including, without limitation, Performance Goals and/or limitations on transferability, the right to receive dividends, or the right to vote the Restricted Stock), which need not be the same for each grant or for each Participant. These restrictions may lapse separately or in combination at such times, in such circumstances, in such installments, or otherwise, as determined by the Committee. Except as otherwise provided in the Award Agreement, Participants holding shares of Restricted Stock may not exercise voting rights with respect to the shares of Restricted Stock during the period of restriction.

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(b)         Forfeiture. Except as otherwise provided in the Award Agreement, upon a Termination of Employment (or Termination of Service) during the applicable period of restriction, Restricted Stock that is at that time subject to restrictions shall be forfeited. The Committee may provide in the Award Agreement that the restrictions or forfeiture conditions relating to a Restricted Stock Award will be waived in whole or in part in the event of a Termination of Employment (or Termination of Service) resulting from specified causes. The Committee also may waive in whole or in part any other restrictions or forfeiture conditions relating to a Restricted Stock Award.

(c)         Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may retain physical possession of the certificate until such time as all applicable restrictions lapse.

9.2              GRANT OF RESTRICTED STOCK UNITS. Subject to the terms and provisions of the Plan, Restricted Stock Units may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. Restricted Stock Unit Awards are subject to the following terms and conditions:

(a)       Restrictions. Restricted Stock Unit Awards grant a Participant the right to receive a specified number of shares of Stock, or a cash payment equal to the Fair Market Value (determined as of a specified date) of a specified number of shares of Stock, subject to such conditions and/or restrictions as the Committee may impose, including Performance Goals, which need not be the same for each grant or for each Participant. These restrictions may lapse separately or in combination at such times, in such circumstances, in such installments, or otherwise, as determined by the Committee.

(b)      Forfeiture. Except as otherwise provided in the Award Agreement, upon a Termination of Employment (or Termination of Service) during the applicable period of restriction, Restricted Stock Units that are at that time subject to restrictions shall be forfeited. The Committee may provide in any Award Agreement that restrictions or forfeiture conditions relating to a Restricted Stock Unit Award will be waived in whole or in part in the event of a Termination of Employment (or Termination of Service) resulting from specified causes. The Committee also may waive in whole or in part any other restrictions or forfeiture conditions relating to a Restricted Stock Unit Award.

(c)       Payment. Payment for vested Restricted Stock Units shall be made in the manner and at the time designated by the Committee in the Award Agreement. In the Award Agreement, the Committee may provide that payment will be made in cash or Stock, or in a combination thereof.

ARTICLE 10
STOCK GRANT AND STOCK UNIT AWARDS

10.1            STOCK GRANT AWARDS. Subject to the terms and provisions of the Plan, Stock Grant Awards may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. A Stock Grant Award grants the Participant the right to receive (or purchase at such price as determined by the Committee) a designated number of shares of Stock free of any vesting restrictions. The purchase price, if any, for a Stock Grant Award shall be payable in cash or other form of consideration acceptable to the Committee. A Stock Grant Award may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Participant.

10.2            STOCK UNIT AWARDS. Subject to the terms and provisions of the Plan, Stock Unit Awards may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. A Stock Unit Award grants the Participant the right to receive a designated number of shares of Stock, or a cash payment equal to the Fair Market Value (determined as of a specified date) of a designated number of shares of Stock, in the future free of any vesting restrictions. A Stock Unit Award may be granted as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Participant.

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ARTICLE 11
PERFORMANCE SHARES AND PERFORMANCE UNITS

11.1            PERFORMANCE SHARE AWARDS. Subject to the terms and provisions of the Plan, Performance Share Awards may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. A Performance Share Award grants the Participant the right to receive a specified number of shares of Stock depending on the satisfaction of any one or more Performance Goals during one or more Performance Periods as determined by the Committee. Unless otherwise provided in the Award Agreement, payment for vested Performance Shares shall be made in Stock.

11.2            PERFORMANCE UNIT AWARDS. Subject to the terms and provisions of the Plan, Performance Unit Awards may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. A Performance Unit Award grants the Participant the right to receive a specified number of shares of Stock or a cash payment equal to the Fair Market Value (determined as of a specified date) of a specified number of shares of Stock depending on the satisfaction of any one or more Performance Goals during one or more Performance Periods as determined by the Committee. At the discretion of the Committee, the Award Agreement may provide for payment for vested Performance Unit Awards in cash, shares of Stock of equivalent cash value, or in a combination thereof.

11.3            PERFORMANCE GOALS; PERFORMANCE PERIODS. The Performance Goal or Goals and Performance Period or Periods applicable to any Performance Share or Performance Unit Award shall be based on the Performance Goal selected by the Committee and designated in the Award Agreement.

ARTICLE 12
OTHER PROVISIONS APPLICABLE TO ALL AWARDS

12.1            LIMITS ON TRANSFER.

(a)       General. Except as provided in Section 7.1(f), Section 8.1(f), Section 12.1(b) or Section 12.2, no right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to, or in favor of, any party other than the Company or any Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or any Subsidiary and except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution or as mandated by a domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award) in favor of a spouse or, if applicable, until the expiration of any period during which any restrictions are applicable or any Performance Period as determined by the Committee. Notwithstanding any provision of the Plan to the contrary, the Incentive Stock Options granted under the Plan shall not be transferable in any way that would violate Treasury Regulation Section 1.422-(a)(2).

(b)      Transfers to Family Members. The Committee shall have the authority to adopt a policy that is applicable to existing Awards, new Awards, or both, which permits a Participant to transfer Awards during his or her lifetime to any Family Member. In the event an Award is transferred as permitted by such policy, such transferred Award may not be subsequently transferred by the transferee (other than another transfer meeting the conditions set forth in the policy) except by will or the laws of descent and distribution. A transferred Award shall continue to be governed by and subject to the terms and limitations of the Plan and relevant Award Agreement, and the transferee shall be entitled to the same rights as the Participant, as if the transfer had not taken place.

12.2            BENEFICIARIES. Notwithstanding Section 12.1, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death, and, in accordance with Section 7.2(d)(3), upon the Participant’s Disability. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his beneficiary with respect to more than 50% of the Participant’s

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interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Company.

12.3             STOCK CERTIFICATES. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations, as the Board deems advisable in order to comply with any such laws, regulations, or requirements.

12.4            CLAWBACK. Notwithstanding any provision of the Plan to the contrary, any portion of the payments and benefits provided in connection with any Award granted pursuant to the Plan shall be subject to recapture or clawback to the fullest extent called for by the Company’s clawback and recoupment policies, if any, and to the extent necessary to comply with applicable law, including, but not limited to, the final rules issued by the Securities and Exchange Commission and the requirements of the exchange on which the Stock is then listed pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, or Section 304 of the Sarbanes-Oxley Act of 2002. The Committee also may include other clawback provisions in the Award Agreement as it determines to be appropriate. By accepting an Award, each Participant agrees to be bound by, and comply with, the terms of any such recapture or clawback provisions and with any Company request or demand for recapture or clawback.

ARTICLE 13
CHANGE OF CONTROL

13.1            BOARD DISCRETION. If a Change of Control occurs, the Committee shall have the authority and discretion, but shall not have the obligation, to provide, in the Award Agreement or thereafter, that all or part of outstanding Options, SARs, and other Awards shall become fully exercisable and all or part of the restrictions on outstanding Awards shall lapse. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(e), the excess Options shall be deemed to be Nonqualified Stock Options. In addition, upon, or in anticipation of, a Change of Control, the Committee may: (a) cause all or a part of outstanding Awards to be cancelled and terminated as of a specified date and give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole discretion, shall determine; or (b) cause all or a part of outstanding Awards to be cancelled and terminated as of a specified date in exchange for a payment or right to payment pursuant to the terms and conditions set forth in the Change of Control transaction documents. With respect to an Award which the Company concludes is subject to (and not exempted from) the requirements of Section 409A, any actions taken by the Committee pursuant to this Article 13 shall be done in compliance with Section 409A of the Code.

13.2            PARTICIPANT CONSENT NOT REQUIRED. Nothing in this Article 13 or any other provision of this Plan is intended to provide any Participant with any right to consent to or object to any transaction that might result in a Change of Control and each provision of this Plan shall be interpreted in a manner consistent with this intent. Similarly, nothing in this Article 13 or any other provision of this Plan is intended to provide any Participant with any right to consent to or object to any action taken by the Committee pursuant to this Article 13.

ARTICLE 14
AMENDMENT, MODIFICATION, AND TERMINATION

14.1            AMENDMENT, MODIFICATION, AND TERMINATION OF THE PLAN. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that any such action of the Committee shall be subject to the approval of the shareholders to the extent necessary to comply with any applicable law, regulation, or rule of the stock exchange on which the shares of Stock are listed, quoted or traded. Without limiting the foregoing, and except as provided in Section 4.4, neither the Board

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nor the Committee may, without the approval of shareholders: (a) increase the number of shares available for grant under the Plan; (b) permit the Committee to grant Options or SARs with an exercise price or base value that is below Fair Market Value on the Date of Grant; (c) permit the Committee to extend the exercise period for an Option or SAR beyond ten (10) years from the Date of Grant; (d) reprice or reduce the exercise price or base value of any previously granted Options or SARs (or take any action that would be treated as a repricing under the stock exchange on which the shares of Stock are listed, quoted or traded; (e) amend any provision of the Plan to permit the Committee to reprice previously granted Options or SARs; (f) extend the duration of the Plan; or (g) expand the types of awards available under the Plan or expand the class of participants eligible to participate in the Plan.

14.2            AWARDS PREVIOUSLY GRANTED. Except as provided in the next sentence, no termination, amendment, or modification of the Plan or any Award Agreement shall adversely affect in any material way the rights of the holder of any Award previously granted pursuant to the Plan without the prior written consent of the holder of the Award. The consent of the holder of an Award is not needed if the change: (a) is required by law or regulation; (b) does not adversely affect in any material way the rights of the holder; or (c) is required to comply with the provisions of Section 409A of the Code. Additional rules relating to amendments to the Plan or any Award Agreement to assure compliance with Section 409A of the Code are set forth in Section 15.14.

ARTICLE 15
GENERAL PROVISIONS

15.1            NO RIGHTS TO AWARDS. No Participant, employee, or other person shall have any right to be selected to receive an Award or having been so selected to receive a future Award. Neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

15.2            NO SHAREHOLDERS RIGHTS. No Award gives the Participant any of the rights of a shareholder of the Company unless and until unrestricted shares of Stock are issued to the Participant or the restrictions on any shares previously issued lapse, except as specifically otherwise provided in the Plan or the Award Agreement.

15.3            WITHHOLDING. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, up to the maximum statutory amount necessary (or such lower amount that will not cause an adverse accounting consequence or cost to the Company), in the applicable jurisdiction, to satisfy any federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. With the Committee’s consent as expressed in an Award Agreement or in any policy adopted by the Committee, the Company may permit the Participant to satisfy a tax withholding requirement by: (a) directing the Company to withhold shares of Stock to which the Participant is entitled pursuant to the Award in an amount necessary to satisfy the Company’s applicable federal, state, local or foreign income and employment tax withholding obligations with respect to such Participant; (b) tendering previously-owned shares of Stock held by the Participant for 6 months or longer to satisfy the Company’s applicable federal, state, local, or foreign income and employment tax withholding obligations with respect to the Participant; (c) a broker-assisted “cashless” transaction; or (d) personal check or other cash equivalent acceptable to the Company. To the extent alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods. Notwithstanding the foregoing or the provision of any Award Agreement, a Participant may not pay the amount of taxes required by law to be withheld using Stock if, in the opinion of counsel to the Company, there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act, or there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Company.

15.4            NO RIGHT TO CONTINUED EMPLOYMENT OR SERVICE. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

15.5             UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent provided hereunder.

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15.6            RELATIONSHIP TO OTHER BENEFITS. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary, except as otherwise provided in such plan.

15.7            EXPENSES. The expenses of administering the Plan shall be borne by the Company.

15.8            TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.9            SECURITIES LAW COMPLIANCE. With respect to any person who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b-3. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

15.10          GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption. The Committee shall impose such restrictions on any Award as it may deem advisable, including without limitation, restrictions under applicable federal securities law, under the requirements of the exchange on which the Stock is then listed, quoted, or traded and under any blue sky or state securities laws applicable to such Award.

15.11          GOVERNING LAW. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the jurisdiction of incorporation of the Company.

15.12          SUCCESSORS. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

15.13          SURVIVAL OF PROVISIONS. The rights, remedies, agreements, obligations and covenants contained in or made pursuant to this Plan, any Award Agreements and any notices or agreements made in connection with this Plan shall survive the execution and delivery of such notices and agreements and the delivery and receipt of such shares of Stock.

15.14          COMPLIANCE WITH SECTION 409A.

(a)       General Compliance. Some of the types of Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Restricted Stock Unit Awards, Performance Share Awards, Performance Unit Awards and Stock Unit Awards) may be considered to be “non-qualified deferred compensation” subject to the requirements of Section 409A of the Code. If an Award is subject to the requirements of Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Award Agreement and this Plan comply fully with and meet all of the requirements of Section 409A of the Code or an exception thereto and the Award Agreement shall include such provisions, in addition to the provisions of this Plan, as may be necessary to assure compliance with Section 409A of the Code or an exception thereto.

(b)      Delay for Specified Employees. If, at the time of a Participant’s Separation from Service, the Company has any Stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first business day following the date which is six (6) months after the Participant’s Separation from Service (or the date of the Participant’s death if earlier than the end of the six (6) month period). Any amounts that would have been distributed during such six (6) month period will be distributed on the day following the expiration of the six (6) month period.

Annex A-199

(c)       Prohibition on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code be accelerated or subject to further deferral except as otherwise permitted or required by Section 409A of the Code. If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section 409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the specified time period. In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with Section 409A of the Code.

15.15          INDEMNIFICATION. Each person who is or shall have been a member of the Committee or of the Board, or who has served as the CEO, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

GLOSSARY

(a)              “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share, Stock Grant, or Stock Unit Award granted to a Participant under the Plan.

(b)              “Award Agreement” means any written agreement, contract, or other instrument or document, including an electronic agreement or document, evidencing an Award.

(c)              “Board” means the Board of Directors of the Company.

(d)              “Cause” except as otherwise provided in an Award Agreement or separate writing by and between the Participant and the Company and/or any Subsidiary, means: (i) conviction of, or agreement to a plea of nolo contendere to, a felony, or any crime or offense lesser than a felony involving the property of the Company or any Subsidiary or to any crime or offense that materially damages, or could materially damage the reputation of the Company or any Subsidiary; (ii) conduct that has caused, or could cause, demonstrable and serious injury to the shareholders, the Company or any Subsidiary, monetary or otherwise; (iii) willful refusal to perform or substantial disregard of duties properly assigned to the Participant; (iv) breach of duty of loyalty to the Company or any Subsidiary, other acts of fraud or dishonesty with respect to the Company or any Subsidiary, a Participant’s willful malfeasance, willful gross misconduct, or willful dishonesty that materially harms, or could materially harm, the shareholders, the Company or any Subsidiary; (v) violation of the Company’s code of conduct or code of ethics; (vi) a Participant’s willful failure to reasonably cooperate with, or a Participant’s impedance or interference with, an investigation authorized by the Board; or (vii) a Participant’s breach of any non-competition, non-solicitation, confidentiality, or similar covenant in any written agreement entered into with the Company or any Subsidiary.

(e)              “Change of Control” means and shall be deemed to have occurred as of the date of the occurrence of any of the following events: (i) any person, or more than one person acting as a group (as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)), acquires (or has acquired during the 12-month period ending on the most recent acquisition by such person or persons) ownership of stock of Company possessing 50% or more of the total voting power of the stock of Company; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) a liquidation, dissolution or winding up of the Company; or (iv) the merger or consolidation of the Company in which the Stock outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares that represent, immediately following such merger or consolidation at least a majority, by voting power, of the shares of the surviving or resulting corporation.

Annex A-200

The acquisition of stock of the Company or voting power of the stock of the Company by a Permitted Transferee, or the transfer of assets to a Permitted Transferee, will be disregarded for purposes of determining whether a “Change of Control” has occurred. In addition, a transfer to an entity, or acquisition by an entity, shall be disregarded for purposes of this Plan and will not be treated as a “Change of Control,” if immediately after such transfer or acquisition, Permitted Transferees own a majority of outstanding equity interests of the entity to which the assets are transferred. The transfer of equity interests or assets of the Company in connection with a bankruptcy filing by or against the Company under Title 11 of the United States Code will not be considered to be a “Change of Control” for purposes of this Plan.

The consummation of any of the transactions contemplated by the Merger Agreement shall not constitute a “Change of Control.” Relatedly, any transaction with Revelstone and its respective affiliates, shall not constitute a “Change of Control.”

Notwithstanding the foregoing, (A) a Change of Control shall not occur for purposes of this Plan in the case of Awards that are subject to the requirements of Section 409A of the Code unless such Change of Control constitutes a “change in control event” as defined in Section 409A of the Code and the regulations thereunder and (B) the term “Change of Control” with respect to any Restricted Stock Unit issued to a Participant pursuant to the Merger Agreement as Earnout Consideration (as defined in the Merger Agreement) shall have the meaning set forth in the Merger Agreement.

(f)               “Chief Executive Officer” or “CEO” means the President and Chief Executive Officer of the Company.

(g)              “Code” means the Internal Revenue Code of 1986, as amended. All references to the Code shall be interpreted to include a reference to any applicable rules, regulations, rulings or other official guidance promulgated pursuant to such section of the Code.

(h)              “Committee” except as Section forth in Section 3.1, means the Compensation Committee of the Board. At all times the Committee shall consist of at least two (2) or more individuals, each of whom qualifies as a “non-employee director” (as defined in Rule 16b-3 under the General Rules and Regulations of the Exchange Act).

(i)               “Company” means Set Jet, Inc., a Delaware corporation.

(j)               “Consultant” means any consultant, adviser, or independent contractor who provides services to the Company or a Subsidiary as an independent contractor and not as an employee; provided that the Consultant may become a Participant in this Plan only if he or she (i) is a natural person; (ii) provides bona fide services to the Company or a Subsidiary; (iii) provides services that are not in connection with the offer or sale of the Company’s securities in a capital-raising transaction and do not promote or maintain a market for the Company’s securities; and (iv) qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

(k)              “Date of Grant” means, as determined by the Committee (or CEO with respect to an Award granted pursuant to Section 3.4), the latest to occur of: (i) the date as of which the Committee (or CEO) approves an Award, (ii) the date on which an Award to a prospective employee, officer, or member of the Board first becomes effective, or (iii) such other date as may be specified in the Award Agreement.

(l)               “Disability” means “disability” as that term is defined in Section 22(e)(3) of the Code unless a different definition is provided in the Award Agreement.

(m)             “Effective Date” has the meaning ascribed to it in Section 2.1.

(n)              “Exchange Act” means the Securities Exchange Act of 1934, as amended. All references to the Exchange Act shall be interpreted to include a reference to any applicable rules, regulations, rulings or other official guidance promulgated pursuant to such section of the Exchange Act.

(o)              “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. All references to ERISA shall be interpreted to include a reference to any applicable rules, regulations, rulings or other official guidance promulgated pursuant to such section of the ERISA.

Annex A-201

(p)              “Fair Market Value” means, as of any given date: (i) the closing price for the Stock as reported on the exchange upon which the Stock is then listed on that date or the closing price for the Stock on the immediately preceding date or, if no such prices are reported on either such date, the closing price on the last day on which such prices were reported; or (ii) the closing price for the Stock as reported on the exchange upon which the Stock is then listed on that date immediately preceding the Date of Grant.

(q)              “Family Member” means a Participant’s spouse and any parent, stepparent, grandparent, child, stepchild, or grandchild, including adoptive relationships or a trust or any other entity in which these persons (or the Participant) have more than 50% of the beneficial interest or voting interest, or any other person or entity who is identified as a “family member” under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

(r)               “Incentive Stock Option” means an Option granted pursuant to and in compliance with Section 7.2.

(s)              “Non-Employee Director” means a member of the Board who is not a common-law employee of the Company.

(t)               “Nonqualified Stock Option” means an Option granted pursuant to Section 7.1 that is not intended to be an Incentive Stock Option.

(u)              “Option” means a right granted to a Participant pursuant to Article 7. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

(v)              “Participant” means a person who has been granted an Award.

(w)             “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period. The Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, plant, or an individual. The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.

(x)              “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award.

(y)              “Performance Share” means a right granted to a Participant pursuant to Section 11.1.

(z)              “Performance Unit” means a right granted to a Participant pursuant to Section 11.2.

(aa)            “Permitted Transferee” means: (i) the Company or Revelstone or any subsidiary or affiliate of the Company or Revelstone; (ii) any shareholder of the Company; (iii) any Subsidiary of the Company; (iv) any employee benefit plan established or maintained for the benefit of some or all of the employees of the Company or any Subsidiary; or (v) any trust, partnership, corporation, limited liability company, limited partnership, or other entity established or created by any shareholder of the Company, but only if, and so long as such shareholder or members of his or her immediate family is or are the owners or holders of a majority of all the classes or forms of voting ownership or beneficiary interests in such an entity.

(bb)            “Plan” means this Set Jet, Inc. Omnibus Equity Incentive Plan as it may be amended from time to time.

(cc)            “Restricted Stock” means Stock granted to a Participant pursuant to Section 9.1.

(dd)            “Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9.2.

(ee)            “Securities Act” means the Securities Act of 1933, as amended. All references to the Securities Act shall be interpreted to include a reference to any applicable rules, regulations, rulings or other official guidance promulgated pursuant to such section of the Securities Act.

Annex A-202

(ff)              “Separation from Service” is a term that applies only in the context of an Award that the Company concludes is subject to Section 409A of the Code. In that limited context, the term “Separation from Service” shall have the meaning ascribed to it in Treasury Regulation Section 1.409A-1(h)(applying the default rules of Treasury Regulation Section 1.409A-1(h)). In the case of a Non-Employee Director, Separation from Service means that such member has ceased to be a member of the Board. Whether an independent contractor or Consultant has incurred a Separation from Service will be determined in accordance with Treasury Regulation Section 1.409A-1(h).

(gg)            “Specified Employee” shall have the meaning ascribed to it in Section 409A(a)(2)(B)(i) of the Code.

(hh)            “Stock” means the Class A common stock of the Company or any security that may be substituted for Stock or into which Stock may be changed pursuant to Article 4.

(ii)              “Stock Appreciation Right” or “SAR” means a right granted to a Participant pursuant to Article 8.

(jj)              “Stock Grant Award” means the grant of Stock to a Participant pursuant to Section 10.1.

(kk)            “Stock Unit” means a right granted to a Participant pursuant to Section 10.2.

(ll)              “Subsidiary” means any direct or indirect entity in which the Company owns, directly or indirectly, at least 50% of the ownership interest in such entity.

(mm)          “Termination of Employment” or “Termination of Service” means the cessation of performance of services for the Company. For this purpose, the transfer of a Participant among the Company and any Subsidiary, or transfer from a position as a member of the Board to Employee, shall not be considered a Termination of Service or a Termination of Employment with the Company. In the context of an Award that is subject to the requirements of Section 409A of the Code, the terms “Termination of Service” and “Termination of Employment” mean a Separation from Service.

Annex A-203

Annex B

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
REVELSTONE CAPITAL ACQUISITION CORP.

Revelstone Capital Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

ONE:         The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 5, 2021, under the name “Revelstone Capital Acquisition Corp.” (the “Original Certificate”). The Original Certificate was amended and restated by the amended and restated certificate of incorporation of the Corporation filed with the office of the Secretary of State of the State of Delaware on May 24, 2021 (the “Amended and Restated Certificate”). The Amended and Restated Certificate was amended and restated by the second amended and restated certificate of incorporation of the Corporation filed with the office of the Secretary of State of the State of Delaware on December 16, 2021, as amended by the certificate of amendment to the certificate of incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 21, 2021 and as amended by the certificate of amendment to the certificate of incorporation filed with the Secretary of the State of Delaware on [•], 20231 (the “Second Amended and Restated Certificate”).

TWO:        This third amended and restated certificate of incorporation of the Corporation (the “Third Amended and Restated Certificate”), which both restates and further amends the provisions of the Second Amended and Restated Certificate, has been duly adopted by the Board of Directors (the “Board of Directors”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

THREE:   Effective as of [•], 2023, the text of the Second Amended and Restated Certificate of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Set Jet, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 3411 Silverside Road, Tatnall Building, #104, Wilmington, County of New Castle, State of Delaware, 19810. The name of its registered agent in the State of Delaware at such address is Corporate Creations Network Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

____________

1        NTD: The date to be inserted here is the date of the amendment to be filed in connection with extending the business combination consummation date.

Annex B-1

ARTICLE IV

CAPITAL STOCK

Section 4.1     Authorized Shares. This Corporation is authorized to issue [•] shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), and [•] shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2     Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate class vote of the holders of the Preferred Stock, or any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation (as defined below).

Section 4.3     Rights of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Section 4.4     Rights of Common Stock. Except as shall otherwise be stated herein or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock.

(a)     Voting Rights. Except as otherwise provided herein or required by law, each holder of Common Stock shall be entitled to one vote for each such share on any matter that is submitted to a vote of stockholders and shall otherwise have the rights conferred by applicable law in respect of such shares.

(b)     Dividends. Subject to the rights of each series of the Preferred Stock, dividends, or other distributions in cash, securities or other property of the Corporation may be declared and paid or set apart for payment upon the Common Stock by the Board of Directors from time to time out of any assets or funds of the Corporation legally available for the payment of dividends, and all holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

(c)     Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled in preference to the Common Stock in accordance with the terms of any outstanding Preferred Stock and applicable law, the remaining net assets and funds of the Corporation shall be distributed pro rata to the holders of the Common Stock and the holders of any Preferred Stock, but only to the extent that the holders of any Preferred Stock shall be entitled to participate in such distributions in accordance with the terms of any outstanding Preferred Stock or applicable law. A consolidation or merger of the Corporation with or into another corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, or any combination thereof, of all or substantially all of the assets of the Corporation shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4(c) of this ARTICLE IV.

(d)     No Pre-Emptive Rights. No holder of Common Stock shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration, or by way of dividend.

Annex B-2

ARTICLE V

BOARD OF DIRECTORS

Section 5.1     Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Third Amended and Restated Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 5.2     Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

Section 5.3     Election of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot. The vote required for election of a director by the stockholders at a meeting of stockholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election. For purposes of this ARTICLE V, Section 3, (a) a “contested election” means that as of the record date for the meeting at which the election is held, there are more nominees for election than positions on the Board of Directors and (b) a “majority of the votes cast” means that the number of votes cast in favor of the election of a director exceeds the number of votes cast against the election of that director.

Section 5.4     Term of Office of Directors. The directors shall be elected or appointed for a term of office continuing until the next annual meeting of stockholders of the Corporation. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. Any director may resign at any time upon notice to the Corporation given in writing by any electronic transmission permitted in the Bylaws or in accordance with applicable law.

Section 5.5     Removal of Directors. Any director may be removed from office with or without cause by the stockholders of the Corporation by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.6     Vacancies. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors shall be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders of the Corporation and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

AMENDMENT OF THE GOVERNING DOCUMENTS

Section 6.1     Amendment of the Certificate of Incorporation. Except as expressly provided herein, the Corporation reserves the right to amend or repeal any provision contained in this Third Amended and Restated Certificate, or any amendment thereto, in the manner now or hereafter provided by statute, and any and all rights conferred upon the stockholders herein is subject to this reservation.

Section 6.2     Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Bylaws. The Bylaws may also be adopted, amended or repealed by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote upon such adoption, amendment or repeal, voting as a single class. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Annex B-3

ARTICLE VII

STOCKHOLDER ACTION

Section 7.1     No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

Section 7.2     Special Meetings. Special meetings of stockholders may be called only by (a) the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office; (b) the Chairman of the Board of Directors; (c) the Chief Executive Officer of the Corporation; or (d) the Secretary of the Corporation at the request of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote.

Section 7.3     No Stockholder Action by Written Consent Without a Meeting. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE VIII

LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

Section 8.1     Director Exculpation. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended, after approval by the stockholders of this ARTICLE VIII, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 8.2     Indemnification. To the fullest extent permitted by the applicable laws of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation (including whether to procure a judgment in its favor) or otherwise, whether civil, criminal, administrative, legislative, investigative or other nature and including any and all appeals (collectively, each a “Proceeding”) by reason of the fact that such person is or was a director or officer of the Corporation, or while a director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”), against all liability and loss suffered and expenses, including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, damages, claims, penalties and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with such Proceeding. Expenses (including attorneys’) fees incurred by an indemnitee in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor and an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that the indemnitee is not entitled to be indemnified under this ARTICLE VIII, Section 2 or otherwise. The rights to indemnification and advancement of expenses conferred by this ARTICLE VIII, Section 2 shall be contractual rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this ARTICLE VIII, Section 2, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors. The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VIII, Section 2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Amended and Restate Certificate as it may be further amended from time to time, the Bylaws or any statute, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

Annex B-4

Section 8.3     Vested Rights. Any repeal or amendment of this ARTICLE VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this ARTICLE VIII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.4     No Limitation. This ARTICLE VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Third Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (iv) any action to interpret, apply, enforce or determine the validity of any provisions of this Third Amended and Restated Certificate or the Bylaws, or (v) any other action asserting a claim against the Corporation governed by the internal affairs doctrine and (b) notwithstanding anything to the contrary herein, the federal district court for the District of Delaware (or, in the event such court does not have jurisdiction, the federal district courts of the United States) shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than the applicable courts specified in the immediately preceding sentence (a “Foreign Action”) in the name of any stockholder, such stockholder shall, to the fullest extent permitted by applicable law, be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce clause (a) the preceding sentence, (y) the personal jurisdiction of the federal district courts of the United States in connection with any action brought in any such court to enforce clause (b) the preceding sentence, and (z) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. This provision will not apply to claims arising under the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE IX.

ARTICLE X

MISCELLANEOUS

If any provision of this Third Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Third Amended and Restated Certificate, and the court shall replace such illegal, void or unenforceable provision of this Third Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Third Amended and Restated Certificate shall be enforceable in accordance with its terms.

* * *

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IN WITNESS WHEREOF, this Third Amended and Restated Certificate has been executed by a duly authorized officer of this Corporation on this ___day of [•], 2023.

By:
Name:
Title:

Signature Page - Third Amended and Restated Certificate of Incorporation

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Annex C

AMENDED AND RESTATED BYLAWS OF SET JET, INC.

(Effective as of [•], 2023)

ARTICLE 1

CORPORATE OFFICES

Section 1.1            Registered Office. The registered office of Set Jet, Inc. (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation. References in these bylaws to the certificate of incorporation, as the same shall be amended and/or restated from time to time (the “Certificate”), shall include the terms of any certificate of designations of any series of preferred stock.

Section 1.2            Other Offices. The Corporation also may have offices at such other places, both within and without the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

Section 2.1            Time and Place of Meetings. Meetings of stockholders shall be held at any time and place, within or without the State of Delaware, designated by the Board. In the absence of any such designation, stockholders’ meetings shall be held at the Corporation’s principal executive office.

Section 2.2            Annual Meeting. The annual meeting of stockholders shall be held on such date, at such time and at such place within or without the State of Delaware as shall be designated from time to time by the Board and stated in the Corporation’s notice of the meeting. At the annual meeting, directors shall be elected and any other business properly brought before the meeting may be transacted.

Section 2.3            Special Meeting.

(i)            A special meeting of the stockholders, other than those required by statute, may be called at any time only in the manner provided in the Certificate. The Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(ii)           The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been set forth in the notice of such meeting. Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board may be held.

Section 2.4            Advance Notice Procedures.

(i)            Advance Notice of Stockholder Business. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto) or proxy materials with respect to such meeting, (B) by or at the direction of the Board (or any authorized committee thereof), or (C) by a stockholder of the Corporation who (1) is a stockholder of record at the time of the giving of the notice required by Sections 2.4(i)-(iii) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the procedures set forth in Sections 2.4(i)-(iii). In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations) (the “1934 Act”), and included in the notice of meeting given by or at the direction of the Board, for the avoidance of doubt, clause (C) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.

(a)             For business to be properly brought before an annual meeting by a stockholder pursuant to clause Section 2.4(i)(C) above, a stockholder’s notice must set forth all information required under this Section 2.4(i) and must be received by the Secretary of the Corporation at the principal executive offices of the

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Corporation not later than the 90th day nor earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be received by the Secretary of the Corporation not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which a Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described in this Section 2.4(i)(a). “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

(b)            To be in proper written form, a stockholder’s notice to the Secretary of the Corporation must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (3) the class or series and number of shares of the Corporation that are held of record or are beneficially owned, directly or indirectly, by the stockholder or any Stockholder Associated Person and any Derivative Instruments (as defined below) held or beneficially owned, directly or indirectly, by the stockholder or any Stockholder Associated Person, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, (5) any proxy, contract, arrangement, understanding or relationship pursuant to which the stockholder or a Stockholder Associated Person has a right to vote any shares of any security of the Corporation, (6) any rights to dividends on the shares of the Corporation beneficially owned by the stockholder or a Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (7) any performance-related fees (other than asset-based fees) that the stockholder or a Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, (8) any material interest of the stockholder or a Stockholder Associated Person in such business and (9) a statement whether such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (9), a “Business Solicitation Statement”). In addition, to be in proper written form, a stockholder’s notice to the Secretary of the Corporation must be supplemented not later than ten days following the record date for notice of the meeting to disclose the information contained in clauses (3) through (7) above as of the record date for notice of the meeting. For purposes of this Section 2.4, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii). For purposes of this Section 2.4, a “Derivative Instrument” shall mean any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of capital stock of the Corporation or otherwise.

(c)             Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.4(i) and, if applicable, Section 2.4(ii). In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein

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not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions prescribed by these bylaws, and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.

(ii)           Advance Notice of Director Nominations at Annual Meetings. Notwithstanding anything in these bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.4(ii) shall be eligible for election or re-election as directors at an annual meeting of stockholders. Nominations of persons for election or re-election to the Board shall be made at an annual meeting of stockholders only (A) by or at the direction of the Board or (B) by a stockholder of the Corporation who (1) was a stockholder of record at the time of the giving of the notice required by this Section 2.4(ii) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has complied with the notice procedures set forth in this Section 2.4(ii). In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

(a)             To comply with clause (B) of Section 2.4(ii) above, a nomination to be made by a stockholder must set forth all information required under this Section 2.4(ii) and must be received by the Secretary of the Corporation at the principal executive offices of the Corporation at the time set forth in, and in accordance with Section 2.4(i)(a).

(b)            To be in proper written form, such stockholder’s notice to the Secretary must set forth:

(1)         as to each person (a “nominee”) whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class or series and number of shares of the Corporation that are held of record or are beneficially owned, directly or indirectly, by the nominee and any Derivative Instruments held or beneficially held of record or are beneficially owned, directly or indirectly, by the nominee, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (E) any proxy, contract, arrangement, understanding or relationship pursuant to which the nominee has a right to vote any shares of any security of the Corporation, (F) any rights to dividends on the shares of the Corporation beneficially owned by the nominee that are separated or separable from the underlying shares of the Corporation, (G) any performance-related fees (other than asset-based fees) that the nominee is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, (H) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (I) a written statement executed by the nominee acknowledging that as a director of the Corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the Corporation and its stockholders and (J) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or re-elected, as the case may be); and

(2)         as to such stockholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (7) of Section 2.4(i)(b) above, and the supplement referenced in the second sentence of Section 2.4(i)(b) above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), and (B) a statement whether such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of a number of the Corporation’s voting shares reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect or re-elect such nominee(s) (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).

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(c)            At the request of the Board, any person nominated by a stockholder for election or re-election as a director must furnish to the Secretary of the Corporation (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given, (2) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five business days of such written request), (3) such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director or audit committee financial expert of the Corporation under applicable laws, securities exchange rules or regulations, or any publicly-disclosed corporate governance guideline or committee charter of the Corporation and (4) such information that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. In the absence of the furnishing of such information if requested, such stockholder’s nomination shall not be considered in proper form pursuant to this Section 2.4(ii).

(d)            No person shall be eligible for election or re-election as a director of the Corporation at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.4(ii). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.

(iii)          Other Requirements and Rights. In addition to the foregoing provisions of this Section 2.4, a stockholder must also comply with all applicable requirements of state law and of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of:

(i)          a stockholder to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act; or

(ii)         the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act.

Section 2.5            Notice of Stockholders’ Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the General Corporation Law of the State of the Delaware (the “DGCL”), the Certificate or these bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Section 2.6            Quorum. The holders of a majority of the aggregate voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, except as otherwise required by the DGCL, the Certificate or these bylaws. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum (as to such class or series) entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the Certificate or these bylaws. Abstentions and non-votes by brokers are counted as present for purposes of determining a quorum.

If a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the holders of a majority of the shares entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

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Section 2.7            Adjourned Meeting; Notice. When a meeting is adjourned to another time and/or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or a new record date for stockholders entitled to vote is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.8            Conduct of Business. The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business. The chairperson of any meeting of stockholders shall be designated by the Board; in the absence of such designation, the Chairman of the Board, if any, the Chief Executive Officer (in the absence of the chairperson) or the President (in the absence of the Chairman of the Board and the Chief Executive Officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting.

Section 2.9            Voting.

(i)            Voting Rights. Except as may be otherwise provided by law, the Certificate or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights.

(ii)           Vote Required. Except as otherwise required by law, the Certificate or these bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the Certificate or these bylaws, the vote required for election of a director by the stockholders at a meeting of stockholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election. For purposes of Section 2.9(ii), (i) a “contested election” means that as of the record date for the meeting at which the election is held, there are more nominees for election than positions on the Board of Directors and (ii) a “majority of the votes cast” means that the number of votes cast in favor of the election of a director exceeds the number of votes cast against the election of that director.

(iii)          Abstentions and Broker Non-Votes. In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter will not be treated as a vote cast. A non-vote by a broker will be counted for purposes of determining a quorum but not for purposes of determining the number of votes cast.

Section 2.10          No Stockholder Action by Written Consent Without a Meeting. Subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 2.11           Record Dates.

(i)            In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting.

(ii)           In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted,

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and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 2.12          Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission permitted by law, which results in a writing from such stockholder or by his attorney and delivered to the Secretary of the meeting.

Section 2.13          List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. The stockholder list shall be arranged in alphabetical order and show the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting (i) at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or (ii) during ordinary business hours at the Corporation’s principal place of business.

ARTICLE 3

DIRECTORS

Section 3.1            Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided in the DGCL or the Certificate.

Section 3.2            Board Size. The Board shall consist of no less than 3 members and no more than 5 members, each of whom shall be a natural person. The number of directors shall be determined from time to time solely by resolution of the Board in accordance with the provisions of the Certificate. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Section 3.3            Election, Qualification and Term of Office of Directors. Except as provided in Section 3.4, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. Directors need not be stockholders unless so required by the Certificate or these bylaws. The Certificate or these bylaws may prescribe other qualifications for directors.

Section 3.4            Removal of Directors. Any director may be removed from office by the stockholders of the Corporation only for cause by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 3.5            Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Acceptance of such resignation shall not be necessary to make it effective.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office.

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Section 3.6            Place of Meetings; Meetings by Telephone. The Board may hold meetings, both regular and special, either within or without the State of Delaware. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.7            Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

Section 3.8            Special Meetings; Notice. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the authorized number of directors, at such times and places as he or she or they shall designate. Notice of special meetings of the Board shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board.

Section 3.9            Quorum; Voting. At all meetings of the Board, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate or these bylaws.

Section 3.10          Board Action by Written Consent Without a Meeting. Unless otherwise restricted by the Certificate or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.

Section 3.11          Fees and Compensation of Directors. Unless otherwise restricted by the Certificate or these bylaws, the Board shall have the authority to fix the compensation of directors.

ARTICLE 4

COMMITTEES

Section 4.1            Committees of Directors. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

Section 4.2            Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

Section 4.3            Meetings and Action of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(a)         Section 3.6 (place of meetings and meetings by telephone);

(b)         Section 3.7 (regular meetings);

(c)         Section 3.8 (special meetings; notice);

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(d)         Section 3.9 (quorum; voting);

(e)         Section 3.10 (action without a meeting); and

(f)          Section 7.5 (waiver of notice)

(g)         with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i)          the time of regular meetings of committees may be determined by resolution of the committee; and

(ii)         special meetings of committees may also be called by resolution of the committee.

The Board may adopt rules for the governance of any committee not inconsistent with the provisions of these bylaws.

Section 4.4            Subcommittees. Unless otherwise provided under applicable law, or in the Certificate, these bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE 5

OFFICERS

Section 5.1            Officers. The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President, one or more Executive Vice President or Vice Presidents, a Chief Operating Officer, a Chief Financial Officer, a Secretary and a Treasurer and such other officers and assistant officers as may be deemed necessary or desirable by the Board. Any number of offices may be held by the same person. In its discretion, the Board may choose not to fill any office for any period as it may deem advisable; provided, however, that there shall always be (i) a Chairman of the Board, a President or a Vice President and (ii) a Treasurer, a Secretary, an Assistant Treasurer or an Assistant Secretary.

Section 5.2            Appointment of Officers. The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3, subject to the rights, if any, of an officer under any contract of employment. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Article V for the regular election to such office.

Section 5.3            Subordinate Officers. The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

Section 5.4            Removal and Resignation of Officers. Any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board. Any officer may resign at any time by giving written or electronic notice to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.5            Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board as provided in Section 5.2 and Section 5.3.

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Section 5.6            Representation of Shares of Other Corporations. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Secretary or Assistant Secretary of this Corporation, or any other person authorized by the Board, the Chairman of the Board, the Chief Executive Officer, the President or a Vice President, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 5.7            Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Section 5.8            The Chairman of the Board. The Chairman of the Board shall have the powers and duties customarily and usually associated with the office of the Chairman of the Board. The Chairman of the Board shall preside at meetings of the stockholders and of the Board.

Section 5.9            The Chief Executive Officer. The Chief Executive Officer shall have, subject to the supervision, direction and control of the Board, ultimate authority for decisions relating to the supervision, direction and management of the affairs and the business of the Corporation customarily and usually associated with the position of Chief Executive Officer, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation. If at any time the office of the Chairman and Vice Chairman of the Board shall not be filled, or in the event of the temporary absence or disability of the Chairman of the Board and the Vice Chairman of the Board, the Chief Executive Officer shall perform the duties and exercise the powers of the Chairman of the Board unless otherwise determined by the Board.

Section 5.10          The President. The President shall have, subject to the supervision, direction and control of the Board, the general powers and duties of supervision, direction and management of the affairs and business of the Corporation customarily and usually associated with the position of President. The President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board, the Chairman of the Board or the Chief Executive Officer. In the event of the absence or disability of the Chief Executive Officer, the President shall perform the duties and exercise the powers of the Chief Executive Officer unless otherwise determined by the Board.

Section 5.11          The Chief Operating Officer. The Chief Operating Officer of the Corporation shall have, subject to the supervision, direction and control of the Board, the Chairman of the Board, the Chief Executive Officer and the President, general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board are carried into effect. The Chief Operating Officer shall have such other powers and perform such duties as may from time be assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer or the President.

Section 5.12          The Vice Presidents and Assistant Vice Presidents. Each Vice President and Assistant Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer or the President.

Section 5.13          The Secretary and Assistant Secretaries.

(i)            The Secretary shall attend meetings of the Board and meetings of the stockholders and record all votes and minutes of all such proceedings in a book or books kept for such purpose. The Secretary shall have all such further powers and duties as are customarily and usually associated with the position of Secretary or as may from time to time be assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer or the President.

(ii)           Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant secretaries in the order determined by the Board) shall perform the duties and exercise the powers of the Secretary.

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Section 5.14          The Chief Financial Officer, the Treasurer and Assistant Treasurers.

(i)            The Chief Financial Officer shall be responsible for maintaining the Corporation’s accounting records and statements, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Chief Financial Officer shall also maintain adequate records of all assets, liabilities and transactions of the Corporation and shall assure that adequate audits thereof are currently and regularly made. The Chief Financial Officer shall have all such further powers and perform all such further duties as are customarily and usually associated with the position of Chief Financial Officer, or as may from time to time be assigned to him or her by the Board, the Chairman, the Chief Executive Officer or the President. Unless a Treasurer has been appointed separately in accordance with Section 5.2 or Section 5.3, the Chief Financial Officer shall also perform the duties of Treasurer prescribed in paragraph (ii) below.

(ii)           The Treasurer shall have custody of the Corporation’s funds and securities, shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by any duly authorized officer of the Corporation, and shall have such further powers and perform such further duties as may from time to time be assigned to him or her by the Board, the Chief Executive Officer, or the President.

(iii)          Each Assistant Treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer.

ARTICLE 6

STOCK

Section 6.1            Stock Certificates; Uncertificated Shares. The shares of the Corporation may be represented by certificated or uncertificated shares, as determined by the Corporation in accordance with applicable law. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman of the Board or Vice Chairman of the Board, or the President or a Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

Section 6.2            Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 151(f), 156, 202(a) or 218(a) of the DGCL, or with respect to this Section 6.2, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

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Section 6.3            Lost, Stolen or Destroyed Certificates. Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 6.4            Dividends. The Board, subject to any restrictions contained in the Certificate or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate.

Section 6.5            Transfer of Stock. Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer; provided, however, that such succession, assignment or authority to transfer is not prohibited by the Certificate, these bylaws, applicable law or contract.

Section 6.6            Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 6.7            Registered Stockholders. The Corporation:

(i)            shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii)           shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii)          shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE 7

MANNER OF GIVING NOTICE AND WAIVER

Section 7.1            Notice of Stockholders’ Meetings. Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the Corporation’s records. An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.2            Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate or these bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i)            the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii)           such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

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Any notice given pursuant to the preceding paragraph shall be deemed given:

(iii)          if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(iv)          if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(v)           if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(vi)          if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 7.3            Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the Certificate or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

Section 7.4            Notice to Person with Whom Communication Is Unlawful. Whenever notice is required to be given under the DGCL, the Certificate or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Section 7.5            Waiver of Notice. Whenever notice is required to be given to stockholders, directors or other persons under any provision of the DGCL, the Certificate or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or the Board, as the case may be, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate or these bylaws.

ARTICLE 8

INDEMNIFICATION

Section 8.1            Indemnification of Directors and Officers in Third Party Proceedings. Subject to the other provisions of this Article VIII, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether civil, criminal, administrative, legislative, investigative or other nature and including any and all appeals (collectively, each a “Proceeding”) (other than an action by or in the right of the Corporation to procure a judgement

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in its favor) by reason of the fact that such person is or was a director or officer of the Corporation, or while a director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses, including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, damages, claims, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 8.2            Indemnification of Directors and Officers in Actions by or in the Right of the Corporation. Subject to the other provisions of this Article VIII, the Corporation shall indemnity, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Corporation to procure a judgement in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all liability and loss suffered and expenses, including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, damages, claims, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 8.3            Successful Defense. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith to the extent not already advanced pursuant to Section 8.5.

Section 8.4            Indemnification of Others. Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law. The Board shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the Board determines.

Section 8.5            Advanced Payment of Expenses. Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation, and expenses (including attorneys’ fees) incurred by the Corporation’s employees and agents in defending any Proceeding shall be paid by the Corporation, in advance of the final disposition of such Proceeding upon receipt of a written request therefor and an undertaking, by or on behalf of the person, to repay such amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that such person is not entitled to be indemnified under this Article VIII or the DGCL. The right to advancement of expenses shall not apply if a determination is reasonably made that the facts known at the time such determination is made demonstrate clearly and convincingly that officer, director, employee or agent, as applicable, acted in bad faith or in a manner that such person did not reasonably believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that such person had reasonable cause to believe his or her conduct was unlawful. Such determination shall be made: (i) by the Board by a majority vote of directors who are not parties to such proceeding, whether or not such majority constitutes a quorum; (ii) by a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board, a copy of which shall be delivered to the officer, director, employee or agent, as applicable.

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Section 8.6            Limitation on Indemnification. Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(i)            for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii)           for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii)          for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv)          initiated by such person (and not by way of defense), unless (a) the Board authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under this Section 8.6, or (d) otherwise required by applicable law; or

(v)           if prohibited by applicable law; provided, however, that if any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 8.7            Determination; Claim. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

Section 8.8            Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

Section 8.9            Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

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Section 8.10          Survival. Notwithstanding anything to the contrary, the rights to indemnification and advancement of expenses conferred by this Article VIII shall be contract rights and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.11          Effect Of Repeal Or Modification. Any amendment, alteration or repeal of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

Section 8.12          Certain Definitions. For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

ARTICLE 9

GENERAL MATTERS

Section 9.1            Execution of Corporate Contracts and Instruments. Except as otherwise provided by law, the Certificate or these bylaws, the Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 9.2            Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

Section 9.3            Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 9.4            Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both an entity and a natural person.

ARTICLE 10

AMENDMENTS

The Board is expressly authorized to adopt, alter, amend or repeal these bylaws. The affirmative vote of at least a majority of Board then in office shall be required in order for the Board to adopt, amend, alter or repeal these bylaws. The bylaws may also be adopted, amended or repealed by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote upon such adoption, amendment or repeal, voting as a single class.

Annex C-15

Annex D

SET JET, INC.
OMNIBUS EQUITY INCENTIVE PLAN

ARTICLE 1
ESTABLISHMENT; PURPOSE; GLOSSARY

1.1              ESTABLISHMENT. Set Jet, Inc., a Delaware corporation (the “Company”), hereby establishes the Set Jet, Inc. Omnibus Equity Incentive Plan (the “Plan”).

1.2              PURPOSE. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interest of the Participants to those of the Company’s shareholders by providing the Participants with an incentive for outstanding performance. To further these objectives, the Plan provides for the award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Grants, Stock Units, Performance Shares and Performance Units.

1.3              GLOSSARY. Defined terms used in this Plan are set forth in the attached Glossary, which is incorporated into and made part of this Plan.

ARTICLE 2
EFFECTIVE DATE; EXPIRATION DATE

2.1              EFFECTIVE DATE. The Plan shall become effective on the date on which the transactions contemplated by that certain Merger Agreement, by and among Set Jet, Inc., a Nevada corporation, Revelstone Capital Acquisition Corp., a Delaware corporation (“Revelstone”), and certain other parties, dated as of [date], as amended from time to time (the “Merger Agreement”) become effective (the “Effective Date”).

2.2              EXPIRATION DATE. Unless sooner terminated pursuant to Section 14.1, the Plan will expire on, and no Award may be granted under the Plan after, the tenth (10th) anniversary of the Effective Date. Any Awards that are outstanding on the tenth (10th) anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 3
ADMINISTRATION

3.1              COMMITTEE; ACTION BY THE COMMITTEE. The Plan shall be administered by the Committee or, with respect to individuals who are Non-Employee Directors, the Board. All references in the Plan to the “Committee” shall refer to the Committee or Board, as applicable. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all of the members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee.

3.2              AUTHORITY OF COMMITTEE. The Committee has the power and authority to take the following actions: (a) designate Participants to receive Awards; (b) determine the type or types of Awards and the time or times when Awards are to be granted to each Participant; (c) determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate; (d) determine the terms and conditions of any Award, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of restrictions or limitations, and accelerations or waivers thereof, based in each case on such considerations as the Committee determines; (e) determine whether, to what extent, and in what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or whether an Award may be cancelled, forfeited, exchanged or surrendered; (f) prescribe the form of each Award Agreement, which need not be identical for each Participant; (g) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; (h) amend or modify any outstanding Award to the extent the terms of such Award are within the power and authority of the Committee as provided under the Plan; (i) interpret the terms of, and determine any matter arising pursuant to, the Plan or any Award Agreement including, without limitation, correcting any defects or supplying any omissions or reconciling any inconsistency in the Plan or any Award Agreement; and (j) make all other decisions or determinations that may be required pursuant to the Plan or an Award Agreement as the Committee deems necessary or advisable to administer the Plan.

Annex D-1

3.3              DECISIONS BINDING. The Committee’s interpretation of the Plan or any Award Agreement and all decisions and determinations by the Committee with respect to the Plan and any Award are final, binding, and conclusive on all parties. All authority of the Board and the Committee with respect to Awards issued pursuant to this Plan, including the authority to amend outstanding Awards, shall continue after the Expiration Date so long as any Award remains outstanding. Any action authorized to be taken by the Committee pursuant to the Plan may be taken or not taken by the Committee in the exercise of its discretion as long as such action or decision not to act is not inconsistent with a provision of this Plan.

3.4              DELEGATION TO CEO. The Committee may, in its discretion, delegate to the CEO, in writing, the power and authority to grant Awards to individuals (other than Non-Employee Directors or other individuals who are subject to Section 16 of the Exchange Act) to expedite the hiring process or to retain talent. The Committee’s delegation to the CEO shall be subject to such restrictions or limitations as may be imposed by the Committee and may be revoked or modified at any time. Any such delegation must be consistent with applicable law and subject to the restrictions and limitations imposed by the Committee.

ARTICLE 4
SHARES SUBJECT TO THE PLAN

4.1              NUMBER OF SHARES. Subject to adjustment as provided in Section 4.4, the total number of shares of Stock reserved and available for grant pursuant to the Plan is 3,500,000, of which 2,000,000 are Restricted Stock Units reserved and available for grant solely to certain executive officers and directors of the Company pursuant to the Retention Bonus Agreements (as defined in the Merger Agreement).

4.2              SHARE COUNTING. For purposes of determining the number of shares of Stock available for grant under the Plan from time-to-time:

(a)       The number of shares of Stock reserved and available for grant under this Plan shall be reduced by one (1) share of Stock for each share subject to an Award granted under this Plan.

(b)      In the event any Award granted under this Plan, other than Restricted Stock Units granted to any executive officer or director of the Company pursuant to a Retention Bonus Agreement, is forfeited, terminated, cancelled, or expired, the number of shares of Stock subject to such Award and related forfeiture, termination, cancellation or expiration, shall thereafter be available for grant or added back to the shares of Stock available for grant under this Plan on a one-for-one basis.

(c)       If shares of Stock are not delivered in connection with any Award other than Restricted Stock Units granted to any executive officer or director of the Company pursuant to a Retention Bonus Agreement because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan and will again be available for grant.

(d)      The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an Option (or a portion thereof) will reduce the number of shares of Stock available for issuance by the entire number of shares of Stock subject to that SAR or Option (or applicable portion thereof), even though a smaller number of shares of Stock will be issued upon such an exercise.

(e)       Shares of Stock tendered to pay the exercise price of an Option or tendered, withheld or otherwise relinquished by the Participant to satisfy a tax withholding obligation arising in connection with any Award will not become available for grant under the Plan. Moreover, shares of Stock purchased on the open market with cash proceeds generated by the exercise of an Option or SAR will not increase or replenish the number of shares available for grant.

(f)       If the provisions of this Section 4.2 are inconsistent with the requirements of any regulations promulgated by the Internal Revenue Service pursuant to Section 422 of the Code, the provisions of such regulations shall control over the provisions of this Section 4.2, but only as this Section 4.2 applies to Incentive Stock Options.

(g)      The Committee may adopt such other reasonable rules and procedures as it deems to be appropriate for purposes of determining the number of shares of Stock that are available for grant pursuant to Section 4.1.

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4.3              STOCK DISTRIBUTED. Any shares of Stock delivered pursuant to an Award may consist, in whole or in part, of authorized but unissued Stock or treasury Stock or Stock purchased on the open market.

4.4              ADJUSTMENTS. In the event of any recapitalization, reclassification, stock dividend, stock split, rights offering, spin-off, reverse stock split or other distribution with respect to the shares of Stock, any “equity restructuring” (as defined in Accounting Standards Codification 718), or any similar corporate transaction or event in respect of the Stock, the Committee shall to the extent it deems equitable and appropriate to prevent dilution or enlargement of rights, make a proportionate adjustment in: (a) the number and class of shares of Stock made available for grant pursuant to Section 4.1; (b) the limits set forth in Section 4.6, Section 7.2 and any other similar numeric limit expressed in the Plan; (c) the number and class of and/or price of shares of Stock, units, or other rights subject to the then-outstanding Awards; (d) the performance targets or goals appropriate to any outstanding Awards; or (e) any other terms of an Award that are affected by the event. Notwithstanding anything in the Plan to the contrary, in the event of any such transaction or occurrence, the Committee, in its sole discretion, may provide in substitution for any or all outstanding Awards such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustments made pursuant to this Section 4.4 shall be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of Incentive Stock Options, any such adjustments shall be made in a manner consistent with the requirements of Section 424(a) of the Code.

4.5              FRACTIONAL SHARES. No fractional shares shall be issued pursuant to the Plan. Unless the Committee specifies otherwise in the Award Agreement or pursuant to any policy adopted by the Committee, cash will be given in lieu of fractional shares. In the event of adjustment as provided in Section 4.4, the total number of shares subject to any affected Award shall always be a whole number by rounding any fractional shares to the nearest whole share.

4.6              MAXIMUM AWARD PAYABLE TO NON-EMPLOYEE DIRECTORS. Notwithstanding any other provision in the Plan to the contrary, the aggregate grant date fair value (computed as of the Date of Grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director during any single calendar year, plus the aggregate amount of all cash fees earned and paid or payable to such director for services rendered for the same year, shall not exceed $[450,000]. For the avoidance of doubt, any compensation that is deferred shall be counted toward this annual limit during the year in which it is first earned and not when paid.

4.7              SUBSTITUTE AWARDS. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the numeric limit set forth in Section 4.1; provided, that (a) Substitute Awards issued in connection with the assumption of, or substitution for, equity securities of Set Jet, Inc., pursuant to the Merger Agreement shall be counted against the numeric limit set forth in Section 4.1 and (b) Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements and applicable law, available shares of stock under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock available for issuance under the Plan. Substitute Award shall be granted in a manner that is consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

ARTICLE 5
ELIGIBILITY; PARTICIPATION

5.1              ELIGIBILITY. Persons eligible to participate in this Plan include Non-Employee Directors and employees and officers of the Company and its Subsidiaries. The Committee may determine on a case-by-case basis to make Awards to Consultants to the Company or any Subsidiary. Awards may also be granted to prospective employees or members of the Board but no portion of any such Award will vest, become exercisable, be issued, or become effective prior to the date on which such individual begins to provide services to the Company or any Subsidiary.

5.2              ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible Participants those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be selected to receive an Award, or having been so selected, to be selected to receive a future Award.

Annex D-3

ARTICLE 6
GENERAL RULES APPLICABLE TO ALL AWARDS

6.1              AWARD AGREEMENTS. All Awards shall be evidenced by an Award Agreement. The Award Agreement shall include such terms and provisions as the Committee determines to be appropriate. The terms of the Award Agreement may vary depending on the type of Award, the employee or classification of the employee to whom the Award is made and such other factors as the Committee determines to be appropriate.

6.2              TERM OF AWARD. The term of each Award shall be for the period determined by the Committee, provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten (10) years from the Date of Grant.

6.3              TERMINATION OF EMPLOYMENT OR SERVICE. Subject to the provisions of this Plan, the Committee shall determine and set forth in the applicable Award Agreement the extent to which a Participant shall have the right to retain and/or exercise an Award following Termination of Employment (or Termination of Service). Such provisions need not be uniform among all types of Awards and may reflect distinctions based on the reasons for such terminations, including but not limited to, death, Disability, a Change of Control, a termination for cause or reasons relating to the breach or threatened breach of restrictive covenants.

6.4              FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan, the Award Agreement and any applicable law, payments or transfers to be made by the Company or any Subsidiary on the grant, exercise or settlement of an Award may be made in such forms as determined by the Committee, including, without limitation, cash, Stock, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or any combination thereof, in each case determined in accordance with rules adopted by the Committee.

ARTICLE 7
STOCK OPTIONS

7.1              GENERAL. Subject to the terms and provisions of the Plan, Options may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. The Committee may grant either Nonqualified Stock Options or Incentive Stock Options and shall have complete discretion in determining the number of shares subject to Options granted to each Participant. Option Awards are subject to the following terms and conditions:

(a)       Exercise Price. The exercise price per share of Stock pursuant to any Option shall be equal to the Fair Market Value of one share of Stock as of the Date of Grant unless the Committee sets a higher exercise price in the Award Agreement.

(b)      Exercise of Option. Options shall be exercisable at such times and in such manner, and shall be subject to such restrictions and conditions, as the Committee shall, in each instance approve, which need not be the same for each grant or for each Participant. The Committee may prescribe performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c)       Term of Option. Each Option shall expire at such time as the Committee shall determine as of the Date of Grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary of the Date of Grant.

(d)      Payment. The exercise price for any Option shall be paid in cash or if prescribed by the Committee shares of Stock (through actual tender or by attestation). In the Award Agreement, the Committee also may prescribe other methods by which the exercise price of an Option may be paid and the form of payment including, without limitation, any net-issuance arrangement or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

(e)       Repricing of Options. Notwithstanding any other provision in the Plan to the contrary, without approval of the Company’s shareholders, an Option may not be amended, modified downward or repriced to reduce the exercise price of any previously granted Option after the Date of Grant or take any action that would be treated as a repricing under the rules of any national securities exchange on which the Stock is then listed, quoted, or

Annex D-4

traded. Except as otherwise provided in Section 4.4 with respect to an adjustment in capitalization, an Option also may not be surrendered in consideration of or exchanged for cash, other Awards or a new Option having an exercise price below the exercise price of the Option being surrendered or exchanged.

(f)       Nontransferability of Options. No Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant shall be exercisable during his or her lifetime only by such Participant or his or her legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, permit the transfer of an Option to a Family Member, trust or partnership, or to a charitable organization, provided that no value or consideration is received by the Participant with respect to such transfer.

7.2              INCENTIVE STOCK OPTIONS. The following additional rules shall apply to Incentive Stock Options granted pursuant to this Article 7:

(a)       Employees Only. Incentive Stock Options shall be granted only to Participants who are employees of the Company or any Subsidiary.

(b)      Exercise Price. Except as provided in Section 7.2(f), the exercise price per share of Stock pursuant to any Incentive Stock Option shall be equal to the Fair Market Value of one share of Stock as of the Date of Grant unless the Committee sets a higher exercise price in the Award Agreement.

(c)       Term of Incentive Stock Option. In no event may any Incentive Stock Option be exercisable for more than ten (10) years from the Date of Grant.

(d)      Lapse of Option. An Incentive Stock Option shall lapse in the following circumstances:

(1)      The Incentive Stock Option shall lapse ten (10) years from the Date of Grant, unless an earlier time is specified in the Award Agreement;

(2)      The Incentive Stock Option shall lapse three (3) months after the date of the Participant’s Termination of Employment for any reason other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement; and

(3)      If the Participant incurs a Termination of Employment on account of death or Disability before the Option lapses pursuant to paragraph (1) or (2), the Incentive Stock Option shall lapse on the earlier of: (i) the scheduled expiration date of the Option; or (ii) twelve (12) months after the date of the Participant’s Termination of Employment on account of death or Disability. Upon the Participant’s death or Disability, any Incentive Stock Options exercisable at the Participant’s death or Disability may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament in the case of death, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(e)       Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any one calendar year may not exceed $100,000 or such other limitation as may then be imposed by Section 422(d) of the Code or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Nonqualified Stock Options.

(f)       Ten Percent Owners. An Incentive Stock Option may be granted to any employee who, at the Date of Grant, owns stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the Date of Grant and the Option is exercisable for no more than five (5) years from the Date of Grant.

(g)      Right to Exercise. Except as provided in Section 7.2(d)(3), during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(h)      Limitations on Number of Shares Subject to Awards. The maximum number of shares that may be issued under the Plan as Incentive Stock Options is the numeric limit set forth in Section 4.1.

Annex D-5

ARTICLE 8
STOCK APPRECIATION RIGHTS

8.1              GENERAL. Subject to the terms and provisions of the Plan, SARs may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. The Committee shall have complete discretion in determine the number of SARs granted to each Participant. SARs are subject to the following terms and conditions:

(a)       Base Value. The base value per share of Stock pursuant to any SAR shall be equal to the Fair Market Value of one share of Stock as of the Date of Grant unless the Committee sets a higher base value in the Award Agreement.

(b)      Exercise of SAR. SARs shall be exercisable at such times and in such manner, and shall be subject to such restrictions and conditions, as the Committee shall, in each instance approve, which need not be the same for each grant or for each Participant. The Committee may prescribe performance or other conditions, if any, that must be satisfied before all or part of a SAR may be exercised.

(c)       Term of SAR. Each SAR shall expire at such time as the Committee shall determine as of the Date of Grant; provided, however, that no SAR shall be exercisable later than the tenth (10th) anniversary of the Date of Grant.

(d)      Payment of SAR Amount. Upon exercise of the SAR, the Participant shall be entitled to receive a payment equal to the amount determined by multiplying: (a) the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise over the base value fixed by the Committee on the Date of Grant, by (b) the number of shares with respect to which the SAR is exercised. Payment shall be made in the manner and at the time specified by the Committee in the Award Agreement. At the discretion of the Committee, the Award Agreement may provide for payment for the SARs in cash, shares of Stock of equivalent value, or in a combination thereof.

(e)       Repricing of SARs. Notwithstanding any other provision in the Plan to the contrary, without approval of the Company’s shareholders, a SAR may not be amended, modified downward or repriced to reduce the exercise price of any previously granted SAR after the Date of Grant or take any action that would be treated as a repricing under the rules of any national securities exchange on which the Stock is then listed, quoted, or traded. Except as otherwise provided in Section 4.4 with respect to an adjustment in capitalization, a SAR also may not be surrendered in consideration of or exchanged for cash, other Awards or a new SAR having an exercise price below the exercise price of the SAR being surrendered or exchanged.

(f)       Nontransferability of SARs. No SAR may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all SARs granted to a Participant shall be exercisable during his or her lifetime only by such Participant or his or her legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, permit the transfer of an SAR to a Family Member, trust or partnership, or to a charitable organization, provided that no value or consideration is received by the Participant with respect to such transfer.

ARTICLE 9
RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

9.1              GRANT OF RESTRICTED STOCK. Subject to the terms and provisions of the Plan, Restricted Stock may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. Restricted Stock Awards are subject to the following terms and conditions:

(a)         Restrictions. Restricted Stock shall be subject to such conditions and/or restrictions as the Committee may impose (including, without limitation, Performance Goals and/or limitations on transferability, the right to receive dividends, or the right to vote the Restricted Stock), which need not be the same for each grant or for each Participant. These restrictions may lapse separately or in combination at such times, in such circumstances, in such installments, or otherwise, as determined by the Committee. Except as otherwise provided in the Award Agreement, Participants holding shares of Restricted Stock may not exercise voting rights with respect to the shares of Restricted Stock during the period of restriction.

Annex D-6

(b)         Forfeiture. Except as otherwise provided in the Award Agreement, upon a Termination of Employment (or Termination of Service) during the applicable period of restriction, Restricted Stock that is at that time subject to restrictions shall be forfeited. The Committee may provide in the Award Agreement that the restrictions or forfeiture conditions relating to a Restricted Stock Award will be waived in whole or in part in the event of a Termination of Employment (or Termination of Service) resulting from specified causes. The Committee also may waive in whole or in part any other restrictions or forfeiture conditions relating to a Restricted Stock Award.

(c)         Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may retain physical possession of the certificate until such time as all applicable restrictions lapse.

9.2              GRANT OF RESTRICTED STOCK UNITS. Subject to the terms and provisions of the Plan, Restricted Stock Units may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. Restricted Stock Unit Awards are subject to the following terms and conditions:

(a)       Restrictions. Restricted Stock Unit Awards grant a Participant the right to receive a specified number of shares of Stock, or a cash payment equal to the Fair Market Value (determined as of a specified date) of a specified number of shares of Stock, subject to such conditions and/or restrictions as the Committee may impose, including Performance Goals, which need not be the same for each grant or for each Participant. These restrictions may lapse separately or in combination at such times, in such circumstances, in such installments, or otherwise, as determined by the Committee.

(b)      Forfeiture. Except as otherwise provided in the Award Agreement, upon a Termination of Employment (or Termination of Service) during the applicable period of restriction, Restricted Stock Units that are at that time subject to restrictions shall be forfeited. The Committee may provide in any Award Agreement that restrictions or forfeiture conditions relating to a Restricted Stock Unit Award will be waived in whole or in part in the event of a Termination of Employment (or Termination of Service) resulting from specified causes. The Committee also may waive in whole or in part any other restrictions or forfeiture conditions relating to a Restricted Stock Unit Award.

(c)       Payment. Payment for vested Restricted Stock Units shall be made in the manner and at the time designated by the Committee in the Award Agreement. In the Award Agreement, the Committee may provide that payment will be made in cash or Stock, or in a combination thereof.

ARTICLE 10
STOCK GRANT AND STOCK UNIT AWARDS

10.1            STOCK GRANT AWARDS. Subject to the terms and provisions of the Plan, Stock Grant Awards may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. A Stock Grant Award grants the Participant the right to receive (or purchase at such price as determined by the Committee) a designated number of shares of Stock free of any vesting restrictions. The purchase price, if any, for a Stock Grant Award shall be payable in cash or other form of consideration acceptable to the Committee. A Stock Grant Award may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Participant.

10.2            STOCK UNIT AWARDS. Subject to the terms and provisions of the Plan, Stock Unit Awards may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. A Stock Unit Award grants the Participant the right to receive a designated number of shares of Stock, or a cash payment equal to the Fair Market Value (determined as of a specified date) of a designated number of shares of Stock, in the future free of any vesting restrictions. A Stock Unit Award may be granted as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Participant.

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ARTICLE 11
PERFORMANCE SHARES AND PERFORMANCE UNITS

11.1            PERFORMANCE SHARE AWARDS. Subject to the terms and provisions of the Plan, Performance Share Awards may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. A Performance Share Award grants the Participant the right to receive a specified number of shares of Stock depending on the satisfaction of any one or more Performance Goals during one or more Performance Periods as determined by the Committee. Unless otherwise provided in the Award Agreement, payment for vested Performance Shares shall be made in Stock.

11.2            PERFORMANCE UNIT AWARDS. Subject to the terms and provisions of the Plan, Performance Unit Awards may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. A Performance Unit Award grants the Participant the right to receive a specified number of shares of Stock or a cash payment equal to the Fair Market Value (determined as of a specified date) of a specified number of shares of Stock depending on the satisfaction of any one or more Performance Goals during one or more Performance Periods as determined by the Committee. At the discretion of the Committee, the Award Agreement may provide for payment for vested Performance Unit Awards in cash, shares of Stock of equivalent cash value, or in a combination thereof.

11.3            PERFORMANCE GOALS; PERFORMANCE PERIODS. The Performance Goal or Goals and Performance Period or Periods applicable to any Performance Share or Performance Unit Award shall be based on the Performance Goal selected by the Committee and designated in the Award Agreement.

ARTICLE 12
OTHER PROVISIONS APPLICABLE TO ALL AWARDS

12.1            LIMITS ON TRANSFER.

(a)       General. Except as provided in Section 7.1(f), Section 8.1(f), Section 12.1(b) or Section 12.2, no right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to, or in favor of, any party other than the Company or any Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or any Subsidiary and except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution or as mandated by a domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award) in favor of a spouse or, if applicable, until the expiration of any period during which any restrictions are applicable or any Performance Period as determined by the Committee. Notwithstanding any provision of the Plan to the contrary, the Incentive Stock Options granted under the Plan shall not be transferable in any way that would violate Treasury Regulation Section 1.422-(a)(2).

(b)      Transfers to Family Members. The Committee shall have the authority to adopt a policy that is applicable to existing Awards, new Awards, or both, which permits a Participant to transfer Awards during his or her lifetime to any Family Member. In the event an Award is transferred as permitted by such policy, such transferred Award may not be subsequently transferred by the transferee (other than another transfer meeting the conditions set forth in the policy) except by will or the laws of descent and distribution. A transferred Award shall continue to be governed by and subject to the terms and limitations of the Plan and relevant Award Agreement, and the transferee shall be entitled to the same rights as the Participant, as if the transfer had not taken place.

12.2            BENEFICIARIES. Notwithstanding Section 12.1, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death, and, in accordance with Section 7.2(d)(3), upon the Participant’s Disability. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his beneficiary with respect to more than 50% of the Participant’s

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interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Company.

12.3             STOCK CERTIFICATES. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations, as the Board deems advisable in order to comply with any such laws, regulations, or requirements.

12.4            CLAWBACK. Notwithstanding any provision of the Plan to the contrary, any portion of the payments and benefits provided in connection with any Award granted pursuant to the Plan shall be subject to recapture or clawback to the fullest extent called for by the Company’s clawback and recoupment policies, if any, and to the extent necessary to comply with applicable law, including, but not limited to, the final rules issued by the Securities and Exchange Commission and the requirements of the exchange on which the Stock is then listed pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, or Section 304 of the Sarbanes-Oxley Act of 2002. The Committee also may include other clawback provisions in the Award Agreement as it determines to be appropriate. By accepting an Award, each Participant agrees to be bound by, and comply with, the terms of any such recapture or clawback provisions and with any Company request or demand for recapture or clawback.

ARTICLE 13
CHANGE OF CONTROL

13.1            BOARD DISCRETION. If a Change of Control occurs, the Committee shall have the authority and discretion, but shall not have the obligation, to provide, in the Award Agreement or thereafter, that all or part of outstanding Options, SARs, and other Awards shall become fully exercisable and all or part of the restrictions on outstanding Awards shall lapse. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(e), the excess Options shall be deemed to be Nonqualified Stock Options. In addition, upon, or in anticipation of, a Change of Control, the Committee may: (a) cause all or a part of outstanding Awards to be cancelled and terminated as of a specified date and give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole discretion, shall determine; or (b) cause all or a part of outstanding Awards to be cancelled and terminated as of a specified date in exchange for a payment or right to payment pursuant to the terms and conditions set forth in the Change of Control transaction documents. With respect to an Award which the Company concludes is subject to (and not exempted from) the requirements of Section 409A, any actions taken by the Committee pursuant to this Article 13 shall be done in compliance with Section 409A of the Code.

13.2            PARTICIPANT CONSENT NOT REQUIRED. Nothing in this Article 13 or any other provision of this Plan is intended to provide any Participant with any right to consent to or object to any transaction that might result in a Change of Control and each provision of this Plan shall be interpreted in a manner consistent with this intent. Similarly, nothing in this Article 13 or any other provision of this Plan is intended to provide any Participant with any right to consent to or object to any action taken by the Committee pursuant to this Article 13.

ARTICLE 14
AMENDMENT, MODIFICATION, AND TERMINATION

14.1            AMENDMENT, MODIFICATION, AND TERMINATION OF THE PLAN. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that any such action of the Committee shall be subject to the approval of the shareholders to the extent necessary to comply with any applicable law, regulation, or rule of the stock exchange on which the shares of Stock are listed, quoted or traded. Without limiting the foregoing, and except as provided in Section 4.4, neither the Board

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nor the Committee may, without the approval of shareholders: (a) increase the number of shares available for grant under the Plan; (b) permit the Committee to grant Options or SARs with an exercise price or base value that is below Fair Market Value on the Date of Grant; (c) permit the Committee to extend the exercise period for an Option or SAR beyond ten (10) years from the Date of Grant; (d) reprice or reduce the exercise price or base value of any previously granted Options or SARs (or take any action that would be treated as a repricing under the stock exchange on which the shares of Stock are listed, quoted or traded; (e) amend any provision of the Plan to permit the Committee to reprice previously granted Options or SARs; (f) extend the duration of the Plan; or (g) expand the types of awards available under the Plan or expand the class of participants eligible to participate in the Plan.

14.2            AWARDS PREVIOUSLY GRANTED. Except as provided in the next sentence, no termination, amendment, or modification of the Plan or any Award Agreement shall adversely affect in any material way the rights of the holder of any Award previously granted pursuant to the Plan without the prior written consent of the holder of the Award. The consent of the holder of an Award is not needed if the change: (a) is required by law or regulation; (b) does not adversely affect in any material way the rights of the holder; or (c) is required to comply with the provisions of Section 409A of the Code. Additional rules relating to amendments to the Plan or any Award Agreement to assure compliance with Section 409A of the Code are set forth in Section 15.14.

ARTICLE 15
GENERAL PROVISIONS

15.1            NO RIGHTS TO AWARDS. No Participant, employee, or other person shall have any right to be selected to receive an Award or having been so selected to receive a future Award. Neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

15.2            NO SHAREHOLDERS RIGHTS. No Award gives the Participant any of the rights of a shareholder of the Company unless and until unrestricted shares of Stock are issued to the Participant or the restrictions on any shares previously issued lapse, except as specifically otherwise provided in the Plan or the Award Agreement.

15.3            WITHHOLDING. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, up to the maximum statutory amount necessary (or such lower amount that will not cause an adverse accounting consequence or cost to the Company), in the applicable jurisdiction, to satisfy any federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. With the Committee’s consent as expressed in an Award Agreement or in any policy adopted by the Committee, the Company may permit the Participant to satisfy a tax withholding requirement by: (a) directing the Company to withhold shares of Stock to which the Participant is entitled pursuant to the Award in an amount necessary to satisfy the Company’s applicable federal, state, local or foreign income and employment tax withholding obligations with respect to such Participant; (b) tendering previously-owned shares of Stock held by the Participant for 6 months or longer to satisfy the Company’s applicable federal, state, local, or foreign income and employment tax withholding obligations with respect to the Participant; (c) a broker-assisted “cashless” transaction; or (d) personal check or other cash equivalent acceptable to the Company. To the extent alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods. Notwithstanding the foregoing or the provision of any Award Agreement, a Participant may not pay the amount of taxes required by law to be withheld using Stock if, in the opinion of counsel to the Company, there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act, or there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Company.

15.4            NO RIGHT TO CONTINUED EMPLOYMENT OR SERVICE. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

15.5             UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent provided hereunder.

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15.6            RELATIONSHIP TO OTHER BENEFITS. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary, except as otherwise provided in such plan.

15.7            EXPENSES. The expenses of administering the Plan shall be borne by the Company.

15.8            TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.9            SECURITIES LAW COMPLIANCE. With respect to any person who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b-3. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

15.10          GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption. The Committee shall impose such restrictions on any Award as it may deem advisable, including without limitation, restrictions under applicable federal securities law, under the requirements of the exchange on which the Stock is then listed, quoted, or traded and under any blue sky or state securities laws applicable to such Award.

15.11          GOVERNING LAW. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the jurisdiction of incorporation of the Company.

15.12          SUCCESSORS. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

15.13          SURVIVAL OF PROVISIONS. The rights, remedies, agreements, obligations and covenants contained in or made pursuant to this Plan, any Award Agreements and any notices or agreements made in connection with this Plan shall survive the execution and delivery of such notices and agreements and the delivery and receipt of such shares of Stock.

15.14          COMPLIANCE WITH SECTION 409A.

(a)       General Compliance. Some of the types of Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Restricted Stock Unit Awards, Performance Share Awards, Performance Unit Awards and Stock Unit Awards) may be considered to be “non-qualified deferred compensation” subject to the requirements of Section 409A of the Code. If an Award is subject to the requirements of Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Award Agreement and this Plan comply fully with and meet all of the requirements of Section 409A of the Code or an exception thereto and the Award Agreement shall include such provisions, in addition to the provisions of this Plan, as may be necessary to assure compliance with Section 409A of the Code or an exception thereto.

(b)      Delay for Specified Employees. If, at the time of a Participant’s Separation from Service, the Company has any Stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first business day following the date which is six (6) months after the Participant’s Separation from Service (or the date of the Participant’s death if earlier than the end of the six (6) month period). Any amounts that would have been distributed during such six (6) month period will be distributed on the day following the expiration of the six (6) month period.

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(c)       Prohibition on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code be accelerated or subject to further deferral except as otherwise permitted or required by Section 409A of the Code. If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section 409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the specified time period. In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with Section 409A of the Code.

15.15          INDEMNIFICATION. Each person who is or shall have been a member of the Committee or of the Board, or who has served as the CEO, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

GLOSSARY

(a)              “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share, Stock Grant, or Stock Unit Award granted to a Participant under the Plan.

(b)              “Award Agreement” means any written agreement, contract, or other instrument or document, including an electronic agreement or document, evidencing an Award.

(c)              “Board” means the Board of Directors of the Company.

(d)              “Cause” except as otherwise provided in an Award Agreement or separate writing by and between the Participant and the Company and/or any Subsidiary, means: (i) conviction of, or agreement to a plea of nolo contendere to, a felony, or any crime or offense lesser than a felony involving the property of the Company or any Subsidiary or to any crime or offense that materially damages, or could materially damage the reputation of the Company or any Subsidiary; (ii) conduct that has caused, or could cause, demonstrable and serious injury to the shareholders, the Company or any Subsidiary, monetary or otherwise; (iii) willful refusal to perform or substantial disregard of duties properly assigned to the Participant; (iv) breach of duty of loyalty to the Company or any Subsidiary, other acts of fraud or dishonesty with respect to the Company or any Subsidiary, a Participant’s willful malfeasance, willful gross misconduct, or willful dishonesty that materially harms, or could materially harm, the shareholders, the Company or any Subsidiary; (v) violation of the Company’s code of conduct or code of ethics; (vi) a Participant’s willful failure to reasonably cooperate with, or a Participant’s impedance or interference with, an investigation authorized by the Board; or (vii) a Participant’s breach of any non-competition, non-solicitation, confidentiality, or similar covenant in any written agreement entered into with the Company or any Subsidiary.

(e)              “Change of Control” means and shall be deemed to have occurred as of the date of the occurrence of any of the following events: (i) any person, or more than one person acting as a group (as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)), acquires (or has acquired during the 12-month period ending on the most recent acquisition by such person or persons) ownership of stock of Company possessing 50% or more of the total voting power of the stock of Company; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) a liquidation, dissolution or winding up of the Company; or (iv) the merger or consolidation of the Company in which the Stock outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares that represent, immediately following such merger or consolidation at least a majority, by voting power, of the shares of the surviving or resulting corporation.

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The acquisition of stock of the Company or voting power of the stock of the Company by a Permitted Transferee, or the transfer of assets to a Permitted Transferee, will be disregarded for purposes of determining whether a “Change of Control” has occurred. In addition, a transfer to an entity, or acquisition by an entity, shall be disregarded for purposes of this Plan and will not be treated as a “Change of Control,” if immediately after such transfer or acquisition, Permitted Transferees own a majority of outstanding equity interests of the entity to which the assets are transferred. The transfer of equity interests or assets of the Company in connection with a bankruptcy filing by or against the Company under Title 11 of the United States Code will not be considered to be a “Change of Control” for purposes of this Plan.

The consummation of any of the transactions contemplated by the Merger Agreement shall not constitute a “Change of Control.” Relatedly, any transaction with Revelstone and its respective affiliates, shall not constitute a “Change of Control.”

Notwithstanding the foregoing, (A) a Change of Control shall not occur for purposes of this Plan in the case of Awards that are subject to the requirements of Section 409A of the Code unless such Change of Control constitutes a “change in control event” as defined in Section 409A of the Code and the regulations thereunder and (B) the term “Change of Control” with respect to any Restricted Stock Unit issued to a Participant pursuant to the Merger Agreement as Earnout Consideration (as defined in the Merger Agreement) shall have the meaning set forth in the Merger Agreement.

(f)               “Chief Executive Officer” or “CEO” means the President and Chief Executive Officer of the Company.

(g)              “Code” means the Internal Revenue Code of 1986, as amended. All references to the Code shall be interpreted to include a reference to any applicable rules, regulations, rulings or other official guidance promulgated pursuant to such section of the Code.

(h)              “Committee” except as Section forth in Section 3.1, means the Compensation Committee of the Board. At all times the Committee shall consist of at least two (2) or more individuals, each of whom qualifies as a “non-employee director” (as defined in Rule 16b-3 under the General Rules and Regulations of the Exchange Act).

(i)               “Company” means Set Jet, Inc., a Delaware corporation.

(j)               “Consultant” means any consultant, adviser, or independent contractor who provides services to the Company or a Subsidiary as an independent contractor and not as an employee; provided that the Consultant may become a Participant in this Plan only if he or she (i) is a natural person; (ii) provides bona fide services to the Company or a Subsidiary; (iii) provides services that are not in connection with the offer or sale of the Company’s securities in a capital-raising transaction and do not promote or maintain a market for the Company’s securities; and (iv) qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

(k)              “Date of Grant” means, as determined by the Committee (or CEO with respect to an Award granted pursuant to Section 3.4), the latest to occur of: (i) the date as of which the Committee (or CEO) approves an Award, (ii) the date on which an Award to a prospective employee, officer, or member of the Board first becomes effective, or (iii) such other date as may be specified in the Award Agreement.

(l)               “Disability” means “disability” as that term is defined in Section 22(e)(3) of the Code unless a different definition is provided in the Award Agreement.

(m)             “Effective Date” has the meaning ascribed to it in Section 2.1.

(n)              “Exchange Act” means the Securities Exchange Act of 1934, as amended. All references to the Exchange Act shall be interpreted to include a reference to any applicable rules, regulations, rulings or other official guidance promulgated pursuant to such section of the Exchange Act.

(o)              “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. All references to ERISA shall be interpreted to include a reference to any applicable rules, regulations, rulings or other official guidance promulgated pursuant to such section of the ERISA.
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(p)              “Fair Market Value” means, as of any given date: (i) the closing price for the Stock as reported on the exchange upon which the Stock is then listed on that date or the closing price for the Stock on the immediately preceding date or, if no such prices are reported on either such date, the closing price on the last day on which such prices were reported; or (ii) the closing price for the Stock as reported on the exchange upon which the Stock is then listed on that date immediately preceding the Date of Grant.

(q)              “Family Member” means a Participant’s spouse and any parent, stepparent, grandparent, child, stepchild, or grandchild, including adoptive relationships or a trust or any other entity in which these persons (or the Participant) have more than 50% of the beneficial interest or voting interest, or any other person or entity who is identified as a “family member” under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

(r)               “Incentive Stock Option” means an Option granted pursuant to and in compliance with Section 7.2.

(s)              “Non-Employee Director” means a member of the Board who is not a common-law employee of the Company.

(t)               “Nonqualified Stock Option” means an Option granted pursuant to Section 7.1 that is not intended to be an Incentive Stock Option.

(u)              “Option” means a right granted to a Participant pursuant to Article 7. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

(v)              “Participant” means a person who has been granted an Award.

(w)             “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period. The Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, plant, or an individual. The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.

(x)              “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award.

(y)              “Performance Share” means a right granted to a Participant pursuant to Section 11.1.

(z)              “Performance Unit” means a right granted to a Participant pursuant to Section 11.2.

(aa)            “Permitted Transferee” means: (i) the Company or Revelstone or any subsidiary or affiliate of the Company or Revelstone; (ii) any shareholder of the Company; (iii) any Subsidiary of the Company; (iv) any employee benefit plan established or maintained for the benefit of some or all of the employees of the Company or any Subsidiary; or (v) any trust, partnership, corporation, limited liability company, limited partnership, or other entity established or created by any shareholder of the Company, but only if, and so long as such shareholder or members of his or her immediate family is or are the owners or holders of a majority of all the classes or forms of voting ownership or beneficiary interests in such an entity.

(bb)            “Plan” means this Set Jet, Inc. Omnibus Equity Incentive Plan as it may be amended from time to time.

(cc)            “Restricted Stock” means Stock granted to a Participant pursuant to Section 9.1.

(dd)            “Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9.2.

(ee)            “Securities Act” means the Securities Act of 1933, as amended. All references to the Securities Act shall be interpreted to include a reference to any applicable rules, regulations, rulings or other official guidance promulgated pursuant to such section of the Securities Act.

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(ff)              “Separation from Service” is a term that applies only in the context of an Award that the Company concludes is subject to Section 409A of the Code. In that limited context, the term “Separation from Service” shall have the meaning ascribed to it in Treasury Regulation Section 1.409A-1(h)(applying the default rules of Treasury Regulation Section 1.409A-1(h)). In the case of a Non-Employee Director, Separation from Service means that such member has ceased to be a member of the Board. Whether an independent contractor or Consultant has incurred a Separation from Service will be determined in accordance with Treasury Regulation Section 1.409A-1(h).

(gg)            “Specified Employee” shall have the meaning ascribed to it in Section 409A(a)(2)(B)(i) of the Code.

(hh)            “Stock” means the Class A common stock of the Company or any security that may be substituted for Stock or into which Stock may be changed pursuant to Article 4.

(ii)              “Stock Appreciation Right” or “SAR” means a right granted to a Participant pursuant to Article 8.

(jj)              “Stock Grant Award” means the grant of Stock to a Participant pursuant to Section 10.1.

(kk)            “Stock Unit” means a right granted to a Participant pursuant to Section 10.2.

(ll)              “Subsidiary” means any direct or indirect entity in which the Company owns, directly or indirectly, at least 50% of the ownership interest in such entity.

(mm)          “Termination of Employment” or “Termination of Service” means the cessation of performance of services for the Company. For this purpose, the transfer of a Participant among the Company and any Subsidiary, or transfer from a position as a member of the Board to Employee, shall not be considered a Termination of Service or a Termination of Employment with the Company. In the context of an Award that is subject to the requirements of Section 409A of the Code, the terms “Termination of Service” and “Termination of Employment” mean a Separation from Service.

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Annex E

July 5, 2023	File Reference: 34-36-63610

Mr. Morgan Callagy, Co-Chief Executive Officer
Mr. Daniel Neukomm, Co-Chief Executive Officer
Revelstone Capital Acquisition Corp.
14350 Myford Road
Irvine, CA 92606

To the Board of Directors:

Marshall & Stevens Transaction Advisory Services LLC (referred to herein as “M&S TAS” “we,” “us,” or “our”) has been engaged by Revelstone Capital Acquisition Corp. (“RCAC” or the “Company”), a Delaware corporation, for the sole benefit of and to advise its Board of Directors (the “Board”) of the Company in connection with the consideration by the Board of a possible acquisition of Set Jet, Inc. a Nevada corporation (“Set Jet” or the “Acquired Business”) whereby the ultimate economic result (the “Transaction”) is the acquisition of the Acquired Business by RCAC for consideration equal to (i) $60,503,000 to be adjusted up or down depending upon Set Jet’s net debt at closing, every dollar of adjustment in net debt to be reflected by a compensating adjustment of and to be paid in newly issued shares of Company common stock valued at $10.00 per share (the “Upfront Shares”) to be issued at the closing of the Transaction (the “Closing”) plus (ii) the right, subject to the satisfaction of certain conditions, to receive up to another 4,500,000 of additional shares of Company common stock (the “Earnout” and the “Earnout Shares” respectively), the value of the Upfront Shares plus the value of the Earnout being collectively referred to as the “Purchase Price”), all subject to adjustments at closing and per the terms of the to-be-signed merger agreement (the “MA”). We understand that all currently exercisable rights to acquire Set Jet common stock will be converted at or prior to the Closing into shares of Set Jet common stock and that the closing exchange ratio will be based on the number of fully diluted Set Jet shares which we understand to include (a) all Jet Set common stock outstanding at the Closing plus (b) all shares of Set Jet common stock which would have been issuable in the future by Set Jet upon conversion, exercise or exchange of any options, warrants or other securities of Set Jet convertible into or exchangeable or exercisable for shares of Set Jet common stock. We further understand that options, warrants and other securities not exercisable on or prior to the Closing will be assumed by the Company, with a concomitant reduction in the number of shares of Company common stock issued at the Closing.

RCAC is a publicly traded special purpose acquisition company and the Transaction will be part of a de-SPAC process.

This opinion (our “Opinion”) is being delivered pursuant to our Engagement Letter dated February 21, 2023, and the General Contractual Conditions thereto (collectively, the “Engagement Agreement”). All assumptions and limitations stated below are either as provided in the Engagement Agreement or made with the consent or approval of the Board, as specifically set out below.

Annex E-1

Revelstone Capital Acquisition Corp.
c/o Mr. Morgan Callagy
      Mr. Daniel Neukomm
File Reference: 34-36-63610
July 5, 2023

For purposes of our Opinion, we have been instructed to that the number of shares issued in the Transaction will be calculated, from the perspective of the Company, at a value of $10.00 per share, representing the Redemption Price of the Company’s common stock. As the Company is a special purpose acquisition company with only a limited trading history and no material operations or assets other than cash or cash equivalents and the yet to be approved MA, we have also assumed, with your permission, that this $10.00 per share of common stock Redemption Price represents the fair market value of such shares of the Company’s common stock for purposes of this fairness analysis and our Opinion. Accordingly, we have not for purposes of this Opinion performed an independent analysis regarding the fair market value of the Company common stock to be issued in the Transaction at the Closing. We understand that the shareholders of Set Jet will have dissenter’s rights as prescribed by applicable Nevada Law. We have assumed, with your permission, that any award, judgment, settlement or compromise payment paid to any person exercising dissenter’s rights will not be greater than the value of the shares of Company common stock that any such person would have received in the Transaction valued at $10.00 per share.

We have been retained only to advise the Board as to the fairness, from a financial point of view, of the Purchase Price to be paid for the Acquired Business by RCAC. We have not been engaged to render any opinion with respect to the fairness of the Purchase Price to any other person or entity or as to any other aspect of the Transaction, and we specifically render no such opinion. We have not been engaged to serve as the financial advisor to the Board; we were not involved in the negotiation or structuring of the Transaction or the MA; we have not been involved in the raising of any funding for or with respect to or associated with the Company, Set Jet or any other party to the MA, and/or the Transaction or provided any advice with respect to any such funding; we have not been engaged to do, and have not done, any legal or contract review or (except as is customary in engagements of this type) any other due diligence review of the Transaction and the Acquired Business, or any projections related thereto; and we have not been asked to consider any non-financial elements of the Transaction or any other alternatives that might be available to the Board, the Company and/or the shareholders of the Company. Our services in rendering this opinion have been in our capacity as an independent valuation consultant and not as a fiduciary to the Board, the Company, the shareholders of the Company, the shareholders of Set Jet, or any other person or entity or as a broker/dealer, underwriter or investment advisor.

In valuing the Acquired Business and, for purposes of our Opinion, we have looked solely at the enterprise value of the Acquired Business as a going concern and on a standalone basis immediately prior to the Closing and have not considered any impact on value (positive or negative) of the consummation of the Transaction on the value of the Acquired Business. Per the draft MA, and with your permission, we have assumed that the deemed value of the Transaction Shares is equal to $10.00 per share. We have performed no analysis in determining if such price is equivalent to the fair market value of such Transaction Shares.

We understand that in connection with the Transaction, certain employees of Set Jet may enter into employment agreements with the surviving entity, that certain equity may be reserved for issuance pursuant to stock bonus arrangements and that the MA contemplates that retention bonuses in the form of restricted stock units covering up to 2,000,0000 shares of Company common stock will be granted to certain executive officers and directors of Set Jet prior to the Closing. Our Opinion does not address the fairness of such agreements, stock bonus or retention bonus arrangements. We further understand that in connection with the Transaction, the Company may make commitments with respect to the future financing or funding of the Acquired Business. Our Opinion assigns no value to such future financing or funding commitments or obligations. In addition, we understand that the Transaction contemplates certain changes in the rights, privileges, and preferences of the holders of the Company’s shares and certain changes in the

Annex E-2

Revelstone Capital Acquisition Corp.
c/o Mr. Morgan Callagy
      Mr. Daniel Neukomm
File Reference: 34-36-63610
July 5, 2023

composition of the Company’s management and board of directors. We have done no analysis of and express no opinion as to the fairness of such changes in rights, privileges, and preferences and/or in the changes to the composition of the Company’s management and board of directors. We have, with your consent, likewise not considered the dilution effects of the issuance of common stock on equity holders of the Company.

In connection with this opinion, we have made such reviews, analysis, and inquiry as we, in the exercise of our professional judgment, have deemed necessary and appropriate under the circumstances. We have considered, among other things, the following:

•Information received as the result of management interviews with Set Jet’s management. Topics addressed included, but were not limited to, transaction overview, business operations, production and financial projections, economic conditions and industry trends, market competitors, and various other topics related to Set Jet’s financial performance and business operations.

•Audited Financial Statements for Set Jet for the three fiscal years ended December 31, 2022;

•Financial Projections for Set Jet for the two fiscal years ending December 31, 2024;

•Non-binding restated Letter of Intent dated August 23, 2022;

•PIPI Investor Presentation dated November 2022;

•The draft Merger Agreement dated June 22, 2023;

•Third-party industry and economic research, including, but not limited to, IBISWorld, Capital IQ, Bloomberg; Guide to Cost of Capital published by Kroll LLC; and

•Other information and studies and we deemed appropriate.

With your consent, we have i) relied upon the accuracy and completeness of the financial and supplemental information (a) provided by or on behalf of the Board, the Company, Set Jet or (b) which we have otherwise obtained from public sources or from private sources and which we believe, in the exercise of our professional judgment, to be reasonably dependable, ii) not assumed responsibility for independent verification of such information, iii) not conducted any independent valuation or appraisal of any specific assets of the Company or Set Jet or any appraisal or estimate of any specific liabilities of the Company or Set Jet, and iv) assumed that there are no contingent or off-balance sheet assets or liabilities of the Company or Set Jet that have not been disclosed in writing to us. With respect to the financial forecasts and projections relating to Set Jet, with your consent, we have assumed that such forecasts and projections have been reasonably prepared on the basis of and reflect the best currently available estimates and judgments of the management of Set Jet as to the future financial performance of Set Jet and, accordingly, we take no responsibility for, and express no view as to, such financial forecasts or projections or the assumptions on which they are based. With the Board’s approval, we have assumed that the management of Set Jet executes on its business plan in accordance with its projections, and that all documents related to the Transaction filed with the Securities and Exchange Commission will comply with all applicable laws and regulations.

Except as otherwise provided herein, our Opinion is based upon economic, market and other conditions as they exist and can reasonably be evaluated on the date hereof and does not address the fairness of the Purchase Price as of any other date. Likewise, our Opinion is based on the factual circumstances, agreements, and terms, as they exist and are known to us at the date of our Opinion. It is understood that financial markets are subject to volatility, and our opinion does not purport to address potential developments in applicable financial markets.

Annex E-3

Revelstone Capital Acquisition Corp.
c/o Mr. Morgan Callagy
      Mr. Daniel Neukomm
File Reference: 34-36-63610
July 5, 2023

Our Opinion expressed herein has been prepared for the Board in connection with its consideration of the Transaction and may not be relied upon by any other person or entity or used for any other purpose. Our Opinion does not constitute a recommendation to the Board or the shareholders of the Company, the equity holders Set Jet or any other person or entity as to any action the Board, the shareholders of Company, the equity holders of Set Jet or any other person or entity should take, or omit to take, in connection with the Transaction or any aspect thereof. Our opinion does not address the merits of the Transaction or the underlying decision by the Board to engage in the Transaction or the relative merits of any alternatives that may be available to the Board, the Company and/or the shareholders of the Company. Our Opinion addresses only the Purchase Price and does not address any other aspect of the Transaction. Our Opinion does not represent any advice as to the fairness of any matters of management or director compensation or of any fees paid or expenses incurred, of any future funding or fund raising commitments, or any changes in the rights, privileges and preferences of the holders of the Company’s shares or any changes in the composition of the Company’s management and board of directors. Furthermore, our Opinion is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters.

Subject to the foregoing, and assuming that the MA, as executed, is the same as the Draft MA, it is our opinion that, as of the date hereof, the Purchase Price to be paid by RCAC for the Acquired Business as provided in the MA is fair to the Company from a financial point of view.

Very truly yours,

Marshall & Stevens Transaction Advisory Services
File No. 34-36-63610

Annex E-4

Exhibit 8

Set Jet, Inc.

Fairness Opinion

Discounted Cash Flow Analysis — Base Case

Valuation as of March 27, 2023

(in $ Thousands)

		Historical Historical	Forecast Projected	9.2 months Projected	Fiscal Year End as of December 31,
					Projected	Extended	Extended	Extended	Extended	Extended
		2022	2023	2023	2024	2025	2026	2027	2028	2029	Terminal

(1)	Net Revenue	12,897	22,432	17,146	50,668	82,335	117,327	143,726	160,973	173,851	180,805
	% Growth	36.0%	73.9%	73.9%	125.9%	62.5%	42.5%	22.5%	12.0%	8.0%	4.0%

(1)	Cost of Sales	15,682	21,645	16,545	32,548	52,077	72,908	87,672	96,439	103,383	105,782
	% of Net Revenue	121.6%	96.5%	96.5%	64.2%	63.3%	62.1%	61.0%	59.9%	59.5%	58.5%

	Gross Profit	(2,785)	787	602	18,119	30,258	44,419	56,054	64,534	70,468	75,024
	% of Net Revenue	-21.6%	3.5%	3.5%	35.8%	36.7%	37.9%	39.0%	40.1%	40.5%	41.5%

(1)	Total Operating Expenses (Excl. D&A)	3,514	8,630	6,597	12,055	15,068	18,082	21,337	23,385	24,882	25,678
	% of Net Revenue	27.2%	38.5%	38.5%	23.8%	18.3%	15.4%	14.8%	14.5%	14.3%	14.2%

	EBITDA	(6,299)	(7,843)	(5,995)	6,065	15,189	26,337	34,717	41,148	45,586	49,345
	% of Net Revenue	-48.8%	-35.0%	-35.0%	12.0%	18.4%	22.4%	24.2%	25.6%	26.2%	27.3%

(2)	Depreciation	115	240	183	290	676	963	1,180	1,322	1,428	1,655

	EBIT	(6,414)	(8,083)	(6,179)	5,775	14,513	25,374	33,537	39,827	44,158	47,690
	% of Net Revenue	-49.7%	-36.0%	-36.0%	11.4%	17.6%	21.6%	23.3%	24.7%	25.4%	26.4%

(3)	Income Tax Expense (@ 21.0%)			—	1,213	3,048	5,328	7,043	8,364	9,273	10,015

	Debt-Free Net Income			(6,179)	4,562	11,465	20,045	26,494	31,463	34,885	37,675
(2)	Add: Depreciation			183	290	676	963	1,180	1,322	1,428	1,655
(2)	Less: Capital Expenditures			(229)	(250)	(754)	(1,074)	(1,316)	(1,474)	(1,591)	(1,655)
(4)	Less: Decrease / (Increase) in Working Capital			—	—	—	—	—	—	—	—
	Net Cash Flow			(6,225)	4,602	11,388	19,934	26,359	31,311	34,721	37,675

	Discount Period (Mid-Year Convention)			0.38	1.26	2.26	3.26	4.26	5.26	6.26
(5)	Present Value Factor (@ 22.0%)			0.9268	0.7777	0.6375	0.5225	0.4283	0.3510	0.2877
	Present Value of Cash Flow			(5,769)	3,579	7,259	10,416	11,289	10,992	9,991
											Terminal Value
	Present Value of Cash Flows			47,756			Terminal Year Cash Flow				37,675
	Present Value of Terminal Value			60,227		(7)	Divided by: Capitalization Rate				0.18x
	Present Value of Total Cash Flows			107,984			Terminal Year Value				209,307
							Multiplied by: Present Value Factor				0.2877
(6)	Add: Present Value of NOLs			975			Present Value of Terminal Value				60,227
(7)	Add: Set Jet, Inc. Specific EV Adjustments						Implied Revenue Exit Multiple				1.16x
(8)	Add: Set Jet, Inc. Specific EV Adjustments						Implied EBITDA Exit Multiple				4.2x
	Indicated Enterprise Value (Control) (Rounded)			109,000
	Implied 2023 Revenue Multiple			4.86x		Discount Rate x Long-Term Growth Rate
	Implied 2023 EBITDA Multiple			NM		109,000	3.5%	4.0%	4.5%
						21.0%	115,800	117,700	119,800
						22.0%	107,300	109,000	110,700
						23.0%	99,800	101,200	102,600

____________

Notes:

(1)      FY23 and FY24 projections provided by Management. M&S extended projections FY25 through FY29.

(2)      Provided by Management and exteded by M&S. See Exhibit 12.

(3)      Based on the effective federal and state tax rate.

(4)      Estimations of working capital assumed to remain constant. See Exhibit 11.

(5)      See Exhibit 13.

(6)      See Exhibit 10.

(7)      Calculated as WACC — LTGR, where WACC = 22.00% and LTGR = 4.00% based on projected consumer price inflation, economic indicators and industry growth.

Annex E-5

Exhibit 18
Set Jet, Inc.
Fairness Opinion
Guideline Public Company — Market and Financial Data
Valuation as of March 27, 2023

(in $ Millions, except per share data)

Guideline Public Company Name	Ticker	52-Week High	52-Week Low	Average Daily Volume	Stock Price (as of 3/27/23)	Shares Outstanding	Market Capitalization	Add: Total Debt	Add: Preferred Stock	Add: Minority Interest	Total Invested Capital	Less: Cash	Enterprise Value
Airbnb, Inc.	ABNB	179.09	81.91	6.42	117.91	631.3	74,439.9	1,987.0	0.0	0.0	76,426.9	9,622.0	66,804.9
Azul S.A.	BOVESPA:AZUL4	5.00	1.28	11.66	2.16	347.7	752.6	1,815.2	0.0	0.0	2,567.8	131.6	2,436.2
Bombardier Inc.	TSX:BBD.B	51.82	13.36	0.44	48.34	95.0	4,594.6	5,980.0	347.0	0.0	10,921.6	1,291.0	9,630.6
Booking Holdings Inc.	BKNG	2,630.00	1,616.85	0.38	2,508.31	37.6	94,433.8	12,485.0	0.0	0.0	106,918.8	12,396.0	94,522.8
Hilton Worldwide Holdings Inc.	HLT	167.99	108.41	1.96	132.30	266.5	35,251.4	8,583.0	0.0	4.0	43,838.4	1,209.0	42,629.4
Jet2 plc	AIM:JET2	17.11	7.82	0.84	15.60	214.7	3,348.8	878.6	0.0	0.0	4,227.4	3,162.5	1,064.9
MakeMyTrip Limited	MMYT	34.68	21.36	0.32	23.78	105.3	2,503.4	202.6	0.0	2.3	2,708.4	477.5	2,230.9
Marriott Vacations Worldwide Corporation	VAC	165.85	110.08	0.41	127.55	37.2	4,739.9	4,940.0	0.0	2.0	9,681.9	524.0	9,157.9
Ryanair Holdings plc	ISE:RYA	16.99	10.87	1.90	15.40	1,138.7	17,537.3	5,138.6	0.0	0.0	22,675.9	4,329.3	18,346.6
Vail Resorts, Inc.	MTN	270.29	201.91	0.40	221.70	40.3	8,941.3	2,498.9	0.0	314.8	11,754.9	1,295.3	10,459.7
Wheels Up Experience Inc.	NYSE:UP	34.30	6.50	0.18	6.82	24.9	169.9	253.2	0.0	0.0	423.2	585.9	(162.7)
Guideline Public Company Name	Ticker	LFY Date	LTM Date	Revenue					EBITDA
				LFY	LTM	CY+1	CY+2	CY+3	LFY	LTM	CY+1	CY+2	CY+3
Airbnb, Inc.	ABNB	12/31/2022	12/31/2022	8,399.0	8,399.0	9,556.7	11,024.4	12,660.1	1,946.9	1,946.9	3,343.3	4,006.2	4,777.8
Azul S.A.	BOVESPA:AZUL4	12/31/2022	12/31/2022	3,016.7	3,016.7	3,679.4	4,029.1	4,515.2	117.7	117.7	964.4	1,148.9	1,395.2
Bombardier Inc.	TSX:BBD.B	12/31/2022	12/31/2022	6,913.0	6,913.0	7,762.4	8,231.9	8,862.9	608.0	608.0	1,160.3	1,360.8	1,590.4
Booking Holdings Inc.	BKNG	12/31/2022	12/31/2022	17,090.0	17,090.0	20,085.9	22,231.1	24,169.2	5,354.0	5,354.0	6,681.1	7,625.1	8,447.5
Hilton Worldwide Holdings Inc.	HLT	12/31/2022	12/31/2022	3,736.0	3,736.0	9,754.7	10,406.2	11,494.3	2,273.0	2,273.0	2,876.4	3,109.5	3,444.7
Jet2 plc	AIM:JET2	3/31/2022	12/31/2022	1,619.1	5,664.9	6,727.0	7,422.1	NA	(287.5)	597.0	737.7	810.3	NA
MakeMyTrip Limited	MMYT	3/31/2022	12/31/2022	303.9	303.9	773.1	888.7	NA	(11.4)	(11.4)	64.4	108.6	NA
Marriott Vacations Worldwide Corporation	VAC	12/31/2022	12/31/2022	3,289.0	3,289.0	4,930.6	5,182.2	5,548.4	929.0	929.0	973.6	1,037.4	1,139.2
Ryanair Holdings plc	ISE:RYA	3/31/2022	12/31/2022	5,333.1	10,798.7	13,010.4	14,461.9	14,811.6	361.4	2,453.1	2,765.5	3,226.7	3,577.1
Vail Resorts, Inc.	MTN	7/31/2022	1/31/2023	2,525.9	2,825.0	3,031.1	3,223.0	NA	831.9	835.2	916.4	971.6	NA
Wheels Up Experience Inc.	NYSE:UP	12/31/2022	12/31/2022	1,579.8	1,579.8	1,567.9	1,742.8	1,971.3	(310.8)	(310.8)	(122.7)	(23.3)	44.2

____________

Notes:

Source: Capital IQ.

Annex E-6

Exhibit 19
Set Jet, Inc.
Fairness Opinion
Guideline Public Company — Multiple Analysis
Valuation as of March 27, 2023

(in $ Millions, except per share data)

			Revenue				Selected Size Discount/Premium	Revenue (Size-Adjusted)
Segment	Guideline Public Company Name	Ticker	LTM	CY+1	CY+2	CY+3		LTM	CY+1	CY+2	CY+3
Online Travel	Airbnb, Inc.	ABNB	7.95x	6.99x	6.06x	5.28x	-51.0%	3.90x	3.43x	2.97x	2.59x
Airline	Azul S.A.	BOVESPA:AZUL4	0.81x	0.66x	0.60x	0.54x	-7.0%	0.75x	0.62x	0.56x	0.50x
Aircraft Manufacturing	Bombardier Inc.	TSX: BBD.B	1.39x	1.24x	1.17x	1.09x	-15.0%	1.18x	1.05x	0.99x	0.92x
Online Travel	Booking Holdings Inc.	BKNG	5.53x	4.71x	4.25x	3.91x	-50.0%	2.77x	2.35x	2.13x	1.96x
High-End Travel Membership	Hilton Worldwide Holdings Inc.	HLT	11.41x	4.37x	4.10x	3.71x	-39.0%	6.96x	2.67x	2.50x	2.26x
Airline	Jet2 plc	AIM:JET2	0.19x	0.16x	0.14x	NA	-21.0%	0.15x	0.13x	0.11x	NA
Online Travel	MakeMyTrip Limited	MMYT	7.34x	2.89x	2.51x	NA	-22.0%	5.73x	2.25x	1.96x	NA
High-End Travel Membership	Marriott Vacations Worldwide Corporation	VAC	2.78x	1.86x	1.77x	1.65x	-17.0%	2.31x	1.54x	1.47x	1.37x
Airline	Ryanair Holdings plc	ISE:RYA	1.70x	1.41x	1.27x	1.24x	-34.0%	1.12x	0.93x	0.84x	0.82x
High-End Travel Membership	Vail Resorts, Inc.	MTN	3.70x	3.45x	3.25x	NA	-27.0%	2.70x	2.52x	2.37x	NA
Private Aviation	Wheels Up Experience Inc.	NYSE:UP	NM	NM	NM	NM	0.0%	NA	NA	NA	NA

Min			0.19x	0.16x	0.14x	0.54x	-51.0%	0.15x	0.13x	0.11x	0.50x
25th Percentile			1.47x	1.28x	1.19x	1.16x	-36.5%	1.14x	0.96x	0.88x	0.87x
Median			3.24x	2.37x	2.14x	1.65x	-22.0%	2.51x	1.90x	1.71x	1.37x
Average			4.28x	2.77x	2.51x	2.49x	-25.7%	2.76x	1.75x	1.59x	1.49x
75th Percentile			6.89x	4.14x	3.88x	3.81x	-16.0%	3.61x	2.48x	2.31x	2.11x
Max			11.41x	6.99x	6.06x	5.28x	0.0%	6.96x	3.43x	2.97x	2.59x
			EBITDA				Selected Size Discount/Premium	EBITDA (Size-Adjusted)
Segment	Guideline Public Company Name	Ticker	LTM	CY+1	CY+2	CY+3		LTM	CY+1	CY+2	CY+3
Online Travel	Airbnb, Inc.	ABNB	34.3x	20.0x	16.7x	14.0x	-51.0%	16.81x	9.79x	8.17x	6.85x
Airline	Azul S.A.	BOVESPA:AZUL4	20.7x	2.5x	2.1x	1.7x	-7.0%	19.25x	2.35x	1.97x	1.62x
Aircraft Manufacturing	Bombardier Inc.	TSX: BBD.B	15.8x	8.3x	7.1x	6.1x	-15.0%	13.46x	7.05x	6.02x	5.15x
Online Travel	Booking Holdings Inc.	BKNG	17.7x	14.1x	12.4x	11.2x	-50.0%	8.83x	7.07x	6.20x	5.59x
High-End Travel Membership	Hilton Worldwide Holdings Inc.	HLT	18.8x	14.8x	13.7x	12.4x	-39.0%	11.44x	9.04x	8.36x	7.55x
Airline	Jet2 plc	AIM:JET2	1.8x	1.4x	1.3x	NA	-21.0%	1.41x	1.14x	1.04x	NA
Online Travel	MakeMyTrip Limited	MMYT	NM	34.7x	20.5x	NA	-22.0%	NA	27.04x	16.02x	NA
High-End Travel Membership	Marriott Vacations Worldwide Corporation	VAC	9.9x	9.4x	8.8x	8.0x	-17.0%	8.18x	7.81x	7.33x	6.67x
Airline	Ryanair Holdings plc	ISE:RYA	7.5x	6.6x	5.7x	5.1x	-34.0%	4.94x	4.38x	3.75x	3.39x
High-End Travel Membership	Vail Resorts, Inc.	MTN	12.5x	11.4x	10.8x	NA	-27.0%	9.14x	8.33x	7.86x	NA
Private Aviation	Wheels Up Experience Inc.	NYSE:UP	NM	NM	NM	NM	0.0%	NA	NA	NA	NA

Min			1.78x	1.44x	1.31x	1.75x	-51.0%	1.41x	1.14x	1.04x	1.62x
25th Percentile			9.86x	7.05x	6.03x	5.59x	-36.5%	8.18x	5.05x	4.32x	4.27x
Median			15.84x	10.41x	9.80x	8.04x	-22.0%	9.14x	7.44x	6.76x	5.59x
Average			15.43x	12.33x	9.91x	8.36x	-25.7%	10.38x	8.40x	6.67x	5.26x
75th Percentile			18.75x	14.65x	13.38x	11.78x	-16.0%	13.46x	8.86x	8.09x	6.76x
Max			34.31x	34.67x	20.54x	13.98x	0.0%	19.25x	27.04x	16.02x	7.55x

____________

Notes:

Source: Capital IQ.

Annex E-7

Exhibit 20

Set Jet, Inc.

Fairness Opinion

Market Approach: Guideline Public Company Method

Valuation as of March 27, 2023

(in $ Thousands)

	EV/Revenue			EV/EBITDA
	Projected	Projected	Projected	Projected	Projected
	12/31/2023	12/31/2024	12/31/2025	12/31/2024	12/31/2025
(1) Summary of GPC Multiples (Size-Adjusted):
Airbnb, Inc.	3.43x	2.97x	2.59x	8.2x	6.9x
Azul S.A.	0.62x	0.56x	0.50x	2.0x	1.6x
Bombardier Inc.	1.05x	0.99x	0.92x	6.0x	5.1x
Booking Holdings Inc.	2.35x	2.13x	1.96x	6.2x	5.6x
Hilton Worldwide Holdings Inc.	2.67x	2.50x	2.26x	8.4x	7.5x
Jet2 plc	0.14x	0.13x	NA	1.2x	NA
MakeMyTrip Limited	2.25x	1.96x	NA	16.0x	NA
Marriott Vacations Worldwide Corporation	1.54x	1.47x	1.37x	7.3x	6.7x
Ryanair Holdings plc	0.93x	0.84x	0.82x	3.8x	3.4x
Vail Resorts, Inc.	2.52x	2.37x	NA	7.9x	NA
Wheels Up Experience Inc.	NA	NA	NA	NA	NA

Min	0.14x	0.13x	0.50x	1.19x	1.62x
25th Percentile	0.96x	0.88x	0.87x	4.32x	4.27x
Median	1.90x	1.71x	1.37x	6.76x	5.59x
Average	1.75x	1.59x	1.49x	6.69x	5.26x
75th Percentile	2.48x	2.31x	2.11x	8.09x	6.76x
Max	3.43x	2.97x	2.59x	16.02x	7.55x
		Revenue			EBITDA
		Projected	Projected	Projected	Projected	Projected
Indicated Enterprise Value Calculation:		12/31/2023	12/31/2024	12/31/2025	12/31/2024	12/31/2025

(2) Set Jet, Inc. – Revenue/EBITDA		22,432	50,668	82,335	6,065	15,189

Selected Multiples – Low		2.70x	2.30x	1.80x	9.0x	7.0x
(3) Selected Multiples – Mid		3.00x	2.50x	2.00x	10.0x	8.0x
Selected Multiples – High		3.30x	2.80x	2.20x	11.0x	9.0x

(4) Weights		16.7%	16.7%	16.7%	25.0%	25.0%

Indicated Enterprise Value (Marketable, Minority)	Weighted
Enterprise Value – Low (Rounded)	94,400	60,565	116,536	148,203	54,581	106,324
Enterprise Value – Mid (Rounded)	105,300	67,295	126,669	164,670	60,646	121,514
Enterprise Value – High (Rounded)	117,000	74,024	141,870	181,137	66,710	136,703

____________

Notes:

(1)      See Exhibit 19.

(2)      See Exhibit 6 and Exhibit 8.

(3)      Selected multiples are based on comparative historical and projected performance of the Subject Company compared to that of GPCs’. See Exhibit 14 to Exhibit 17.

(4)      Revenue and EBITDA multiple considered equally meaningful.
Annex E-8

Exhibit 21
Set Jet, Inc.
Fairness Opinion
Market Approach: Transaction (M&A) Method
Valuation as of March 27, 2023

(in $ Millions)

(1)	Segment	Close Date	Buyer	Target	Enterprise Value (EV)	Target LTM Revenue	Target LTM EBITDA	Target NTM Revenue	Target 1-Yr Revenue Growth	Target LTM EBITDA Margin	EV/ Revenue	EV/ EBITDA	Equity Premium 1 Week	Equity Premium 1 Month
	Travel Services	6/30/2022	Plusgrade LP	Points.com Inc.	268.2	432.4	5.9	461.3	6.7%	1.4%	0.62x	45.6x	50.0%	54.8%
	Private Aviation	4/1/2022	Wheels Up Experience Inc.	Air Partner plc (nka:Air Partner Limited)	91.7	102.4	12.8	103.8	1.4%	12.5%	0.90x	7.2x	44.5%	50.6%
	Aircraft Servicing	6/1/2021	Cascade Investment, L.L.C.; Global Infrastructure Management, LLC; Blackstone Infrastructure Advisors L.L.C.; Blackstone Core Equity Management Associates L.L.C.; Global Infrastructure Partners IV	Signature Aviation plc (nka:Signature Aviation Limited)	7,084.5	1,413.9	344.6	1,778.5	25.8%	24.4%	5.01x	20.6x	NM	2.8%
	Private Aviation	1/5/2021	Wheels Up Experience Inc.	Mountain Aviation, Inc.	55.2	100.9	NA	NA	NA	NA	0.55x	NA	NM	NM
	Travel Services	10/30/2020	Corporate Travel Management Limited	Travel and Transport, Inc.	209.9	206.0	NA	NA	NA	NA	1.02x	NA	NM	NM
	Private Aviation	12/11/2019	Onex Corporation	WestJet Airlines Ltd.	3,513.0	3,558.5	510.6	3,901.6	9.6%	14.3%	0.99x	6.9x	64.5%	57.5%
	Private Aviation	5/31/2019	Wheels Up Experience Inc.	Travel Management Company, LTD.	29.8	30.4	NA	NA	NA	NA	0.98x	NA	NM	NM
	Travel Services	5/15/2019	MGG Investment Group LP	VEGAS.com, LLC	45.0	69.1	8.5	NA	NA	12.4%	0.65x	5.3x	NM	NM
	Travel Services	12/12/2018	DiamondRock Hospitality Company	Cavallo Point LLC	152.0	NA	NA	NA	NA	NA	NA	12.8x	NM	NM
	Private Aviation	11/9/2018	Air Transport Services Group, Inc.	Omni Air International, LLC	845.0	NA	NA	NA	NA	NA	5.80x	NA	NM	NM
	Travel Services	9/1/2018	Marriott Vacations Worldwide Corporation	ILG, Inc. (nka: ILG, Inc.)	5,300.8	1,503.0	295.0	1,842.3	22.6%	19.6%	3.53x	NM	13.5%	18.7%

				Min		30.4	5.9	103.8	1.4%	1.4%	0.55x	5.3x	13.5%	2.8%
				25th Percentile		100.9	9.6	461.3	6.7%	12.4%	0.71x	7.0x	36.8%	18.7%
				Median		206.0	153.9	1,778.5	9.6%	13.4%	0.98x	10.0x	47.2%	50.6%
				Average		824.1	196.2	1,617.5	13.2%	14.1%	2.00x	16.4x	43.1%	36.9%
				75th Percentile		1,413.9	332.2	1,842.3	22.6%	18.3%	2.90x	18.6x	53.6%	54.8%
				Max		3,558.5	510.6	3,901.6	25.8%	24.4%	5.80x	45.6x	64.5%	57.5%

			(2)	Set Jet, Inc.LTM Financial Metrics		12.9	(6.3)	50.7	1.3	(0.5)	EV/Revenue		EV/EBITDA
											Projected	Projected	Projected	Projected
											12/31/2023	12/31/2024	12/31/2024	12/31/2025
				Set Jet, Inc.Financial Metrics							22,432	50,668	6,065	15,189

			(3)	Selected Multiples – Low							5.00x	2.75x	16.75x	14.75x
			(3)	Selected Multiples – Mid							5.50x	3.00x	18.50x	16.50x
			(3)	Selected Multiples – High							6.00x	3.25x	20.25x	18.25x

			(4)	Weights							25.0%	25.0%	25.0%	25.0%

				Indicated Enterprise Value (Control)						Weighted
				Indicated Enterprise Value (Control) - Low						144,300	112,158	139,336	101,582	224,041
				Indicated Enterprise Value (Control) - Mid						159,500	123,374	152,003	112,195	250,622
				Indicated Enterprise Value (Control) - High						174,800	134,590	164,670	122,808	277,203

				Discount Period (End-Year Convention)							0.76	1.76	1.76	2.76
				Present Value Factor (@ 22.0%)							0.8590	0.7041	0.7041	0.5771

				Enterprise Value (Control) - Low						98,800	96,343	98,105	71,523	129,299
				Enterprise Value (Control) - Mid						109,200	105,977	107,024	78,995	144,640
				Enterprise Value (Control) - High						119,500	115,611	115,943	86,468	159,980

____________

Notes:

(1)         Source: Capital IQ

Screening Criteria:

1) All Transactions Closed Date: [2/10/2018-2/10/2023]

2) Transaction Types: Merger/Acquisition

3) Percent Sought (%): is greater than 80

4) Geographic Locations (Target/Issuer): Europe OR United States and Canada

5) SIC Codes (Target/Issuer): 4512 Air Transportation, Scheduled OR 4511 Air transportation, certificated carriers OR 4520 Air Transportation, Nonscheduled

OR Business Description (Target/Issuer): Keyword: charter services OR charter airplane OR charter aircraft OR private jet OR private plane OR private aircraft

OR Industry Classifications (Target/Issuer): Apparel, Accessories and Luxury Goods (Primary) OR Travel Agencies (Primary) OR Online Travel Agencies (Primary) OR Online Hotel Booking Services (Primary)

OR Online Transportation Booking Services (Primary)

(2)         See Exhibit 5 to Exhibit 8 for Set Jet, Inc. indications.

(3)         EBITDA multiples selected based on average and 75th percentile of GPC’s rounded to the nearest half. Revenue multiples based on max and 75th percentile of GPC’s rounded to the nearest whole number.

(4)         Revenue and EBITDa multiples considered equally meaningful.

Annex E-9

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Our Amended and Restated Certificate of Incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our Amended Charter provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our Amended Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Amended Charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Amended Charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Amended Charter also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Amended Charter will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which will be conferred by our Amended Charter is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Amended Charter or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Amended Charter may have or hereafter acquire under law, our Amended Charter, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Amended Charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Amended Charter also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Amended Charter.

Our current bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our Amended Charter. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors, a form that was filed as Exhibit 10.7 of our Registration Statement on Form S-1, filed with the SEC on November 24, 2021. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules.

(a)     The following exhibits are filed as part of this Registration Statement:

Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibit Number	File Date
2.1	Amended and Restated Merger Agreement, dated as of July 17, 2023 and as amended and restated on August 16, 2023, by and among Revelstone Capital Acquisition Corp., Revelstone Capital Merger Sub, Inc., Set Jet, Inc., and Thomas P. Smith (Included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).	8-K	001-41178	2.1	August 17, 2023
3.1	Second Amended and Restated Certificate of Incorporation of Revelstone Capital Acquisition Corp.	8-K	001-41178	3.1	December 22, 2021
3.2	Bylaws of Revelstone Capital Acquisition Corp.	S-1/A	333-261352	3.5	November 24, 2021
3.3	Form of Third Amended and Restated Certificate of Incorporation (Included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement).
3.4	Form of Amended and Restated Bylaws (Included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement).

Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibit Number	File Date
4.1	Specimen Common Stock Certificate.	S-1/A	333-261352	4.2	November 24, 2021
4.2**	Specimen Common Stock Certificate of the Combined Company.
5.1+	Opinion of Loeb & Loeb LLP as to the validity of the shares of Common Stock of Revelstone
8.1+	Tax Opinion of Snell & Wilmer LLP
10.1	Letter Agreement, dated December 16, 2021, among Revelstone, American Opportunity Ventures LLC, and Kingswood.	8-K	001-41178	10.2	December 22, 2021
10.2	Investment Management Trust Agreement, dated December 16, 2021, by and between Continental Stock Transfer & Trust Company and Revelstone Capital Acquisition Corp.	8-K	001-41178	10.3	December 22, 2021
10.3	Registration Rights Agreement, dated December 16, 2021, by and between Revelstone Capital Acquisition Corp. and Initial Stockholders.	8-K	001-41178	10.1	December 22, 2021
10.4	Form of Indemnity Agreement by and among Revelstone Capital Acquisition Corp. and the directors and officers of the Registrant	S-1	333-261352	10.7	November 24, 2021
10.5.1	Private Warrant Purchase Agreement, dated December 16, 2021, by and between the Company and the Sponsor.	8-K	001-41178	10.5	December 22, 2021
10.5.2	Private Warrant Purchase Agreement, dated December 16, 2021, by and between the Company and Roth Capital Partners, LLC.	8-K	001-41178	10.5	December 22, 2021
10.15	Company Support Agreement by and among Revelstone Capital Acquisition Corp., Set Jet, Inc., and certain stockholders of Set Jet, Inc., dated July 17, 2023	8-K	001-41178	10.2	July 21, 2023
10.16	Parent Support Agreement by and among Revelstone Capital LLC, Revelstone Capital Acquisition Corp., and Set Jet, Inc., dated July 17, 2023	8-K	001-41178	10.1	July 21 2023
10.17**	Form of Amended and Restated Registration Rights Agreement
10.18***	Revolving Line of Credit Promissory Note, by and between Set Jet, Inc. and Fortress Financial, LLC dated February 22, 2023.
10.19***	First Amendment, dated April 12, 2023, to Revolving Line of Credit Promissory Note, by and between Set Jet, Inc. and Fortress Financial, LLC dated February 22, 2023
10.20***	Secured Promissory Note, by and between Set Jet, Inc. and Fortress Financial, LLC dated February 22, 2023.
10.21***	Promissory Note, by and between Set Jet, Inc. and Barbara Levin Rothe, dated January 21, 2022.
10.22***	First Amendment, dated April 20, 2022, to Promissory Note, by and between Set Jet, Inc. and Barbara Levin Rothe, dated January 21, 2022.
10.23***	Promissory Note, by and between Set Jet, Inc. and Blue Sky Services, dated February 24, 2022.

Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibit Number	File Date
10.24***	Forbearance Agreement, by and between Set Jet, Inc. and Blue Sky Services, dated February 22, 2023.
10.25***	Convertible Promissory Note, by and between Set Jet, Inc. and SJ Fund, LLC, dated September 21, 2022.
10.26***	First Amendment, dated September 27, 2023, to Convertible Promissory Note, by and between Set Jet, Inc. and SJ Fund, LLC, dated September 21, 2022.
10.27***	Security Agreement, by and between Set Jet, Inc. and SJ Fund, LLC, dated September 21, 2022.
10.28***	Demand Promissory Note, by and between Set Jet, Inc. and Aspen Property Acquisition and Management, Inc. dated December 19, 2022.
10.29***	Stockholder Agreement, by and among Set Jet, Inc. and certain stockholders of the Set Jet, Inc., dated May 17, 2022.
10.30†***	Set Jet, Inc. 2022 Stock Incentive Plan.
10.31†***	Form of Restricted Stock Unit Grant under Set Jet, Inc. 2022 Stock Incentive Plan.
10.32†***	Form of Non-Qualified Stock Option Grant under Set Jet, Inc. 2022 Stock Incentive Plan.
10.33†***	Form of Incentive Stock Option Grant under Set Jet, Inc. 2022 Stock Incentive Plan.
10.34†***	Form of Employment Agreement, by and between Set Jet, Inc. and Thomas P. Smith.
10.35†***	Form of Employment Agreement, by and between Set Jet, Inc. and William R. Smith, III.
10.36†***	Form of Employment Agreement, by and between Set Jet, Inc. and James A. Barnes.
10.37†	Form of Set Jet 2023 Omnibus Equity Incentive Plan (Included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement).
10.38+	Office Lease, by and between Indigo Pearl LLC and Set Jet, Inc. (formerly, Set Jet, LLC), dated December 15, 2020
10.39+	Amendment to Lease Agreement dated December 15, 2020, by and between Indigo Pearl, LLC and Set Jet, Inc. (formerly, Set Jet, LLC), dated December 30, 2020
10.40+	Second Amendment to Office Lease Agreement dated December 15, 2020, by and between Set Jet, Inc. (formerly, Set Jet, LLC) and Indigo Pearl, LLC, dated April 30, 2022
10.41+*	Select Services Agreement, by and between Sierra Delta Romeo LLC and Set Jet, Inc. (formerly, Set Jet, LLC), dated August [•], 2021
10.42+*	Amended Aircraft Charter Agreement, by and between Scottsdale Jet Charter, LLC and Set Jet, Inc. (formerly, Set Jet, LLC), dated August 30, 2021

Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibit Number	File Date
10.43+*	Select Services Agreement, by and among N602SJ, LLC, David Jacofsky and Set Jet, Inc. (formerly, Set Jet, LLC), dated August [•], 2021
10.44+	Subordination of Promissory Note and Deed of Trust Agreement, by Fortress Financial, LLC, Set Jet, Inc. and Barbara Levine Rothe, dated February 22, 2023
10.45+	Subordination of Promissory Note and Deed of Trust Agreement, by Fortress Financial, LLC, Set Jet, Inc. and Aspen Property Acquisition and Management, Inc., dated February 22, 2023
10.46+	Warrant to Purchase Stock, dated February 22, 2023, by Set Jet, Inc. to Clear Water Air, LLC
10.47+	Warrant to Purchase Stock, dated December 22, 2022, by Set Jet, Inc. to JETT Family Trust
21.1+	List of Subsidiaries.
23.1+	Consent of Marcum LLP, independent registered public accounting firm of Revelstone Capital Acquisition Corp.
23.2+	Consent of dbbmckennon, independent registered public accounting firm of Set Jet, Inc.
23.3+	Consent of Loeb & Loeb LLP (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).
23.4***	Consent of Marshall & Stevens
24.1	Power of Attorney (contained on signature page to the registration statement).
99.1+	Form of Proxy Card.
101.INS	XBRL Instance Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
107***	Filing Fees Exhibit

The annexes, schedules, and certain exhibits to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Revelstone Capital Acquisition Corp. hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

____________

+        Filed herewith.

*        Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

**      To be filed by amendment.

***    Previously filed.

†        Indicates a management contract or compensatory plan.

Item 22. Undertakings.

(a)     The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form. (7) The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on October 23rd, 2023.

REVELSTONE CAPITAL ACQUISITION CORP.
/s/ Morgan Callagy
Morgan Callagy Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Morgan Callagy and Daniel Neukomm and each of them acting singly, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Daniel Neukomm	Co-Chief Executive Officer	October 23, 2023
Daniel Neukomm	(Principal Executive Officer)
/s/ Morgan Callagy	Co-Chief Executive Officer	October 23, 2023
Morgan Callagy	(Principal Financial and Accounting Officer)
/s/ Jason White	Director	October 23, 2023
Jason White
/s/ Margaret McDonald	Director	October 23, 2023
Margaret McDonald
/s/ Jeff Rosenthal	Director	October 23, 2023
Jeff Rosenthal